As filed with the Securities and Exchange Commission on August
1
9
, 2021
Registration No. 333-257726

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GORES METROPOULOS II, INC.
(Exact Name of Registrant as Specified in its Certificate of Incorporation)

Delaware	6770	85-2097088
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
6260 Lookout Road
Boulder, CO 80301
(303)
531-3100
(Address, including Zip code, and Telephone Number, including Area Code, of Principal Executive Offices)
Dean Metropoulos
Chairman
200 Greenwich Avenue
Greenwich, CT 06830
Telephone:
(203) 629-6644
Facsimile:
(203) 629-6660
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:

James R. Griffin, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 (214) 746-7779	Kyle C. Krpata, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3093
Mark B. Baudler
Andrew D. Hoffman
Christina L. Poulsen
Jonathan Chan
Wilson Sonsini Goodrich &
Rosati
Professional Corporation
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
(415)
947-2000
Sanjay Banker Ritesh Patel Phil Rothenberg Sonder Holdings Inc. 101 15th Street San Francisco, CA 94103
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be issued in the Business Combination	243,768,315 (1)(3)	N/A	$2,409,649,793.78 (4)	$262,892.79 (6)
Post-Combination Company Special Voting Common Stock to be issued in the Business Combination	39,053,307 (2)(3)	N/A	$39.05 (5)	$0.00 (7)
Total				$262,892.79 (8)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)
Represents the estimated maximum number of shares of common stock, par value $0.000001 per share (“
Common Stock
”), of the Company following the Business Combination (as defined herein) (such Company, the “
Post-Combination Company
”) to be issued to the holders of Sonder Common Stock (as defined herein) immediately prior to the effective time of the First Merger (as defined herein) upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee, and is based on an amount equal to the sum of
: (a) (i) $2,176,603,000,
divided by
(ii) $10.00; and (b) 14,500,000 shares of Common Stock that may be issued as contingent consideration in the Business Combination pursuant to the Merger Agreement.

(2)
Represents the estimated maximum number of shares of Post-Combination Company Special Voting Common Stock, par value $0.000001 per share (“
Post-Combination Company Special Voting Common Stock
”), of the Post-Combination Company to be issued to holders of existing shares of Sonder Special Voting Common Stock (as defined herein) upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee, and is based on an amount equal to the product of (a) 22,017,113, the maximum number of shares of Sonder Special Voting Common Stock that could be outstanding immediately prior to the effective time of the First Merger, multiplied by
(b) 1.68930507853591, the Estimated Exchange Rate (as defined herein) for the purposes of calculating the maximum number of Post-Combination Company Special Voting Common Stock to be issued in connection with the Business Combination.

(3)
Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) $9.885 (the average of the high and low prices of Public Shares as reported on Nasdaq on June 28, 2021)
multiplied by
(ii) 243,768,315 shares of Common Stock to be registered.

(5)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) $0.000001 (the book value of each share of Post-Combination-Company Special Voting Common Stock)
multiplied by
(ii) 39,053,307 shares of Post-Combination Company Special Voting Common Stock to be registered.

(6)
Computed in accordance with Rule 457(f) under the Securities Act to be $262,892.79, which is equal to 0.0001091 multiplied by
the proposed maximum aggregate offering price of shares of Common Stock of $2,409,649,793.78.

(7)
Computed in accordance with Rule 457(f) under the Securities Act to be $0.00, which is equal to 0.0001091 multiplied by
the proposed maximum aggregate offering price of shares of Post-Combination Company Special Voting Common Stock of $39.05.

(8)	Previously paid in connection with the initial filing of this Registration Statement.

EXPLANATORY NOTE
This proxy statement/prospectus/consent solicitation statement relates to an Agreement and Plan of Merger, dated April 29, 2021 (as it may be amended from time to time, the “
Merger Agreement
”), by and among Gores Metropoulos II, Inc., a Delaware corporation (“
we
”, “
us
”, “
our”,
or
the
“
Company
”), Sunshine Merger Sub I, Inc., a Delaware corporation (“
First Merger Sub”
) and a direct, wholly-owned subsidiary of the Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”) and Sonder Holdings Inc., a Delaware corporation (“
Sonder
”), a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as
Annex A
.
Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	at the closing of the Business Combination, First Merger Sub will merge with and into Sonder, with Sonder continuing as the Surviving Corporation (the “ First Merger ”);

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity (the “
Second Merger
” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”) and a wholly-owned subsidiary of the Company after the Business Combination (the “
Post-Combination Company
”);

•
in connection with the Business Combination, we will adopt the proposed Amended and Restated Certificate of Incorporation (the “
Amended and Restated Certificate of Incorporation
”), a form of which is attached to this proxy statement/prospectus/consent solicitation statement as
Annex B
, to provide for, among other things, the authorization of our Common Stock, par value $0.000001 per share (the “
Common Stock
”) and Special Voting Common Stock, par value $0.000001 per share (the “
Post-Combination Company Special Voting Common Stock
”), to be issued in connection with the Business Combination;

•
in connection with the Business Combination, the holders of Sonder’s (a) Common Stock, par value $0.000001 per share (“
Sonder Common Stock”
), (b) (i) Series
Seed-1
Preferred Stock, (ii) Series
Seed-1A
Preferred Stock, (iii) Series
Seed-2
Preferred Stock, (iv) Series
Seed-2A
Preferred Stock, (v) Series
Seed-3
Preferred Stock, (vi) Series
Seed-3A
Preferred Stock, (vii) Series A Preferred Stock, (viii) Series
A-1
Preferred Stock, (ix) Series B Preferred Stock, (x) Series
B-1
Preferred Stock, (xi) Series C Preferred Stock,
(xii) Series C-1
Preferred Stock, (xiii) Series D Preferred Stock, (xiv) Series
D-1
Preferred Stock and (xv) Series E Preferred Stock, in each case, par value $0.000001 per share (collectively, such classes referred to in clause (b), the “
Sonder Preferred Stock
”), and (c) (i) Special Voting Series AA Common Stock (the “
Sonder Special Voting Common Stock
”), (ii) Special Voting Series
Seed-1
Stock, (iii) Special Voting Series
Seed-2
Stock, (iv) Special Voting Series
Seed-3
Stock, (v) Special Voting Series A Stock, (vi) Special Voting Series B Stock, (vii) Special Voting Series C Stock, (viii) Special Voting Series D Stock and (ix) Special Voting Series E Stock, in each case, par value $0.000001 per share (collectively, such classes and series referred to in clauses “(a),” “(b)” and “(c),” the “
Sonder Stock
”), will receive in exchange for their Sonder Stock, (x) with respect to Sonder Common Stock (following the conversion of each issued and outstanding share of Sonder Preferred Stock and the convertible promissory notes issued by Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended (the “
Sonder Convertible Notes
”), into shares of Sonder Common Stock prior to the effective time of the First Merger) a number of shares of our newly issued Common Stock equal to the Per Share Sonder Common Stock Consideration (as defined below) and (y) with respect to Sonder Special Voting Common Stock, a number of shares of our newly issued Post-Combination Company Special Voting Common Stock equal to (i) the number of shares of Post-Combination Company Special Voting Common Stock multiplied by (ii) the ratio equal to the number of shares of Common Stock issuable with respect to each share of Sonder Common Stock in accordance with the Per Share Sonder Common Stock Consideration (as defined below);

•
“
Per Share Sonder Common Stock Consideration
” means, with respect to each share of Sonder Common Stock, (a) a number of shares of Common Stock (deemed to have a value of $10.00 per share), equal to the result of (i) $2,176,603,000, divided by
(ii) $10.00,
divided by
(b) the Sonder Stock Adjusted Fully Diluted Shares (as defined below);

•
“
Sonder Stock Adjusted Fully Diluted Shares
” means the sum of, without duplication (a) the aggregate number of shares of Sonder Common Stock issued and outstanding as of immediately prior to the effective time of the First Merger (assuming the conversion of all Sonder Preferred Stock prior to Closing), plus
(b) the aggregate number of shares of Sonder Common Stock reserved for issuance upon the exchange of all Series AA Common Exchangeable Preferred Shares (the “
Sonder Canada Exchangeable Common Shares
”) of Sonder Canada Inc., a corporation existing under the laws of the province of Québec (“
Sonder Canada
”), issued and outstanding as of immediately prior to the effective time of the First Merger (assuming the conversion of all shares of Sonder Canada’s (i) Series
Seed-1
Exchangeable Preferred Shares, (ii) Series
Seed-2
Exchangeable Preferred Shares, (iii) Series
Seed-3
Exchangeable Preferred Shares, (iv) Series A Exchangeable Preferred Shares, (v) Series B Exchangeable Preferred Shares, (vi) Series C Exchangeable Preferred Shares, (vii) Series D Exchangeable Preferred Shares and (viii) Series E Exchangeable Preferred Shares prior to Closing), plus
(c) the aggregate number of shares of Sonder Common Stock issuable upon exercise or settlement of all options to purchase Sonder Common Stock granted pursuant to (i) Sonder’s 2019 Equity Incentive Plan, as amended from time to time, and (ii) Sonder’s Stock Option Plan dated February 25, 2015, as amended and restated on February 24, 2016, March 14, 2017, March 9, 2018, September 26, 2018, May 5, 2019, November 15, 2019 and December 20, 2019 (the “
Sonder Stock Options
”), whether vested or unvested, outstanding as of immediately prior to the effective time of the First Merger (assuming for the purposes of this definition that all such Sonder Stock Options are fully vested and exercised on a net exercise basis based on the Per Share Sonder Common Stock Consideration), plus
(d) the aggregate number of shares of Sonder Common Stock issuable upon exercise or settlement of all warrants to purchase shares of Sonder Stock (the “
Sonder Warrants
”) outstanding as of immediately prior to the effective time of the First Merger (assuming for the purposes of this definition that all such Sonder Warrants are exercised on a net exercise basis based on the Per Share Sonder Common Stock Consideration), plus
(e) the aggregate number of shares of Sonder Common Stock issuable upon conversion of all of the Sonder Convertible Notes, to the extent issued and outstanding as of immediately prior to the effective time of the First Merger;

•
in connection with the Business Combination, each share of Sonder Canada Exchangeable Common Shares will be exchanged into a new series of the same class of virtually identical Sonder Canada Exchangeable Common Shares (the “
Post-Combination Canada Exchangeable Common Shares
”) exchangeable for Common Stock upon the completion of the First Merger;

•
at the closing of the Business Combination, the Company, Sponsor, Randall Bort, Michael Cramer, Joseph Gatto and certain Sonder Stockholders (the “
Registration Rights Holders
”) will enter into a registration rights agreement (the “
Registration Rights Agreement
”), pursuant to which, (a) any (i) outstanding share of Common Stock or any Private Placement Warrants, (ii) shares of Class F Stock reclassified into Common Stock and shares of Common Stock issued or issuable upon exercise of the Private Placement Warrants, and (iii) shares of Common Stock issued as earn out shares from the Post-Combination Company, issuable in Common Stock in accordance with the terms provided in the Merger Agreement (the “
Earn Out Shares
”) or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights; and

•
following the closing of the Business Combination, the foregoing consideration to be paid to the Sonder equityholders may be further increased by amounts payable in respect of Earn Out Shares, of up to an aggregate of 14,500,000 shares of Common Stock.

The aggregate merger consideration to be paid in connection with the Business Combination (excluding any Earn Out Shares) is expected to be approximately 217,660,300 shares of the Post-Combination Company’s Common Stock with an implied value (based on an assumed value of $10.00 per share) equal to approximately $2,176,603,000. However, certain of these shares of Common Stock will be reserved for issuance upon (a) the exercise of Rollover Options and (b) the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to shares of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination. Holders of Sonder Stock Options will not receive their portion of the 217,660,300 shares of Post-Combination Company’s Common Stock issued as consideration in the Business Combination at the completion of the Business Combination, but will instead receive Rollover Options, which may be exercisable following the Business Combination for the applicable number of shares of the Post-Combination Company’s Common Stock. Holders of Sonder Special Voting Common Stock will not receive their portion of the 217,660,300 shares of Post-Combination Company’s Common Stock issued as consideration in the Business Combination at the completion of the Business Combination, but will instead receive shares of Post-Combination Company Special Voting Common Stock, which shares of Post-Combination Company Special Voting Common Stock may be redeemed upon the future exchange by holders of Post-Combination Canada Exchangeable Common Shares for the applicable number of shares of the Post-Combination Company’s Common Stock. Based on 17,099,526 outstanding Sonder Stock Options and 22,017,113 outstanding Sonder Canada Exchangeable Common Shares as of June 30, 2021, (x) approximately 28,898,199 Rollover Options (corresponding to approximately 28,898,199 shares of the Post-Combination Company’s Common Stock) would be expected to be outstanding immediately following the consummation of the Business Combination (assuming an Option Exchange Ratio equal to 1.69 and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination) and (y) approximately 37,208,921 shares of Post-Combination Company Special Voting Common Stock (corresponding to approximately 37,208,921 shares of the Post-Combination Company’s Common Stock) would be expected to be issued as consideration in the Business Combination (assuming an Exchange Rate of 1.69).
In addition and in connection with the foregoing, we, First Merger Sub and Second Merger Sub entered into Voting and Support Agreements with certain Sonder Stockholders concurrently with the execution of the Merger Agreement, pursuant to which, among other things, such Sonder Stockholders have agreed to vote all of their respective shares of Sonder Stock in favor of, among other things, adopting the Merger Agreement.
In connection with the foregoing, Gores Metropoulos Sponsor II, LLC (the “
Sponsor
”) and Randall Bort, Michael Cramer, and Joseph Gatto, our independent directors (together with the Sponsor, our “
Initial Stockholders
”) have agreed and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination. In addition, our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Amended and Restated Certificate of Incorporation of the Company, dated January 19, 2021 (the “
Current Company Certificate
”). In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “
Subscription Agreements
”) with certain investors (the “
PIPE Investors
”) that are “accredited investors” (as defined by Rule 501 of Regulation D) and a subscription agreement with our Sponsor that is an “accredited investor” (as defined by Rule 501 of Regulation D). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase and the Company agreed to issue and sell to such PIPE Investors, 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $10.00 per share, or an aggregate of approximately $200 million (the “
PIPE Investment
”). The Subscription Agreement to which our Sponsor is a party is substantially similar to the Subscription Agreements to which the other PIPE Investors are parties except that the Sponsor may assign its rights under the Subscription Agreement, subject to compliance with the securities laws. The closing of the PIPE Investment will occur immediately pre-closing
of the Business Combination. The Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act / Regulation D promulgated thereunder.
This proxy statement/prospectus/consent solicitation statement serves as:

•
a proxy statement for the special meeting of the Company in lieu of the 2021 annual meeting of the Company being held on [●], 2021, (including any adjournment or postponement thereof, the “
Special Meeting
”), where Company stockholders will vote on, among other things, proposals to (i) approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, (ii) approve the issuance of the Common Stock and Company Special Voting Stock in connection with the Business Combination and (iii) adopt the proposed Amended and Restated Certificate of Incorporation under the DGCL to be effective in connection with the consummation of the Business Combination;

•	a consent solicitation statement for Sonder, where Sonder will solicit the written consent of the Sonder Stockholders with respect to the adoption of the Merger Agreement; and

•	a prospectus for the Common Stock that Sonder Stockholders will receive in the Business Combination.
This proxy statement/prospectus/consent solicitation statement does not serve as a prospectus for the Common Stock that our Initial Stockholders (as defined herein) will receive in the Business Combination.

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus/consent solicitation statement describes other than those contained in this proxy statement/prospectus/consent solicitation statement, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company or Sonder. This proxy statement/prospectus/consent solicitation statement does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus/consent solicitation statement nor any distribution of securities made under this proxy statement/prospectus/consent solicitation statement will, under any circumstances, create an implication that there has been no change in the affairs of the Company or Sonder since the date of this proxy statement/prospectus/consent solicitation statement or that any information contained herein is correct as of any time subsequent to such date.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 19, 2021
LETTER TO STOCKHOLDERS OF GORES METROPOULOS II, INC.
6260 Lookout Road
Boulder, CO 80301
(303)
531-3100
Dear Gores Metropoulos II, Inc. Stockholder:
We cordially invite you to attend a special meeting in lieu of the 2021 annual meeting of the stockholders of Gores Metropoulos II, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), which, in light of public health concerns regarding the
COVID-19
pandemic, will be held via live webcast at [●], on [●], 2021, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
On April 29, 2021, the Company, Sunshine Merger Sub I, Inc., a Delaware corporation (“
First Merger Sub
”) and a direct, wholly-owned subsidiary of the Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”) and Sonder Holdings Inc., a Delaware corporation (“
Sonder
”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “
Merger Agreement
”), which provides for, among other things, (i) the merger of First Merger Sub with and into Sonder, with Sonder continuing as the surviving corporation (the “
First Merger
”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Sonder with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “
Second Merger
” and, together with the First Merger, the “
Mergers
” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). As a result of the First Merger, Second Merger Sub will own 100% of the outstanding capital stock of Sonder as the surviving corporation of the First Merger and each share of capital stock of Sonder will be cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement. As a result of the Second Merger, the Company following the Business Combination (the “
Post-Combination Company
”) will own 100% of the outstanding interests in the surviving entity of the Second Merger (the “
Surviving Entity
”). Pursuant to the terms of the Merger Agreement, the holders of existing shares of Common Stock of Sonder, par value $0.000001 per share (“
Sonder Common Stock
”) (following the conversion of each issued and outstanding share of Sonder’s preferred stock and the convertible promissory notes issued by Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended, into shares of Sonder Common Stock prior to the effective time of the First Merger), will receive shares of the Post-Combination Company’s Common Stock, par value $0.000001 per share (the “
Common Stock
”, which term (a) with reference to the Company prior to the Business Combination and the effectiveness of the Amended and Restated Certificate of Incorporation in the form attached hereto as
Annex B
(the “
Amended and Restated Certificate of Incorporation
”), means the Class A Stock and the Class F Stock, and (b) with reference to the Post-Combination Company from and after the effectiveness of the Amended and Restated Certificate of Incorporation and the reclassification of the Class A Stock and Class F Stock in accordance with the Amended and Restated Certificate of Incorporation, the Common Stock, par value $0.000001 per share, of the Post-Combination Company), and holders of existing shares of Special Voting Series AA Common Stock, par value $0.000001 per share (the “
Sonder Special Voting Common Stock
”), will receive shares of our newly created Post-Combination Company Special Voting Common Stock, par value $0.000001 per share (the “
Post-Combination Company Special Voting Common Stock
” and, together with the Post-Combination Company’s Common Stock, the
“Post-Combination Company Stock
”). In addition, each share of Series AA Common Exchangeable Preferred Shares (the “
Sonder Canada Exchangeable Common Shares
”) of Sonder Canada Inc., a corporation existing under the laws of the province of Québec (“
Sonder Canada
”) will be exchanged into a new series of the same class of virtually identical Sonder

Canada Exchangeable Common Shares (the “
Post-Combination Canada Exchangeable Common Shares
”) exchangeable for Common Stock upon the completion of the the First Merger, and holders of Post-Combination Canada Exchangeable Common Shares will receive our Common Stock upon the exchange of their Post-Combination Canada Exchangeable Common Shares following the consummation of the Business Combination. The Post-Combination Company Special Voting Common Stock will entitle the holders thereof to vote on matters submitted to the stockholders on which the holders of Common Stock are entitled to vote, but the holders of the Post-Combination Company Special Voting Common Stock will not be entitled to receive any dividends out of any assets of the Company. Following the closing of the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Entity and its subsidiaries, and the securityholders of Sonder as of immediately prior to the effective time of the First Merger (the “
Sonder Securityholders
”) are expected to hold approximately 74.1% of the Post-Combination Company Stock. You are being asked to vote on the Business Combination.
Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration (excluding any Earn Out Shares) to be paid in connection with the Business Combination is expected to be approximately 217,660,300 shares of the Post-Combination Company’s Common Stock with an implied value (based on an assumed value of $10.00 per share) equal to approximately $2,176,603,000. However, certain of these shares of Common Stock will be reserved for issuance upon (a) the exercise of Rollover Options and (b) the exchange of the Post-Combination Canada Exchangeable Common Shares corresponding to shares of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination. Holders of Sonder Stock Options will not receive their portion of the 217,660,300 shares of Post-Combination Company’s Common Stock issued as consideration in the Business Combination at the completion of the Business Combination, but will instead receive Rollover Options, which may be exercisable following the Business Combination for the applicable number of shares of the Post-Combination Company’s Common Stock. Holders of Sonder Special Voting Common Stock will not receive their portion of the 217,660,300 shares of Post-Combination Company’s Common Stock issued as consideration in the Business Combination at the completion of the Business Combination, but will instead receive shares of Post-Combination Company Special Voting Common Stock, which shares of Post-Combination Company Special Voting Common Stock may be redeemed upon the future exchange by holders of Post-Combination Canada Exchangeable Common Shares for the applicable number of shares of the Post-Combination Company’s Common Stock. Based on 17,099,526 outstanding Sonder Stock Options and 22,017,113 outstanding Sonder Canada Exchangeable Common Shares as of June 30, 2021 (x) approximately 28,898,199 Rollover Options (corresponding to approximately 28,898,199 shares of the Post-Combination Company’s Common Stock) would be expected to be outstanding immediately following the consummation of the Business Combination (assuming an Option Exchange Ratio equal to 1.69 and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination) and (y) approximately 37,208,921 shares of Post-Combination Company Special Voting Common Stock (corresponding to approximately 37,208,921 shares of the
Post-Combination
Company’s Common Stock) would be expected to be issued as consideration in the Business Combination (assuming an Exchange Rate of 1.69). The consideration to be paid to the Sonder Stockholders will be the Per Share Sonder Common Stock Consideration and the Per Share Sonder Special Voting Stock Consideration, as applicable, consisting of (a) with respect to Sonder Common Stock, par value $0.000001, a number of shares of our newly issued Common Stock equal to (i)(A) $2,176,603,000, divided by (B) $10.00, divided by (ii) the number of Sonder Stock Adjusted Fully Diluted Shares and (b) with respect to Sonder Special Voting Common Stock, a number of shares of our newly issued Post-Combination Company Special Voting Common Stock equal to (i) the number of shares of Sonder Special Voting Common Stock multiplied by (ii) the Exchange Rate (as defined below). Following the closing of the Business Combination, Sonder equityholders may receive up to 14,500,000 additional shares of Common Stock as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement pursuant to the earn out.
In order to facilitate the Business Combination, our sponsor, Gores Metropoulos Sponsor II, LLC (the “
Sponsor
”), forfeited 250,000 shares of Class F common stock of the Company, par value $0.0001 per share (the “
Class
 F Stock
”) out of a total of 11,500,000 shares issued to it prior to the Company IPO (such remaining 11,250,000 shares, the “
Founder Shares
”). The Founder Shares will be reclassified into Common Stock in connection with the effectiveness of the Amended and Restated Certificate of Incorporation and will continue to be subject to the transfer restrictions applicable to the Founder Shares.
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “
Subscription Agreements
”) with certain investors (the “
PIPE Investors
”) that are “accredited investors” (as defined by Rule 501 of Regulation D) and a subscription agreement with our Sponsor that is an “accredited investor” (as defined by Rule 501 of Regulation D). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, 20,000,000 shares of Class A Stock (which will be automatically reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $10.00 per share, or an aggregate of approximately $200 million (the “
PIPE Investment
”). The Subscription Agreement to which our Sponsor is a party is substantially similar to the Subscription Agreements to which the other PIPE Investors are parties except that the Sponsor may assign its rights under the Subscription Agreement, subject to compliance with the securities laws. The closing of the PIPE Investment will occur immediately prior to the closing of the Business Combination. The Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.
In connection with the closing of the Business Combination, upon the effectiveness of the Amended and Restated Certificate of Incorporation, the Founder Shares held by our Sponsor and certain other stockholders, and the shares of Class A Stock of the Company will be reclassified into shares of Common Stock on a one-for-one
basis.
At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal (the “
Business Combination Proposal
” or “
Proposal No.
 1
”) to approve the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus/consent solicitation statement as
Annex A
, and the transactions contemplated thereby, including the Business Combination. In addition, you are being asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of Common Stock and Post-Combination Company Special Voting Common Stock constituting more than 20% of the Company’s issued and outstanding Common Stock or other securities convertible into or exercisable for common stock in connection with the Business Combination (the “
Nasdaq Proposal
” or “
Proposal No.
 2
”); (ii) a proposal to adopt the Amended and Restated Certificate of Incorporation in the form attached hereto as
Annex B
(the “
Charter Proposal
” or “
Proposal No.
 3
”); (iii) a separate proposal with respect to certain governance provisions in the Amended and Restated Certificate of Incorporation, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding
advisory basis (the “
Governance Proposals
” or “
Proposal No.
 4
”); (iv) a proposal to approve the 2021 Management Equity Incentive Plan (the “
Management Equity Incentive Plan
”), including the authorization of the initial share reserve under the Management Equity Incentive Plan, (the “
Management Equity Incentive Plan Proposal
” or “
Proposal No.
 5
”); (v) a proposal to approve the 2021 Incentive Plan (the “
Incentive Plan
”), including the authorization of the initial share reserve under the Incentive Plan (the “
Incentive Plan Proposal
” or “
Proposal No.
 6
”); (vi) a proposal to approve the 2021 Employee Stock Purchase Plan (the “
ESPP
”), including the authorization of the initial share reserve under the ESPP (the “
ESPP Proposal
” or “
Proposal No.
 7
”); (vii) a proposal to elect four directors to serve on our Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (the “
Director Election Proposal
” or “
Proposal No.
 8
”) and (viii) a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved (the “
Adjournment Proposal
” or “
Proposal No.
 9
”).
Each of these proposals is more fully described in this proxy statement/prospectus/consent solicitation statement, which each stockholder is encouraged to read carefully.

Our Public Shares, Public Units and Public Warrants are currently listed on Nasdaq under the symbols “GMII,” “GMIIU” and “GMIIW,” respectively. We intend to apply to continue the listing of our Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.
Pursuant to the Amended and Restated Certificate of Incorporation of the Company, dated January 19, 2021 (the “
Current Company Certificate
”), we are providing our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“
Regulatory Withdrawals
”) and/or to pay its franchise and income taxes). The
per-share
amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that we will pay to the underwriters of the Company IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $450,018,248 as of June 30, 2021, the estimated per share redemption price would have been approximately $10.00. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination. A Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “
group
” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. We refer to this as the “
20% threshold
.” We have no specified maximum redemption threshold under our Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. The Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the purchase of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) pursuant to the Subscription Agreements (the “
PIPE Investment
”), and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Sonder and may be waived by Sonder. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Sonder may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus/consent solicitation statement assumes that none of our Public Stockholders exercise their redemption rights with respect to their shares of Class A Stock. Our Sponsor and current independent directors (collectively, our “
Initial Stockholders
”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. Our Initial Stockholders, directors and officers have agreed to vote any shares of our Common Stock owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.
We are providing the accompanying proxy statement/prospectus/consent solicitation statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/prospectus/consent solicitation statement.
Whether or not you plan to attend the Special Meeting via the virtual meeting website, we urge all our stockholders to read this proxy statement/prospectus/consent solicitation statement, including the Annexes and the accompanying financial statements of the Company and Sonder, carefully and in their entirety. In particular, we urge you to read carefully the section titled “
Risk Factors
” beginning on page 72 of this proxy statement/prospectus/consent solicitation statement.
After careful consideration, our Board has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “
FOR
” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “
FOR
” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus/consent solicitation statement. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section titled “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
” for additional information.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of each of the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal and the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.
Your vote is very important
. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus/consent solicitation statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal are approved at the Special Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal. If we fail to obtain the requisite stockholder approval for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, other than the Governance Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation statement. Additionally, the Director Election Proposal is not conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or any other proposal set forth in this proxy statement/prospectus/consent solicitation statement.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “
FOR
” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, IDENTIFY TO THE COMPANY THE BENEFICIAL HOLDER OF THE SHARES BEING REDEEMED AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of our Board, I would like to thank you for your support of Gores Metropoulos II, Inc. and look forward to a successful consummation of the Business Combination.

Sincerely,

Dean Metropoulos
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus/consent solicitation statement is dated [●], 2021, and is expected to be first mailed or otherwise delivered to Company stockholders on or about [●], 2021.

NOTICE OF SPECIAL MEETING OF GORES METROPOULOS II, INC.
IN LIEU OF 2021 ANNUAL MEETING OF GORES METROPOULOS II, INC.
TO BE HELD [
●
], 2021
To the Stockholders of Gores Metropoulos II, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting (the “
Special Meeting
”) in lieu of the 2021 annual meeting of the stockholders of Gores Metropoulos II, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), which, in light of public health concerns regarding the
COVID-19
pandemic, will be held via live webcast at [●], on [●], 2021, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.
Business Combination Proposal
—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 29, 2021 (as it may be amended from time to time, the “
Merger Agreement
”), by and among the Company, Sunshine Merger Sub I, Inc., a Delaware corporation (“
First Merger Sub
”) and a direct, wholly-owned subsidiary of the Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”) and Sonder Holdings Inc., a Delaware corporation (“
Sonder
”), a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as
Annex A
, and approve the transactions contemplated thereby, including, among other things, (i) the merger of First Merger Sub with and into Sonder, with Sonder continuing as the surviving corporation (the “
First Merger
”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Sonder with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “
Second Merger
” and, together with the First Merger, the “
Mergers
” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”) (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of (i) Common Stock, which consists of (a) prior to the Business Combination and the effectiveness of the Amended and Restated Certificate of Incorporation, Class A common stock, par value $0.0001 per share, of the Company (the “
Class
 A Stock
”) and Class F common stock, par value $0.0001 per share, of the Company (the “
Class
 F Stock
”), and (b) from and after the effectiveness of the Amended and Restated Certificate of Incorporation and the reclassification of the Class A Stock and Class F Stock in accordance with the Amended and Restated Certificate of Incorporation, the Common Stock, par value $0.000001 per share, of the Post-Combination Company and (ii) Post-Combination Company Special Voting Common Stock, par value $0.000001 per share (the “
Post-Combination Company
Special Voting Common Stock
”), constituting more than 20% of the Company’s issued and outstanding shares of Common Stock or other securities convertible into or exercisable for common stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Amended and Restated Certificate of Incorporation in accordance with the United States Securities and Exchange Commission (“
SEC
”) requirements (Proposal No. 4);

5.	Management Equity Incentive Plan Proposal —To consider and vote upon a proposal to approve the Company’s 2021 Management Equity Incentive Plan (the “ Management Equity Incentive Plan ”),

including the authorization of the initial share reserve under the Management Equity Incentive Plan (Proposal No. 5);

6.
Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Company’s 2021 Equity Incentive Plan (the “
Incentive Plan
”), including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

7.
ESPP Proposal
—To consider and vote upon a proposal to approve the Company’s 2021 Employee Stock Purchase Plan (the “
ESPP
”), including the authorization of the initial share reserve under the ESPP (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved (Proposal No. 9).

The above matters are more fully described in this proxy statement/prospectus/consent solicitation statement, which also includes, as
Annex A
, a copy of the Merger Agreement.
We urge you to read carefully this proxy statement/prospectus/consent solicitation statement in its entirety, including the Annexes and accompanying financial statements of the Company and Sonder.
The record date for the Special Meeting is [●], 2021. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company (the “
Sponsor
”), and Mr. Randall Bort, Mr. Michael Cramer and Mr. Joseph Gatto, the Company’s independent directors (collectively, together with the Sponsor, our “
Initial Stockholders
”), and our officers and other current directors have agreed to vote any of the shares of Class F Stock that are currently owned by our Initial Stockholders (the “
Founder Shares
”) and any Public Shares purchased during or after our initial public offering (the “
Company IPO
”) in favor of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares.
Pursuant to the Amended and Restated Certificate of Incorporation of the Company, dated January 19, 2021 (the “
Current Company Certificate
”), we will provide our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in our trust account (the “
Trust Account
”) that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“
Regulatory Withdrawals
”) and/or to pay its franchise and income taxes). The
per-share
amount we will distribute to our stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that we will pay to the underwriters of the Company IPO, as well as other transaction expenses incurred in connection with the Business

Combination. For illustrative purposes, based on the balance of the Trust Account of $450,018,248 as of June 30, 2021, the estimated per share redemption price would have been approximately $10.00.
Public Stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination
. A Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Common Stock included in the Public Units sold in the Company IPO. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. We have no specified maximum redemption threshold under our Current Company Certificate, other than the aforementioned 20% threshold. The Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the purchase of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) pursuant to the Subscription Agreements (the “
PIPE Investment
”) and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Sonder and may be waived by Sonder. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Sonder may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination.
Our Initial Stockholders, current officers and other current directors have agreed to waive their redemption rights with respect to their shares of our Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, other than the Governance Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation statement. Additionally, the Director Election Proposal is not conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or any other proposal set forth in this proxy statement/prospectus/consent solicitation statement.
A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of each of the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal and the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.
Our Board unanimously recommends that you vote “FOR” each of these proposal
s.

By Order of the Board of Directors

Dean Metropoulos

Chairman of the Board of Directors

Boulder, Colorado

[●], 2021

NOTICE OF SOLICITATION OF WRITTEN CONSENT OF THE STOCKHOLDERS OF SONDER HOLDINGS INC.
SONDER HOLDINGS INC.
101 15th Street
San Francisco, CA 94103
To the Stockholders of Sonder Holdings Inc.:
Pursuant to an Agreement and Plan of Merger, dated as of April 29, 2021 (as it may be amended from time to time, the “
Merger Agreement
”), by and among Gores Metropoulos II, Inc., a Delaware corporation (the “
Company
”), Sunshine Merger Sub I, Inc., a Delaware corporation (“
First Merger Sub
”) and a direct, wholly-owned subsidiary of the Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub”
) and Sonder Holdings Inc., a Delaware corporation (“
Sonder
”), First Merger Sub will merge with and into Sonder (the “
First Merger
”), with Sonder being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, (the “
Second Merger
” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”), with Second Merger Sub being the Surviving Entity of the Second Merger.
This proxy statement/prospectus/consent solicitation statement is being delivered to you on behalf of Sonder’s board of directors to request that holders of Sonder Common Stock, Sonder Preferred Stock and Sonder Special Voting Stock as of the record date of April 29, 2021 execute and return written consents to (i) adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, and (ii) approve, on a non-binding
advisory basis, each of the amendments described in Proposal No. 4 of this proxy statement/prospectus/consent solicitation statement.
This proxy statement/prospectus/consent solicitation statement describes the proposed Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as
Annex
 A
to this proxy statement/prospectus/consent solicitation statement.
A summary of the appraisal rights that may be available to you is described in this proxy statement/prospectus/consent solicitation statement in the section titled “
Appraisal Rights
,” which is qualified by the copy of Section 262 of the DGCL attached as
Annex L
to this proxy statement/prospectus/consent solicitation statement. Please note that if you wish to exercise appraisal rights, you must not sign and return a written consent adopting the Merger Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the Business Combination. In addition, you must take all other steps necessary to perfect your appraisal rights, as described in the aforementioned section of and annex to this proxy statement/prospectus/consent solicitation statement.
Sonder’s board of directors has considered the Business Combination and the terms of the Merger Agreement and has unanimously determined that the Business Combination and the Merger Agreement are fair to and in the best interests of Sonder and the Sonder Stockholders and recommends that the Sonder Stockholders (i) adopt the Merger Agreement and (ii) approve each of the amendments described in Proposal No. 4 of this proxy statement/prospectus/consent solicitation statement by submitting a written consent.
Please complete, date, and sign the written consent furnished with this proxy statement/prospectus/consent solicitation statement and return it promptly to Sonder by one of the means described in the section titled “
Sonder Solicitation of Written Consents
.”

If you have any questions concerning the Merger Agreement, the Business Combination, the consent solicitation or the accompanying proxy statement/prospectus/consent solicitation statement, or if you have any questions about how to deliver your written consent, please contact Sonder’s agent in connection with the consent solicitation, Avery Minor, at aminor@wsgr.com.

By Order of the Board of Directors,

Francis Davidson
Chief Executive Officer
[●], 2021

i

FUTURE STOCKHOLDER PROPOSALS	437
WHERE YOU CAN FIND MORE INFORMATION	437
INDEX TO CONSOLIDATED FINANCIAL INFORMATION	F-1
PART II INFORMATION OF REGISTRATION STATEMENT	II-1
EXHIBIT INDEX	II-4
SIGNATURES AND POWER OF ATTORNEY	II-6
ANNEXES

ii

FREQUENTLY USED TERMS
In this proxy statement/prospectus/consent solicitation statement:
“
Aggregate Sonder Common Stock Consideration
” means a number of shares of Common Stock (deemed to have a value of $10.00 per share), equal to the result of (a) $2,176,603,000, divided by (b) $10.00.
“
Amended and Restated Bylaws
” means the proposed Amended and Restated Bylaws of the Company, a form of which is attached hereto as
Annex C
, which will become the Post-Combination Company’s bylaws.
“
Amended and Restated Certificate of Incorporation
” means the proposed Amended and Restated Certificate of Incorporation of the Post-Combination Company, a form of which is attached hereto as
Annex B
, which will become the Post-Combination Company’s certificate of incorporation, assuming the consummation of the Business Combination.
“
Antitrust Division
” means the Antitrust Division of the U.S. Department of Justice.
“
A&R Share Terms
” means the amended and restated Share Provisions which will reorganize Sonder Canada’s share capital by exchanging the then issued and outstanding Sonder Canada Exchangeable Shares into a new series of the same class of virtually identical Sonder Canada Exchangeable Shares whose terms will provide (i) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the closing date of the Business Combination, and (ii) that such new Sonder Canada Exchangeable Shares will be exchangeable for Common Stock upon the completion of the First Merger.
“
Board
” means the board of directors of the Company prior to the Business Combination.
“
Business Combination
” means the transactions contemplated by the Merger Agreement, including among other things the Mergers.
“
Canadian Approvals
” means, collectively, the A&R Share Terms, Exchange Rights Agreement Amendment, the Exchange Rights Agreement Consent and a written consent executed by the requisite number of holders of Sonder Canada Exchangeable Common Shares and Sonder Canada Exchangeable Preferred Shares approving the Business Combination.
“
Canadian Split
” means the split of the issued and outstanding Sonder Canada Exchangeable Shares on the basis of the Exchange Rate to occur in the context of the First Merger and prior to the Second Merger.
“
Class
 A Stock
” means the shares of Class A common stock, par value $0.0001 per share, of the Company.
“
Class
 F Stock
” means the shares of Class F common stock, par value $0.0001 per share, of the Company.
“
Common Stock
” means, (a) with respect to the Company prior to the Business Combination and the effectiveness of the Amended and Restated Certificate of Incorporation, the Class A Stock and the Class F Stock and (b) with respect to the Post-Combination Company from and after the effectiveness of the Amended and Restated Certificate of Incorporation and the reclassification of the Class A Stock and Class F Stock in accordance with the Amended and Restated Certificate of Incorporation, the Common Stock, par value $0.000001 per share, of the Post-Combination Company.
“
Company
” means Gores Metropoulos II, Inc. prior to the Business Combination.
“
Company IPO
” means the Company’s initial public offering, consummated on January 22, 2021, through the sale of 45,000,000 Public Units (including 5,000,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Public Unit.

“
Company Warrants
” means, collectively, the Private Placement Warrants and the Public Warrants.
“
Computershare Warrant Agreement
” means that certain Warrant Agreement, by and between the Company and Computershare Trust Company, N.A., as warrant agent, dated as of January 22, 2021, which is attached hereto as
Annex D
.
“
Contracted Units
” means units that have signed real estate contracts, but are not yet available for guests to book. Sonder is not yet able to generate revenue from these units. Some of the real estate contracts for Contracted Units have contingencies that must be satisfied prior to Sonder’s takeover of the units or are terminable by Sonder or the landlord prior to Sonder’s takeover of the units.
“
Conversion Share
Lock-Up
Agreements
” means those certain
lock-up
agreements to be entered into in connection with the closing of the Business Combination, by and among the Company, Sonder and the Sonder Noteholders.
“
Court of Chancery
” means the Court of Chancery in the State of Delaware.
“
CSAT
” means customer satisfaction score, which is defined as the percentage of guests surveyed who rated Sonder as a 5 on a scale of 1 (lowest satisfaction) to 5 (highest satisfaction).
“
Current Company Certificate
” means the Amended and Restated Certificate of Incorporation of the Company, dated January 19, 2021.
“
Deferred Discount
” means any deferred underwriting commissions, which amount will be payable upon consummation of an initial business combination.
“
Deloitte
” means Deloitte & Touche LLP, independent auditors to Sonder.
“
DGCL
” means the General Corporation Law of the State of Delaware.
“
Discounted Earn Out Option Amount
” means the value, as measured at the closing of the First Merger, of the Earn Out Shares that would have been payable in respect of each share of Sonder Common Stock issuable upon exercise of all Sonder Stock Options outstanding as of immediately prior to the closing of the First Merger, had each such share of Sonder Common Stock issuable upon the exercise of all Sonder Stock Options been entitled to receive its applicable Earn Out Pro Rata Share (as defined in the Merger Agreement) of the Earn Out Shares, taking into account, among other factors, the likelihood such amounts will be paid and the time value thereof. The Discounted Earn Out Option Amount will be determined prior to the closing of the First Merger by Sonder’s board of directors in accordance with the procedures set forth in the Merger Agreement.
“
Earn Out Cap
” means the quotient of (i) all Earn Out Shares (i.e., 14,500,000 shares of Common Stock) divided by (ii) the sum of, without duplication (A) the aggregate number of shares of Sonder Common Stock issued and outstanding as of immediately prior to the effective time of the First Merger (assuming the conversion of all Sonder Preferred Stock prior to the closing of the First Merger), plus
(B) the aggregate number of shares of Sonder Common Stock reserved for issuance upon the exchange of all Sonder Canada Exchangeable Common Shares issued and outstanding as of immediately prior to the effective time of the First Merger (assuming the conversion of all Sonder Canada Exchangeable Preferred Shares prior to the closing of the First Merger), plus
(C) the total number of shares of Sonder Common Stock issuable upon exercise of all Sonder Stock Options (for the purposes of this definition on a gross basis) outstanding as of immediately prior to the effective time of the First Merger, plus
(D) the aggregate number of shares of Sonder Common Stock issuable upon exercise or settlement of all Sonder Warrants outstanding as of immediately prior to the effective time of the First Merger (for the purposes of this definition on a gross basis), plus
(E) the aggregate number of shares of Sonder Common Stock issuable upon conversion of all Sonder Convertible Notes to the extent issued and outstanding as of immediately prior to the effective time of the First Merger.

“
Earn Out Period
” means the period beginning on the 180th day following the closing date of the Business
Combination and ending on the fifth anniversary of such date.
“
Earn Out Shares
” means earn out shares from the Post-Combination Company, issuable in Common Stock in accordance with the terms provided in the Merger Agreement.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“
Exchange Rate
” means a ratio equal to the number of shares of Common Stock issuable with respect to each share of Sonder Common Stock in accordance with the Per Share Sonder Common Stock Consideration.
“
Exchange Rights Agreement Amendment
” means the amendment to the Exchange Rights Agreement to permit the majority of the holders of Sonder Canada Exchangeable Shares to consent to a transaction despite the terms of Section 4.1 thereof.
“
Exchange Rights Agreement Consent
” means a written consent with respect to the Business Combination as it relates to Section 4.1 of the Exchange Rights Agreement (as amended) executed by the requisite number of holders of Sonder Canada Exchangeable Shares.
“
FINRA
” means the Financial Industry Regulatory Authority.
“
First Merger
” means the merger of First Merger Sub with and into Sonder, with Sonder continuing as the Surviving Corporation.
“
First Merger Sub
” means Sunshine Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Second Merger Sub.
“
Founder Shares
” means the 11,250,000 shares of Class F Stock that are currently owned by our Initial Stockholders, of which 11,175,000 shares are held by our Sponsor and 25,000 shares are held by each of Randall Bort, Michael Cramer and Joseph Gatto.
“
FTC
” means the U.S. Federal Trade Commission.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
initial business combination
” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses.
“
Initial Stockholders
” means our Sponsor and Randall Bort, Michael Cramer and Joseph Gatto, the Company’s independent directors.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IPO Closing Date
” means January 22, 2021.
“
IRS
” means the U.S. Internal Revenue Service.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Key Employee
” means any current or former director, employee or individual independent contractor of Sonder or its subsidiaries with an annual base salary, wages or fees in excess of $250,000.

“
KPMG
” means KPMG LLP, an independent registered public accounting firm.
“
Merger Agreement
” means that certain Agreement and Plan of Merger, dated as of April 29, 2021 (as it may be further amended from time to time), by and among the Company, First Merger Sub, Second Merger Sub and Sonder, which is attached hereto as
Annex A
.
“
Mergers
” means, collectively, the First Merger and the Second Merger.
“
Nasdaq
” means the National Association of Securities Dealers Automated Quotations Capital Market.
“
Online Travel Agencies
” or “
OTAs
” means third party online travel agencies such as Airbnb, Booking.com and Expedia.
“
Option Exchange Ratio
” means the sum of (i) the Per Share Sonder Common Stock Consideration
plus
(ii) the quotient of (A) the Discounted Earn Out Option Amount divided by
(B) $10.00; provided, however, that the Option Exchange Ratio will not exceed the sum of (i) the Per Share Sonder Common Stock Consideration
plus
(ii) Option Earn Out Cap.
“
Per Share Sonder Common Stock Consideration
” means, with respect to each share of Sonder Common Stock, a number of shares of Common Stock equal to the result of (a) the Aggregate Sonder Common Stock Consideration divided by (b) the Sonder Stock Adjusted Fully Diluted Shares.
“
Per Share Sonder Special Voting Stock Consideration
” means, with respect to each share of Sonder Special Voting Common Stock, a number of shares of Post-Combination Company Special Voting Common Stock multiplied by the Exchange Rate.
“
PIPE Investment
” means the purchase of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) pursuant to the Subscription Agreements.
“
PIPE Investors
” means the purchasers of PIPE Shares in the PIPE Investment.
“
PIPE Shares
” means the shares of Common Stock (following the reclassification of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) acquired in the PIPE Investment.
“
Post-Combination Canada Exchangeable Common Shares
” means the shares of a new series of Sonder Canada, virtually identical to the Sonder Canada Exchangeable Common Shares, exchangeable for the Post-Combination Company’s Common Stock upon the completion of the First Merger.
“
Post-Combination Company
” means the Company following the Business Combination.
“
Post-Combination Company Board
” means the board of directors of the Company following the Business Combination.
“
Post-Combination Company Special Voting Common Stock
” means the Post-Combination Company’s Special Voting Common Stock, par value $0.000001 per share.
“
Post-Combination Company Stock
” means the Common Stock and the Post-Combination Company Special Voting Common Stock.
“
Preferred Stock
” means the preferred stock, par value of $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Preferred Stock Designation
” means any resolution or resolutions adopted by the Post-Combination Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation.

“
Primary
Lock-Up
Agreements
” means those certain
lock-up
agreements to be entered into in connection with the closing of the Business Combination, by and among the Company, Sonder and certain Sonder Stockholders.
“
Private Placement Warrants
” means the warrants held by our Sponsor that were issued to our Sponsor on the IPO Closing Date, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock in accordance with its terms.
“
Public Shares
” means the shares of Class A Stock included in the Public Units issued in the Company IPO.
“
Public Stockholders
” means holders of Public Shares, including the Initial Stockholders to the extent the Initial Stockholders hold Public Shares; provided, that the Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.
“
Public Unit
” means one share of Class A Stock and
one-fifth
of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, sold in the Company IPO.
“
Public Warrants
” means the warrants included in the Public Units issued in the Company IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock in accordance with its terms.
“
Registration Rights Agreement
” means that certain Amended & Restated Registration Rights Agreement to be entered into at the closing of the Business Combination, by and among the Company and the Registration Rights Holders, and in substantially the form attached hereto as
Annex F
.
“
Registration Rights Holders
” means the Company, the Initial Stockholders and the Sonder Supporting Stockholders.
“
Regulatory Withdrawals
” means funds released to the Company from the Trust Account to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months.
“
Related Agreements
” means, collectively, the Registration Rights Agreement, the Primary
Lock-Up
Agreements, the Conversion Shares
Lock-Up
Agreements, the Subscription Agreements and the Voting and Support Agreements.
“
Rollover Options
” means the options to acquire Common Stock resulting from the automatic conversion at the effective time of the First Merger of Sonder Stock Options in accordance with the terms of the Merger Agreement.
“
Rule 144
” means Rule 144 under the Securities Act.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the United States Securities and Exchange Commission.
“
Second Merger
” means the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.
“
Second Merger Sub
” means Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company.
“
Section
 203
” means Section 203 of the DGCL.

“
Securities Act
” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
Share Provisions
” means the Articles of Amalgamation of Sonder Canada, as amended on May 4, 2020.
“
Sonder
” means Sonder Holdings Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries.
“
Sonder Canada
” means Sonder Canada Inc., a corporation existing under the laws of the province of Québec and a subsidiary of Sonder.
“
Sonder Canada Exchangeable Common Shares
” means Sonder Canada’s Series AA Common Exchangeable Preferred Shares.
“
Sonder Canada Exchangeable Preferred Shares
” means, collectively, Sonder Canada’s (a) Series
Seed-1
Exchangeable Preferred Shares, (b) Series
Seed-2
Exchangeable Preferred Shares, (c) Series
Seed-3
Exchangeable Preferred Shares, (d) Series A Exchangeable Preferred Shares, (e) Series B Exchangeable Preferred Shares, (f) Series C Exchangeable Preferred Shares, (g) Series D Exchangeable Preferred Shares and (h) Series E Exchangeable Preferred Shares.
“
Sonder Canada Exchangeable Shares
” means, collectively, the Sonder Canada Exchangeable Common Shares and the Sonder Canada Exchangeable Preferred Shares.
“
Sonder Canada Share Capital Reorganization
” means the share capital reorganization undertaken by Sonder Canada prior to the consummation of the Business Combination which creates a new series of Sonder Canada Exchangeable Shares in accordance with the A&R Share Terms into which existing Sonder Canada Exchangeable Shares will be exchanged in a tax deferred manner contemplated by the Income Tax Act (Canada).
“
Sonder Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of Sonder, filed with the Secretary of State of the State of Delaware on April 3, 2020, as amended by the Certificate of Amendment No. 1 to Amended and Restated Certificate of Incorporation of Sonder, filed with the Secretary of State of the State of Delaware on May 4, 2020, as amended by the Certificate of Amendment No. 2 to Amended and Restated Certificate of Incorporation of Sonder, filed with the Secretary of State of the State of Delaware on March 11, 2021, and as amended by the Certificate of Amendment No. 3 to Amended and Restated Certificate of Incorporation of Sonder, filed with the Secretary of State of the State of Delaware on March 19, 2021.
“
Sonder Common Stock
” means the common stock, par value $0.000001 per share, of Sonder.
“
Sonder Common Stockholders
” means stockholders of Sonder that hold Sonder Common Stock, solely in their capacity as such.
“
Sonder Convertible Notes
” means the convertible promissory notes issued by Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended.
“
Sonder Noteholders
” means the purchasers of Sonder Convertible Notes issued by Sonder pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended.
“
Sonder Preferred Stock
” means, collectively, Sonder’s (a) Series
Seed-1
Preferred Stock, (b) Series
Seed-1A
Preferred Stock, (c) Series
Seed-2
Preferred Stock, (d) Series
Seed-2A
Preferred Stock, (e) Series
Seed-3
Preferred Stock, (f) Series
Seed-3A
Preferred Stock, (g) Series A Preferred Stock, (h) Series
A-1
Preferred Stock, (i) Series B Preferred Stock, (j) Series
B-1
Preferred Stock, (k) Series C Preferred Stock, (l) Series
C-1
Preferred Stock, (m) Series D Preferred Stock, (n) Series
D-1
Preferred Stock and (o) Series E Preferred Stock, in each case, par value $0.000001 per share.

“
Sonder Preferred Stockholders
” means stockholders of Sonder that hold Sonder Preferred Stock.
“
Sonder Securityholders
” means holders of securities of Sonder as of immediately prior to the effective time of the First Merger.
“
Sonder Senior Preferred Stock
” means collectively, Sonder’s (a) Series
Seed-1A
Preferred Stock, (b) Series
Seed-2A
Preferred Stock, (c) Series
Seed-3A
Preferred Stock, (d) Series
A-1
Preferred Stock, (e) Series
B-1
Preferred Stock, (f) Series
C-1
Preferred Stock, (g) Series
D-1
Preferred Stock and (h) Series E Preferred Stock, in each case, par value $0.000001 per share.
“
Sonder Special Voting Common Stock
” means Sonder’s Special Voting Series AA Common Stock, par value $0.000001 per share.
“
Sonder Special Voting Preferred Stock
” means collectively, Sonder’s (a) Special Voting Series
Seed-1
Stock, (b) Special Voting Series
Seed-2
Stock, (c) Special Voting Series
Seed-3
Stock, (d) Special Voting Series A Stock, (e) Special Voting Series B Stock, (f) Special Voting Series C Stock, (g) Special Voting Series D Stock and (h) Special Voting Series E Stock, in each case, par value $0.000001 per share.
“
Sonder Special Voting Stock
” means, collectively, the Sonder Special Voting Common Stock and the Sonder Special Voting Preferred Stock.
“
Sonder Stock
” means, collectively, the Sonder Common Stock, the Sonder Preferred Stock and the Sonder Special Voting Stock.
“
Sonder Stock Adjusted Fully Diluted Shares
” means the sum of, without duplication (a) the aggregate number of shares of Sonder Common Stock issued and outstanding as of immediately prior to the effective time of the First Merger (assuming the conversion of all Sonder Preferred Stock prior to Closing), plus (b) the aggregate number of shares of Sonder Common Stock reserved for issuance upon the exchange of all Sonder Canada Exchangeable Common Shares issued and outstanding as of immediately prior to the effective time of the First Merger (assuming the conversion of all Sonder Canada Exchangeable Preferred Shares prior to Closing), plus (c) the aggregate number of shares of Sonder Common Stock issuable upon exercise or settlement of all Sonder Stock Options (vested or unvested) outstanding as of immediately prior to the effective time of the First Merger (assuming for the purposes of this definition that all such Sonder Stock Options are fully vested and exercised on a net exercise basis based on the Per Share Sonder Common Stock Consideration), plus (d) the aggregate number of shares of Sonder Common Stock issuable upon exercise or settlement of all Sonder Warrants outstanding as of immediately prior to the effective time of the First Merger (assuming for the purposes of this definition that all such Sonder Warrants are exercised on a net exercise basis based on the Per Share Sonder Common Stock Consideration), plus (e) the aggregate number of shares of Sonder Common Stock issuable upon conversion of all Sonder Convertible Notes to the extent issued and outstanding as of immediately prior to the effective time of the First Merger.
“
Sonder Stock Plans
” means Sonder’s (a) 2019 Equity Incentive Plan, as amended from time to time, and (b) Stock Option Plan dated February 25, 2015, as amended and restated on February 24, 2016, March 14, 2017, March 9, 2018, September 26, 2018, May 5, 2019, November 15, 2019 and December 20, 2019.
“
Sonder Stock Options
” means the options to purchase Sonder Common Stock granted pursuant to the Sonder Stock Plans.
“
Sonder Stockholders
” means, collectively, the stockholders of Sonder that hold Sonder Common Stock, Sonder Preferred Stock or Sonder Special Voting Stock.
“
Sonder Supporting Stockholders
” means those Sonder Stockholders who are a party to a Voting and Support Agreement.

“
Sonder Warrants
” means any warrant to purchase shares of Sonder Stock.
“
Special Meeting
” means the special meeting of the Company in lieu of the 2021 annual meeting of the stockholders of the Company that is the subject of this proxy statement/prospectus/consent solicitation statement.
“
Sponsor
” means Gores Metropoulos Sponsor II, LLC, an affiliate of Mr. Dean Metropoulos, the Company’s Chairman, and Mr. Alec E. Gores, the Company’s Chief Executive Officer.
“
Subject Securities
” means Sonder Stock and any security convertible or exchangeable into Sonder Stock.
“
Subscription Agreements
” means the agreements that the Company and PIPE Investors entered into for a private placement of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be consummated prior to or substantially concurrently with the consummation of the Business Combination.
“
Surviving Corporation
” means Sonder, in its capacity as the surviving corporation of the First Merger.
“
Surviving Entity
” means Second Merger Sub, in its capacity as the surviving entity of the Second Merger.
“
The Gores Group
” means The Gores Group, LLC, an affiliate of our Sponsor.
“
Trust Account
” means the trust account of the Company that holds the proceeds from the Company IPO.
“
Trustee
” means Computershare Trust Company, N.A.
“
U.S. Tax Code
” means the U.S. Internal Revenue Code of 1986, as amended.
“
Voting and Support Agreement
” means that certain Voting and Support Agreement, dated April 29, 2021, by and among the Company, First Merger Sub, Second Merger Sub and the Sonder Supporting Stockholders.
“
Weil
” means Weil, Gotshal & Manges LLP, counsel to the Company.
“
Wilson Sonsini
” means Wilson Sonsini Goodrich & Rosati, PC, counsel to Sonder.
The section titled “
Glossary of Terms
” on page [●] of this proxy statement/prospectus/consent solicitation statement contains additional defined terms.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
The Company, Sonder and Sonder’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. “Sonder” and the Sonder logo are registered and unregistered trademarks of Sonder Canada Inc. in the United States and other jurisdictions. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus/consent solicitation statement are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus/consent solicitation statement are listed without the applicable
®
,
™
and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus/consent solicitation statement and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus/consent solicitation statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the
COVID-19
pandemic, will be held via live webcast at [●], on [●], 2021, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
QUESTIONS AND ANSWERS ABOUT THE COMPANY’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION
Q: Why am I receiving this proxy statement/prospectus/consent solicitation statement?
A: Our stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, (i) the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. You are being asked to vote on the Business Combination. Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be stock consideration valued at approximately $2,176,603,000. A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation statement as
Annex A
.
This proxy statement/prospectus/consent solicitation statement and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus/consent solicitation statement and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement and its Annexes.
Q: When and where is the Special Meeting?
A: In light of public health concerns regarding the
COVID-19
pandemic, the Special Meeting will be held via live webcast at [●], on [●], 2021, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
Q: What are the specific proposals on which I am being asked to vote at the Special Meeting?
A: Our stockholders are being asked to approve the following proposals:

1.	Business Combination Proposal —To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex A , and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of Common Stock and Post-Combination Company Special Voting Common Stock constituting more than 20% of the Company’s issued and outstanding shares of Common Stock or other securities convertible into or exercisable for common stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.
Management Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Equity Incentive Plan, including the authorization of the initial share reserve under the 2021 Management Equity Incentive Plan (Proposal No. 5);

6.	Incentive Plan Proposal —To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

7.	ESPP Proposal —To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved (Proposal No. 9).

Q: Are the proposals conditioned on one another?
A: Yes. The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, other than the Governance Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation statement. Additionally, the Director Election Proposal is not conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or any other proposal set forth in this proxy statement/prospectus/consent solicitation statement. It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal, or the Charter Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. Unless we amend our Current Company

Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we do not consummate the Business Combination and fail to complete an initial business combination by January 22, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Q: Why is the Company proposing the Business Combination?
A: We are a blank check company incorporated as a Delaware corporation on July 21, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “
initial business combination
”). Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination and (b) are not, under the Current Company Certificate, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.
We have identified several criteria and guidelines we believe are important for evaluating acquisition opportunities. We use these criteria and guidelines in evaluating acquisition opportunities, but we can decide to enter into an initial business combination with a target business that does not meet these criteria and guidelines. We are seeking to acquire companies that we believe: (a) can utilize the extensive networks we have built in the consumer products and services industries; (b) have a defensible core business, sustainable revenues and established customer relationships; (c) are undergoing change in capital structure, strategy, operations or growth; (d) can benefit from our operational and strategic approach; (e) offer a unique value proposition with transformational potential that can be substantiated during our detailed due diligence process; and (f) have reached a transition point in their lifecycle presenting an opportunity for transformation. Based on our due diligence investigations of Sonder and the industry in which it operates, including the financial and other information provided by Sonder in the course of negotiations, we believe that Sonder meets the criteria and guidelines listed above. Please see the section titled “
The Business Combination—Recommendation of Our Board of Directors and Reasons for the Business Combination
” for additional information.
Q: Why is the Company providing stockholders with the opportunity to vote on the Business Combination?
A: Under the Current Company Certificate, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our Public Stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination. The approval of the Business Combination is required under the Current Company Certificate. In addition, such approval is also a condition to the closing of the Business Combination under the Merger Agreement.
Q: What revenues and losses has Sonder generated in the first half of 2021 and in the last two fiscal years?
A: Sonder’s revenue was $47.3 million and $78.8 million for the three and six months ended June 30, 2021, respectively, and was $115.7 million and $142.9 million for the years ended December 31, 2020 and 2019, respectively. Sonder’s net loss was $73.9 million and $152.5 million for the three and six months ended June 30, 2021, respectively, and $250.3 million and $178.2 million for the years ended December 31, 2020 and 2019, respectively.

Q: What will happen in the Business Combination?
A: Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, the Company will acquire Sonder in a series of transactions we collectively refer to as the “Business Combination.” At the closing of the Business Combination contemplated by the Merger Agreement, among other things, First Merger Sub will merge with and into Sonder, with Sonder continuing as the Surviving Corporation, and the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. As a result of the Mergers, immediately following the closing of the Business Combination, the Post-Combination Company will own 100% of the outstanding equity interests of Sonder, and each share of Sonder Common Stock will be cancelled and converted into the right to receive the Per Share Sonder Common Stock Consideration and each share of Sonder Special Voting Common Stock will be cancelled and converted into the right to receive the Per Share Sonder Special Voting Stock Consideration.
Q: How has the announcement of the Business Combination affected the trading price of the Public Shares?
A: On April 29, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $10.25, $9.94 and $1.43, respectively. On [●], 2021 the trading date immediately prior to the date of this proxy statement/prospectus/consent solicitation statement, the Public Units, Public Shares and Public Warrants closed at $[●], $[●] and $[●], respectively.
Q: Following the Business Combination, will Company’s securities continue to trade on a stock exchange?
A: Yes. The Public Shares, Public Units and Public Warrants are currently listed on Nasdaq under the symbols “GMII,” “GMIIU” and “GMIIW,” respectively. We intend to apply to continue the listing of our Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.
Q: Will the Board of Directors of the Company change in the Business Combination?
A: Upon the closing of the Business Combination, it is anticipated that the Post-Combination Company’s board will be composed of one director in Class I (expected to be [●]), one director in Class II (expected to be [●]) and two directors in Class III (expected to be [●] and [●]). The term of the initial Class I Director will expire at the first annual meeting of Post-Combination Company stockholders, the term of the initial Class II Director will expire at the second annual meeting of Post-Combination Company stockholders, and the term of the initial Class III Directors will expire at the third annual meeting of Post-Combination Company stockholders. At each annual meeting of Post Combination Company stockholders, beginning with the first annual meeting of Post-Combination Company stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Please see the section titled “
Management of the Post-Combination Company
” for additional information.
Q: Will the management of the Company change in the Business Combination?
A: Following the closing of the Business Combination, it is expected that the current senior management of Sonder will comprise the senior management of the Post-Combination Company.
Please see the section titled “
Management of the Post-Combination Company
” for additional information.

Q: How will the Business Combination impact the shares of the Company outstanding after the Business Combination?
A: As a result of the Business Combination and the consummation of the transactions contemplated thereby, the amount of Common Stock outstanding will increase by approximately 423% to approximately 293,910,300 shares of Common Stock (assuming (a) that no shares of Class A Stock are redeemed, (b) the issuance of approximately 28.9 million shares related to the exercise of Rollover Options issued to former holders of Sonder stock options, and (c) the issuance of each of the approximately 37.2 million shares of our Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement (each of which corresponds to a share of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination)). The issuance and sale of such shares in the public market could adversely impact the market price of our Common Stock, even if our business is doing well.
Q: What will the Sonder Stockholders receive in the Business Combination?
A: Subject to the terms of the Merger Agreement, Sonder Stockholders at the closing of the Business Combination are expected to receive a number of shares of Common Stock (deemed to have a value of $10.00 per share) equal to the Per Share Sonder Common Stock Consideration and the Per Share Sonder Special Voting Stock Consideration, or such shares resulting from the Canadian Split, as applicable, plus the Earn Out Shares, if and when applicable.
Immediately prior to the effective time of the First Merger, each issued and outstanding share of Sonder Preferred Stock will convert into shares of Sonder Common Stock, pursuant to the Sonder Certificate of Incorporation. Holders of shares of Sonder Common Stock will be entitled to receive a number of newly issued shares of Common Stock equal to the Per Share Sonder Common Stock Consideration for each such share of Sonder Common Stock.
Holders of shares of Sonder Special Voting Common Stock will be entitled to receive a number of newly issued shares of Post-Combination Company Special Voting Common Stock equal to the Per Share Sonder Special Voting Stock Consideration for each such share of Sonder Special Voting Stock.
Following the consummation of the Business Combination, holders of Post-Combination Canada Exchangeable Shares will be entitled to receive shares of Common Stock, pursuant to the (i) Sonder Canada Share Capital Reorganization, (ii) A&R Share Terms and (iii) Canadian Split.
In addition to the consideration to be paid at the closing of the Business Combination, equityholders of Sonder will be entitled to receive their pro rata share of an additional number of Earn Out Shares from the Post-Combination Company, up to an aggregate of 14,500,000 shares of Common Stock collectively issuable to all Sonder equityholders.
Q: What will holders of Sonder Stock Options receive in the Business Combination?
A: Each Sonder Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option, subject to the same terms and conditions as were applicable to the corresponding Sonder Stock Option prior to the closing of the Business Combination, to acquire a number of shares of Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Sonder Common Stock subject to the Sonder Stock Option immediately prior to the effective time of the First Merger multiplied by
(ii) the Option Exchange Ratio (rounded down to the nearest whole number of shares of Common Stock), at a per share exercise price equal to (x) the per share exercise price of the Sonder Stock Option immediately prior to the effective time of the First Merger divided by
(y) the Option Exchange Ratio (rounded up to the nearest whole cent).

Q: What will holders of Sonder Warrants receive in the Business Combination?
A: Each Sonder Warrant, to the extent then outstanding and unexercised, will automatically be converted into a warrant, subject to the same terms and conditions as were applicable to the corresponding Sonder Warrant prior to the effective time of the First Merger, to acquire a number of shares of Common Stock (rounded down to the nearest whole share) equal to multiplying the number of shares of Sonder Stock subject to the Sonder Warrant by the Per Share Sonder Common Stock Consideration (rounded down to the nearest whole number of shares) at a per share exercise price equal to (x) the per share exercise price of the shares of Sonder Stock subject to the Sonder Warrant, as in effect immediately prior to the effective time of the First Merger, divided by (y) the Per Share Sonder Common Stock Consideration (rounded up to the nearest whole cent). Holders of each Sonder Warrant will also be entitled to Earn Out Shares pursuant to the applicable terms and conditions set forth in the Merger Agreement.
Q: What equity stake will the Public Stockholders and the Sonder Stockholders hold in the Company after the consummation of the Business Combination?
A: It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 15.3% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.8% of the Post-Combination Company Stock (excluding 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment); (iii) the PIPE Investors (including 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 6.8% of the Post-Combination Company Stock; and (iv) the Sonder Securityholders will own approximately 74.1% of the Post-Combination Company Stock. In the event that, following the Business Combination, all 14,500,000 Earn Out Shares are issued to Sonder Securityholders and assuming that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out: (i) our Public Stockholders will retain an ownership interest of approximately 14.6% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.6% of the Post-Combination Company Stock (excluding 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment); (iii) the PIPE Investors (including 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 6.5% of the Post-Combination Company Stock; and (iv) the Sonder Securityholders will own approximately 75.3% of the Post-Combination Company Stock.
In this proxy statement/prospectus/consent solicitation statement, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Sonder as of the effective time of the First Merger, equals or exceeds $500,000,000. For more information, please see the sections titled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Q: Will the Company obtain new financing in connection with the Business Combination?
A: Yes. The Company will use the proceeds from the PIPE Investment, together with the funds in the Trust Account, to fund the cash consideration to be contributed to Sonder in the Business Combination, and to pay

certain transaction expenses. The PIPE Investment is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the closing of the Business Combination. The Company does not anticipate obtaining any new debt financing to fund the Business Combination.
Q: Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate purchase price?
A: Unless waived by Sonder, the Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000.
The PIPE Investors have agreed to purchase approximately 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the aggregate in the PIPE Investment at a price of $10.00 per share (subject to customary terms and conditions, including the closing of the Business Combination) for gross proceeds to the Company of approximately $200,000,000 pursuant to Subscription Agreements entered into at the signing of the Business Combination.
The Company did not consider financing arrangements other than the PIPE Investment, as the Company believes that cash generated from the additional equity invested in connection with the PIPE Investment is preferable to other financing arrangements.
Q: Why is the Company proposing the Nasdaq Proposal?
A: We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.
In connection with the Business Combination and the PIPE Investment, we expect to issue approximately 237,660,300 shares of Post-Combination Company Stock, which (a) includes 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued to the PIPE Investors pursuant to the Subscription Agreements, (b) assumes the issuance of approximately 28,898,199 shares of Common Stock related to the exercise of Rollover Options based on Sonder’s capitalization as of June 30, 2021 and (c) assumes approximately 37,208,921 shares of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination (each of which corresponds to a share of Common Stock reserved for issuance by the Company upon the exchange of the Post-Combination Canada Exchangeable Common Shares corresponding to such share of Post-Combination Company Special Voting Common Stock) based on Sonder’s capitalization as of June 30, 2021. Because we may issue 20% or more of our outstanding common stock when including the Per Share Sonder Company Stock Consideration and Per Share Sonder Special Voting Stock Consideration, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (d). For more information, please see the section titled “
Proposal No. 2—The Nasdaq Proposal
.”
Q: Why is the Company proposing the Charter Proposal?
A: The Amended and Restated Certificate of Incorporation that we are asking our stockholders to adopt in connection with the Business Combination (the “
Charter Proposal
” or “
Proposal No.
 3
”) provides for certain amendments to the Current Company Certificate to effect the Business Combination. Pursuant to Delaware law and the Merger Agreement, we are required to submit the Charter Proposal to our stockholders for adoption. For additional information please see the section titled “
Proposal No. 3—The Charter Proposal
.”

Q: Why is the Company proposing the Governance Proposals?
A: As required by applicable SEC guidance, we are requesting that our stockholders vote upon, on a non-binding
advisory basis, a proposal to approve certain governance provisions contained in the Amended and Restated Certificate of Incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from Proposal No. 3, but pursuant to SEC guidance, we are required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on us or our Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal). For additional information, please see the section titled “
Proposal No. 4—The Governance Proposals.
”
Q: Why is the Company proposing the Management Equity Incentive Plan Proposal?
A: The Management Equity Incentive Plan will enable the Post-Combination Company to grant equity awards based on certain triggering events based on the terms of the Management Equity Incentive Plan. The Post-Combination Company anticipates that the Post-Combination Company will use these as performance-driven equity awards as an incentive and retention tool as we shift the Sonder business to a public company and compete for talent and drive expansion. The Management Equity Incentive Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section titled “
Proposal No. 5—The Management Equity Incentive Plan Proposal
.”
Q: Why is the Company proposing the Incentive Plan Proposal?
A: The Incentive Plan is intended to replace the Sonder 2019 Equity Incentive Plan, as amended, which will expire as to future grants as of the effective date of the Merger. Approval of the Incentive Plan will allow the Post-Combination Company to provide equity awards as part of the Post-Combination Company compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. The Incentive Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section titled “
Proposal No. 6—The Incentive Plan Proposal.
”
Q: Why is the Company proposing the ESPP Proposal?
A: The ESPP will provide eligible employees an opportunity to purchase shares of Common Stock at a discount through accumulated contributions of their earned compensation. The Board has determined that offering an employee stock purchase plan is important to the Post-Combination Company’s ability to compete for talent. The ESPP will become a significant part of the Post-Combination Company’s overall equity compensation strategy (especially with respect to the Post-Combination Company’s nonexecutive employees) if it is approved by our stockholders. The ESPP will be adopted following the consummation of the Business Combination. For additional information, please see the section titled “
Proposal No. 7—The ESPP Proposal
.”
Q: Why is the Company proposing the Director Election Proposal?
A: The Company believes it is in the best interests of stockholders to elect directors in 2021. For additional information, please see the section titled “
Proposal No. 8—The Director Election Proposal
”.
Q: Why is the Company proposing the Adjournment Proposal?
A: We are proposing the Adjournment Proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Business Combination

Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved. For additional information, please see the section titled “
Proposal No. 9—The Adjournment Proposal
.”
Q: What happens if I sell my shares of Class A Stock before the Special Meeting?
A: The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.
Q: What vote is required to approve the proposals presented at the Special Meeting?
A: The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Because our Initial Stockholders have agreed to vote the shares of Common Stock they own in favor of the Business Combination Proposal (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 38% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal). Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.
The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.
The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Proposal will have the same effect as a vote “
AGAINST
” such Charter Proposal.
The approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.

The approval of the Management Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Management Equity Incentive Plan Proposal will have no effect on the Management Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Management Equity Incentive Plan Proposal.
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.
The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.
For purposes of the Director Election Proposal, if a quorum is present, directors are elected by a plurality of the votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, in person via the virtual meeting platform or by proxy. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
Q: What happens if the Business Combination Proposal is not approved?
A: Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if the Business Combination Proposal is not approved and we do not consummate an initial business combination by January 22, 2023, we will be required to dissolve and liquidate the Trust Account.
Q: How many votes do I have at the Special Meeting?
A: Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record as of [●], 2021, the record date for the Special Meeting, except that only the Class F Stock is entitled to vote on the Director Election Proposal. As of the close of business on the record date, there were [●] outstanding shares of Common Stock.

Q: What constitutes a quorum at the Special Meeting?
A: A majority of the issued and outstanding shares of Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, [●] shares of Common Stock would be required to achieve a quorum.
Q: How will the Company’s Sponsor, directors and officers vote?
A: Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/prospectus/consent solicitation statement, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.
Q: What interests do the Sponsor and the Company’s current officers and directors have in the Business Combination?
A: The Sponsor, certain members of our Board and our officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, shares of Class F Stock held by the Initial Stockholders will convert on a one-for-one basis in connection with the consummation of the Business Combination (including the PIPE Investment);

•
the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares and (after giving effect to the cancellation of 250,000 Founder Shares on March 7, 2021) the remaining 11,250,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $112.5 million but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of shares of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 22, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $11,000,000 for its 5,500,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by January 22, 2023;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Cramer and Gatto, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.002 per share. If the Company fails to complete an initial business combination by January 22, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by January 22, 2023;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Metropoulos Sponsor II, LLC (2)	15,175,000	$151,750,000
Alec Gores (2)	15,175,000	$151,750,000
Dean Metropoulos	0	$0
Andrew McBride	0	$0
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 11,175,000 shares of Class F Stock and 4,000,000 shares of Common Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated), and ultimately exercises voting and dispositive power of the securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•
the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the PIPE Investment for an aggregate commitment of approximately $40,000,000, provided that our Sponsor has the right to syndicate the Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) purchased under such Sponsor Subscription Agreement in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, Sponsor and its affiliates have approximately $123,500,000 at risk that depends upon the completion of a business combination. Specifically, $112,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and $11,000,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $2.00 per Private Placement Warrant). There are no fees contingent on a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.
Q: Did our Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A: Yes. Although the Current Company Certificate does not require our Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with our Sponsor, directors or officers, Moelis delivered a written fairness opinion to our Board, dated April 29, 2021, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.
Please see the section titled “
The Business Combination—Opinion of the Company’s Financial Advisor
” and the opinion of Moelis attached hereto as
Annex H
for additional information.
Q: What happens if I vote against the Business Combination Proposal?
A: If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Nasdaq Proposal and the Charter Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.
If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until January 22, 2023. Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock)

and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by January 22, 2023, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.
Q: Do I have redemption rights?
A: If you are a Public Stockholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) in excess of $5,000,000. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $450,018,248 as of June 30, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to the Company to fund Regulatory Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to January 22, 2023 or we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company.
Q: Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?
A: No. Our Initial Stockholders, officers and other current directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.
Q: Is there a limit on the number of shares I may redeem?
A: Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares sold in the Company IPO. Accordingly, all shares in excess of 20% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash.
In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 20% of the shares sold in the Company IPO) for or against the Business Combination restricted.
We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $450,018,248 as of June 30, 2021. The Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Sonder and may be waived by Sonder. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Sonder may elect not to consummate the Business Combination. However, in no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001.
Q: Is there a limit on the total number of Public Shares that may be redeemed?
A: Yes. The Current Company Certificate provides that we may not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the Current Company Certificate does not provide a specified maximum redemption threshold. In addition, the Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.
Based on the amount of $450,018,248 in our Trust Account as of June 30, 2021, approximately 15,001,216 shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the maximum redemption scenario.
Q: How will the absence of a maximum redemption threshold affect the Business Combination?
A: The Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. As a result, we may be able to complete our proposed Business Combination even though a substantial portion of our Public Stockholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus/consent solicitation statement, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form
8-K
with the SEC to disclose private arrangements, if any, entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus/consent solicitation statement) at the Special Meeting.
Q: Will how I vote affect my ability to exercise redemption rights?
A: No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals or any other proposal described by this proxy statement/prospectus/consent solicitation statement. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.
Q: How do I exercise my redemption rights?
A: In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on [●], 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that the Company redeem your Public Shares for cash to Computershare Trust Company, N.A., the Transfer Agent, at the following address:
Computershare Trust Company, N.A.
520 Pike Street, Suite 1305
Seattle, WA 98101
Attention: Joe Campbell
Email: joseph.campbell@computershare.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to the Public Shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of the aforementioned 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash. Additionally, you must identify to the Company the beneficial holder of the Public Shares being redeemed in order to validly redeem Public Shares.
Company stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that Company stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Company stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Company stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus/consent solicitation statement, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option.
The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee, and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.
Q: What are the U.S. federal income tax consequences of exercising my redemption rights?
A: The U.S. federal income tax consequences of the redemption depends on particular facts and circumstances. Please see the section titled “
Material U.S. Federal Income Tax Considerations of the Business

Combination
—
Material U.S. Federal Income Tax Considerations for Holders of Class
 A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Q: If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?
A: No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants. However, if a holder of Public Warrants elects to exercise its redemption rights with respect to any Public Shares held by such holder, such exercise of redemption rights will not affect the holder’s entitlement to exercise its Public Warrants to purchase Class A Stock in accordance with the procedures set forth herein. Please see the section titled “
Description of Securities—Warrants—Public Warrants
” for more information regarding the procedure to be followed by holders of Public Warrants that wish to exercise their Public Warrants and purchase shares of Class A Stock.
Q: Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?
A: No. Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.
Q: What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A: If the Business Combination is consummated, the funds held in the Trust Account (together with the proceeds from the PIPE Investment) will be used to: (i) pay our Public Stockholders who properly exercise their redemption rights; (ii) pay $15,750,000 in deferred underwriting commissions to the underwriters of the Company IPO, in connection with the Business Combination; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement. Any remaining funds will be used by the Company for general corporate purposes.
Q: What conditions must be satisfied to complete the Business Combination?
A: There are a number of closing conditions in the Merger Agreement, including the termination or expiration of the applicable waiting period under the HSR Act, the adoption by the Sonder Stockholders of the Merger Agreement and the approval of the transactions contemplated thereby and the approval by the stockholders of the Company of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal. The Company and the Sonder Supporting Stockholders with a sufficient number of votes to adopt the Merger Agreement and approve of the transactions contemplated thereby, including the Business Combination, entered into Voting and Support Agreements, pursuant to which, among other things, such Sonder Supporting Stockholders agreed to vote their shares of Sonder Stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Business Combination. For a summary of the conditions that must be satisfied or waived prior to consummation of the Business Combination, please see the section titled “
The Merger Agreement and Related Agreements.
”
Q: What happens if the Business Combination is not consummated?
A: There are certain circumstances under which the Merger Agreement may be terminated. Please see the section titled “
The Merger Agreement and Related Agreements
” for information regarding the parties’ specific termination rights.
If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until January 22, 2023. Unless we amend the Current Company

Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by January 22, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Company IPO. Please see the section titled “
Risk Factors—Risks Related to the Company and the Business Combination
.”
Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete an initial business combination by January 22, 2023, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless unless we amend our Current Company Certificate and amend certain other agreements into which we have entered to extend the life of the Company.
Q: When is the Business Combination expected to be completed?
A: The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection titled “
The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination.
” Following the Closing of the Business Combination, Sonder will merge with and into First Merger Sub, with Sonder surviving the First Merger as the Surviving Corporation. Following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. The Mergers will become effective at the time and on the date specified in the certificate of mergers in accordance with the DGCL and the Delaware Limited Liability Company Act. The consummation of the Business Combination is expected to occur in the second half of 2021.
For a description of the conditions to the consummation of the Business Combination, see the section titled “
The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination
.”
Q: Is the approval of the Sonder Stockholders required to consummate the Business Combination?
A: Yes. In order to consummate the Business Combination, the Sonder Stockholders holding (i) a majority of the outstanding shares of Sonder Stock, (ii) a majority of the outstanding shares of Sonder Preferred Stock and the Sonder Special Voting Preferred Stock, including a majority of the outstanding shares of the Sonder Senior Preferred Stock, (iii) a majority of the outstanding shares of the Sonder Special Voting Stock, (iv) a majority of the outstanding shares of Sonder Series C Preferred Stock, Sonder Series
C-1
Preferred Stock and the Sonder Special Voting Series C Stock, including a majority of the outstanding shares of the Sonder Series
C-1
Preferred Stock, (v) a majority of the outstanding shares of Sonder Series D Preferred Stock, Sonder Series
D-1
Preferred Stock and the Sonder Special Voting Series D Stock, including a majority of the outstanding shares of the Sonder Series
D-1
Preferred Stock and (vi) a majority of the outstanding shares of Sonder Series E Preferred Stock and the Sonder Special Voting Series E Stock (the majorities described in clauses “(i)” through “(vi),” together the “
Sonder Requisite Approval
”), must adopt the Merger Agreement. The Sonder Requisite Approval is the only vote of the holders of Sonder Stock required to approve and adopt the Business Combination.

On April 29, 2021, the Company and the Sonder Supporting Stockholders with a sufficient number of votes to achieve the Sonder Requisite Approval entered into Voting and Support Agreements, pursuant to which, among other things, such Sonder Supporting Stockholders agreed to vote their shares of Sonder Stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. Sonder will solicit the written consent of Sonder Stockholders, including the Sonder Supporting Stockholders, to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals, prior to the consummation of the Business Combination.
Q: What do I need to do now?
A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q: How do I vote?
A: If you were a holder of record of shares of our Common Stock on [●], 2021, the record date for the Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Voting by Mail
. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [●] on [●].
Voting at the Special Meeting via the Virtual Meeting Platform
. If you attend the Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section titled “
Special Meeting of the Stockholders of the Company in lieu of the 2021 Annual Meeting of the Company
.”
Q: What will happen if I abstain from voting or fail to vote at the Special Meeting?
A: At the Special Meeting, we will count a properly executed proxy marked “
ABSTAIN
” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal; a failure to vote or abstention will have the same effect as a vote “
AGAINST
” the Charter Proposal.

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?
A: Signed and dated proxies we receive without an indication of how the stockholder intends to vote on a proposal will be voted “
FOR
” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.
Q: If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?
A: Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus/consent solicitation statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary
and, therefore, your broker, bank, or nominee
cannot vote your shares without your instruction
on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker
non-votes
will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q: How will a broker
non-vote
impact the results of each proposal?
A: Broker
non-votes
will count as a vote “
AGAINST
” the Charter Proposal but will not have any effect on the outcome of any other proposals.
Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q: Who will solicit and pay the cost of soliciting proxies for the Special Meeting?
A: We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC (“
Morrow
”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow a fee of $27,250, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket
expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q: Who can help answer my questions?
A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or the enclosed proxy card you should contact:
Gores Metropoulos II, Inc.
6260 Lookout Road,
Boulder, CO 80301
(303)
531-3100
Email: jchou@gores.com
You may also contact the proxy solicitor for the Company at:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800)
662-5200
Banks and brokerage, please call: (203)
658-9400
Email: GMII.info@investor.morrowsodali.com
To obtain timely delivery, Company stockholders must request the materials no later than [●], 2021, or five business days prior to the Special Meeting.
You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section titled “
Where You Can Find More Information
.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:
Computershare Trust Company, N.A.
520 Pike Street, Suite 1305
Seattle, WA 98101
Attention: Joe Campbell
Email: joseph.campbell@computershare.com

QUESTIONS AND ANSWERS ABOUT SONDER’S SOLICITATION OF WRITTEN CONSENTS
Q: Why am I receiving this proxy statement/prospectus/consent solicitation statement?
A:
The Sonder Stockholders are being asked to (i) adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination and (ii) approve, on a non-binding
advisory basis, each of the amendments described in Proposal No. 4 of this proxy statement/prospectus/consent solicitation statement by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement. As a result of the Business Combination, the Company will acquire Sonder. Subject to the terms of the Merger Agreement, holders of Sonder equity interests (and convertible securities) will be entitled to receive shares of Common Stock or Post-Combination Company Special Voting Common Stock at a deemed value of $10.00 per share as consideration following the Merger. For more information about the consideration payable to the holders of Sonder equity interests (and special voting securities), please see the section titled “
The Business Combination—Consideration in the Business Combination
” beginning on page [●] of this proxy statement/prospectus/consent solicitation statement.
A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation statement as
Annex A
. This proxy statement/prospectus/consent solicitation statement and its Annexes contain important information about the proposed Business Combination and the solicitation of written consents. You should read this proxy statement/prospectus/consent solicitation statement and its Annexes carefully and in their entirety.
The Sonder Stockholders are encouraged to return their written consent as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement and its Annexes.
Q: Who is entitled to act by written consent?
A:
The Sonder Stockholders of record holding shares of Sonder Stock at the close of business on the record date of April 29, 2021 (the “
Sonder Record Date
”), will be notified of and be entitled to execute and deliver a written consent with respect to the written consent distributed with this proxy statement/prospectus/consent solicitation statement.
Q: How can I give my consent?
A:
The Sonder Stockholders may give their consent by completing, dating and signing the written consent distributed with this proxy statement/prospectus/consent solicitation statement. The Sonder Stockholders may either electronically sign the written consent sent by Sonder to each Sonder Stockholder’s electronic address on record at Sonder or manually sign and email a scanned copy of the Sonder Stockholder’s signature page to Sonder’s legal advisor, Wilson Sonsini, at the following email address: aminor@wsgr.com.
Q: What is the deadline for returning my consent?
A:
The targeted final date for the receipt of written consents (the “
target date
”) is currently 5:00 p.m., Pacific Time, on [●], 2021. Sonder reserves the right to extend the final date for the receipt of written consents beyond the target date. Any such extension may be made without notice to Sonder Stockholders. Once a sufficient number of consents to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, have been received, the consent solicitation will conclude. The delivery of the written consent by each of the Sonder Supporting Stockholders pursuant to the Support Agreements will be sufficient to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination.

Q: What approval is required to adopt the Merger Agreement?
A:
In order to consummate the Business Combination, Sonder holders of (i) a majority of the outstanding shares of Sonder Stock, (ii) a majority of the outstanding shares of Sonder Preferred Stock and the Sonder Special Voting Preferred Stock, including a majority of the outstanding shares of the Sonder Senior Preferred Stock, (iii) a majority of the outstanding shares of the Sonder Special Voting Stock, (iv) a majority of the outstanding shares of Sonder Series C Preferred Stock, Sonder Series
C-1
Preferred Stock and the Sonder Special Voting Series C Stock, including a majority of the outstanding shares of the Sonder Series
C-1
Preferred Stock, (v) a majority of the outstanding shares of Sonder Series D Preferred Stock, Sonder Series
D-1
Preferred Stock and the Sonder Special Voting Series D Stock, including a majority of the outstanding shares of the Sonder Series
D-1
Preferred Stock and (vi) a majority of the outstanding shares of Sonder Series E Preferred Stock and the Sonder Special Voting Series E Stock (the majorities described in clauses “(i)” through “(vi),” together the “
Sonder Requisite Approval
”), must adopt the Merger Agreement. The Sonder Requisite Approval is the only vote of the holders of capital stock of Sonder required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination.
On April 29, 2021, the Company and the Sonder Supporting Stockholders with a sufficient number of votes to achieve the Sonder Requisite Approval entered into Voting and Support Agreements, pursuant to which, among other things, such Sonder Stockholders agreed to vote their shares of Sonder Stock in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination. Sonder will solicit the written consent of Sonder Stockholders, including the Supporting Sonder Stockholders, to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, prior to the consummation of the Business Combination.
Q: Can I dissent and require appraisal of my Sonder Stock?
If you are a Sonder Stockholder who does not deliver a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination, you will, if you comply with Section 262 of the DGCL, be entitled to appraisal rights. A summary description of Section 262 of the DGCL is attached as
Annex L
to this proxy statement/prospectus/consent solicitation statement. Failure to follow any of the statutory procedures set forth in
Annex L
will result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a written demand for appraisal to Sonder after receiving a notice that appraisal rights are available to you, which notice will be sent to non-consenting
Sonder Stockholders in the future. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving of such notice may not be effective to perfect your rights. For more information, see the section titled “
Appraisal Rights
” of this proxy statement/prospectus/consent solicitation statement.
Q: What are the material United States federal income tax consequences of the Business Combination to Sonder Stockholders?
The parties intend for the Mergers to be treated as an integrated transaction and together to constitute a single “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code for U.S. federal income tax purposes. Provided that the Mergers qualify as a reorganization, no gain or loss will generally be recognized by a U.S. holder of Sonder Stock for U.S. federal income tax purposes on the exchange of its shares of Sonder Stock for Common Stock (including any Earn Out Shares) in the First Merger, except, in each case, with respect to cash received in lieu of fractional shares and imputed interest.
For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, please carefully review the information set forth in the section titled “
Material U.S. Federal Income Tax Considerations of the Business Combination—Material U.S. Federal Income Tax Considerations of the Mergers to U.S. Holders of Sonder Stock
” of this proxy statement/prospectus/consent solicitation statement. The tax consequences of the

Business Combination to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the Business Combination, including the effects of U.S. federal, state or local, or
non-U.S.
tax laws.
Q: Who should I contact if I have any questions about the consent solicitation?
A: If you have any questions about the Business Combination or how to execute your written consent electronically or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or a replacement written consent, you should contact Wilson Sonsini, Sonder’s legal advisor, at aminor@wsgr.com.

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus/consent solicitation statement and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/consent solicitation statement, including the Annexes and accompanying financial statements of the Company and Sonder, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section titled “Where You Can Find More Information” beginning on page [
●
] of this proxy statement/prospectus/consent solicitation statement.
Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by our Public Stockholders, (ii) no inclusion of any shares issuable upon the exercise of the Company Warrants, (iii) no issuance of Earn Out Shares, (iv) an Option Exchange Ratio equal to the Per Share Company Common Stock Consideration (and excluding any Discounted Earn Out Option Amount), and (v) the issuance of all shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Shares occurring following the Business Combination.
Company
The Company is a blank check company incorporated on July 21, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GMII,” “GMIIU” and “GMIIW,” respectively. The Company intends to apply to continue the listing of its Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.
The mailing address of the Company’s principal executive office is 6260 Lookout Road, Boulder, CO 80301 and its telephone number is (303) 531-3100.
First Merger Sub
First Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Second Merger Sub, formed by the Company on April 13, 2021, to consummate the Business Combination. In the Business Combination, First Merger Sub will merge with and into Sonder, with Sonder continuing as the Surviving Corporation.
The mailing address of First Merger Sub’s principal executive office is 6260 Lookout Road, Boulder, CO 80301.
Second Merger Sub
Second Merger Sub, a Delaware limited liability company, is a wholly-owned subsidiary of the Company, formed by the Company on April 13, 2021, to consummate the Business Combination. In the Business Combination, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.
The mailing address of Second Merger Sub’s principal executive office is 6260 Lookout Road, Boulder, CO 80301.

Sonder
Sonder’s mission is to revolutionize hospitality through design and technology to make a world of better stays open to all. With its innovative end-to-end model, Sonder aims to provide better choice, comfort, reliability and a compelling price point across a wide variety of use cases—from one night to extended stays—for its diverse traveler types. Officially launched in 2014 and headquartered in San Francisco, California, Sonder’s unique product portfolio of Live and Contracted Units—from rooms to suites and apartments—now spans 39 cities in ten countries and three continents. Sonder works directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations. Sonder operates and manages each of its 250+ live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support.
Sonder has incurred net losses each year since its inception, including net losses of $152.5 million and $122.5 million for the six months ended June 30, 2021 and 2020, respectively, and $250.3 million and $178.2 million for the years ended December 31, 2020 and December 31, 2019, respectively. In addition, Sonder had an accumulated deficit of $672.9 million as of June 30, 2021. Sonder’s revenue was $78.8 million and $60.7 million for the six months ended June 30, 2021 and 2020, respectively, and was $115.7 million and $142.9 million for the years ended December 31, 2020 and 2019, respectively. Please see the section titled “
Risk Factors—Risks Related to the Post-Combination Company’s Business—Sonder has a history of net losses and it may not be able to achieve or maintain profitability in the future
” for additional information.
The mailing address of Sonder’s principal executive office is 101 15th Street, San Francisco, CA 94103 and its telephone number is (617) 300-0956.
The Business Combination
General
On April 29, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Sonder. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	First Merger Sub will merge with and into Sonder, with Sonder continuing as the Surviving Corporation of the First Merger;

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•	in connection with the Business Combination, we will adopt the proposed Amended and Restated Certificate of Incorporation effective prior to the effective time of the First Merger;

•
in connection with the Business Combination, holders of shares of Sonder Common Stock (following the conversion of each issued and outstanding share of Sonder Preferred Stock and the Sonder Convertible Notes into shares of Sonder Common Stock prior to the effective time of the First Merger) will be entitled to receive a number of shares of newly-issued Common Stock equal to the Per Share Sonder Common Stock Consideration for each such share of Sonder Common Stock held by such holder immediately prior to the effective time of the First Merger. Holders of shares of Sonder Special Voting Common Stock will be entitled to receive a number of shares of newly-issued Post-Combination Company Special Voting Common Stock equal to the Per Share Sonder Special Voting Stock Consideration for each such share of Sonder Special Voting Common Stock held by such holder immediately prior to the effective time of the First Merger;

•
in connection with the Business Combination, each Sonder Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option, subject to the same terms and conditions as were applicable to the corresponding Sonder Stock Option prior to the closing of the Business Combination, to acquire a number of shares of Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Sonder Common Stock subject to the Sonder Stock Option immediately prior to the effective time of the First Merger multiplied by (ii) the Option Exchange Ratio (rounded down to the nearest whole number of shares of Common Stock), at a per share exercise price equal to (x) the per share exercise price of the Sonder Stock Option immediately prior to the effective time of the First Merger divided by (y) the Option Exchange Ratio (rounded up to the nearest whole cent);

•
in connection with the Business Combination, each share of Sonder Canada Exchangeable Common Shares will be exchanged into a new series of the same class of virtually identical Post-Combination Canada Exchangeable Common Shares exchangeable for Common Stock upon the completion of the First Merger;

•
at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which, (a) any (i) outstanding share of Common Stock or any Private Placement Warrants, (ii) shares of Common Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights; and

•
following the closing of the Business Combination, the foregoing consideration to be paid to the Sonder equityholders may be further increased by amounts payable in respect of Earn Out Shares, of up to an aggregate of 14,500,000 shares of Common Stock.

In connection with the foregoing, our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination. In addition, our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.

Organizational Structure
The following diagram shows the current ownership structure of the Company:

Initial Stockholders(1) Public Stockholders20% 80%Gores Metropoulos II, Inc., a Delaware corporationSunshine Merger Sub II, LLC, a Delaware limited liability companySunshine Merger Sub I, Inc., a Delaware corporation

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, prior to the Business Combination, please see the section titled “
Beneficial Ownership of Securities
.”

The following diagram shows the current ownership structure of Sonder:

Sonder Stockholders Sonder Holdings Inc.Note (1)Sonder Group Holdings LLCNote (2)Sonder Exchange ULCSonder Canada Inc.Other SubsidiariesOther SubsidiariesSonder Hospitality USA Inc.Sonder Guest Services LLCSonder International Holdings LtdOther Subsidiaries

(1)
All subsidiaries are directly or indirectly owned 100% by Sonder Holdings Inc. except (i) Sonder Canada Inc. as described in note (2) below, and (ii) Sonder’s Middle East subsidiaries which are beneficially owned and controlled by Sonder International Holdings Ltd and have a locally resident shareholder of record, as required under local ownership regulations.

(2)
Sonder Group Holdings LLC owns 100% of the common shares of Sonder Canada Inc., which carry 100% of the voting rights. Canadian shareholders of Sonder Canada Inc. own non-voting exchangeable shares constituting less than 30% of the total shares outstanding of Sonder Canada Inc.

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company:

Initial Stockholders (1)(2)Public StockholdersSubscribers (2)Sonder Stockholders (3)(4)3.8%(5) 15.3%(5)6.8%(5)74.1%(5)Sonder Holdings Inc.(fka Gores Metropoulos II, Inc.),a Delaware corporationNote (6)Sonder Holdings LLC(fka Sunshine Merger Sub II, LLC)Sonder Group Holdings LLCNote (7)Sonder Exchange ULCSonder Canada Inc.Other subsidiariesOther subsidiariesSonder Hospitality USA Inc.Sonder Guest Services LLCSonder International Holdings LtdOther subsidiaries

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section titled “
Beneficial Ownership of Securities.
”

(2)
The PIPE Investors’ ownership percentage includes 4,000,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, and such shares are consequently excluded from the Initial Stockholders’ ownership percentage.

(3)
The ownership interests of the Sonder Stockholders (i) include the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Sonder Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of Sonder
Equity Awards
”), and (ii) reflect the exercise of all outstanding Sonder warrants and the conversion of all outstanding Sonder convertible notes into Common Stock in connection with the consummation of the Business Combination.

(4)	For more information about the ownership interests of the Sonder equityholders following the Business Combination, please see the section titled “ Beneficial Ownership of Securities .”
(5)
These ownership percentages assume (i) no exercise of redemption rights by our Public Stockholders, (ii) no issuance of Earn Out Shares, (iii) inclusion of the Rollover Options calculated on the basis described in note (3) above, and (iv) the exercise of all outstanding Sonder warrants and conversion of Sonder convertible notes into Common Stock.

(6)
All subsidiaries are directly or indirectly owned 100% by Sonder Holdings Inc. except (i) Sonder Canada Inc. as described in note (7) below, and (ii) Sonder’s Middle East subsidiaries, which are beneficially owned and controlled by Sonder International Holdings Ltd and have a locally resident shareholder of record, as required under local ownership regulations.

(7)
Sonder Group Holdings LLC owns 100% of the common shares of Sonder Canada Inc., which carry 100% of the voting rights. Canadian shareholders of Sonder Canada Inc. own nonvoting exchangeable shares constituting less than 30% of the total shares outstanding of Sonder Canada Inc.

Consideration to Sonder Stockholders in the Business Combination
Pursuant to the Merger Agreement, the aggregate purchase price to be paid by the Company to acquire Sonder is expected to be approximately $2.177 billion. At the closing of the Business Combination, each Sonder Stockholder will receive a mix of shares of Common Stock and cash consideration in lieu of fractional shares. Following the closing of the Business Combination, each Sonder Stockholder may receive additional shares of Common Stock as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement pursuant to the earn out.
The following table sets forth ranges of potential aggregate stock consideration taking into account adjustments that may occur based on the realization of the benchmark share prices in the earn out:

($ and shares in thousands)	Assuming No Earn Out Target	Triggering Event I (3) Achieved	Triggering Event II (4) Achieved	Triggering Event III (5) Achieved	Triggering Event IV (6) Achieved	Triggering Event V (7) Achieved	Triggering Event VI (8) Achieved
Aggregate Company Stock Consideration	$2,176,603	$2,176,603	$2,176,603	$2,176,603	$2,176,603	$2,176,603	$2,176,603
Value of Earn Out Shares (1)	$—	$31,417	$68,875	$112,375	$161,917	$217,500	$279,125
Earn Out Shares	0	2,417	4,833	7,250	9,667	12,083	14,500
Aggregate Consideration (inclusive of $ Value of Earn Out Shares)	$2,176,603	$2,208,020	$2,245,478	$2,288,978	$2,338,520	$2,394,103	$2,455,728
Total Shares (Assuming No Redemptions)	293,910	296,327	298,744	301,160	303,577	305,994	308,410
Total Shares (Assuming Redemption of 15 Million Public Shares)	278,909	281,326	283,742	286,159	288,576	290,992	293,409
Post-Combination Company Stock Ownership of Public Stockholders Assuming No Redemptions (2)	15.31%	15.19%	15.06%	14.94%	14.82%	14.71%	14.59%
Post-Combination Company Stock Ownership of Public Stockholders Assuming Redemption of 15 Million Public Shares (2)	10.76%	10.66%	10.57%	10.48%	10.40%	10.31%	10.22%

(1)
Value of Earn-Out Shares based on Common Stock awarded at each Triggering Event multiplied by the applicable Common Share Price (i.e., the volume weighted average closing sale price of one share of Common Stock on the Nasdaq for a period of at least 10 days out of 20 consecutive trading days) required to be achieved at such Triggering Event. For example, Triggering Event IV will be met when the Common Share Price reaches $20.50, at which time approximately 2,416,667 Earn Out Shares will be issued with an implied value of approximately $49.54 million (based on a $20.50 stock price). The total Value of Earn Out Shares in Triggering Event IV would also include three tranches of approximately 2,416,667 Earn-Out shares per tranche with implied values, respectively, of approximately of $43.50 million (based on a $18.00 stock price from Triggering Event III), $37.46 million (based on a $15.50 stock price from Triggering Event II) and $31.42 million (based on a $13.00 stock price from Triggering Event I).

(2)
Ownership numbers assume (a) no inclusion of any shares issuable upon the exercise of the Company Warrants, (b) an Option Exchange Ratio equal to the Per Share Company Common Stock Consideration (and excluding any Discounted Earn Out Option Amount), (c) the issuance of all shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Shares following the Business Combination, (d) the issuance of all outstanding shares related to the exercise of Rollover Options are issued to former holders of Sonder stock options and (e) that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of any benchmark share prices for the Triggering Events in the earn out.

(3)
“Triggering Event I” means the date on which the Common Share Price is greater than $13.00 within the Earn Out Period (i.e., the period beginning on the 180th day following the closing date of the Business Combination and ending on the fifth anniversary of such date).

(4)	“Triggering Event II” means the date on which the Common Share Price is greater than $15.50 within the Earn Out Period.
(5)	“Triggering Event III” means the date on which the Common Share Price is greater than $18.00 within the Earn Out Period.
(6)	“Triggering Event IV” means the date on which the Common Share Price is greater than $20.50 within the Earn Out Period.
(7)	“Triggering Event V” means the date on which the Common Share Price is greater than $23.00 within the Earn Out Period.
(8)	“Triggering Event VI” means the date on which the Common Share Price is greater than $25.00 within the Earn Out Period.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Sonder and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•
the applicable waiting period(s) under the HSR Act (and any extensions thereof, including any agreement with a governmental authority to delay consummation of the Business Combination) in respect of the Business Combination shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal shall have been obtained;

•	the Sonder Requisite Approval to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, shall have been obtained;

•	the Canadian Approvals shall have been delivered;

•
the Common Stock to be issued in connection with the Business Combination (including the Common Stock to be issued pursuant to the earn out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
the registration statement, of which this proxy statement/prospectus/consent solicitation statement is a part, shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus/consent solicitation statement is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Sonder’s Obligations
The obligation of Sonder to consummate and effect the Mergers is subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Sonder:

•
(i) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, including the Mergers, and (ii) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing of the Business Combination shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by the chief executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Amended and Restated Certificate of Incorporation; and

•
the Company shall have Closing Cash equal to or exceeding $500,000,000. “
Closing Cash
” as used in herein means the amount equal to: (i) the funds contained in the Trust Account as of the effective time of the First Merger; plus (ii) all other cash and cash equivalents of the Company; plus (iii) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; minus (iv) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations
The obligations of the Company to consummate and effect the Mergers are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•
(i) certain representations and warranties of Sonder with respect to due incorporation and the representations and warranties of Sonder with respect to due incorporation, due authorization, capitalization, brokers’ fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), (ii) the representations and warranties of Sonder with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (iii) all other representations and warranties of Sonder shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Sonder to be performed or complied with as of or prior to the closing of the Business Combination shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Sonder certifying that the conditions in the two preceding bullets have been satisfied.
Related Agreements
Subscription Agreements
On or prior to April 29, 2021, the Company entered into Subscription Agreements with certain investors, including the Individual Investor Subscription Agreements, Institutional Investor Subscription Agreements and the Sponsor’s subscription agreement (the “
Sponsor Subscription Agreement
”) pursuant to which the investors have agreed to purchase an aggregate of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the PIPE Investment.
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; or (d) if the consummation of the Business Combination shall not have occurred by October 28, 2021. As of the date hereof, the shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the closing of the First Merger, file with the SEC the Post-Closing Registration Statement registering the resale of such shares of Common Stock (following the automatic conversion of the Class A Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
The Sponsor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to syndicate the Common Stock purchased under the Sponsor Subscription Agreement in advance of the closing of the First Merger. The Institutional Investor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreement, except that it contains additional representations and warranties on the part of the Company and restrictions regarding the Company’s ability to delay or suspend a Post-Closing Registration Statement filed pursuant to the registration rights provided under the Institutional Investor Subscription Agreements. The form Subscription Agreements are attached hereto as
Annex E
to this proxy statement/prospectus/consent solicitation statement and the foregoing description of the PIPE Investment is qualified in its entirety by reference thereto.

Registration Rights Agreement
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus/consent solicitation statement, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, the Registration Rights Holders will be entitled to certain registration rights with respect to any (i) outstanding share of Common Stock or any Private Placement Warrants, (ii) Founder Shares reclassified into Common Stock and shares of Common Stock issued upon exercise of the Private Placement Warrants, (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Holders, (iv) Common Stock issued or issuable upon conversion of the Sonder Convertible Notes or upon exercise of the warrants issued pursuant to the Note Purchase Agreement, dated on or about March 12, 2021 between Sonder and the other parties thereto and (v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses “(i)” through “(iv)” by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder, subject to certain limitations set forth in the Registration Rights Agreement.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the Business Combination, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline; provided, that the effectiveness deadline will be extended to 90 days after the filing deadline if the registration statement is reviewed by, and receives comments from, the SEC. The Registration Rights Holders are each entitled to make up to two demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Common Stock effected pursuant to the terms of the Registration Rights Agreement.
Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company IPO, which (i) in the case of the Class F Stock is 180 days after the consummation of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Common Stock underlying the Private Placement Warrants, is 30 days after the consummation of the Business Combination.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in
Annex F
to this proxy statement/prospectus/consent solicitation statement.
Primary Lock-Up Agreements
Sonder Supporting Stockholders will enter into separate letters with Sonder (the “
Primary Lock-Up Agreements
”), pursuant to which such Sonder Supporting Stockholders will agree to be bound by restrictions on their ability to transfer such shares of Common Stock for a period of 180 days after the closing of the Business Combination; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then following achievement of each such price, one-third of the shares of Common Stock owned by the Sonder Stockholder will no longer be subject to such transfer restrictions in the Primary Lock-Up Agreements (not to occur earlier than 90 days following the consummation of the Business Combination).

Conversion Share Lock-Up Agreements
Sonder Stockholders who will receive Conversion Shares (the “
Sonder Noteholders
”) will enter into separate letters with Sonder (the “
Conversion Share Lock-Up Agreements
”), pursuant to which such Sonder Noteholders will agree to be bound by restrictions on the transfer of their Conversion Shares until the earlier of (i) 180 days after the consummation of the Business Combination or (ii) the date that the resale registration statement on Form S-1 registering the PIPE Shares is declared effective by the SEC.
Voting and Support Agreements
On April 29, 2021, the Company and the Sonder Supporting Stockholders with a sufficient number of votes to achieve the Sonder Requisite Approval entered into Voting and Support Agreements, pursuant to which, among other things, such Sonder Supporting Stockholders agreed to vote their shares of Sonder Stock in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination.
Impact of the Business Combination on the Company’s Public Float
It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 15.3% of the Post-Combination Company Common Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.8% of the Post-Combination Company Stock (excluding 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment); (iii) the PIPE Investors (including 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 6.8% of the Post-Combination Company Stock; and (iv) the Sonder Securityholders will own approximately 74.1% of the Post-Combination Company Stock. In the event that, following the Business Combination, all 14,500,000 Earn Out Shares are issued to Sonder Securityholders and assuming that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out: (i) our Public Stockholders will retain an ownership interest of approximately 14.6% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.6% of the Post-Combination Company Stock (excluding 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment); (iii) the PIPE Investors (including 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 6.5% of the Post-Combination Company Stock; and (iv) the Sonder Securityholders will own approximately 75.3% of the Post-Combination Company Stock.
In this proxy statement/prospectus/consent solicitation statement, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Sonder as of the effective time of the First Merger, equals or exceeds $500,000,000. For more information, please see the sections titled “
The Business Combination—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”

Our Board’s Reasons for Approval of the Business Combination
We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify and consummate an initial business combination with one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.
In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•
Ability to Transform the Hospitality Industry on a Global Scale
.
Our Board noted that Sonder’s strategic, technological and operational performance, along with its partnerships with artists, architects and significant technology investments, allow it to leverage technology and design across the value chain, creating a unique brand providing high quality and tech-enabled experiences to consumers and suppliers at a compelling value within the $800 billion addressable lodging market.

•
Resiliency in Adverse Economic Conditions.
Our Board noted the resiliency of Sonder’s business model during the COVID-19 pandemic, which allowed Sonder to significantly outperform the hotel industry and outperform its competitors. Additionally, our Board considered Sonder’s strong performance in generating direct bookings since the beginning of the COVID-19 pandemic.

•
Market Leadership.
Our Board took into account Sonder’s market leadership in the hospitality industry, noting Sonder’s existing platform and long-term growth potential compared favorably to its competition. Our Board also recognized that a number of Sonder’s historic competitors recently exited the market, creating more whitespace for growth.

•
Significant, Long-Term Growth Potential.
Our Board took into account the upside involved in investing in technology to enhance guest experiences and cost structures, which Sonder has already integrated and continues to refine across multiple markets in countries around the world. The Board believed this would position Sonder to deepen its reach in existing markets and reach unpenetrated markets that represent opportunities for growth. Further, our Board took into account that younger customer demographics inclined to use Sonder’s app-based interface represent a large and growing part of the traveler base. Our Board additionally noted that Sonder plans to further its geographic expansion and to extend into additional product categories, such as vacation and resort destinations, a franchising model and a software solution for third party operators.

•
Vertical Integration of Hospitality Services Drives Exceptional Economics and Value for Customers and Suppliers
.
Our Board noted that Sonder uses its innovative technology in an end-to-end model where it controls nearly every facet of its guests’ experiences with a vertically integrated business (using technology solutions for, among other things, revenue forecasting, real estate underwriting, supply chain, distribution, revenue management, housekeeping and customer service), reducing operating costs by as much as 50% compared to traditional hotels and bringing service to a customer’s phone through Sonder’s app, which produces customer satisfaction scores of approximately 70% across Sonder’s locations. Our Board also noted that Sonder’s real estate partners also benefit through cost efficiencies driven by Sonder’s technology and operational capabilities, increasing cash flows for real estate partners while offloading operational responsibilities to allow real estate developers to better monetize their assets while delivering better and more modern hospitality service to Sonder’s guests.

•
Proven Leadership Team with Deep Technology, Operations and Hospitality Experience.
Our Board noted that the Sonder management team has deep technology, operations and hospitality experience, and that the management team is expected to remain with Sonder upon the closing of the Business Combination. Additionally, our Board believes that Sonder’s proven management team and strategy will help enable Sonder to deliver continued strategic growth.

•
Opinion of our Financial Advisor.
Our Board took into account the opinion of Moelis, dated April 29, 2021, addressed to our Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by us in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the caption “
The Business Combination—Opinion of the Company’s Financial Advisor
.”

•
Other Alternatives.
Our Board believed, after a review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential business combination for us based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believed that such processes had not presented a better alternative.

•	Due Diligence. Our Board took into account the results of our due diligence investigation of Sonder conducted by our management team and our financial and legal advisors.

•
Stockholder Approval.
Our Board considered the fact that, in connection with the Business Combination, our stockholders have the option to (i) remain stockholders of the Company, (ii) sell their shares of Class A Stock or (iii) redeem their shares of Class A Stock for the per share amount held in the Trust Account pursuant to the terms of the Current Company Certificate.

•	Negotiated Terms of the Merger Agreem ent . Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•
Independent Director Role.
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group and Dean Metropoulos. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, Michael Cramer and Joseph Gatto, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect in connection with the Business Combination, and unanimously approved, as members of our Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Redemption Risk.
The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Company Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•
Litigation.
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•
Liquidation of the Company.
The risks and costs to us if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by January 22, 2023 and force us to liquidate and the Public Warrants to expire worthless.

•
Other Risks.
Various other risks associated with the Business Combination, the business of Sonder and ownership of the Post-Combination Company’s shares described under the section titled “
Risk Factors
.”

In addition to considering the factors described above, our Board also considered that:

•
Interests of Certain Persons.
Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders (see the section titled “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other
Current Officers and Directors
”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.
The Sonder Board’s Reasons for Approval of the Business Combination
After consideration, the Sonder Board adopted resolutions unanimously (i) determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Sonder and Sonder Stockholders, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Mergers, (iii) and directing that the Merger Agreement be submitted to the Sonder Stockholders for their consideration. The Sonder Board unanimously recommends that the Sonder Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
In reaching its decision to approve and declare advisable the Merger Agreement, and in resolving to recommend that Sonder Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, the Sonder Board consulted with Sonder’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Sonder’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets. Among the various factors that the Sonder Board considered in favor of its decision are:

•
Evaluation of Alternative Transactions.
It is the belief of the Sonder Board, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate Sonder as a privately held entity, that the proposed Business Combination represents the best potential transaction for Sonder to create greater value for the Sonder Stockholders, while also providing greater liquidity for the Sonder Stockholders by owning stock in a public company.

•
Terms of the Merger Agreement.
The Sonder Board considered the terms and conditions of the Merger Agreement, including, but not limited to, the nature and scope of the closing conditions and the likelihood of obtaining any necessary approvals, in addition to the transactions contemplated thereby, including the Mergers.

•
Consideration Received by Sonder Stockholders.
The Sonder Board considered the amount of consideration to be received by the Sonder Stockholders in the proposed Mergers under the terms and conditions of the Merger Agreement.

•
Size of Post-Combination Company.
The Sonder Board considered the implied enterprise value of approximately $2.2 billion for Sonder at the closing of the Business Combination, providing the Sonder Stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•
Access to Capital.
The Sonder Board considered the current industry trends and market conditions affecting Sonder and the cost of alternative means of raising capital and expects that the Business Combination would be a more time- and cost-effective means to access capital and potentially repay its existing indebtedness than other options considered.

•
Benefit from Being a Public Company.
The Sonder Board believes that as a newly public company, Sonder will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•
Opportunity to Increase Earnings and Expand Prospects.
The Sonder Board considered the financial condition, historical results of operations, and business and strategic objectives of Sonder, as well as the risks involved in achieving those objectives, and believes that the Business Combination will create an opportunity for Sonder to increase future earnings and cultivate superior prospects.

•
Insider Letters.
The Sonder Board considered that, pursuant to the letter agreements entered into with the Company, each of Messrs. Alec E. Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto and Andrew McBride (collectively, the “
Insiders
”) and the Sponsor, the Insiders and the Sponsor agreed to, among other things, vote all of the shares of the capital stock of the Company they hold to approve the Business Combination Proposal at the Special Meeting and not to redeem such shares in connection with the transactions contemplated by the Merger Agreement.

•
Primary Lock-Up Agreements
. The Sonder Board also considered that in connection with the consummation of the Mergers, the Company, Sonder and certain Sonder Stockholders who will receive Common Stock will enter into Primary Lock-Up Agreements. Under the Primary Lock-Up Agreements, such stockholders will agree not to, subject to certain exceptions, without the prior written consent of the Post-Combination Company Board, (i) sell or otherwise dispose of, or agree to sell or dispose of, any shares of Common Stock held by the stockholder immediately after the effective time of the Mergers or any shares of Common Stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Common Stock held by the stockholder immediately after the effective time of the Mergers (the “
Lock-Up Shares
”), (ii) enter into any arrangement that transfers to another any of the economic consequences of ownership of any of such Lock-Up Shares, or (iii) publicly announce any intention to effect any transaction specified in clause “(i)” or “(ii)” above for 180 days after the closing date of the Mergers; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then following achievement of each such price, one-third of the shares of Common Stock owned by the Sonder Stockholder will no longer be subject to such transfer restrictions in the Primary Lock-Up Agreements (not to occur earlier than 90 days following the consummation of the Business Combination).

•
Conversion Share Lock-Up Agreements.
The Sonder Board also considered that, in connection with the consummation of the Mergers, the Company, Sonder and Sonder Noteholders who will receive Common Stock will enter into Conversion Share Lock-Up Agreements. Under the Conversion Share Lock-Up Agreements, such Sonder Noteholders will agree to be bound by restrictions on the transfer of their Conversion Shares until the earlier of (i) 180 days after the consummation of the Business Combination or (ii) the date that the resale registration statement on Form S-1 registering the PIPE Shares is declared effective by the SEC.

•
Registration Rights Agreement.
The Sonder Board also considered that, in connection with the consummation of the Mergers, the Company, the Sponsor, Sonder, certain Company stockholders and certain Sonder Stockholders who will receive Common Stock will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Post-Combination Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Common Stock, including shares issued as Earn Out Shares or issuable upon the conversion of certain Earn Out Shares (as defined in the Merger Agreement), and Private Placement Warrants, subject to certain requirements and customary conditions. The Registration Rights Agreement will also provide that the Post-Combination Company will pay certain expenses relating to such registrations and indemnify the Registration Rights Holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. For a more detailed description of the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements—Registration Rights Agreement.
”

The Sonder Board also considered the following negative factors:

•
Risk that the Business Combination may not be completed
.
The Sonder Board considered the risk that the Business Combination might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•
Effects on reputation, business and employees if the Business Combination is not completed.
The Sonder Board considered the possibility that there may be an adverse effect on Sonder’s reputation, business and employees upon the public announcement of the agreement to enter into the Merger Agreement or in the event the Business Combination is not completed.

•
Expenses and challenges
.
The Sonder Board considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•
Costs of being a public company
.
The Sonder Board considered the additional public company expenses and obligations that Sonder’s business will be subject to following the closing of the Business Combination that it has not previously been subject to as a private company.

•
Restrictions on operation of Sonder’s business prior to the closing.
The Sonder Board considered the fact that, although Sonder will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the closing of the Business Combination, the Merger Agreement generally obligates Sonder, subject to the Company’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to conduct its business during the period prior to the closing of the Business Combination in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Sonder from undertaking certain business opportunities that might arise prior to the closing of the Business Combination.

•
Interests of Sonder executive officers and directors
.
The Sonder Board considered the fact that certain executive officers and directors of Sonder have interests in the Business Combination that may be different from, or in addition to, the interests of the Sonder Stockholders generally, including the manner in which they would be affected by the Business Combination. For more information, see the section titled “
Interests of Certain Persons in the Business Combination—Interests of the Sonder Officers and Directors
.”

•	Other risks . The Sonder Board considered various other risks associated with the Business Combination, including the risks described in the section titled “ Risk Factors .”
The foregoing discussion of the factors considered by the Sonder Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Sonder Board. In reaching its decision to unanimously approve, and declare advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the Sonder Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sonder Board considered all these factors as a whole, including discussions with, and questioning of, Sonder’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
The Sonder Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected the Sonder Stockholders to receive as a result of the Business Combination, including the belief of the Sonder Board that the Business Combination would maximize the immediate value of shares of Sonder Stock and Sonder Preferred Stock and eliminate the risk and uncertainty affecting the future prospects of Sonder, including the potential execution risks associated with going public and pursuing its business plan as a public company. Accordingly, the Sonder Board determined that the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Sonder and the Sonder Stockholders, and unanimously approved, and declared advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The Sonder Board recommends that the Sonder Stockholders execute and deliver a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination, as described in the section titled “
Sonder Solicitation of Written Consents—Purpose of the Consent Solicitation.
”
Independent Director Oversight
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Dean Metropoulos and The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, Michael Cramer and Joseph Gatto, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect in connection with the consummation of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Metropoulos and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. Please see the section titled “
The Business Combination—Independent Director Oversight.
”
Satisfaction of 80% Test
It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of April 29, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $450,007,028 (excluding $15,750,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $360,005,623. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of Sonder of approximately $2.2 billion, which was implied based on the terms of the transaction agreed to by the parties in negotiating the Merger Agreement. In determining whether the enterprise value described above represents the fair market value of Sonder, our Board considered all of the factors described above in this section and the fact that the purchase price for Sonder was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
Special Meeting of the Stockholders of the Company in lieu of the 2021 Annual Meeting of the Company
Date, Time and Place of Special Meeting
In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held via live webcast at [●], on [●], 2021, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
Proposals
At the Special Meeting, Company stockholders will be asked to consider and vote on:

1.
Business Combination Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of Common Stock and Post-Combination Company Special Voting Common Stock constituting more than 20% of the Company’s issued and outstanding shares of Common Stock or other securities convertible into or exercisable for common stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.
Management Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Equity Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

6.	Incentive Plan Proposal —To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

7.	ESPP Proposal – To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved (Proposal No. 9).

Voting Power; Record Date
Only Company stockholders of record at the close of business on [●], 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each Company stockholder is entitled to one vote for each share of our Common Stock that such stockholder owned as of the close of business on the record date. If a Company stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were [●] shares of our Common Stock outstanding, of which [●] are Public Shares and [●] are Founder Shares held by our Initial Stockholders.
Vote of our Initial Stockholders
Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and cast votes on the Business Combination Proposal).
Quorum and Required Vote for Proposals at the Special Meeting
A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal and the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.
Recommendation of our Board of Directors
Our Board believes that approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals, the Management Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
Recommendation of the Sonder Board of Directors
The Sonder Board believes that adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination, is in the best interest of Sonder and the Sonder Stockholders and unanimously recommends that the Sonder Stockholders execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
In the course of reaching its decision to approve the Mergers, the Merger Agreement and the transactions contemplated thereby, including the Business Combination, the Sonder Board consulted with its senior management, legal counsel, and financial advisors, reviewed a significant amount of information and considered a number of reasons, uncertainties and risks concerning the Mergers and Merger Agreement. The Sonder Board concluded that the potential uncertainties and risks associated with the proposed Mergers were outweighed by the potential benefits of completing the Mergers. Accordingly, on April 29, 2021, after careful consideration, the Sonder Board unanimously approved the Merger Agreement and determined that the Mergers, the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and fair to, and in the best interests of, Sonder and its stockholders. For the reasons why the Sonder Board reached its decision to approve the Mergers, Merger Agreement, and the transactions contemplated thereby, and for additional information, see the section titled “
The Business Combination—Recommendation of the Sonder Board and Reasons for the Business Combination
” beginning on page [●] of this proxy statement/prospectus/consent solicitation statement.
Opinion of the Company’s Financial Advisor
At the meeting of the Board on April 29, 2021 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 29, 2021, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.
The full text of Moelis’ written opinion, dated April 29, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as
Annex H
to this proxy statement/prospectus/consent solicitation statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business

Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus/consent solicitation statement). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
Interests of Certain Persons in the Business Combination
Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, shares of Class F Stock held by the Initial Stockholders will convert on a one-for-one basis in connection with the consummation of the Business Combination (including the PIPE Investment);

•
the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares and (after giving effect to the cancellation of 250,000 Founder Shares on March 7, 2021) the remaining 11,250,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $112.5 million but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of shares of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 22, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $11,000,000 for its 5,500,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by January 22, 2023;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Cramer, and Gatto, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.002 per share. If the Company fails to complete an initial business combination by January 22, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 22, 2023;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Metropoulos Sponsor II, LLC (2)	15,175,000	$151,750,000
Alec Gores (2)	15,175,000	$151,750,000
Dean Metropoulos	0	$0
Andrew McBride	0	$0
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 11,175,000 shares of Class F Stock and 4,000,000 shares of Common Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated), and ultimately exercises voting and dispositive power of the securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•
the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the PIPE Investment for an aggregate commitment of approximately $40,000,000, provided that our

Sponsor has the right to syndicate the Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) purchased under such Sponsor Subscription Agreement in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $123,500,000 at risk that depends upon the completion of a business combination. Specifically, $112,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and $11,000,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $2.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.
Interests of Certain Sonder Stockholders and Sonder’s Current Officers and Directors
When you consider the recommendation of the Sonder Board in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination, you should keep in mind that certain of Sonder’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of Sonder’s stockholders generally. The Sonder Board was aware of such interests during its deliberations on the merits of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and in deciding to recommend that the Sonder Stockholders submit written consents in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination. These interests include, among other things:

•
Certain of Sonder’s executive officers hold shares of Sonder Stock, the treatment of which is described in the section titled “
Proposal No. 1
—
The Business Combination Proposal.
” Please see the section titled “
Beneficial Ownership of Securities
” for more information regarding the shares of Sonder Stock held by Sonder’s executive officers.

•
Certain of Sonder’s executive officers and non-employee directors hold restricted stock units and/or options to purchase shares of Sonder Common Stock, which will be assumed by the Company upon the consummation of the Business Combination. The treatment of such equity awards in connection with the Business Combination is described in the section titled “
Proposal No. 1
—
The Business Combination Proposal.
” Please see the section titled “
Beneficial Ownership of Securities
” for more information regarding the shares of Sonder Stock held by Sonder’s executive officers and non-employee directors.

•	The non-employee directors of Sonder have a direct or indirect ownership interest in Sonder Stock, which are described in the section titled “ Beneficial Ownership of Securities .”

•
Sonder’s executive officers will be eligible to receive equity grants under the Management Equity Incentive Plan, under which 14,500,000 shares of Common Stock may be awarded. One-sixth of the share pool becomes available for issuance based on (including prior to but contingent on) the occurrence of each of six distinct triggering events, which occur if the stock price of the Common Stock is equal to or greater than $13.00, $15.50, $18.00, $20.50, $23.00, or $25.50, respectively, within the five year period after the expiration of the lock up period. For additional information, please see the section titled “
Proposal No. 5—The Management Equity Incentive Plan Proposal
.”

•
Sonder’s Chief Executive Officer, Francis Davidson, has agreed to sell 1,829,268 shares of Common Stock acquired in connection with the Business Combination to certain purchasers immediately following the consummation of the Business Combination for $8.20 per share for the purpose of satisfying personal tax liabilities related to his stock ownership and departure tax related to his move from Canada to the United States. The sales are conditioned upon the consummation of the Business Combination.

•
Certain of Sonder’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of Sonder are expected to become executive officers of the Post-Combination Company upon the consummation of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Francis Davidson	Chief Executive Officer and Director
Sanjay Banker	President and Chief Financial Officer
Nicole LaFlamme	Vice President of Human Resources
Satyen Pandya	Chief Technology Officer
Ritesh Patel	Vice President, Corporate Controller
Martin Picard	Global Head of Real Estate
Philip Rothenberg	General Counsel and Secretary

•
In addition, the following individuals who are currently directors of Sonder are expected to become directors of the Post-Combination Company upon the consummation of the Business Combination: Manon Brouillette, Francis Davidson, Nabeel Hyatt and Frits Dirk van Paasschen.

•
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of Sonder’s Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

Redemption Rights
Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we will not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. As of June 30, 2021, the estimated per share redemption price would have been approximately $10.00. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the units sold in the Company IPO.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption, identifies to the Company the beneficial holder of the Public Shares being redeemed and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section titled “
Special Meeting of the Stockholders of the Company in Lieu of
2021 Annual Meeting of Company Stockholders—Redemption Rights
” for the procedures to be followed if you wish to redeem your shares for cash.
Treatment of Sonder Equity Awards
Sonder Stock Options
. As of the effective time of the First Merger, each Sonder Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option, subject to the same terms and conditions as were applicable to the corresponding Sonder Stock Option prior to the closing of the Business Combination, to acquire a number of shares of Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Sonder Common Stock subject to the Sonder Stock Option immediately prior to the effective time of the First Merger multiplied by (ii) the Option Exchange Ratio (rounded down to the nearest whole number of shares of Common Stock), at a per share exercise price equal to (x) the per share exercise price of the Sonder Stock Option immediately prior to the effective time of the First Merger divided by (y) the Option Exchange Ratio (rounded up to the nearest whole cent).
Sonder Warrants
. As of the effective time of the First Merger, each Sonder Warrant that is not exercised and exchanged prior to the effective time of the First Merger will automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Common Stock at an adjusted exercise price per share (each such resulting warrant, an “
Assumed Warrant
”). Each Assumed Warrant will be subject to the same terms and conditions as were applicable to such corresponding Sonder Warrant immediately prior to the First Merger (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective as of the effective time of the First Merger, each such Assumed Warrant will be exercisable solely for shares of Common Stock. The number of shares of Common Stock subject to each Assumed Warrant will be determined by multiplying (i) the number of shares of Sonder Common Stock subject to the Sonder Warrant by (ii) the Per Share Sonder Common Stock Consideration, and rounding the resulting number down to the nearest whole number of shares of Common Stock. The per share exercise price for the Common Stock issuable upon exercise of such Assumed Warrant will be determined by dividing (i) the per share exercise price for the shares of Sonder Common Stock subject to the Sonder Warrant, as in effect immediately prior to the effective time of the First Merger, by (ii) the Per Share Sonder Common Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Additionally, each holder of an Assumed Warrant will be entitled to Earn Out Shares pursuant to the terms of the Merger Agreement.
Certain Information Relating to the Company and Sonder
Company Board and Executive Officers before the Business Combination
The following individuals currently serve as directors and executive officers of the Company:

Name	Age	Position
Dean Metropoulos	74	Chairman
Alec Gores	68	Chief Executive Officer and Director
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
Michael Cramer	68	Director
Joseph Gatto	63	Director

Sonder’s Board of Directors and Executive Officers before the Business Combination

Name	Age	Position
Executive Officers
Francis Davidson	28	Chief Executive Officer and Director
Sanjay Banker	46	President and Chief Financial Officer
Nicole LaFlamme	41	Vice President of Human Resources
Satyen Pandya	47	Chief Technology Officer
Ritesh Patel	40	Vice President, Corporate Controller
Martin Picard	35	Global Head of Real Estate
Philip Rothenberg	51	General Counsel and Secretary
Non-Employee Directors
Manon Brouillette	53	Director
Nabeel Hyatt	44	Director
Vivek Pattipati	35	Director
Frits Dirk van Paasschen	60	Director
Post-Combination Company Board and Executive Officers
The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Francis Davidson	28	Chief Executive Officer and Director
Sanjay Banker	46	President and Chief Financial Officer
Nicole LaFlamme	41	Vice President of Human Resources
Satyen Pandya	47	Chief Technology Officer
Ritesh Patel	40	Vice President, Corporate Controller
Martin Picard	35	Global Head of Real Estate
Philip Rothenberg	51	General Counsel and Secretary
Non-Employee Directors
Manon Brouillette	53	Director
Nabeel Hyatt	44	Director
Frits Dirk van Paasschen	60	Director
Listing of Securities
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GMII,” “GMIIU” and “GMIIW,” respectively. The Company intends to apply to continue the listing of its Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.
Comparison of Stockholder Rights
There are certain differences in the rights of the Company stockholders and the Sonder Stockholders prior to the Business Combination and after the Business Combination. Please see the section titled “
Comparison of Stockholder Rights
.”

Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “
Notification and Report Form
”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.
The Company and Sonder filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on May 13, 2021. The 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on June 14, 2021.
At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Sonder is aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Considerations Relating to the Merger and the Exercise of Redemption Rights to Holders of Class A Stock
Subject to the discussion and qualifications set forth in the section entitled “
Material U.S. Federal Income Tax Considerations of the Business Combination,
” the Company and the holders of our Class A Stock are not expected to have any U.S. federal income tax consequences as a result of the Mergers that effect the Business Combination. As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution in an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our Class A Stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).
Please see the section titled “
Material U.S. Federal Income Tax Considerations of the Business Combination—Material U.S. Federal Income Tax Considerations for Holders of Class A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with generally accepted accounting principles (“
GAAP
”) as Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Sonder in future reports of the Post-Combination Company.

Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.
Pursuant to Section 262 of the DGCL, the Sonder Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Sonder Stock, as determined by the Court of Chancery, if the Mergers are completed. A summary of the appraisal rights that may be available to the Sonder Stockholders is described in this proxy statement/prospectus/consent solicitation statement in the section titled “
Appraisal Rights
,” which is qualified by the copy of Section 262 of the DGCL attached as
Annex L
to this proxy statement/prospectus/consent solicitation statement.
Proxy Solicitation
We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. We have engaged Morrow to assist in the solicitation of proxies.
If a Company stockholder grants a proxy, such stockholder may still vote its shares in person via the virtual meeting platform if it revokes its proxy before the Special Meeting. A Company stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “
Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Revoking Your Proxy
.”
Sonder Solicitation of Written Consents
Sonder will solicit the written consent of Sonder Stockholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, prior to the consummation of the Business Combination. The Sonder Stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
Record Date; Sonder Stockholders Entitled to Consent
Only the Sonder Stockholders of record holding shares of Sonder Stock, Sonder Preferred Stock or Sonder Special Voting Stock at the close of business on the Sonder Record Date, April 29, 2021, will be notified of and be entitled to sign and deliver written consents with respect to the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
On the Sonder Record Date, there were 105,490,345 shares outstanding of Sonder capital stock eligible to consent with respect to the Sonder Proposal, consisting of (i) 75,757,555 shares of Sonder Preferred Stock (which includes 38,886,731 shares of Sonder Senior Preferred Stock), (ii) 7,715,677 shares of Sonder Common Stock, and (iii) 22,017,113 shares of Sonder Special Voting Stock (which includes 12,579,755 shares of Sonder Special Voting Preferred Stock). On the Sonder Record Date, the shares outstanding of outstanding capital stock included 18,832,374 shares of Series C Preferred Stock, Series C-1 Preferred Stock and Special Voting Series C Stock together (including 3,513,536 shares of Series C-1 Preferred Stock), 21,484,383 shares of Series D Preferred Stock, Series D-1 Preferred Stock, and Special Voting Series D Stock together (including 16,049,365 shares of Series D-1 Preferred Stock), and 19,376,754 shares of Series E Preferred Stock and Special Voting Series E Stock together.
Interests of Certain Persons in the Business Combination
In considering whether to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, by executing and delivering the written consent, the Sonder Stockholders should be aware that aside from their interests as stockholders, Sonder’s officers and members of Sonder’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Sonder Stockholders generally. The Sonder Stockholders should take these interests into account in deciding whether to approve the Business Combination. For additional information please see the section titled “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Sonder Officers and Directors
” beginning on page [●] of this proxy statement/prospectus/consent solicitation statement.
Submission of Consents
If you hold shares of Sonder Stock, Sonder Preferred Stock or Sonder Special Voting Stock as of the Sonder Record Date and you wish to give your written consent, you must complete, date and sign the written consent distributed with this proxy statement/prospectus/consent solicitation statement. You may either electronically sign the written consent sent by Sonder to your electronic address on record at Sonder or manually sign and email a scanned copy of the Sonder Stockholder’s signature page to Sonder’s legal advisor, Wilson Sonsini, at the following email address: aminor@wsgr.com.
Executing Consents; Revocation of Consents
You may execute a written consent to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting against the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Business Combination.
Solicitation of Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Sonder. Officers and directors of Sonder may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.
Risk Factor Summary
In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth in the section titled “
Risk Factors
.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) our ability and Sonder’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the Post-Combination Company.

•	Sonder’s actual results may differ materially from its forecasts and projections.

•	Sonder’s results could be negatively affected by changes in travel, hospitality, real estate and vacation markets.

•
Sonder may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all.

•	Delays in real estate development and construction projects related to Sonder’s leases could adversely affect Sonder’s ability to generate revenue from such leased buildings.

•	Newly leased properties may generate revenue later than Sonder estimated, and may be more difficult or expensive to integrate into Sonder’s operations than expected.

•	Sonder’s limited operating history and evolving business make it difficult to evaluate its future prospects and challenges.

•	Sonder may be unable to effectively manage its growth.

•	The COVID-19 pandemic and efforts to reduce its spread have had, and will likely continue to have, a negative impact on Sonder.

•
Sonder has incurred net losses each year since its inception, including net losses of $152.5 million and $122.5 million for the six months ended June 30, 2021 and 2020, respectively, and $250.3 million and $178.2 million for the years ended December 31, 2020 and December 31, 2019, respectively and an accumulated deficit of $672.9 million as of June 30, 2021, and Sonder may not be able to achieve or maintain future profitability.

•	Costs relating to the opening, operation and maintenance of its leased properties could be higher than expected.

•	Sonder depends on landlords to deliver properties in a suitable condition and to manage and maintain its properties.

•	Sonder’s long-term and fixed-cost leases limit its flexibility.

•	Under certain circumstances, Sonder’s leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly.

•	Sonder may be unable to attract new guests or generate repeat bookings.

•	Sonder may be unable to introduce upgraded amenities, services or features for its guests in a cost-efficient manner.

•	Sonder operates in the highly competitive hospitality market.

•	Sonder uses third-party distribution channels to market its units, and these channels have historically accounted for a substantial percentage of Sonder’s bookings.

•	Sonder’s results of operations vary from period-to-period, and historical performance may not be indicative of future performance.

•	Sonder’s long-term success depends, in part, on Sonder’s ability to expand internationally, and Sonder’s business is susceptible to risks associated with international operations.

•
Sonder’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its market share, revenues, business, financial condition, or results of operations.

•	Claims, lawsuits, and other proceedings could adversely affect Sonder’s business.

•	Sonder may be subject to liability or reputational damage for the activities of its guests or other incidents at Sonder’s properties.

•	Sonder is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at properties.

•	Sonder must attract and retain sufficient, highly skilled personnel and is subject to risks associated with the employment of hospitality personnel, including unionized labor.

•
Sonder has identified material weaknesses in its internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements.

•	Sonder relies on third parties for important services and technologies, and their availability and performance are uncertain.

•	Sonder’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to liabilities and/or damage to reputation.

•	Failure to comply with privacy, data protection, consumer protection, marketing and advertising laws could adversely affect Sonder.

•	Sonder faces risks related to its intellectual property.

•
Sonder’s business is highly regulated across multiple jurisdictions, including evolving and sometimes uncertain short-term rental regulations and tax laws, which may limit Sonder’s growth or otherwise negatively affect it.

•	Sonder’s indebtedness and credit facilities contain financial covenants and other restrictions that may limit its operational flexibility or otherwise adversely affect its results of operations.
Risks Related to the Company and the Business Combination

•
Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus/consent solicitation statement, regardless of how our Public Stockholders vote.

•
Because the Post-Combination Company will become a publicly listed company by virtue of a merger as opposed to an underwritten initial public offering (which uses the services of one or more underwriters), less due diligence on the Post-Combination Company may have been conducted.

•
Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/consent solicitation statement.

•
Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus/consent solicitation statement and reduce the public “float” of our Class A Stock.

•
Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company

•
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by January 22, 2023. Unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to effect an initial business combination by January 22, 2023, we will be forced to liquidate and our warrants will expire worthless.

•
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Sonder whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.

•	We may waive one or more of the conditions to the Business Combination.

•
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

•	We and Sonder will incur significant transaction and transition costs in connection with the Business Combination.

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

•
We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus/consent solicitation statement.

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

•
Past performance by Mr. Dean Metropoulos, Mr. Gores or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.

Selected Historical Financial Data for the Company
The following table contains selected historical financial data for the Company as of and for the six months ended June 30, 2021 and as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020. Such data as of and for the six months ended June 30, 2021 has been derived from the unaudited financial statements of the Company included elsewhere in this proxy statement/prospectus/consent solicitation statement. Such data as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020 has been derived from the audited financial statements of the Company included elsewhere in this proxy statement/prospectus/consent solicitation statement. The information below is only a summary and should be read in conjunction with the sections titled
“
Company Management’s Discussion and

Analysis of Financial Condition and Results of Operations
” and in the Company’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

(in thousands, except per share amounts)	As of and for the Six Months Ended June 30, 2021	As of December 31, 2020 and for the Period from July 21, 2020 (inception) through December 31, 2020
Statement of Operations Data:
Total operating expenses	$743	$(40)
Net income (loss)	$761	$(40)
Basic and diluted net loss per share, Class A Common Stock	$(0.78)	$—
Basic and diluted net loss per share, Class F Common Stock	$(0.78)	$(0.00)
Balance Sheet Data:
Total assets	$451,614	$446
Total liabilities	$40,557	$461
Total redeemable ordinary shares	$450,000	$—
Total stockholders’ deficit	$(38,943)	$(15)
Cash Flow Data:
Net cash used in operating activities	$(2,176)	$(33)
Net cash used in investing activities	$(450,018)	$—
Net cash provided by financing activities	$452,087	$193
Selected Historical Financial Information of Sonder
The selected historical consolidated statements of operations data of Sonder for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Sonder’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected historical condensed consolidated statements of operations data of Sonder for the six months ended June 30, 2021 and 2020 and the condensed consolidated balance sheet data as of June 30, 2021 are derived from Sonder’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. In Sonder’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Sonder’s financial position as of June 30, 2021 and the results of operations for the six months ended June 30, 2021 and 2020.
Sonder’s historical results are not necessarily indicative of the results that may be expected in the future and Sonder’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical consolidated financial data together with the section titled “
Sonder Management’s Discussion and

Analysis of Financial Condition and Results of Operations
” and Sonder’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.

	Six Months Ended June 30,		Years Ended December 31,
(in thousands)	2021	2020	2020	2019
Consolidated Statement of Operations and Comprehensive Loss
Revenue	$78,827	$60,722	$115,678	$142,910
Costs and expenses:
Cost of revenue	82,950	75,313	136,995	124,866
Operations and support	60,312	57,704	115,072	105,401
General and administrative	56,764	36,424	77,033	60,894
Research and development	7,385	9,478	17,552	15,737
Sales and marketing	7,399	7,297	12,848	7,115

Total costs and expenses	$214,810	$186,216	$359,500	$314,013
Selected Historical Financial Data of the Post-Combination Company on a Pro Forma Basis
The historical results of the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the unaudited financial statements of the Company as of June 30, 2021 and for the six months ended June 30, 2021;

•	the unaudited financial statements of Sonder as of June 30, 2021 and for the six months ended June 30, 2021;

•	the historical audited financial statements of the Company as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020;

•	the historical audited financial statements of Sonder as of and for the year ended December 31, 2020;

•
other information relating to the Company and Sonder included in this proxy statement/prospectus/consent solicitation statement, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “
The Business Combination
”; and

•
the sections titled “
Company Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share amounts)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
For the Six Months Ended June 30, 2021
Revenue	$78,827	$78,827
Net loss	$(142,004)	$(142,004)
Net loss per share of Class A Stock—basic and diluted	$(0.52)	$(0.55)
Weighted-average shares outstanding of Class A Stock—basic and diluted	274,424,088	259,422,872
For the Year Ended December 31, 2020
Revenue	$115,678	$115,678
Net loss	$(251,661)	$(251,661)
Net loss per share of Class A Stock—basic and diluted	$(0.92)	$(0.97)
Weighted-average shares outstanding of Class A Stock—basic and diluted	274,424,088	259,422,872
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$836,030	$686,012
Total liabilities	$244,655	$244,655
Total stockholders’ equity	$591,375	$441,357
Selected Comparative Per Share Information
Comparative Per Share Data of the Company
The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on April 29, 2021, the last trading day before the Business Combination was publicly announced, and on [●], 2021, the last practicable trading day before the date of this proxy statement/prospectus/consent solicitation statement.

Trading Date	Public Units (GMIIU)		Public Shares (GMII)		Public Warrants (GMIIW)
April 29, 2021		$10.25		$9.94		$1.43
[●], 2021	$	[●]	$	[●]	$	[●]
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that the Sonder Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus/consent solicitation statement, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for our securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of Sonder
Historical market price information regarding Sonder is not provided because there is no public market for Sonder Stock.
Comparative Historical and Pro Forma Per Share Data
The following table sets forth summary historical comparative share information for the Company and Sonder, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

•
Assuming Minimum Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 15 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $500 million.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The weighted average shares outstanding and net loss per share information for the six months ended June 30, 2021 and for the year ended December 31, 2020 reflect the Business Combination as if it had occurred on January 1, 2020.
The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 19.5 million shares reserved for the potential future issuance of Class A Stock upon the exercise of Rollover Options upon the closing of the Business Combination, as such event has not yet occurred.
This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Sonder and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. The unaudited pro forma combined per share information of the Company and Sonder is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
The unaudited pro forma condensed combined net loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor the loss per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Company and Sonder would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Sonder Equivalent Pro Forma Per Share Data (3)
	Gores Metropoulos II (Historical)	Sonder (Historical)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the six months ended June 30, 2021 (1)
Book Value per share (2)	$(3.46)	$(77.76)	$2.15	$1.70	$3.64	$2.87
Net gain (loss) per share of Class A Stock—basic and diluted	$(0.78)		$(0.52)	$(0.55)	$(0.87)	$(0.92)
Weighted average shares outstanding of Class A Stock—basic and diluted	39,779,006		274,424,088	259,422,872
Net gain (loss) per share of Class F Stock—basic and diluted	$(0.78)
Weighted average shares outstanding of Class F Stock—basic and diluted	11,339,779
Net loss per share of Sonder Common Stock—basic and diluted		$(20.18)
Weighted average shares of Sonder Common Stock outstanding—basic and diluted		7,558,055
As of and for the Year Ended December 31, 2020 (1)
Net gain (loss) per share of Class A Stock—basic and diluted	$—		$(0.92)	$(0.97)	$(1.55)	$(1.64)
Weighted average shares outstanding of Class A Stock—basic and diluted	—		274,424,088	259,422,872
Net gain (loss) per share of Class F Stock—basic and diluted	$—
Weighted average shares outstanding of Class F Stock—basic and diluted	11,500,000
Net loss per share of Sonder Common Stock—basic and diluted		$(39.98)
Weighted average shares of Sonder Common Stock outstanding—basic and diluted		6,261,247

(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of shares of Common Stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Sonder is calculated by multiplying the combined pro forma per share data by the Per Share Sonder Common Stock Consideration set forth in the Merger Agreement.
Market Prices and Dividends
Company
The Public Units, Public Shares and Public Warrants trade on Nasdaq under the symbols “GMIIU,” “GMII,” and “GMIIW,” respectively. Each Public Unit consists of one Public Share and one-fifth of a Public Warrant. The Public Units began trading on January 20, 2021, and the Public Warrants and Public Shares began trading on March 15, 2021.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GMIIU) (1)		Public Shares (GMII) (2)		Public Warrants (GMIIW) (2)
	High	Low	High	Low	High	Low
Fiscal Year 2021:
Quarter ended June 30, 2021	$10.95	$10.01	$11.00	$9.80	$2.06	$1.02
Quarter ended March 31, 2021	$10.11	$10.04	$9.90	$9.81	$1.49	$1.06

Fiscal Year 2020:
Quarter ended December 31, 2020	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Began trading on January 20, 2021.
(2)	Began trading on March 15, 2021.
On April 29, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $10.25, $9.94 and $1.43, respectively.
The Company has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.
Sonder
Historical market price information regarding shares of Sonder Stock is not provided because there is no public market for Sonder Stock. Sonder has not paid any dividends on shares of Sonder Stock and does not intend to pay dividends prior to the consummation of the Business Combination.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of Sonder and will also apply to the business and operations of Post-Combination Company following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by the Company and Sonder that later may prove to be incorrect or incomplete. The Company and Sonder may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to the Post-Combination Company’s Business
Unless the context requires otherwise, references to “Sonder,” “we,” “our” and “us” in this section are to the business and operations of Sonder prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Sonder by virtue of the Post-Combination Company’s ownership of the business of Sonder through its ownership of the Surviving Entity following the Business Combination. In addition, you should read and consider the risks associated with the business of the Company because these risks may also affect the Post-Combination Company. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/consent solicitation statement.
Risks Related to Sonder’s Business and Industry
Sonder’s forecasts and projections are based upon assumptions, analyses and estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Sonder’s actual results may differ materially from those forecasted or projected.
Sonder’s forecasts and projections, including projected revenues, margins, profitability, cash flows, Bookable Nights, Revenue per Available Room (“
RevPAR
”), lease signings and Live Units, and the anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by Sonder’s management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses and estimates about future pricing and Occupancy Rates, the type and size of future properties, the timing of lease signings, building openings and development, local regulatory environments, the terms of future leases, and future costs, all of which are subject to a wide variety of business, regulatory and competitive risks and uncertainties. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Sonder’s actual results may differ materially from those forecasted or projected, adversely affecting the value of the Post-Combination Company’s Common Stock.
Sonder’s revenue, expenses and operating results could be materially adversely affected by changes in travel, hospitality, and real estate markets, as well as general economic conditions such as an economic downturn or recession.
Sonder’s business is particularly sensitive to trends in the travel, hospitality, and real estate markets, and trends in the general economy, which are unpredictable. Travel, including demand for accommodations, is highly dependent on discretionary spending levels. As a result, hospitality sales tend to decline during general economic downturns and recessions, and times of political or economic uncertainty, as consumers engage in less discretionary spending, are concerned about unemployment or inflation, have reduced access to credit or experience other concerns or effects that reduce their ability or willingness to travel. Leisure travel in particular, which accounted for a substantial majority of Sonder’s pre-COVID-19
pandemic traveler demographic, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions, such as the current downturn resulting from the
COVID-19
pandemic, have led to a general decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for Sonder’s accommodations. Such a shift in consumer behavior could materially and adversely affect Sonder’s business, results of operations, and financial condition. Therefore, Sonder’s operating results may be adversely affected by changes in the broader economy and the travel, real estate and vacation rental industries.
In addition to the impact of economic conditions, Sonder’s business could be adversely affected by other factors that cause reductions in travel, such as:

•	public health concerns, including but not limited to the COVID-19 pandemic or other future public health crises;

•	immigration policies and other governmental restrictions on residency and travel;

•	regional hostilities, war, terrorist attacks or civil unrest;

•	imposition of travel- or hospitality-related taxes or surcharges by regulatory authorities;

•	changes in regulations, policies, or conditions related to sustainability, including climate change, and the impact of climate change on seasonal destinations;

•	work stoppages or labor unrest at a potential travel destination; or

•	natural disasters or adverse weather conditions.
In addition to affecting demand, economic downturns and other adverse developments in real estate markets may result in decreases in new construction starts, property conversions and renovations, and increases in foreclosures, which could result in fewer units available for leasing. Any or all of these and other factors could reduce the demand for Sonder’s services and the supply of new units, thereby reducing Sonder’s revenue. The above factors could also require higher marketing and other costs to attract guests, and could result in less favorable terms for new leases, which would increase Sonder’s expenses.
Sonder may be unable to successfully negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all, any of which may limit Sonder’s growth and could cause Sonder to miss its growth forecasts.
Sonder currently leases all of its locations. Sonder continually pursues additional units by signing new leases or additions to existing leases, and also pursues management agreements and other arrangements with property owners and developers. If Sonder fails to secure or renew leases or other arrangements for attractive properties, it will not be able to expand its portfolio of locations and may not achieve its growth and financial forecasts.
Sonder may not be able to add sufficient properties to its portfolio that meet its brand standards, at an acceptable cost, to meet its strategic growth goals and financial forecasts. Due to the number of properties that Sonder has already secured under leases or other arrangements in many major U.S. and Canadian cities, it may find it more difficult to find additional attractive properties in those markets. In Europe and other international markets, Sonder has less experience and fewer real estate personnel, and local regulations and real estate industry practices may make it more difficult to locate properties that are strategically aligned with Sonder’s business model. Even where Sonder identifies suitable properties, it may not be able to negotiate leases or other arrangements on commercially reasonable terms.
In addition, commercial terms that are negotiated by Sonder’s real estate teams in existing markets may not be widely accepted in new markets, which may complicate or delay Sonder’s planned expansion or make such expansion less attractive. Competition for attractive properties can be intense, and competitors may offer owners and developers more attractive terms. Sonder also has relatively little experience with management agreements or other alternatives to traditional leases which may make it more difficult for it to secure properties where the owner or developer prefers a management agreement or other occupancy arrangement over a lease.
In addition, Sonder’s ability to extend an expiring lease on favorable terms or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be
tenants for desirable leased spaces, Sonder’s relationships with current and prospective building landlords, and other potential factors that are not within Sonder’s control. If Sonder is not able to renew or replace an expiring lease, it will lose the opportunity to generate additional revenue from that space and will incur costs related to vacating it.
Delays in real estate development and construction projects related to Sonder’s leases could adversely affect Sonder’s ability to generate revenue from such leased buildings.
Sonder’s business is also subject to property development risks. From time to time, Sonder enters into arrangements with property developers to lease all or a portion of a building that is being built or converted for housing accommodations. Sonder expects the number of these early-stage development projects within its business to increase. The commitments of owners and developers under these arrangements are subject to various conditions and the completion of such development and construction projects are subject to numerous risks, including, in many cases, the owner’s or developer’s ability to obtain adequate financing, construction materials or labor, and governmental or regulatory approvals. Sonder has experienced unforeseen delays in the readiness of property developments, and expects to encounter similar delays in the future. As a result, any such properties in Sonder’s forecast property pipeline may never develop into new sources of revenue when Sonder anticipated or at all.
Newly leased properties may generate revenue later than Sonder estimated, and may be more difficult or expensive to integrate into Sonder’s operations than expected.
Even when Sonder succeeds in signing a lease for a new property, the landlord or developer may be unable or unwilling to deliver the property in the timeline initially provided for, or Sonder may encounter other unforeseen delays in preparing the property for initial guest bookings. Sonder refers to this process as “building opening.” Many newly-leased properties become available to Sonder only after a considerable period of time, which increases the risk of unforeseen delays in building openings. Later than expected building openings at properties also results in a delay in generating revenue from such properties, which could cause Sonder to miss its financial forecasts. In addition, the success of any new property will depend on Sonder’s ability to integrate it into existing operations, which is subject to uncertainties including potential difficulties in integrating guest-facing and back-office systems or in engaging third party vendors to service the properties. Newly-leased properties could be more difficult or expensive to onboard, have undisclosed conditions that result in unanticipated expenses or claims against Sonder for which it may have little or no effective recourse against the landlord, or otherwise may not provide their anticipated benefits.
Sonder’s limited operating history and evolving business make it difficult to predict whether Sonder will achieve its financial, operating and growth forecasts.
Sonder’s business continues to evolve. Sonder has expanded significantly since its inception, including the number of cities and countries in which it operates. Within the last few years, it also has begun to operate properties with traditional hotel room layouts and to focus more of its expansion efforts on leasing full buildings or larger numbers of units or floors within a property. In addition, Sonder has operated many of its leased properties for a limited period of time, and their early results may not be indicative of their long-term performance. For example, approximately 40% of units available for guest bookings as of June 30, 2021, which Sonder refers to as “live” units, had been live for less than one year. Sonder’s relatively limited operating history and evolving business make it difficult to evaluate the likelihood that Sonder will achieve its financial, operating and growth forecasts, and to predict and plan for the risks and challenges Sonder may encounter. These risks and challenges include Sonder’s ability to:

•	forecast its revenue and budget for and manage its expenses, particularly at new buildings or in new markets;

•	onboard new, high-quality units in a timely and cost-effective manner;

•	keep existing units available for booking and reduce nights lost to repairs or other interruptions;

•	comply with existing and new laws and regulations applicable to its business, including those related to the COVID-19 pandemic or any future public health crises;

•
plan for and manage capital expenditures for current and future properties, including renovations of units and development of new properties, and manage relationships with landlords, developers, service providers and other partners;

•	anticipate and respond to macroeconomic changes, fluctuations in travel and tourism, and other changes in the markets in which Sonder operates;

•	maintain and enhance the value of its reputation and brand;

•	effectively manage growth;

•	successfully expand its geographic reach;

•	hire, integrate and retain talented people at all levels of its organization; and

•	successfully develop new features, amenities and services to enhance the experience of guests.
If Sonder fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this section titled “
Risk Factors
”, Sonder’s business, financial condition and results of operations could be adversely affected. Further, because Sonder has limited historical financial data and operates in a rapidly evolving industry, any predictions about future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in more predictable markets. If Sonder does not address these risks successfully, or if Sonder’s assumptions regarding these risks and uncertainties, which are used to plan and operate Sonder’s business, are incorrect or change, Sonder’s results of operations could differ materially from expectations and its business, financial condition and results of operations could be adversely affected.
Sonder may be unable to effectively manage its growth.
Since its inception, Sonder has experienced rapid growth and continues to pursue significant unit growth in existing and new markets throughout the world. The number of Sonder units available for guest bookings, which are referred to as Live Units, increased from approximately 1,700 as of December 31, 2018 to approximately 4,600 as of December 31, 2019 and over 5,500 Live Units as of June 30, 2021. Sonder’s worldwide employee headcount grew from approximately 500 employees at the end of 2018 to approximately 1,200 as of June 30, 2021.
Sonder’s business is becoming increasingly complex due in part to the continued rapid evolution of the hospitality industry, the ongoing
COVID-19
pandemic, Sonder’s expansion into new markets, the increasing number of hotels within its portfolio, and changing local and national tax regimes and regulatory requirements. This increased complexity and rapid growth have demanded, and will continue to demand, substantial resources and attention from Sonder’s management. To support its planned growth, Sonder will need to improve and maintain its technology infrastructure and business systems, which may be costly and is subject to uncertainties. Sonder will also need to increase headcount and hire additional specialized personnel in the future as it pursues its growth objectives. For example, Sonder will need to hire, train and manage additional qualified employees to support its engineering, real estate, and operations (including financial operations and accounting, sales and marketing, legal, customer service, and trust and safety personnel), as well as employees experienced in security and hospitality operations to support its growing city teams to properly manage its growth. When Sonder enters or expands operations in a particular city, it will also need to hire a substantial number of building opening and guest services staff to meet target dates for opening new properties even before these properties begin to generate revenues.
Sonder is experiencing, and may in the future experience, shortages of qualified hospitality personnel, including in markets where hotels and other accommodations are re-opening
due to improved public health. Hospitality personnel in many markets left the industry in the past year due to the effects of the
COVID-19
pandemic. Local labor shortages may arise for other reasons, from time to time. If Sonder is unable to hire, train and integrate a sufficient number of hospitality personnel when needed, if new hires perform poorly, or if Sonder is unsuccessful in retaining existing employees, Sonder may not be able to meet its business and growth objectives and provide effective guest services.
The
COVID-19
pandemic and efforts to reduce its spread have had and are expected to continue to have a material detrimental impact on Sonder’s business, operations and financial results.
The
COVID-19
pandemic has severely restricted the level of economic activity around the world, and is continuing to have an unprecedented effect on the global hospitality and travel industries. The global spread of
COVID-19
has been and continues to be a complex and evolving situation. Governments, public institutions and other organizations have and continue to impose or recommend, at various times and degrees, that businesses and individuals implement restrictions on a wide array of activities to combat its spread, such as restrictions and bans on travel or transportation, limitations on the size of in-person
gatherings, closures of, or occupancy or other operating limitations on, work facilities, hospitality facilities, schools, public buildings and businesses, cancellation of events, including sporting events, conferences and meetings, and quarantines and lock-downs.
COVID-19
and efforts to mitigate its spread have dramatically reduced travel and demand for accommodations, which has impacted and will continue to impact Sonder’s business. While many countries have begun the process of vaccinating their residents against
COVID-19,
the unprecedented scale and logistical challenges of vaccine distribution, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in the loosening of restrictions and economic recovery and continued reluctance to travel.
The extent to which the
COVID-19
pandemic impacts Sonder’s business, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous evolving factors that Sonder may not be able to accurately predict or assess, including:

•
the continued duration and scope of the
COVID-19
pandemic, as well as whether and to what extent additional variants or resurgences of the virus occur (including due to the Delta variant of the virus);

•
the
COVID-19
pandemic’s negative impact on global and regional economies and economic activities, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending;

•	the COVID-19 pandemic’s short- and long-term impact on the demand for travel and for accommodations in Sonder’s markets;

•	the actions governments, businesses and individuals take in response to the COVID-19 pandemic, including quarantines and lock-downs, and limiting or banning travel and/or in-person gatherings;

•	the COVID-19 pandemic’s effect on the financial health, budgets and business activities of current and potential landlords and property developers;

•	the effectiveness, availability and deployment of COVID-19 vaccines; and

•	how quickly economies, travel activity and demand for accommodations recover after the initial COVID-19 pandemic subsides.
Sonder’s responses to the
COVID-19
pandemic and future public health crises may adversely affect guest loyalty and satisfaction, employee relations, and hospitality operations.
In response to the
COVID-19
pandemic’s effect on demand for accommodations, Sonder took steps to reduce operating costs, including, in March 2020, laying off a substantial number of employees, and temporarily furloughing, reducing compensation, or implementing reduced work weeks for other personnel. The ongoing
COVID-19
pandemic and any other future regional or global public health crises may also necessitate more restrictive approaches to providing guest services, changes in guest cancellation and refund practices, or additional guest support resources related to enhanced health and hygiene requirements. These steps and further changes Sonder may make to respond to public health concerns or reduce costs may negatively impact guest satisfaction, guest services and hospitality operations, or Sonder’s ability to attract and retain employees, and its reputation and market share may suffer as a result. The
COVID-19
pandemic may also cause financial difficulties for Sonder’s landlords, resulting in inadequate maintenance or other problems at the properties Sonder offers to guests, which could damage Sonder’s revenues and reputation, disrupt its operations, and lead to costly or disruptive disputes.
The
COVID-19
pandemic and any future public health crisis may result in higher costs, slower than anticipated growth and lower than expected revenues.
Sonder has adopted measures to address the
COVID-19
pandemic that have increased its short-term costs and reduced near-term revenues. For instance, through lease renegotiation and exercise of termination rights, Sonder phased out nearly 3,400 units from its Total Portfolio from March 1 through December 31, 2020 (including both Live Units and units that were leased but not yet receiving guests), which resulted in lease termination costs and other offboarding-related expenses, disputes with landlords, and foregone revenue from the phased-out
units. Sonder also implemented new cleaning procedures and health and safety protocols, and restricted certain bookings due to pandemic-related travel restrictions. Prospectively, Sonder also expects to incur restart costs and other expenses associated with reopening offices that were closed during the
COVID-19
pandemic. A future pandemic or other public health crisis may require similar responses or result in other cost increases, including higher operating expenses due to the need to invest in new technology, amenities or unit designs in order to satisfy new health and safety regulations or to conform to evolving guest expectations.
In addition, the ongoing
COVID-19
pandemic or a future public health crisis may disrupt or delay Sonder’s planned growth in its property portfolio, for example, by adversely affecting the ability of some developers to obtain or draw upon financing arrangements for Sonder projects that are in construction or development. The
COVID-19
pandemic also caused construction delays due to government restrictions on non-essential
activities and shortages of supplies caused by supply chain interruptions, and a future public health crisis may also affect real estate development activities. The
COVID-19
pandemic is also causing financial difficulties for some existing and prospective landlords, which may impair their willingness or ability to invest in property improvements or conversions necessary to add to Sonder’s portfolio of units. As a result, some of the properties in Sonder’s pipeline may not enter the market or become part of its portfolio when anticipated, or at all. Delays, increased costs and other impediments to projects under development, or to its unit opening process, would reduce Sonder’s ability to realize revenue.
Sonder also cannot predict the long-term effects of the
COVID-19
pandemic on its partners and their business and operations or the ways that the pandemic or a future public health crisis may fundamentally alter the travel and hospitality industries. In particular, Sonder may need to adjust to future supply shortages or other changes in its supply chain as well as structural changes to certain types of travel. For example, Sonder recently commenced sales and marketing efforts focused on corporate travel, which has not been a meaningful source of revenue, but there is uncertainty over whether and how corporate travel will rebound given the increase in remote working and video conferencing during the
COVID-19
pandemic, as well as lingering public health concerns.

Sonder has a history of net losses and it may not be able to achieve or maintain profitability in the future.
Sonder has incurred net losses each year since its inception, and it may not be able to achieve or maintain profitability in the future. Sonder incurred net losses of $152.5 million and $122.5 million for the six months ended June 30, 2021 and 2020, respectively, and $250.3 million and $178.2 million for the years ended December 31, 2020 and December 31, 2019, respectively. In addition, Sonder had an accumulated deficit of $672.9 million as of June 30, 2021. Sonder’s expenses will likely increase in the future as it seeks to expand in existing and new domestic and international markets, focus heavily on sales and marketing efforts, continue to invest in new technologies, internal systems, designs and unit amenities, expand its operations, and hire additional employees. These efforts may be more costly than expected and may not result in expected increases in revenue or growth in its business, which would impair Sonder’s ability to achieve or maintain profitability. In addition, Sonder generally leases properties under multi-year arrangements, but guest revenues are generated through stays that currently average less than one week. Any failure to increase Sonder’s revenue sufficiently to keep pace with the fixed components of its lease obligations, investments and other expenses could prevent it from achieving or maintaining profitability or positive cash flow on a consistent basis or at all. If Sonder is unable to successfully address these risks and challenges, its business, financial condition and results of operations would be adversely affected.
Sonder expends resources relating to the preparation and repair of its leased properties, which may be higher than anticipated.
Sonder typically devotes resources to prepare a newly-leased property for its initial guests, referred to as building openings, and to keep its leased properties in a safe and attractive condition. Although Sonder attempts to have the landlord or developer bear the out-of-pocket
opening costs, it is sometimes responsible for all or a portion. Even where landlords and developers are contractually responsible for some costs, they may dispute or fail to comply with their obligations. In addition, while the majority of Sonder’s leases require landlords to bear responsibility for the repair and maintenance of building structures and systems, at times Sonder may be responsible for some of these obligations, and in most cases, Sonder is responsible for the repair and maintenance of damage caused by its guests. Sonder’s leases may also require that it return the space to the landlord at the end of the lease term in essentially the same condition it was delivered to Sonder, which may require repair work. The costs associated with Sonder’s building openings, repair and maintenance may be significant and may vary from its forecasts.
Sonder also periodically refurbishes some of its units to keep pace with the changing needs of its guests and to maintain its brand and reputation. Although Sonder includes estimated refurbishments in its business and financial planning, refurbishments can result in lost revenues at the affected unit, may be more costly and time-consuming than Sonder expects, may impair guests’ experiences in other units, and may otherwise adversely affect its results of operations and financial condition.
Sonder depends on landlords for certain maintenance and other significant obligations related to its properties, and any failures in this area could hurt its business.
Sonder does not own any of its properties, and manages and operates them under leases with third-party landlords. At some properties, Sonder’s guest units comprise only a portion of the building and common areas and amenities are shared with other tenants or unit owners. Sonder often has limited control over the common areas and amenities of buildings in which its units are located. In addition, Sonder depends on its landlords to deliver properties in a suitable condition and to perform important ongoing maintenance, repair and other activities with respect to common areas, amenities and building systems such as plumbing, elevators, electrical, fire and life safety. If Sonder’s landlords do not fulfill their obligations or fail to maintain and operate their buildings appropriately, Sonder could be subject to claims by guests and other parties, and its business, reputation and guest relationships may suffer.

Disputes and litigation relating to Sonder’s leases have occurred and can be expected to occur in the future, which may result in significant costs, damage to landlord relationships, slower than expected expansion, and lower revenues.
The nature of Sonder’s rights and responsibilities under its leases may be subject to interpretation and will from time to time give rise to disagreements, which may include disagreements over the timing and amount of capital investments or improvements, operational and repair responsibilities, liability to third parties, a party’s right to terminate a lease, and reimbursement for certain renovations and costs.
Sonder seeks to resolve any disagreements and develop and maintain positive relations with current and potential landlords, but it cannot always do so. Failure to resolve such disagreements has resulted in litigation in the past and could result in litigation in the future. Disputes may be expensive to litigate, even if the outcome is ultimately in Sonder’s favor. Sonder cannot predict the outcome of any litigation. An adverse judgment, settlement, or court order in a proceeding could cause significant expenses and constraints in Sonder’s business operations and expansion plans. For example, Sonder is involved in litigation with its landlord at 20 Broad Street in New York, arising out of the landlord’s failure to address Legionella bacteria contamination in the building’s water supply and the associated health risks posed to its guests. In response, Sonder withheld payment of rent on grounds of, among other reasons, constructive eviction. Sonder’s landlord disagreed with the contentions and terminated the lease in July 2020 and subsequently filed a lawsuit seeking unpaid rent from Sonder. Sonder counter-sued against its landlord and is seeking, among other remedies, substantial monetary damages against the landlord. If Sonder’s landlord prevails, there may be significant damages against Sonder. Sonder is unable to predict the outcome of the dispute with its landlord, or its ultimate responsibility for any adverse outcome in the lawsuit. Even if this lawsuit is resolved favorably, the proceeding will require substantial management attention as well as significant legal fees and expenses.
The long-term and fixed-cost nature of Sonder’s leases may limit its operating flexibility and could adversely affect its liquidity and results of operations.
Sonder currently leases all of its properties and is committed for the leases’ terms, generally without the right to terminate early. Sonder’s obligations to landlords under these agreements extend for years, while Sonder does not have a corresponding source of guaranteed revenue because guests typically stay for less than a week at a Sonder property.
Sonder’s leases generally provide for fixed monthly payments that are not tied to Occupancy Rates or revenues, and its leases typically contain minimum rental payment obligations. Sonder increasingly seeks to negotiate leases with lower minimum payments in return for a share of the property’s revenues, or other variable terms, but it may be unsuccessful in securing variable or participating lease terms. As a result, if Sonder is unable to maintain sufficient Occupancy Rates and pricing, its lease expenses may exceed its revenue and it may not achieve its financial projections. In addition, in an environment where the prevailing cost of accommodations is decreasing, Sonder may not be able to lower its fixed monthly payments under its leases at rates commensurate with the rates at which it would be pressured to lower its guest rates, which may also reduce its margins and cash flow. In any such event, Sonder may be unable to reduce its rent under the lease or otherwise terminate the lease in accordance with its terms.
Sonder has limited flexibility to rapidly alter its portfolio of properties and its lease commitments in response to changing circumstances. Leases require substantial time to negotiate and are typically multi-year commitments that can only be revised or terminated with the landlord’s agreement. In addition, some of Sonder’s leases require the landlord’s consent to assign the lease or sublease the property, which may not be granted or may be granted only on unfavorable terms. Even if Sonder is able to assign or sublease an unprofitable property, it may incur significant costs, including transaction costs associated with finding and negotiating with potential transferees, upfront payments or other inducements, costs to restore the property to its previous condition, and other costs to exit the property.

Sonder’s leases may be subject to termination before their scheduled expiration, which can be disruptive and costly.
Sonder’s leases may be subject to termination before they are scheduled to expire, in certain circumstances including the bankruptcy of a developer or other landlord, noncompliance with underlying covenants governing the property, or, under some agreements, failure to meet specified financial or performance criteria. Some leases also contain conditions to the landlord’s or Sonder’s obligations, or permit the landlord to terminate before the scheduled expiration date, typically in the later years of the lease and/or upon payment of specified compensation to Sonder. Some leases for Contracted Units, which are units that have signed real estate contracts but are not yet available for guests to book, have contingencies that must be satisfied prior to Sonder’s takeover of the units or are terminable by Sonder or the landlord prior to Sonder’s takeover of the units. Many of Sonder’s leased properties have been pledged as collateral for mortgage loans entered into by the owners of the properties when those properties were purchased or refinanced. If those owners cannot repay or refinance maturing indebtedness on favorable terms or at all, such owners may declare bankruptcy and/or lenders could declare a default, accelerate the related debt, and foreclose on the subject property. The termination of Sonder’s leases due to any of the foregoing events would eliminate its anticipated income and cash flows from the affected property, which could have a significant negative effect on its results of operations and liquidity. Landlords or other business partners may also assert the right to terminate leases or other significant contracts even where the agreements do not provide such a right. If terminations occur for these or other reasons, Sonder may need to enforce its right to damages for breach of contract and related claims, which may cause it to incur significant legal fees and expenses. Any damages Sonder ultimately collects could be less than the projected future value of the revenues and income it would have otherwise generated from the property. Early terminations of significant agreements could hurt Sonder’s financial performance or its ability to grow its business.
If Sonder fails to attract new guests or generate repeat bookings from previous guests, its business, results of operations, and financial condition would be materially adversely affected.
Sonder’s success depends significantly on attracting new guests and securing repeat bookings from previous guests. Sonder’s ability to attract and retain guests could be materially and adversely affected by a number of factors, including:

•
the impact of events beyond its control on demand for travel and accommodations in Sonder’s markets, such as the
COVID-19
pandemic or a future public health crisis, changes in government travel restrictions or policies, labor or civic unrest, travel-related incidents and weather;

•	failing to meet guests’ expectations, including increased expectations for cleanliness in light of the COVID-19 pandemic;

•	increased competition from other hotel and alternative accommodation providers;

•	any failure to provide differentiated, high-quality experiences at competitive prices;

•	guests not receiving timely and adequate customer service support;

•	failure to provide new or enhanced amenities and services that guests value;

•	any disruptions in guests’ access to properties or to the properties’ amenities;

•	ineffectiveness of marketing efforts;

•	negative associations with, or failure to raise awareness of, Sonder’s brand;

•	negative perceptions of the safety of Sonder’s properties or the security of its app or website; and

•	macroeconomic and other conditions outside of Sonder’s control affecting travel and hospitality industries generally.
In addition, Sonder could fail to attract first-time guests or additional bookings from previous guests if its website and/or the Sonder app are not easy to navigate, if guests have an unsatisfactory sign-up,
search, booking, payment, or
check-in
experience, if the listings and other content provided on its website or the Sonder app and on third-party listing platforms are not displayed effectively to guests, or if Sonder fails to provide an experience that meets rapidly changing consumer preferences and travel needs, which could materially adversely affect its business, results of operations, and financial condition. If Sonder fails to attract new guests or generate repeat bookings due to these or other factors, its revenues would suffer, it may not meet its financial projections or achieve or maintain profitability, and its business and planned expansion could be adversely affected.
If Sonder is unable to introduce new or upgraded amenities, services or features that guests recognize as valuable, it may fail to attract guests, property developers and landlords. Sonder’s efforts to develop new and upgraded services and amenities could require it to incur significant costs.
In order to continue to attract new guests and generate repeat bookings from previous guests, and to attract property developers and landlords, Sonder will need to continue to invest in the development of new amenities, services and features that add value to the Sonder brand and/or differentiate Sonder from its competitors. The success of any new amenity, service or feature depends on several factors, including its timely completion, strategic introduction and market acceptance, all of which remain subject to various uncertainties. If guests, property developers and landlords do not recognize the value of the new amenities, services or features, they may choose not to engage with Sonder.
Developing and delivering these new or upgraded amenities, services and features is costly and involves inherent risks and difficulties. Consumer preferences for interior design and furnishings and technology-related services are subject to frequent change. Technology development efforts may be unsuccessful, and any new features or services offered to guests through Sonder’s website or app may be difficult to manage or maintain. Sonder cannot guarantee that such efforts will succeed or that new or upgraded amenities, services and features will work as intended or provide their expected value. In addition, some new or upgraded amenities, services and features may be difficult for Sonder to market, may require additional regulatory permits and personnel, may subject Sonder to additional liabilities, and may involve unfavorable pricing or fees. Even if Sonder succeeds in introducing new or upgraded amenities, services and features, it cannot guarantee that its guests or landlords will respond favorably to them.
In addition to developing its own amenities, features and services, Sonder may license or otherwise integrate applications, technologies, content and data from third parties. These third-party applications may not support Sonder’s offerings as intended, may cause unanticipated disruptions in guests’ bookings, in-room
experience or Sonder’s other business operations, and may not remain available on commercially reasonable terms, or at all. If Sonder partners with certain companies to offer food delivery, parking or other services through Sonder’s app, these third-party services may be difficult to integrate with Sonder’s product offering, may not comply with guest security and privacy measures or otherwise operate as Sonder intended, could give rise to guest complaints, and could damage Sonder’s brand and reputation.
Sonder offers a different type of hospitality services than traditional hospitality operators and short-term rental marketplaces, and if guest and property owner acceptance of this innovative approach to accommodations does not continue to grow or grows more slowly than Sonder expects, its business, financial condition and results of operations could be adversely affected.
Sonder offers a distinctive type of hospitality service for which the market is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Sonder’s success will depend on the willingness of potential guests and the market at large to widely adopt its particular model of hospitality services, which differs from both traditional hotels and short-term rental marketplaces such as Airbnb. In many geographies, including geographies that Sonder hopes to enter in the near future, the market for its hospitality services is unproven, with little data or research available regarding the market and industry. If potential guests do not perceive Sonder’s units’ designs, amenities, location or pricing to be attractive, or choose different accommodations due to concerns regarding safety, the availability of onsite staffing, amenities or services associated with traditional hotels, affordability or other reasons, then the market for Sonder’s accommodations may not further develop, may develop more slowly than expected or may not achieve its expected growth potential. Such outcomes could adversely affect Sonder’s business, financial condition and results of operations.

Sonder’s growth also depends on the acceptance of its innovative business model by landlords and property developers, and on its ability to operate in markets without clear or well-established regulations covering properties used in Sonder’s business. For these and other reasons, Sonder may make errors in predicting demand and the supply of potential units in certain markets, which could cause it to spend more in a certain market than is justified by the resulting revenues, or to miss its financial targets, and could otherwise harm its business.
The hospitality market is highly competitive, and Sonder may be unable to compete successfully with current or future competitors.
The hospitality market is highly competitive and fragmented. In addition, new competitors may enter the market at any time. Sonder’s current and potential competitors include global hotel brands, regional hotel chains, independent hotels, online travel agencies (“
OTAs
”) and short-term rental services. Numerous vacation, hotel and apartment rental listing websites and apps also compete directly with Sonder for guests. Sonder’s competitors may adopt aspects of Sonder’s business model, which could reduce its ability to differentiate its services. For example, the
COVID-19
pandemic caused some competitors, including traditional hotels, to introduce contactless check-in
and self-service technologies that they did not previously offer, and has encouraged the development and rollout of in-room
communications hubs and other technologies that may permit competitors to offer more technology-enabled guest services. Certain current and potential competitors may also offer inspiring designs at attractive locations or have greater economies of scale and other cost advantages that allow them to offer attractive pricing. Sonder also competes with hotel operators, property rental and management companies, and others to secure leases for attractive properties to add to Sonder’s portfolio. If Sonder is unsuccessful in offering a distinctive combination of modern, technology-enabled service and superior design at an affordable price point, or is unable to lease new properties, it may be unable to compete effectively and may be unable to attract new or retain existing guests and landlords.
Additionally, current or new competitors may introduce new business models or services that Sonder may need to adopt or otherwise adapt to in order to compete, which could reduce Sonder’s ability to differentiate its business or services from those of its competitors. For example, some travel intermediaries, like online travel agencies, are entering into arrangements with hospitality providers that may compete with Sonder more directly. Increased competition could result in a reduction in revenue, fewer attractive properties, higher lease rates, higher costs, or reduced market share.
Sonder believes it competes for guests primarily on the basis of the quantity and quality of its units, the global diversity and attractiveness of its units, the quality of its guests’ experience, and its customer service, brand identity and price. Competitive factors in Sonder’s industry are subject to change, such as the increased emphasis on cleaning, social distancing and “healthy buildings” due to the
COVID-19
pandemic. If guests choose to use other competitive offerings in lieu of Sonder’s, Sonder’s revenue could decrease, and it could be required to make additional expenditures to compete more effectively. Any of these events or results could harm Sonder’s business, operating results and financial condition.
Many of Sonder’s competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, well-established guest loyalty programs, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Many competitors operate restaurants or other amenities at their properties that Sonder’s properties may not provide. Future competitors may also have these advantages compared to Sonder. Moreover, the hospitality services industry has experienced significant consolidation, and Sonder expects this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation among Sonder’s competitors would give them increased scale and may enhance their capacity, abilities, and resources, and lower their cost structures. In addition, Sonder’s current or potential competitors may have access to larger developer, landlord or guest bases. As a result, Sonder’s competitors may be able to respond more quickly and effectively than Sonder can to new or changing opportunities, technologies, standards, regulatory regimes, or landlord or guest requirements. Furthermore, because of these advantages, existing and potential landlords and guests might accept Sonder’s competitors’ offerings, even if they may be inferior to its own. For all of these reasons, Sonder may not be able to compete successfully against its current and future competitors.
Sonder markets its units through third-party distribution channels, and if such third parties do not perform adequately or terminate or modify their relationships, Sonder’s business, financial condition and results of operations could be adversely affected.
Sonder’s success depends in part on its relationships with third-party distribution channels to list its units online and raise awareness of its brand. In particular, Sonder generates demand by marketing its units with OTAs, such as Airbnb, Booking.com, and Expedia. Bookings through these OTAs and other indirect channels accounted for nearly half of Sonder’s revenues in 2020. The terms of some of Sonder’s agreements with these partners allow the partner to change or terminate terms at their discretion. If any of Sonder’s partners terminates their relationship with Sonder or refuse to renew their agreement with Sonder on commercially reasonable terms, Sonder would need to find alternate providers and may not be able to secure similar terms or replace such providers in acceptable time frames. Additionally, many of these OTAs have discretion in how units are listed or prioritized within their platform and may unilaterally reduce the visibility of Sonder’s units. Sonder’s revenues could be adversely affected if its units are not featured prominently or accurately within OTA platforms for any reason, including changes in an OTA’s relationship with Sonder or its competitors, errors by an OTA, or otherwise. If Sonder’s relationship with an OTA is terminated or the OTA makes changes that reduce the prominence of Sonder units on its platform, Sonder’s revenue could be materially adversely affected.
Sonder’s relationships with OTAs and other distribution partners may shift as industry dynamics change, and these third parties may be less willing to partner with Sonder as such shifts occur. For example, should a significant distribution partner adjust its platform to compete more directly with Sonder, that partner may be more likely to promote and sell its own offerings, impose additional conditions on Sonder or even cease listing Sonder’s units. Similarly, if any significant distribution partner decided to sell another competitor’s offerings over Sonder’s, it could adversely impact Sonder’s sales and harm Sonder’s business, operating results, and prospects.
Furthermore, any negative publicity related to any of its distribution partners, including any negative publicity related to quality standards, regulatory issues, or safety concerns at other properties listed by a particular channel partner, could adversely affect Sonder’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
Business generated through indirect channels could adversely affect guest loyalty and poses other risks to Sonder.
Sonder’s strategy includes increasing the proportion of stays booked directly with Sonder through its website, mobile app, and direct sales team, but it also relies to a significant extent on bookings through OTAs and other Internet-based travel intermediaries. In 2020, nearly half of Sonder’s revenues were attributable to bookings through OTAs and other indirect channels. Major Internet search companies also provide online travel services that compete with Sonder’s direct bookings. If indirect channels increase in popularity, these intermediaries may be able to obtain higher commissions or other concessions from Sonder. Some travel intermediaries are also entering into arrangements that compete with Sonder more directly, such as partnering with hotel owners to provide access to technology or consumer data, or to operate under the intermediary’s brand. Intermediaries may reduce bookings at Sonder’s properties by de-emphasizing
its properties in search results on their platforms, or requiring its listings to meet certain criteria, and other online providers may divert business away from Sonder’s properties.
There can be no assurance that Sonder will be able to negotiate or maintain favorable terms with intermediaries. Moreover, hospitality intermediaries generally employ aggressive marketing strategies, including significant advertising spending to drive consumers to their websites, and some consumers are conducting an increasing portion of their activities through
so-called
“super-apps.” Consumers may develop brand loyalties to the intermediaries’ brands, websites, apps and reservations systems rather than to Sonder’s. This may make Sonder’s branding efforts less effective, reduce guest loyalty and recurring demand, and require it to increase its marketing expenses.
Sonder’s results of operations vary from
period-to-period,
and historical performance may not be indicative of future performance.
Sonder’s results of operations have historically varied from period-to-period
and it expects that its results of operations will continue to do so for a variety of reasons, many of which are outside of its control and difficult to predict. Because its results of operations may vary significantly from quarter-to-quarter
and
year-to-year,
the results of any one period should not be relied upon as an indication of future performance. Sonder’s revenue, expenses, operating results and cash flows, as well as its key operating metrics, have fluctuated from quarter-to-quarter
in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, including:

•	the quantity of its Live Units;

•	changes in Occupancy Rates and average length of stay (“ LOS ”), which dictate many turnover costs;

•	seasonal fluctuations in demand, in certain markets;

•	pricing fluctuations and the proportion of stays booked with extended stay discounts or promotional pricing;

•	the timing and success of changes in amenities and services;

•	the impact of the COVID-19 pandemic or other public health crises on demand for its accommodations, and on its operating expenses and capital requirements;

•	the introduction and performance of new properties, amenities, technologies and services, including how quickly new properties are ready for booking by guests;

•	the timing, cost and success of advertising and marketing initiatives;

•	the amount and timing of financing activities, operating expenses and capital expenditures;

•	changes in prevailing lease rates for attractive properties, and any adjustments in rental rates under existing leases;

•	changes in cash flow due to lease renewals and amendments and new lease acquisitions and property openings;

•	changes in cash flow due to the unpredictability of guest cancellations;

•	economic instability in major markets, and fluctuations in exchange rates;

•	the introduction of new properties, amenities or services by its competitors;

•	declines or disruptions in the hospitality industry, particularly in cities or regions where Sonder generates substantial revenue;

•	changes in relationships and/or fees with online travel agencies or other distribution channels;

•	changes in the mix of stays booked through indirect distribution channels, rather than directly with Sonder;

•	changes in the timing of holidays or other vacation events, or major local events in markets where Sonder operates, such as conferences, and music, film or other cultural festivals;

•	unanticipated disruptions or costs due to regulatory issues, including changes in short-term rental laws, hotel regulations, or zoning or accessibility laws;

•	litigation and settlement costs, including unforeseen attorneys’ fees and costs;

•	new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of revenue as well as accounting for leases;

•
new laws or regulations, or new interpretations of existing laws or regulations, that harm its business or restrict the hospitality industry, travel, the Internet,
e-commerce,
online payments or online communications; and

•	other risks described elsewhere herein.
Fluctuations in operating results may, particularly if unforeseen, cause Sonder to miss projections it may have provided to the public. In addition, a significant portion of Sonder’s expenses and investments, such as Sonder’s leases, are fixed and such fluctuations in operating results may cause Sonder to face short-term liquidity issues, impact its ability to retain or attract key personnel or expand its portfolio of properties, or cause other unanticipated issues. Company-wide margins may also be difficult to predict because a significant portion of the property portfolio will still be opening or only recently operating at any point in time, and therefore will not be comparable to the profitability of more mature units. As a result of the potential variability in Sonder’s quarterly revenue and operating results, it believes that quarter-to-quarter
comparisons of its revenue and operating results may not be meaningful, and the results of any one quarter should not be relied upon as an indication of future performance.
Sonder’s long-term success depends, in part, on Sonder’s ability to expand internationally, and Sonder’s business is susceptible to risks associated with international operations.
Sonder has established properties around the world and continues to expand its operations. Currently, Sonder maintains properties in the United States, Canada, the United Kingdom, continental Europe, Mexico and the United Arab Emirates, and plans to continue its efforts to expand globally, including in jurisdictions where it does not currently operate, such as additional countries in Europe, Asia and Central and South America. Managing a global organization is difficult, time consuming and expensive, and any international expansion efforts that Sonder undertakes may not be profitable in the near or long term or otherwise be successful. Sonder has limited operating experience in many foreign jurisdictions and must continue to make significant investments to build its international operations. Conducting international operations subjects Sonder to risks that it generally does not face in the United States. These risks include:

•	costs, risks and uncertainties associated with tailoring its services in international jurisdictions as needed to better address both the needs of guests, and the threats of local competitors;

•	uncertainties in forecasting revenues and expenses in markets where Sonder has not previously operated;

•
costs and risks associated with local and national laws and regulations governing zoning, hotels and other accommodations, accessibility, property development and rental, health and safety, climate change and sustainability, and labor and employment;

•
differences in local real estate and hotel industry practices, including leasing and hotel transaction terms, that may make it difficult for Sonder to add properties on satisfactory terms or that may require higher than expected upfront payments, security deposits, repair and maintenance expenses, or other costs;

•	operational and compliance challenges caused by distance, language, and cultural differences;

•	costs and risks associated with compliance with international tax laws and regulations;

•
costs and risks associated with compliance with the U.S. Foreign Corrupt Practices Act and other laws in the United States related to conducting business outside the U.S., as well as the laws and regulations of
non-U.S.
jurisdictions governing bribery and other corrupt business activities;

•	costs and risks associated with human trafficking, modern slavery and forced labor reporting, training and due diligence laws and regulations in various jurisdictions;

•
being subject to other laws and regulations, including laws governing online advertising and other Internet activities, email and other messaging, collection and use of personal information, ownership of intellectual property, taxation and other activities important to Sonder’s online business practices;

•	competition with companies that understand the local market better than Sonder does or who have pre-existing relationships with landlords, property developers, regulators and guests in those markets;

•	uncertainty and possibly adverse effects resulting from the U.K.’s exit from the European Union (commonly known as “ Brexit ”); and

•	reduced or varied protection for intellectual property rights in some countries.
Entry into certain transactions with foreign entities now or in the future may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity was subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.
Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability and could instead result in increased costs without a corresponding benefit. Sonder cannot guarantee that its international expansion efforts will be successful.
Certain of the measures Sonder uses to evaluate its operating performance are subject to inherent challenges in measurement and may be subject to future adjustments.
Sonder tracks certain operational metrics, including key performance indicators such as Live Units, Contracted Units, Total Portfolio, Room Nights Booked, Bookable Nights, Occupied Nights, Occupancy Rate, Average Daily Rate (“
ADR
”), RevPAR, and Landlord Payments, with internal systems and tools that are not independently verified by any third party.
While the metrics presented herein are based on what Sonder believes to be reasonable assumptions and estimates, Sonder’s internal systems and tools have a number of limitations, and Sonder’s methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how Sonder measures data or with respect to the data that Sonder measures may affect Sonder’s understanding of certain details of Sonder’s business, which could affect Sonder’s long-term strategies. If the internal systems and tools Sonder uses to track these metrics understate or overstate key performance indicators or contain other technical errors, the data Sonder reports may not be accurate. If investors do not perceive our operating metrics to be accurate, or if Sonder discovers material inaccuracies with respect to these figures, Sonder’s reputation may be significantly harmed, and Sonder’s results of operations and financial condition could be adversely affected.
Sonder’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its market share, revenues, business, financial condition, or results of operations.
Sonder’s business depends on its reputation and the strength of its brand. Sonder believes that the strength of its reputation and brand are important to its ability to attract and retain guests, to compete for attractive new properties, and to establish and preserve good relationships with the communities in which it operates and with local governmental authorities and regulators. Many factors can affect Sonder’s reputation and the value of its brand, including:

•	the quality of guest service, and the guest experience from booking through check-out;

•	the nature and severity of guest complaints;

•	guest safety and their perception of safety;

•	Sonder’s guest privacy and data security practices, and any breaches of privacy or data security;

•	Sonder’s approach to health and cleanliness within units and common areas;

•	publicized incidents in or around its properties;

•	employee relations;

•	any local concerns about perceived over-tourism or the effect of new hotels or other accommodations on affordable housing, noise or neighborhood congestion;

•	Sonder’s support for local communities, and other community relations matters;

•	Sonder’s approach to supply chain management, sustainability, human rights, and other matters relating to corporate social responsibility;

•	Sonder’s ability to protect and use its brand and trademarks; and

•	any perceived or alleged non-compliance with regulatory requirements.
Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of Sonder, its brand and its properties. It may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate.
Sonder’s ability to control its reputation and brand is also limited due to the role of third parties in its business. For example, guests who book stays through OTAs and other indirect channels sometimes have issues with their bookings that Sonder does not control, such as refund and cancellation terms, which may result in disputes or otherwise negatively affect Sonder’s reputation. Sonder also relies on third-party companies to provide some guest services, including housekeeping and linen services at many of its locations, and remote guest support. Sonder does not directly control these companies or their personnel. Sonder also depends upon its landlords to perform important maintenance and other functions at its properties, particularly in common areas, and at many properties Sonder does not control access to or amenities at the entire building, including pools, gyms and food and beverage services. Guest complaints or negative publicity about Sonder’s properties, services or business activities, due to its own operations or actions or omissions of third parties, could diminish consumer confidence in Sonder and impair its relationships with guests, landlords, governmental authorities, local residents, third-party business partners, and others that are important to its business.
Sonder may become involved in claims, lawsuits, and other proceedings that could adversely affect its business, financial condition, and results of operations.
Sonder is involved in various legal proceedings relating to matters incidental to the ordinary course of its business, and may be subject to additional legal proceedings from time to time. Such legal actions include tort and other general liability claims, employee claims, consumer protection claims, violations of privacy claims, commercial disputes, claims by guests, claims under state and federal law, and disputes with landlords. Due to the potential risks, expenses, and uncertainties of litigation, Sonder may, from time to time, settle disputes even where it has meritorious claims or defenses. Sonder may also be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding its business activities. Legal proceedings can be time-consuming, divert management’s attention and resources, and cause Sonder to incur significant expenses or liability for substantial damages. The timing and amount of these expenses and damages are difficult to estimate and subject to change, and they could adversely affect its business, financial condition and results of operations.
Sonder may be subject to liability for the activities of its guests or other incidents at its properties, which could harm its reputation and increase its operating costs.
Sonder may be subject to claims of liability based on events that occur during guests’ stays, including those related to robbery, injury, illness, death, physical damage to property, and other similar incidents. These claims could increase Sonder’s operating costs and adversely affect its business and results of operations, even if they do not result in liability, as Sonder may incur costs related to investigation and defense. This risk is heightened due to the fact that, in many cases, Sonder does not control access to certain areas of buildings in which its units are located. From time to time, Sonder must also spend time and resources resolving issues with guests who remain past their paid stay, which results in lost revenue and higher costs. If Sonder is subject to additional disputes, liability or claims of liability relating to the acts of its guests, third parties in or around Sonder’s leased properties (including residents of these properties who are not Sonder guests) or the condition of the leased properties, Sonder may be subject to negative publicity, incur additional expenses, face regulatory or governmental scrutiny, and be subject to liability, any of which could harm its business and operating results.
Sonder is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at Sonder properties.
Sonder and the developers and owners of its leased properties are exposed to potentially significant liabilities and compliance costs as a result of any hazardous or unsafe conditions at its properties, including under environmental, health and safety laws and regulations. These laws and regulations govern matters such as the release, use, storage and disposal of hazardous and toxic substances, such as asbestos, mold, radon gas, or lead, and unsafe or unhealthy conditions at hotels and other residential premises. Failure to comply with these laws, including any required permits or licenses, can result in substantial fines or possible revocation of the authority to conduct operations. Any impairment of Sonder’s or its landlords’ authority to permit hospitality operations at its leased properties, due to these factors, could harm its reputation and revenue. Sonder could also be liable under environmental, health and safety laws for the costs of investigation, removal or remediation of hazardous or toxic substances or unsafe or unhealthy conditions at its currently or formerly leased or managed properties, even if it did not know of or cause the presence or release of the substances or conditions, and even where this is contractually the responsibility of its landlord.
The presence or release of toxic, unhealthy or hazardous substances or conditions at Sonder’s properties could result in governmental investigations and third-party claims for personal injury, property or natural resource damages, business interruption or other losses, and costly disputes with its landlords and guests. For example, Sonder has engaged in litigation with one of its landlords relating to the presence of toxic mold at one property, and it has faced expensive and disruptive claims relating to Legionella bacteria contamination in the water supply at another property, including lawsuits by guests. Sonder expects to encounter claims, governmental investigations and potential enforcement actions about property conditions and related matters in the future. These claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect its business, reputation, results of operations and financial condition. Environmental, health and safety requirements have also become increasingly stringent, and Sonder’s costs may increase as a result. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of Sonder’s properties or result in significant additional expense and restrictions on its business operations.
Sonder relies on its third-party landlords to deliver properties to it in a safe and suitable condition, and in most cases it does not undertake to independently verify the safety, suitability or condition of the properties it leases. Sonder expects to continue to rely on landlords to disclose information about their properties, though such disclosures may be inaccurate or incomplete, and to keep the properties in a safe and compliant condition in accordance with the terms of its leases and applicable law. If unsafe or unhealthy conditions are present or develop at Sonder’s properties, its guests may be harmed, it may be subject to expensive and disruptive claims, and its reputation, business, results of operations, and financial condition could be materially and adversely affected.
Sonder is subject to the risk of financial and reputational damage due to fraud.
Sonder has from time to time experienced, and expects to continue to experience, fraud in connection with bookings and payments. The methods used by perpetrators of fraud are complex and constantly evolving. Sonder devotes substantial resources to trust and security measures, but they may not detect all fraudulent activity or prevent stays that are disruptive or harmful to neighbors or other guests. As a result, Sonder expects to continue to receive complaints from guests and requests for reimbursement of their payments, as well as actual or threatened related legal action against it, due to fraudulent activity or the actions of persons booking stays under false pretenses.
Sonder may focus on rapid innovation, expansion and growth, over short-term financial results.
Sonder often emphasizes innovation and growth, sometimes over short-term financial results. It has taken actions in the past and may continue to make decisions that have the effect of reducing its short-term revenue or profitability if it believes that the decisions will benefit long-term revenue and profitability through enhanced guest experiences, penetration of new markets, greater familiarity with the Sonder brand, or otherwise. The short-term reductions in revenue or profitability could be more severe than anticipated. These decisions may not produce the expected long-term benefits, in which case Sonder’s growth, guest experience, relationships with developers and landlords, and business and results of operations could be harmed.
Sonder depends on its key personnel and other highly skilled personnel, and if Sonder fails to attract, retain, motivate or integrate its personnel, its business, financial condition and results of operations could be adversely affected.
Sonder’s success depends to a significant degree on the continued service of its founders, senior management team, key technical, financial and operations employees and other highly skilled personnel and on its ability to identify, hire, develop, promote, motivate, retain and integrate highly qualified personnel for all areas of its organization. Sonder may not be successful in attracting and retaining qualified personnel to fulfill its current or future needs. In addition, all of Sonder’s U.S.-based employees, including its management team, work for Sonder on an at-will
basis, and there is no assurance that any such employee will remain with Sonder. Competitors may be successful in recruiting and hiring members of Sonder’s management team or other key employees, and it may be difficult to find suitable replacements on a timely basis, on competitive terms or at all. If Sonder is unable to attract and retain the necessary personnel, particularly in critical areas of its business, it may not achieve its strategic goals.
Sonder faces intense competition for highly skilled personnel, especially in the San Francisco Bay Area, the Dallas-Fort Worth metroplex, Denver and Montreal where it has a substantial presence and need for highly skilled personnel. To attract and retain top talent, Sonder has had to offer, and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Sonder’s equity awards declines, it may adversely affect its ability to attract and retain highly qualified personnel. Sonder may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and it may never realize returns on these investments. If Sonder is unable to effectively manage its hiring needs or successfully integrate new hires, its efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect its business, financial condition and results of operations.
Sonder is subject to risks associated with the employment of hospitality personnel, particularly at locations that employ unionized labor, and the use of third-party guest services contractors.
Sonder’s hospitality employees and other guest services personnel are critical to its ability to add properties, maintain its units, enhance the guest experience, and attract and retain guests. If its relationship with employees in any city or at any key property, or within its central guest services function, deteriorates for any reason, its reputation, guest relationships and revenue may suffer, and it may incur costs to replace and retrain additional personnel or third-party contractors. In addition, many of Sonder’s guest services representatives and housekeepers who provide services to Sonder and its guests are employed by third-party agencies, which it does not control. Sonder’s business and reputation could be harmed in the event of any dispute with these agencies by their staff or with Sonder, or if their staff do not provide services that meet Sonder’s or its guests’ standards and expectations. In addition, labor costs are a significant component of Sonder’s operating expenses, and any increase in the cost of wages, benefits or other employee-related costs could cause its results of operations and cash flow to be lower than anticipated. Certain cities have also adopted re-hiring
ordinances and other requirements with respect to hotel and other hospitality employees, and these and other employment regulations may increase Sonder’s costs and impair its operations.
Like other businesses in the hospitality industry, Sonder may be adversely affected by organized labor activity. A small portion of Sonder’s
non-U.S.
employees are currently represented by labor unions and/or covered by a collective bargaining agreement. Union, worker council or other organized labor activity may occur at other locations. Sonder cannot predict the outcome of any labor-related proposal or other organized labor activity. Increased unionization of its workforce or other collective labor action, new labor legislation or changes in regulations could be costly, reduce Sonder’s staffing flexibility or otherwise disrupt its operations, and reduce its profitability. From time to time, hospitality operations may be disrupted because of strikes, lockouts, public demonstrations or other negative actions and publicity involving employees and third-party contractors. Sonder may also incur increased legal costs and indirect labor costs because of disputes involving its workforce. The resolution of labor disputes or new or renegotiated labor contracts could lead to increased labor costs, which are a significant component of Sonder’s operating costs, either by increases in wages or benefits or by changes in work rules that raise operating costs. Labor disputes and disruptions may also occur within landlords’ workforces at buildings Sonder occupies, which could harm its guests’ experience and reduce bookings at the affected property.
Sonder has identified material weaknesses in its internal control over financial reporting, including some of its general information technology controls, and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements.
Sonder has identified material weaknesses in its internal control over financial reporting which, if not remediated, could affect the reliability of its consolidated financial statements and have other adverse consequences. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
The material weaknesses in internal control over financial reporting that Sonder identified, and is currently working to remediate, relate to its financial closing and reporting process and to its general information technology controls (“
GITCs
”).
Sonder’s management has concluded that these material weaknesses in its internal control over financial reporting are due to the fact that Sonder has limited resources and has not had the necessary business processes and related internal controls formally designed and implemented. In addition, Sonder has not had the appropriate resources and the appropriate level of experience and technical expertise to oversee Sonder’s business processes and controls. Furthermore, the material weakness relating to GITCs occurred because of the lack of design and implementation of certain of Sonder’s GITCs involving controls that are intended to ensure that access to financial applications and data is adequately restricted, and that changes affecting the financial applications and underlying account records are authorized, tested, and implemented appropriately.
To remediate these material weaknesses, Sonder has engaged a third party consultant and is developing formal policies and procedures over its financial closing and reporting processes, enhancing its information technology governance policies, implementing additional control procedures relating to system access, management and monitoring, hiring additional accounting, engineering, IT and business intelligence personnel, implementing process level and management review controls to identify and address emerging risks, and providing additional training to personnel responsible for the relevant controls.

Sonder can give no assurance that its efforts will succeed in remediating these deficiencies in internal control over financial reporting, including the GITCs that comprise part of its system of internal controls, or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Sonder’s failure to remediate these deficiencies, or to implement and maintain effective internal control over financial reporting, including its GITCs, could result in errors in its consolidated financial statements.
Sonder’s failure to implement and maintain effective internal control over financial reporting could result in errors in the Post-Combination Company’s consolidated financial statements that could result in a restatement of its consolidated financial statements, and could cause the Post-Combination Company to fail to meet its reporting obligations, any of which could diminish investor confidence in the Post-Combination Company and cause a decline in the price of the Common Stock. Failure could also subject the Post-Combination Company to potential delisting from Nasdaq or any other stock exchange on which its stock is listed or to other regulatory investigations and civil or criminal sanctions.
If Sonder is unable to adapt to changes in technology, Sonder’s business could be harmed.
The Sonder website and mobile app, and the technology-enabled features of its units, are critical to Sonder’s business, and guests increasingly demand technology-driven features and amenities when they seek accommodations. Therefore, Sonder will need to continuously modify and enhance its services and business systems to keep pace with technological changes. Sonder may not be successful in developing necessary, functional and popular modifications and enhancements. Furthermore, uncertainties about the timing and nature of these necessary changes could result in unplanned research and development expenses which could result in a failure to meet Sonder’s financial projections or divert resources from other business initiatives. In addition, if Sonder’s properties, website or mobile app, or internal systems fail to operate effectively with future technologies, Sonder could experience guest dissatisfaction, lost revenue, difficulties in providing customer service or adding new properties to its portfolio, or other disruptions in its operations, any of which could materially harm its business.
Sonder relies on certain third-party technologies and services, and any failures of or defects in these technologies or any inability to obtain or integrate third-party technologies could harm Sonder’s business.
Sonder relies on software and other technologies and services supplied by third parties to provide certain services to Sonder and its guests, including internal communications, customer service communications, payment processing of guest credit cards, lease management, accounting and other internal functions, and other technologies employed to facilitate bookings and guests’ use and enjoyment of Sonder’s properties, such as digital locks and streaming television services. Sonder’s business may be adversely affected to the extent such software, services and technologies contain errors or vulnerabilities, are compromised or experience outages, or otherwise fail to meet expectations. Any of these risks could increase Sonder’s costs and adversely affect its business, financial condition and results of operations.
When Sonder incorporates technology from third parties into Sonder’s technology, Sonder cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Sonder may operate. If Sonder is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against Sonder, Sonder’s ability to operate some aspects of its business could be severely limited and its business could be harmed. In addition, some of Sonder’s license agreements may be terminated by its licensors for convenience. If Sonder is unable to obtain necessary technology from third parties, it may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay its ability to provide new or competitive offerings and increase its costs. In addition, Sonder may be unable to enter into new agreements on commercially reasonable terms or develop its own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained or developed, Sonder may not be able to offer certain functionality to guests or manage its business as it had intended, which could adversely affect its business, financial condition and results of operations.
Sonder relies on a third-party payment processor to process payments made by guests, and if it cannot manage its relationships with such third parties and other payment-related risks, its business, financial condition and results of operations could be adversely affected.
Sonder relies on a third-party payment processor to process payments made by guests. If its third-party payment processor terminates its relationship with Sonder or refuses to renew its agreement with Sonder on commercially reasonable terms, Sonder would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Furthermore, the software and services provided by its third-party payment processors may fail to meet Sonder’s expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause Sonder to lose its ability to accept online payments or other payment transactions or make timely payments to landlords, any of which could adversely affect Sonder’s ability to attract and retain guests or disrupt Sonder’s operations.
Nearly all payments made to Sonder by its guests are made by credit card, debit card or through a third-party payment service, which subjects Sonder to certain regulations and to the risk of fraud. Sonder may in the future offer new payment options to guests that may be subject to additional regulations and risks. Sonder is also subject to a number of other laws and regulations relating to the payments it accepts from its guests, including with respect to money laundering, money transfers, privacy and information security, and these regulations may differ by locality and can be expected to change over time.
Sonder’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to liabilities and/or damage to reputation.
The security of guests’ personal data is essential to maintaining consumer confidence in Sonder’s services. Among other things, Sonder may collect guests’ name, birthdate, credit card data, proof of identity (including identification numbers) and other personal information as part of the booking process. Cyberattacks by individuals, groups of hackers and state-sponsored organizations are increasing in frequency and sophistication and are constantly evolving. Security breaches may also occur due to misuse or misappropriation of guests’ personal data by employees or third-party contractors. Any security breach whether instigated internally or externally on Sonder’s systems or third-party systems could significantly harm Sonder’s reputation and therefore its business, brand, market share and results of operations. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, including Sonder’s own acts or omissions, could result in a compromise or breach of consumer data. Techniques used to obtain unauthorized access to systems change frequently and may not be known until launched against Sonder or its third-party service providers. Security breaches can also occur as a result of non-technical
issues, including social engineering and other intentional or inadvertent actions by Sonder’s employees, its third-party service providers, or their personnel. For example, third parties may attempt to fraudulently induce employees or guest services contractors, travel service provider partners or consumers to disclose usernames, passwords or other sensitive information (“
phishing
”), which may in turn be used to access Sonder’s information technology systems or to defraud its partners or guests. Third parties may also attempt to take over consumer accounts by using passwords, usernames and other personal information obtained elsewhere to attempt to login to consumer accounts on Sonder’s platforms. Sonder has experienced targeted and organized phishing and account takeover attacks and may experience more in the future. These risks are likely to increase as Sonder expands its business, integrates its products and services with those of third parties or at new properties, and stores and processes more data, including personal information. Sonder’s efforts to protect information from unauthorized access may be unsuccessful or may result in the rejection of legitimate attempts to book reservations, each of which could result in lost business and have a material adverse effect on its business, reputation and results of operations.
Sonder’s existing security measures may not be successful in preventing security breaches. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent Sonder’s security systems could steal consumer information, transaction data, trade secrets or other proprietary or confidential information. In connection with the audit of its 2020 financial statements, Sonder and its independent auditors identified deficiencies in its controls over system access, program change management and computer operations that are intended to ensure that access to data is adequately restricted. Although Sonder is attempting to address these deficiencies, there can be no assurance that it will remediate them successfully. In the last few years, several major companies experienced high-profile security breaches that exposed their systems and information and/or their consumers’ or employees’ personal information, and it is expected that these types of events will continue to occur. Sonder is increasing resources to protect against security breaches. Sonder incurs significant costs in an effort to detect and prevent security breaches and other security-related incidents and it expects its costs will increase as it makes improvements to its systems and processes to prevent further breaches and incidents. In the event of a future breach or incident, Sonder could be required to expend additional significant capital and other resources in an effort to prevent further breaches or incidents, which may require Sonder to divert substantial resources. Moreover, Sonder could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Each of these could require Sonder to divert substantial resources. Sonder has experienced and responded to cyberattacks, which it believes have not had a significant impact on the integrity of its systems or the security of data, including customer data maintained by it. These issues are likely to become more difficult to manage as Sonder expands the number of places where it operates and the number and variety of services it offers, and as the tools and techniques used in such attacks become more advanced. Security breaches could result in severe damage to its information technology infrastructure, including damage that could impair its ability to book stays, collect payments or otherwise operate its business, or the ability of consumers to make reservations or access its properties or in-room
features and services, as well as loss of consumer, financial or other data that could materially and adversely affect its ability to conduct its business or satisfy its commercial obligations. Security breaches could also result in negative publicity, damage its reputation, expose it to risk of loss or litigation and possible liability, subject it to regulatory penalties and sanctions, or cause consumers to lose confidence in its security and choose to stay with its competitors, any of which would have a negative effect on its brand, market share, results of operations and financial condition. Sonder’s insurance policies have coverage limits and deductibles and may not be adequate to reimburse it for all losses caused by security breaches.
Additionally, Sonder’s guests could be affected by security breaches at third parties such as OTAs and a security breach at any such third party could be perceived by consumers as a security breach of Sonder’s systems, or may decrease confidence in Sonder’s security measures, and in any event could result in negative publicity, subject it to notification requirements, damage its reputation, expose it to risk of loss or litigation and possible liability and subject it to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose Sonder to liability.
System capacity constraints, system or operational failures, or denial-of-service
or other attacks could materially adversely affect Sonder’s business, results of operations, and financial condition.
Since Sonder’s founding, it has experienced rapid growth in consumer traffic to its website and usage of its app, and its portfolio of properties has grown and diversified. If Sonder’s technologies, systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, it could result in unanticipated disruptions in bookings and guest service, slower response times, decreased guest satisfaction, and delays in launching new properties and markets.
Sonder’s systems and operations throughout the world may be vulnerable to damage or interruption from human error, computer viruses, earthquakes, floods, fires, power loss, telecommunications failure, terrorist attacks, cyber attacks, acts of war, break-ins,
and similar events. A catastrophic event that results in the destruction or disruption of its global or Canadian headquarters, warehouses, or other key facilities (including but not limited to offices in Sonder’s major cities), any third-party cloud hosting facilities, or its critical business or information technology systems could severely affect Sonder’s ability to conduct normal business operations and result in lengthy interruptions of guest bookings, payments and other operations, which could adversely affect Sonder’s business, financial condition, and results of operations.
Sonder’s systems and operations are also subject to
break-ins,
sabotage, intentional acts of vandalism, terrorism, and similar misconduct from external sources and malicious insiders. Sonder’s existing security measures may not be successful in preventing attacks on its systems, and any such attack could cause significant interruptions in its operations. There are numerous other potential forms of attack, such as phishing, account takeovers, malicious code injections, ransomware, and the attempted use of its platform to launch a denial-of-service
attack against another party, each of which could cause significant interruptions in Sonder’s operations or involve Sonder in legal or regulatory proceedings. Reductions in the availability and response time of Sonder’s app and website could cause guest dissatisfaction and lost revenue, and measures Sonder may take to divert suspect traffic to its website in the event of such an attack could result in the diversion of bona fide customers. These issues are likely to become more difficult to manage as Sonder expands the number of places where it operates and the variety of services it offers, and as the tools and techniques used in such attacks become more advanced and available. Sonder has experienced targeted and organized phishing and account takeover attacks and may experience more in the future. To date, Sonder believes these attacks have been unsuccessful in causing unauthorized transfers of funds but the outcome of any future attacks is inherently uncertain. Successful attacks could result in negative publicity, financial loss, and damage to Sonder’s reputation, and could prevent guests from booking stays or receiving services during the attack, any of which could materially adversely affect its business, results of operations, and financial condition.
In the event of certain system failures, Sonder may not have back-up
systems, or may be unable to switch to
back-up
systems immediately, and the time to full recovery could be prolonged. Sonder has experienced system failures from time to time, including failures of important guest-facing systems such as keyless entry systems at guest properties. In addition to placing increased burdens on its engineering staff, these outages can create a significant number of guest issues and complaints that need to be resolved by Sonder’s guest services team. Any unscheduled interruption in Sonder’s service could result in an immediate and significant loss of revenue, an increase in guest support costs (including refunds and reimbursements), and harm Sonder’s reputation, and could result in some consumers switching to competitors. If Sonder experiences frequent or persistent system failures, its brand and reputation could be permanently and significantly harmed, and its business, results of operations, and financial condition could be materially adversely affected. Sonder’s ongoing efforts to increase the reliability of its systems will be expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime or in system errors affecting guest experience or Sonder’s operations. Sonder does not carry business interruption insurance sufficient to compensate it for all losses that may occur.
Sonder uses both internally developed systems and third-party systems to operate its mobile app, website and other critical infrastructure, including transaction and payment processing, and financial and accounting systems, and certain technology-enabled features at guest properties. If the number of consumers using its website increases substantially, or if critical internally developed or third-party systems stop operating as designed, it may need to significantly upgrade, expand, or repair its systems and other infrastructure. Sonder may not be able to upgrade its systems and infrastructure to accommodate such conditions in a timely manner, and its systems could be impacted for a meaningful period of time, which could materially adversely affect its business, results of operations, and financial condition. The software underlying Sonder’s services is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Any errors or vulnerabilities discovered in Sonder’s code after release could result in damage to its reputation, loss of customers, disruption to its sales channels, loss of revenue, or liability for damages, any of which could adversely affect Sonder’s growth prospects and its business.
Disruptions in Internet access or guests’ usage of their mobile devices could harm Sonder’s business.
Sonder’s business depends on the performance and reliability of the Internet, telecommunications network operators, and other infrastructures that are not under its control. Its revenue and guest experience are also heavily dependent on consumers’ ability to interact with its mobile app and guest services functions using their mobile devices. Accordingly, Sonder depends on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could materially adversely affect its business, results of operations, and financial condition.
Supply chain interruptions may increase Sonder’s costs or reduce its revenues.
Sonder depends on good vendor relationships and the effectiveness of its supply chain management systems to ensure reliable and sufficient supply, on reasonably favorable terms, of materials used in its renovation, building openings and operating activities, such as furniture, linens, unit decor and appliances, lighting, security equipment and consumables. The materials it purchases and uses in the ordinary course of its business are sourced from a wide variety of suppliers around the world, including Vietnam, China, India, and the United States. Disruptions in the supply chain may result from the
COVID-19
pandemic or other public health crises, weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, third-party strikes, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond its control. In the event of disruptions in its existing supply chain, the labor and materials it relies on in the ordinary course of its business may not be available at reasonable rates or at all. In some cases, it may rely on a single source for procurement of furniture or other supplies in a given region. Sonder’s supply chain also depends on third-party warehouses and logistics providers, including two central distribution centers in North America. Any disruption in the supply, storage or delivery of materials to Sonder’s leased properties could disrupt operations at its existing locations or significantly delay its opening of a new location, which may cause harm to its reputation and results of operations.
Sonder may be subject to liability claims and its insurance may be inadequate to wholly cover its losses.
Sonder is subject to various types of claims and liabilities in the operation of its business. Despite the procedures, systems and internal controls Sonder has implemented to avoid or mitigate risks, it may experience claims and incur liabilities, whether through a weakness in these procedures, systems and internal controls, or because of negligence or the willful act of an employee, contractor, guest or other third party. Sonder’s insurance policies may be inadequate to wholly cover the potentially significant losses that may result from claims arising from incidents related to its units or leased properties, guest or employee acts or omissions, disruptions in its service, including those caused by cybersecurity incidents, failures or disruptions to its infrastructure, catastrophic events and disasters or otherwise. In addition, such insurance may not be available to Sonder in the future on economically reasonable terms, or at all. Further, the insurance may not cover all claims made against Sonder, and defending a suit, regardless of its merit, could be costly and divert management’s attention.
Sonder’s business is subject to the risks of earthquakes, fire, floods, and other catastrophic events.
A significant natural disaster could materially adversely affect Sonder’s business, results of operations, financial condition, and prospects. In addition, climate change could result in an increase in the frequency or severity of natural disasters and cause performance problems with Sonder’s technology infrastructure.
Although Sonder maintains incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made
problem, or outbreak of pandemic diseases, including
COVID-19,
it may be unable to continue its operations and may experience system interruptions and reputational harm. Acts of terrorism and other geopolitical unrest could also cause disruptions in its business or the business of Sonder’s landlords, vendors or other business partners, or the economy as a whole. All of the aforementioned risks may be further increased if Sonder’s disaster recovery plans prove to be inadequate.

Sonder’s technology contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict its ability to operate as intended or could increase its costs.
Sonder’s technology contains software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise Sonder’s technology.
Some open source licenses contain requirements that Sonder make available source code for modifications or derivative works it creates based upon the type of open source software it uses, or grant other licenses to its intellectual property. If Sonder combines its proprietary software with open source software in a certain manner, it could, under certain open source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of its source code, Sonder could be required to expend substantial time and resources to re-engineer
some or all of its software.
Although Sonder monitors its use of open source software to avoid subjecting its technology to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Sonder’s ability to provide or distribute its technology. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, Sonder could be subject to lawsuits by parties claiming ownership of what it believes to be open source software. Moreover, Sonder cannot assure you that its processes for controlling its use of open source software in its technology will be effective. If Sonder is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its offerings on terms that may not be economically feasible, re-engineer
its technology, discontinue or delay the provision of its offerings if re-engineering
could not be accomplished on a timely basis or make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition and results of operations.
Sonder may be unable to protect its brand and other intellectual property, and it has been and may be subject to legal proceedings and claims relating to intellectual property rights.
Sonder’s intellectual property is important to its success. Sonder relies on a combination of trademark, copyright, and trade secret laws, employee and third-party non-disclosure
and/or invention assignment agreements and other methods to protect its intellectual property. However, these only afford limited protection, and unauthorized parties may attempt to copy aspects of Sonder’s services, technology, mobile app, algorithms, or other features and functionality, or to use information that Sonder considers proprietary or confidential. There can be no assurance that any of Sonder’s intellectual property will be protectable by patents, but if it is, any efforts to obtain patent protection that is not successful may harm Sonder’s business in that others will be able to use Sonder’s technologies. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by Sonder to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate Sonder’s trademarks, copyrights, and similar proprietary rights. Sonder endeavors to defend its intellectual property rights diligently, but intellectual property litigation is expensive and time-consuming, and may divert managerial attention and resources from its business objectives. Sonder may not be able to successfully defend its intellectual property rights, which could have a material adverse effect on its business, brand, and results of operations.

From time to time, in the ordinary course of business, Sonder has been and may be subject to legal proceedings and claims relating to the intellectual property rights of others, and Sonder expects that third parties will continue to assert intellectual property claims, in particular trademark claims, against it, particularly as Sonder expands the complexity and scope of its business. Successful claims against Sonder could result in a significant monetary liability or prevent Sonder from operating its business, or portions of its business. In addition, resolution of claims may require Sonder to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or to cease using those rights altogether. Any of these events could have a material adverse effect on its business, results of operations and financial condition.
Various factors that affect the desirability of Sonder units in a particular region or season could adversely affect its ability to attract and retain guests.
Sonder’s units are often located in popular vacation destinations, some of which are more heavily utilized on a seasonal basis. As a result, its revenue in these regions is heavily dependent upon its ability to maintain occupancy during key seasonal periods.
In addition, factors influencing the desirability of its units in a particular city or region or during a specific season could adversely affect Sonder’s ability to attract new guests and retain existing guests. A significant natural disaster, health crisis, event of civil unrest, political turmoil or other regional disturbance could reduce the number of available units in or visitors to the affected area, thereby reducing Sonder’s revenue. Sonder’s properties are concentrated in a relatively limited number of cities, which makes local events and conditions, and the relative appeal of travel to those cities, particularly important to its business and financial results. In addition, Sonder’s property leasing and opening process can take substantial time, which may make it more difficult to compete for guests in a newly popular travel destination.
Sonder’s properties are concentrated in a limited number of cities, which increases its exposure to local factors affecting demand or hospitality operations.
Sonder’s operations are relatively concentrated in a limited number of cities, and Sonder expects that the majority of its operations will continue to be concentrated in a limited number of cities. As of June 30, 2021, Sonder’s five largest cities (New York City, Philadelphia, New Orleans, London and Chicago) accounted for approximately 45% of its Live Units, and its 10 largest cities accounted for approximately 60% of its Live Units. Geographic concentration magnifies the risk to Sonder of localized economic, political, public health and other conditions such as national disasters. Civil unrest, public health crises, unusual weather, natural disasters or other factors affecting travel to these cities or other markets in which Sonder is expanding, as well as changes in local competitive conditions, may have a disproportionate negative effect on its revenue and on its ability to secure sufficient staffing, supplies or services for its largest markets.
Sonder is exposed to fluctuations in currency exchange rates.
Since Sonder conducts a portion of its business outside the United States but reports its results in U.S. dollars, it faces exposure to adverse movements in currency exchange rates, which may cause its revenue and operating results to differ materially from expectations. In addition, fluctuation in its mix of U.S. and foreign currency denominated transactions may contribute to this effect as exchange rates vary. Moreover, as a result of these exchange rate fluctuations, revenue, cost of revenue, operating expenses and other operating results may differ materially from expectations when translated from the local currency into U.S. dollars upon consolidation. For example, if the U.S. dollar strengthens relative to foreign currencies Sonder’s
non-U.S.
revenue would be adversely affected when translated into U.S. dollars. Conversely, a decline in the U.S. dollar relative to foreign currencies would increase Sonder’s
non-U.S.
revenue when translated into U.S. dollars. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, Sonder’s revenue and operating results are subject to fluctuation if its mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Sonder may enter into hedging arrangements in order to manage foreign currency exposure, but such activity may not completely eliminate fluctuations in its operating results.
Changes in Sonder’s effective tax rate could harm its future operating results.
Sonder is subject to federal and state income taxes in the United States and in various international jurisdictions. Sonder’s provision for income taxes and its effective tax rate are subject to volatility and could be adversely affected by several factors, including:

•	earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates;

•	effects of certain non-tax-deductible expenses, including those arising from the requirement to expense stock options;

•	changes in the valuation of its deferred tax assets and liabilities;

•	adverse outcomes resulting from any tax audit, including transfer pricing adjustments with respect to intercompany transactions;

•	its ability to utilize its net operating losses and other deferred tax assets; and

•
changes in accounting principles or changes in tax laws and regulations, or the application of the tax laws and regulations, including possible U.S. changes to the deductibility of expenses attributable to foreign income or the foreign tax credit rules.

Additionally, on December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act of 2017, or the “
TCJA
”, which significantly affected U.S. tax law by changing how the U.S. imposes income tax on multinational corporations. In addition to reducing the corporate income tax rate from 35% to 21%, the TCJA requires complex computations not previously required by U.S. tax law. As such, the application of accounting guidance for such items is currently uncertain. Further, compliance with the TCJA and the accounting for such provisions require preparation and analysis of information not previously required or regularly produced. In addition, the U.S. Department of Treasury has broad authority to issue regulations and interpretive guidance that may significantly impact how Sonder will apply the law and impact its results of operations in future periods. Accordingly, further regulatory or GAAP accounting guidance for the TCJA, Sonder’s further analysis on the application of the law, and refinement of Sonder’s initial estimates and calculations could materially change Sonder’s current provisional estimates of the impact of the TCJA in its financial statements, which could in turn materially affect its tax obligations and effective tax rate. The change in the U.S. Presidential administration in January 2021 may increase the chance for legislative changes to the TCJA provisions.
Significant judgment is required in the application of accounting guidance relating to uncertainty in income taxes. If tax authorities challenge Sonder’s tax positions, any such challenges that are settled unfavorably could adversely impact Sonder’s provision for income taxes.
Sonder’s corporate structure and intercompany arrangements cause it to be subject to the tax laws of various jurisdictions, and it could be obligated to pay additional taxes, which could materially adversely affect its business, financial condition, results of operations, and prospects.
Sonder is expanding its international operations and personnel to support its business in international markets. Sonder generally conducts its international operations through wholly-owned subsidiaries and is or may be required to report its taxable income in various jurisdictions worldwide based upon its business operations in those jurisdictions. Sonder’s intercompany relationships are subject to complex transfer pricing regulations administered by tax authorities in various jurisdictions. The amount of taxes Sonder pays in different jurisdictions may depend on the application of the tax laws of such jurisdictions, including the United States, to its international business activities, changes in tax rates, new or revised tax laws, interpretations of existing tax laws and policies, and Sonder’s ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. The relevant tax authorities may disagree with Sonder’s determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and its position was not sustained, Sonder could be required to pay additional taxes, interest, and penalties, which could result in one-time
tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of its operations.
If existing tax laws, rules or regulations are amended, or if new unfavorable tax laws, rules or regulations are enacted, including with respect to occupancy, sales, value-added taxes, withholding taxes, revenue based taxes, unclaimed property, or other tax laws applicable to the multinational businesses, the results of these changes could increase Sonder’s tax liabilities. Possible outcomes include double taxation, multiple levels of taxation, or additional obligations, prospectively or retrospectively, including the potential imposition of interest and penalties. Demand for Sonder’s products and services could decrease if such costs are passed on to Sonder’s guests, result in increased costs to update or expand Sonder’s technical or administrative infrastructure or effectively limit the scope of Sonder’s business activities should Sonder decide not to conduct business in particular jurisdictions.
Sonder is subject to federal, state, and local income, sales, and other taxes in the United States and income, withholding, transaction, and other taxes in numerous foreign jurisdictions. Evaluating its tax positions and its worldwide provision for taxes is complicated and requires exercising significant judgment. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, Sonder’s tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting, and other laws, regulations, principles, and interpretations, including those relating to income tax nexus, by recognizing tax losses or lower than anticipated earnings in jurisdictions where it has lower statutory rates, or higher than anticipated earnings in jurisdictions where it has higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. Sonder may be audited in various jurisdictions, and such jurisdictions may assess additional taxes (including income taxes, sales taxes, and value added taxes) against it. Although Sonder believes its tax estimates are reasonable, the final determination of any tax audits or litigation could differ materially from its historical tax provisions and accruals, which could have an adverse effect on its results of operations or cash flows in the period or periods for which a determination is made.
Sonder may be subject to substantial liabilities if it is determined that Sonder should have collected, or in the future should collect, additional sales and use, value added or similar taxes.
Sonder currently collects and remits applicable sales taxes and other applicable transfer taxes in jurisdictions where it, through its employees or economic activity, has a presence and where Sonder has determined, based on applicable legal precedents, that sales of travel accommodations are classified as taxable. Sonder does not currently collect and remit state and local excise, utility user, or ad valorem taxes, fees, or surcharges in jurisdictions where it believes it does not have sufficient “nexus.” There is uncertainty as to what constitutes sufficient nexus for a state or local jurisdiction to levy taxes, fees, and surcharges on sales made over the Internet, and there is also uncertainty as to whether Sonder’s characterization of its traveler accommodations in certain jurisdictions will be accepted by state and local tax authorities.
The application of indirect taxes, such as sales and use, value added, goods and services, business, and gross receipts taxes, to businesses that transact online, such as Sonder, is a complex and evolving area. In some instances, Sonder sells its services through OTAs and does not control how taxes are collected or remitted. There are substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which Sonder conducts or may conduct business. If an OTA does not collect such taxes from travelers, Sonder could be held liable for such obligations. The application of existing or future indirect tax laws, whether in the United States or internationally, or the failure to collect and remit such taxes, could materially adversely affect Sonder’s business, financial condition, results of operations, and prospects.

Failure to comply with anti-bribery, anti-corruption laws and similar laws, could subject us to penalties and other adverse consequences.
Sonder is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, commonly referred to as the FCPA, the U.S. Travel Act, the United Kingdom Bribery Act 2010, and possibly other anti-bribery and anti-corruption laws in countries outside of the United States in which it conducts its activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or sometimes the private sector.
Sonder sometimes engages third parties to conduct its business abroad. Sonder and its employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if Sonder does not explicitly authorize such activities. Sonder cannot guarantee that all of its employees and agents will not take actions in violation of applicable law, for which Sonder may be ultimately held responsible. As Sonder increases its international sales and business, the risks under these laws may increase.
These laws also require that Sonder keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While Sonder has policies and procedures to address compliance with such laws, Sonder cannot guarantee that none of its employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of company policies and applicable law, for which Sonder may be ultimately held responsible.
Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, all of which may have an adverse effect on Sonder’s reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Sonder is subject to governmental export and import controls and economic sanctions programs that could impair its ability to compete in international markets or subject Sonder to liability if it violates these controls.
In many cases, Sonder’s business activities are subject to U.S. and international import and export control laws and regulations including trade and economic sanctions maintained by the Office of Foreign Assets Control, or OFAC. For example, restrictions may exist on its ability to provide services to persons located in certain U.S. embargoed or sanctioned countries or listed on certain lists of sanctioned persons. Additionally, the import of furniture used in various properties must be conducted in accordance with applicable import laws and regulations. If Sonder were to fail to comply with such import or export control laws and regulations, trade and economic sanctions, or other similar laws, it could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of export or import privileges.
Operating as a public company will require the Post-Combination Company to incur substantial costs and requires substantial management attention. In addition, key members of Sonder’s management team have limited experience managing a public company.
After the Business Combination, the Post-Combination Company will incur substantial legal, accounting, and other expenses that Sonder did not incur as a private company before the Business Combination. For example, the Post-Combination Company is subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. Compliance with these rules and regulations will increase its legal and financial compliance costs, and increase demand on its systems, particularly after the Post-Combination Company is no longer an “emerging growth company” under SEC rules. In addition, the Post-Combination Company may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which the Post-Combination Company operates its business in ways that it cannot currently anticipate. As a result of disclosure of information herein and in filings required of a public company, Sonder’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.
Some members of the Post-Combination Company’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Sonder’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Sonder’s senior management and could divert their attention away from the day-to-day
management of its business, which could adversely affect its business, financial condition, and results of operations.
Risks Related to Government Regulation
Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving short-term and long-term rental, Internet and
e-commerce
industries could harm Sonder’s operating results.
Sonder operates in markets throughout the world and is subject to various regulatory and taxation requirements of the jurisdictions in which it operates. Sonder’s regulatory compliance efforts are burdensome because each local jurisdiction has different requirements, including with respect to zoning, licensing, permitting, sanitation, accessibility, taxes, employment, labor and health and safety, and regulations in the industry are constantly evolving. Compliance requirements that vary significantly from jurisdiction to jurisdiction reduce Sonder’s ability to achieve economies of scale, add compliance costs, and increase the potential liability for compliance deficiencies. In addition, laws or regulations that may harm Sonder’s business could be adopted, or interpreted in a manner that affects its activities, including but not limited to the regulation of personal and consumer information, consumer advertising, labor laws, accessibility, health and safety, taxation, and real estate and hotel licensing and zoning requirements. Violations or new interpretations of these laws or regulations may result in penalties, disrupt Sonder’s ability to operate existing properties or to develop new ones, negatively impact Sonder’s guest relations or operations in other ways, increase its expenses, and damage its reputation and business.
In addition, since Sonder began its operations, there have been, and continue to be, regulatory developments that affect the hospitality services industry and the ability of companies like Sonder to offer its units for specified durations or in certain neighborhoods. For example, some municipalities have adopted ordinances that limit Sonder’s ability to offer certain properties to its guests for fewer than a stated number of consecutive nights, such as 30 nights, or for more than an aggregate total number of nights per year, and other cities may introduce similar regulations, including after Sonder has already leased properties and begun to offer stays to guests there. In addition, many of the fundamental statutes and regulations that impose taxes or other obligations on travel and hospitality companies were established before the growth of the Internet and
e-commerce,
which creates a risk of these laws being used in ways not originally intended that could harm Sonder’s business. These and other similar new and newly interpreted regulations could increase Sonder’s costs, require it to reduce or even cease operations in certain locations, reduce the diversity and number of units available for it to lease and offer to guests, and otherwise harm its business and operating results.

From time to time, Sonder has been involved in and expects to continue to become involved in challenges to, or disputes with government agencies regarding interpretations of laws and regulations. There can be no assurance that Sonder will be successful in these challenges or disputes.
New, changed, or newly interpreted or applied laws, statutes, rules, regulations or ordinances, including tax laws, could also increase landlords’ compliance, operating and other costs. This, in turn, could deter landlords from renting their properties to Sonder, negatively affect lease renewals, impair landlords’ ability or willingness to repair and maintain leased properties, or increase costs of doing business. Any or all of these events could adversely impact Sonder’s business and financial performance.
Furthermore, as Sonder expands or changes its business and the services that it offers or the methods by which it offers them, it may become subject to additional legal regulations, tax requirements or other risks. Whether it complies with or challenges these additional regulations, Sonder’s costs may increase and its business could otherwise be harmed.
The costs and other risks associated with the Americans with Disabilities Act and similar legislation outside of the United States may be substantial.
Sonder is subject to the Americans with Disabilities Act, commonly referred to as the ADA, and similar laws and regulations in certain jurisdictions outside of the United States. These laws and regulations require public accommodations to meet certain requirements related to access and use by disabled people. Sonder’s landlords may not have designed, constructed or operated their properties to comply fully with the ADA or similar laws, and Sonder’s operations may not fully comply with such laws. Operators of hospitality websites, including Sonder, are also occasionally targeted by complaints that they have failed to make their sites and online reservation systems sufficiently accessible. Sonder has been subject to minor claims by litigants regarding such website compliance in the past, and may encounter claims, governmental investigations and potential enforcement actions in the future. Sonder may be required to expend substantial resources to remedy any noncompliance at its leased properties or in its app or website, or to defend against complaints of noncompliance, even if they lack merit. If Sonder fails to comply with the requirements of the ADA or similar laws, it could be subject to fines, penalties, injunctive action, costly legal proceedings, an award of damages to private litigants, mandated capital expenditures to remedy such noncompliance, reputational harm and other business effects that could materially and adversely affect its brand and results of operations.
If Sonder fails to comply with federal, state, and foreign laws relating to privacy and data protection, it may face potentially significant liability, negative publicity, and an erosion of trust, and increased regulation could materially adversely affect its business, results of operations, and financial condition.
In Sonder’s processing of travel transactions and information about guests and their stays, it receives and stores a large volume of personally identifiable data. This data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation, common referred to as the GDPR, and variations and implementations of that regulation in the member states of the European Union. The GDPR, which went into effect in May 2018, has resulted and will continue to result in significant compliance costs for Sonder. If it violates the GDPR, it could be subject to significant fines. The California Consumer Privacy Act of 2018 and its implementing regulations, as amended (the “
CCPA
”), which went into effect on January 1, 2020, establishes data privacy rights for consumers and compliance requirements for businesses doing business in California. Moreover, California voters approved the California Privacy Rights Act, (the “
CPRA
”), in November 2020. The CPRA significantly modifies the CCPA, creating obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The Canadian Personal Information Protection and Electronic Documents Act (“
PIPEDA
”) is Canada’s primary private-sector privacy law. PIPEDA considers a “private sector” organization to be an organization or person engaged in commercial activity. Violation of PIPEDA can lead to a court action brought by individuals or by the Office of the Privacy

Commissioner of Canada. Other jurisdictions may adopt similar data protection regulations. For example, the State of Virginia recently adopted the Virginia Consumer Data Protection Act, which will go into effect on January 1, 2023. Such laws and regulations are typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. These laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between Sonder and its subsidiaries, including employee information. While Sonder has invested and continues to invest resources to comply with the GDPR, the CCPA and other privacy regulations, many of these regulations are new, extremely complex and subject to interpretation. Any failure, or perceived or alleged failure, by Sonder to comply with its privacy policies or with any federal, state or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which it may be subject or other actual or asserted legal or contractual obligations relating to privacy, data protection, information security or consumer protection could adversely affect Sonder’s reputation, brand and business, and may result in claims, proceedings or actions against Sonder by governmental entities or others or other liabilities or require Sonder to change its operations and/or cease or modify its use of certain data sets. Any such claim, proceeding or action could hurt Sonder’s reputation, brand and business, force Sonder to incur significant expenses in defense of such proceedings, distract its management, increase its costs of doing business, result in a loss of customers and suppliers or an inability to process credit card payments, and may result in the imposition of monetary penalties. Sonder may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance
with any laws, regulations, or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that Sonder stores or handles as part of operating its business.
Sonder could be adversely affected if legislation or regulations are expanded to require changes in its business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Sonder’s business, results of operations or financial condition. For example, federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The United States and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Regulation of the use of these cookies and other online tracking and advertising practices, or a loss in Sonder’s ability to make effective use of services that employ such technologies, could increase its costs of operations and limit its ability to track trends, optimize its services or acquire new customers on cost-effective terms and consequently, materially adversely affect its business, financial condition and operating results.
Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and internet marketing practices, could result in fines or place restrictions on Sonder’s business.
Sonder’s business is subject to various laws and regulations governing consumer protection, advertising and marketing. Sonder may encounter governmental and private party investigations and complaints in areas such as the clarity, accuracy and presentation of information on its website or in third-party listings of its properties, as has occurred with respect to other hospitality booking sites. In addition, as Sonder attempts to increase the proportion of stays booked directly through its website, its marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. Sonder’s marketing activities could be restricted, its guest relationships and revenues could be adversely affected, and its costs could increase, due to changes required in its marketing, listing or booking practices, or any investigations, complaints or other adverse developments related to these laws and regulations.

Industry-specific payment regulations and standards are evolving and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm Sonder’s business.
Sonder’s payment processors expect attestation of compliance with the Payment Card Industry (“
PCI
”) Data Security Standards. If Sonder is unable to comply with these guidelines or controls, or if its customers or third-party payment processors are unable to obtain regulatory approval to use its services where required, its business may be harmed. For example, failing to maintain Sonder’s Attestation of Compliance for PCI could result in monthly fines or other adverse consequences until compliance is re-established
via an external PCI qualified security assessor. Existing third parties or future business partnerships may opt out of processing payment card transactions if Sonder is unable to achieve or maintain industry-specific certifications or other requirements or standards relevant to its customers and business partners.
Risks Related to Indebtedness and Liquidity
Sonder may require additional capital to support business growth, and this capital might not be available in a timely manner or on favorable terms.
Sonder intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop or add new properties or services or enhance its existing properties or services, enhance its operating infrastructure and acquire complementary businesses and technologies. Accordingly, in the future Sonder may need to engage in equity or debt financings to secure additional funds. If it raises additional funds through further issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences and privileges superior to those of holders of Sonder’s common stock. Any debt financing could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for Sonder to obtain additional capital and to pursue business opportunities, including potential acquisitions or strategic partnerships. In addition, Sonder may not be able to obtain additional financing on favorable terms, if at all. If Sonder is unable to obtain adequate or satisfactory financing when it requires it, its ability to continue to support its business growth and to respond to business challenges could be significantly limited.
Sonder’s indebtedness could adversely affect its business and financial condition.
As of June 30, 2021, December 31, 2020 and December 31, 2019, Sonder had indebtedness related to its term loans in the aggregate principal amount of $36.4 million, $43.3 million and $25.0 million, respectively, secured against substantially all of its assets. In addition, as of June 30, 2021, Sonder had $165.0 million of convertible notes that will be converted into shares of the Post-Combination Company’s Common Stock in connection with the proposed Business Combination. On December 22, 2020, Sonder entered into a credit facility with Investissement Québec for CAD$30 million, which it will be able to draw down upon after meeting certain milestones related to its operations in Canada. Risks relating to Sonder’s indebtedness include:

•	increasing its vulnerability to general adverse economic and industry conditions;

•
requiring it to dedicate a portion of its cash flow to principal and interest payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, location acquisition costs, capital expenditures, acquisitions and investments and other general corporate purposes;

•	making it more difficult for it to optimally capitalize and manage the cash flow for its businesses;

•	limiting its flexibility in planning for, or reacting to, changes in its businesses and the markets in which it operates, due in part to restrictive covenants in its debt instruments;

•	possibly placing it at a competitive disadvantage compared to its competitors that have less debt, a lower cost of borrowing or less restrictive debt covenants; and

•	limiting its ability to borrow additional funds or to borrow funds at rates or on other terms that it finds acceptable.

Sonder’s indebtedness and credit facilities contain financial covenants and other restrictions on its actions that may limit its operational flexibility or otherwise adversely affect its results of operations.
The terms of certain of Sonder’s indebtedness and credit facilities include a number of covenants that limit its ability and its subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell its assets, pay dividends, make redemptions and repurchases of stock, make investments, loans and acquisitions, change the nature of its business or engage in transactions with affiliates. In addition, Sonder must comply with a minimum EBITDA covenant and a minimum liquidity covenant. The terms of its indebtedness and credit facilities may restrict its current and future operations and could adversely affect its ability to finance its future operations or capital needs. In addition, complying with these covenants may make it more difficult for Sonder to successfully execute its business strategy, including potential acquisitions, and to compete against companies that are not subject to such restrictions.
Any failure to comply with the covenants or payment requirements specified in Sonder’s credit agreements could result in an event of default under the agreements, which, if not cured or waived, would give the lenders the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the interest rates applicable to such debt, and exercise rights and remedies, including by way of initiating foreclosure proceedings against any assets constituting collateral for the obligations under the credit facilities. If its debt were to be accelerated, Sonder may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately adversely affect its business, cash flows, results of operations, and financial condition. Even if it were able to obtain new financing, such financing may not be on commercially reasonable terms or on terms that are acceptable to Sonder.
Risks Related to the Company and the Business Combination
Our Initial Stockholders have agreed to vote in favor of the Business Combination Proposal described in this proxy statement/prospectus/consent solicitation statement, regardless of how our Public Stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and cast votes on the Business Combination Proposal). Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.
Because the Post-Combination Company will become a publicly listed company by virtue of a merger as opposed to an underwritten initial public offering (which uses the services of one or more underwriters), less due diligence on the Post-Combination Company may have been conducted.
The Post-Combination Company will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/ prospectus/consent solicitation statement differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because the Company is already a publicly listed company, an underwriter has not been engaged. However, management and the board of directors of the Company, as well as private investors, conducted due diligence. This due diligence, however, may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. Our Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed with Sonder or another company during a prescribed period of time. Therefore, there could be a heightened risk of an incorrect valuation of the Post-Combination Company’s business, which could cause potential harm to investors.
Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/consent solicitation statement.
When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, Class F Shares held by the Initial Stockholders will convert on a one-for-one basis in connection with the consummation of the Business Combination (including the PIPE Investment);

•
the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares and (after giving effect to the cancellation of 250,000 Founder Shares on March 7, 2021) the remaining 11,250,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $112.5 million but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of shares of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 22, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $11,000,000 for its 5,500,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by January 22, 2023;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Cramer and Gatto, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.002 per share. If the Company fails to complete an initial business combination by January 22, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by January 22, 2023;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Metropoulos Sponsor II, LLC (2)	15,175,000	$151,750,000
Alec Gores (2)	15,175,000	$151,750,000
Dean Metropoulos	0	$0
Andrew McBride	0	$0
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 15,175,000 shares of Common Stock and ultimately exercises voting and dispositive power of the securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•
the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the PIPE Investment for an aggregate commitment of approximately $40,000,000, provided that our Sponsor has the right to syndicate the Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) purchased under such Sponsor Subscription Agreement in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $123,500,000 at risk that depends upon the completion of a business combination. Specifically, $112,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the

Common Stock in the Business Combination), and $11,000,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $2.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus/consent solicitation statement and reduce the public “float” of our Class A Stock.
Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the consummation of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the consummation of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our Class A Stock.
Our Public Stockholders will experience dilution as a consequence of the issuance of Common Stock and Post-Combination Company Special Voting Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.
The issuance of additional shares of Post-Combination Company Stock in the Business Combination will dilute the equity interests of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants. Our Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including in each of the following instances:

•
Approximately 217,660,300 shares of Common Stock (assuming (a) the issuance of approximately 28,898,199 shares related to the exercise of Rollover Options issued to former holders of Sonder stock options based on Sonder’s capitalization as of June 30, 2021, and (b) the issuance of each of the approximately 37,208,921 shares of our Common Stock reserved for issuance upon the exchange of Post-Combination Company Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement based on Sonder’s capitalization as of June 30, 2021 (each of which corresponds to a share of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination)) are anticipated to be issued to Sonder Securityholders as consideration in the Business Combination, valued at $10.00 per share. This represents approximately (a) 74.1% or 78.0% of the number of shares of Post-Combination Company

Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively, and (b) 74.1% or 78.0% of the total voting power of the Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•
Up to 14,500,000 shares of Common Stock may be issuable to Sonder Securityholders as consideration in the Business Combination in respect of Earn Out Shares. Under the Merger Agreement, the Sonder Stockholders and holders of Assumed Warrants, if any, will be entitled to receive Earn Out Shares if the daily volume weighted average price (based on such trading day) of one share of Common Stock exceeds certain thresholds for a period of at least 10 days out of 20 consecutive trading days, as adjusted, at any time during the 5 year period beginning on the 180th day following the closing of the Business Combination (the “
Common Share Price
”). The Earn Out Shares, which are not reflected in the shares represented in the no redemption scenario or maximum redemption scenario described herein, will be issued as follows: (a) a one-time issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $13.00; (b) a one-time issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $15.50; (c) a one-time issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $18.00; (d) a one-time issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $20.50; (e) a one-time issuance of 2,416,666 Earn Out Shares if the Common Share Price is greater than $23.00; and (f) a one-time issuance of 2,416,666 Earn Out Shares if the Common Share Price is greater than $25.50. The Earn Out Shares to Sonder Securityholders as consideration in the Business Combination, assuming each of the Common Share Price thresholds set forth in the prior sentence are achieved, represent approximately (a) 4.9% or 5.2% of the remaining number of shares of Post-Combination Company Stock that may be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively, and (b) 4.9% or 5.2% of the remaining total voting power of the Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively. We cannot predict whether or to what extent any or all of the Earn Out Shares will be issued.

•
20,000,000 shares of Common Stock are expected to be issued in connection with the consummation of the Business Combination to the PIPE Investors pursuant to the PIPE Investment, at a price of $10.00 per share. This represents approximately (a) 6.8% or 7.2% of the number of shares of Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively, and (b) 6.8% or 7.2% of the total voting power of the Post-Combination Company Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•
The Company Warrants, comprised of Public Warrants to purchase 9,000,000 shares of Common Stock (following the reclassification of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Private Placement Warrants to purchase 5,500,000 shares of Common Stock (following the reclassification of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation), will be outstanding following the Business Combination. The Public Warrants, which will not be redeemed in connection with the redemption by a Public Stockholder of a Public Share, will be exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and January 22, 2022. The shares of Common Stock (following the reclassification of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) underlying the Public Warrants represent approximately (a) 2.9% or 3.1% of the fully-diluted number of shares of Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively, and (b)

2.9% or 3.1% of the total fully-diluted voting power of the Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively. The 5,500,000 Private Placement Warrants outstanding following the Business Combination are not redeemable by the Post-Combination Company pursuant to the Company’s right to redeem the Public Warrants at $0.01 per Public Warrant under certain circumstances so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Company IPO, including as to exercise price, exercisability and exercise period, except that the Private Placement Warrants may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or its permitted transferees and are entitled to certain registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Post-Combination Company and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Company IPO. The Private Placement Warrants may not be transferred or sold by the Sponsor (other than to its permitted transferees) until 30 days following the consummation of the Business Combination. The shares of Common Stock (following the reclassification of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) underlying the Private Placement Warrants represent approximately (x) 1.8% or 1.9% of the fully-diluted number of shares of Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively, and (y) 1.8% or 1.9% of the total fully-diluted voting power of the Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•
The Post-Combination Company will reserve approximately 4.9%, 12% and 2% of the number of outstanding shares of the Post-Combination Company’s Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the Management Equity Incentive Plan, the Incentive Plan, and the ESPP and expects to grant equity awards under each of the Management Equity Incentive Plan, the Incentive Plan, and the ESPP. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Management Equity Incentive Plan, the Incentive Plan, and the ESPP, respectively.

•
The Post-Combination Company may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional shares of Common Stock (or other equity securities of equal or senior rank), including through any of the foregoing, could have the following effects for holders of Public Shares who elect not to redeem their shares:

•	your proportionate ownership interest in the Post-Combination Company will decrease;

•	the relative voting strength of each previously outstanding share of Post-Combination Company Stock will be diminished; or

•	the market price of the Common Stock and the Public Warrants may decline.
On [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus/consent solicitation statement, the price per Public Warrant closed at $[●]. As such, the aggregate value of the Public Warrants at such price is equal to $[●]. In addition, on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus/consent solicitation statement, the price per share of Class A Stock closed at $[●]. If the shares of Class A Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming stockholders.
For more information, please see the sections titled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
The Company Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in our earnings. The changes in value of the Company Warrants could have an adverse effect on the market price of our Class A Stock, an adverse effect on our financial results and/or make it more difficult for us to consummate the Business Combination.
In light of the staff of the SEC issuing the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “
SEC Staff Statement
”) and guidance in Accounting Standards Codification (“
ASC
”)
815-40,
the Company’s management evaluated the terms of the Company Warrants issued in connection with the Company IPO, including the Private Placement Warrants and the Public Warrants, and concluded that the Company Warrants include provisions that, based on the SEC Staff Statement, preclude the Company Warrants from being classified as components of equity. As described in our financial statements included in the financial section of this proxy statement/prospectus/consent solicitation statement, we are accounting for these Company Warrants as a derivative liability and are recording that liability at fair value upon issuance and are recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as we determine based upon a valuation report obtained from our independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A Stock and/or our financial results, and may make it more difficult for us to consummate the Business Combination.
Additionally, in connection with our evaluation of the Company Warrants in connection with the SEC Staff Statement, our management reassessed the effectiveness of its disclosure controls and procedures as of March 31, 2021 and, in light of the SEC Staff Statement, concluded that our management’s disclosure controls and procedures for such period were not effective. Further, we have determined that our insufficient risk assessment of the underlying accounting for certain financial instruments to be a material weakness in our internal controls over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by January 22, 2023. Unless we amend our Current Company Certificate and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to effect an initial business combination by January 22, 2023, we will be forced to liquidate and our warrants will expire worthless.
We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by January 22, 2023. Unless we amend the Current Company Certificate to extend the life of the Company and certain other agreements into which we have entered, if we do not complete an initial business combination by January 22, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to fund Regulatory Withdrawals and/or its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Company IPO. In addition, unless we amend the Current Company Certificate to extend the life of the Company (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and certain other agreements into which we have entered, if we fail to complete an initial business combination by January 22, 2023, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Placement Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of the Company beyond January 22, 2023 if we are unable to effect an initial business combination by that date.
Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.
The exercise price for the Public Warrants is $11.50 per share of Class A Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Sonder whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.
Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel and the key personnel of Sonder. Sonder’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Sonder’s officers could have a material adverse effect on Sonder’s business, financial condition, or operating results. The services of such personnel may not continue to be available to the Post-Combination Company.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Current Company Certificate and our current bylaws and applicable laws. We may not waive the condition that our stockholders approve the Business Combination. Please see the section titled “
Proposal No. 1—The Business Combination—Conditions to Closing of the Business Combination
” for additional information.
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, may lead us to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of Sonder’s business, a request by Sonder to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Sonder’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our Board, to amend the Merger Agreement, grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus/consent solicitation statement may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/consent solicitation statement, we do not believe there will be any amendments, changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus/consent solicitation statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal
.
We and Sonder will incur significant transaction and transition costs in connection with the Business Combination.
We and Sonder have both incurred and expect to incur significant, non-recurring
costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Sonder may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by us following the closing of the Business Combination.
Our transaction expenses as a result of the Business Combination are currently estimated at approximately $40 million, including the $15,750,000 Deferred Discount. The amount of the Deferred Discount will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share
amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share
value of shares held by
non-redeeming
stockholders will reflect our obligation to pay the Deferred Discount. As such, the Deferred Discount would represent approximately 3.5% and 5.25% of the value of the cash remaining in the Trust Account assuming the no redemption scenario and the maximum redemption scenario, respectively.
If we are unable to complete an initial business combination, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants may expire worthless.
Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to complete an initial business combination by January 22, 2023, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

Provisions in the Amended and Restated Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Post-Combination Company’s stockholders, which could limit the ability of the Post-Combination Company’s stockholders to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or with its directors, officers or employees and may discourage stockholders from bringing such claims.
The Amended and Restated Bylaws provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Post-Combination Company;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Post-Combination Company or the Post-Combination Company’s stockholders;

•	any action arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; or

•	any action asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the Amended and Restated Bylaws designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of the Post-Combination Company’s securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Post-Combination Company’s business, results of operations and financial condition.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share
redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share
redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the Company IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of the Company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our Regulatory Withdrawals and/or to pay our franchise and income tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Subsequent to our consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Sonder, we cannot assure you that this diligence will surface all material issues that may be present in Sonder’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Sonder’s business and outside of our and Sonder’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.
We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus/consent solicitation statement includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined statement of operations of the Post-Combination Company combines our historical audited statement of operations for the period from July 21, 2020 (inception) through December 31, 2020, with the historical audited consolidated statement of operations of Sonder for the year ended December 31, 2020, and combines our historical unaudited statement of operations for the six months ended June 30, 2021, with the historical unaudited condensed consolidated statement of operations of Sonder for the six months ended June 30, 2021, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the Post-Combination Company combines our historical unaudited balance sheet as of June 30, 2021, and the unaudited condensed consolidated balance sheet of Sonder as of June 30, 2021, and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by Sonder been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Combination Company. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus/consent solicitation statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for Sonder’s stock and we have no operating or financial history. Accordingly, the valuation ascribed to Sonder and our Common Stock in the Business Combination may not be indicative of the price of the Post-Combination Company Common Stock that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of the Post-Combination Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Post-Combination Company;

•	changes in the market’s expectations about the Post Combination Company’s operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

•	changes in laws and regulations affecting the Post-Combination Company’s business;

•	commencement of, or involvement in, litigation involving the Post-Combination Company;

•	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Common Stock available for public sale;

•	any major change in the Post-Combination Company’s Board or management;

•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/prospectus/consent solicitation statement;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, health epidemics and pandemics (including the ongoing
COVID-19
public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
Past performance by Mr. Metropoulos, Mr. Gores or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.
Past performance by Mr. Metropoulos, Mr. Gores or The Gores Group and by our management team, including with respect to Gores Holdings, Inc., a Delaware corporation (“
Gores Holdings I
”), Gores Holdings II, Inc., a Delaware corporation (“
Gores Holdings II
”), Gores Holdings III, Inc., a Delaware corporation (“
Gores Holdings III
”), Gores Holdings IV, Inc. a Delaware corporation (“
Gores Holdings IV
”), Gores Holdings V, Inc., a Delaware corporation (“
Gores Holdings V
”), Gores Holdings VI, Inc., a Delaware corporation (“
Gores Holdings VI
”) and Gores Metropoulos, Inc., a Delaware corporation (“Gores Metropoulos”) is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Metropoulos, The Gores Group or our management team’s, Gores Holdings I’s, Gores Holdings II’s, Gores Holdings III’s, Gores Holdings IV’s, Gores Holdings V’s, Gores Holdings VI’s or Gores Metropoulos’s performance as indicative of the future performance of an investment in the Company or Post-Combination Company or the returns the Company or Post-Combination Company will, or is likely to, generate going forward.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A Stock and, following the Business Combination, the Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. After the Business Combination, our Initial Stockholders, including our Sponsor, will hold approximately 3.8% of our Common Stock, not including 4,000,000 additional shares of Common Stock expected to be purchased by our Sponsor as part of the PIPE Investment. In addition, at the closing of the Business Combination, we will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus/consent solicitation statement, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, the Registration Rights Holders will be entitled to certain registration rights with respect to (a) any (i) outstanding shares of Common Stock or any Private Placement Warrants, (ii) Founder Shares reclassified into Common Stock and shares of Common Stock issued upon exercise of the Private Placement Warrants (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Holders, (iv) Common Stock issued or issuable upon conversion of the Sonder Convertible Notes or upon exercise of the warrants issued pursuant to the Note Purchase Agreement, dated on or about March 12, 2021 between Sonder and the other parties thereto and

(v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses “(i)” through “(iv)” by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder, subject to certain limitations set forth in the Registration Rights Agreement. In addition, our Initial Stockholders entered into a letter agreement pursuant to which they agreed that, with certain limited exceptions, the Founder Shares (which will be reclassified into shares of Common Stock in connection with the effectiveness of the Amended and Restated Certificate of Incorporation) may not be transferred until 180 days after the closing of the Business Combination. In addition, given that the lock-up
period on the Founder Shares is potentially shorter than other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.
We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Computershare Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Computershare Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Class A Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Stock for sale under all applicable state securities laws.
The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.
The exercise price of our Public Warrants is higher than many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.
Our Public Warrants were issued in registered form under the Computershare Warrant Agreement. The Computershare Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Stock purchasable upon exercise of a Public Warrant.
We may redeem unexpired Public Warrants prior to their exercise at a time and at a price that is disadvantageous to warrant holders, thereby making their Public Warrants worthless, and an exercise of a significant number of warrants could adversely affect the market price of our Common Stock.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. Additionally, if a significant number of Public Warrant holders exercise their Public Warrants instead of accepting the nominal redemption price, the issuance of these shares would dilute other equity holders, which could reduce the market price of our Class A Stock. As of [●], 2021, our Class A Stock has never traded above $18.00 per share. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

In the event we elect to redeem the outstanding Public Warrants, we will fix a date for the redemption (the “
Redemption Date
”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Redemption Date to the registered holders of the Public Warrants (who will, in turn, notify the beneficial holders thereof).
Because each Public Unit contains
one-fifth
of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.
Each Public Unit contains
one-fifth
of one Public Warrant. Because, pursuant to the Computershare Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination, because the Public Warrants will be exercisable in the aggregate for one-fifth
of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.
Warrants will become exercisable for our Class A Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued Public Warrants to purchase 9,000,000 shares of Class A Stock as part of the Company IPO and, on the Company IPO’s closing date, we issued Private Placement Warrants to our Sponsor to purchase 5,500,000 shares of our Class A Stock, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Class A Stock on an initial business combination. The shares of Class A Stock and, following the Business Combination, the Common Stock issued upon exercise of our warrants will result in dilution to our then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.
The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) are subject to registration rights.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by January 22, 2023 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following January 22, 2023 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by January 22, 2023 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Post-Combination Company will be required to provide attestation on internal controls commencing with the annual report for fiscal year ended December 31, 2021, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Sonder as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Post-Combination Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we fail to remediate the material weaknesses in internal control over financial reporting previously identified in connection with audits of our and Sonder’s financial statements, if we identify material weaknesses in the internal control over financial reporting of the Post-Combination Company, if we are unable to comply with the requirements of Section 404, or if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.
The Company has been, and may continue to be, targeted by stockholder lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.
Stockholder lawsuits asserting class, derivative, and/or individual claims for, among other things, violations of the federal securities laws and/or breaches of fiduciary duty are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect the Company’s and Sonder’s respective businesses, financial condition and results of operation. For more information regarding securities class action lawsuits or derivative lawsuits filed in connection with the Business Combination, please see the section titled “
The Business
Combination—Litigation Related to the Business Combination
” beginning on page [●] of this proxy statement/prospectus/consent solicitation statement.
Risks Related to Ownership of the Post-Combination Company’s Shares
Resales of the shares of Common Stock included in the Stock Consideration could depress the market price of our Common Stock.
We will have approximately 293,910,300 shares of Common Stock outstanding immediately following the Business Combination (assuming (a) that no shares of Class A Stock are redeemed, (b) the issuance of approximately 28,898,199 shares related to the exercise of Rollover Options issued to former holders of Sonder stock options, and (c) the issuance of each of the approximately 37,208,921 shares of our Common Stock reserved for issuance upon the exchange of Post-Combination Company Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement (each of which corresponds to a share of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination)), and there may be a large number of shares of Common Stock sold in the market following the consummation of the Business Combination or shortly thereafter. The shares held by the Public Stockholders are freely tradable.
Such sales of shares of Common Stock in the public market or the perception that these sales might occur, may depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales or conversions may have on the prevailing market price of our Common Stock.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Sonder and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Sonder. We and certain investors, the Sonder Stockholders, and directors and officers of Sonder and its affiliates will become stockholders of the Post-Combination Company. We will depend on Sonder for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of Sonder may limit our ability to obtain cash from Sonder. The earnings from, or other available assets of, Sonder may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
The market price and trading volume of Common Stock may be volatile and could decline significantly following the Business Combination.
The stock markets, including Nasdaq on which we intend to list the shares of Common Stock to be issued in the Business Combination under the symbol “SOND,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Common Stock following the Business Combination, the market price of Common Stock may be volatile and could decline significantly. In addition, the trading volume in Common Stock may fluctuate and cause significant price variations to occur. If the market price of Common Stock declines significantly, you may be unable to resell your shares at or above the market price of Common Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus/consent solicitation statement;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports about the Company;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Sonder or us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing
COVID-19
public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
The Post-Combination Company’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products and services, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to the Post-Combination Company’s business;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Common Stock adversely, then the price and trading volume of our Common Stock could decline.
The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Common Stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity-ranking senior to the Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Common Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Common Stock and be dilutive to existing stockholders.

Holders of Post-Combination Canada Exchangeable Common Shares may have to pay income taxes as a result of the exchange of Post-Combination Canada Exchangeable Common Shares for shares of the Post-Combination Company’s Common Stock.
When holders of Post-Combination Canada Exchangeable Common Shares dispose of such shares in exchange for shares of the Post-Combination Company’s Common Stock, they may be required to pay tax on any gain they realize under the laws of Canada. Tax consequences under the laws of Canada vary depending on, among other things:

•	where the holder of Post-Combination Canada Exchangeable Common Shares is a resident for tax purposes;

•
whether the holder of Post-Combination Canada Exchangeable Common Shares exchanges such shares by way of redemption, retraction or has their shares purchased by us or Sonder Exchange ULC, an unlimited liability company existing under the laws of the Province of British Columbia (“
Exchange ULC
”), as applicable, pursuant to their call rights; and

•	how long the shareholder has held the Post-Combination Canada Exchangeable Common Shares.
On a redemption or retraction of an Exchangeable Share by the Post-Combination Company, in circumstances where Exchange ULC does not exercise its call rights, the holder of the Post-Combination Canada Exchangeable Share will generally be deemed to have received a dividend for Canadian tax purposes equal to the amount by which the redemption proceeds exceed the paid-up
capital of the Post-Combination Canada Exchangeable Share for the purposes of the Canadian Tax Act. The holder will also generally be considered to have disposed of the Post-Combination Canada Exchangeable Share for proceeds of disposition equal to the redemption proceeds (minus any deemed dividend), and will generally realize a capital gain (or capital loss) for Canadian tax purposes in an amount by which such proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the Post-Combination Canada Exchangeable Share to the holder and any reasonable costs of disposition.
If Exchange ULC exercises its call rights, a holder of Post-Combination Canada Exchangeable Common Shares who receives shares of the Post-Combination Company’s Common Stock for such shares will generally be considered to have realized a capital gain (or capital loss) for Canadian tax purposes equal to the amount by which the proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the Post-Combination Canada Exchangeable Common Shares to the holder and any reasonable costs of disposition.
Sonder strongly urges holders of Post-Combination Canada Exchangeable Common Shares to consult with their tax advisors with respect to the tax consequences of the future exchange of Post-Combination Canada Exchangeable Common Shares for shares of the Post-Combination Company’s Common Stock, and of any redemption, retraction or sale of Post-Combination Canada Exchangeable Common Shares.
Risks Related to the Redemption
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.
The Current Company Certificate does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules). The Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. As a result, we may be able to complete the Business Combination even though a substantial portion of our Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus/consent solicitation statement, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form
8-K
with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus/consent solicitation statement) at the Special Meeting.
In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of our Class A Stock issued in the Company IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of our Class A Stock issued in the Company IPO.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each Public Stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13(d), Section 13(g) and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Company IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our Class A Stock will exceed the per-share
redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the consummation of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus/consent solicitation statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus/consent solicitation statement, the closing price per share of Class A Stock was $[●]. Holders of Public Shares should be aware that, while we are unable to predict the price per share of the Class A Stock of the Post-Combination Company—and accordingly we are unable to predict the potential impact of redemptions on the per share value of Public Shares owned by non-redeeming stockholders—increased levels of redemptions by holders of Public Shares may be a result of the price per share of Class A Stock falling below the redemption price. We expect that more holders of Public Shares may elect to redeem their Public Shares if the share price of the Class A Stock is below the projected redemption price of $10.00 per share, and we expect that more holders of Public Shares may elect not to redeem their Public Shares if the share price of the Class A Stock is above the projected redemption price of $10.00 per share. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to the Company from the trust account and (ii) a corresponding increase in each holder of Public Shares’ pro rata economic and ownership interest in the Post-Combination Company following the consummation of the Business Combination. In addition, in the event that more than 15 million Public Shares are redeemed, the minimum cash condition in favor of Sonder as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated. Based on the approximate redemption price per share of $10.00 as of [●], 2021, the latest practicable date prior to this proxy statement/prospectus/consent solicitation statement, a hypothetical 1% increase or decrease in the number of Public Shares redeemed would result in a decrease or increase, respectively, of $150 million of cash available in the Trust Account.
Our stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/consent solicitation statement, they will not be entitled to redeem their shares of our Class A Stock for a pro rata portion of the funds held in our Trust Account.
Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. Additionally, the beneficial holder of the shares being redeemed must be identified to the Company in order to validly redeem such holder’s shares. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section titled “
Special Meeting of the Stockholders of the Company in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights
” for additional information on how to exercise your redemption rights.
If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

GENERAL INFORMATION
Presentation of Financial Information
This proxy statement/prospectus/consent solicitation statement contains:

•
the audited financial statements of the Company as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020, prepared in accordance with GAAP, and the unaudited financial statements of the Company as of and for the six months ended June 30, 2021; and

•
the audited financial statements of Sonder as of and for the fiscal years ended December 31, 2020 and December 31, 2019, prepared in accordance with GAAP, and the unaudited financial statements of Sonder as of and for the period ended June 30, 2021.

Unless indicated otherwise, financial data presented in this document has been taken from the audited and unaudited consolidated financial statements of the Company included in this document, and the audited and unaudited consolidated financial statements of Sonder included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.
Cautionary Note Regarding Forward-Looking Statements
Some of the statements contained in this proxy statement/prospectus/consent solicitation statement constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about future financial and operating results of Sonder; benefits of the Business Combination; statements about the plans, strategies and objectives of management for future operations of Sonder; statements regarding future performance; and other statements regarding the Business Combination. Forward-looking statements reflect the Company’s and Sonder’s current views with respect to, among other things, the Company’s and Sonder’s capital resources and results of operations. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this proxy statement/prospectus/consent solicitation statement reflect the Company’s and Sonder’s current views about the Business Combination and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. The Company and Sonder do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	Sonder’s actual results may differ materially from its forecasts and projections;

•	Sonder’s results could be negatively affected by changes in travel, hospitality, real estate and vacation markets;

•
Sonder may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all;

•	Delays in real estate development and construction projects related to Sonder’s leases could adversely affect Sonder’s ability to generate revenue from such leased buildings;

•	Newly leased properties may generate revenue later than Sonder estimated, and may be more difficult or expensive to integrate into Sonder’s operations than expected;

•	Sonder’s limited operating history and evolving business make it difficult to evaluate its future prospects and challenges;

•	Sonder may be unable to effectively manage its growth;

•	The COVID-19 pandemic and efforts to reduce its spread have had, and will likely continue to have, a negative impact on Sonder;

•	Sonder has a history of net losses and may not be able to achieve or maintain future profitability;

•	Costs relating to the opening, operation and maintenance of its leased properties could be higher than expected;

•	Sonder depends on landlords to deliver properties in a suitable condition and to manage and maintain its properties;

•	Sonder’s long-term and fixed-cost leases limit its flexibility;

•	Under certain circumstances, Sonder’s leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly;

•	Sonder may be unable to attract new guests or generate repeat bookings;

•	Sonder may be unable to introduce upgraded amenities, services or features for its guests in a cost-efficient manner;

•	Sonder operates in the highly competitive hospitality market;

•	Sonder uses third-party distribution channels to market its units, and these channels have historically accounted for a substantial percentage of Sonder’s bookings;

•	Sonder’s results of operations vary from period-to-period, and historical performance may not be indicative of future performance;

•	Sonder’s long-term success depends, in part, on Sonder’s ability to expand internationally, and Sonder’s business is susceptible to risks associated with international operations;

•
Sonder’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its market share, revenues, business, financial condition, or results of operations;

•	Claims, lawsuits, and other proceedings could adversely affect Sonder’s business;

•	Sonder may be subject to liability or reputational damage for the activities of its guests or other incidents at Sonder’s properties;

•	Sonder is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at properties;

•	Sonder must attract and retain sufficient, highly skilled personnel and is subject to risks associated with the employment of hospitality personnel, including unionized labor;

•
Sonder has identified material weaknesses in its internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements;

•	Sonder’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to liabilities and/or damage to reputation;

•	Failure to comply with privacy, data protection, consumer protection, marketing and advertising laws could adversely affect Sonder;

•	Sonder faces risks related to its intellectual property;

•
Sonder’s business is highly regulated across multiple jurisdictions, including evolving and sometimes uncertain short-term rental regulations and tax laws, which may limit Sonder’s growth or otherwise negatively affect it;

•	Sonder’s indebtedness and credit facilities contain financial covenants and other restrictions that may limit its operational flexibility or otherwise adversely affect its results of operations;

•
possible delays in closing the Business Combination, whether due to the inability to obtain Company stockholder or regulatory approval, litigation relating to the Business Combination or the failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Merger Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Post-Combination Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	any failures of the Post-Combination Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	the volatility of the market price and liquidity of Common Stock and other securities of the Company; and

•	the increasingly competitive environment in which the Post-Combination Company will operate.
While forward-looking statements reflect the Company’s and Sonder’s good faith beliefs, they are not guarantees of future performance. The Company and Sonder each disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus/consent solicitation statement, except as required by applicable law. For a further discussion of these and other factors that could cause the Company’s and the Post-Combination Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “
Risk Factors
.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and Sonder (or to third parties making the forward-looking statements).
Market and Industry Data
This proxy statement/prospectus/consent solicitation statement contains estimates, projections and other information concerning Sonder’s industry and its business, as well as data regarding market research, estimates, and forecasts prepared by Sonder’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Sonder operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “
Risk Factors
.” Unless otherwise expressly stated, Sonder obtained this data relating to its industry, business, market, and other matters from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Sonder does not expressly refer to the sources from which this data is derived. In that regard, when Sonder refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which Sonder paid for, sponsored, or conducted, unless otherwise expressly stated or as the context otherwise requires. While Sonder has compiled, extracted, and reproduced industry data from these sources, Sonder has not independently verified the data. Forecasts and other forward-looking information with respect to data relating to industry, business, market, and other matters are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus/consent solicitation statement. See “
Cautionary Note Regarding Forward-Looking Statements
.”

Among others, Sonder refers to estimates compiled by the following industry sources:

•	Bureau of Labor Statistics, the principal fact-finding agency for the Department of Labor in the field of labor, economics, and statistics;

•	Euromonitor International (“ Euromonitor ”), a company that provides strategic market research;

•	Gartner, Inc. (“ Gartner ”), an information technology research and advisory firm;

•	Skift Research (“ Skift ”), a company that provides data analysis and intelligence for the travel industry;

•	STR, Inc. (“ STR ”), a company that provides data benchmarking, analytics, and marketplace insights for global hospitality sectors; and

•	TravelPulse.org (“ TravelPulse ”), a company that provides insights covering the entire travel industry.

SONDER SOLICITATION OF WRITTEN CONSENTS
This section contains information for the Sonder Stockholders regarding the solicitation of written consents to adopt the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
Purpose of the Consent Solicitation
The Sonder Stockholders are being asked to (i) adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers, and (ii) approve, on a non-binding
advisory basis, each of the amendments described in Proposal No. 4 of this proxy statement/prospectus/consent solicitation statement, by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
The Sonder Board has unanimously determined that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the amendments described in Proposal No. 4 of this proxy statement/prospectus/consent solicitation statement, are advisable, fair to and in the best interests of Sonder and the Sonder Stockholders and approved the Merger Agreement and the transactions contemplated thereby, including the Mergers. The Sonder Board recommends that the Sonder Stockholders execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation statement and thereby adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement.
Furthermore, Sonder and the Sonder Supporting Stockholders with a sufficient number of votes to achieve the Business Combination entered into Voting and Support Agreements, pursuant to which, among other things, such Sonder Supporting Stockholders agreed to vote their shares of Sonder Stock in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Business Combination.
Record Date
Only the Sonder Stockholders of record holding shares of Sonder Stock at the close of business on the record date of April 29, 2021 (the “
Sonder Record Date
”) will be notified of and be entitled to sign and deliver written consents with respect to the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
Sonder Stockholders Entitled to Consent
On the Sonder Record Date, there were 105,490,345 shares outstanding of Sonder capital stock eligible to consent with respect to the Sonder Proposal, consisting of (i) 75,757,555 shares of Sonder Preferred Stock (which includes 38,886,731 shares of Sonder Senior Preferred Stock), (ii) 7,715,677 shares of Sonder Common Stock, and (iii) 22,017,113 shares of Sonder Special Voting Stock (which includes 12,579,755 shares of Sonder Special Voting Preferred Stock). On the Sonder Record Date, the shares outstanding of outstanding capital stock included 18,832,374 shares of Series C Preferred Stock, Series C-1 Preferred Stock and Special Voting Series C Stock together (including 3,513,536 shares of Series C-1 Preferred Stock), 21,484,383 shares of Series D Preferred Stock, Series D-1 Preferred Stock, and Special Voting Series D Stock together (including 16,049,365 shares of Series D-1 Preferred Stock), and 19,376,754 shares of Series E Preferred Stock and Special Voting Series E Stock together.
Consents; Required Consents
Written consents from the holders of (i) a majority of the outstanding shares of Sonder Stock, voting together as a single class on an as-converted
basis, (ii) a majority of the outstanding shares of Sonder Preferred Stock and Sonder Special Voting Preferred Stock, including a majority of the outstanding shares of the Sonder

Senior Preferred Stock, voting together as a single class on an as-converted
basis, (iii) a majority of the outstanding shares of the Sonder Special Voting Stock, (iv) a majority of the outstanding shares of Sonder’s Series C Preferred Stock, Series
C-1
Preferred Stock and Special Voting Series C Stock, voting together as a single class, including a majority of the outstanding shares of Sonder’s Series
C-1
Preferred Stock, (v) a majority of the outstanding shares of Sonder’s Series D Preferred Stock, Series
D-1
Preferred Stock and Special Voting Series D Stock, voting together as a single class, including a majority of the outstanding shares of Sonder’s
Series D-1
Preferred Stock, and (vi) a majority of the outstanding shares of Sonder’s Series E Preferred Stock and Special Voting Series E Stock, voting together as a single class, are required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination.

SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY
IN LIEU OF THE 2021 ANNUAL MEETING OF THE COMPANY
This proxy statement/prospectus/consent solicitation statement is being provided to Company stockholders as part of a solicitation of proxies by our Board for use at the Special Meeting of the Company in lieu of the 2021 annual meeting of the Company to be held on [●], 2021, and at any adjournment thereof. This proxy statement/prospectus/consent solicitation statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus/consent solicitation statement is being first mailed on or about [●], 2021 to all stockholders of record of the Company as of [●], 2021, the record date for the Special Meeting. Stockholders of record who owned shares of Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were [●] shares of Common Stock outstanding.
Date, Time and Place of Special Meeting
In light of public health concerns regarding the
COVID-19
pandemic, the Special Meeting will be held via live webcast at [●], on [●], 2021, at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent.
Proposals at the Special Meeting
At the Special Meeting, Company stockholders will vote on the following proposals:

1.
Business Combination Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Nasdaq Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of Common Stock and Post-Combination Company Special Voting Common Stock constituting more than 20% of the Company’s issued and outstanding shares of Common Stock or other securities convertible into or exercisable for common stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal —To consider and act upon a proposal to adopt the proposed Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposals
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.
Management Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Equity Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

6.	Incentive Plan Proposal —To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

7.	ESPP Proposal —To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved (Proposal No. 9).

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.
Voting Power; Record Date
As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus/consent solicitation statement. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Common Stock at the close of business on [●], 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of Common Stock outstanding, of which [●] are Public Shares and [●] are Founder Shares held by our Initial Stockholders.
Vote of the Company Initial Stockholders and Company’s Other Directors and Officers
Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/prospectus/consent solicitation statement, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.
Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing date of the Company IPO. However, if our Initial Stockholders acquire Public Shares after the Company IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the allotted
24-month
time period.

Quorum and Required Vote for Proposals for the Special Meeting
The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “
FOR
” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal).
The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.
The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Proposal will have the same effect as a vote “
AGAINST
” such Charter Proposal.
The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.
The approval of the Management Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Management Equity Incentive Plan Proposal will have no effect on the Management Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Management Equity Incentive Plan Proposal.
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.

The approval of the ESPP Proposal require the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.
For purposes of the Director Election Proposal, if a quorum is present, directors are elected by a plurality of the votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, via the virtual meeting platform or by proxy. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
It is important for you to note that, in the event that Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal does not receive the requisite vote for approval, the Company will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by January 22, 2023, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company.
Recommendation to Company Stockholders
Our Board believes that approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Stockholders and certain other members of our Board and officers of the Company have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the

Business Combination. Therefore, shares of Class F Stock held by the Initial Stockholders will convert on a one-for-one basis in connection with the consummation of the Business Combination (including the PIPE Investment);

•
the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares and (after giving effect to the cancellation of 250,000 Founder Shares on March 7, 2021) the remaining 11,250,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $112.5 million but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of shares of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 22, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $11,000,000 for its 5,500,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by January 22, 2023;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Cramer, and Gatto, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.002 per share. If the Company fails to complete an initial business combination by January 22, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by January 22, 2023;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Metropoulos Sponsor II, LLC (2)	15,175,000	$151,750,000
Alec Gores (2)	15,175,000	$151,750,000
Dean Metropoulos	0	$0
Andrew McBride	0	$0
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 11,175,000 shares of Class F Stock and 4,000,000 shares of Common Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated), and ultimately exercises voting and dispositive power of the securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•
the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the PIPE Investment for an aggregate commitment of approximately $40,000,000, provided that our Sponsor has the right to syndicate the Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) purchased under such Sponsor Subscription Agreement in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, the Sponsor and its affiliates have approximately $123,500,000 at risk that depends upon the completion of a business combination. Specifically, $112,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and $11,000,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $2.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.
Broker
Non-Votes
and Abstentions
Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “
AGAINST
” the Charter Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine
matters.
None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.
Voting Your Shares — Stockholders of Record
If you are a Company stockholder of record, you may vote by mail or you can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.
Voting by Mail.
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our Board. Our Board recommends voting “
FOR
” the Business Combination Proposal, “
FOR
” the Nasdaq Proposal, “
FOR
” the Charter Proposal, “
FOR
” each of the Governance Proposals, “
FOR
” the Management Equity Incentive Plan Proposal, “
FOR
” the Incentive Plan Proposal, “
FOR
” the ESPP Proposal, “
FOR
” each nominee in the Director Election Proposal and “
FOR
” the Adjournment Proposal. Votes submitted by mail must be received by [●] on [●].
Voting via the Virtual Meeting Platform.
You can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website [●]. You will need your control number for access. If you do not have a control number, please contact the Trustee. Instructions on how to attend and participate at the Special Meeting are available at [●]. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus/consent solicitation statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/

prospectus/consent solicitation statement. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see the section titled “
Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Attending the Special Meeting.
”
Attending the Special Meeting
Only Company stockholders on the record date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Computershare Trust Company, N.A., the Transfer Agent.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our Secretary in writing to Gores Metropoulos II, Inc., 6260 Lookout Road, Boulder, CO 80301, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.
No Additional Matters
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposals, the Management Equity Incentive Plan Proposal, Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus/consent solicitation statement, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions about Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow, our proxy solicitor, at (800)
662-5200
(toll free), or banks and brokerage firms, please call collect at (203)
658-9400.
Redemption Rights
Pursuant to the Current Company Certificate, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Company IPO (calculated as of two business days prior to the consummation of the Business Combination, less Regulatory Withdrawals and franchise and income taxes payable). For illustrative purposes, based on the balance of the Trust Account of $450,018,248 as of June 30, 2021, the estimated per share redemption price would have been approximately $10.00.
In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•
check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to Public Shares;

•
prior to 5:00 P.M., Eastern Time on [●] (two business days before the Special Meeting), tender your shares physically or electronically, identify to the Company the beneficial holder of the shares being redeemed and submit a request in writing that we redeem your Public Shares for cash to Computershare Trust Company, N.A., the Transfer Agent, at the following address:

Computershare Trust Company, N.A.
520 Pike Street, Suite 1305
Seattle, WA 98101
Attention: Joe Campbell
Email: joseph.campbell@computershare.com
and

•
deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus/consent solicitation statement, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option.
The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.
Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.
If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Computershare Trust Company, N.A., the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Computershare Trust Company, N.A., the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.
While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which had a balance of $450,018,248 as of June 30, 2021. The Merger Agreement provides that the obligation of Sonder to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $500,000,000. This condition to closing in the Merger Agreement is for the sole benefit of Sonder and may be waived by Sonder. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Sonder may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001.
Prior to exercising redemption rights, stockholders should verify the market price of our Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of our Class A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account.
You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
Unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if the Business Combination is not approved and we do not consummate an initial business combination by January 22, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.
Proxy Solicitation Costs
We are soliciting proxies on behalf of our Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus/consent solicitation statement and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
We will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus/consent solicitation statement and the related proxy materials. We will pay Morrow a fee of $27,250, plus disbursements, reimburse Morrow for its reasonable out-of-pocket
expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket
expenses for forwarding this proxy statement/prospectus/consent solicitation statement and the related proxy materials to Company stockholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION
General
On April 29, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Sonder. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	First Merger Sub will merge with and into Sonder, with Sonder continuing as the Surviving Corporation of the First Merger;

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•	in connection with the Business Combination, we will adopt the proposed Amended and Restated Certificate of Incorporation effective prior to the effective time of the First Merger;

•
in connection with the Business Combination, holders of shares of Sonder Common Stock (following the conversion of each issued and outstanding share of Sonder Preferred Stock and the Sonder Convertible Notes into shares of Sonder Common Stock prior to the effective time of the First Merger) will be entitled to receive a number of shares of newly-issued Common Stock equal to the Per Share Sonder Common Stock Consideration for each such share of Sonder Common Stock held by such holder immediately prior to the effective time of the First Merger. Holders of shares of Sonder Special Voting Common Stock will be entitled to receive a number of shares of newly-issued Post-Combination Company Special Voting Common Stock equal to the Per Share Sonder Special Voting Stock Consideration for each such share of Sonder Special Voting Common Stock held by such holder immediately prior to the effective time of the First Merger;

•
in connection with the Business Combination, each share of Sonder Canada Exchangeable Common Shares will be exchanged into the right to receive a new series of the same class of virtually identical Post-Combination Canada Exchangeable Common Shares exchangeable for Common Stock upon the completion of the First Merger;

•
in connection with the Business Combination, each Sonder Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option, subject to the same terms and conditions as were applicable to the corresponding Sonder Stock Option prior to the closing of the Business Combination, to acquire a number of shares of Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Sonder Common Stock subject to the Sonder Stock Option immediately prior to the effective time of the First Merger multiplied by (ii) the Option Exchange Ratio (rounded down to the nearest whole number of shares of Common Stock), at a per share exercise price equal to (x) the per share exercise price of the Sonder Stock Option immediately prior to the effective time of the First Merger divided by (y) the Option Exchange Ratio (rounded up to the nearest whole cent);

•
at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which, (a) any (i) outstanding share of Common Stock or any Private Placement Warrants, (ii) shares of Class F Stock reclassified into Common Stock and shares of Common Stock issued or issuable upon exercise of the Private Placement Warrants, and (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights; and

•
following the closing of the Business Combination, the foregoing consideration to be paid to the Sonder equityholders may be further increased by amounts payable in respect of Earn Out Shares, of up to an aggregate of 14,500,000 shares of Common Stock.

In connection with the foregoing, our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination. In addition, our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.
Organizational Structure
The following diagram shows the current ownership structure of the Company:

Initial Stockholders(1) Public Stockholders20% 80%Gores Metropoulos II, Inc., a Delaware corporationSunshine Merger Sub II, LLC, a Delaware limited liability companySunshine Merger Sub I, Inc., a Delaware corporation

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, prior to the Business Combination, please see the section titled “
Beneficial Ownership of Securities
.”

The following diagram shows the current ownership structure of Sonder:

Sonder Stockholders Sonder Holdings Inc.Note (1)Sonder Group Holdings LLCNote (2)Sonder Exchange ULCSonder Canada Inc.Other SubsidiariesOther SubsidiariesSonder Hospitality USA Inc.Sonder Guest Services LLCSonder International Holdings LtdOther Subsidiaries

(1)
All subsidiaries are directly or indirectly owned 100% by Sonder Holdings Inc. except (i) Sonder Canada Inc. as described in Note (2) below, and (ii) Sonder’s Middle East subsidiaries which are beneficially owned and controlled by Sonder International Holdings Ltd and have a locally resident shareholder of record, as required under local ownership regulations.

(2)
Sonder Group Holdings LLC owns 100% of the common shares of Sonder Canada Inc., which carry 100% of the voting rights. Canadian shareholders of Sonder Canada Inc. own non-voting
exchangeable shares constituting less than 30% of the total shares outstanding of Sonder Canada Inc.

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company immediately following the Business Combination:

Initial Stockholders (1)(2)Public StockholdersSubscribers (2)Sonder Stockholders (3)(4)3.8%(5) 15.3%(5)6.8%(5)74.1%(5)Sonder Holdings Inc.(fka Gores Metropoulos II, Inc.),a Delaware corporationNote (6)Sonder Holdings LLC(fka Sunshine Merger Sub II, LLC)Sonder Group Holdings LLCNote (7)Sonder Exchange ULCSonder Canada Inc.Other subsidiariesOther subsidiariesSonder Hospitality USA Inc.Sonder Guest Services LLCSonder International Holdings LtdOther subsidiaries

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section titled “
Beneficial Ownership of Securities.
”

(2)
The PIPE Investors’ ownership percentage includes 4,000,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, and such shares are consequently excluded from the Initial Stockholders’ ownership percentage.

(3)
The ownership interests of the Sonder Stockholders (i) include the Rollover Options, assuming an Option Exchange Ratio equal to the Per Share Sonder Common Stock Consideration and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination (please see the section titled “
Summary—Treatment of
Sonder

Equity Awards
”), and (ii) reflect the exercise of all outstanding Sonder warrants and the conversion of all outstanding Sonder convertible notes into Common Stock in connection with the consummation of the Business Combination.
(4)	For more information about the ownership interests of the Sonder equityholders following the Business Combination, please see the section titled “ Beneficial Ownership of Securities .”
(5)
These ownership percentages assume (i) no exercise of redemption rights by our Public Stockholders, (ii) no issuance of Earn Out Shares, (iii) inclusion of the Rollover Options calculated on the basis described in note (3) above, and (iv) the exercise of all outstanding Sonder warrants and conversion of Sonder convertible notes into Common Stock.

(6)
All subsidiaries are directly or indirectly owned 100% by Sonder Holdings Inc. except (i) Sonder Canada Inc. as described in note (7) below, and (ii) Sonder’s Middle East subsidiaries which are beneficially owned and controlled by Sonder International Holdings Ltd and have a locally resident shareholder of record, as required under local ownership regulations.

(7)
Sonder Group Holdings LLC owns 100% of the common shares of Sonder Canada Inc., which carry 100% of the voting rights. Canadian shareholders of Sonder Canada Inc. own nonvoting exchangeable shares constituting less than 30% of the total shares outstanding of Sonder Canada Inc.

Consideration in the Business Combination
Consideration to Sonder Stockholders in the Business Combination
Pursuant to the Merger Agreement, the aggregate purchase price to be paid by the Company to acquire Sonder is expected to be approximately $2.177 billion. At the closing of the Business Combination, or Post-Combination Company Special Voting Common Stock, as applicable, each Sonder Stockholder will receive a mix of shares of Common Stock and cash consideration in lieu of fractional shares. Following the closing of the Business Combination, each Sonder Stockholder may receive additional shares of Common Stock as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement pursuant to the earn out.
The following table sets forth ranges of potential aggregate stock consideration taking into account adjustments that may occur based on the realization of the benchmark share prices in the earn out:

($ and shares in thousands)	Assuming No Earn Out Target	Triggering Event I (3) Achieved	Triggering Event II (4) Achieved	Triggering Event III (5) Achieved	Triggering Event IV (6) Achieved	Triggering Event V (7) Achieved	Triggering Event VI (8) Achieved
Aggregate Company Stock Consideration	$2,176,603	$2,176,603	$2,176,603	$2,176,603	$2,176,603	$2,176,603	$2,176,603
Value of Earn Out Shares (1)	$—	$31,417	$68,875	$112,375	$161,917	$217,500	$279,125
Earn Out Shares	0	2,417	4,833	7,250	9,667	12,083	14,500
Aggregate Consideration (inclusive of $ Value of Earn Out Shares)	$2,176,603	$2,208,020	$2,245,478	$2,288,978	$2,338,520	$2,394,103	$2,455,728
Total Shares (Assuming No Redemptions)	293,910	296,327	298,744	301,160	303,577	305,994	308,410
Total Shares (Assuming Redemption of 15 Million Public Shares)	278,909	281,326	283,742	286,159	288,576	290,992	293,409
Post-Combination Company Stock Ownership of Public Stockholders Assuming No Redemptions (2)	15.31%	15.19%	15.06%	14.94%	14.82%	14.71%	14.59%
Post-Combination Company Stock Ownership of Public Stockholders Assuming Redemption of 15 Million Public Shares (2)	10.76%	10.66%	10.57%	10.48%	10.40%	10.31%	10.22%

(1)
Value of
Earn-Out
Shares based on Common Stock awarded at each Triggering Event multiplied by the applicable Common Share Price (i.e., the volume weighted average closing sale price of one share of Common stock on the Nasdaq for a period of at least 10 days out of 20 consecutive trading days) required to be achieved at such Triggering Event. For example, Triggering Event IV will be met when the Common Share Price reaches $20.50, at which time approximately 2,416,667 Earn Out Shares will be issued with an implied value of approximately $49.54 million (based on a $20.50 stock price). The total Value of Earn Out Shares in Triggering Event IV would also include three tranches of approximately 2,416,667
Earn-Out
shares per tranche with implied values, respectively, of approximately of $43.50 million (based on a $18.00 stock price from Triggering Event III), $37.46 million (based on a $15.50 stock price from Triggering Event II) and $31.42 million (based on a $13.00 stock price from Triggering Event I).

(2)
Ownership numbers assume (a) no inclusion of any shares issuable upon the exercise of the Company Warrants, (b) an Option Exchange Ratio equal to the Per Share Company Common Stock Consideration (and excluding any Discounted Earn Out Option Amount), (c) the issuance of all shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Shares following the Business Combination, (d) the issuance of all outstanding shares related to the exercise of Rollover Options are issued to former holders of Sonder stock options and (e) that no additional shares of Post-Combination Company Stock are issued between the closing of the Business Combination and the realization of any benchmark share prices for the Triggering Events in the earn out.

(3)
“Triggering Event I” means the date on which the Common Share Price is greater than $13.00 within the Earn Out Period (i.e., the period beginning on the 180th day following the closing date of the Business Combination and ending on the fifth anniversary of such date).

(4)	“Triggering Event II” means the date on which the Common Share Price is greater than $15.50 within the Earn Out Period.
(5)	“Triggering Event III” means the date on which the Common Share Price is greater than $18.00 within the Earn Out Period.
(6)	“Triggering Event IV” means the date on which the Common Share Price is greater than $20.50 within the Earn Out Period.
(7)	“Triggering Event V” means the date on which the Common Share Price is greater than $23.00 within the Earn Out Period.
(8)	“Triggering Event VI” means the date on which the Common Share Price is greater than $25.00 within the Earn Out Period.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Sonder and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•
the applicable waiting period(s) under the HSR Act (and any extensions thereof, including any agreement with a governmental authority to delay consummation of the Business Combination) in respect of the Business Combination shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal shall have been obtained;

•	the approval by the Sonder Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•	the Canadian Approvals (as defined in the Merger Agreement) shall have been delivered;

•
the Common Stock to be issued in connection with the Business Combination (including the Common Stock to be issued pursuant to the earn out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
the registration statement, of which this proxy statement/prospectus/consent solicitation statement is a part, shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus/consent solicitation statement is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Sonder’s Obligations
The obligation of Sonder to consummate and effect the Mergers is subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Sonder:

•
(i) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, including the Mergers, and (ii) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing of the Business Combination shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by the chief executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Amended and Restated Certificate of Incorporation; and

•
the Company shall have Closing Cash equal to or exceeding $500,000,000. “
Closing Cash
” as used in herein means the amount equal to: (i) the funds contained in the Trust Account as of the effective time of the First Merger;
plus
(ii) all other cash and cash equivalents of the Company;
plus
(iii) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment;
minus
(iv) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations
The obligations of the Company to consummate and effect the Mergers are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•
(i) certain representations and warranties of Sonder with respect to due incorporation and the representations and warranties of Sonder with respect to due incorporation, due authorization, capitalization, brokers’ fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date),

(ii) the representations and warranties of Sonder with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (iii) all other representations and warranties of Sonder shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Sonder to be performed or complied with as of or prior to the closing of the Business Combination shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Sonder certifying that the conditions in the two preceding bullets have been satisfied.
Impact of the Business Combination on the Company’s Public Float
It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 15.3% of the Post-Combination Company Common Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.8% of the Post-Combination Company Stock (excluding 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment); (iii) the PIPE Investors (including 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 6.8% of the Post-Combination Company Stock; and (iv) the Sonder Stockholders will own approximately 74.1% of the Post-Combination Company Stock. In the event that, following the Business Combination, all 14,500,000 Earn Out Shares are issued to Sonder Securityholders and assuming that no additional shares of
Post-Combination
Company Stock are issued between the closing of the Business Combination and the realization of all of the benchmark share prices in the earn out: (i) our Public Stockholders will retain an ownership interest of approximately 14.6% of the Post-Combination Company Stock; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.6% of the Post-Combination Company Stock (excluding 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment); (iii) the PIPE Investors (including 4,000,000 shares of Class A Stock, which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased under the Sponsor Subscription Agreement as part of the PIPE Investment) will own approximately 6.5% of the Post-Combination Company Stock; and (iv) the Sonder Securityholders will own approximately 75.3% of the Post-Combination Company Stock.
In this proxy statement/prospectus/consent solicitation statement, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Sonder as of the effective time of the First Merger, equals or exceeds $500,000,000. For more information, please see the sections titled “
Summary—Impact of the
Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”

Background of the Business Combination
The Company is a blank check company incorporated as a Delaware corporation on July 21, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a search for a potential business combination utilizing the networks, industry experience and investing and operating experience of our management team, the Board, representatives of the Company and representatives of The Gores Group, an affiliate of our Sponsor. The terms of the Business Combination were the result of extensive negotiations between, with respect to the Company, our management team, representatives of the Company and representatives of The Gores Group acting on behalf of the Company (under the oversight of our independent directors) and, with respect to Sonder, representatives of Sonder. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
Prior to the consummation of the Company IPO, neither the Company, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.
After the consummation of the Company IPO, representatives of the Company, our Sponsor and The Gores Group on behalf of the Company commenced an active search for prospective businesses and assets for the Company to acquire. Additionally, representatives of the Company, our Sponsor and The Gores Group contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.
In evaluating potential businesses and assets for which blank check companies sponsored by affiliates of The Gores Group might be interested in acquiring, The Gores Group and its affiliates generally survey the landscape of potential acquisition opportunities based on their knowledge of, and familiarity, with the M&A marketplace. In general, The Gores Group and its affiliates look for acquisition targets that are (i) of a size relevant to the public marketplace, which The Gores Group generally views as companies with an enterprise value of at least $1.5 billion, and (ii) positioned, operationally and financially, to be successful as a public company. The Gores Group further looks for those transactions that it believes, if entered into, would be well received by the public markets. In particular, The Gores Group generally seeks to identify companies that (i) have an existing strong management team, (ii) are positioned for growth, and (iii) have the potential to generate significant cash flow. The Gores Group also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. The Gores Group generally applies this criteria when evaluating potential targets. The Current Company Charter provides that the doctrine of corporate opportunity does not apply with respect to any of the Company’s directors or officers unless such corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue. The Company does not believe that this provision impacted the Company’s search for prospective business combination targets.
Following the Company IPO, our management, representatives of the Company, our Sponsor and The Gores Group:

•
considered and conducted an analysis of over 21 potential acquisition targets (other than Sonder) (the “
Other Potential Targets
”), entering into
non-disclosure
agreements with 21 of the Other Potential Targets; and

•	ultimately engaged in detailed discussions, due diligence and negotiations with three Other Potential Targets or their representatives.
The three Other Potential Target businesses included (i) an insurance and real estate technology company (“
Company A
”), (ii) an emerging technology-driven healthcare service provider (“
Company B
”) and (iii) a printed and home goods
e-commerce
company (“
Company C
”).

As part of its regular evaluation of potential acquisition targets, our Board and our management generally discuss, on a monthly basis, the status of discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when the Company was evaluating various acquisition targets.
The Company engaged in discussions with Company A from January 2021 through February 2021, until the Company decided to cease discussions with Company A after Company A decided to pursue a different opportunity. The Company engaged in discussions with Company B from January 2021 until February 2021, until the Company decided to cease discussions with Company B as a result of ongoing due diligence and disagreement over valuation. The Company engaged in discussions with Company C during February 2021, until the Company decided to cease discussions with Company C after the Company decided it was no longer interested in pursuing the opportunity.
Following the Company IPO, representatives of The Gores Group contacted representatives of the Company and identified Sonder as a potential target for an initial business combination. Thereafter, on February 2, 2021, representatives of The Gores Group acting on behalf of the Company met with Mr. Francis Davidson, chief executive officer of Sonder, Mr. Sanjay Banker, president and chief financial officer of Sonder, and Nicolas Chammas, vice president of strategic finance for Sonder, to discuss Sonder’s current business and future prospects. During this and subsequent meetings, representatives of the Company and Sonder additionally considered the possibility of raising additional equity capital from private investors in connection with the potential business combination (the “
Potential Private Placement
”) in the event the parties determined that a potential business combination with the Company was appropriate. The Company did not consider financing arrangements other than a private placement of equity securities, as the Company believes that cash generated from additional equity invested at the time of the consummation of a potential business combination is preferable to other financing arrangements, based on the experience of the Sponsor and The Gores Group in transactions of this nature and such entities’ relationships with potential equity investors.
On February 5, 2021, representatives of The Gores Group acting on behalf of the Company and members of Sonder’s management team, with representatives of Morgan Stanley & Co. LLC (“
Morgan Stanley
”), financial advisor to the Company, in attendance, met to discuss certain financial information and projections provided by Sonder, including the assumptions, forecasts and key drivers underlying such financial information and projections, and to discuss general due diligence topics in connection with pursuing a potential business combination.
On February 8 and 9, 2021, representatives of The Gores Group acting on behalf of the Company held meetings with members of Sonder’s management team, with representatives of Morgan Stanley in attendance, to discuss various diligence topics related to Sonder’s business, including regulatory environment, contract terms, supply drivers in market operations, and technology applications, and Sonder’s business’s demand, focusing on RevPAR, customer lifetime value, marketing channels, repeat behavior and customer experience/customer satisfaction.
Later on February 9, 2021, representatives of The Gores Group acting on behalf of the Company, Mr. Davidson and Mr. Banker met to discuss a potential business combination and the next steps required to continue exploring the potential business combination, including executing a non-disclosure
agreement with Sonder, and agreeing on a process for evaluating and negotiating the potential business combination. Following that meeting, representatives of The Gores Group acting on behalf of the Company provided a draft non-disclosure
agreement to representatives of Sonder.
On February 11, 2021, the Company and Sonder executed a
non-disclosure
agreement, pursuant to which the Company agreed to hold certain information furnished to it by Sonder in confidence and certain other customary obligations.

On February 12, 2021, the Company delivered to Sonder initial materials setting forth potential terms with respect to a potential business combination involving the Company and Sonder to guide the parties’ discussions (the “
Initial Discussion Materials
”). The Initial Discussion Materials contemplated (i) the acquisition of Sonder by the Company in a transaction with a fully diluted enterprise value ranging from $2.5 to $2.9 billion, (ii) the Potential Private Placement with a total amount of $200 million and (iii) an earnout payable pursuant to certain milestones related to the public trading price of shares of Sonder after the closing of the potential business combination.
From February 12, 2021 through February 19, 2021, representatives of the Company and The Gores Group acting on behalf of the Company, as well as Mr. Davidson and Mr. Banker discussed various aspects of the terms included in the Initial Discussion Materials, including valuation, the potential inclusion and size of a management incentive plan, the size of the Potential Private Placement, the earnout milestones and a period of time in which the parties could conduct negotiations and diligence on an exclusive basis.
On February 16, 2021, representatives of The Gores Group acting on behalf of the Company, representatives of Morgan Stanley, and members of Sonder’s management team attended a process kickoff meeting to discuss the Potential Private Placement, Sonder’s audited financials, Sonder’s public company readiness and the overall timeline for the potential transaction.
On February 17, 2021, the Company entered into an engagement letter with Weil, Gotshal & Manges LLP (“
Weil
”) to serve as the Company’s M&A counsel with respect to the potential business combination.
Thereafter, from February 17, 2021 through April 29, 2021, representatives of the Company and its advisors and Sonder and representatives of Goldman Sachs & Co. LLC (“
Goldman Sachs
”), which had entered into an engagement letter with Sonder on December 17, 2020 to serve as financial advisor to Sonder, and representatives of Wilson Sonsini Goodrich & Rosati, P.C. (“
Wilson Sonsini
”), counsel to Sonder, had multiple conversations on a broad list of topics related to the terms and diligence matters around the potential business combination.
On February 18, 2021, Sonder’s Board of Directors held a meeting telephonically in which representatives of Goldman Sachs and Wilson Sonsini and members of the Sonder management team were in attendance. During this meeting, Mr. Banker and representatives of Goldman Sachs provided the Sonder Board with an update on the status of the discussions with respect to the potential business combination with the Company, including consideration of prior de-SPAC
transactions led by The Gores Group and the proposed terms of the potential business combination. Following this discussion, the Board directed management to continue to explore the potential business combination with the Company and authorized management to execute a negotiated letter of intent on substantially the terms presented to the Sonder Board.
On February 19, 2021, the Company and Sonder executed the negotiated letter of intent contemplating an acquisition of Sonder by the Company (the “
Term Sheet
”). The Term Sheet contemplated a fully-diluted enterprise value of $2.6 billion and implied equity value of $3.22 billion and provided that the potential business combination would be fully funded by equity capital provided by the Company and fully committed funds from the Potential Private Placement. The Term Sheet also contemplated an exclusivity period through March 21, 2021, subject to a two-week
extension upon the mutual agreement of the parties (the “
Term Sheet Exclusivity Period
”). In connection with the execution of the Term Sheet, the Company began conducting additional diligence on Sonder.
On February 23, 2021, Mr. Alec Gores, other representatives of the Company, representatives of The Gores Group acting on behalf of the Company and Mr. Davidson and Mr. Banker met to discuss the potential business combination and Sonder’s business model, growth prospects and strategy.
On February 26, 2021, the Company discussed the potential business combination with Sonder with representatives of Deutsche Bank Securities Inc. (“
Deutsche Bank
”) and representatives of Citigroup Global

Markets Inc. (“
Citigroup
”), including discussions regarding the Potential Private Placement and materials that would need to be prepared in connection therewith. Following these discussions, the Company and Sonder began preparing investor presentations with respect to the Potential Private Placement. Deutsche Bank and Citigroup acted as placement agents in the Potential Private Placement and, additionally, acted as underwriters in the Company IPO and will collectively forfeit $15,750,000 in deferred commissions in the event an initial business combination is not completed by the Company by January 22, 2023.
On February 26, 2021, the Sonder Board held a meeting via videoconference in which members of Sonder’s management were in attendance. Sonder’s management discussed Sonder’s financial condition, performance, and forecasts and the status of capital-raising efforts and the potential business combination.
On March 4, 2021, the Company and Sonder entered into an additional exclusivity agreement (the “
Exclusivity Agreement
”) pursuant to which the Company and Sonder agreed to extend the Term Sheet Exclusivity Period until April 2, 2021 (the “
Revised Exclusivity Period
”), with the understanding that the Revised Exclusivity Period could be extended for two additional weeks by the mutual agreement of the Company and Sonder.
On March 8, 2021, Weil provided an initial draft of the Merger Agreement to Wilson Sonsini. The initial draft of the Merger Agreement contemplated, among other things (i) the Mergers; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-Business Combination stockholder indemnity; (iii) an earnout payable pursuant to certain previously agreed upon milestones related to the public trading price of shares of Common Stock; (iv) no adjustment to the merger consideration for post-Business Combination working capital, cash or indebtedness; (v) covenants regarding claims against the Company’s trust account; and (vi) a Potential Private Placement of $200,000,000.
From March 8, 2021 through April 29, 2021, representatives of Weil and Wilson Sonsini negotiated the terms of, and exchanged several drafts of, the definitive agreements for the potential business combination, including the Merger Agreement. In addition, during this same period, representatives of the Company, Sonder, Weil and Wilson Sonsini conducted various virtual and telephonic conferences to discuss, negotiate and resolve the open issues related to the potential business combination.
On March 10, 2021, the Board held a meeting telephonically in which representatives of the Company, The Gores Group, Metropoulos & Co. and Weil were also in attendance by invitation of the Board. During this meeting, representatives of the Company provided the Board with an update on the status of the discussions with respect to the potential business combination with Sonder, including discussions on Sonder’s business model, management, growth potential and competition, and an update on the status of Sonder’s convertible note offering and the possibility that investors participating in such offering might be interested in participating in the Potential Private Placement. Following this discussion, the Board directed management to continue to explore the potential business combination with Sonder and to update the Board as the discussions progressed. Additionally, the Board also discussed its desire to engage an investment bank to provide a fairness opinion to the Board in connection with the potential business combination with Sonder.
On March 11, 2021, Sonder entered into a Note Purchase Agreement (the “
Note Purchase Agreement
”), pursuant to which Sonder raised $112.5 million in an initial closing on March 11, 2021, $35.0 million in a subsequent closing on March 18, 2021, and $17.5 million in a subsequent closing on March 22, 2021, by issuing notes that are convertible into shares of Sonder’s Common Stock immediately prior to the consummation of a “Qualified Public Transaction” (defined in the Note Purchase Agreement to include the potential business combination) (such offering, the “
Sonder convertible notes offering
”).
On March 25, 2021, the Company and Morgan Stanley executed an engagement agreement to formalize Morgan Stanley’s engagement to act as the Company’s financial advisor in connection with the potential business combination with Sonder since February 4, 2021.

On March 29, 2021, the Company executed placement agent agreements with each of Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup to serve as co-placement agents in connection with the Potential Private Placement. In addition, on March 29, 2021, the Company and Sonder each signed consent letters with Goldman Sachs acknowledging Goldman Sachs’ roles as financial advisor to Sonder in connection with the potential business combination with Sonder and as co-placement agent to the Company in connection with the Potential Private Placement and waiving any potential conflicts in connection with such dual roles.
From March 31, 2021 until April 22, 2021, representatives of the Company, Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup and members of Sonder’s management team held meetings with potential investors in the Potential Private Placement to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. Each potential investor was informed in advance that the information that would be discussed may constitute material non-public
information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of the Company or using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, representatives of the Company, Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup and members of Sonder’s management team reviewed with potential investors certain information regarding Sonder and the Post-Combination Company, including certain financial projections regarding Sonder. The feedback and responses received from potential investors regarding a potential business combination between the Company and Sonder were generally positive.
On April 2, 2021, the Board received presentations from two investment banks regarding an engagement to render a fairness opinion, in which representatives of The Gores Group, Metropoulos & Co, and Weil participated by invitation of the Board. After considering the presentations from both investment banks, on April 3, 2021 the independent directors decided to select Moelis & Company LLC (“
Moelis
”) for such role, subject to confirmation that Moelis did not have any disabling conflicts with respect to the potential business combination, and the Board thereafter approved such engagement.
On April 2, 2021, the Company and Sonder extended the Revised Exclusivity Period until April 16, 2021.
On April 7, 2021, Moelis provided Weil an independence disclosure letter and draft engagement letter for review by the Board. The independence disclosure letter disclosed to the Board particular relationships or investments of Moelis that could impact Moelis’ independence and the Board’s decision to engage Moelis to deliver a fairness opinion to the Board. In particular the independence disclosure letter described certain engagements whereby Moelis provided services to affiliates of the Company and Sonder, as described further in the section titled “
Opinion of the Company’s Financial Advisor.
” The Board considered the matters set forth in Moelis’ independence disclosure letter and determined, in its business judgment, that none of the matters set forth in Moelis’ independence disclosure letter would impact Moelis’ independence with respect to the potential business combination. Accordingly, the Board unanimously approved the engagement of Moelis to provide a fairness opinion and the entry into the Moelis engagement letter on April 8, 2021.
On April 15, 2021, the Company and Sonder again extended the Revised Exclusivity Period until April 30, 2021.
On April 21, 2021, the Board held a meeting telephonically in which representatives of The Gores Group, Metropoulos & Co. and Weil were in attendance by invitation of the Board. At the meeting, representatives of the Company provided the Board an update on the potential business combination with Sonder, including an update on the status of diligence and timeline of the transaction, the negotiation of legal documentation and the status of the Potential Private Placement. Additionally, on the same day, the Board held a meeting telephonically in which representatives of the Company, Weil and Moelis were also in attendance by invitation of the Board. Representatives of Moelis reviewed with the Board their initial perspectives on the business of Sonder and provided an update on the status of their review of the financial aspects of the potential business combination.

From April 22, 2021 to April 25, 2021, representatives of The Gores Group, the Company, Goldman Sachs, Morgan Stanley and members of Sonder’s management team met to discuss the status of the Potential Private Placement and the valuation of Sonder in connection with the potential business combination.
On April 23, 2021, the Sonder Board held a meeting via videoconference in which members of Sonder’s management, representatives of Goldman Sachs and Wilson Sonsini were in attendance. Sonder’s management discussed the general status of the potential business combination. The Sonder Board and representatives of Wilson Sonsini discussed various aspects of the potential business combination and key terms of the Merger Agreement and each of the Related Agreements, including (i) the potential for an adjustment of the valuation of Sonder to reflect a fully-diluted enterprise value of $2.2 billion and implied equity value of $2.94 billion and (ii) the process and timeline to complete the business combination transaction. Following discussion, the Sonder Board directed Sonder’s management to continue discussions with Weil and the Company to finalize the definitive agreements for the potential business combination, including the Merger Agreement.
Following such discussions, on April 25, 2021, in light of valuation and market environment feedback from certain potential investors in the Potential Private Placement, the Company and Sonder decided to adjust the valuation of Sonder to reflect a fully-diluted enterprise value of $2.2 billion and implied equity value of $2.94 billion. Sonder also adjusted various forward-looking projections. The updated valuation was then communicated to potential investors in the Potential Private Placement.
On April 29, 2021, the Board held a meeting telephonically in which representatives of The Gores Group, Weil, Metropoulos & Co. and Moelis were also in attendance. Representatives of Moelis provided a presentation to the Board, a copy of which was provided to the Board in advance of the meeting, regarding Moelis’ financial analysis of the consideration to be paid by the Company in the potential business combination and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated April 29, 2021, and attached as
Annex
 H
to this proxy statement/consent solicitation statement/prospectus, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination is fair, from a financial point of view, to the Company. Thereafter, representatives of Weil reviewed with the Board the terms of the Business Combination, including the Merger Agreement and other definitive agreements, copies of which were provided to the Board in advance of the meeting. The Board concluded, after a thorough review of other business combination opportunities reasonably available to the Company, that the potential Business Combination was the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and Company management’s belief that such processes had not presented a better alternative. In reaching this conclusion, the Board took into account the criteria utilized by the Company to evaluate acquisition opportunities, and determined that the potential business combination met such criteria, was the most actionable and capable of being completed in a timely manner, and was being accomplished under terms attractive to the Company and its stockholders. After discussion and upon a motion duly made and seconded, the Board unanimously resolved that the following be approved: (i) the Merger Agreement, each of the Related Agreements and the Business Combination; (ii) the Potential Private Placement; and (iii) the issuance of shares of Common Stock in connection with the Business Combination.
On April 29, 2021, the Sonder Board unanimously concluded after thorough review and consideration of, among other things, (i) the amount of consideration to be received by Sonder’s stockholders, (ii) Sonder’s prospects if it were to continue as an independent entity, (iii) possible alternatives to the proposed business combination transaction, (iv) current industry trends and market conditions affecting Sonder and the cost of alternative means of raising capital as an independent entity, (v) the financial condition, historical results of operations and business and strategic objectives of Sonder and (vi) the potential impact of the proposed business combination on Sonder’s employees and business, that the Merger Agreement and the Business Combination are advisable, fair to and in the best interests of Sonder and its stockholders, and unanimously resolved that the Merger Agreement, each of the Related Agreements and the Business Combination be approved.

On April 29, 2021, the parties executed the Merger Agreement and the PIPE Investors executed the Subscription Agreements and other documentation related thereto.
On the morning of April 30, 2021, before the stock market opened, the Company and Sonder issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of Our Board of Directors and Reasons for the Business Combination
We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify and consummate an initial business combination with one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.
In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•
Ability to Transform the Hospitality Industry on a Global Scale.
Our Board noted that Sonder’s strategic, technological and operational performance, along with its partnerships with artists, architects and significant technology investments, allow it to leverage technology and design across the value chain, creating a unique brand providing high quality and tech-enabled experiences to consumers and suppliers at a compelling value within the $800 billion addressable lodging market.

•
Resiliency in Adverse Economic Conditions.
Our Board noted the resiliency of Sonder’s business model during the
COVID-19
pandemic, which allowed Sonder to significantly outperform the hotel industry and outperform its competitors. Additionally, our Board considered Sonder’s strong performance in generating direct bookings since the beginning of the
COVID-19
pandemic.

•
Market Leadership.
Our Board took into account Sonder’s market leadership in the hospitality industry, noting Sonder’s existing platform and long-term growth potential compared favorably to its competition. Our Board also recognized that a number of Sonder’s historic competitors recently exited the market, creating more whitespace for growth.

•
Significant, Long-Term Growth Potential.
Our Board took into account the upside involved in investing in technology to enhance guest experiences and cost structures, which Sonder has already integrated and continues to refine across multiple markets in countries around the world. The Board believed this would position Sonder to deepen its reach in existing markets and reach unpenetrated markets that represent opportunities for growth. Further, our Board took into account that younger customer demographics inclined to use Sonder’s app-based
interface represent a large and growing part of the traveler base. Our Board additionally noted that Sonder plans to further its geographic expansion and to extend into additional product categories, such as vacation and resort destinations, a franchising model and a software solution for third party operators.

•
Vertical Integration of Hospitality Services Drives Exceptional Economics and Value for Customers and Suppliers.
Our Board noted that Sonder uses its innovative technology in an end-to-end
model where it controls nearly every facet of its guests’ experiences with a vertically integrated business (using technology solutions for, among other things, revenue forecasting, real estate underwriting, supply chain, distribution, revenue management, housekeeping and customer service), reducing operating costs by as much as 50% compared to traditional hotels and bringing service to a customer’s phone through Sonder’s app, which produces customer satisfaction scores of approximately 70% across Sonder’s locations. Our Board also noted that Sonder’s real estate partners also benefit through cost efficiencies driven by Sonder’s technology and operational capabilities, increasing cash flows for real estate partners while offloading operational responsibilities to allow real estate developers to better monetize their assets while delivering better and more modern hospitality service to Sonder’s guests.

•	Proven Leadership Team with Deep Technology, Operations and Hospitality Experience. Our Board noted that the Sonder management team has deep technology, operations and hospitality experience,

and that the management team is expected to remain with Sonder upon the closing of the Business Combination. Additionally, our Board believes that Sonder’s proven management team and strategy will help enable Sonder to deliver continued strategic growth.

•
Opinion of our Financial Advisor.
Our Board took into account the opinion of Moelis, dated April 29, 2021, addressed to our Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by us in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the caption “
The Business Combination—Opinion of the Company’s Financial Advisor
.”

•
Other Alternatives.
Our Board believed, after a review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential business combination for us based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believed that such processes had not presented a better alternative.

•	Due Diligence. Our Board took into account the results of our due diligence investigation of Sonder conducted by our management team and our financial and legal advisors.

•
Stockholder Approval.
Our Board considered the fact that, in connection with the Business Combination, our stockholders have the option to (i) remain stockholders of the Company, (ii) sell their shares of Class A Stock or (iii) redeem their shares of Class A Stock for the per share amount held in the Trust Account pursuant to the terms of the Current Company Certificate.

•	Negotiated Terms of the Merger Agreement. Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•
Independent Director Role.
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group and Dean Metropoulos. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Mr. Michael Cramer and Mr. Joseph Gatto, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect in connection with the Business Combination , and unanimously approved, as members of our Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Redemption Risk.
The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Company Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•
Litigation.
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•
Liquidation of the Company.
The risks and costs to us if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by January 22, 2023 and force us to liquidate and the Public Warrants to expire worthless.

•
Other Risks.
Various other risks associated with the Business Combination, the business of Sonder and ownership of the Post-Combination Company’s shares described under the section titled “
Risk Factors
.”

In addition to considering the factors described above, our Board also considered that:

•
Interests of Certain Persons.
Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders (see “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.
Recommendation of the Sonder Board and Reasons for the Business Combination
After consideration, the Sonder Board adopted resolutions unanimously determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Sonder and Sonder Stockholders; approved the Merger Agreement and the transactions contemplated thereby, including the Mergers; and directed that the Merger Agreement be submitted to the Sonder Stockholders for their consideration. The Sonder Board unanimously recommends that the Sonder Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.
In reaching its decision to approve and declare advisable the Merger Agreement, and in resolving to recommend that Sonder Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, the Sonder Board consulted with Sonder’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Sonder’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets. Among the various factors that the Sonder Board considered in favor of its decision are:

•
Evaluation of Alternative Transactions.
It is the belief of the Sonder Board, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate Sonder as a privately held entity, that the proposed Business Combination represents the best potential transaction for Sonder to create greater value for the Sonder Stockholders, while also providing greater liquidity for the Sonder Stockholders by owning stock in a public company.

•
The Sponsor.
The Sonder Board considered the track record, sector relevancy and experience of the Sponsor and The Gores Group in successfully executing multiple SPAC transactions and believed that the Company was the most suitable special purpose acquisition company with which to enter into a proposed Business Combination.

•
Terms of the Merger Agreement.
The Sonder Board considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary approvals, in addition to the transactions contemplated thereby, including the Mergers.

•
Consideration Received by Sonder Stockholders.
The Sonder Board considered the amount of consideration to be received by the Sonder Stockholders in the proposed Mergers under the terms and conditions of the Merger Agreement.

•
Size of Post-Combination Company
.
The Sonder Board considered the implied enterprise value of approximately $2.2 billion for Sonder at the closing of the Business Combination, providing the Sonder Stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•
Access to Capital.
The Sonder Board considered the current industry trends and market conditions affecting Sonder and the cost of alternative means of raising capital and expects that the Business Combination would be a more time- and cost-effective means to access capital and potentially repay its existing indebtedness than other options considered.

•
Benefit from Being a Public Company.
The Sonder Board believes that as a newly public company Sonder will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•
Opportunity to Increase Earnings and Expand Prospects.
The Sonder Board considered the financial condition, historical results of operations, and business and strategic objectives Sonder, as well as the risks involved in achieving those objectives, and believes that the Business Combination will create an opportunity for Sonder to increase future earnings and cultivate superior prospects compared to continuing to operate Sonder as an independent, stand-alone entity.

•
Insider Letters.
The Sonder Board considered that, pursuant to the certain letter agreements, entered into with the Company, each of Messrs. Alec E. Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto and Andrew McBride (collectively, the “
Insiders
”) and the Sponsor, among other things, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of the Company they hold to approve the Business Combination Proposal at the Special Meeting and not to redeem such shares in connection with the transactions contemplated by the Merger Agreement.

•
Voting and Support Agreements.
The Sonder Board considered that Francis Davidson, Sonder’s Chief Executive Officer, and the other Sonder Supporting Stockholders, which together represent a sufficient number of votes to achieve the Sonder Requisite Approval, were expected to enter into Voting and Support Agreements with the Company. Under the Voting and Support Agreements, Mr. Davidson and the other Sonder Supporting Stockholders would agree to vote their shares of Sonder Stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby,

•
Primary
Lock-Up
Agreements
.
The Sonder Board also considered that in connection with the consummation of the Mergers, the Company, Sonder and certain Sonder Stockholders who will receive Common Stock will enter into Primary
Lock-Up
Agreements. Under the Primary
Lock-Up
Agreements, such stockholders will agree not to, subject to certain exceptions, without the prior written consent of the Post-Combination Company Board, (i) sell or otherwise dispose of, or agree to sell or dispose of, any shares of Common Stock held by the stockholder immediately after the effective time of the Mergers or any shares of Common Stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Common Stock held by the stockholder immediately after the effective time of the Mergers (the “
Lock-Up
Shares
”), (ii) enter into any arrangement that transfers to another any of the economic consequences of ownership of any of such
Lock-Up
Shares, or (iii) publicly announce any intention to effect any transaction specified in clause “(i)” or “(ii)” above for 180 days after the consummation of the Mergers; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then following achievement of each such price, one-third
of the shares of Common Stock owned by the Sonder Stockholder will no longer be subject to such transfer restrictions in the Primary
Lock-Up
Agreements (not to occur earlier than 90 days following the consummation of the Business Combination).

•
Conversion Share
Lock-Up
Agreements
.
The Sonder Board also considered that in connection with the consummation of the Mergers, the Company, Sonder and Sonder Noteholders
who will receive Common Stock will enter into Conversion Share
Lock-Up
Agreements. Under the Conversion Share
Lock-Up
Agreements, such Sonder Noteholders will agree to be bound by restrictions on the transfer of their Conversion Shares until the earlier of (i) 180 days after the consummation of the Business Combination or (ii) the date that the resale registration statement on Form
S-1
registering the PIPE Shares is declared effective by the SEC.

•
Registration Rights Agreement
. The Sonder Board also considered that in connection with the consummation of the Mergers, the Company, the Sponsor, Sonder, certain Company stockholders and certain Sonder Stockholders who will receive Common Stock will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Post-Combination Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Common Stock, including shares issued as Earn Out Shares or issuable upon the conversion of certain Earn Out Shares (as defined in the Merger Agreement), and Private Placement Warrants, subject to certain requirements and customary conditions. The Registration Rights Agreement will also provide that the Post-Combination Company will pay certain expenses relating to such registrations and indemnify the Registration Rights Holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. For a more detailed description of the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements-Registration Rights Agreement.
”

The Sonder Board also considered the following negative factors:

•
Risk that the Business Combination may not be completed
.
The Sonder Board considered the risk that the Business Combination might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•
Effects on reputation, business and employees if the Business Combination is not completed.
The Sonder Board considered the possibility that there may be an adverse effect on Sonder’s reputation, business and employees upon the public announcement of the agreement to enter into the Merger Agreement or in the event the Business Combination is not completed.

•
Expenses and challenges
.
The Sonder Board considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•
Costs of being a public company
.
The Sonder Board considered the additional public company expenses and obligations that Sonder’s business will be subject to following the closing that it has not previously been subject to as a private company.

•
Restrictions on operation of Sonder’s business prior to the closing.
The Sonder Board considered the fact that, although Sonder will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the closing of the Business Combination, the Merger Agreement generally obligates Sonder, subject to the Company’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to conduct its business during the period prior to the closing of the Business Combination in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Sonder from undertaking certain business opportunities that might arise prior to the closing of the Business Combination.

•
Interests of Sonder executive officers and directors
.
The Sonder Board considered the fact that certain executive officers and directors of Sonder have interests in the Business Combination that may be different from, or in addition to, the interests of the Sonder Stockholders generally, including the manner in which they would be affected by the Business Combination. For more information, see the section titled “
Interests of Certain Persons in the Business Combination—Interests of the Sonder Officers and Directors.
”

•	Other risks . The Sonder Board considered various other risks associated with the Business Combination, including the risks described in the section titled “ Risk Factors .”
The foregoing discussion of the factors considered by the Sonder Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Sonder Board. In reaching its decision to unanimously approve, and declare advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the Sonder Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sonder Board considered all these factors as a whole, including discussions with, and questioning of, Sonder’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
The Sonder Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected the Sonder Stockholders to receive as a result of the Business Combination, including the belief of the Sonder Board that the Business Combination would maximize the immediate value of shares of Sonder Stock and Sonder Preferred Stock and eliminate the risk and uncertainty affecting the future prospects of Sonder, including the potential execution risks associated with going public and pursuing its business plan as a public company. Accordingly, the Sonder Board determined that the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Sonder and the Sonder Stockholders, and unanimously approved, and declared advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The Sonder Board recommends that the Sonder Stockholders execute and deliver a written consent with respect to the to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Business Combination, as described in the section titled “
Sonder Solicitation of Written Consents—Purpose of the Consent Solicitation.
”
Certain Engagements in Connection with the Business Combination and Related Transactions
Goldman Sachs was engaged by Sonder to act as financial advisor to Sonder in connection with the Business Combination, and will receive compensation in connection therewith. In addition, Goldman Sachs acted as placement agent to Sonder in the Sonder convertible notes offering and received compensation in connection therewith. Due to Goldman Sachs’ knowledge of Sonder, the Company engaged Goldman Sachs to act as a co-placement
agent with Morgan Stanley, Deutsche Bank and Citigroup in the Potential Private Placement. Goldman Sachs will receive fees and expense reimbursements in connection therewith. Goldman Sachs did not provide any advice to the Company, including, but not limited to, regarding the valuation of Sonder or the terms of the business combination with Sonder. The Company and Sonder have each signed a consent letter with Goldman Sachs acknowledging Goldman Sachs’ roles as financial advisor to Sonder in connection with the Business Combination and as co-placement
agent to the Company in connection with the Potential Private Placement and waiving any potential conflicts in connection with such dual roles.
Morgan Stanley was engaged by the Company to act as financial advisor to the Company in connection with the Business Combination, and will receive compensation in connection therewith. In addition, each of Morgan Stanley, Deutsche Bank and Citigroup was engaged by the Company to act as a co-placement
agent with

Goldman Sachs in the Potential Private Placement, and each will receive fees and expense reimbursement in connection therewith. Pursuant to engagement letters, each of Deutsche Bank and Citigroup will receive a transaction fee equal to the greater of (i) 0.75% of the gross proceeds raised by the placement agents in the Potential Private Placement and (ii) $1.2 million, all of which is contingent upon consummation of the Business Combination. The deferred underwriting commissions payable in connection with the consummation of the Business Combination will remain constant and will not be adjusted based on the number of shares that are redeemed. As such, the deferred underwriting fee would represent approximately 3.5% and 5.25% of the value of the cash remaining in the Trust Account assuming the no redemption scenario and the maximum redemption scenario, respectively.
In addition, each of Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial
activities and services. From time to time, each of Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup and their respective affiliates have provided various investment banking and/or other commercial dealings unrelated to the Business Combination or the Potential Private Placement to The Gores Group, the Company, Sonder and their respective affiliates, and has received customary compensation in connection therewith. In addition, each of Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup and their respective affiliates may provide investment banking and other commercial dealings to The Gores Group, the Company, Sonder and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, each of Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company and Sonder, or their respective affiliates. Each of Goldman Sachs, Morgan Stanley, Deutsche Bank and Citigroup and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Opinion of the Company’s Financial Advisor
At the meeting of the Board on April 29, 2021 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 29, 2021, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.
The full text of Moelis’ written opinion, dated April 29, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as
 Annex
 H
to this proxy statement/prospectus/consent solicitation statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus/consent solicitation statement). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Sonder furnished to Moelis by the Company, including financial and other forecasts provided to, or discussed with, Moelis by the management of the Company. For additional information and such forecasts, please see the section titled “
The Business Combination—Certain Financial Projections Provided to Our Board
”;

•	reviewed certain internal information relating to expenses expected to result from the Business Combination;

•
conducted discussions with members of management and representatives of the Company concerning the information described in the foregoing, as well as the business and prospects of Sonder and the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed a draft, dated April 22, 2021, of the Merger Agreement;

•	reviewed the Company’s and Sonder’s capital structure, both pre-Business Combination and post-Business Combination; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
Moelis also reviewed, but did not rely on for purposes of its opinion, the financial terms of certain other transactions that it deemed relevant.
In connection with its review, Moelis, with the consent of the Board, relied on the information supplied to, discussed with or reviewed by it for the purpose of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to Sonder and the Company, Moelis assumed, at the Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of Sonder and the Company. Moelis also assumed, at the Board’s direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With the consent of the Board, Moelis assumed that, following a $200 million capital raising transaction by the Company and consummation of the Business Combination, the Company will have pro forma net cash of $739 million on its balance sheet. In addition, Moelis relied, with the Board’s consent, on the assessments of the management of the Company as to the Post-Combination Company’s ability to retain key employees of Sonder. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of
Sonder or the Company, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company and did not address any legal, regulatory, tax, or accounting matters. At the direction of the Board, Moelis was not asked, nor did it offer, any opinion as to any terms of the Merger Agreement or any aspect or implication of the Business Combination, except for the fairness of the consideration from a financial point of view to the Company. With the Board’s consent, Moelis expressed no opinion as to what the value of the shares of Common Stock or any other securities of the Company actually will be when issued pursuant to the Business Combination or the prices at which such Common Stock or any other securities of the Company may trade at any time. With the consent of the Board, Moelis did not express any opinion with respect to the Earn Out Shares or any other potential future consideration, including equity interests of the Company that may be received by sellers of Sonder contingent on certain market prices for shares of Common Stock. Moelis did not express any opinion as to fair value or the solvency of Sonder or the Company following the closing of the Business Combination. In rendering its opinion, Moelis assumed, with the Board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that it reviewed, that the Business Combination would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement. Moelis assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination will be obtained except to the extent that could not be material to its analysis. In addition, representatives of the Company advised Moelis, and Moelis assumed, with the Board’s consent, that the Business Combination will qualify as a tax free reorganization for federal income tax purposes. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date of the opinion.
Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication of the Business Combination to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or Sonder. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the consideration or otherwise.
The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on April 29, 2021, in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Financial Analyses of Sonder
Financial data for Sonder was based on financial forecasts and other information and data provided by the Company’s management, including Sonder’s projections of revenue and Adjusted EBITDA for all periods, as described further in the section “
Certain Financial Projections Provided to Our Board
.” Estimates in this section focus on actual or estimated revenue for the calendar years 2019 through 2025 (which we refer to in this section “
—Opinion of the Company’s Financial Advisor
” as“
CY2019,
” “
CY2020,
” “
CY2021,
” “
CY2022,
” “
CY2023,
” “
CY2024
” and “
CY2025
”).
Selected Publicly Traded Companies Analysis.
Moelis reviewed financial and stock market information for a total of 21 publicly traded companies that it believed, based on its experience and professional judgment, to be generally relevant in certain respects to

Sonder for the purposes of its financial analyses. The categories Moelis selected for its review were Digital Hospitality & Real Estate companies, Leasehold Operator companies and Hotel
C-Corps.
Moelis also reviewed financial and stock market information for BowX Acquisition Corp., the special purpose acquisition corporation that has entered into a merger agreement with WeWork Inc. (together with BowX, “
WeWork
”).
Moelis reviewed the enterprise value of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on April 27, 2021, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt and, where applicable, book value of non-controlling
interests (“
Total Enterprise Value
” or “
TEV
”)) as a multiple of estimated revenue for CY2022E and CY2023E. Moelis utilized the TEV / Revenue multiple methodology for its selected publicly traded companies analysis given that Sonder is projected to become Adjusted EBITDA breakeven by 2023E. Additionally, Moelis did not utilize CY2020A and CY2021E TEV / Revenue multiples because data from those years, when operating performance was significantly impacted by the
COVID-19
pandemic, would yield implied multiples that do not reflect a normal operating environment. Revenue data for the selected companies was based on publicly available consensus research analysts’ estimates, and enterprise value related data for the selected companies was based on public filings and other publicly available information, all as of April 27, 2021.
In considering its selected publicly traded companies analysis, Moelis reviewed (i) six Digital Hospitality & Real Estate companies: Airbnb, Inc. (“
Airbnb
”); Booking Holdings Inc. (“
Booking.com
”); Expedia Group, Inc. (“
Expedia
”); Redfin Corporation (“
Redfin
”); TripAdvisor, Inc. (“
TripAdvisor
”); and Zillow Group, Inc. (“
Zillow
”), (ii) seven Leasehold Operator companies; IWG plc (“
IWG
”); NH Hotel Group, S.A. (“
NH Hotel Group
”); Meli á Hotels International, S.A. (“
Meliá Hotels
”); Pierre et Vacances SA (“
Pierre et Vacances
”); PPHE Hotel Group Limited (“
PPHE Hotel Group
”); Scandic Hotels Group AB (“
Scandic
”); and Whitbread PLC (“
Whitbread
”), (iii) seven Hotel
C-Corps:
Accor SA (“
Accor
”); Choice Hotels International, Inc. (“
Choice Hotels International
”); Hilton Worldwide Holdings Inc. (“
Hilton Worldwide
”); Hyatt Hotels Corporation (“
Hyatt Hotels
”); InterContinental Hotels Group PLC (“
InterContinental Hotels
”); Marriott International, Inc. (“
Marriott International
”); and Wyndham Hotels & Resorts, Inc. (“
Wyndham Hotels
 & Resorts
”), and (iv) WeWork. Although none of the
twenty-one
selected publicly traded companies are directly comparable to Sonder, Moelis reviewed these companies because, among other things, these companies have one or more similar operating and financial characteristics as Sonder. For the reasons set forth below, in determining its reference range for its selected publicly traded companies analysis, Moelis relied mainly on Digital Hospitality & Real Estate companies, WeWork and Leasehold Operator companies. As described below, Moelis did not rely on Hotel
C-Corps
in determining its reference range for its selected publicly traded companies analysis. Additionally, for the reasons described below, Moelis also considered certain publicly traded Hospitality REITs but excluded them from the analysis.
The Enterprise Value, gross margin and revenue and estimated revenue multiples for the selected companies Moelis reviewed in its selected publicly traded companies analysis are summarized in the table below.

	Enterprise Value ($MM)	Enterprise Value / Revenue
		2019A	2022E	2023E
Selected Digital Hospitality & Real Estate Companies
Airbnb	$120,534	25.1x	18.7x	15.0x
Booking.com	103,573	6.9x	7.3x	6.0x
Zillow	37,482	14.3x	4.7x	3.2x
Expedia	34,933	2.9x	3.3x	2.7x
Redfin	8,530	11.2x	4.9x	3.7x
TripAdvisor	7,104	4.6x	5.5x	4.7x

	Enterprise Value ($MM)	Enterprise Value / Revenue
		2019A	2022E	2023E
	Median	9.0x	5.2x	4.2x
	Mean	10.8x	7.4x	5.9x
Selected Leasehold Operator companies
IWG	$14,850	4.3x	4.0x	3.8x
Whitbread	13,168	4.6x	6.1x	4.5x
NH Hotel Group	5,260	2.8x	3.1x	2.7x
Meliá Hotels	4,946	2.5x	2.7x	2.3x
Scandic	4,687	2.3x	2.5x	2.2x
Pierre et Vacances	4,024	2.1x	2.1x	2.1x
PPHE Hotel Group	2,392	5.1x	5.5x	4.6x
	Median	2.8x	3.1x	2.7x
	Mean	3.4x	3.7x	3.2x
Selected Hotel C-Corps
Marriott International	$58,945	11.0x	12.9x	10.9x
Hilton Worldwide	44,037	11.7x	13.0x	11.1x
InterContinental Hotels	16,030	7.7x	8.8x	7.7x
Accor	12,739	5.2x	6.5x	5.6x
Hyatt Hotels	10,147	4.0x	5.1x	4.4x
Wyndham Hotels & Resorts	9,165	10.6x	11.5x	10.6x
Choice Hotels International	7,220	13.4x	13.3x	12.1x
	Median	10.6x	11.5x	10.6x
	Mean	9.1x	10.2x	8.9x
WeWork
WeWork	$10,226	3.2x	2.2x	1.8x

		Revenue Growth	Gross Margin
		(2022E-2023E)	2021	2022E	2023E
Selected Digital Hospitality & Real Estate Companies
Airbnb		25.3%	76.9%	78.2%	79.0%
Booking.com		22.2%	N/A	N/A	N/A
Zillow		46.1%	38.2%	31.0%	25.2%
Expedia		21.9%	77.5%	80.6%	81.7%
Redfin		33.1%	25.0%	24.7%	27.3%
TripAdvisor		18.7%	92.1%	93.6%	93.6%
	Median	23.7%	76.9%	78.2%	79.0%
	Mean	27.9%	61.9%	61.6%	61.3%
Selected Leasehold Operator companies
IWG		7.2%	N/A	N/A	N/A
Whitbread		35.2%	N/A	N/A	N/A
NH Hotel Group		14.5%	N/A	N/A	N/A
Meliá Hotels		20.0%	N/A	N/A	N/A
Scandic		15.0%	N/A	N/A	N/A
Pierre et Vacances		2.3%	N/A	N/A	N/A
PPHE Hotel Group		18.0%	N/A	N/A	N/A

		Revenue Growth	Gross Margin
		(2022E-2023E)	2021	2022E	2023E
	Median	15.0%	N/A	N/A	N/A
	Mean	16.0%	N/A	N/A	N/A
Selected Hotel C-Corps
Marriott International		17.8%	73.1%	74.8%	N/A
Hilton Worldwide		17.5%	68.4%	73.6%	74.7%
InterContinental Hotels		14.1%	61.3%	63.9%	66.3%
Accor		15.5%	N/A	N/A	N/A
Hyatt Hotels		16.6%	44.4%	45.4%	45.3%
Wyndham Hotels & Resorts		8.8%	79.8%	77.9%	N/A
Choice Hotels International		10.2%	95.4%	95.9%	N/A
	Median	15.5%	70.7%	74.2%	66.3%
	Mean	14.3%	70.4%	71.9%	62.1%
WeWork
WeWork		27.0%	5.9%	30.4%	40.2%
Moelis primarily relied upon the selected Digital Hospitality & Real Estate companies to select the high end of its reference range for its selected publicly traded companies analysis. Moelis focused on these companies because Sonder utilizes online and mobile platforms to handle guest bookings, similar to certain of the Digital Hospitality & Real Estate companies such as Airbnb, Booking.com, Expedia and TripAdvisor. However, Moelis noted that the selected Digital Hospitality & Real Estate companies function as marketplaces to distribute guest bookings to a variety of hotel, vacation rental and alternative accommodations properties (including Sonder’s properties), and unlike Sonder, the selected Digital Hospitality & Real Estate companies serve as intermediaries and do not maintain or distribute any direct inventory. Additionally, Moelis noted that certain of the Digital Hospitality & Real Estate companies such as Zillow and Redfin primarily focus on residential real estate research and brokerage. Moelis also noted that because Sonder is earlier in its lifecycle compared to the selected Digital Hospitality & Real Estate companies, Sonder exhibits higher revenue growth rates but has not yet achieved stabilized Adjusted EBITDA margins.
Moelis referenced WeWork’s trading multiples to inform its reference range given its similarities to Sonder’s business model as a leasehold provider of shared space through a branded distribution system. Moelis noted that while WeWork is significantly more scaled today than Sonder, macro concerns about return to office remain and WeWork’s ability to shift and capture other demand sources (or move to an asset-light, fee-based
business) is unproven. Furthermore, Moelis considered that WeWork has significant leverage, with upcoming debt maturities potentially impacting current trading metrics. Moelis believed Sonder should trade at a premium to WeWork’s current trading multiples.
Moelis relied upon the selected Leasehold Operator companies to select the low end of its reference range. Moelis noted that, similar to Sonder, the selected Leasehold Operator companies typically lease their inventory from third-party property owners and primarily generate revenue from hotel guests. However, Moelis noted that the hotel lease model is more typically utilized in European markets and that there are no relevant US publicly traded leasehold operators. Additionally, Moelis believed that Sonder’s use of technology for guest booking and on-site
operations is a differentiator expected to drive operational efficiencies and continue to source inventory at competitive terms. Moelis also believed that Sonder’s ability to drive direct bookings to a growing customer base in the US and gateway international markets is projected to provide scale and reach that the regionally-focused Leasehold Operator companies do not have.
While Moelis reviewed certain financial information and market trading data related to Hotel
C-Corps,
Moelis noted that such companies typically trade based on TEV / EBITDA multiples and because Sonder is not projected to become Adjusted EBITDA breakeven until 2023E, they were not considered in Moelis’ analysis. Additionally, Moelis considered certain publicly traded Hospitality REITs but excluded them from the analysis.

Hospitality REITs are primarily fee simple owners and asset managers of hotel portfolios and do not engage in hotel distribution or operations but rather outsource all guest-facing functions. Following a return to stabilized levels, the hospitality REITs exhibit significantly lower projected growth profiles than Sonder, utilize different property-level staffing models and do not incorporate significant technology in their operating models.
Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 3.0x to 5.0x for the Company’s projected revenue of Sonder for CY2022E, and (ii) 2.5x to 4.0x for the Company’s projected revenue of Sonder for CY2023E. No individual category, company or multiple was determinative of the reference range.
This analysis indicated the following implied total enterprise value ranges for Sonder as compared to the $2,200 million consideration:

Reference Range	Implied Total Enterprise Value Range ($MM)	Consideration ($MM)
EV / CY2022E Revenue	$1,831—$3,052	$2,200
EV / CY2023E Revenue	$3,598—$5,757	$2,200
Discounted Cash Flow Analysis.
Moelis performed a discounted cash flow (“
DCF
”) analysis of Sonder using the financial forecasts and other information and data provided by the Company’s management to calculate the estimated present value of the future unlevered after-tax
free cash flows projected to be generated by Sonder from March 31, 2021 to CY2025E, including the estimated present value of the Post-Combination Company’s terminal value, as set forth in the section titled “
The Business Combination—Certain Financial Projections Provided to Our Board
.” Unlevered
after-tax
free cash flow estimates through CY2025E and the Post-Combination Company’s terminal value were discounted to March 31, 2021.
In performing the DCF analysis of Sonder, Moelis utilized an estimated cash tax rate of 21.0% during the projection period and terminal year, which was provided by Sonder’s management. The financial forecast provided by Sonder’s management did not include stock-based compensation and Moelis was directed by the Company not to include it in the DCF analysis. Moelis utilized a range of discount rates of 13.5% to 25.0% based on an estimate of Sonder’s weighted average cost of capital (“
WACC
”). The WACC range reflected a derived cost of equity using (i) a risk-free rate based on
20-year
U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the selected publicly traded companies described above, (iii) an equity risk premium and (iv) a size premium. Due to Sonder’s maturing Adjusted EBITDA margin profile by 2025E, Moelis utilized EBITDA multiples (instead of revenue multiples) to calculate the terminal value reference range. Moelis noted that by the end of the projection period, Sonder’s leasehold model most closely resembles the Leasehold Operators, with Sonder exhibiting lower Adjusted EBITDA margins but greater revenue growth. Additionally, Moelis reviewed Hotel
C-Corps
due to business similarities with Sonder, such as property management, distribution to a network of branded properties and ownership of its brand IP. In contrast to Sonder’s current business model, Hotel
C-Corps
have a high concentration of asset-light,
fee-for-service
revenue that allows Hotel
C-Corps
to generate substantial EBITDA margins. Although Sonder does not currently franchise its properties, manage on behalf of owners for fees or have a significant number of revenue sharing (as opposed to fixed lease) arrangements, it intends for revenue sharing arrangements to be an increasing part of its business by the end of the projection period, driving additional similarities with Hotel
C-Corps.
Moelis calculated terminal value based on the exit multiple method using a range of 10.0x to 12.0x Adjusted EBITDA, which was based on EBITDA trading multiples for normalized time periods (2019A and 2023E) for the selected publicly traded Leasehold Operator and Hotel
C-Corp
companies described above.

The terminal value represents approximately 100% of Sonder’s total DCF net present value. Based on the information provided by Company management, Moelis assumed that for the terminal year (i) the change in net working capital will be equal to the change in net working capital for CY2025, (ii) capital expenditures will equal CY2025 capital expenditures and (iii) depreciation and amortization will equal the terminal year capital expenditures.
Additionally, in performing the DCF analysis of Sonder, Moelis valued Sonder’s Net Operating Losses (“
NOLs
”) separately. Moelis discounted the NOLs to March 31, 2021 using the same discount rate range described above. Based on the information provided by Company management, Moelis assumed that Sonder’s NOLs balance would increase annually by negative EBIT (as presented on the DCF analysis), with Sonder’s NOLs balance expected to increase through CY2023. Sonder’s NOLs represent approximately 2% to 3% of total DCF net present value.
The range of discount rates described above were used to calculate estimated present values as of March 31, 2021 of Sonder’s (i) estimated after-tax unlevered free cash
flows from March 31, 2021 through CY2025 and (ii) estimated terminal values derived by applying a terminal multiple range of 10.0x to 12.0x to Sonder’s CY2025 terminal EBITDA projection. This analysis indicated the following implied enterprise value range for Sonder, as compared to the $2,200 million consideration:

Implied Total Enterprise Value Range ($MM)	Consideration ($MM)
$2,777 - $5,464	$2,200
Other Information
Selected Transactions Analysis.
Moelis also reviewed, but did not utilize for purposes of its analysis or opinion, financial information for certain selected transactions. Moelis did not utilize for purposes of its analysis or opinion the selected transactions analysis because the transactions were not comparable to the Sonder transaction.
Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in, or reviewed in connection with, the analyses described above is identical to Sonder or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Moelis, Sonder or any other person assumes responsibility if future results are materially different from those forecast.
The consideration was determined through arms’ length negotiations between the Company and Sonder and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Moelis was engaged by the Company to provide its opinion as to the fairness, from a financial point of view, to the Company of the consideration pursuant to the engagement letter between Moelis and the Company, dated as of April 7, 2021 (the “
Moelis Engagement Letter
”), and will receive a fee for its services of $1,000,000 in the aggregate, regardless of the conclusion reached in its opinion, which is payable in full upon completion of the Business Combination. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion. If Moelis delivers its opinion, the Business Combination does not close, and the Company consummates an alternative business combination in which Moelis is not engaged to deliver a fairness opinion, the Company would pay Moelis an amount equal to $250,000 upon the closing of such alternative transaction. The Company has also agreed in the Engagement Letter to reimburse Moelis for certain expenses Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Sonder. Moelis has provided investment banking and other services to affiliates of the Company and in the future may provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date of the Opinion, Moelis acted as a financial advisor to affiliates of the Company on six engagements. Moelis’ fees in connection with such services over the past three years (including fees expected to be paid upon the closing of certain transactions) totaled $12.125 million in the aggregate for services provided to affiliates of the Company. In the past three years prior to the date of the Opinion, Moelis has not performed any services for Sonder.
The Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Certain Financial Projections Provided to Our Board
Sonder provided the Company with its internally prepared projections for the fiscal years ending December 31, 2021 through December 31, 2025 in connection with the Company’s evaluation of Sonder. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Sonder’s management, was prepared on a reasonable basis and reflects the best available estimates and judgments at the time they were prepared. Sonder does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of Sonder’s future performance, revenue, financial condition or other results. These projections were prepared solely for internal use in connection with Sonder management’s review of fundraising transactions, the proposed Business Combination and other management purposes, and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the projections may be materially different than actual results.
The projections reflect the consistent application of the accounting policies of Sonder and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of Sonder included in this proxy statement/prospectus/consent solicitation statement.
The financial projections, including revenue, Adjusted Gross Profit, Property Level Profit and Adjusted EBITDA are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sonder’s control. While all projections are necessarily speculative, Sonder believes that the prospective financial information covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus/consent solicitation statement should not be regarded as an indication that Sonder, we or our respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, the Company and to our Board for use as a component in its overall evaluation of Sonder. Additionally, the projections were provided by us to Moelis for its use in connection with its financial analyses and opinion to our Board, as described in the section titled “
Opinion of the Company’s Financial Advisor
” and as set forth as
Annex H
to this proxy statement/prospectus/consent solicitation statement. Accordingly, such projections are included in this proxy statement/prospectus/consent solicitation statement on that account.
Neither we nor Sonder has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to our Board. Neither we, Sonder’s management nor any of our or Sonder’s representatives has made or makes any representation to any person regarding the ultimate performance of the Post-Combination Company compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. Sonder will not refer back to these projections in its future periodic reports filed under the Exchange Act.
Neither our nor Sonder’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information provided to our Board or contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
Deloitte & Touche LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report included in this document relates to Sonder’s previously issued historical financial statements. It does not extend to the financial projections and should not be read to do so.
The key elements of the projections are summarized below, which were prepared by Sonder’s management:

($ in millions)
	Financial Projections
Fiscal Year Ending December 31,	2021E	2022E	2023E	2024E	2025E
Revenue	$173	$610	$1,439	$2,634	$3,995
YoY Growth %	49%	253%	136%	83%	52%
Adjusted Gross Profit	($4)	$209	$664	$1,349	$2,134
Gross Margin %	(2%)	34%	46%	51%	53%
Adjusted Total Property Level Costs	($63)	($169)	($356)	($573)	($871)
Property Level Profit	($66)	$40	$308	$777	$1,263
Property Level Profit Margin %	(38%)	7%	21%	29%	32%
Adjusted EBITDA	($257)	($206)	$24	$421	$822
Adjusted EBITDA Margin %	(149%)	(34%)	2%	16%	21%
Capital Expenditures	$28	$49	$106	$154	$162
Cash Balance (1)	$626	$364	$276	$548	$1,218

(1)	Cash Balance excludes taxes and includes net interest expense and other miscellaneous one-time costs
In addition, management of the Company prepared unlevered free cash flow projections for Sonder’s business based on projected total revenue, Adjusted EBITDA, depreciation & amortization, capital expenditures and change in net working capital provided by Sonder for the years ending December 31, 2021 through December 31, 2025 (excluding projections for the first quarter of the fiscal year ending December 31, 2021) for use by Moelis in its discounted cash flow analysis of Sonder. Management of the Company additionally prepared projections of federal net operating losses (“
NOLs
”) of Sonder for the fiscal years ending December 31, 2021 through December 31, 2025 (excluding projections for the first quarter of the fiscal year ending December 31, 2021). The Company provided these projections to the Board and to Moelis to be utilized and relied on by Moelis in the preparation of its fairness opinion. Such projections are summarized in the table below:

($ in millions)
	Financial Projections
Fiscal Year Ending December 31,	2021E (2)	2022E	2023E	2024E	2025E	Terminal Year (1)
Total Revenue	$142.8	$610.5	$1,439.2	$2,633.8	$3,995.3	$3,995.3
YoY Growth %	50.6%	253.2%	135.8%	83.0%	51.7%
Adjusted EBITDA	($202.1)	($205.8)	$24.2	$420.7	$821.8	$821.8
Adjusted EBITDA Margin %	(141.5%)	(33.7%)	1.7%	16.0%	20.6%
(-) Depreciation & Amortization	(11.1)	(23.0)	(46.1)	(79.5)	(110.8)	(161.9)
Adjusted EBIT	($213.3)	($228.8)	($21.8)	$341.2	$710.9	$659.9
(-) Cash Taxes @ 21.0% (3)	—	—	—	(71.7)	(149.3)	(138.6)
Tax-Affected Adj. EBIT	($213.3)	($228.8)	($21.8)	$269.6	$561.6	$521.3
(+) Depreciation & Amortization	11.1	23.0	46.1	79.5	110.8	161.9
(-) Capital Expenditures	(25.7)	(49.3)	(105.7)	(154.4)	(161.9)	(161.9)
(-) (Increase) / Decrease in Net Working Capital (1)	2.2	0.7	(0.8)	12.5	18.9	18.9
Unlevered Free Cash Flow	($225.6)	($254.5)	($82.3)	$207.1	$529.5	$540.3

(1)	Change in Net Working Capital and Capital Expenditures assumed to equal 2025E projections; Depreciation and Amortization assumed to equal Capital Expenditures in terminal year.
(2)	Solely includes projections for the second, third and fourth quarters of the fiscal year ended December 31, 2021. First quarter results and projections from 2021 are excluded.
(3)	Net operating losses valued separately.

	NOL Projections
Fiscal Year Ending December 31,	2021E (1)	2022E	2023E	2024E	2025E
Federal NOL Beginning Balance	$379.0	$592.3	$821.1	$842.9	$570.0
(-) NOL (Utilized) / Generated	213.3	228.8	21.8	(273.0)	(568.8)
Federal NOL Ending Balance	$592.3	$821.1	$842.9	$570.0	$1.2

(1)	Solely includes projections for the second, third and fourth quarters of the fiscal year ending December 31, 2021. First quarter results and projections from 2021 are excluded.
Non-GAAP Measures Used in the Financial Projections
The foregoing projections include certain financial measures which are not prepared in accordance with GAAP, including measures calculated based on these measures. Sonder tracks these non-GAAP financial measures to evaluate its performance, identify trends, formulate financial projections and make strategic decisions. Accordingly, Sonder believes these key business metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating Sonder’s results of operations in the same manner as Sonder’s management team. These key business metrics and non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
The non-GAAP financial measures used in the financial projections are described below:

•	Adjusted Gross Profit (Loss) represents GAAP gross profit (loss) impacted by the GAAP rent to Landlord Payment adjustment. This adjusts payments to real estate owners to reflect the timing of abatement (periods of free rent). Sonder’s non-GAAP view of Landlord Payments recognizes abatement from real estate owners at the time it is utilized in an effort to most accurately reflect the economic substance of the real estate contract. Sonder’s real estate leases typically have several months of abatement at the commencement of the lease. In contrast, GAAP rent straight lines abatement over the duration of the lease.

•
Adjusted Gross Margin
represents Adjusted Gross Profit (Loss) divided by GAAP revenue. Adjusted Gross Margin is a key measure of Sonder’s performance and ability to operate units with compelling unit economics. Sonder uses Adjusted Gross Margin to evaluate profit after Landlord Payments are paid, and utilizes this as a key metric to effectively manage growth of the business taking into consideration the impact of beneficial abatement terms typically built into Sonder’s leases.

•
Property Level Costs
is defined as variable costs directly associated with each of Sonder’s buildings, expressed in U.S. dollars. These costs include (i) channel fees paid to Online Travel Agencies, (ii) customer service costs, (iii) laundry/consumables costs, (iv) maintenance costs, and (v) utilities & insurance costs.

•
Property Level Profit (Loss)
represents GAAP revenue less GAAP cost of revenue (excluding depreciation and amortization) less Property Level Costs not captured, and after adjusting GAAP rent to Landlord Payments. Property Level Profit (Loss) is a key measure of Sonder’s Property Level Cost efficiency as well as Sonder’s financial performance and ability to operate units with compelling unit economics.

•
Property Level Profit (Loss) Margin
represents Property Level Profit (Loss) divided by GAAP revenue. Sonder uses Property Level Profit (Loss) margin internally as a measure of unit economics, as it allows for greater comparability of the operating performance between each of its markets, buildings, and transactions that Sonder underwrites, as well as assessing trends in performance over time.

•
Adjusted EBITDA
is defined as GAAP (loss) profit from operations (i) impacted by the GAAP rent to Landlord Payments adjustment, and (ii) excluding the impact of interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, COVID-19 related offboardings (costs associated with dropping units, such as lease termination fees and gain or loss on disposal of assets, at the beginning of the COVID-19 pandemic), and cash payments from real estate owners received for capital expenditure financing. Adjusted EBITDA is a key measure of Sonder’s financial performance and measures Sonder’s efficiency in managing its other operating expenses. Sonder utilizes Adjusted EBITDA together with GAAP gross (loss) profit from operations because certain items, such as depreciation and amortization, are non-cash in nature or the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful.

For additional information on the non-GAAP financial measures that Sonder uses alongside GAAP to measure its profitability, and a description of how each of these non-GAAP financial measures are calculated, see the section titled
“Glossary of Terms”
beginning on page [●] of this proxy statement/prospectus/consent solicitation statement and the section titled
“Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”
beginning on page [●] of this proxy statement/prospectus/consent solicitation statement.
Material Assumptions Underlying the Financial Projections
The financial projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Sonder’s control, such as the risks and uncertainties discussed in
“Risk Factors,” “Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “General Information—Cautionary Note Regarding Forward-Looking Statements.”

The material assumptions underlying the financial projections include:

•
Forecasted growth in Sonder’s Total Portfolio, which is the sum of Live Units and Contracted Units, in each of the forecasted years. Live Units generate Bookable Nights which can ultimately generate revenue. Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time, and are based on current and projected Contracted Units, historical and projected Lead Times, and historical and projected Opening Periods. Contracted Units represent units which have signed real estate contracts, but are not yet available for guests to book, and are based on both pre-COVID-19 pandemic and recent historical pace of signing, current and projected Real Estate team size, current and projected deal pipeline, and planned geographic expansion. Bookable Nights represents the total number of nights available for stays across all Live Units (excluding nights lost to full building closures greater than 30 nights), and are based on current and projected Live Units, and historical and projected full building closures greater than 30 nights.

•
Forecasted increase in Revenue per Available Room in each of the forecasted years. Revenue per Available Room (RevPAR) represents Average Daily Rate multiplied by Occupancy Rate, expressed in U.S. dollars. Average Daily Rate (ADR) represents the average revenue earned per night occupied, expressed in U.S. dollars. Occupancy Rate (OR) represents the percentage of occupied nights out of the total available nights. Forecasted RevPAR is based on pre-COVID-19 pandemic historical growth rates, historical and forecasted overall market recovery coming out of the COVID-19 pandemic, historical and forecasted Sonder outperformance compared to Traditional Hotels, and historical and forecasted Sonder RevPAR initiatives (improved revenue management, anticipated loyalty and CRM initiatives, ancillary revenue opportunities, and additional distribution channels).

•
Forecasted increase in Property Level Costs in each of the forecasted years. Property Level Costs represent variable costs directly associated with each of Sonder’s buildings, expressed in U.S. dollars. Property Level Costs, described in further detail immediately below, include (i) channel fees paid to Online Travel Agencies (OTAs), (ii) customer service costs, (iii) laundry/consumables costs, (iv) maintenance costs, and (v) utilities & insurance costs.

•
Channel fees paid to OTAs are based on forecasted revenue, historical and forecasted channel mix, and historical and forecasted channel fees for distribution channels. Channel fees as a percentage of revenue are forecasted to remain relatively stable over the forecast period.

•
Customer service costs are based on historical and forecasted customer service cost per Booked Night, and forecasted Booked Nights. Customer service costs per Booked Night are forecasted to moderately decrease over the forecast period based on historical and forecasted Property Level Cost initiatives designed to lower costs over time.

•
Laundry / consumables costs are based on (i) historical and forecasted laundry / consumables cost per Checkout and (ii) forecasted Checkouts. Laundry/consumables costs per Checkout are forecasted to moderately decrease over the forecast period based on historical and forecasted Property Level Cost initiatives designed to lower costs over time.

•
Maintenance costs are based on (i) historical and forecasted maintenance cost per Checkout and (ii) forecasted Checkouts. Maintenance costs per Checkout are forecasted to moderately decrease over the forecast period based on historical and forecasted Property Level Cost initiatives designed to lower costs over time.

•
Utilities & insurance costs are based on (i) historical and forecasted utilities & insurance costs per Live Unit and (ii) forecasted Live Units. Utilities & insurance costs per Live Unit are forecasted to moderately decrease over the forecast period based on historical and forecasted Property Level Cost initiatives designed to lower costs over time.

•	Forecasted increase in Landlord Payments in each of the forecasted years. Landlord Payments represent non-GAAP payments to real estate owners recognizing abatement at the time it is utilized

(often at the commencement of a real estate contract), expressed in U.S. dollars. Landlord Payments in the forecasted years are based on forecasted Live Units, historical and forecasted abatement terms, historical and forecasted deal structures, and historical and forecasted rent levels. The increase in Landlord Payments for the forecast period is primarily driven by the forecasted Live Unit growth.

•
Forecasted increase in Other Operating Expenses on a U.S. dollars basis in each of the forecasted years. Other Operating Expenses comprises Research & Development, General & Administrative, Sales & Marketing, Operations, Pre-Opening Costs (“POC”) and Capex Allowance. These costs primarily include department level expenses related to headquarters and city level employee salaries as well as expenses related to the onboarding of units. Other Operating Expenses are forecasted to increase on a U.S. dollars basis over the forecast period based on the forecasted increase in Total Portfolio, Booked Nights and Checkouts.

See the sections titled
“Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Information about Sonder”
for additional details regarding the estimates, assumptions and other relevant market data which might ultimately impact these projections.
Sonder Performance for 2021 As Compared to the Financial Projections
For the quarters ended March 31, 2021 and June 30, 2021, Sonder’s financial results outperformed, on an annualized basis, the financial projections described above for the fiscal year ending December 31, 2021. Additionally, the financial projections described above, including the growth projections, are in line with Sonder’s historic operating trends prior to the COVID-19 pandemic, as Sonder has a history of fast growth, entering new markets and increasing profitability from the buildings that it operates over time.
Independent Director Oversight
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Metropoulos and The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Bort, Cramer, and Gatto, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the consummation of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Metropoulos and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of our Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.
Satisfaction of 80% Test
It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of April 29, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $450,007,028 (excluding $15,750,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $360,005,623. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of Sonder of approximately $2.2 billion, which was implied based on the terms of the transaction agreed to by the parties in negotiating the Merger Agreement. In determining whether the enterprise value described above represents the fair market value of Sonder, our Board considered all of the factors described above in this section and the fact that the purchase price for Sonder was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
Interests of Certain Persons in the Business Combination
Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Initial Stockholders and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things, the fact that:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, shares of Class F Stock held by the Initial Stockholders will convert on a one-for-one basis in connection with the consummation of the Business Combination (including the PIPE Investment);

•
the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares and (after giving effect to the cancellation of 250,000 Founder Shares on March 7, 2021) the remaining 11,250,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $112.5 million but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of shares of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 22, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $11,000,000 for its 5,500,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by January 22, 2023;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Cramer, and Gatto, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.002 per share. If the Company fails to complete an initial business combination by January 22, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by January 22, 2023;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Metropoulos Sponsor II, LLC (2)	15,175,000	$151,750,000
Alec Gores (2)	15,175,000	$151,750,000
Dean Metropoulos	0	$0
Andrew McBride	0	$0
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 11,175,000 shares of Class F Stock and 4,000,000 shares of Common Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated), and ultimately exercises voting and dispositive power of the securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•
the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in the PIPE Investment for an aggregate commitment of approximately $40,000,000, provided that our Sponsor has the right to syndicate the Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) purchased under such Sponsor Subscription Agreement in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.

In the aggregate, Sponsor and its affiliates have approximately $123,500,000 at risk that depends upon the completion of a business combination. Specifically, $112,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and $11,000,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $2.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our directors in making their recommendation that Company stockholders vote in favor of the approval of the Business Combination.
Interests of Certain Sonder Stockholders and Sonder’s Current Officers and Directors
When you consider the recommendation of the Sonder Board in favor of approval of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Business Combination, you should keep in mind that certain of Sonder’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of Sonder’s stockholders generally. The Sonder Board was aware of such interests during its deliberations on the merits of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and in deciding to recommend that the Sonder Stockholders submit written consents in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination. These interests include, among other things:

•
Certain of Sonder’s executive officers hold shares of Sonder Stock, the treatment of which is described in the section titled “
Proposal No. 1
—
The Business Combination Proposal.
” Please see the section titled “
Beneficial Ownership of Securities
” for more information regarding the shares of Sonder Stock held by Sonder’s executive officers.

•
Certain of Sonder’s executive officers and
non-employee
directors hold restricted stock units and/or options to purchase shares of Sonder Common Stock, which will be assumed by the Company upon the consummation of the Business Combination. The treatment of such equity awards in connection with the Business Combination is described in the section titled “
Proposal No. 1
—
The Business
Combination Proposal.
” Please see the section titled “
Beneficial Ownership of Securities
” for more information regarding the shares of Sonder Stock held by Sonder’s executive officers and non-employee
directors.

•	The non-employee directors of Sonder have a direct or indirect ownership interest in Sonder Stock, which are described in the section titled “ Beneficial Ownership of Securities .”

•
Sonder’s executive officers will be eligible to receive equity grants under the Management Equity Incentive Plan, under which 14,500,000 shares of Common Stock may be awarded.
One-sixth
of the share pool becomes available for issuance based on (including prior to but contingent on) the occurrence of each of six distinct triggering events, which occur if the stock price of the Common Stock is equal to or greater than $13.00, $15.50, $18.00, $20.50, $23.00, or $25.50, respectively, within the five year period after the expiration of the lock up period. For additional information, please see the section titled “
Proposal No. 5—The Management Equity Incentive Plan Proposal
.”

•
Sonder’s Chief Executive Officer, Francis Davidson, has agreed to sell 1,829,268 shares of Common Stock acquired in connection with the Business Combination to certain purchasers immediately following the consummation of the Business Combination for $8.20 per share for the purpose of satisfying personal tax liabilities related to his stock ownership and departure tax related to his move from Canada to the United States. The sales are conditioned upon the consummation of the Business Combination.

•
Certain of Sonder’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of Sonder are expected to become executive officers of the Post-Combination Company upon the consummation of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Francis Davidson	Chief Executive Officer and Director
Sanjay Banker	President and Chief Financial Officer
Nicole LaFlamme	Vice President of Human Resources
Satyen Pandya	Chief Technology Officer
Ritesh Patel	Vice President, Corporate Controller
Martin Picard	Global Head of Real Estate
Philip Rothenberg	General Counsel and Secretary

•
In addition, the following individuals who are currently directors of Sonder are expected to become directors of the Post-Combination Company upon the consummation of the Business Combination: Manon Brouillette, Francis Davidson, Nabeel Hyatt and Frits Dirk van Paasschen.

•
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of Sonder’s Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

Redemption Rights
Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Company Certificate. As of June 30, 2021, this would have amounted to approximately $10.00 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own our shares following the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to more than twenty percent (20%) of the Public Shares included in the Public Units sold in the Company IPO.
Accordingly, all Public Shares in excess of such 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash and will be reclassified to shares of Common Stock on a one-for-one
basis pursuant to the Business Combination. We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of Public Shares by Public Stockholders will reduce the balance of the Trust Account, which was approximately $450,018,248 as of June 30, 2021. In no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001, as provided in the Current Company Certificate and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Merger Agreement. Company stockholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section titled “
Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Redemption Rights
” in order to properly redeem their Public Shares.

Sources and Uses for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination:
Sources & Uses
(No Redemption Scenario—assuming no redemptions of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources		Uses
CompanyCash (1)	$450,018,248	Sonder Rollover (2)	$2,176,603,000
PIPE Investment	$200,000,000	Cash Proceeds to Sonder (1)(3)	$610,018,248
Sonder Rollover (2)	$2,176,603,000	Company Transaction Costs	$40,000,000

Total Sources	$2,826,621,248	Total Uses (4)	$2,826,621,248

(1)	Assumes no Company stockholder has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions.
(2)
Amount represents $2,176,603,000 of stock consideration. Dollar amount represents the number of shares existing Sonder Securityholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions, the exercise of Rollover Options or the exchange of Sonder Canada Exchangeble Common Shares.

(3)
Cash proceeds to Sonder is calculated based on the assumed approximately $450 million in Company cash and $200 million raised from the PIPE Investment less $40 million for estimated Company transaction costs.

(4)	Totals may differ due to rounding.
Sources & Uses
Maximum Redemption Scenario (assuming approximately 33.3% redemption of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources		Uses
Company Cash (1)	$300,000,005	Sonder Rollover (2)	$2,176,603,000
PIPE Investment	$200,000,000	Cash Proceeds to Sonder (1)(3)	$460,000,005
Sonder Rollover (2)	$2,176,603,000	Company Transaction Costs	$40,000,000

Total Sources	$2,676,603,005	Total Uses (4)	$2,676,603,005

(1)
Assumes approximately 33.3% of the outstanding shares of Class A Stock have been redeemed by the Company’s stockholders to receive cash from the Trust Account, reducing the amount of Company cash by approximately $150 million.

(2)
Amount represents $2,176,603,000 of stock consideration. Dollar amount represents the number of shares existing Sonder Stockholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions, the exercise of Rollover Options or the exchange of Sonder Canada Exchangeble Common Shares.

(3)
Cash proceeds to Sonder is calculated based on the assumed approximately $300 million in Company cash and $200 million raised from the PIPE Investment less $40 million for estimated Company transaction costs.

(4)	Totals may differ due to rounding.

Certain Information Relating to the Company and Sonder
Our Board and Executive Officers before the Business Combination
Prior to the Business Combination, the following individuals serve as our directors and executive officers:

Name	Age	Position
Dean Metropoulos	74	Chairman
Alec Gores	68	Chief Executive Officer
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
Michael Cramer	68	Director
Joseph Gatto	63	Director
Sonder’s Board of Directors and Executive Officers before the Business Combination

Name	Age	Position
Executive Officers
Francis Davidson	28	Chief Executive Officer and Director
Sanjay Banker	46	President and Chief Financial Officer
Nicole LaFlamme	41	Vice President of Human Resources
Satyen Pandya	47	Chief Technology Officer
Ritesh Patel	40	Vice President, Corporate Controller
Martin Picard	35	Global Head of Real Estate
Philip Rothenberg	51	General Counsel and Secretary
Non-Employee Directors
Manon Brouillette	53	Director
Nabeel Hyatt	44	Director
Vivek Pattipati	35	Director
Frits Dirk van Paasschen	60	Director
Post-Combination Company Board and Executive Officers
The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Francis Davidson	28	Chief Executive Officer and Director
Sanjay Banker	46	President and Chief Financial Officer
Nicole LaFlamme	41	Vice President of Human Resources
Satyen Pandya	47	Chief Technology Officer
Ritesh Patel	40	Vice President, Corporate Controller
Martin Picard	35	Global Head of Real Estate
Philip Rothenberg	51	General Counsel and Secretary
Directors
Francis Davidson	28	Chief Executive Officer and Director
Manon Brouillette	53	Director
Nabeel Hyatt	44	Director
Frits Dirk van Paasschen	60	Director
For more information on the directors and management of the Post-Combination Company, please see the section titled “
Management of the Post-Combination Company
.”

Employment and Compensation Arrangements
Please see the section titled “
—Director and Executive Officer Compensation After the Business Combination.
”
Indemnification and Insurance Obligations of the Post-Combination Company
The Post-Combination Company will enter into an indemnification agreement with each of the Post-Combination Company’s executive officers and directors providing for procedures for indemnification and advancements by the Post-Combination Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Post-Combination Company or, at the Post-Combination Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.
Following the consummation of the Business Combination, the Post-Combination Company intends to carry appropriate levels of insurance coverage for a global business operating in the hospitality industry, which the Post-Combination Company intends to be consistent with Sonder’s existing insurance coverage.
Listing of Securities
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GMII,” “GMIIU” and “GMIIW,” respectively. We intend to apply to continue the listing of its Company’s Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.
Restrictions on Resales
Certain stockholders of the Post-Combination Company will be subject to transfer restrictions pursuant to the Amended and Restated Bylaws or contractual market standoff agreements entered into with such Company stockholders as described below. Company securityholders who become affiliates of the Post-Combination Company for purposes of Rule 144 under the Securities Act would be subject to additional resale restrictions of Rule 144.
Certain Securities held by Initial Stockholders
Our Initial Stockholders entered into a letter agreement and the Registration Rights Agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company IPO, which (i) in the case of the Class F Stock (which will be reclassified to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) is 180 days after the consummation of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the consummation of the Business Combination. See the section titled “
The Merger Agreement and Related Agreements—Related Agreements—Registration Rights Agreement
” for more information.
Shares of Common Stock Received by Sonder Stockholders in Connection with the Business Combination
Under the Amended and Restated Bylaws, all Sonder Stockholders who will receive shares of Common Stock in connection with the Business Combination as well as directors, officers and employees of Sonder who will receive shares of Common Stock upon the settlement or exercise of restricted stock units, options or other equity awards outstanding immediately following the closing of the Business Combination will be bound by certain restrictions on their ability to transfer such shares of Common Stock for a period of 180 days after the closing of the Business Combination; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then on the next trading day following achievement of each such price, one-third
of the shares of Common Stock owned by the Sonder Stockholder so bound will no longer be subject to such transfer restrictions (not to occur earlier than 90 days following the consummation of the Business Combination). The shares of Common Stock (following the reclassification of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) acquired in the PIPE Investment (the “
PIPE Shares
”) or received by Sonder Stockholders in respect of shares of Sonder Common Stock issued upon the conversion of convertible note securities of Sonder (the “
Conversion Shares
”) are excluded from the transfer restrictions in the Amended and Restated Bylaws.
Following the expiration of the transfer restrictions, the shares of Common Stock received by Sonder Stockholders in the Business Combination are expected to be freely tradable, except that shares of Common Stock received in the Business Combination by persons who become affiliates of the Post-Combination Company for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of the Post-Combination Company generally include individuals or entities that control, are controlled by or are under common control with, the Post-Combination Company and may include the directors and executive officers of the Post-Combination Company as well as its principal stockholders.
Primary
Lock-Up
Agreements
Sonder Supporting Stockholders will enter into separate letters with Sonder (the “
Primary
Lock-Up
Agreements
”), pursuant to which such Sonder Supporting Stockholders will agree to be bound by restrictions on their ability to transfer such shares of Common Stock for a period of 180 days after the closing of the Business Combination; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then following achievement of each such price, one-third
of the shares of Common Stock owned by the Sonder Stockholder will no longer be subject to such transfer restrictions in the Primary
Lock-Up
Agreements (not to occur earlier than 90 days following the consummation of the Business Combination). For additional information, see the section titled “
The Merger Agreement and Related Agreements—Primary
Lock-Up
Agreements
.”
Sonder Noteholders with respect to Conversion Shares
Sonder Stockholders who will receive Conversion Shares (the “S onder Noteholders
”) will enter into separate letters with Sonder (the “
Conversion Share
Lock-Up
Agreements
”), pursuant to which such Sonder Noteholders will agree to be bound by restrictions on the transfer of their Conversion Shares until the earlier of (i) 180 days after the consummation of the Business Combination or (ii) the date that the resale registration statement on Form
S-1
registering the PIPE Shares is declared effective by the SEC. Such Conversion Shares are excluded from the transfer restrictions in the Amended and Restated Bylaws, and such Conversion Shares are expected to be freely tradable, except as restricted by the Conversion Share
Lock-Up
Agreements or resold by Sonder Noteholders who become affiliates of the Post-Combination Company for purposes of Rule 144 under the Securities Act in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. For additional information, see the section titled “
The Merger Agreement and Related Agreements—Conversion Share
Lock-Up
Agreements
.”
PIPE Investors with respect to PIPE Shares
The Subscription Agreements provide that the Company is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Common Stock (following the reclassification of Class A Stock into Common

Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued to any PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies the Company that it will “review” such registration statement and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
The following table summarizes the market standoff restrictions of certain Post-Combination Company Stockholders and shares held.

Stakeholder	Market Standoff Restrictions	Shares subject to Market Standoff Restrictions	Market Standoff Period 1
Initial Stockholders (the Sponsor and Randall Bort, Michael Cramer and Joseph Gatto, the Company’s independent directors)	Registration Rights Agreement	Shares of Class F Stock acquired in the Company IPO	180 days after the consummation of the Business Combination, but a portion of shares held may be earlier released upon the achievement of trading prices as described in this section.

		Private Placement Warrants and Class A Stock underlying the Private Placement Warrants	30 days after the consummation of the Business Combination

Public Company Stockholders (excluding Initial Stockholders)	None	None	None

Sonder Stockholders	Amended and Restated Bylaws of the Post-Combination Company	Company Common Stock received in connection with the Business Combination	180 days after the consummation of the Business Combination, but a portion of shares held may be earlier released upon the achievement of trading prices as described in this section.

Supporting Sonder Stockholders (certain Sonder Stockholders who are a party to a Voting and Support Agreement)	Primary Lock-Up Agreement Amended and Restated Bylaws of the Post-Combination Company	Company Common Stock received in connection with the Business Combination	180 days after the consummation of the Business Combination, but a portion of shares held may be earlier released upon the achievement of trading prices as described in this section.

Stakeholder	Market Standoff Restrictions	Shares subject to Market Standoff Restrictions	Market Standoff Period 1

Sonder Noteholders with respect to Conversion Shares	Conversion Share Lock-Up Agreement	Company Common Stock received in connection with the Business Combination	Earlier of 180 days or the effectiveness of the shelf registration statement registering the resale of the PIPE Shares

PIPE Investors with respect to PIPE Shares
The PIPE Shares are restricted securities. The Company is required to file a shelf registration statement covering the resale of the PIPE Shares within 30 days after the consummation of the Business Combination.

(1)	Company securityholders who become affiliates of the Post-Combination Company for purposes of Rule 144 under the Securities Act would be subject to additional resale restrictions of Rule 144.
Comparison of Stockholder Rights
There are certain differences in the rights of Company stockholders and Sonder Stockholders prior to the Business Combination and after the Business Combination. Please see the section titled “
Comparison of Stockholder Rights.
”
Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “
Notification and Report Form
”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms.
The Company and Sonder filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on May 13, 2021. The
30-day
waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on June 14, 2021.
At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Sonder is aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Certain Tax Consequences of the Business Combination Relating to the Exercise of Redemption Rights
As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution in an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our

Class A Stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants). Please see the section titled “
Material U.S. Federal Income Tax Considerations of the Business Combination—Material U.S. Federal Income Tax Considerations for Holders of Class
 A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Sonder in future reports of the Post-Combination Company.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.
Pursuant to Section 262 of the DGCL, the Sonder Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Sonder Stock, as determined by the Court of Chancery, if the Mergers are completed. The “fair value” of your shares of Sonder Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. The Sonder Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Sonder by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Sonder or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. This proxy statement/prospectus/consent solicitation statement does not constitute such a notice, and such notice will be provided at a later time. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, the Sonder Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to the Sonder Stockholders, see the section titled “
Appraisal Rights
” beginning on page [●] of this proxy statement/prospectus/consent solicitation statement, which is qualified by the copy of Section 262 of the DGCL attached as
Annex L
to this proxy statement/prospectus/consent solicitation statement.
Litigation Related to the Business Combination
The Company and the members of its Board of Directors have been named as defendants in a putative stockholder action filed in the Supreme Court of the State of New York, County of New York, captioned
Rylan Harvey v. Gores Metropoulos II, Inc., et al.
, Index No. 654693/2021, in connection with the Business Combination. The complaint generally alleges breach of fiduciary duty and aiding and abetting claims relating to, among other things, alleged misstatements and omissions in this proxy statement/prospectus/consent solicitation statement filed by the Company with the SEC on July 7, 2021 in connection with the Business Combination. The complaint seeks, among other things, injunctive relief and an award of attorneys’ fees. The Company believes these claims are without merit, and intends to vigorously defend against them.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE BUSINESS COMBINATION
Material U.S. Federal Income Tax Considerations for Holders of Class A Stock
The following is a discussion of material U.S. federal income tax considerations for holders of our shares of Class A Stock that elect to have their Class A Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	banks and financial institutions;

•	insurance companies;

•	brokers and dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Stock;

•	regulated investment companies and real estate investment trusts;

•	governmental organizations and qualified foreign pension funds;

•	persons holding Class A Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors in such entities);

•	certain former citizens or long-term residents of the United States;

•	controlled foreign corporations and passive foreign investment companies;

•	any holder of Founder Shares; and

•	tax-exempt entities.
If a partnership for U.S. federal income tax purposes holds shares of Class A Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partners in partnerships holding shares of Class A Stock should consult their tax advisors.
This discussion is based on the U.S. Tax Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus/consent solicitation statement may affect the tax consequences described herein. No assurance can be given that the U.S. Internal Revenue Service (the “
IRS
”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or
non-U.S.
jurisdiction.
Mergers
The Company and the holders of our Class A Stock are not expected to have any U.S. federal income tax consequences as a result of the Mergers that effect the Business Combination.

Redemption of Class A Stock
In the event that a holder’s shares of Class A Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus/consent solicitation statement under the section titled “
Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Redemption Rights,
” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Class A Stock under Section 302 of the U.S. Tax Code. If the redemption qualifies as a sale of shares of Class A Stock, a U.S. holder (as defined below) will be treated as described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
,” and a
Non-U.S.
holder (as defined below) will be treated as described under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
.” If the redemption does not qualify as a sale of shares of Class A Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Distribution
,” and the tax consequences to a
Non-U.S.
holder described below under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
.”
Whether a redemption of shares of Class A Stock qualifies for sale treatment will depend largely on the total number of shares of our Class A Stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our Class A Stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Stock generally will be treated as a sale of Class A Stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our Class A Stock actually owned by the holder, but also shares of our Class A Stock that are constructively owned by it under certain attribution rules set forth in the U.S. Tax Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our Class A Stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Stock and the stock to be issued pursuant to the Business Combination). Prior to the Business Combination, the Class A Stock might not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable.
There will be a complete termination of a holder’s interest if either (i) all of the shares of our Class A Stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our Class A Stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.
The redemption of Class A Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Class A Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Distribution
,” and the tax effects to such
Non-U.S.
holder will be as described below under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution.
” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
A holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “
U.S. holder
.” A U.S. holder is a beneficial owner of our shares of Class A Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the U.S. Tax Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution
. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section titled “
Redemption of Class
 A Stock
,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section titled “
U.S. Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock.
”
Dividends we pay to a U.S. holder that is a taxable corporation (i) generally will be eligible for the dividends received deduction if the requisite holding period requirements are satisfied and (ii) generally may be subject to the “extraordinary dividend” provisions of the U.S. Tax Code (which could cause a reduction in the tax basis of such U.S. holder’s shares and cause such U.S. holder to recognize capital gain). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of Class
 A Stock
. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale, as discussed above under the section titled “
Redemption of Class
 A Stock
,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Class A Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder of Class A Stock from satisfying the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate
U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Stock (shares of Class A Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S.
Holders
This section applies to you if you are a “
Non-U.S.
holder
.” A
Non-U.S.
holder is a beneficial owner of our Class A Stock who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;
but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.
Taxation of Redemption Treated as a Distribution
. If our redemption of a
Non-U.S.
holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section titled “
Redemption of Class
 A Stock,
” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with such
Non-U.S.
holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or W-
8BEN-E).
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the
Non-U.S.
holder’s adjusted tax basis in the Class A Stock redeemed. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section titled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock.
”
The withholding tax described above does not apply to dividends paid to a
Non-U.S.
holder who provides an IRS Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A
Non-U.S.
holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Taxation of Redemption Treated as a Sale of Class
 A Stock
. If our redemption of a
Non-U.S.
holder’s shares of Class A Stock is treated as a sale, as discussed above under the section titled “
Redemption of Class
 A
Stock
,”

subject to the discussions of FATCA (as defined below) and backup withholding below, a
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S.
holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S.
holder); or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the
Non-U.S.
holder held our Class A Stock, and, in the case where shares of our Class A Stock are regularly traded on an established securities market, the
Non-U.S.
holder has owned, directly or constructively, more than 5% of our Class A Stock at any time within the shorter of the five-year period preceding the redemption or such
Non-U.S.
holder’s holding period for the shares of our Class A Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. In the event the
Non-U.S.
holder is a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate).
If the second bullet point above applies to a
Non-U.S.
holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless our Class A Stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that our Class A Stock will be treated as regularly traded on an established securities market. However, we believe that we are not and have not been at any time since our formation a United States real property holding company and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Because it may not be certain at the time a
Non-U.S.
holder is redeemed whether such
Non-U.S.
holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a
Non-U.S.
holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a
Non-U.S.
holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a
Non-U.S.
holder in redemption of such
Non-U.S.
holder’s Class A Stock, unless (i) the applicable withholding agent has established special procedures allowing
Non-U.S.
holders to certify that they are exempt from such withholding tax and (ii) such
Non-U.S.
holders are able to certify that they meet the requirements of such exemption (e.g., because such
Non-U.S.
holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a
Non-U.S.
holder, such
Non-U.S.
holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
FATCA Withholding Taxes
. Sections 1471 to 1474 of the U.S. Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “
FATCA
”) impose a 30% withholding tax on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Non-U.S.
holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A Stock.
Information Reporting and Backup Withholding
Generally, information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of Class A Stock.
Backup withholding of tax (currently at a rate of 24%) may apply to cash payments to which a U.S. holder is entitled to in connection with our redemption of shares of Class A Stock, unless the U.S. holder (i) is exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to cash payments to which a
Non-U.S.
holder is entitled in connection with our redemption of shares of Class A Stock, unless the
Non-U.S.
holder submits an IRS Form
W-8BEN
(or other applicable IRS Form
W-8),
signed under penalties of perjury, attesting to such
Non-U.S.
holder’s status as
non-U.S.
person.
The amount of any backup withholding from a payment to a U.S. holder or
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Material U.S. Federal Income Tax Considerations for Holders of Sonder Stock
The following discussion sets forth the material U.S. federal income tax consequences of the Mergers to U.S. holders (as defined below) of Sonder Stock.
The summary is based on current provisions of the U.S. Tax Code, applicable Treasury regulations issued thereunder, judicial authority and IRS administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect, or a different interpretation. Any such change or different interpretation could alter the tax consequences to the holders of Sonder Stock, as described herein. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of Sonder Stock.
The discussion applies only to U.S. holders of Sonder Stock that hold the Sonder Stock as capital assets within the meaning of Section 1221 of the U.S. Tax Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. holders of Sonder Stock that are subject to special tax rules that apply to certain types of investors, such as:

•	insurance companies;

•	tax-exempt entities or organizations (including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the U.S. Tax Code);

•	banks, broker-dealers, financial institutions;

•	traders in securities that elect to mark to market;

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•
holders who hold the Sonder Stock or our Public Shares as part of a hedge, straddle, constructive sale or conversion transaction (or who may have acquired the Sonder Stock or our Public Shares in a transaction subject to the gain rollover provisions of Section 1045 of the U.S. Tax Code) or as “qualified small business stock”;

•	holders who are subject to the alternative minimum tax or the Medicare tax on net investment income provisions of the U.S. Tax Code;

•	holders whose functional currency is not the U.S. dollar; or

•
holders who acquired the Sonder Stock pursuant to the exercise of employee incentive stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

Further, the following discussion assumes that the entire merger consideration is being received in consideration for the Sonder Stock in the First Merger and not as compensation or for some other reason. Finally, the following discussion does not address (i) the tax consequences to holders of Sonder Canada Exchangeable Common Shares and Sonder Special Voting Stock, (ii) the tax consequences under U.S. federal estate and gift tax laws, or state, local or
non-U.S.
tax laws, (iii) the tax consequences of transactions occurring prior to, concurrently with or after the Mergers (whether or not such transactions are in connection with the Mergers) including, without limitation, the conversion of convertible notes into Sonder Stock, and the conversion or exercise of warrants, options or rights to purchase Sonder Stock in anticipation of or in connection with the Mergers, (iv) the tax consequences to holders of notes, convertible notes, options or warrants, convertible equity securities, or other rights to acquire an equity interest in Sonder, (v) the tax consequences regarding any compensatory payments made to the holders of Sonder Stock in connection with the Mergers, (vi) the tax consequences that may be relevant to the holders of Sonder Stock that receive Common Stock that is subject to vesting restrictions, or (vii) the tax consequences with respect to holders of Sonder Stock who exercise appraisal or dissenter rights.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Sonder Stock who is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•
A trust (i) the substantial decisions of which are controlled by one or more United States Persons (within the meaning of the U.S. Tax Code) and which is subject to the primary supervision of a United States court, or (ii) that has validly elected under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	An estate that is subject to U.S. federal income tax on its income regardless of source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Sonder Stock, the U.S. federal income tax consequences of the Mergers to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner (or owner of such entity) and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Sonder Stock, and any partners in such partnership, are urged to consult their tax advisors with respect to the tax consequences of the Mergers in their specific circumstances.
The tax consequences of the Mergers will depend on your specific situation. You should consult with your tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

The following discussion does not apply to holders of Sonder Stock that are not U.S. holders.
Holders of Sonder Stock that are not U.S. holders will need to consult with their own tax advisors regarding the U.S. federal income tax consequences of the Mergers.
Material U.S. Federal Income Tax Considerations of the Mergers to U.S. Holders of Sonder Stock
In general.
It is the opinion of Wilson Sonsini that the Mergers, taken together as an integrated transaction, should constitute a single “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code for U.S. federal income tax purposes. Sonder intends to obtain a legal opinion from Wilson Sonsini that the Mergers qualify as a reorganization. Each party agrees to report the Mergers consistent with such intent, unless otherwise required by a governmental authority as a result of a “determination” within the meaning of Section 1313(a) of the U.S. Tax Code. Neither Sonder nor the Company has requested a ruling from the IRS in connection with the Mergers or related transactions. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. The parties’ obligations to consummate the Mergers are not conditioned upon the receipt of a legal opinion, and even if a legal opinion as of the date of the Mergers were obtained by either party, such legal opinion is not binding on the IRS or any court. Furthermore, even if Sonder and the Company report the Mergers as qualifying as a “reorganization” under the provisions of Section 368(a) of the U.S. Tax Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by Sonder and the Company.
U.S. holders of Sonder Stock should consult with their tax advisors regarding the tax consequences of the Mergers and the requirements that must be satisfied in order for the Mergers to qualify as a “reorganization” under Section 368(a) of the U.S. Tax Code.
Pursuant to the Merger Agreement, the U.S. holders of Sonder Stock have the right to receive the Earn Out Shares following the consummation of the Business Combination. The Merger Agreement provides that any issuance of the Earn Out Shares shall be treated as an adjustment to the merger consideration by the parties thereto for tax purposes and not treated as “other property” within the meaning of Section 356 of the U.S. Tax Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the U.S. Tax Code. The tax treatment of the right to receive contingent merger consideration and the actual receipt of such contingent merger consideration is not entirely clear and the U.S. holders of Sonder Stock should consult with their tax advisors regarding the tax consequences with respect to the Earn Out Shares. The following discussion assumes that the Earn Out Shares will be treated as additional merger consideration and not taxable as “other property.”
Tax consequences if the Mergers qualify as a reorganization.
Provided that the Mergers qualify as a reorganization, the following U.S. federal income tax consequences will result to a U.S. holder of Sonder Stock in the Mergers:

•
No gain or loss will be recognized by a U.S. holder of Sonder Stock for U.S. federal income tax purposes on the exchange of its shares of Sonder Stock for Common Stock (including any Earn Out Shares) in the First Merger, except, in each case, with respect to cash received in lieu of fractional shares and imputed interest.

•
Other than with respect to Earn Out Shares treated as imputed interest (as described below), the aggregate tax basis of the Common Stock, including any Earn Out Shares, received in the First Merger by a U.S. holder of Sonder Stock will be equal to the aggregate tax basis of the Sonder Stock it exchanged in the First Merger, except that such U.S. holder’s aggregate tax basis in the Common Stock will be reduced by the tax basis allocable to any fractional share interest in the Common Stock for which cash was received.

•
Other than with respect to Earn Out Shares treated as imputed interest (as described below), the tax holding period of the Common Stock, including any Earn Out Shares, received in the First Merger by a U.S. holder of Sonder Stock, including any fractional interest for which such holder receives cash, will include the holding period of the Sonder Stock that it surrendered in exchange therefor in the First Merger.

A U.S. holder of Sonder Stock that receives cash instead of a fractional share of Common Stock generally will be treated as having received such fractional share in the First Merger and then as having sold such fractional share for cash. Such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Common Stock and the tax basis allocated to such fractional share of Common Stock.
The manner in which the U.S. holders of Sonder Stock calculate the tax basis of the Common Stock received in the First Merger prior to the receipt of the Earn Out Shares is not entirely clear. Such holders may be required to determine the tax basis of the Common Stock received in the First Merger on an interim basis determined as though the maximum number of Earn Out Shares were received by such holders in the First Merger, with subsequent adjustments depending upon whether the Earn Out Shares are received. A holder of Sonder Stock should consult with its tax advisors regarding the manner in which it calculates the tax basis of the Common Stock and the tax consequences of any subsequent tax basis adjustments.
In general, a portion of the Earn Out Shares received after the Mergers, if any, will be recharacterized, for U.S. federal income tax purposes as imputed interest, and each holder of Sonder Stock will be required to include such portion in income as ordinary income. Such U.S. holder’s tax basis resulting from any imputed interest on the Earn Out Shares will equal the amount of such imputed interest and will generally be allocated only to the Earn Out Shares received by such U.S. holder. Such U.S. holder will also generally have a split holding period in its Earn Out Shares received. Such U.S. holder’s holding period for a portion of each share of Earn Out Shares will include such U.S. holder’s holding period in the Sonder Stock surrendered in the Mergers and the remaining portion of the share will have a holding period that begins after the Earn Out Shares are received. Cash received in lieu of fractional Earn Out Shares generally will be treated as described above. U.S. holders of Sonder Stock should consult with their tax advisors regarding their basis and holding period in the Earn Out Shares.
Tax consequences if the Mergers fail to qualify as a reorganization.
If the Mergers fail to qualify as a reorganization, U.S. holders of Sonder Stock would be treated as if they sold their Sonder Stock in a fully taxable transaction. In that case, each U.S. holder of Sonder Stock would recognize gain or loss with respect to the disposition of each of its shares of Sonder Stock equal to the difference between (i) the U.S. holder’s basis in each such share of Sonder Stock and (ii) the fair market value of the Common Stock (plus any cash received in lieu of a fractional share of Common Stock, if any), including any Earn Out Shares, received in the First Merger, determined as of the date such stock is received. Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if the Sonder Stock has been held for more than one year as of the date of the First Merger. A U.S. holder’s aggregate tax basis in the Common Stock, including any Earn Out Shares, so received would equal its fair market value as of the date such stock is received, and a U.S. holder’s holding period for such Common Stock, including any Earn Out Shares, would begin the day after such stock is received. The Earn Out Shares (plus cash received in lieu of fractional Earn Out Shares, if any) should generally be eligible for installment sale reporting, and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above.
Information reporting and backup withholding.
U.S. holders of Sonder Stock that hold 1% or more (by vote or value) of the outstanding Sonder Stock will be required to attach a statement to their federal income tax returns that contains the information listed in

Treasury Regulation
Section 1.368-3(b).
Such statement must include the fair market value of Sonder Stock surrendered by the holder in the First Merger and the holder’s tax basis in such stock, in both cases determined immediately prior to the First Merger.
U.S. holders who are subject to information reporting and who do not provide (generally, on IRS Form
W-9)
appropriate information when requested may also be subject to backup withholding at a rate of 24%. Any amount withheld with respect to a holder of Sonder Stock under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS UNDER CURRENT LAW. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGERS TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND
NON-U.S.
INCOME AND OTHER TAX LAWS.

THE MERGER AGREEMENT AND RELATED AGREEMENTS
We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement/prospectus/consent solicitation statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus/consent solicitation statement. Please see the subsection titled “
The Merger Agreement
” below, for additional information and a summary of certain terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal because it is the primary legal document that governs the Business Combination.
We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.
The Merger Agreement
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “
Schedules
,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.
General Description of the Merger Agreement
On April 29, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Sonder, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company will acquire the Surviving Entity. After giving effect to the Business Combination, the Surviving Entity will continue as a subsidiary of the Company and the Sonder Stockholders will hold a portion of the Company’s Common Stock, and certain Sonder Stockholders will hold the Post-Combination Company Special Voting Common Stock.
Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately $2,176,603,000. In connection with the closing of the Business Combination contemplated by the Merger Agreement, the parties will undertake the following transactions: (i) the First Merger; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. As a result of the First Merger, Second Merger Sub will own 100% of the outstanding common stock of the Surviving Corporation and each share of common stock of the Surviving Corporation will be cancelled and converted into the right to receive a portion of the merger consideration. As a result of the Second Merger, the Company will own 100% of the outstanding interests in the Surviving Entity. As a result of the foregoing, after the closing of the Business Combination, the Company will own, directly or indirectly, all of the assets of the Surviving Entity and its subsidiaries. It is intended that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.
The Company has agreed to provide its stockholders with the opportunity to redeem shares of Class A Stock in conjunction with a stockholder vote on the Merger Agreement, including the Business Combination.

Consideration to Sonder Stockholders in the Business Combination
Pursuant to the Merger Agreement, the aggregate purchase price to be paid by the Company to acquire Sonder is expected to be approximately $2.177 billion. At the closing of the Business Combination, each Sonder Stockholder will receive a mix of shares of Common Stock or Post-Combination Company Special Voting Common Stock, as applicable, and cash consideration in lieu of fractional shares. Following the closing of the Business Combination, each Sonder Stockholder may receive additional shares of Common Stock as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement pursuant to the earn out.
Treatment of Sonder’s Equity Awards and Warrants
Sonder Stock Options
. As of the effective time of the First Merger, each Sonder Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Common Stock (pursuant to the Option Exchange Ratio as described below), at an adjusted exercise price per share (each such converted option, a “
Rollover Option
”). Each such Rollover Option will be subject to the same terms and conditions as were applicable to the corresponding Sonder Stock Option immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination. The number of shares of Common Stock subject to each Rollover Option will be determined by multiplying (i) the number of shares of Sonder Common Stock subject to the Sonder Stock Option by (ii) the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares. The per share exercise price for the Common Stock issuable upon exercise of such Rollover Option will be determined by dividing (i) the per share exercise price for the shares of Sonder Common Stock subject to the Sonder Stock Option, as in effect immediately prior to the effective time of the First Merger, by (ii) the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
Sonder Warrants.
As of the effective time of the First Merger, each Sonder Warrant that is not exercised and exchanged prior to the effective time of the First Merger will automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Common Stock at an adjusted exercise price per share (each such resulting warrant, an “
Assumed Warrant
”). Each Assumed Warrant will be subject to the same terms and conditions as were applicable to such corresponding Sonder Warrant immediately prior to the First Merger (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective as of the effective time of the First Merger, each such Assumed Warrant will be exercisable solely for shares of Common Stock. The number of shares of Common Stock subject to each Assumed Warrant will be determined by multiplying (i) the number of shares Sonder Common Stock subject to the Sonder Warrant by (ii) the Per Share Sonder Common Stock Consideration, and rounding the resulting number down to the nearest whole number of shares of Common Stock. The per share exercise price for the Common Stock issuable upon exercise of such Assumed Warrant will be determined by dividing (i) the per share exercise price for the shares of Sonder Common Stock subject to the Sonder Warrant, as in effect immediately prior to the effective time of the First Merger, by (ii) the Per Share Sonder Common Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Additionally, each holder of an Assumed Warrant will be entitled to Earn Out Shares pursuant to the terms of the Merger Agreement.
Earn Out
Under the Merger Agreement, the Sonder Stockholders and holders of Assumed Warrants, if any, will be entitled to receive Earn Out Shares if the daily volume weighted average price (based on such trading day) of one share of Common Stock exceeds certain thresholds for a period of at least 10 days out of 20 consecutive trading days, as adjusted, at any time during the 5 year period beginning on the 180th day following the closing of the Business Combination (the “
Common Share Price
”).

The Earn Out Shares will be issued by the Company to the foregoing Sonder equityholders as follows, in each case in accordance with their pro rata share and within ten business days after the occurrence of the applicable triggering event: (i) a one-time
issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $13.00; (ii) a one-time
issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $15.50; (iii) a one-time
issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $18.00; (iv) a one-time
issuance of 2,416,667 Earn Out Shares if the Common Share Price is greater than $20.50; (v) a one-time
issuance of 2,416,666 Earn Out Shares if the Common Share Price is greater than $23.00; and (vi) a one-time
issuance of 2,416,666 Earn Out Shares if the Common Share Price is greater than $25.50. If any of the Common Share Price thresholds described in the foregoing clauses “(i)” through “(vi)” are not achieved within the five-year period beginning on the 180th day following the closing of the Business Combination, the Company will not be required to issue the Earn Out Shares in respect of such Common Share Price threshold. The Sonder Stockholders and holders of Assumed Warrants will be entitled to Earn Out Shares in the event an acceleration event (as described in the Merger Agreement) occurs.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Sonder are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Consistent with the Merger Agreement, a “
Material Adverse Effect
” as used in the Merger Agreement means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of Sonder and its subsidiaries, taken as a whole;
provided, however
, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses “(a),” “(b),” “(d)” and “(f),” in each case, to the extent that such change has a disproportionate impact on Sonder and its subsidiaries, taken as a whole, as compared to other industry participants): (a) any change or development in applicable laws or GAAP or any official interpretation thereof, in each case, following the date of the Merger Agreement; (b) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (c) the announcement or the execution of the Merger Agreement or the pendency or consummation of the Mergers (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (d) any change generally affecting any of the industries or markets in which Sonder or its subsidiaries operate or the economy as a whole; (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made
disaster, pandemic, epidemic or disease outbreak (including
COVID-19),
act of God or other force majeure event; (f) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, Sonder operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (g) any failure of Sonder and its subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (h) compliance by Sonder with certain interim operating covenants set forth in the Merger Agreement or (i) any matter set forth in the disclosure schedules to the Merger Agreement with respect to absence of changes.

Closing of the Business Combination
The closing of the Business Combination is expected to take place electronically through the exchange of documents via
e-mail
or facsimile on the date that is three business days after the date on which all of the conditions described below under the subsection “
—Conditions to Closing of the Business Combination
” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Business Combination) or at such other time, date and location as the Company and Sonder may mutually agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Sonder and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•
the applicable waiting period(s) under the HSR Act (and any extensions thereof, including any agreement with a governmental authority to delay consummation of the Business Combination) in respect of the Business Combination shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal shall have been obtained;

•	the approval by the Sonder Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•	the Canadian Approvals shall have been delivered;

•
the Common Stock to be issued in connection with the Business Combination (including the Common Stock to be issued pursuant to the earn out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
the registration statement, of which this proxy statement/prospectus/consent solicitation statement is a part, shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus/consent solicitation statement is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Sonder’s Obligations
The obligation of Sonder to consummate and effect the Mergers is subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Sonder:

•
(i) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,”

“material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, including the Mergers, and (ii) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing of the Business Combination shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by the chief executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Amended and Restated Certificate of Incorporation; and

•
the Company shall have Closing Cash equal to or exceeding $500,000,000. “
Closing Cash
” as used in herein means the amount equal to: (i) the funds contained in the Trust Account as of the effective time of the First Merger;
plus
(ii) all other cash and cash equivalents of the Company;
plus
(iii) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment;
minus
(iv) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations
The obligations of the Company to consummate and effect the Mergers are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•
(i) certain representations and warranties of Sonder with respect to due incorporation and the representations and warranties of Sonder with respect to due authorization, capitalization, brokers’ fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), (ii) the representations and warranties of Sonder with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (iii) all other representations and warranties of Sonder shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Sonder to be performed or complied with as of or prior to the closing of the Business Combination shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Sonder certifying that the conditions in the two preceding bullets have been satisfied.
Representations and Warranties
Under the Merger Agreement, Sonder made customary representations and warranties about it and its subsidiaries relating to:

•	corporate organization;

•	subsidiaries;

•	due authorization;

•	no conflict;

•	government authorities and consents;

•	capitalization;

•	financial statements;

•	undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	intellectual property;

•	data privacy;

•	contracts;

•	benefit plans;

•	labor matters;

•	taxes;

•	brokers’ fees;

•	insurance;

•	real property and tangible property;

•	environmental matters;

•	absence of changes;

•	significant online travel agencies and suppliers;

•	affiliate agreements;

•	internal controls;

•	permits; and

•	accuracy of Sonder’s information provided in this proxy statement/prospectus/consent solicitation statement.
Under the Merger Agreement, the Company, First Merger Sub and Second Merger Sub made customary representations and warranties relating to:

•	corporate organization;

•	due authorization;

•	no conflict;

•	litigation and proceedings;

•	compliance with laws;

•	benefit plans;

•	government authorities and consents;

•	the Trust Account;

•	taxes;

•	brokers’ fees;

•	SEC reports,

•	financial statements and the Sarbanes-Oxley Act;

•	business activities and absence of changes;

•	accuracy of the Company’s information provided in this proxy statement/prospectus/consent solicitation statement;

•	capitalization;

•	Nasdaq stock market listing;

•	contracts;

•	compliance with the Investment Company Act of 1940 and the JOBS Act;

•	affiliate agreements;

•	the Company’s stockholders; and

•	the PIPE Investment and Subscription Agreements.
Covenants of the Parties
Conduct of Businesses Prior to the Consummation
of the Business Combination
. Sonder has agreed that, except as disclosed on the Schedules, contemplated by the Merger Agreement, consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed) or required by law (including any laws, orders, actions, directives, guidelines or recommendations by any governmental authority related to
COVID-19
(“
COVID-19
Measures
”) or any social or civil unrest (“
Social Unrest Measures
”)), prior to the closing of the Business Combination, it will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of Sonder and its subsidiaries, and maintain the existing relations and goodwill of Sonder and its subsidiaries with developers, landlords, customers, suppliers, online travel agencies, joint venture partners, distributors and creditors of Sonder and its subsidiaries; (iii) keep available the services of their present officers and other key employees; and (iv) maintain all insurance policies of Sonder and its subsidiaries or substitutes therefor. To the extent that Sonder has taken any
COVID-19
Measures, Sonder will use commercially reasonable efforts to take reasonable precautions to mitigate the risk of
COVID-19
exposure to employees, business partners, customers, and other invitees onto Sonder-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor, and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on the Schedules, as expressly contemplated by the Merger Agreement or as consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed), or as may be required by law,
COVID-19
Measures or Social Unrest Measures, Sonder will not, and Sonder will cause its subsidiaries not to, prior to the closing of the Business Combination:

•	change or amend the certificate of incorporation, bylaws or other organizational documents of Sonder or any of its subsidiaries;

•
(a) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of Sonder in their capacities as stockholders; (b) other than pursuant to the Sonder Certificate of Incorporation (as may be amended in accordance with the Merger Agreement) effect any recapitalization, reclassification, split or other change in its capitalization; (c) except for (i) the issuance of Sonder Stock Options in the ordinary course of business and consistent with past practice, (i) in connection with an exchange of Sonder Canada Exchangeable Common Shares and Sonder Canada Exchangeable Preferred Shares, (iii) in connection with the conversion of Sonder Preferred Stock or Sonder Special Voting Preferred Stock or (iv) in connection with the exercise of any Sonder Warrant or Sonder Stock Option, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (d) except in connection with an exchange of Sonder Canada Exchangeable Common Shares and Sonder Canada Exchangeable Preferred Shares or a redemption of Sonder Special Voting Common Stock that is required by the terms of the Sonder Certificate of Incorporation, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (i) the acquisition by Sonder or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Sonder or its subsidiaries in connection with the forfeiture or cancellation of such equity interests; (ii) transactions between Sonder and any of its wholly-owned subsidiaries or between wholly-owned subsidiaries of Sonder; and (iii) purchases or redemptions pursuant to exercises of Sonder Stock Options issued and outstanding as of the date of the Merger Agreement or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards as of the date of the Merger Agreement;

•
enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any material contract of Sonder (or any contract, that if existing on the date of the Merger Agreement, would have been deemed to be a material contract of Sonder) to which Sonder or its subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

•
sell, transfer, lease, license, sublicense, pledge or otherwise encumber or subject to any lien (other than certain permitted liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Sonder and its subsidiaries, taken as a whole (including certain specified intellectual property or software of Sonder), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

•
other than in the ordinary course of business consistent with past practice and except as otherwise required pursuant to the employee benefit plans of Sonder in effect on the date of the Merger Agreement or applicable law: (a) increase any compensation or benefits (including severance) of, or grant or provide any change in control, retention, severance, termination payment, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of Sonder or its subsidiaries with an annual base salary, wages or fees in excess of $250,000 (collectively, the “
Key Employees
”) (other than promotion based base compensation increases in the ordinary course of business consistent with past practice); (b) adopt, enter into, materially amend or terminate any employee benefit plan of Sonder or agreement, arrangement, policy or plan which would be an employee benefit plan of Sonder if in effect on the date of the Merger Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Sonder or its subsidiaries is a party or by which it is bound; (c) hire or terminate (other than for cause in accordance with applicable laws) any Key Employee; (d) accelerate the vesting, payment or funding of any compensation or benefit to any Key Employee under any employee benefit plan of Sonder; (e) grant any equity or equity-based compensation awards to any Key Employee; or (f) grant any bonuses or cash incentive compensation to any Key Employee;

•
fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sonder or its subsidiaries (other than the Business Combination);

•
make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Sonder’s annual capital expenditure budget for periods following the date of the Merger Agreement, made available to the Company;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, employees, directors, agents or consultants, but excluding any of Sonder’s subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, other than advances to employees or officers of Sonder or its subsidiaries in the ordinary course of business consistent with past practice;

•
(a) make, rescind or change any material tax election in a manner inconsistent with past practice; (b) settle or compromise any material tax claim; (c) adopt, change or make a request to change any tax accounting method or period, (d) file any material amendment to a tax return; (e) enter into any closing agreement with a governmental authority with respect to a material amount of taxes, (f) surrender any right to claim a material refund of taxes, (g) settle or compromise any examination, audit or other action with a governmental authority relating to any material taxes or (h) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes;

•
enter into any agreement that restricts the ability of Sonder or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of Sonder or its subsidiaries to enter a new line of business;

•	acquire any fee interest in real property;

•	enter into, renew or amend in any material respect any affiliate agreement of Sonder;

•
waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $1,000,000 in the aggregate;

•
issue or sell any debt securities or rights to acquire any debt securities of Sonder or any of its subsidiaries or guarantee any debt securities of another person or entity, or (b) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of $1,000,000 in the aggregate other than with respect to utilization of commitments under Sonder’s existing credit agreements;

•	enter into any material new line of business outside of the business currently conducted by Sonder and its subsidiaries as of the date of the Merger Agreement;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Sonder or its subsidiaries under the federal Worker Adjustment and Retraining Notification Act and any similar statement, provincial or local “mass layoff” or “plant closing” law (“
WARN
”), including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six months; or

•	enter into any agreement to do any action prohibited under the foregoing.
The Company has agreed to a more limited set of restrictions on its business prior to the effective time of the First Merger. Specifically, the Company has agreed that prior to the closing of the Business Combination, except as expressly contemplated or permitted by the Merger Agreement or as required by law,
COVID-19
Measures or Social Unrest Measures and subject to certain specified exceptions, it will not, without the written consent of Sonder (which may not be unreasonably withheld, conditioned or delayed):

•
change, modify or amend the trust agreement (or any other agreement related to the Trust Account), the Company’s organizational documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other subsidiary;

•
(a) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, (b) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (c), other than the redemption of any shares of Class A Stock or as otherwise required by the Company’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company; or (d) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•
enter into, renew, amend or waive or release any material rights, claims or benefits under any Company affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a Company affiliate agreement), including those certain letter agreements, dated as of December 15, 2020, entered into between the Company and each of Messrs. Gores, Metropoulos, Bort, Cramer, Gatto and McBride;

•
enter into, or amend or modify any term of (in a manner adverse to the Company or any of its subsidiaries (including, following the effective time of the First Merger, Sonder and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Company material contract (or any contract, that if existing on the date of the Merger Agreement, would have been deemed a Company material contract), any employee benefit plan of the Company (or plan that would be an employee benefit plan of the Company if in effect on the date of the Merger Agreement) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its subsidiaries is a party or by which it is bound;

•	waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

•
(a) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Company Warrants outstanding on the date of the Merger Agreement in accordance with the terms thereof or (ii) the Business Combination or (b) amend, modify or waive any of the terms or rights set forth in, any Company Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•
(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiaries (other than the Business Combination);

•
other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•
make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its subsidiaries and their assets and properties;

•
(a) make, rescind or change any material tax election in a manner inconsistent with past practice; (b) settle or compromise any material tax claim; (c) adopt, change or make a request to change any tax accounting method or period; (d) file any material amended tax return; (e) enter into any “closing agreement” as described in Section 7121 of the U.S. Tax Code, as amended (or any similar provision of tax law), with any governmental authority with respect to a material amount of taxes; (f) surrender any right to claim a material refund of taxes; (g) settle or compromise any examination, audit or other action with any governmental authority relating to any material taxes; or (h) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes;

•	create any material liens (other than permitted liens) on any material property or assets of the Company, First Merger Sub or Second Merger Sub;

•	engage in any material new line of business; or

•	enter into any agreement to do any action prohibited under the foregoing.
HSR Act and Regulatory Approvals
. As promptly as practicable after the date of the Merger Agreement, the Company and Sonder agreed to prepare and file the notification required of it under the HSR Act within 10 business days after the date of the Merger Agreement in connection with the Business Combination and shall promptly and in good faith respond to all information requested of it by the FTC, U.S. Department of Justice, or any other governmental authority in connection with such notification and otherwise cooperate in good faith with each other and such governmental authorities. The Company and Sonder will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. The Company and Sonder will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their affiliates and their respective agents, representatives and advisors, on the one hand, and any governmental authority, on the other hand, with respect to the Merger Agreement or the Business Combination. Without limiting the foregoing, the Company and Sonder will:

•	promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other governmental authority regarding the Business Combination;

•	permit each other to review in advance any proposed substantive written communication to any such governmental authority and incorporate reasonable comments thereto;

•	give the other prompt written notice of the commencement of any action with respect to such transactions;

•
not agree to participate in any substantive meeting or discussion with any such governmental authority in respect of any filing, investigation or inquiry concerning the Merger Agreement or the Business Combination unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend;

•	keep each other reasonably informed as to the status of any such action; and

•
promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their affiliates and their respective agents, representatives and advisors, on one hand, and any such governmental authority, on the other hand, in each case, with respect to the Merger Agreement and the Business Combination. Each of the Company and Sonder may, as they deem necessary, designate any sensitive materials to be exchanged in connection with the provision of the Merger Agreement summarized under this heading “—
HSR Act and Regulatory Approvals
” (the “
regulatory approvals provision
”) as “outside-counsel only.” Any such materials, as well as the information contained therein, will be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. The Company and Sonder will each pay 50% of any filing fees required by governmental authorities, including filing fees in connection with filings under the HSR Act. The Company, First Merger Sub and Second Merger Sub (and their respective affiliates, if applicable) will not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any governmental authority, or the expiration or termination of any waiting period under the HSR Act or other antitrust laws, including by acquiring or offering to acquire any other person or entity, or the assets of, or equity in, any other person or entity. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Business Combination pursuant to the HSR Act and any other antitrust laws applicable to the Business Combination, each of the Company, First Merger Sub and Second Merger Sub will: (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Sonder and (2) any other restrictions on the activities of Sonder; provided that the Company, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) will not be required to take (and Sonder will not take, without the prior written consent of the Company) any action, individually or in the aggregate, under the regulatory approvals provision if such action would result in a material adverse effect on Sonder (and for the avoidance of doubt, none of the foregoing actions contemplated by the regulatory approvals provision will be taken by the Company or its affiliates without the prior written consent of Sonder); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Business Combination.

Proxy Solicitation.
The Company is required to use reasonable best efforts to, as promptly as practicable, (a) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (b) cause this proxy statement/prospectus/consent solicitation statement to be disseminated to the Company’s stockholders in compliance with applicable law, including the DGCL, and (c) solicit proxies from the holders of the Common Stock to vote in accordance with the recommendation of the Board with respect to each of the proposals contained in this proxy statement/prospectus/consent solicitation statement. The Company is required to, through its Board, recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus/consent solicitation statement (the “
Company Board Recommendation
”) and is obligated to include the Company Board Recommendation in this proxy statement/prospectus/consent solicitation statement, unless the Board has changed the recommendation in accordance with the terms of the Merger Agreement. The Board is not permitted to (and no committee or subgroup thereof is permitted to), change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (a “
Company Change in Recommendation
”). Notwithstanding anything in the provisions of the Merger Agreement described under this heading “
—Proxy Solicitation
” to the contrary, if, at any time prior to obtaining the approval of the Company stockholders of the proposals contained in this proxy statement/prospectus/consent solicitation statement, the Board determines in good faith, after consultation with its outside legal counsel, that in response to an event, fact, development, circumstance or occurrence (but specifically excluding any Company Acquisition Proposal (as defined below) and any changes in capital markets or any declines or improvements in financial markets or the timing of any approval or clearance of any governmental authority required for the consummation of the Mergers) that materially and negatively affects the business, assets, operations or prospects of Sonder and its subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Board as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Board as of the date hereof), and that becomes known to the Board after the date of the Merger Agreement, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, the Board may, prior to obtaining the approval of the Company Stockholders, make a Company Change in Recommendation, subject to certain procedural requirements; provided that the Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by Sonder, the Company will, and will use its reasonable best efforts to cause its representatives to, engage in good faith negotiations with Sonder and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Company Change in Recommendation. Notwithstanding the foregoing, if on a date for which the Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Class A Stock and Class F Stock to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus/consent solicitation statement, whether or not a quorum is present, the Company will have the right to make one or more successive postponements or adjournments of the Special Meeting (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting will not be held later than three business days prior to October 28, 2021 (the “
Termination Date
”)); provided, however, that the Company will not postpone or adjourn the Special Meeting more than three times.
Consent Solicitation; Sonder Stockholder Consent.
Sonder is required to solicit the Sonder Requisite Approval via a written consent of the Sonder Stockholders in accordance with applicable law (including the DGCL) (the “
Stockholder Written Consent
”) on the date the registration statement, which contains this proxy statement/prospectus/consent solicitation statement, is declared effective under the Securities Act and is required to deliver the Stockholder Written Consent reflecting the Sonder Requisite Approval no later than two business days of this proxy statement/prospectus/consent solicitation statement being disseminated by Sonder to its stockholders. In connection therewith, Sonder is required to as promptly as practicable (a) establish the record date for determining the Sonder Stockholders entitled to provide such Stockholder Written Consent, (b) cause this proxy statement/prospectus/consent solicitation statement and Stockholder Written Consent to be disseminated to the Sonder Stockholders in compliance with applicable law, including the DGCL, and (c) solicit execution of the Stockholder Written Consent from the Sonder Stockholders. Sonder is required to, through the Sonder Board, recommend to the Sonder Stockholders that they adopt the Merger Agreement and approve each of the matters requiring the Sonder Requisite Approval (the “
Sonder Board Recommendation
”) to the Sonder Stockholders and is required to include the Sonder Board Recommendation in this proxy statement/prospectus/consent solicitation statement. The Sonder Board is not permitted to (and no committee or subgroup thereof is permitted to) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Sonder Board Recommendation (a “
Sonder Change in Recommendation
”). Sonder is required to provide the Company with all executed copies of the Stockholder Written Consent it receives within one business day of receipt. Promptly following the receipt of such executed Stockholder Written Consent reflecting the Sonder Requisite Approval, Sonder will prepare and deliver to the Sonder Stockholders who have not executed the Stockholder Written Consent the notice required by Section 228(e) of the DGCL
No Solicitation.
Except as expressly permitted by the provisions of the Merger Agreement summarized under this heading “—
No Solicitation
” (the “
no solicitation provisions
”), from the date of the Merger Agreement to the effective time of the First Merger or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Sonder is required not to, and is required to cause its subsidiaries not to and is required to use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any proposal or offer from any person, entity or “group” (as defined in the Exchange Act) (other than the Company, First Merger Sub, Second Merger Sub or their respective affiliates or with respect to the Business Combination) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the consolidated revenues, income or assets of Sonder and its subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of Sonder and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Sonder Board), including through the acquisition of one or more subsidiaries of Sonder owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of Sonder, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 15% or more of the total voting power of the equity securities of Sonder, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sonder (or any subsidiary of Sonder) that constitutes 15% or more of the consolidated revenues, income or assets of Sonder and its subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of Sonder (a “
Sonder Acquisition Proposal
”);

•
engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Sonder Acquisition Proposal;

•
furnish any
non-public
information regarding Sonder or any of its subsidiaries or access to any of the properties, assets or employees of Sonder or any of its subsidiaries to any person or entity with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Sonder Acquisition Proposal or request for information;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Sonder Acquisition Proposal;

•
execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Sonder Acquisition Proposal;

•	submit any Sonder Acquisition Proposal to the Sonder Stockholders; or

•	resolve or agree to do any of the foregoing.
Sonder also agreed that immediately following the execution of the Merger Agreement it will, and will cause each of its subsidiaries to and will use its reasonable best efforts to cause its and their respective representatives to, (a) cease any solicitations, discussions or negotiations with any person or entity (other than the parties to the Merger Agreement and their respective representatives) conducted prior to the date of the Merger Agreement in connection with any Sonder Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Sonder Acquisition Proposal and (b) terminate access to any physical or electronic data room maintained by or on behalf of Sonder or any of its subsidiaries and within three business days of the execution of the Merger Agreement, instruct each person that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring Sonder to return or destroy all confidential information furnished to such person or entity by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement.
Company Exclusivity
. Through the closing of the First Merger or earlier valid termination of the Merger Agreement, the Company cannot take, nor may it permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Sonder, its stockholders and/or any of their respective affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “
Company Acquisition Proposal
”) other than with Sonder, its stockholders and their respective affiliates and representatives. The Company is required to, and is required to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal.
The Nasdaq Listing
. The Company will use its reasonable best efforts to cause the shares of Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq at the closing of the Business Combination. From the date of the Merger Agreement through the closing of the First Merger, the Company is required to use reasonable best efforts to ensure the Company remains listed as a public company on, and for shares of Common Stock to be listed on, Nasdaq.
Indemnification and D&O Insurance
. From and after the effective time of the First Merger, the Company agrees that it will indemnify and hold harmless each current or former director, manager or officer, as the case may be, of Sonder, the Company and their respective subsidiaries (each, together with such person’s heirs, executors or administrators, a “
D&O Indemnified Party
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the First Merger, whether asserted or claimed prior to, at or after the effective time of the First Merger, to the fullest extent that Sonder, the Company or their respective subsidiaries, as the case may be, would have been permitted under applicable law and their respective organizational documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, the Company agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with Sonder, the Company or their respective subsidiaries will survive the closing of the First Merger and will continue in full force and effect. For a period of six years after the closing of the First Merger, the Post-Combination Company is required to, and is required to cause the Surviving Entity and its subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Sonder, the Company and their respective subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Sonder, the Company and their respective subsidiaries, to the extent applicable, as in effect immediately prior to the closing of the First Merger or in any indemnification agreements of Sonder, the Company and their respective subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the closing of the First Merger, and the Company will not, and will cause the Surviving Entity and its subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by law; provided, however, that all rights to indemnification or advancement of expenses in respect of any actions pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim. From and after the closing of the First Merger, the Post-Combination Company is required to, and is required to cause the Surviving Entity and its subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in the provisions of the Merger Agreement summarized under this heading “—
Indemnification and D&O Insurance
” (the “
indemnification and D&O insurance provisions
”) without limit as to time.
Prior to the closing of the First Merger, Sonder may purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the effective time of the First Merger covering each such person or entity that is a director or officer of Sonder or one or more of its subsidiaries currently covered by a directors’ and officers’ liability insurance policy of Sonder or one or more of its subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the closing of the First Merger. The Company will, and will cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its subsidiaries, as applicable, and no other party will have any further obligation to purchase or pay for such insurance pursuant to the indemnification and D&O insurance provisions of the Merger Agreement. Alternatively, Sonder may purchase and provide for the annual renewal of a directors’ and officers’ liability insurance policy providing the aforementioned coverage (the “
Annual Policy Option
”), which policy may also provide coverage for the directors and officers of the Company and its subsidiaries following the closing of the Business Combination. In the event Sonder selects the Annual Policy Option and at any time between the closing of the Business Combination and the
6-year
anniversary of the closing date of the Business Combination, the Post-Combination Company for any reason, does not renew the annually renewing directors’ and officers’ liability insurance policies, then the Post-Combination Company will purchase a tail policy for this lapsing directors’ and officers’ liability insurance program, the duration of which will be no less than the number of years equal to the remaining time period between the
6-year
anniversary of the closing date of the Business Combination and the number of years that had elapsed between the closing date of the Business Combination and the lapsing of the annually renewing directors’ and officers’ liability insurance policies.
The rights of each D&O Indemnified Party under the Merger Agreement are in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Sonder, the Company or their respective subsidiaries, as applicable, any other indemnification agreement or arrangement, any law or otherwise. The obligations of the Company, the Surviving Entity, Sonder and their respective subsidiaries under the indemnification and D&O insurance provisions of the Merger Agreement will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The indemnification and D&O insurance provisions of the Merger Agreement will survive the closing of the First Merger and expressly are intended to benefit, and are enforceable by, each of the D&O

Indemnified Parties, each of whom is an intended third party beneficiary of the indemnification and D&O provisions of the Merger Agreement.
If the Company or, after the closing of the First Merger, the Surviving Entity or its subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other person or entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provision will be made so that the successors and assigns of the Company, the Surviving Entity or its subsidiaries, as applicable, assume the obligations set forth in the indemnification and D&O insurance provisions of the Merger Agreement.
Other Covenants and Agreements.
The Merger Agreement contains other covenants and agreements, including covenants related to:

•
Sonder and the Company providing, subject to certain specified restrictions and conditions, to the other party and its representatives reasonable access to Sonder’s and the Company’s (as applicable) and its subsidiaries’ properties, records, systems, contracts and commitments;

•	Sonder, its subsidiaries and controlled affiliates agreeing not to engage in transactions involving securities of the Company without the Company’s prior consent;

•
Sonder using commercially reasonable efforts to comply with all notice and other provisions of the Sonder Warrants and taking actions to cause the Sonder Warrants to be cancelled, extinguished and exercised for shares of Sonder Stock prior to the closing of the First Merger, or assumed by the Company upon the closing of the First Merger;

•	Sonder waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•	Sonder delivering its audited and unaudited interim financial statements required to be included in this proxy statement/prospectus/consent solicitation statement;

•
Sonder delivering to the Company, by the second business day following the effectiveness of the registration statement, which contains this proxy statement/prospectus/consent solicitation statement, a stockholder written consent, duly executed and containing the approval of the Mergers by holders of (i) a majority of the outstanding shares of Sonder Stock, (ii) a majority of the outstanding shares of Sonder Preferred Stock and Sonder Special Voting Preferred Stock, including a majority of the outstanding shares of the Sonder Senior Preferred Stock, voting together as a single class on an as-converted
basis, (iii) a majority of the outstanding shares of Sonder Special Voting Stock, (iv) a majority of the outstanding shares of Sonder’s Series C Preferred Stock,
Series C-1
Preferred Stock and Special Voting Series C Stock, including a majority of the outstanding shares of Sonder’s Series
C-1
Preferred Stock, (v) a majority of the outstanding shares of Sonder’s Series D Preferred Stock, Series
D-1
Preferred Stock and Special Voting Series D Stock, including a majority of the outstanding shares of Sonder’s Series
D-1
Preferred Stock and (vi) a majority of the outstanding shares of Sonder’s Series E Preferred Stock and Special Voting Series E Stock (such majorities, the “
Sonder Requisite Approval
”);

•
Sonder and the Company cooperating on the preparation and efforts to respond as promptly as practicable to any comments of the SEC or its staff and to have the registration statement, which includes this proxy statement/prospectus/consent solicitation statement, declared effective under the Securities Act as promptly as practicable after filing and to keep such registration statement effective as long as is necessary to consummate the Mergers;

•	the Company making certain disbursements from the Trust Account;

•
the Company keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	the Company and Sonder taking the actions necessary to cause certain agreements to be terminated;

•	the Company agreeing to take all actions necessary or appropriate to cause certain appointments to the board of the Company;

•	the Company taking steps to exempt the acquisition of the Common Stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	the Company adopting the Amended and Restated Bylaws in connection with the consummation of the Business Combination;

•	the Company agreeing to enforce the terms and conditions of the letter agreements with our Sponsor and our directors and officers;

•	cooperation between Sonder and the Company in obtaining any necessary third-party consents required to consummate the Business Combination;

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•	Sonder delivering to the Company a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c); and

•	each of the Company and Sonder delivering to one another executed copies of the Registration Rights Agreement.
No Survival of Representations, Warranties and Covenants; No Indemnification
None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the closing of the First Merger, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, will terminate and expire upon the occurrence of the effective time of the First Merger (and there will be no liability after the closing of the First Merger in respect thereof), except for (a) those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the closing of the First Merger and then only with respect to any breaches occurring after the closing of the First Merger and (b) the miscellaneous provisions of the Merger Agreement. Accordingly, the Sonder Stockholders will not have any indemnification obligations pursuant to the Merger Agreement.
Termination
Mutual Termination Rights.
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of Sonder and the Company; or

•
by written notice from either Sonder or the Company to the other party, if the approval of the Company Stockholders of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal (the “
Required Company Stockholder Approval
”) is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Sonder Termination Rights.
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	prior to the closing of the Business Combination, by written notice to the Company from Sonder if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the

Company set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “
—Conditions to Closing of the Business Combination; Conditions to Sonder’s Obligations
” would not be satisfied at the closing of the Business Combination (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Sonder provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Sonder of such breach, but only as long as the Company continues to exercise its commercially reasonable efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the closing has not occurred on or before October 28, 2021 (the “
Termination Date
”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
governmental order or a statute, rule or regulation; provided, however, that the right to terminate the Merger Agreement because the closing has not occurred on or before the Termination Date will not be available if Sonder’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before the Termination Date; or

•
by written notice from Sonder to the Company prior to obtaining the Required Company Stockholder Approval if the Board shall (i) have made a Company Change in Recommendation or (ii) have failed to include the Company Board Recommendation in this proxy statement/prospectus/consent solicitation statement.

Company Termination Rights.
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•
prior to the closing of the Business Combination, by written notice to Sonder from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Sonder set forth in the Merger Agreement such that the conditions described in the first two bullet points under the heading “—
Conditions to Closing of the Business Combination; Conditions to the Company’s Obligations
” above would not be satisfied at the closing of the Business Combination (a “
Terminating Sonder Breach
”), except that, if such Terminating Sonder Breach is curable by Sonder through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Sonder of notice from the Company of such breach, but only as long as Sonder continues to use its commercially reasonable efforts to cure such Terminating Sonder Breach (the “
Sonder Cure Period
”), such termination will not be effective, and such termination will become effective only if the Terminating Sonder Breach is not cured within the Sonder Cure Period, (ii) the closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
governmental order or a statute, rule or regulation; provided, however, that the right to terminate the Merger Agreement because the closing has not occurred on or before the Termination Date will not be available if the Company’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before the Termination Date;

•
by the Company if the Sonder Board (i) shall have made a Sonder Change in Recommendation or (ii) shall have failed to include the Sonder Board Recommendation in this proxy statement/prospectus/consent solicitation statement; provided, however, that such termination rights will expire and the Company will not be entitled to terminate the Merger Agreement pursuant to foregoing if (i) the Sonder Requisite Approval has been obtained and delivered to the Company and (ii) prior to the delivery of the Sonder Requisite Approval, the Company has not delivered to Sonder a notice of termination of the Merger Agreement pursuant to this bullet point; or

•
by the Company, if the Stockholder Written Consent containing the Sonder Requisite Approval shall not have been duly executed and delivered to Sonder and to the Company within two business days of this proxy statement/prospectus/consent solicitation statement being disseminated by Sonder to the Sonder Stockholders; provided, however, that such termination rights will expire and the Company will not be entitled to terminate the Merger Agreement pursuant to the foregoing if (i) the Sonder Requisite Approval has been obtained and delivered to the Company and (ii) prior to the delivery of the Sonder Requisite Approval, the Company has not delivered to Sonder a notice of termination of the Merger Agreement pursuant to this bullet point.

Effect of Termination
If the Merger Agreement is terminated pursuant to the termination rights set forth under the heading “
—Termination
,” the Merger Agreement will become void and have no effect, without any liability on the part of any of the parties to the Merger Agreement or their affiliates, officers, directors, employees or stockholders, other than the liability of (i) Sonder in the event the Company terminates the Merger Agreement as a result of the Sonder Board either (x) having made a Sonder Change in Recommendation or (y) having failed to include the Sonder Board Recommendation in this proxy statement/prospectus/consent solicitation statement or (ii) any party hereto for any willful breach of the Merger Agreement. However, the Trust Account claims waiver, confidentiality, effect of termination and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.
Amendments
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties will not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with its terms or to cause such party to enter into an amendment to the Merger Agreement in accordance with its terms.
Specific Performance
The parties to the Merger Agreement agree that they will be entitled an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.
Stock Market Listing
The Company will use its reasonable best efforts to cause the shares of Common Stock to be issued in connection with the Business Combination to approved for listing on Nasdaq, which is the principal trading market for existing shares of the Class A Stock. It is a condition to both parties’ obligation to complete the Business Combination that such approval is obtained, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, each of the Company and Sonder will bear its own expenses incurred in connection with the Merger Agreement and the Business Combination (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants;
provided
,
however
, that if the closing of the First Merger occurs, the Company will pay or cause to be paid, on the date the First Merger closes, (i) the outstanding expenses of Sonder related to the Merger Agreement and the Business Combination to the extent not paid by Sonder prior to the closing of the First Merger and (ii) its own outstanding expenses related to the Merger Agreement and the Business Combination to the extent not paid by the Company prior to the closing of the First Merger.

Conversion of Shares; Exchange Procedures
The conversion of each share of Sonder Stock into the right to receive the Per Share Sonder Common Stock Consideration and/or the Per Share Sonder Special Voting Stock Consideration will occur without any action on the part of any holder of Sonder Stock at the effective time of the First Merger.
Letters of Transmittal
Concurrently with the mailing of this proxy statement/prospectus/consent solicitation statement, the Company will cause to be mailed to each Sonder Stockholder a letter of transmittal. This mailing will contain instructions on how to surrender shares of Sonder Stock in exchange for the Per Share Sonder Common Stock Consideration and/or the Per Share Sonder Special Voting Stock Consideration and Earn Out Shares the holder is entitled to receive under the Merger Agreement. From and after the closing of the Business Combination, Sonder Stockholders who properly surrender their certificates to the Company, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of Sonder Stock the Per Share Sonder Common Stock Consideration and/or the Per Share Sonder Special Voting Stock Consideration and the Earn Out Shares such Sonder Stockholder is entitled to receive under the Merger Agreement.
Dissenting Shares
Shares of Sonder Stock held by Sonder Stockholders who are entitled to demand and who have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL, will not be converted into the right to receive the Per Share Sonder Common Stock Consideration, the Per Share Sonder Special Voting Stock Consideration or the Earn Out Shares, as applicable, and such Sonder Stockholders will instead be entitled only to the rights granted under the DGCL. If any such Sonder Stockholder fails to perfect or otherwise waives, withdraws or loses his or her appraisal rights under Section 262 of the DGCL (or other applicable law), the shares of Sonder Stock held by such Sonder Stockholder will be deemed to be converted, as of the effective time of the First Merger, into the right to receive the Per Share Sonder Common Stock Consideration, the Per Share Sonder Special Voting Stock Consideration, and/or Earn Out Shares, as applicable, that such Sonder Stockholder is entitled to receive under the Merger Agreement.
Related Agreements
This section describes the material provisions of certain additional agreements to be entered into pursuant to the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Subscription Agreements and Registration Rights Agreement are attached hereto as
Annexes E
and
F
, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.
Subscription Agreements
On or prior to April 29, 2021, the Company entered into subscription agreements (each, a “
Subscription Agreement
” and collectively, the “
Subscription Agreements
”) with certain investors, including certain individuals (each, an “
Individual Investor Subscription Agreement
”), institutional investors (each, an “
Institutional Investor Subscription Agreement
”) and the Sponsor pursuant to which the investors have agreed to purchase an aggregate of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in a private placement for $10.00 per share. The proceeds from the PIPE Investment will remain on the Company’s balance sheet following the consummation of the Business Combination.
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; or (d) if the consummation of the Business Combination shall not have occurred by October 28, 2021. As of the date hereof, the shares of Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the closing of the First Merger, file with the SEC a registration statement (the “
Post-Closing Registration Statement
”) registering the resale of such shares of Common Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
The Sponsor’s subscription agreement (the “
Sponsor Subscription Agreement
”) is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to syndicate the Common Stock purchased under the Sponsor Subscription Agreement in advance of the closing of the First Merger. The Institutional Investor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreement, except that it contains additional representations and warranties on the part of the Company and restrictions regarding the Company’s ability to delay or suspend a Post-Closing Registration Statement filed pursuant to the registration rights provided under the Institutional Investor Subscription Agreements. The form Subscription Agreements are attached hereto as
Annex E
and the foregoing description of the PIPE Investment is qualified in its entirety by reference thereto.
Registration Rights Agreement
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus/consent solicitation statement, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, the Registration Rights Holders will be entitled to certain registration rights with respect to any (i) outstanding share of Common Stock or any Private Placement Warrants; (ii) Founder Shares reclassified into Common Stock and shares of Common Stock issued upon exercise of the Private Placement Warrants; (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Holders; (iv) Common Stock issued or issuable upon conversion of the Sonder Convertible Notes or upon exercise of the warrants issued pursuant to the Note Purchase Agreement, dated on or about March 12, 2021 between Sonder and the other parties thereto; and (v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses “(i)” through “(iv)” by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder, subject to certain limitations set forth in the Registration Rights Agreement.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the Business Combination, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline; provided, that the effectiveness deadline will be extended to 90 days after the filing deadline if the registration statement is reviewed by, and receives comments from, the SEC. The Registration Rights Holders are each entitled to make up to two demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Common Stock effected pursuant to the terms of the Registration Rights Agreement.
Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company IPO, which (i) in the case of the Class F Stock is 180 days after the consummation of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Common Stock underlying the Private Placement Warrants is 30 days after the consummation of the Business Combination.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in
Annex F
to this proxy statement/prospectus/consent solicitation statement.
Primary
Lock-Up
Agreements
Sonder Supporting Stockholders will enter into separate letters with Sonder (the “
Primary
Lock-Up
Agreements
”), pursuant to which such Sonder Supporting Stockholders will agree to be bound by restrictions on their ability to transfer such shares of Common Stock for a period of 180 days after the closing of the Business Combination; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then following achievement of each such price, one-third
of the shares of Common Stock owned by the Sonder Stockholder will no longer be subject to such transfer restrictions in the Primary
Lock-Up
Agreements (not to occur earlier than 90 days following the consummation of the Business Combination).
Conversion Share
Lock-Up
Agreements
Sonder Stockholders who will receive Conversion Shares (the “
Sonder Noteholders
”) will enter into separate letters with Sonder (the “
Conversion Share
Lock-Up
Agreements
”), pursuant to which such Sonder Noteholders will agree to be bound by restrictions on the transfer of their Conversion Shares until the earlier of (i) 180 days after the consummation of the Business Combination or (ii) the date that the resale registration statement on Form
S-1
registering the PIPE Shares is declared effective by the SEC.
Voting and Support Agreements
On April 29, 2021, the Company and the Sonder Supporting Stockholders with a sufficient number of votes to achieve the Sonder Requisite Approval entered into Voting and Support Agreements, pursuant to which, among other things, such Sonder Supporting Stockholders agreed to vote their shares of Sonder Stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION
Competition and Antitrust
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “
Notification and Report Form
”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms.
The Company and Sonder filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on May 13, 2021. The
30-day
waiting period with respect to the Business Combination expired on June 14, 2021.
At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Sonder is aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Stock Exchange Listings
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GMII,” “GMIIU” and “GMIIW,” respectively. The Company intends to apply to continue the listing of its Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
The following table contains selected historical financial data for the Company as of and for the six months ended June 30, 2021 and as of December 31, 2020 and for the period from July 21, 2020 (
inception)
through December 31, 2020. Such data as of and for the six months ended June 30, 2021 has been derived from the unaudited financial statements of the Company included elsewhere in this proxy statement/prospectus/consent solicitation statement. Such data as of December 31, 2020 and for the period from July 21, 2020 (
inception
) through December 31, 2020 has been derived from the audited financial statements of the Company included elsewhere in this proxy statement/prospectus/consent solicitation statement. The information below is only a summary and should be read in conjunction with the section titled “
Company Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the Company’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

(in thousands, except per share amounts)	For the Six Months ended June 30, 2021	As of December 31, 2020 and for the Period from July 21, 2020 (inception) through December 31, 2020
Statement of Operations Data
Total operating expenses	$743	$(40)
Net income/(loss) attributable to common shares	$761	$(40)
Basic and diluted net loss per share, Class A Common Stock	$(0.78)	$—
Basic and diluted net loss per share. Class F Common Stock	$(0.78)	$(0.00)
Cash Flow Data
Net cash used by operating activities	$(2,176)	$(33)
Net cash used in investing activities	$(450,018)	$—
Net cash provided by financing activities	$452,087	$193

	As of
(in thousands)	June 30, 2021	December 31, 2020
Balance Sheet Data
Total assets	$451,614	$446
Total liabilities	$40,557	$461
Total redeemable ordinary shares	$450,000	$—
Total stockholders’ deficit	$(38,943)	$(15)

SELECTED HISTORICAL FINANCIAL INFORMATION OF SONDER
The selected historical consolidated statements of operations data of Sonder for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Sonder’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected historical condensed consolidated statements of operations data of Sonder for the three and six months ended June 30, 2021 and 2020 and the condensed consolidated balance sheet data as of June 30, 2021 are derived from Sonder’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. In Sonder’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Sonder’s financial position as of June 30, 2021 and the results of operations for the three and six months ended June 30, 2021 and 2020.
Sonder’s historical results are not necessarily indicative of the results that may be expected in the future and Sonder’s results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical consolidated financial data together with the section titled “
Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and Sonder’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.
Statement of Operations Data
The following table provides selected financial data from Sonder’s condensed and consolidated statement of operations for the periods shown (in thousands, except per share and number of shares information):

	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019
Revenue	$47,269	$18,841	$78,827	$60,722	$115,678	$142,910
Total costs and expenses	112,203	73,106	214,810	186,216	359,500	314,013

Net loss	$(73,949)	$(60,799)	$(152,490)	$(122,542)	$(250,316)	$(178,249)

Net loss per share, basic and diluted	$(9.41)	$(9.86)	$(20.18)	$(20.35)	$(39.98)	$(18.04)

Weighted average shares outstanding of common stock, basic and diluted	7,857,000	6,167,073	7,558,055	6,022,003	6,261,247	9,878,239

Balance Sheet Data
The following table provides selected financial data from Sonder’s condensed and consolidated balance sheet for the periods shown (in thousands):

	June 30,	December 31,
	2021	2020	2019
Cash	$178,351	$121,467	$110,916
Prepaid rent	10,786	9,907	13,882
Total assets	241,137	177,521	179,260
Deferred rent	35,985	28,760	25,172
Long-term debt	14,839	25,022	18,274
Total liabilities	304,326	110,918	77,760
Total stockholders’ deficit	(631,672)	(500,860)	(258,670)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of the Company and Sonder adjusted to give effect to the Business Combination, PIPE Investment and the other related events contemplated by the Merger Agreement.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of the Company as of June 30, 2021 with the historical condensed consolidated balance sheet of Sonder as of June 30, 2021 on a pro forma basis as if the Business Combination, the PIPE Investment and the other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on June 30, 2021.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical statement of operations of the Company for the six months ended June 30, 2021, and the historical condensed consolidated statement of operations of Sonder for the six months ended June 30, 2021, on a pro forma basis as if the Business Combination, the PIPE Investment and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company for the period from July 21, 2020 (
inception
) through December 31, 2020, and the historical consolidated statement of operations of Sonder for the year ended December 31, 2020, on a pro forma basis as if the Business Combination, the PIPE Investment and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2020.
The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Post-Combination Company would have been had the Business Combination taken place on June 30, 2021, nor is it indicative of the financial condition of the Post-Combination Company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not indicative of the future consolidated results of operations or financial position of the Post-Combination Company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the historical unaudited financial statements of the Company as of June 30, 2021 and for the six months ended June 30, 2021;

•	the historical unaudited financial statements of Sonder as of June 30, 2021 and for the six months ended June 30, 2021;

•	the historical audited financial statements of the Company as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020;

•	the historical audited consolidated financial statements of Sonder as of and for the year ended December 31, 2020;

•
other information relating to the Company and Sonder included in this proxy statement/prospectus/consent solicitation statement, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “
The Business Combination
;” and

•
the sections titled “
Company Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and “
Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Description of the Business Combination
Pursuant to the Merger Agreement, First Merger Sub will merge with and into Sonder, with Sonder continuing as the Surviving Corporation, and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity and a wholly-owned subsidiary of the Company. Upon the closing of the Business Combination:

•
each share of Sonder Common Stock (following the conversion of each issued and outstanding share of Sonder Preferred Stock and Sonder Convertible Notes into shares of Sonder Common Stock prior to the effective time of the First Merger) will be converted into the right to receive a number of shares of Common Stock equal to the Per Share Sonder Common Stock Consideration;

•
each share of Sonder Special Voting Common Stock will be converted into the right to receive a number of shares of the Post-Combination Company Special Voting Common Stock equal to the Per Share Company Special Voting Stock Consideration; and

•
each share of Sonder Canada Exchangeable Shares will be exchanged into the right to receive new series of the same class of virtually identical Post-Combination Canada Exchangeable Shares whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Common Stock upon the completion of the First Merger.

The aggregate consideration to be paid to Sonder stockholders in connection with the Business Combination (excluding any potential Earn Out Shares), will be an aggregate of 217,660,300 shares of Common Stock, with an implied value (deemed to have a value of $10.00 per share) equal to approximately $2.2 billion. The exact Per Share Sonder Common Stock Consideration will not be known until on or about the closing of the Business Combination. However, for purposes hereof, the Per Share Sonder Common Stock Consideration is estimated to be equal to approximately 1.69 shares of Common Stock per share of Sonder Common Stock.
The Business Combination will occur based on the following information summarized below (see the section titled “
The Merger Agreement and Related Agreements”
for a detailed description):

•	each issued and outstanding share of Sonder Preferred Stock shall be canceled and converted into the right to receive an aggregate number of shares of Sonder Common Stock;

•
each Sonder Warrant will either be (i) exercised in full in exchange for the issuance of shares of Sonder Common Stock to the holder of such Sonder Warrant or (ii) assumed by the Company, to the extent permissible pursuant to the terms of such Sonder Warrant;

•	pursuant to the Note Purchase Agreement, the Sonder Convertible Notes will convert into Sonder Common Stock;

•
each issued and outstanding share of Sonder Common Stock (including the Sonder Common Stock resulting from the items mentioned in the above bullet points) will be converted into the right to receive an aggregate number of shares of Common Stock equal to the Per Share Sonder Common Stock Consideration;

•
each issued and outstanding share of Sonder Special Voting Common Stock will be converted into the right to receive an aggregate number of shares of Post-Combination Company Special Voting Common Stock equal to the Per Share Sonder Special Voting Stock Consideration;

•
each issued and outstanding Sonder Canada Exchangeable Shares will be exchanged into a new series of the same class of virtually identical Post-Combination Canada Exchangeable Shares whose terms shall provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Post-Combination Company Common Stock upon the completion of the First Merger;

•
each outstanding vested and unvested Sonder Stock Option will be converted into a Rollover Option, exercisable for shares of Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Option Exchange Ratio that will be determined at the closing of the Business Combination. For purposes of the pro forma financial information, the Option Exchange Ratio is estimated to be equal to the estimated Per Share Sonder Common Stock Consideration; and

•
under the Merger Agreement, Sonder Stockholders, excluding holders of Sonder Stock Options, will also be entitled to receive a number of Earn Out Shares comprising up to 14,500,000 shares of Common Stock in the aggregate. There are six distinct tranches of Earn Out Shares, each of which will be issued if the daily volume weighted average price (based on such trading day) of one share of Common Stock exceeds a certain threshold specified for such tranche in the Merger Agreement for a period of at least 10 days out of 20 consecutive trading days during the period beginning on the 180th day following the closing of the Business Combination and ending on the fifth anniversary of such date (the “
Earn Out Period
”). If the applicable triggering event is achieved for a tranche, the Company will account for the Earn Out Shares for such tranche as issued and outstanding Common Stock.

Other related events that are contemplated to take place in connection with the Business Combination are summarized below (see the section titled “
The Merger Agreement and Related Agreements
” for a detailed description):

•
The issuance and sale of 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $10.00 per share for an aggregate purchase price of $200 million pursuant to the PIPE Investment.

•
Pursuant to the terms of that certain letter agreement between the Sponsor and the Company, the Private Placement Warrants held by our Sponsor will become exercisable on the later of 30 days after the consummation of the Business Combination or 12 months from the closing of the Company IPO, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation, as described in this proxy statement/prospectus/consent solicitation statement.

•
Sonder will receive approximately 1.5 million shares of Sonder Common Stock from Sonder’s CEO in settlement of a promissory note issued in December 2019 by Sonder’s CEO for early exercise of stock options. The actual number of shares transferred will be determined at the closing of the Business Combination based on the values upon the closing of the Business Combination.

Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Sonder in future reports of the Post-Combination Company.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“
Transaction Accounting Adjustments”
) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“
Management’s Adjustments”
). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus/consent solicitation statement. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances. The following summarizes the consideration (excluding the Earn Out Shares):

(in thousands, except for per share and number of share amounts)
Shares transferred at Closing (1)	217,660,300
Value per Share (2)	$10.00

Total Aggregate Sonder Common Stock Consideration	$2,176,603

(1)
The number of outstanding shares in the table above includes the Post-Combination Company Special Voting Common Stock to be issued in the Business Combination (each of which corresponds to a share of Common Stock reserved for issuance upon the exchange of Sonder Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement) and assumes the issuance of approximately 19.5 million shares of Common Stock related to the exercise of Rollover Options that do not represent legally outstanding shares of Common Stock at the closing of the Business Combination. For purposes of the pro forma financial information, the 19.5 million shares are estimated from the number of outstanding Sonder options calculated on a net exercise basis and adjusted based on the Per Share Sonder Common Stock Consideration, which is estimated to be 1.69. The actual number of shares of Common Stock issued upon exercise of the Rollover Options will be determined at closing based on the Option Exchange Ratio.

(2)
Aggregate Sonder Common Stock Consideration is calculated using a $10.00 reference price. Actual total Share Consideration will be dependent on the value of Common Stock at the closing of the Business Combination.

The unaudited pro forma condensed combined financial information contained herein assumes that the Company stockholders approve the Business Combination. The Company’s Public Stockholders may elect to redeem their Public Shares for cash even if they vote to approve the Business Combination. The Company cannot predict how many of its Public Stockholders will exercise their right to redeem their Class A Stock for cash. Therefore, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Class A Stock:

•
Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 15.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $500.0 million.

The following summarizes the pro forma shares of Post-Combination Company Common Stock issued and outstanding immediately after the Business Combination, presenting the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Maximum Redemptions (Shares)%
Class A Stock issued to Sonder Stockholders (1) (2)	217,660,300	74.1	217,660,300	78.0
Public Stockholders	45,000,000	15.3	29,998,784	10.8
Initial Stockholders’ Class F Stock (3)	11,250,000	3.8	11,250,000	4.0
PIPE Investors (4)	20,000,000	6.8	20,000,000	7.2

Pro Forma Common Stock at June 30, 2021 (5)	293,910,300	100.0	278,909,084	100.0

Rollover Options (2)	(19,486,212)		(19,486,212)

Pro Forma Common Stock Outstanding at June 30, 2021	274,424,088		259,422,872

(1)
There are no adjustments for 14.5 million shares of Common Stock in Earn Out Shares as they are not issuable until up to 10 business days after a triggering event has occurred following the closing of the Business Combination but within the Earn Out Period and are contingently issuable based upon the triggering events that have not yet been achieved.

(2)
The number of outstanding shares in the table above includes the Post-Combination Company Special Voting Common Stock to be issued in the Business Combination (each of which corresponds to a share of Common Stock reserved for issuance upon the exchange of Sonder Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement) and assumes the issuance of approximately 19.5 million shares of Common Stock related to the exercise of Rollover Options that do not represent legally outstanding shares of Common Stock at the closing of the Business Combination. For purposes of the pro forma financial information, the 19.5 million shares are estimated from the number of outstanding Sonder options calculated on a net exercise basis and adjusted based on the Per Share Sonder Common Stock Consideration, which is estimated to be 1.69. The actual number of Common Stock issued upon exercise of the Rollover Options will be determined at closing based on the Option Exchange Ratio.

(3)
Excludes 4,000,000 shares of Common Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be purchased under the Sponsor Subscription Agreement.

(4)
Includes 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be purchased under the Sponsor Subscription Agreement.

(5)	There are no adjustments for the outstanding Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands, except share and per share amounts)

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Sonder Holdings Inc. (Historical)	Gores Metropoulos II, Inc. (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash	$178,351	$53	$(40,000)	(B)	$775,882	$(150,018)	(M)	$625,864
			(12,440)	(C)
			(100)	(D)
			200,000	(E)
			450,018	(Q)
Restricted cash	75	—	—		75	—		75
Accounts receivable, net	1,815	—	—		1,815	—		1,815
Prepaid rent	10,786	—	—		10,786	—		10,786
Prepaid expenses	4,063	1,543	—		5,606	—		5,606
Other current assets	9,399	—	—		9,399	—		9,399

Total current assets	204,489	1,596	597,478		803,563	(150,018)		653,545
Investments and cash held in Trust Account	—	450,018	(450,018)	(Q)	—	—		—
Property and equipment, net	22,469	—	—		22,469	—		22,469
Other non-current assets	14,179	—	(4,181)	(C)	9,998	—		9,998

Total assets	$241,137	$451,614	$143,279		$836,030	$(150,018)		$686,012

Liabilities, mezzanine equity and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$10,131	$—	$—		$10,131	$—		$10,131
Accrued liabilities	15,281	—	—		15,281	—		15,281
Sales tax payable	8,873	—	—		8,873	—		8,873
State franchise tax accrual	—	100	(100)	(D)	—	—		—
Accrued expenses, formation and offering costs	—	3,407	(3,297)	(B)	110	—		110
Deferred revenue	22,005	—	—		22,005	—		22,005
Current portion of long-term debt	20,847	—	—		20,847	—		20,847
Convertible notes	170,964	—	(170,964)	(P)	—	—		—
Notes and advances payable—related party	—	1,000	(1,000)	(B)	—	—		—
Other current liabilities	869	—	—		869	—		869
Public warrants derivative liability	—	12,600	—		12,600	—		12,600
Private warrants derivative liability	—	7,700	—		7,700	—		7,700

Total current liabilities	248,970	24,807	(175,361)		98,416	—		98,416
Deferred rent	35,985	—	—		35,985	—		35,985
Long-term debt	14,839	—	—		14,839	—		14,839
Deferred underwriting compensation	—	15,750	(15,750)	(B)	—	—		—
Other non-current liabilities	4,532	—	93,308	(L)	95,415	—		95,415
			(2,425)	(N)

Total liabilities	$304,326	$40,557	$(100,228)		$244,655	$—		$244,655

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Sonder Holdings Inc. (Historical)	Gores Metropoulos II, Inc. (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies (Note 8)
Class A subject to possible redemption, 45,000,000 shares at June 30, 2021 (at redemption value of $10 per share)	—	450,000	(450,000)	(F)	—	—		—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—		—	—		—
Redeemable convertible preferred stock	518,750	—	760,891	(A)	—	—		—
			(1,279,641)	(G)
Exchangeable preferred stock	49,733	—	162,755	(A)	—	—		—
			(212,488)	(G)
Stockholders’ equity (deficit)
Common Stock	1	—	—	(G)	—	—		—
			(1)	(I)
			—	(N)
			—	(O)
			—	(P)
Exchangeable AA stock	—	—	—		—	—		—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized	—	—	2	(E)	28	(15)	(M)	13
			5	(F)
			1	(H)
			20	(I)
Class F common stock, $0.0001 par value; 40,000,000 shares authorized, 11,250,000 issued and outstanding at June 30, 2021	—	1	(1)	(H)	—	—		—
Additional paid-in capital	32,742	—	(229,572)	(A)	1,950,270	(150,003)	(M)	1,800,267
			(4,830)	(B)
			(16,621)	(C)
			199,998	(E)
			449,995	(F)
			1,492,129	(G)
			(19)	(I)
			434	(J)
			(54,067)	(K)
			(93,308)	(L)
			2,425	(N)
			0	(O)
			170,964	(P)
Cumulative translation adjustment	8,500	—	—		8,500	—		8,500
Accumulated deficit	(672,915)	(38,944)	(694,074)	(A)	(1,367,423)	—		(1,367,423)
			(15,123)	(B)
			(434)	(J)
			54,067	(K)

Total stockholders’ equity (deficit)	(631,672)	(38,943)	1,261,990		591,375	(150,018)		441,357

Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$241,137	$451,614	$143,279		$836,030	$(150,018)		$686,012

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)

				Assuming No Redemptions and Maximum Redemptions
	For the Six Months Ended June 30, 2021						For the Six Months Ended June 30, 2021
	Sonder Holdings Inc. (Historical)	Gores Metropoulos II, Inc. (Historical, as Adjusted)		Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$78,827	$—		$—			$78,827
Cost of revenue (excluding depreciation and amortization)	82,950	—		—			82,950
Operations and support	60,312	—		—			60,312
General and administrative	56,764	—		599	(BB)		57,363
Research and development	7,385	—		—			7,385
Sales and marketing	7,399	—		—			7,399
Professional fees and other expenses	—	4,184	(AA)				4,184
State franchise taxes, other than income tax	—	100	(AA)	—			100
Gain from change in fair value of warrant liability	—	(5,945)	(AA)	—			(5,945)
Allocated expense for warrant issuance cost	—	918	(AA)	—			918

Total costs and expenses	214,810	(743)		599			214,666
(Loss) income from operations	(135,983)	743		(599)			(135,839)
Interest expense, net and other expense, net	16,414	—		(1,286)	(CC)		6,072
				4,100	(DD	)
				(13,156)	(EE	)
Other income—interest and dividend income	—	(18)	(AA)	18	(FF	)	—

(Loss) income before income taxes	(152,397)	761		9,725			(141,911)
Provision for income taxes	93	—		—	(GG	)	93

Net (loss) income	(152,490)	761		9,725			(142,004)
Other comprehensive income—Change in foreign currency translation adjustment	2,834	—		—			2,834

Comprehensive (loss) income	$(149,656)	$761		$9,725			$(139,170)

Earnings (Losses) Per Share:				Assuming No Redemptions			Assuming Maximum Redemptions
Weighted average shares outstanding of common stock—basic and diluted	7,558,055
Common Stock—basic and diluted	$(20.18)
Weighted average shares outstanding—Class A Stock		39,779,006		274,424,088			259,422,872
Class A Stock—basic and diluted [See Note 3]		$(0.78)		$(0.52)			$(0.55)
Weighted average shares outstanding—Class F Stock		11,339,779
Class F Stock—basic and diluted		$(0.78)

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

				Assuming No Redemptions and Maximum Redemptions
	For the Year Ended December 31, 2020					For the Year Ended December 31, 2020
	Sonder Holdings Inc. (Historical)	Gores Metropoulos II, Inc. (Historical)		Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$115,678	$—		$—		$115,678
Cost of revenue (excluding depreciation and amortization)	136,995	—		—		136,995
Operations and support	115,072	—		—		115,072
General and administrative	77,033	—		1,622	(BB)	78,655
Research and development	17,552	—		—		17,552
Sales and marketing	12,848	—		—		12,848
Organizational expenses	—	4	(AA)	—		4
Professional fees	—	33	(AA)	—		33
Sales franchise tax	—	3	(AA)	—		3

Total costs and expenses	359,500	40		1,622		361,162

Loss from operations	(243,822)	(40)		(1,622)		(245,484)
Interest expense, net and other expense, net	6,171	—		(317)	(CC)	5,854

Loss before income taxes	(249,993)	(40)		(1,305)		(251,338)
Provision for income taxes	323	—		—	(GG)	323

Net loss	(250,316)	(40)		(1,305)		(251,661)
Other comprehensive loss—Change in foreign currency translation adjustment	(740)	—		—		(740)

Comprehensive loss	$(251,056)	$(40)		$(1,305)		$(252,401)

Earnings (Losses) Per Share:				Assuming No Redemptions		Assuming Maximum Redemptions
Weighted average shares outstanding of common stock—basic and diluted	6,261,247
Common Stock—basic and diluted	$(39.98)
Weighted average shares outstanding—Class A Stock		—		274,424,088		259,422,872
Class A Stock—basic and diluted [See Note 3]		$—		$(0.92)		$(0.97)
Weighted average shares outstanding—Class F Stock		11,500,000
Class F Stock—basic and diluted		$(0.00)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Sonder.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination, PIPE Investment, and the other related events contemplated by the Merger Agreement as if consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical statement of operations of the Company for the six months ended June 30, 2021, and the historical condensed consolidated statement of operations of Sonder for the six months ended June 30, 2021, giving pro forma effect to the Business Combination, PIPE Investment, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company for the period from July 21, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of Sonder for the year ended December 31, 2020, giving pro forma effect to the Business Combination, PIPE Investment, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•
the Company’s unaudited balance sheet as of June 30, 2021 and the related notes for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

•
Sonder’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	the Company’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

•
Sonder’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•
the Company’s audited statement of operations for the period from July 21, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

•	Sonder’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus/consent solicitation statement. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other related events and has been prepared for informational purposes only.
The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)
Reflects the accretion of Sonder Convertible Preferred Stock and Sonder Exchangeable Preferred Stock to a redemption value of $1,279.6 million and $212.5 million, respectively, based on the terms of the Business Combination.

(B)
Reflects the Company’s estimated $40 million payment of fees, expenses, and related party notes and advances due upon the closing of the Business Combination. This payment includes the payment of $15.8 million of deferred underwriters’ fees, the paydown of $3.3 million in accrued expenses, formation and offering costs incurred during the Company IPO due upon the closing of the Business Combination, and the paydown of $1.0 million in related party notes and advances expected to be completed in connection with the Business Combination and other related events, and the Company’s total preliminary estimated advisory, legal, and accounting fees and other professional fees, including $4.8 million in expected transaction costs in connection with the PIPE Investment, which has been recorded as a reduction to additional paid-in
capital. The remaining $15.1 million transaction costs have been reflected as an adjustment to accumulated deficit.

(C)
Reflects Sonder’s total preliminary estimated advisory, legal, and accounting fees and other professional fees of $16.6 million. These expected transaction costs are in connection with the consummation of the Business Combination and other related events, and are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in
capital.

(D)	Reflects the settlement of the Company’s historical liabilities that will be settled upon the closing of the Business Combination.

(E)	Reflects the proceeds of $200 million from the issuance and sale of 20 million shares of Common Stock at $10.00 per share pursuant to the PIPE Investment.

(F)	Reflects the reclassification of Class A Stock subject to possible redemption to permanent equity immediately prior to the closing of the Business Combination.

(G)	Reflects the conversion of Sonder Preferred Stock into Sonder Common Stock pursuant to the applicable conversion rate effective immediately prior to the closing of the Business Combination.

(H)	Reflects the classification of Class F Stock into Common Stock in connection with the closing of the Business Combination.

(I)	Reflects the recapitalization of common stock between Sonder Common Stock, Class A Stock and additional paid-in capital.

(J)	Reflects additional stock-based compensation expense recognized due at the closing of the Business Combination under the terms of the stock awards issued to Sonder’s CEO.

(K)	Reflects the elimination of the Company’s historical retained earnings.

(L)	Reflects the preliminary estimated fair value of the Earn Out Shares recorded as earn out liabilities. For further information, please refer to Note 4.

(M)
Reflects the maximum redemptions scenario in which 15 million shares of Class A Stock are redeemed for $150.0 million allocated to Common Stock and additional paid-in
capital, using a par value of $0.0001 per share at a redemption price of $10.00 per share.

(N)	Represents the reclassification of Sonder warrants from liability to equity classification as a result of the Business Combination.

(O)
Reflects the settlement of a $25.4 million promissory note due from Sonder’s CEO that will be settled upon the closing of the Business Combination through the transfer of approximately 1.5 million shares of Sonder Common Stock. The actual number of shares transferred will be determined at the closing of the Business Combination based on the values at closing.

(P)	Reflects the conversion of Sonder Convertible Notes to Sonder Common Stock.

(Q)
Reflects the liquidation and reclassification of $450 million of investments and cash held in the Trust Account to cash that become available upon the closing of the Business Combination, assuming no redemptions.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the unaudited six months ended June 30, 2021 and the twelve months ended December 31, 2020 were as follows:

(AA)	Reflects the adjustment of the presentation of the Company’s expenses to match the presentation of Sonder’s expenses.

(BB)
Reflects the additional amount of stock-based compensation expense to be recognized for the six months ended June 30, 2021 and twelve months ended December 31, 2020 due to the vesting of stock awards to Sonder’s CEO that will be recognized starting at the closing of the Business Combination.

(CC)
Reflects the elimination of the impact of change in fair value of Sonder warrant liabilities as the warrants are expected to become equity-classified as a result of the recapitalization, and therefore will not be marked to market at each reporting period.

(DD)
Reflects the elimination of the
mark-to-market
adjustment of the embedded derivatives within the Sonder convertible debt and the accrued amortization of the Sonder Convertible Notes that is expected to convert into Sonder Common Stock at the closing of the Business Combination.

(EE)	Reflects the elimination of the interest expense on the Sonder convertible debt.

(FF)	Reflects the elimination of interest income on the Trust Account.

(GG)
Given Sonder’s history of net losses and valuation allowance, Sonder assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Sonder filed consolidated income tax returns during the period presented.

3.	Loss per share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, the PIPE Investment and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination, PIPE Investment and other related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares of Class A Stock assumed to be redeemed by the Company’s Public Stockholders are eliminated as of January 1, 2020.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2021 and year ended December 31, 2020:

	For the Six Months Ended June 30, 2021		For the Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(142,004)	$(142,004)	$(251,661)	$(251,661)
Weighted average shares outstanding of Class A Stock	274,424,088	259,422,872	274,424,088	259,422,872
Net loss per share of Class A Stock—basic and diluted	$(0.52)	$(0.55)	$(0.92)	$(0.97)
Weighted average shares outstanding—basic and diluted
Class A Stock issued to Sonder Stockholders	198,174,088	198,174,088	198,174,088	198,174,088
Public Stockholders	45,000,000	29,998,784	45,000,000	29,998,784
Initial Stockholders’ Class F Stock	11,250,000	11,250,000	11,250,000	11,250,000
PIPE Investors	20,000,000	20,000,000	20,000,000	20,000,000

Total	274,424,088	259,422,872	274,424,088	259,422,872

The following potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Rollover Options	19,486,212	19,486,212	19,486,212	19,486,212
Earn Out Shares	14,500,000	14,500,000	14,500,000	14,500,000
Company’s private placement and public warrants	14,500,000	14,500,000	14,500,000	14,500,000

4.	Earn Out Shares
The preliminary estimated fair values of the Earn Out Shares were determined by using a Monte Carlo simulation model implemented in a risk-neutral valuation framework. The fair values of the Earn Out Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Business Combination. Assumptions used in the preliminary valuation, which are subject to change at the closing of the Business Combination, were as follows:
Current stock price:
The current stock price was set at the deemed value of $10.00 per share for Common Stock, which is the expected common share price for the pro forma entity as of the closing date based on guidance from management.
Expected volatility:
The volatility was determined based on the review of
ten-year
historical equity and asset volatilities for comparable companies.
Risk-free interest rate:
The risk-free interest rate is based on the U.S. Treasury Constant Maturities. Linear interpolation was used to estimate a risk-free rate with an identical term to the remaining earn-out
term.
Expected term:
The expected term is the five-year term of the Earn Out Period.
Expected dividend yield:
The expected dividend yield is zero as Sonder has never declared or paid cash dividends and has no current plans to do so during the expected term.

SELECTED HISTORICAL FINANCIAL DATA OF THE POST-COMBINATION COMPANY ON A PRO FORMA BASIS
The following selected historical financial data of the Post-Combination Company on a pro forma basis (the “
selected pro forma information
”) gives effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement described in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Post-Combination Company will represent a continuation of the financial statements of Sonder with the Business Combination being treated as the equivalent of Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Sonder in future reports of the Post-Combination Company.
The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives pro forma effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement as if they had occurred on June 30, 2021. The selected unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2020.
The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/prospectus/consent solicitation statement and the accompanying notes, in the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.” The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with, the historical financial statements of the Company and Sonder and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination, PIPE Investment, and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Post-Combination Company.
The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

•
Assuming Minimum Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 15.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $500.0 million.

The following summarizes the pro forma shares of Common Stock outstanding immediately after the closing of the Business Combination under the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Maximum Redemptions (Shares)%
Class A Stock issued to Sonder Stockholders (1) (2)	217,660,300	74.1%	217,660,300	78.0%
Public Stockholders	45,000,000	15.3%	29,998,784	10.8%
Initial Stockholders’ Class F Stock (3)	11,250,000	3.8%	11,250,000	4.0%
PIPE Investors (4)	20,000,000	6.8%	20,000,000	7.2%

Pro Forma Common Stock at June 30, 2021 (5)	293,910,300	100.0%	278,909,084	100.0%

Rollover Options (2)	(19,486,212)		(19,486,212)

Pro Forma Common Stock Outstanding at June 30, 2021	274,424,088		259,422,872

(1)
There are no adjustments for 14.5 million shares of Common Stock in Earn Out Shares as they are not issuable until up to 10 business days after a triggering event has occurred following the closing date of the Business Combination but within the Earn Out Period and are contingently issuable based upon the triggering events that have not yet been achieved.

(2)
The number of outstanding shares in the table above includes the Post-Combination Company Special Voting Common Stock to be issued in the Business Combination (each of which corresponds to a share of Common Stock reserved for issuance upon the exchange of Sonder Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement) and assumes the issuance of approximately 19.5 million shares of Common Stock related to exercise of Rollover Options that do not represent legally outstanding shares of Common Stock at the closing the Business Combination. For purposes of the pro forma financial information, the 19.5 million shares are estimated from the number of outstanding Sonder options calculated on a net exercise basis and adjusted based on the Per Share Sonder Common Stock Consideration, which is estimated to be 1.69. The actual number of Common Stock issued upon exercise of the Rollover Options will be determined at closing based on the Option Exchange Ratio.

(3)
Excludes 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be purchased under the Sponsor Subscription Agreement.

(4)
Includes 4,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be purchased under the Sponsor Subscription Agreement.

(5)	There are no adjustments for the outstanding Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share and number of share amounts)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
For the Six Months Ended June 30, 2021
Revenue	$78,827	$78,827
Net loss	$(142,004)	$(142,004)
Net loss per share of Class A Stock—basic and diluted	$(0.52)	$(0.55)
Weighted-average shares outstanding of Class A Stock—basic and diluted	274,424,088	259,422,872
For the year Ended December 31, 2020
Revenue	$115,678	$115,678
Net loss	$(251,661)	$(251,661)
Net loss per share of Class A Stock—basic and diluted	$(0.92)	$(0.97)
Weighted-average shares outstanding of Class A Stock—basic and diluted	274,424,088	259,422,872
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$836,030	$686,012
Total liabilities	$244,655	$244,655
Total stockholders’ equity	$591,375	$441,357

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Comparative Per Share Data of the Company
The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on April 29, 2021, the last trading day before the Business Combination was publicly announced, and on [●], 2021, the last practicable trading day before the date of this proxy statement/prospectus/consent solicitation statement.

Trading Date	Public Units (GMIIU)		Public Shares (GMII)		Public Warrants (GMIIW)
April 29, 2021		$10.25		$9.94		$1.43
[●], 2021	$	[●]	$	[●]	$	[●]
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Sonder Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus/consent solicitation statement, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Sonder
Historical market price information regarding Sonder is not provided because there is no public market for Sonder Stock.
Comparative Historical and Pro Forma Per Share Data
The following table sets forth summary historical comparative share information for the Company and Sonder, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

•
Assuming Minimum Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 15 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $500 million.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The weighted average shares outstanding and net loss per share information for the six months ended June 30, 2021 and for the year ended December 31, 2020 reflect the Business Combination as if it had occurred on January 1, 2020.
The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 19.5 million shares reserved for the potential future issuance of Common Stock upon the exercise of Rollover Options upon the closing of the Business Combination, as such event has not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Sonder and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. The unaudited pro forma combined per share information of the Company and Sonder is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
The unaudited pro forma condensed combined net loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor the loss per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Company and Sonder would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Sonder Equivalent Pro Forma Per Share Data (3)
	Gores Metropoulos II (Historical)	Sonder (Historical)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the six months ended June 30, 2021 (1)
Book Value per share (2)	$(3.46)	$(77.76)	$2.15	$1.70	$3.64	$2.87
Net gain (loss) per share of Class A Stock—basic and diluted	$(0.78)		$(0.52)	$(0.55)	$(0.87)	$(0.92)
Weighted average shares outstanding of Class A Stock—basic and diluted	39,779,006		274,424,088	259,422,872
Net gain (loss) per share of Class F Stock—basic and diluted	$(0.78)
Weighted average shares outstanding of Class F Stock—basic and diluted	11,339,779
Net loss per share of Sonder Common Stock—basic and diluted		$(20.18)
Weighted average shares of Sonder Common Stock outstanding—basic and diluted		7,558,055
As of and for the Year Ended December 31, 2020 (1)
Net gain (loss) per share of Class A Stock—basic and diluted	$—		$(0.92)	$(0.97)	$(1.55)	$(1.64)
Weighted average shares outstanding of Class A Stock—basic and diluted	—		274,424,088	259,422,872
Net gain (loss) per share of Class F Stock—basic and diluted	$—
Weighted average shares outstanding of Class F Stock—basic and diluted	11,500,000
Net loss per share of Sonder Common Stock—basic and diluted		$(39.98)
Weighted average shares of Sonder Common Stock outstanding—basic and diluted		6,261,247

(1)	There were no cash dividends declared in the period presented.

(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of Common Stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Sonder is calculated by multiplying the combined pro forma per share data by the Per Share Sonder Common Stock Consideration set forth in the Merger Agreement.

INFORMATION ABOUT THE COMPANY
General
We are a blank check company incorporated on July 21, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination. Prior to our entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process capitalizes on the ability of our management team to identify, acquire and manage a business that can benefit from our operational expertise, as members of our management team have done in diverse sectors, including industrials, technology, telecommunications, media and entertainment, business services, healthcare and consumer products. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.
On July 23, 2020, our Sponsor purchased an aggregate of 11,500,000 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.002 per share. The Class F Stock comprising the Founder Shares is identical to the Class A Stock included in the Units sold in the Company IPO except that the Class F Stock is convertible under the circumstances described below. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, 250,000 Founder Shares were forfeited on March 7, 2021, and the remaining 11,250,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will be reclassified into shares of Common Stock in connection with the filing of the Amended and Restated Certificate of Incorporation. Prior to January 22, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price.
On January 22, 2021, we consummated the Company IPO of 45,000,000 Public Units of the Company, including 5,000,000 Public Units issued pursuant to the partial exercise of the underwriter’s over-allotment option. Each Public Unit consists of one share of Class A Stock, and one-fifth
of one Public Warrant of the Company, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Public Units were sold at a price of $10.00 per share, generating gross proceeds to us of $450,000,000. Simultaneously with the Company IPO Closing Date, we completed the private sale of an aggregate of 5,500,000 Private Placement Warrants to our Sponsor at a price of $2.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $11,000,000. The Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in the Company IPO, except that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial business combination. The Private Placement Warrants may also be net cash settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On January 22, 2021, a total of $450,000,000, comprised of $439,000,000 of the proceeds from the Company IPO, including approximately $15,750,000 of the underwriters’ deferred discount and $11,000,000 of the proceeds from the sale of the Private Placement Warrants was deposited in Trust Account with Computershare Trust Company, N.A., acting as trustee (the “
Trustee
”). Funds held in the Trust Account have been invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earliest of (i) the consummation of the Business Combination; (ii) the redemption of any shares of Class A Stock properly tendered in connection with a stockholder vote to amend our Current Company Certificate to modify the substance or timing of our obligation to redeem 100% of such shares of Class A Stock if we do not complete an initial business combination by January 22, 2023 and (iii) the redemption of 100% of the shares of Class A Stock if we are unable to complete an initial business combination by January 22, 2023 (subject to applicable law) unless we amend our Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company.
On March 12, 2021, we announced that the holders of our Public Units may elect to separately trade the Class A Stock and Public Warrants included in the Public Units commencing on March 15, 2021, on Nasdaq under the symbols “GMII” and “GMIIW,” respectively. Those Public Units not separated will continue to trade on Nasdaq under the symbol “GMIIU” and each of the Class A Stock and Public Warrants that are separated will trade on Nasdaq under the symbols “GMII” and “GMIIW,” respectively, until the closing of the Business Combination.
On April 29, 2021, the Company entered into the Merger Agreement, which provides for, among other things, the Mergers. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Current Company Certificate.
Initial Business Combination
Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.
Redemption Rights for Holders of Public Shares
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A Stock upon the consummation of the Business Combination at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of June 30, 2021 is approximately $10.00 per Public Share. The per-share
amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount totaling $15,750,000 that we will pay to the underwriter. Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price.
Submission of the Business Combination to a Stockholder Vote
The Special Meeting of our stockholders to which this proxy statement/prospectus/consent solicitation statement relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal).

Limitations on Redemption Rights
Notwithstanding the foregoing, the Current Company Certificate provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO.
Employees
We currently have three officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the current stage of the initial business combination process.
Periodic Reporting and Financial Information
Public Units, Public Shares and Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator (“
URL
”) for this website are intended to be inactive textual references only. Our website is www.Gores.com.
We will be required to evaluate our internal control procedures for fiscal years ending after December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of Sonder to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) of January 22, 2026, the fifth anniversary of the IPO Closing Date, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Stock that is held by non-affiliates
exceeds $700 million as of the prior June 30th, and

(ii) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Our executive offices are located at 6260 Lookout Road, Boulder, CO 80301 and our telephone number is
(303) 531-3100.

MANAGEMENT OF THE COMPANY
Directors, Executive Officers and Corporate Governance
Our current directors and executive officers are as follows:

Name	Age	Title
Dean Metropoulos	74	Chairman
Alec Gores	68	Chief Executive Officer
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
Michael Cramer	68	Director
Joseph Gatto	63	Director
Dean Metropoulos
has been our Chairman since July 2020. Mr. Metropoulos has served as Executive Chairman of the Board of Directors of Hostess since November 2016. Since 2013, Mr. Metropoulos has served as the Executive Chairman of certain subsidiaries of Hostess and a member of the Board of Directors of Hostess. Mr. Metropoulos also served on the Board of Directors of Pabst Brewing Company until 2014. Mr. Metropoulos has over 30 years of experience in acquiring and restructuring businesses in the U.S., Mexico and Europe, focusing on the food and consumer sectors. Mr. Metropoulos has been involved in approximately 84 transactions, including investments in Pabst Brewing, Utz Quality Foods, Pinnacle Foods
(Swanson/Hungry-Man,
Vlasic Pickles, Open Pit Barbeque Sauce, DuncanHines, Log Cabin Syrup, Mrs. Butterworth’s Syrup, Aunt Jemima Frozen Breakfast, Mrs. Paul’s Seafood, Van De Kamp’s Seafood, Celeste Pizza and Lender’s Bagels), Aurora Foods, Stella Foods, The Morningstar Group, International Home Foods (Chef Boyardee, Pam Cooking Spray, Gulden’s Mustard and Bumble Bee Tuna), Ghirardelli Chocolate, Mumm and Perrier Jouet Champagnes, Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), National Waterworks and Hostess, among others. Mr. Metropoulos served as the Chairman of the Board of Directors of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020. Mr. Metropoulos holds a B.S. and an M.B.A. from Babson College. Mr. Metropoulos’ business expertise, financial acumen and business industry contacts make him well qualified to serve as a member of our board of directors.
Alec Gores
has been our Chief Executive Officer since June 2020. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 120 businesses including a current portfolio of 8 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core
businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the board of directors of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the board of directors of Gores Holdings II from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chairman of the board of directors of Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Gores served as the Chief Executive Officer and Director of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020 and has served as a director of Luminar since December 2020. In addition, Mr. Gores has served as the Chairman of the board of directors of Gores Holdings IV since June 2019 until the completion of the UWM acquisition in January 2021. Mr. Gores has served as the Chairman of the board of directors of Gores Holdings V since June 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021, Gores Holdings VI since June 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII since September 2020, Gores Holdings VIII since September 2020, Gores Technology I since December 2020, Gores Technology II since December 2020 and Gores Guggenheim since December 2020. Mr. Gores has also served as the Chief Executive Officer and a director of Gores Metropoulos II since July 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University. Mr. Gores’ significant investment and financial expertise make him well qualified to serve as a member of our board of directors.
Andrew McBride
has been our Chief Financial Officer and Secretary since July 2020. Mr. McBride has served as Director, Finance and Tax at The Gores Group since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Holdings I from January 2016 until completion of the Hostess acquisition in November 2016. Additionally, Mr. McBride served as the Chief Financial Officer and Secretary of Gores Holdings II from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chief Financial Officer and Secretary of Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020. In addition, Mr. McBride has served as the Chief Financial Officer and Secretary of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. McBride has also served as the Chief Financial Officer of Gores Holdings V since June 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021, Gores Holdings VI since July 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII since September 2020, Gores Holdings VIII since September 2020, Gores Technology I since December 2020, Gores Technology II since December 2020, and Gores Guggenheim since December 2020. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado.
Randall Bor
t has served as a member of our board of directors since January 2021. Mr. Bort is a
Co-Founder
of SandTree Holdings, LLC, a private commercial real estate investment firm, and has been a partner at SandTree since November 2012. Previously, Mr. Bort was an investment banker at Drexel Burnham Lambert, BT Securities, Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, The Mercanti Group and Imperial Capital. Mr. Bort has significant financial, transactional and capital markets experience across multiple industries and has worked both domestically and in Asia. Mr. Bort earned a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. Mr. Bort served as a member of the board of directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the board of directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019, as a member of the board of directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020, as a member of the board of directors of Gores Metropoulos, from February 2019 until the completion of the Luminar acquisition in December 2020, and as a member of the board of directors of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Bort has also served as a member of the board of directors of Gores Holdings V since August 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021, Gores Holdings VI since December 10, 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII since February 2021, Gores Holdings VIII since March 2021 and Gores Guggenheim, Inc. since March 2021. Mr. Bort also is a member of the Board of Trustees of Children’s Bureau, a non-profit
organization based in Los Angeles focused

on foster care and the prevention of child abuse. Mr. Bort’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.
Michael Cramer
has served as a member of our board of directors since January 2021. Mr. Cramer has been the Chief Administrative Officer & Executive VP at Hostess Brands, Inc. since 2013 and the Founding Director-Texas Program in Sports and Media at The University of Texas at Austin since 2010. Additionally, Mr. Cramer served as a Director of Gores Metropoulos since its inception in August 2018 until the completion of the Luminar acquisition in December 2020. Mr. Cramer was employed as a Director,
SVP-Business
Planning & Development by The Pabst Brewing Co. from 2010 to 2014, and was previously employed as an Associate Professor by New York University, a Chief Administrative Officer & Executive VP by Pinnacle Foods Corp., a President & Chief Operating Officer by Hicks Sports Group LLC and President of the Texas Rangers Baseball Club and Dallas Stars Hockey team, an Executive Vice President & General Counsel by Morningstar Group, Inc., an Executive
VP-Administration &
General Counsel by Stella Foods, Inc., a Vice President by CDM Hostess Class C LLC, a Vice President by Fairmont Aviation LLC, a Principal by Ghirardelli Chocolate Co., and a Director & Executive Vice President by International Home Foods, Inc. He also practiced law for approximately 10 years in Wisconsin. He received his undergraduate degree from State University of New York at Albany and a J.D. from Marquette University Law School. Mr. Cramer’s significant financial and strategic expertise make him well qualified to serve as a member of our board of directors.
Joseph Gatto
has served as a member of our board of directors since January 2021. Mr. Gatto was a partner at Perella Weinberg Partners, L.P., a leading independent global financial services firm providing corporate advisory and asset management services (“
PWP
”) from 2012 through 2018. Prior to his employment at PWP, Mr. Gatto was an investment banker holding senior roles in mergers and acquisitions and corporate finance at Goldman, Sachs & Co., Lehman Brothers Inc. and Barclays plc. Mr. Gatto served as a Director of Gores Metropoulos since its inception in August 2018 until the completion of the Luminar acquisition in December 2020. Mr. Gatto has significant financial, transactional and capital markets experience, particularly in the consumer products and retail industries, and has worked with clients in the Americas, Europe and Asia. Mr. Gatto has also served as an Adjunct Professor of Law at the University of Pennsylvania Law School and a Fellow at Harvard University’s Advanced Leadership Initiative. Mr. Gatto holds an A.B. in economics and international affairs from the Woodrow Wilson School at Princeton University. He also holds an M.B.A. from the Wharton School of the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School. Mr. Gatto’s significant investment banking, financial and strategic expertise make him well qualified to serve as a member of our board of directors.
Number and Terms of Office of Officers and Directors
Our Board consists of four directors. Our officers are appointed by our Board and serve at the discretion of our Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our current bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by our Board.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in
rules and a limited exception, the rules of Nasdaq and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
Our Board established an audit committee of the Board. Messrs. Bort, Cramer, and Gatto serve as members of our audit committee. Mr. Bort serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs Bort, Cramer, and Gatto are each independent.
Each member of the audit committee is financially literate and our Board has determined that Mr. Bort qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving
all audit and permitted
non-audit
services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Board established a compensation committee of the Board. Messrs. Bort, Cramer and Gatto serve as members of our compensation committee. Mr. Cramer serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Bort, Cramer and Gatto are each independent.
We have adopted a compensation committee charter that details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
It is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The Current Company Certificate also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our Board. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our current bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that for the year ended December 31, 2020 there were no delinquent filers.

Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6260 Lookout Road, Boulder, CO 80301 or by telephone at (303)
531-3100.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on
Form 8-K.
Conflicts of Interest
The Gores Group manages several investment vehicles and Mr. Metropoulos, together with trusts for the benefit of his family, engages in private equity investing. Mr. Metropoulos, funds managed by The Gores Group or their respective affiliates may compete with us for acquisition opportunities. If any of them decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated by Mr. Metropoulos, or within The Gores Group, including by Mr. Gores, may be suitable for both us and for the Metropoulos family or a current or future fund of The Gores Group and may be directed to Mr. Metropoulos or such investment vehicle rather than to us. Neither Mr. Metropoulos, The Gores Group nor members of our management team who are also employed by certain affiliates of Mr. Metropoulos or The Gores Group have any obligation to present us with any opportunity for a potential Business Combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Mr. Metropoulos, The Gores Group and/or our management, in their capacities as officers or managing directors of The Gores Group or in their other endeavors, may be required to present potential Business Combinations to the related entities described above, current or future The Gores Group investment vehicles, Mr. Metropoulos or third parties, before they present such opportunities to us.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an initial business combination opportunity. Accordingly, if any of our officers or directors becomes aware of an initial business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
In addition, our Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to consummation of the Business Combination. As a result, our Sponsor, officers or directors could have conflicts of interest in determining whether to present initial business combination opportunities to us or to any other blank check company with which they may become involved. In particular, affiliates of our Sponsor are currently sponsoring five other blank check companies, Gores Holdings VII, Inc. (“
Gores Holdings VII
”), Gores Holdings VIII, Inc. (“
Gores Holdings VIII
”), Gores Technology Partners, Inc. (“
Gores Technology
”), Gores Technology Partners II, Inc. (“
Gores Technology II
”), and Gores Guggenheim, Inc. (“
Gores Guggenheim
”). Gores Holdings VII, Gores Holdings VIII, and Gores Guggenheim may seek to complete a business combination in any location and are not focusing on any particular industry for business combinations. Gores Technology and Gores Technology II may seek to complete a business combination in any location and are focusing on a business combination in the technology industry.

Further, Mr. Gores, our Chief Executive Officer, serves as Chairman of Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II, and Gores Guggenheim. Mr. McBride, our Chief Financial Officer, serves as the Chief Financial Officer for Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II, and Gores Guggenheim. Mr. Bort, our director, serves as a director of Gores Holdings VII, Gores Holdings VIII, and Gores Guggenheim. Any such companies, including Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II, and Gores Guggenheim may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any potential conflicts would materially affect our ability to complete an initial business combination.
Potential investors should also be aware of the following other potential conflicts of interest:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Therefore, shares of Class F Stock held by the Initial Stockholders will convert on a one-for-one basis in connection with the consummation of the Business Combination (including the PIPE Investment);

•
the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares and (after giving effect to the cancellation of 250,000 Founder Shares on March 7, 2021) the remaining 11,250,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $112.5 million but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the Company IPO and the substantial number of shares of Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the Company IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 22, 2023;

•
the fact that our Sponsor paid an aggregate of approximately $11,000,000 for its 5,500,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if an initial business combination is not consummated by January 22, 2023;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that, in exchange for serving on the Board, each of our independent directors, Messrs. Bort, Cramer, and Gatto, received a nominal economic interest through the transfer from our Sponsor of 25,000 Founder Shares at their original purchase price of $0.002 per share. If the Company fails to complete an initial business combination by January 22, 2023, these Founder Shares will become worthless. As a result, our independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate the Company’s initial business combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by January 22, 2023;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Common Stock	Value of Common Stock (1)
Gores Metropoulos Sponsor II, LLC (2)	15,175,000	$151,750,000
Alec Gores (2)	15,175,000	$151,750,000
Dean Metropoulos	0	$0
Andrew McBride	0	$0
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination.
(2)
Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 11,175,000 shares of Class F Stock and 4,000,000 shares of Common Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated), and ultimately exercises voting and dispositive power of the securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

•
the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees;

•
the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,000,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,000,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination; and

•	the fact that we will reimburse our Sponsor for the fees and expenses it incurs in connection with the Business Combination.
In the aggregate, Sponsor and its affiliates have approximately $123,500,000 at risk that depends upon the completion of a business combination. Specifically, $112,500,000 of such amount is the value of the Sponsor’s and its affiliates’ Class F Stock (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and $11,000,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the purchase price of $2.00 per Private Placement Warrant). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
These interests may influence our directors in making their recommendation that Company stockholders vote in favor of the approval of the Business Combination.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the Current Company Certificate provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.
Our Initial Stockholders have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Company IPO in favor of the Business Combination and our officers and directors have also agreed to vote any Public Shares purchased during or after the offering in favor of the Business Combination. Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Dean Metropoulos	Hostess Brands, Inc.	Consumer	Executive Chairman
	Pabst Brewing Company	Investments	Director

Alec Gores	The Gores Group, LLC	Investments	Chief Executive Officer
	Gores Holdings VII, Inc. (1)	Investments	Chairman
	Gores Holdings VIII, Inc. (1)	Investments	Chairman
	Gores Technology Partners, Inc. (1)	Investments	Chairman
	Gores Technology Partners II, Inc. (1)	Investments	Chairman
	Gores Guggenheim, Inc. (1)	Investments	Chairman
	Luminar Technologies, Inc.	Automotive	Director

Andy McBride	The Gores Group, LLC	Investments	Senior Vice President – Finance-Tax
	Gores Holdings VII, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Holdings VIII, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners II, Inc. (1)	Investments	Chief Financial Officer and Secretary
	Gores Guggenheim, Inc. (1)	Investments	Chief Financial Officer and Secretary

Individual	Entity	Entity’s Business	Affiliation
Randall Bort	Gores Holdings VII, Inc. (1)	Investments	Director
	Gores Holdings VIII, Inc. (1)	Investments	Director
	Gores Guggenheim, Inc. (1)	Investments	Director
	SandTree Holdings, LLC	Real Estate Investments	Partner
	Children’s Bureau	Non-Profit	Trustee

Michael Cramer	Hostess Brands, Inc.	Consumer	Chief Administrative Officer & Executive VP
	The University of Texas at Austin	Education	Founding Director – Texas Program in Sports and Media

(1)
This entity’s amended and restated charter contains a waiver of the corporate opportunity doctrine. Accordingly, there is no conflicting obligation to bring opportunities to this entity before the Company.

Accordingly, if any of the above executive officers or directors become aware of an initial business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor these obligations to present such initial business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, executive officers or directors. In the event we seek to complete the Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our Company from a financial point of view.
Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination.
Limitation on Liability and Indemnification of Officers and Directors
The Current Company Certificate provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current Company Certificate provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Company Certificate. Our current bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation
None of our officers or directors has received any cash compensation for services rendered to us. Commencing on January 19, 2021, we have agreed to pay monthly recurring expenses of $20,000 to The Gores Group for office space, administrative and secretarial and administrative support. Upon completion of an initial business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay, but have not paid, our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigation and completing an initial business combination. The individuals will be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable potential initial business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of an initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after an initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management team to remain with us after the consummation of an initial business combination will be a determining factor in our decision to proceed with any initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Audit Committee Report
Our Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as “PCAOB,” Auditing Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Auditing Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Fees and Services
Fees for professional services provided by our independent registered public accounting firm from July 21, 2020 (inception) through December 31, 2020.

For the Period from July 21, 2020 (inception) through December 31, 2020
Audit Fees	$40,000
Audit Related Fees	—

Tax Fees	—
All Other Fees	—

Total	$40,000
Pre-Approval
Policy
The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee has and shall review and, in its sole discretion, pre-approve
all audit and permitted
non-audit
services to be provided by the independent auditors as provided under the audit committee charter.

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement/prospectus/consent solicitation statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus/consent solicitation statement entitled “
Risk Factors
” and “
General Information—Cautionary Note Regarding Forward-Looking Statements
.”
Overview
We are a blank check company incorporated on July 21, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses. We completed the Company IPO on January 22, 2021. Since completing the Company IPO, we have reviewed a number of opportunities to enter into an initial business combination with an operating business, and intend to effectuate the Business Combination using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants.
Recent Developments
Proposed Sonder Business Combination
On April 29, 2021, the Company entered into a Merger Agreement, by and among the Company, First Merger Sub, Second Merger Sub, and Sonder, which provides for, among other things: (a) the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by our Current Company Certificate.
The Merger Agreement and the transactions contemplated thereby were unanimously approved by each of the Board on April 29, 2021 and the Sonder Board on April 29, 2021.
The Merger Agreement
Merger Consideration
Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger, (a) each share of Sonder Common Stock will be converted into the right to receive a number of newly-issued shares of Common Stock, equal to the Per Share Sonder Common Stock Consideration and (b) each share of Sonder Special Voting Common Stock will be converted into the right to receive a number of newly-issued shares of Post-Combination Company Special Voting Common Stock equal to the Per Share Sonder Special Voting Stock Consideration.
Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to all of the stockholders of Sonder will be an aggregate number of shares of Company Common Stock (deemed to have a value of $10.00 per share) equal to $2,176,603,000, divided by $10.00. Furthermore, the Company will reserve for issuance to each holder of Post-Combination Canada Exchangeable Common Shares, upon the exchange thereof following the closing of the Business Combination, an aggregate number of shares of Company Common Stock equal to the number of shares of Post-Combination Company Special Voting Common Stock issuable pursuant to the Merger Agreement.
In addition to the consideration to be paid at the closing of the Business Combination, holders of Sonder Common Stock, Sonder Canada Exchangeable Common Shares and Sonder Warrants as of immediately prior to the effective time of the First Merger will be entitled to receive their pro rata share of an additional number of Earn Out Shares from the Company, issuable in Common Stock and subject to the terms provided in the Merger Agreement, up to an aggregate of 14,500,000 shares collectively issuable to all such holders of Sonder Common Stock, Sonder Canada Exchangeable Common Shares and Sonder Warrants.
Treatment of Sonder’s Equity Awards
Pursuant to the Merger Agreement, at the closing of the Business Combination, each Sonder Stock Option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Common Stock (pursuant to a ratio based on the Per Share Sonder Common Stock Consideration), at an adjusted exercise price per share. Each such converted option will be subject to the same terms and conditions as were applicable immediately prior to such conversion, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
Private Placement Subscription Agreements
On April 29, 2021, the Company entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Company Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) as part of the PIPE Investment.
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; or (d) if the closing of the Business Combination shall not have occurred by October 28, 2021. As of the date hereof, the shares of Company Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the closing of the Business Combination, file with the SEC a registration statement (the “
Post-Closing Registration Statement
”) registering the resale of such shares of Common Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
Recent Stockholder Action
The Company and the members of its Board of Directors have been named as defendants in a putative stockholder action filed in the Supreme Court of the State of New York, County of New York, captioned
Rylan Harvey v. Gores Metropoulos II, Inc., et al.
, Index No. 654693/2021, in connection with the Business Combination. The complaint generally alleges breach of fiduciary duty and aiding and abetting claims relating to, among other things, alleged misstatements and omissions in this proxy statement/prospectus/consent solicitation statement filed by the Company with the SEC on July 7, 2021 in connection with the Business Combination. The complaint seeks, among other things, injunctive relief and an award of attorneys’ fees. The Company believes these claims are without merit, and intends to vigorously defend against them.
Results of Operations
For the six months ended June 30, 2021, we had net income of $761,330, of which $5,945,000 is non-cash
gain related to the change in fair value of the warrant liability. Our business activities during the quarter mainly consisted of identifying and evaluating prospective acquisition candidates for a Business Combination. We believe that we have sufficient funds available to complete our efforts to effect a Business Combination with an operating business by January 22, 2023. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination.
As indicated in the accompanying unaudited financial statements, at June 30, 2021, we had $53,080 in cash and deferred offering costs of $15,750,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our Business Combination will be successful.
Liquidity and Capital Resources
On July 23, 2020, the Sponsor purchased 11,500,000 Founder Shares for $25,000, or approximately $0.002 per share. On January 12, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price. On March 7, 2021, the Sponsor forfeited 250,000 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering.
On January 22, 2021, we consummated our Public Offering of 45,000,000 Units at a price of $10.00 per Unit, including 5,000,000 Units as a result of the underwriters’ partial exercise of its over-allotment option, generating gross proceeds of $450,000,000. On the IPO Closing Date, we completed the private sale of an aggregate of 5,500,000 Private Placement Warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, to our Sponsor, at a price of $2.00 per Private Placement Warrant, generating gross proceeds, before expenses, of $11,000,000. After deducting the underwriting discounts and commissions (excluding the Deferred Discount, which amount will be payable upon consummation of the Business Combination, if consummated), the total net proceeds from our Public Offering and the sale of the Private Placement Warrants were $452,000,000, of which $450,000,000 (or $10.00 per share sold in the Public Offering) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $2,000,000 at the closing of our Public Offering. Interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, subject to an annual limit of $900,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.
Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “
Note
”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Public Offering. The Note was non-interest
bearing and payable on the earlier of July 31, 2021 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.
On February 17, 2021, the Sponsor made available to the Company a loan of up to $1,500,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going
operational expenses and certain other expenses in connection with the Proposed Business Combination. The note is unsecured, non-interest
bearing and matures on the earlier of: (i) February 28, 2022 or (ii) the date on which the Company consummates the Proposed Business Combination. As of June 30, 2021, the amount advanced by Sponsor to the Company was $1,000,000.
As of June 30, 2021 and December 31, 2020, we had cash held outside of the Trust Account of approximately $53,080 and $160,314, respectively, which is available to fund our working capital requirements. Additionally, interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, subject to an annual limit of $900,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.
At June 30, 2021 and December 31, 2020, the Company had current liabilities of $24,807,367 and $461,173 and working capital of ($23,211,715) and ($14,918), respectively, the balances of which are primarily related to warrants we have recorded as liabilities. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination.

We intend to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of Regulatory Withdrawals and taxes payable) to consummate our Business Combination. Moreover, we may need to obtain additional financing either to complete a Business Combination or because we become obligated to redeem a significant number of shares of our Class A Stock upon completion of a Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our Business Combination, the remaining proceeds held in our Trust Account, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.
Off-balance
sheet financing arrangements
We had no obligations, assets or liabilities which would be considered off-balance
sheet arrangements at December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements.
We had not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial
agreements involving assets.
Contractual obligations
As of June 30, 2021 and December 31, 2020, we did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities. In connection with the Company IPO, we entered into an administrative services agreement to pay monthly recurring expenses of $20,000 to The Gores Group for office space, utilities and secretarial support. The administrative services agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of the Company.
The underwriters are entitled to underwriting discounts and commissions of 5.5% ($24,750,000), of which 2.0% ($9,000,000) was paid at the closing of the Company IPO, and 3.5% ($15,750,000) was deferred. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the Deferred Discount.
Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“
U.S. GAAP
”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“
SEC
”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2021 and December 31, 2020 and the results of operations and cash flows for the periods presented. Operating results for the six months ended June 30, 2021 and the twelve months ended December 31, 2020 are not necessarily indicative of results that may be expected for the full year or any other period. The Company was formed on July 21, 2020. Therefore, these financial statements do not include comparative statements to prior 2020 periods.

Offering Costs
The Company complies with the requirements of FASB ASC Topic
340-10-S99-1,
“
Other Assets and Deferred Costs—SEC Materials
” (“
ASC
340-10-S99
”) and SEC Staff Accounting Bulletin Topic 5A, “
Expenses
of Offering
.” Offering costs were $25,363,020 (including $24,750,000 in underwriters’ fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the Company IPO and are charged to stockholders’ equity upon the completion of the Company IPO. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $918,141 are reflected as an expense in the statement of operations.
Net Loss Per Common Share
The Company has two classes of shares, which are referred to as Class A Stock and Class F Stock. Earnings and losses are shared pro rata between the two classes of shares. The Public Warrants and the Private Placement Warrants to purchase 14,500,000 shares of Common Stock at $11.50 per share were issued on January 22, 2021. At June 30, 2021, no warrants have been exercised. The 14,500,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the six months ended June 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	For the Six Months Ended June 30, 2021
	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss) including accretion of temporary equity	$(31,106,139)	$(8,867,410)

Denominator:
Weighted-average shares outstanding	39,779,006	11,339,779
Basic and diluted net income/(loss) per share	$(0.78)	$(0.78)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Recently Issued Accounting Pronouncements Not Yet Adopted
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if a business combination is completed where the impact could be material.
Critical Accounting Policies
The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Warrant Liability
We account for the Company Warrants issued in connection with the Company IPO in accordance with the guidance contained in ASC
815-40
under which the Company Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Company Warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Company utilizes a Monte Carlo simulation methodology to value the Company Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The key assumptions in the option pricing model utilized are assumptions related to expected share price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the closing date of the Company IPO was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the Company Warrants is assumed to be six months until the closing of an initial business combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
Quantitative and Qualitative Disclosures About Market Risk
Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Our business activities for the six months ended June 30, 2021 consisted solely of organizational activities and activities relating to our Public Offering and the identification of a target company for our Business Combination. As of June 30, 2021, $450,018,248 (including accrued interest and dividends and subject to reduction by the Deferred Discount due at the consummation of the Business Combination) was held in the Trust Account for the purposes of consummating our Business Combination. As of June 30, 2021, investment securities in the Company’s Trust Account consist of $450,018,248 in money market funds and $0 in cash. As of June 30, 2021, the effective annualized rate of return generated by our investments was approximately 0.0003%.
We have not engaged in any hedging activities during the six months ended June 30, 2021. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.
Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
As required by Rules
13a-15
and
15d-15
under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2021. Based upon their evaluation at that earlier time, our Chief Executive Officer and Chief Financial Officer had concluded that our disclosure controls and procedures (as defined in
Rules 13a-15(e)
and
15d-15(e)
under the Exchange Act) were effective. On April 12, 2021, the staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “
SEC Staff Statement
”). In light of the SEC Staff Statement, the Company’s management further evaluated its warrants under FASB ASC Topic
815-40,
which addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Based on management’s evaluation, the Audit Committee of our Board (the “
Audit Committee
”), in consultation with management, concluded that the Company’s warrants were not indexed to the Company’s common stock in the manner contemplated by FASB ASC
815-40.
As a result, the Company is required to classify the warrants as derivative liabilities measured at their estimated fair values at the end of each reporting period, to recognize changes in the estimated fair value of the derivative instruments from the prior period that should be reported in the Company’s operating results for the current period. In the process of evaluating its financial statements the Company also revisited its financial statements to classify all Class A Stock in temporary equity. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Subsequently, our management re-evaluated,
with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of June 30, 2021. Based upon that evaluation, and in light of the SEC Staff Statement, our Chief Executive Officer and Chief Financial Officer concluded that, due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments, our disclosure controls and procedures were not effective as of June 30, 2021. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Internal Control Over Financial Reporting
This proxy statement/prospectus/consent solicitation statement does not include a report of the Company’s management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by rules of the SEC for newly public companies; however, in light of management’s conclusion, following a review of the warrants in connection with the SEC Staff Statement, to reclassify the Company’s warrants, our internal control over financial reporting did not result in sufficient risk assessment of the underlying accounting for certain financial instruments which we determined to be a material weakness.
During the most recently completed fiscal quarter, there has been no change that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT SONDER
Overview
Sonder is on a mission to revolutionize hospitality through design and technology to make a world of better stays open to all. Sonder’s idea was born from a simple belief that “big box” hotels are unremarkable, home-share ‘hosts’ are often unreliable, boutique hotels are too expensive, and that there is a better way to stay. Sonder provides better choice, comfort, reliability, and value brought to life through design and technology.
Sonder accommodations come in a variety of shapes and sizes to suit all guest needs: from an apartment to a hotel room, for a night, a week, or more. Its unique product portfolio serves many use cases, from one night to extended stays for various traveler types: from leisure travelers and families, to digital nomads and professionals.
Sonder operates and manages each of its 250+ live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground
support. With an innovative
end-to-end
model, Sonder offers elevated and consistent quality at a compelling value to its guests.
Sonder had Live Units in 36 markets across nine countries and three continents as of June 30, 2021. It had approximately 1,200 employees as of June 30, 2021 distributed across its global headquarters in San Francisco, Montreal and Denver, as well as its localized teams in each of its active markets around the world.

Sonder’s Origin
While a university student in Montreal, Sonder’s
co-founder
and CEO Francis Davidson managed a handful of apartments and began to envision a new set of ideals for hospitality. Over the next few summers, he experimented with matching travelers to vacant student apartments across cities and managing other people’s apartments for short-term rentals. A few years later, he and co-founder
Martin Picard solidified the foundation that would become Sonder today.
Sonder Today
What began as a journey to provide short-term living solutions for travelers has grown into a celebration of inspiring design, modern service and a seamless experience, providing a better stay for all. Less than a decade after being dreamt up in a college dorm room, Sonder has grown into a global business operating over 5,500 Live

Units across 36 markets and nine countries, and with over 9,000 additional Contracted Units as of June 30, 2021. Sonder has hosted over one million guests around the world, from New York City to New Orleans, Montreal to Mexico City, Dublin to Dubai, and beyond.
Sonder is Positioned at the Nexus of Modern Hospitality

Sonder is Positioned at the Nexus of Modern Hospitality Guests Tech-centric Design-led Higher quality Lower cost Real estate developers Compelling economics Hands-off management Credentialed partner Sonders platform manages the end-to-end guest experience
Sonder provides a unique solution to (i) serve the demands of the modern traveler, and (ii) tap into the underutilized commercial real estate and hospitality supply in cities around the world. Sonder’s design-led,
tech-enabled experience drives exceptional value to both guests and real estate owners, as Sonder transforms high quality properties provided by real estate owners into exceptional experiences for Sonder’s guests.
The Sonder Flywheel

Faster Supply, Revenue & Property Level Profit Growth Better Guest Experience & Cost Structure Better Unit Economics & Brand Improved Deal Terms and Conversion Rateson Better Supply Investmentsin Tech12345
Sonder’s business model creates a powerful “flywheel effect.” Sonder continually invests in technology to drive operational efficiencies and elevate guest experiences, resulting in a strong brand and robust unit economics. Sonder believes this will allow Sonder to continue improving the quality and quantity of the supply it can aggregate, driving growth and profitability that enables yet further investment.
Sonder is Centered Around the Guest Experience
Sonder strives to deliver a better way to stay and puts the guest experience at the center of everything it does. Pioneering a digitally empowered guest experience, Sonder’s technology provides frictionless stays including digital check-in,
keyless entry and
no-line
lobbies which have long formed the foundation of its tech-enabled offering and are now essential hallmarks of a safe stay. Fully-equipped kitchens, extra living space and private laundry facilities, which are available in many Sonder apartment spaces, have also become increasingly important in an age of physical distancing.
A Passion for Design

Sonder is focused on bringing its passion for design and creativity to its guests. Sonder takes pride in the spaces and experiences it brings to life through its interdisciplinary teams and external partnerships spanning architecture, product and service design, graphic communications, copywriting, and more. Sonder properties have been featured in publications including
Surface
,
Travel + Leisure
,
Condé Nast Traveler
,
Elle Decor
,
Fast Company
,
Forbes
,
CNBC
and
House Beautiful
.
Supply Growth Strategy
As of June 30, 2021, Sonder had a Total Portfolio of nearly 15,000 Live and Contracted Units diversified across both apartments and hotels. Supply growth—the expansion of Sonder’s Total Portfolio of global properties—is one of Sonder’s largest drivers of expected revenue growth over the next several years.
In the short-term, Sonder intends to focus its supply growth efforts primarily on its existing markets where it already has Live and/or Contracted Units. Sonder has spent the last several years building localized teams and relationships with developers, investors and property owners, and believes there is significant opportunity for further expansion in these existing markets. In the next three to five years, Sonder plans to expand its geographic presence into Asia and further into Latin America (building on its Mexico launch in late 2020) with plans to explore diversifying into other additional accommodation categories.

Technology Underpins Sonder’s Operations
Sonder believes the future of the hospitality industry is one where technology and design are applied to every aspect of the business, not just the transaction. Much like the
e-commerce
industry evolved from pure marketplaces to vertically integrated platforms delivering end-to-end
services, Sonder applies innovation to every facet of hospitality in an end-to-end
model that
re-imagines
the entire guest experience. From supply growth and interior design, to property openings, demand generation and day-to-day
operations, technology is infused into Sonder’s DNA. Sonder believes vertically integrated businesses may be more arduous to build, but that vertical integration is more valuable and defensible in the long run given its advantage in enhancing the guest experience and reducing operating costs.
Sonder’s proprietary technology leads guests through their entire Sonder experience — beginning with easy, intuitive browsing of Sonder’s full portfolio to seamlessly reserving a unit. Upon arrival, Sonder’s “lobby on your phone” technology guides guests through its in-app
check-in
and
one-touch
WiFi. Its digital concierge feature offers curated lists of localized food and experience recommendations to help guests get the most out of their stay. Guests can book intra-stay cleaning and self-serve requests through Sonder’s app throughout their stay, then seamlessly checkout or request trip extensions—from a few hours to days.
In addition to its guest-facing technology, Sonder’s proprietary technology underpins its hospitality operations. This proprietary technology powers Sonder’s business processes and operations, from supply growth to building openings and day-to-day
operations. Sonder has also:

•	Built infrastructure to fuel its underwriting efforts;

•	Built technology to facilitate its global supply chain for furniture, art and fixtures;

•	Developed a proprietary booking engine;

•	Developed pricing and calendar revenue management software as well as room attribution algorithms; and

•	Developed internally designed task and workflow management software.
The integration of each of these proprietary tools is key to Sonder providing a better experience for guests at an attractive price. By leveraging technology in nearly all areas of its operations, Sonder is able to reduce operating costs by as much as 50% versus traditional hotels, which also allows its business to scale rapidly while delivering an outstanding, modern guest experience.
COVID-19
Pandemic Response Strategy
The
COVID-19
pandemic transformed how society operates, connects and travels. It also created incredible challenges: immense human suffering and an enormous economic impact, particularly for the hospitality sector.
In early March 2020, in response to the early effects of the
COVID-19
pandemic, Sonder acted quickly to first and foremost ensure its guests’ safety, while also reducing costs and bolstering revenues to mitigate the impacts of the pandemic on its operations. As part of its
COVID-19
pandemic response strategy, Sonder renegotiated a significant portion of its Total Portfolio of real estate contracts, significantly reduced overhead costs, and pivoted to new sources of demand. Sonder’s quick and nimble actions at the beginning of the
COVID-19
pandemic enabled it to weather the worst of the lockdowns and other
COVID-19
pandemic responses, and positioned Sonder for rapid growth as the travel sector recovers.

•
Safety:
Features such as digital
check-in,
keyless entry, and
no-line
lobbies, which have long formed the foundation of Sonder’s tech-enabled offering, are now essential hallmarks of a safe stay. However, knowing that even ‘great’ isn’t good enough when it comes to its guests’ well-being, Sonder has deployed enhanced standards and services in response to the
COVID-19
pandemic including: enhanced

cleaning protocols, social distancing and occupancy limits in common areas, flexible cancellation policies, and contactless service through its in-app
messaging platform to rapidly connect guests with Sonder’s guest services team.

•
Demand Generation:
In March 2020, Sonder launched its “Travel Well” marketing campaign focused on new and growing use cases that were increasingly prevalent during the pandemic, including extended stays of 14 nights or longer. Sonder also launched inbound and outbound sales teams focused on driving incremental extended stay demand and bolstering occupancy, and invested in performance marketing for the first time in its history. While its Occupancy Rate dropped to 43% in April 2020 (compared to Traditional Hotels’ lowest point at 11% Occupancy in April 2020), Sonder quickly saw its Occupancy Rate return to 70% by June 2020, and stabilize at an average of approximately 70% for the second half of 2020 (compared to Traditional Hotels at less than 25%).

•
Rent Savings:
Sonder has been (and continues to be) successful in obtaining a downside protection against future recessions in many of its leases, which comes in the form of receiving rent abatement in the event of a recession or a decline in year-over-year Revenue per Available Room (“
RevPAR
”). In 2020, upon the onset of the pandemic, Sonder utilized these recession relief clauses. These clauses, combined with additional rent concessions and deferrals obtained through renegotiations, enabled Sonder to realize meaningful rent savings compared to its budget established in the first quarter of 2020 (prior to the COVID-19 pandemic).

•
Portfolio Rebalancing:
Prior to the pandemic, Sonder planned to review its Total Portfolio and, where feasible (such as through the exercise of termination rights, term expirations/non-renewals,
or lease
buy-outs),
systematically reduce its footprint in underperforming markets and exit certain areas of its legacy portfolio. In particular, it planned to exit less favorable long-term rental units and certain scattered units where Sonder operated non-contiguous
portions of a building. The
COVID-19
pandemic accelerated this planned portfolio rebalancing. Through negotiations with real estate owners and exercise of termination rights, Sonder exited contracts for approximately 3,400 Live and Contracted Units from March 1, 2020 through December 31, 2020, allowing Sonder to rebalance its Total Portfolio and minimize cash losses during the height of lockdowns.

•
Overhead Cost Reductions:
In March 2020, Sonder temporarily reduced its workforce through layoffs, furloughs and reduced hours in response to significantly suppressed demand and longer Length of Stay associated with the onset of the
COVID-19
pandemic in North America. In addition, Sonder paused all efforts to contract new units in order to focus on preserving cash and optimizing its existing Live Unit portfolio’s performance. As a result of these cost reduction initiatives, Sonder was able to greatly reduce annualized overhead expenses for 2020 compared to its budget established in the first quarter of 2020 (prior to the
COVID-19
pandemic).

Although there is still uncertainty regarding the long-term impacts of the
COVID-19
pandemic on the hospitality industry, the desire for exploration and shared experiences has not diminished. Travel uniquely addresses this fundamental need and will continue to play an integral role of bringing people together. Sonder believes its portfolio of beautifully designed apartments and hotels, combined with its unique technology-enabled service model, are well-suited to satisfy the changing needs of the modern traveler.
Industry Background and Market Opportunity
Continuing Evolution of the Hospitality Industry
Hospitality is a large and global industry that continues to evolve, with an estimated market size of over $800 billion in 2019. The modern hospitality industry developed over a century ago with the creation of the hotel brand—multiple properties spread across numerous geographies owned, operated and branded by one company. Brands like Hilton, Marriott and Holiday Inn introduced consistent standards and reliable quality to their guests, setting the precedent for today’s status quo of “big box” hotels. Boutique hotel brands emerged in the early 2000s, providing a consistent guest experience while seeking to reduce the “big box” feel of traditional hotel brands. At the same time, online travel agencies (“
OTAs
”) such as Expedia and Booking.com emerged as an alternative hospitality business model and fundamentally altered the way travelers discover and book accommodations. While OTAs first focused on filling existing inventory, companies such as Airbnb, Vrbo and other disruptive marketplaces have since emerged, expanding travelers’ conception of hospitality and establishing homeshares as a key aspect of the short-term rental market. These disruptive marketplaces primarily focus on applying technology to match travelers with accommodation providers, yet leave the vast majority of the value-chain untouched by technology.
Both branded hotel and marketplace operating models have historically proven to be attractive, yet neither model fully serves the needs of the modern traveler. These models have been slow to adapt to the ongoing revolution in technology, most notably mobile technology, which has swept through most other aspects of our daily lives. Today, the modern traveler is faced with three primary accommodation options when traveling:

•	Boutique and luxury hotels offering unique, locally-driven experience and high quality accommodations, but at unrealistic price points for the vast majority of travelers;

•	Large, branded “big box” hotels offering a consistent guest experience at an affordable price, often at the cost of local flavor and aesthetics the modern traveler desires; and

•	Short-term rentals offering attractive pricing and infused with local character, yet plagued by inconsistent quality and guest experiences.
Sonder believes it merges the best attributes of each of these existing options, while also avoiding their shortcomings. It consistently delivers high quality brand standards with the attractive characteristics of short-term rentals at a compelling value for its guests. Sonder spaces are designed to inspire and powered by proprietary technology. Its business model positions it at the nexus of hospitality and technology, providing it with a distinctive addressable market and setting the stage for it to benefit from long term and emerging trends in the hospitality industry.

Sonder’s Addressable Market is Large with Significant Room for Growth
Given Sonder’s differentiated product offering of both apartments and hotels, its business extends into multiple segments of the hospitality industry ($91 billion Global Short-Term Rental Market and $222 billion Global Luxury / Upscale Hotel Market) which together comprise $313 billion of the $809 billion global hospitality industry in 2019, estimated by Euromonitor. This leaves at least $496 billion of untapped opportunity for Sonder to address in adjacent market segments. These untapped hospitality markets are primarily comprised of mid-market
and budget hotels, as well as smaller, unrated hotels and hostels/inns/lodges.
While the global hospitality market is estimated to have suffered a 42% decline in 2020 due to the
COVID-19
pandemic, Euromonitor projects annual industry growth of nearly 16% through 2025 (compared to the 2014 through 2019 average annual growth rate of 3%). Sonder believes it can outperform the global hospitality market due to its differentiated guest experience and favorable positioning to benefit from the industry trends described below.
Global Hospitality Market

$91B $222B Global Luxury and Upscale Hotel Spend Untapped Lodging Global Short Term Rental Market$495B $808B Total Addressable Global Lodging Market in 2019 $595B $120B$253B Global Luxury and Upscale Hotel Spend Untapped Lodging Market Global Short Term Rental Market $968B Total Addressable Global Lodging Market in 2025 Source: Euromonitor
Source: Euromonitor
Sonder is Well Positioned to Benefit from Trends in the Hospitality Industry
Sonder is well positioned to benefit from trends in the global hospitality industry given the uniqueness of its product offering. Over time, Sonder expects to win market share from branded incumbents and expand further into untapped sectors of the broader hospitality market.

•
Increasing Consumer Demand for Travel:
While short-term demand for travel and hospitality have experienced unprecedented declines due to the
COVID-19
pandemic, travel has grown significantly over the last 20 years. Skift estimates there were 588 million global travelers in 1999, growing to 1.3 billion in 2019, an approximately 2.2x increase in 20 years. Additionally, over the last 20 years, according to the U.S. Bureau of Economic Analysis, Euromonitor and STR, hospitality revenues have generally outpaced GDP growth in the U.S. As the world continues to recover from the
COVID-19
pandemic, Euromonitor expects consumer demand for travel to sharply rebound from the historic lows in 2020, which saw U.S. and global domestic travel decline by 42% and 33%, respectively. Euromonitor estimates consumer demand will surpass 2019 levels by 2022, with estimated 2022 U.S. and global domestic trips of approximately 1.2 billion and 13.7 billion, respectively.

•
The Emergence of Short-Term Rentals as a Widely Accepted Hospitality Category:
Short-term rentals have increasingly gained traction as an alternative to traditional hotels, further accelerated by the success of Airbnb and Vrbo. These disruptive marketplaces expanded the short-term rental market by popularizing homeshares and creating an easy set of tools to search for and book these types of accommodations. Skift reports that October 2020 U.S. vacation rental occupancy exceeded October

2019 levels, and U.S. vacation rental occupancy significantly exceeded U.S. hotel occupancy for the second half of 2020. Based on Skift data from March to December 2020, the percentage of leisure guests choosing to stay in a hotel declined from 50% to 41%, while short-term rentals increased by approximately 50% (from 6% to 9%). Skift believes the short-term rental space will become more professionalized in the years ahead, leading to greater acceptance of short-term rentals. Sonder believes it is well positioned to benefit disproportionately from these shifting consumer preferences given its unique hospitality product seeks to offer the best of both hotels and short-term rentals.

•
The Role of Technological Disruption and Younger Generations’ Desire for Tech-Enabled Products:
Technological disruption has impacted nearly every industry over the last few decades, and hospitality is no exception. While technology has been infused into the transactional portion of hospitality (such as booking and payments), there is ample white space for technology to disrupt the entire travel experience, from discovery to check-out.
Sonder believes modern travelers expect to coordinate all aspects of a trip, as with most aspects of their life, via seamless technology, and the
COVID-19
pandemic has only accelerated these trends. Travelers today are largely seeking contactless experiences, and Sonder believes this trend is here to stay. Sonder’s differentiated tech-first offering, its contactless service model and the mobile-first nature of its guest experience are expected to benefit Sonder as consumer needs continue to shift towards technology-driven hospitality offerings.

•
The Rise of “Bleisure” Travel and Increase in Digital Nomads:
The
COVID-19
pandemic is accelerating the rise of “bleisure” (mixed business and leisure travel) and an increase in “digital nomads” (people who choose to embrace a location-independent, technology-enabled lifestyle, allowing them to travel and work remotely). Both of these trends existed prior to the
COVID-19
pandemic. For example, the percentage of business trips with a leisure component increased from 43% in 2016 to 60% in 2018, and the number of U.S. employees allowed to work from home rose at a compound annual growth rate of approximately 16% from 2004 to 2018, according to the Bureau of Labor Statistics. Sonder believes these trends will gain even more traction in the wake of employees’ workplace and remote work flexibility during the
COVID-19
pandemic. According to Gartner, 31% of all workers worldwide are expected to be remote in 2022, a 14% increase from 2019. Sonder believes it is well positioned to benefit from the continued rise of both of these travel categories as its apartment units, which currently make up a majority of Live Units, are well suited for longer stays at an attractive price point.

•
Popularity of Branded Hospitality Offerings:
Branded hospitality products have become increasingly popular with both consumers and property owners. Branded U.S. hotel rooms (affiliated with a publicly recognized brand or chain) increased from approximately 59% of total hotel rooms in 1990 to approximately 72% by March 2020, according to STR. Similar patterns emerged internationally with branded market share increasing across most major regions. In addition, consumers pay close attention to how brands treat them. According to Khoros’ study on consumer happiness, 79% of respondents indicated brand experience is as important as the product or services those brands offer. Moreover, 73% of respondents reported in the same study that they are willing to pay more for a product from a brand they love. Branded hotels are estimated to drive higher EBITDA margin over unbranded alternatives, with an even larger differential existing for select service hotels (hotels with limited service, typically not including food and beverage service and have few additional amenities; many of Sonder’s hotel units could be classified as select service hotels). Sonder’s brand identity is integral to its future success, positioning Sonder to benefit from the popularity of branded hotels. Sonder believes its continued emphasis on offering a branded experience will lead to stronger EBITDA margins versus comparable non-branded
competitor products.

Sonder’s Strengths
Value proposition to guests
Sonder believes modern travelers deserve better than ordinary accommodations, and aspires to combine the best of three existing accommodation options for its guests:

•	Beautiful-but-expensive boutique hotels,

•	Consistent-but-unremarkable “big box” hotels; and

•	Authentic-but-unpredictable short-term rentals.
Sonder creates spaces that offer inspiring designs, highly differentiated from today’s large hotel chains. Sonder modernizes service and brings the conveniences of a great hotel or short-term rental to its guests’ mobile app. Sonder delivers heightened quality for its guests—comfortable beds and pillows, clean spaces and standards covering many other important details. Finally, it offers the Sonder experience at a price that democratizes access to modern, high quality and elevated experiences.
Value proposition to real estate owners and developers
Sonder believes it offers a compelling value proposition to developers and owners of apartments and hotels. For apartment developers, the common alternative to partnering with Sonder is a regular lease-up
to traditional
12-month
term tenants. It can take an average 12 to 24 months to fully lease and stabilize a building, with significant costs of vacancy and marketing during that time period. Sonder can offer an immediate lease-up
to apartment developers, reducing the costs associated with filling otherwise vacant units and enabling developers to refinance expensive construction loans more quickly. Working with Sonder also allows property developers to avoid the ongoing friction and costs of managing tenants and turnover. For independent, unbranded hotel owners, Sonder applies its technology, design and brand to improve both the top and bottom-line performance of the property, offering owners a steady stream of income while taking the day-to-day
operational headaches off their hands.
Sonder’s Guests
Sonder has served over one million guests since its inception. Its unique product portfolio serves a wide variety of use cases, from one night to extended stays, for various traveler types: leisure travelers, families, digital nomads and professionals. As of February 2020 (prior to the
COVID-19
pandemic), Sonder’s typical guest was a leisure traveler, while business travelers accounted for only 20% of guests. Sonder’s guests skewed younger and towards domestic travel, with 74% of guests under the age of 50, and 84% of North American guests originating from North America. Sonder believes its guest demographics will be a key driver to its future success and will position Sonder to rebound from the
COVID-19
pandemic faster than the overall hospitality market. According to a February 2021 TravelPulse survey, Millennials, for example, took approximately twice the number of vacation days per year than the average worker, and were 50% more likely than
Gen-Xers
and 15% more likely than Baby Boomers to feel comfortable traveling by at least Fall 2021. In addition, Sonder believes the first phases of travel recovery will trend towards younger, leisure travelers—situated squarely in its core traveler demographic. Going forward, Sonder will continue its focus on the modern traveler. This is a guest who values a digitally-driven experience and is focused on consistent, yet bespoke, modern and elevated stays at a compelling value.
People travel for various purposes, including business and pleasure. As Sonder grows, it will strive to offer its customers a product and guest experience that serves all traveler segments and use cases. While leisure travel remains its core demographic, Sonder aims to expand this focus and drive incremental demand from business travel.

Sonder’s Guest Experience
Today, traditional hospitality continues to rely on antiquated services, with hotel operations slowly evolving to meet the needs of the modern traveler. The ubiquity of mobile devices provides an opportunity to modernize the traveler’s entire experience. Sonder has reimagined the guest journey, and is continuing its work towards this goal.

•	The bottleneck of the front desk can be bypassed entirely, and travelers can book, verify their account, and unlock their individual unit with only a few taps on Sonder’s app;

•	The inefficient concierge desk can be replaced by in-app curated local recommendations, and in-app messaging where nearly-instantaneous service is available 24/7;

•
Sub-par
room service can be replaced by a partnership with food delivery companies that deliver fast, high quality local food from a variety of restaurants to guests’ rooms for a significantly lower price;

•	The outdated taxi stand can be replaced by guests ordering transportation or finding open parking spots through potential in-app partnership integrations.
However, hospitality also needs to be human: the anticipation of guest needs, and warm personal touches that show care, consideration and an understanding that a travel experience is not limited to the four walls and furniture provided. Sonder provides guests with a modernized design-led
experience unmet by traditional hospitality or other alternative accommodations players.
Tech-Enabled Guest Journey
Sonder’s app puts the “lobby on your phone” and empowers guests to seamlessly navigate their entire journey, from booking through check-out:

journey, from booking through check-out:Check-In Search, Discovery & Booking Customer ServiceOn Demand 1 2 3 4 5 Digital Concierge 6O ne-Touch Wifi Check-out

•	Search, Discovery & Booking: Easy, intuitive browsing on Sonder’s recently updated app enables guests to seamlessly reserve and interact with the entire Sonder building portfolio.

•
Check-In:
Guests can virtually
check-in
on their phone, completely bypassing the need for a front desk. Guests receive digital instructions and security access codes at the time of their stay, and can request and confirm an early check-in
directly through the Sonder app.

•	One-Touch WiFi: In-app one-touch WiFi connects Sonder’s guests easily to its speedy WiFi without memorizing long passwords or difficult network names.

•	Digital Concierge: Curated localized recommendations are available in-app at the touch of a button to help guests navigate the local flavor and experiences of each unique city and neighborhood.

•	Customer Service On Demand: App-based service requests and issue reporting connect Sonder guests with localized Sonder city teams ready to provide timely and curated assistance.

•
Check-out:
Guests can instantly request and confirm a late
check-out
(subject to availability) directly through the Sonder app and find information regarding on and off premises bag storage. The simple app-based
check-out
process further engages guests by automatically following up with surveys and referral promotion codes.

Focus on Guest Satisfaction
Sonder is hyper focused on providing the modern traveler a seamless experience and unique stay infused with creativity and culture. Sonder measures its guest satisfaction using customer satisfaction (CSAT) scores, which are defined as the percentage of guests surveyed who rated Sonder as a 5 on a scale of 1 (lowest satisfaction) to 5 (highest satisfaction). As of February 2020 (prior to the
COVID-19
pandemic), Sonder’s CSAT was over 70%. Another indicator of consumer affinity towards Sonder is the percentage of reservations booked directly through Sonder.com or the Sonder app. From the first quarter of 2018 to the first quarter of 2020, Sonder’s direct booking percentage rose from approximately 12% of total bookings to 33%, despite minimal investment in performance marketing. In addition, from early 2019 to early 2021, Sonder saw an approximately 2x increase in the percentage of bookings from repeat guests (“
repeat bookings
”), with approximately 70% of its repeat bookings made directly through Sonder.com or the Sonder app.

The
COVID-19
Pandemic’s Impact on Guests
Despite the variety of travel restrictions around the world during the
COVID-19
pandemic, guests have continued to find a sense of home at Sonder. Sonder reacted with agility in order to keep its doors open and serve its guests, while complying with new local regulations to offer its guests clean and safe stays. At the height of lockdowns, many guests turned to Sonder as a result of its marketing campaign and outbound sales efforts to promote extended stays of 14 nights or longer.
Examples of
COVID-19
pandemic-related use cases include guests working from home, guests social distancing from roommates and family members, guests stranded away from home, and guests taking

“staycations” for a change of scenery. Sonder hosted healthcare professionals, stranded travelers and guests who just needed a little alone time. Sonder’s guests have expressed countless stories of their gratitude to not only have a clean and reliable place to stay, but also somewhere that felt like home in the midst of an incredibly trying time. As travel restrictions eased in certain markets, these previously discussed use cases have persisted, along with an increasing number of digital nomads, drive-to
travelers and more. In an April/May 2020 post-stay survey conducted by Sonder, 72% of former Sonder guests who responded said they were more likely to choose Sonder over other branded hotels or other short-term rentals.
Prior to the
COVID-19
pandemic, Sonder’s average Length of Stay (“
LOS
”) was approximately five nights. Sonder’s extended stay marketing initiative in response to the initial
COVID-19
pandemic lockdowns drove average LOS up significantly to a peak of 14 nights in April 2020. Average LOS has subsequently decreased, reaching approximately six nights in June 2021, and Sonder expects this downward trend to gradually revert to historical averages as the travel market recovers from the
COVID-19
pandemic. Nonetheless, extended stays of 14 nights or longer will continue to be an important aspect of Sonder’s business, particularly if Sonder is able to generate extended stay demand in off-season
markets (e.g., Montreal in winter, Dubai in summer).
Demand Generation
Prior to 2020, Sonder generated demand primarily through:

•	Third party OTAs such as Airbnb, Booking.com, Expedia, PlumGuide and TripAdvisor; and

•	Direct revenue on Sonder.com, generated organically.
Despite minimal investment in performance marketing, Sonder achieved $142.9 million in revenue and an Occupancy Rate of 77% in 2019. Sonder’s direct bookings grew from 12% of total revenue in the first quarter of 2018 to 33% of total revenue in the first quarter of 2020, which Sonder believes is largely driven by its flywheel of satisfied guests driving repeat bookings and referrals.
Direct bookings further increased to 59% of total revenue in the second quarter of 2020, which was mainly driven by:

•	Sonder’s first, modest investment in performance marketing, primarily through social media marketing; and

•	Sonder’s establishment of inbound and outbound sales efforts, focused on driving demand for extended stays of 14 nights or longer.
Today, Sonder generates demand through the following sources, described in further detail in the subsections below:

•	Third-party OTAs such as Airbnb, Booking.com, Expedia, PlumGuide and TripAdvisor;

•	Direct revenue through Sonder.com or the Sonder app, driven by modest performance marketing and organic traffic;

•	Outbound and inbound sales focused on increasing group and business demand, which have not historically been meaningful revenue sources; and

•	Ancillary revenue generation.
Channel Strategy: OTA Expansion & Improvement
Historically, Sonder’s primary means of generating demand has been through OTAs. Sonder lists its properties on these platforms where travelers can search for accommodations, and in turn Sonder pays the OTAs a certain percentage channel fee when travelers book a Sonder on the respective OTA platform. Today, the primary OTAs travelers use to book Sonder units are Airbnb, Booking.com and Expedia, with 52% of Q2 2021 revenue booked through these three channels.

Some of the most important drivers of Sonder’s success with OTA listings are reviews, ratings, badging, and photographs, which all contribute to guests being drawn to Sonder properties over other listings. Over the course of 2020, Sonder proactively focused on improving the quality of its OTA listings across these factors. Sonder is also working to expand its presence onto additional OTAs, particularly those with a more international presence or a greater focus on hotel properties over apartments and other alternative accommodations.
Driving Direct Booking Traffic
While OTAs were historically Sonder’s primary source of demand, Sonder saw a steady increase in direct booked revenue (revenue booked on Sonder.com or, since July 2020, on the Sonder app) as a percentage of total booked revenue from 12% in the first quarter of 2018 to 33% in the first quarter of 2020. Before the
COVID-19
pandemic, Sonder’s guest experience and differentiated offering drove direct booking traffic with minimal performance marketing spend. In the second quarter of 2020, Sonder began experimenting with performance marketing and extended stay discounts only available on Sonder.com as a way to generate revenue during the early days of the
COVID-19
pandemic. Sonder saw positive shifts to direct bookings as a result of these initiatives as its Sonder.com bookings nearly doubled from 33% in the first quarter of 2020 to 59% in the second quarter of 2020. Sonder is continuing to invest heavily in “bottom of the funnel” marketing, which focuses on converting leads into purchases (e.g., social media marketing, search engine marketing), and improvements to Sonder.com with the aim of Sonder.com remaining its top channel of demand generation over the long term.
In the future, Sonder plans to expand its focus beyond leisure travelers to potentially new segments such as unmanaged business travel, leveraging both its current strategies while also expanding to influencer/content marketing, search engine optimization and other approaches that address the full customer journey.
Sonder is also in the early stages of developing an innovative loyalty / membership program to drive direct bookings and increase customer loyalty. In the meantime, it has explored other tactics to drive repeat behavior such as implementing a customer relationship management strategy and offering rewards and promotions for second stays. From early 2019 to early 2021, Sonder saw an approximately 2x increase in the percentage of repeat bookings, with 70% of its repeat bookings made directly through Sonder.com or the Sonder app. As Sonder continues to grow, loyal customers will be an extremely important driver of demand as Sonder believes these customers will provide superior economics relative to first-time guests. Generally, repeat guests are less sensitive to price, more likely to buy add-on
services, and have minimal to no customer acquisition cost.
Building a Sales Team
In early 2020, after Sonder began to experience a downturn in demand due to the
COVID-19
pandemic, Sonder reorganized and shifted resources to create a sales team, with the goal of being agile and experimental to drive unique sources of demand. The team quickly gained traction and was responsible for a meaningful portion of revenue generated at the beginning of the
COVID-19
pandemic. Inbound sales efforts included posting on long-term lease channels (e.g., Facebook Marketplace, Craigslist, Apartments.com) and training a team of leasing agents to convert these inbound inquiries into stays. Outbound sales efforts included sourcing bookings locally from universities, hospitals, small and medium-sized
businesses, weddings, retreats and family reunions. After seeing the initial success of its bootstrapped sales team, Sonder determined it was time to rapidly build and scale this function within Sonder and hire professionals from the traditional hospitality industry to build out a formalized team.
Today, Sonder is in the process of building out its robust sales capabilities for both outbound sales (e.g., travel management companies, business-to-business
sales to corporations) and inbound sales (e.g., servicing group travel such as corporate retreats or family reunions). This is a major area of opportunity for additional demand generation, as most hotels depend on business and group travel generated through a sales team. Sonder’s sales team will focus on driving additional group and business travel demand to complement the organic group and business travel that it already converts. Sonder has committed to building out this team after hiring several seasoned industry experts who understand how to capture the best of traditional hospitality, while leaving room for innovation in the areas where traditional hospitality has lagged.
Sonder is in the early stages of developing its sales function. Its key areas of focus over the near- to medium-term include:

•
Attracting more business travelers for shorter stays by connecting with travel management companies (e.g., TripActions and Egencia) and business-to-business
(“
B2B
”) negotiated rates with corporate clients. For a typical hotel, B2B travel on contracted B2B rates makes up approximately 10% to 15% of their demand mix, but currently makes up very little of Sonder’s demand, creating a huge opportunity for incremental revenue as Sonder will target all business travel, including group transient and corporate extended stay; and

•
Engaging Sonder’s inbound sales team on promising leisure and corporate group inquiries. Groups are a substantial revenue source for most hotels, representing another largely untapped growth opportunity for Sonder.

Ancillary Revenue Generation Opportunities
Sonder is beginning to explore opportunities to generate ancillary revenue, including charging for upgrades and its recently launched intra-stay cleaning for guests who prefer more frequent housekeeping services during their stay (the default option is that housekeeping services are only provided between stays). Sonder also plans to explore other ways to continue providing value to and generating revenue from its guests. This could include services monetization (e.g., affiliate commissions from food delivery, parking, or rental cars), in-unit
upgrades (e.g., a Peloton exercise bike in the room), and potentially selling items in Sonder units on behalf of retail partners.
Data-Driven Revenue Management
Revenue Management Today
Sonder’s revenue management function is focused on utilizing analytics and data science to optimize for price and occupancy levels. Sonder’s revenue management team is comprised of data scientists, engineers, product managers and revenue managers whose key responsibilities include building a proprietary approach to revenue management that suits both Sonder’s apartments and hotels. This includes sophisticated software that enables Sonder revenue managers to set the best strategies on a market-by-market
basis. To maximize revenue, Sonder has built pricing automation technology and a room attribution algorithm, which it uses to create competitive and dynamic prices, and to maximize the number of occupied Sonder units at all times. Sonder’s algorithmic approach also allows calendar shuffling within buildings to maximize availability, as well as dynamic pricing across varying Length of Stay.
Future Revenue Management
Sonder aims to continuously improve its revenue management capabilities in order to further optimize across its current and future demand segments. Today, there is no single revenue management solution on the market that offers an end to end approach across hotels to apartments. Sonder intends to innovate in this area, with a focus on:

•	Moving beyond heuristic based price recommendations to more robust data science driven approaches for forecasting demand, predicting elasticity and better informing price recommendations;

•	Continuing optimization work to target additional customer segments that span varying price points, channel costs, and loyalty characteristics;

•	Continuing to experiment in driving ancillary revenue; and

•	Launching features like attribute based pricing.
Sonder’s Properties
Total Portfolio
Sonder had over 5,500 Live Units across 36 markets and nine countries, with over 9,000 additional Contracted Units, as of June 30, 2021. Sonder’s properties offer
1-,
2-,
and 3+ bedroom and studio apartments, many of which are furnished with in-unit
washer and dryers and fully-stocked kitchens, as well as thoughtfully designed studio and
1-bedroom
hotel rooms. As of June 30, 2021, Sonder’s five largest cities (New York City, Philadelphia, New Orleans, London, and Chicago) accounted for approximately 45% of its Live Units, and its 10 largest cities accounted for approximately 60% of its Live Units.

Americas Europe & Other International Live 2021 Planned Openings Atlanta Dallas Los Angeles Montreal Orlando San Antonio Seattle Amsterdam Dublin Madrid Austin Denver Mexico City Nashville Palm Springs San Diego Toronto Barcelona Edinburgh Milan Boston Detroit Miami New Orleans Philadelphia San Francisco Vancouver Dubai Glasgow Paris Chicago Houston Minneapolis New York City Phoenix Savannah Washington D.C. London Rome
The majority of Sonder’s Total Portfolio consists of commercial or mixed use apartment developments where Sonder operates the entire building or full floors within a building. These apartments offer hotel-style amenities (e.g., fast and free WiFi, toiletries, fresh towels, tea, coffee and kitchen essentials) in some of the most traveled cities in the world. A smaller, but growing proportion of Sonder’s portfolio consists of hotels where it has partnered with independent, unbranded hotel owners to convert existing properties into Sonder-branded hotels, putting a modern spin on the traditional hotel, with inspiring design and tech-enabled service. Sonder believes hotels will make up a more substantial percentage of its portfolio by the end of 2022. In the future, Sonder may add various types of properties to its portfolio, including resorts, and eventually other accommodation categories. Sonder believes all categories can benefit from better design, modern service and technology that eliminates inefficiencies.

Sonder Leases
Prior to 2020, nearly all of Sonder’s leases were Fixed Leases, whereby Sonder agrees to a fixed periodic fee per unit. At the start of 2020, prior to the pandemic, Sonder shifted to offering flexible contract structures to landlords, including Mixed Lease structures (whereby Sonder agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount) and Revenue Share agreements (whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic rent to the property owner). Sonder’s typical lease has a 5 to 7 year initial term, with up to two
5-year
renewals at Sonder’s option. Sonder leases commonly include upfront rent abatement to offset the initial setup costs and revenue ramp for new units. Sonder also typically structures its leases to include downside protections, including partial rent relief in the event of a recession, and frequently include clauses designed to limit the effects of unfavorable market movements, regulatory changes, and force majeure events.
Additionally, in the vast majority of its leases, Sonder is able to negotiate an upfront allowance paid by the real estate owner to help offset the capital invested to prepare and furnish a building and the individual units. Sonder is able to negotiate these allowances by offering real estate owners a higher expected yield on their investment compared to a deal without an allowance. Effectively, Sonder is compensating real estate owners for providing “furnished” units. By agreeing to such terms, real estate owners are able to generate higher than expected cash flows from units while also allowing Sonder to begin operations with much less upfront capital invested. Deals signed since the fourth quarter of 2020 had over 80% real estate owner funded capital expenditure.
Supply Growth
Supply growth—the expansion of Sonder’s portfolio of global properties—is a major driver of its expected revenue growth over the next several years. As of June 30, 2021, Sonder has scaled its business to a Total Portfolio of nearly 15,000 Live and Contracted Units across both apartments and hotels.

Real Estate Team
Sonder’s real estate team consists of distributed business development professionals (“
BDs
”) managed on a regional level, along with a central team which provides infrastructure (e.g., systems, data, marketing, training) and support. BDs are responsible for signing deals to expand their market’s Total Portfolio, and can be leveraged across multiple markets if one market does not provide the depth of supply to require full-time support. Markets can also have more than one BD depending on size and supply of opportunities. This allows the real estate team a degree of flexibility to optimally staff the highest growth opportunities within each region.
New Market Identification
Sonder evaluates new market launches based on a variety of criteria:

•
Demand:
Estimate traveler demand (annual nightly stays/visitors), sources of demand and distribution channels, core demand drivers, guest segmentation (leisure vs. business), demand at various RevPAR tiers, and market saturation.

•
Supply availability:
Assess the number of Class A apartment projects in downtown core areas and desirable neighborhoods that will be delivered in the coming years, and the total independent hotel units available in those neighborhoods.

•	Regulations: Understand the path to licensing and legally operating apartments and/or hotels.

•	Unit economics: Utilize market rents and RevPARs to understand expected Property Level Profit margins and payback periods on the average apartment and/or hotel deal.

•	Brand value: Assess whether entrance into a new market will improve the desirability of Sonder as a global brand and attract new guests.

•
Synergies:
Triangulate proximity to other Sonder markets; understand potential to leverage overhead resources across multiple markets, but minimize risk of traveler demand cannibalization between new and existing markets.

Target Identification
Sonder utilizes a variety of tactics to source its real estate transactions. Each BD leverages their local network of developers, property investors and owner-operators, and in some cases, leverages in-market
brokers to identify projects of interest. Sonder also uses databases and listings to identify apartment developments in the planning or mid-construction/renovation
stages and hotel opportunities. Sonder engages in marketing efforts (e.g., real estate newsletters and industry events) to drive inbound partnership inquiries from real estate owners, which have in turn driven a growing number of repeat real estate owners leasing to Sonder.
Transaction Process
Sonder BDs interface directly with real estate owners to pitch Sonder’s value proposition, agree to terms that are memorialized in a Letter of Intent (“
LOI
”), and negotiate the finer details of the deal with the support of Sonder’s centralized legal team. Sonder has built a series of checks and balances into its process in an attempt to secure high quality deals from both a financial/risk and brand perspective. Each signed deal goes through a rigorous
4-step
review process beginning
pre-LOI
submission and continuing through final deal execution:

•
Brand Review Committee
: Sonder is striving to cultivate a world of choice for our guests, but is also committed to building a better brand. The Brand Review Committee (“
BRC
”) evaluates new properties from a brand perspective, focusing on location and modern design; it reviews location, building layout, unit concentration, arrival experience, access, signage, guest services, amenities and co-tenancy.
The BRC aims to ensure each property Sonder signs will enable it to deliver a great guest experience designed to inspire. Sonder’s Chief Executive Officer, Global Head of Real Estate and VP of Real Estate Development sit on the BRC.

•
Underwriting
: Once a deal passes BRC review, it undergoes Sonder’s rigorous underwriting process. This includes a forward-looking projection model, comparable property analysis, comprehensive cash flow projections, scenario modeling and payback period analysis. Sonder’s investment analysis (“
IA
”) team creates its view of underwriting (independent from the views of the city / real estate teams negotiating the deals), with a detailed analysis of comparable properties in the neighborhood and adjustments for property-specific attributes. The IA team runs multiple scenarios for each deal, with the goal of adequately considering the likelihood and potential impact of downside scenarios.

•
Financial Review Committee
:
The finalized underwriting model is reviewed by the Financial Review Committee (“
FRC
”) to independently evaluate the risk profile of each deal, and the potential impact on Sonder’s overall portfolio. The FRC reviews each deal to assess deal quality, confirms that deal terms / forecasted economics meet Sonder’s target hurdle rates, suggests alternative deal structures if not already considered and approves LOIs before submission. Sonder’s President and Chief Financial Officer, Global Head of Real Estate and Regional Head of Real Estate (Americas or EMEA) sit on the FRC.

•
Final Diligence Review
: Sonder has established a robust due diligence function that ensures alignment between the real estate, finance, legal, operations, real estate development and brand teams. It also established a final deal review process to sign off on final deal terms and negotiated lease provisions, including any changes from LOI to final agreement, before signing a contract.

Process for Units Going Live
Every signed lease has an agreed upon Takeover Date, the date on which Sonder receives the keys and is able to begin opening the building (e.g., moving in furniture, staging / photographing units for listing). The length of time between the Contracted Date (the date on which a new real estate contract is signed by all parties) and the Takeover Date is referred to as the Lead Time. This is the period during which Sonder does not pay rent and does not generate revenue, but has a contractual commitment from the real estate owner(s) that Sonder will receive the keys for the building once it is ready.
Lead Times vary depending on product type (apartment vs. hotel) and stage of development. Historically, a majority of Sonder’s apartment properties have been signed while in the development phase; however, Sonder’s recent signings have trended more towards apartment properties under construction and nearing delivery. In these cases, Lead Times are driven by construction timelines, which could be one to three years depending on the development stage when Sonder signs the deal, the developer’s success in obtaining necessary permits and financing, and other factors. In contrast, hotels have relatively short Lead Times (a few months on average) because hotel deals are typically existing operating properties, sometimes with the only renovation being minor updating work.
When the real estate owner notifies Sonder that the premises are ready to be delivered in the condition required under the lease, Sonder’s legal team works closely with Sonder’s local city team to verify that all delivery conditions have been satisfied. To the extent delivery conditions are outstanding, Sonder works with the real estate owner to ensure all items are complete prior to acceptance of the keys on the Takeover Date.
Once Sonder receives the keys from the real estate owner, it then commences the building opening process in order to prepare the building for guests. If the building opening process cannot be completed prior to the Takeover Date, Sonder experiences an Opening Period, a period in which Sonder is paying rent (or utilizing prenegotiated abatement) but is not yet able to generate revenue from the building. Sonder focuses on operational and technology-driven improvements to reduce its Opening Period, including its global supply chain to furnish and equip its spaces at a high quality level and in a short amount of time. Once the building opening process is complete, a unit is considered live, which means it is listed on Sonder.com, the Sonder app and OTA websites, and is open for guest bookings.

Supply Growth Strategy
In the short-term, Sonder will focus its supply growth efforts primarily on its existing markets where it has existing Live Units or Contracted Units. Sonder has spent the last several years building the infrastructure and relationships with real estate owners in these markets, and believes that there is significant opportunity for further expansion within these geographies.
In each of its current markets with Live Units and/or Contracted Units, Sonder has conviction in achieving scale, even before expanding into additional markets. Even after five years of significant year-over-year forecasted growth in its current markets, by 2025 Sonder would still only be scratching the surface of its supply-side market penetration. Sonder believes it will sign approximately 28,000 apartment units in its current U.S. markets from 2021 through 2025, which is only 0.8% of the new apartment units estimated by STR in these existing Sonder markets over the same period. For hotels, Sonder believes it will sign approximately 33,000 hotel units in its current global markets from 2021 through 2025, which is only 1.8% of the total mid-scale
through upper-upscale hotel units estimated by STR in those markets at the end of 2025. Looking beyond its current markets with Live Units and/or Contracted Units, Sonder believes there are countless untapped markets it could expand into, providing even further growth opportunities.
In the next three to five years, Sonder plans to expand its geographic presence into Asia and further into Latin America (building on its Mexico launch in late 2020) and plans to explore diversifying into other accommodation categories.
A Passion for Design
A belief in the power of design is central to Sonder’s mission. Sonder sees design as a verb, not just a noun: encompassing how something works and feels, not just how it looks. To design an experience means carefully orchestrating each moment of connection with both Sonder’s guests and team members. Sonder has built an entire organization of designers: people, skills, disciplines, and decision makers who care about the design behind every detail in a great stay—from operations technology to the guest facing app to the spaces it offers.
Sonder takes pride in the spaces and experiences it brings to life through its interdisciplinary teams and external partnerships spanning architecture, product and service design, graphic communications, copywriting, and more. Sonder properties have been featured in publications including
Surface
,
Travel + Leisure
,
Conde Nast Traveler
,
Elle Decor
,
Fast Company
,
Forbes
,
CNBC
and
House Beautiful
.

Design Partnerships
Sonder cares deeply about artistry. It celebrates the creators and makers around Sonder—the exceptional ones who see the art in everything and never settle for ordinary. As Sonder looks to the future, it plans to collaborate with more local architects, artisans, designers and craftspeople. Sonder is focused on bringing its passion for design and creativity to its guests, with a focus on celebrating the local communities in each Sonder city.
Operations
While the Sonder guest experience is tech-enabled, it is also powered by Sonder’s operations teams (located both on-the-ground
in local markets and centrally at Sonder’s headquarters) focused on efficiently and effectively opening new Sonder buildings, providing best practice playbooks for ongoing operations and serving its guests.
Operations Team
On-the-ground
teams are mainly composed of service staff, with leadership in the form of city-level and regional General Managers to achieve a high-quality guest experience and a rapid pace of new building openings. Central teams include those focused on supply chain, interior design, real estate development, guest service and operational excellence.
Supply Chain
In the Americas, Sonder has built a streamlined global supply chain powered by proprietary warehouse and inventory management technology. This enables lean operations while supporting rapid expansion. Furniture, art, decor, linens and other guest facing items are curated by Sonder’s centralized sourcing and merchandising team, and sourced from top international and domestic vendors. Sonder focuses on ensuring that furniture adheres to a high grade of quality and reliability while retaining aesthetic appeal, and expects its suppliers to abide by its Supplier Code of Conduct (which is informed by internationally recognized social, environmental, and ethical standards). These products are stored in central warehouses, allowing for quick turnaround times and distribution to enable rapid building openings.
In Europe and the Middle East, Sonder works with local providers to deliver a similar aesthetic and grade of product to deliver a high-quality guest experience, brand consistency, and fast deployment.
Building Openings
Sonder’s global infrastructure and highly experienced
on-the-ground
teams allow it to onboard new properties quickly, efficiently and with an eye for even the smallest guest-facing details. In North America, once a project has been signed and designed, any necessary furniture and decor items are shipped from central distribution centers to local city warehouses before being delivered to each building all at once as a full “hotel in a box.” In Europe and the Middle East, Sonder works with local providers to deliver a similar end product. Sonder’s local city building opening teams ensure that the spaces are immaculately set up and well-photographed before welcoming its first guests.
Day-to-Day
Operations
Sonder’s
day-to-day
operations are delivered by central and locally based teams, powered by a combination of proprietary and third party software.
Sonder’s central customer care team and locally based service teams work hand-in-hand
to address guests’ inquiries, issues, and requests quickly and effectively. Sonder’s central customer care team has hubs in North America, Europe and Asia.

Back-of-house
teams such as housekeeping — both Sonder-employed and third party providers—use proprietary software to deliver incredible, spotlessly clean spaces and resolve any guest issues or requests that might arise.
Nascent Brand
Historically, Sonder did not focus on promoting its brand. In its early days, Sonder relied heavily on OTAs as its Total Portfolio had not yet reached significant scale to merit brand building. Through the next few years, Sonder was still able to achieve substantial Total Portfolio growth and revenue generation without strong brand awareness. In 2020, Sonder assembled a brand experience team designed to be the author and champion for the Sonder brand—from strategy through to execution—visually, verbally and experientially. Today, with a Total Portfolio of nearly 15,000 units in 39 markets across ten countries as of June 30, 2021, Sonder has shifted its energy to driving direct bookings, with a heightened focus on brand recognition.
Competition
Given the nature of Sonder’s business model, it operates in two highly competitive environments: (i) attracting guests and (ii) securing desirable real estate supply.
Competition for Guests
Travelers are faced with many options as they search for a stay that best suits their needs. Sonder competes for guests based on many factors, including the location and quality of accommodations, property amenities, reputation for guest services and guest-facing technologies, pricing and brand loyalty. Within traditional hospitality, Sonder competes primarily with major incumbent operators in the upscale and upper upscale hotel segments, such as Hilton, Marriott and Hyatt, who have built their brands and customer loyalty over several decades. Sonder also competes against boutique hotel operators and smaller hotel chains, particularly in
non-U.S.
markets.
Guests are increasingly shifting their hospitality spend to alternative accommodation providers that offer differentiated home-like experiences at price points below that of traditional hotels. Within alternative accommodations, Sonder is, by far, the largest branded operator. Many of Sonder’s direct venture-backed competitors in this space have relatively limited operations in a small number of markets. The alternative accommodation space also includes the likes of Airbnb, Vrbo (owned by Expedia Group), and various large Internet-based companies that advertise hotel rooms and other travel services. Sonder considers OTAs an important channel partner, with OTAs accounting for approximately 50% of total revenue in 2020.
Sonder provides guests with a unique selection of high quality accommodations — the high quality, beautiful experience of a boutique hotel, the consistent brand standards of “big box” hotel chains, and the local flavor of alternative accommodations — all at an attractive price point. Sonder’s technology also streamlines the guest experience so guests can skip lobby lines and other legacy inconveniences. As reflected in its strong customer satisfaction scores (CSAT) of over 70% as of February 2020 (prior to the Covid-19 pandemic), Sonder believes it delivers a superior experience that is disrupting the hospitality industry.
Competition for Real Estate Supply
Sonder competes against various parties for attractive new buildings in order to increase its Total Portfolio size. On the apartment side, Sonder competes against other leasing styles (e.g., traditional lease-up
to
12-month
term tenants) as well as other short-term rental companies with similar business models to its own, albeit on a smaller scale and in fewer markets. On the hotel side, Sonder primarily competes against traditional hotel property managers.

However, Sonder believes it offers a compelling value proposition to the developers and owners of apartments and hotels. Sonder provides apartment developers superior economics by eliminating lengthy lease-up
periods, minimizing sales and marketing costs, and removing many daily operational burdens. For independent, unbranded hotel owners, Sonder applies its technology, design, and brand to improve the top and bottom-line performance of the property, offering owners a steady stream of income while taking the operational headaches off their hands. Sonder has entrenched itself as the preferred counterparty of many of its partners due to its scaled operations and proven track record. Sonder’s commitment to collaboration with real estate owners creates a differentiated outcome for all stakeholders. Notably, since the pandemic began, Sonder’s largest venture-backed short-term rental competitors have largely ceased operations, while Sonder has continued to scale its operations and footprint.
Regulatory Compliance
Sonder’s strategy includes rigorous attention to regulatory compliance as its operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions.
Property and Accommodations Regulation
Sonder’s business is subject to U.S. and foreign federal, state and local laws and regulations that vary widely by city, country and property type. In many cities, local regulations affect the company’s ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols and other
COVID-19
requirements, and property “star” ratings where required. Additionally, Sonder’s real estate owners are also responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws and other matters.
Before signing any new leases in a new market, Sonder engages local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.
Sonder monitors regulatory changes in each existing market on an ongoing basis. To facilitate its growth and compliance work in each city, Sonder also proactively establishes relationships with local regulatory agencies, elected officials, business and community groups to build trust and improve understanding of Sonder’s business model.
Privacy and Data Protection Regulation
In processing travel transactions and information about guests and their stays, Sonder receives and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation (“
GDPR
”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Canadian Personal Information Protection and Electronic Documents Act (“
PIPEDA
”), and the UK General Data Protection Regulation and UK Data Protection Act.

Sonder takes a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and Sonder is engaged in an ongoing process of evaluating and considering additional steps to comply with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and UK Data Protection Act.
Employment
Sonder is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.
Other Regulation
Sonder’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As Sonder expands into additional markets, it will be subject to additional laws and regulations.
The regulatory environment in each market is often complex and evolving, and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous, and could be interpreted by regulators and courts in ways that could adversely affect Sonder’s business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Sonder, which often makes their application to Sonder’s business uncertain. For additional information regarding the laws and regulations that affect Sonder’s business, see the section titled “
Risk Factors
” in this proxy statement/prospectus/consent solicitation statement.
Environmental, Social and Governance (“ESG”)
In 2020, Sonder established a dedicated Sustainability, Partnerships and Social Impact function that supports, advises and provides best practices on ESG across the organization. As a rapidly expanding business, Sonder understands the importance of adopting responsible business practices and has taken deliberate steps to consider integrating crucial aspects into its business and how it will measure and transparently report ESG information to investors in the future.
Sonder’s ESG goal is to foster the social, environmental and economic well-being of the communities it calls home. To do this Sonder is developing initiatives, setting targets and forming partnerships through its People, Place and Planet framework. Together these three pillars illustrate Sonder’s commitment to its employees and guests, to the communities in which it operates, and to minimizing its environmental footprint.
Sonder’s 2020 efforts in support of each pillar include:

•	Working with Lyft and Off-Their-Plate to support restaurant workers and healthcare professionals through donated meals and free ride credits to work;

•	Establishing a company wide diversity, equity and inclusion (“ DEI ”) initiative in alignment with the DEI statement published on Sonder’s website;

•	Adopting a Supplier Code of Conduct in alignment with international standards;

•	Providing Sonder rooms to those in need—for example, disaster relief volunteers and patients seeking medical care;

•	Donating furniture to community-based charities;

•	Instituting Volunteer Time Off (“ VTO ”) as a Sonder employee benefit; and

•	Starting a process to consider appropriate sustainability reporting frameworks for the future.

Sonder Employees & Culture
Employees
As of June 30, 2021, Sonder had approximately 800 employees across 17 states in the U.S., and approximately 400 employees located in 11 countries outside of the United States. Sonder’s workforce consisted of approximately 650 salaried and 560 hourly employees as of that date. Certain
non-U.S.
employees are currently represented by unions or covered by a collective bargaining agreement.
Culture
Sonder’s people philosophy is to create a workplace where everyone can thrive.
Sonder’s culture is defined by ten leadership principles, designed to ignite more innovation, and in many ways to combat the very natural but detrimental impulses of organizations as they scale. Sonder’s leadership principles allow it to move quickly and strategically, to stay inspired and coordinated, and to help Sonder challenge the status quo. It is Sonder’s hope that as it scales, the organization will become faster, more inspiring, and a better place to work. In short, better.
The following are brief explanations of Sonder’s ten leadership principles:

1.	Extend Hospitality to All: Sonder extends its warmth and hospitality to its guests, colleagues, partners, and the communities who welcome it.

2.	Strive for Better: Sonder sets ambitious goals, obsesses over details and constantly seeks to improve.

3.	Be Creative: Sonder believes creativity leads to transformational ideas, and spends significant resources on brainstorming, exploration and innovation.

4.	Think Rigorously: Sonder uses data and rationality to make great decisions and prevent costly mistakes.

5.	Prioritize Relentlessly: Sonder focuses its efforts on high impact work.

6.	Get it Done: Sonder strives to accomplish its goals to meet aggressive deadlines.

7.	Embrace Adversity: Sonder encourages employees to be determined and have a high adversity quotient, while maintaining a positive attitude and lean on each other for support.

8.	Obligation to Speak Up: Sonder encourages employees to speak up when they have concerns, regardless of titles, popular opinions, or departments.

9.	Communicate Directly with Compassion: Sonder encourages employees to give honest but compassionate feedback to colleagues and receive it with openness and gratitude.

10.	Be Grateful & Optimistic: Sonder encourages employees to be proud of the work that they are doing together and be optimistic about Sonder’s future.
Diversity, Equity and Inclusion
Extending hospitality to all is one of Sonder’s leadership principles. Living up to that principle means fully embracing diversity: ensuring that all of its employees, guests, partners, and communities feel safe, respected, included, cared for, and empowered.
Sonder is resolute against hate. In accordance with its
non-discrimination
and harassment policy, Sonder has zero tolerance for racism, sexism, discrimination, intimidation, or violence of any kind.

An important part of Sonder’s business mission is a never-ending pursuit to make things better. Sonder is in the early stages of its DEI work as a company. Though the company has much to do, it has taken the initial steps to create a DEI leadership team and working groups to listen to and engage employees. This team will guide the company’s work, including setting clear goals in order to better evaluate progress as it grows.
Intellectual Property
Sonder relies on trademarks, domain names, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect its proprietary rights.
As of June 30, 2021, Sonder had 61 trademark registrations and pending applications, including registrations for “Sonder” in the United States, Canada and various other countries, applications for the Sonder bird logo in the United States, Australia, Canada, Israel, and New Zealand, and an application for “Sonder” (and bird logo) in China.
In addition to trademark protection, Sonder reserves and registers domain names when and where deemed appropriate and is the registered holder of more than 80 domain names, including “sonder.com.”
In addition to the protection provided by its intellectual property rights, Sonder enters into confidentiality and proprietary rights agreements with certain of its employees, consultants, contractors and business partners. Certain employees and contractors are also subject to invention assignment agreements. Sonder further controls the use of its proprietary technology and intellectual property through provisions in its terms of use on its website and guest app.
Facilities and Office Space
Sonder offers guest accommodations at its Live and Contracted Unit leased properties located across 39 markets as of June 30, 2021 in the United States, Canada, the United Kingdom, continental Europe, Dubai and Mexico, as described under the subsection titled “
Sonder’s Properties
.”
Sonder’s global headquarters is located in San Francisco, California, where the company leases approximately 20,000 square feet of office space under a lease expiring in May 2023. Sonder’s Canadian headquarters is in Montreal, Quebec, under a lease of approximately 48,000 square feet of office space expiring in October 2030 with a five-year renewal option. Sonder leases office space for additional corporate hubs in Denver, Colorado, and London, England.
Sonder’s principal warehouses for furniture distribution in the Americas are in Roanoke, Texas, Montreal, Quebec and Ontario, California, at facilities owned by third parties. At the Texas facility, Sonder currently has the right to utilize 40,000 square feet of storage space, with possible expansion up to 100,000 square feet subject to availability, under a contract that expires on November 30, 2023 unless earlier terminated due to failure to agree on rate adjustments or otherwise. Sonder is also utilizing approximately 65,000 and 40,000 square feet of warehouse space at another party’s facilities in Montreal, Quebec, and Ontario, California, under contracts that expire on September 30, 2021, and is in discussions for potential three-month extensions. Sonder also leases smaller warehouse and storage spaces to support various cities’ operations.
Today, a substantial percentage of Sonder’s corporate staff has been working remotely due to the
COVID-19
pandemic. Sonder believes that its existing facilities are adequate for its near-term needs, and that suitable alternative space would be available if required in the future on commercially reasonable terms.
Legal Proceedings
Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. Except as described below, Sonder is not currently a party to any litigation or legal proceedings that, in the opinion of Sonder’s management, are likely to have a material adverse effect on Sonder’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Sonder because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.
In late February 2020, Sonder was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at 20 Broad Street, New York, NY (the “
Broad Street Property
”). Due to the failure of the owner of the Broad Street Property (the “
Broad Street Landlord
”) to address the Legionella bacteria contamination and the associated health risks posed to Sonder’s guests, Sonder withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc. and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. Sonder filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. As of the date of this proxy statement/prospectus/consent solicitation statement, the court has not set a hearing date for oral argument. Sonder intends to vigorously defend itself and believes that the claims of the 20 Broad Street Landlord are without merit.

MANAGEMENT OF SONDER

Name	Age	Position
Executive Officers
Francis Davidson	28	Chief Executive Officer and Director
Sanjay Banker	46	President and Chief Financial Officer
Nicole LaFlamme	41	Vice President of Human Resources
Satyen Pandya	47	Chief Technology Officer
Ritesh Patel	40	Vice President, Corporate Controller
Martin Picard	35	Global Head of Real Estate
Philip Rothenberg	51	General Counsel and Secretary
Non-Employee Directors
Manon Brouillette	53	Director
Nabeel Hyatt	44	Director
Vivek Pattipati	35	Director
Frits Dirk van Paasschen	60	Director
Information about Executive Officers and Directors of Sonder
Executive Officers
Francis Davidson.
Francis Davidson is one of Sonder’s founders and has served as its Chief Executive Officer and as one of its directors since January 2014. Mr. Davidson attended McGill University where he studied Philosophy and Economics. In the summer of 2012, after his first year at McGill University, Mr. Davidson sublet his college apartment to vacationers in Montreal. Over the next two years, he went on to manage the empty apartments of other students in many different cities, ultimately leaving McGill to pursue Sonder full-time with a vision to redefine hospitality by bringing exceptional stays everywhere.
We believe Mr. Davidson is qualified to serve on the Post-Combination Company Board because of the perspective and experience he brings as Sonder’s Chief Executive Officer and as a co-founder.
Sanjay Banker.
Sanjay Banker has served as Sonder’s Chief Financial Officer since January 2019 and its President since September 2020. Prior to joining Sonder, Mr. Banker was with TPG Growth, an investment firm, from March 2013 to January 2019, where he served most recently as a Partner. From September 2004 to March 2013, he was with Bain Capital, an investment firm, where he served most recently as a Principal. Prior to that, Mr. Banker was with McKinsey & Company, a management consulting firm, from September 1996 to August 2004, where he served most recently as an Engagement Manager. Mr. Banker holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.
Nicole LaFlamme.
Nicole LaFlamme has served as Sonder’s Vice President of Human Resources since August 2020. Prior to joining Sonder, Ms. LaFlamme was with Juul Labs, an electronic cigarette company, where she served as the Vice President of Human Resources, Americas from July 2018 to June 2020. From July 2011 to August 2017, Ms. LaFlamme served in a variety of leadership positions at MGM Resorts International, a global hospitality and entertainment company, where she served most recently as the Director of Organizational Effectiveness. Ms. LaFlamme holds a B.A. in Women’s Studies and Exercise and Sports Science from the University of San Francisco and an M.B.A. from California State University – Stanislaus.
S
atyen Pandya.
Satyen Pandya has served as Sonder’s Chief Technology Officer since December 2020. Prior to joining Sonder, Mr. Pandya served as the Vice President of Engineering at Flexport, a cloud software and data analytics platform for freight forwarding, from February 2020 to December 2020. From March 2018 to February 2020, he served as the Vice President of Engineering at WeWork, an office space and workplace solutions company. From December 2012 to March 2018, Mr. Pandya served in a variety of leadership positions at Amazon.com, Inc., an
e-commerce
and technology company, including most recently as the Head of Technology for Amazon Pickup Stores. Mr. Pandya holds a Bachelor’s Degree in Engineering from Gujarat University.
Ritesh Patel.
Ritesh Patel has served as Sonder’s Vice President, Corporate Controller since June 2020. From April 2019 to June 2020, Mr. Patel served as the Senior Director, Corporate Controller of Forescout Technologies Inc., a cloud and network security company. Prior to that, he was with Chegg Inc., an education technology company, from June 2014 to March 2019, where he served most recently as the Director, Assistant Controller. Mr. Patel holds a B.A. in Business Economics with an emphasis in Accounting from the University of California, Santa Barbara and is a licensed Certified Public Accountant in California.
Martin Picard.
Martin Picard is one of Sonder’s founders and has served as its Global Head of Real Estate since February 2019. He previously served as Sonder’s Vice President of Finance from May 2015 to February 2019. From September 2013 to March 2015, Mr. Picard was the Chief Executive Officer of Adzura Inc., an online advertising marketplace that he co-founded.
Mr. Picard holds a Bachelor of Commerce in Accounting from Concordia University.
Philip Rothenberg.
Philip Rothenberg has served as Sonder’s General Counsel and Secretary since November 2018. Prior to joining Sonder, from May 2011 to November 2018, Mr. Rothenberg served in a variety of legal positions at Tesla, Inc., an electric vehicle and clean energy company, including most recently as Vice President, Legal. From August 2007 to April 2011, Mr. Rothenberg served as an Attorney Advisor for the U.S. Securities and Exchange Commission in the Division of Corporation Finance. Mr. Rothenberg holds a B.A. in Economics and Foreign Affairs from the University of Virginia, a Masters in International Business Studies from the University of South Carolina and a J.D. from Georgetown University Law Center.
Non-Employee
Directors
Manon Brouillette.
Manon Brouillette has served as one of Sonder’s directors since June 2020. In June 2021, Ms. Brouillette was appointed Chief Operating Officer and Deputy CEO for Verizon Consumer Group. From July 2004 to January 2019, she was with Vidéotron, a Canadian telecommunications company, where she served most recently as President and Chief Executive Officer. Ms. Brouillette serves on the board of directors of the National Bank of Canada, a commercial bank. Ms. Brouillette also serves on the board of directors of several private companies and non-profit
organizations and has served as an advisor to venture capital and private equity firms. She previously served as a director of Quebecor Inc., a Canadian media and telecommunications company, Altice USA, Inc., a communications and media company, and Lightspeed HQ, a point-of-sale
software provider. Ms. Brouillette holds a bachelor’s degree in Communications and Marketing from the Université Laval and completed the Ivey Executive Program at Ivey Business School at Western University.
We believe Ms. Brouillette is qualified to serve on the Post-Combination Company Board because of her substantial experience in the areas of corporate strategy and operations.
Nabeel Hyatt.
Nabeel Hyatt has served as one of Sonder’s directors since February 2016. Mr. Hyatt joined Spark Capital, a venture capital firm, in February 2012 and currently serves as a General Partner. He has served on the boards of several privately-held companies. From August 2010 to February 2012, Mr. Hyatt served as the General Manager of Zynga Inc., a social game developer. Prior to this, from March 2007 to August 2010, Mr. Hyatt served as the Chief Executive Officer of Conduit Labs, an early social gaming company he co-founded
that was acquired by Zynga. Mr. Hyatt studied Computer Science at Purdue University and holds a B.A. in Design from the Maryland Institute College of Art.
We believe Mr. Hyatt is qualified to serve on the Post-Combination Company Board because of his operational experience in the technology industry and extensive knowledge of high-growth companies.

Vivek Pattipati.
Vivek Pattipati has served as one of Sonder’s directors since September 2018. Mr. Pattipati has served as a Partner at Valor Management LLC (d/b/a Valor Equity Partners), a private equity firm, since September 2017. He serves on the board of several privately-held companies. From September 2013 to August 2017, Mr. Pattipati was with Madison Dearborn Partners, a private equity firm, where he served most recently as a Director. Mr. Pattipati holds a B.A. in Economics and Statistics from the University of Chicago and an M.B.A. from Harvard Business School.
Mr. Pattipati is not expected to be a member of the Post-Combination Company Board.
Frits Dirk van Paasschen.
Frits Dirk van Paasschen has served as one of Sonder’s directors since February 2020. From September 2007 to February 2015, Mr. van Paasschen served as the President and Chief Executive Officer of Starwood Hotels and Resorts Worldwide, LLC, a hotel company acquired by Marriott International, Inc. Prior to joining Starwood, he was the President and Chief Executive Officer of Coors Brewing Company from February 2005 to September 2007. He serves on the board of directors at Royal DSM, a Netherlands-based science company specializing in nutrition and health, and Williams-Sonoma, Inc., a consumer retail company specializing in kitchen-wares and home furnishings, and Crown PropTech Acquisitions, a special purpose acquisition company. Mr. van Paasschen also serves on the board of directors of several private companies and as an advisor to a global investment firm. Mr. van Paasschen holds a B.A. in Economics and Biology from Amherst College and an M.B.A. from Harvard Business School.
We believe Mr. van Paasschen is qualified to serve on the Post-Combination Company Board because of his extensive knowledge of the real estate and hospitality industries and his international experience.

GLOSSARY OF TERMS
The following table sets forth Sonder’s commonly used terms broken into the following categories:

•	Portfolio Lifecycle , which outlines key dates and time periods between signing a unit and a unit going live;

•	Key Operating Metrics , which details metrics Sonder uses to track performance internally and alongside its Traditional Hotels peers;

•	Non-GAAP Financial Metrics , which describe the key metrics Sonder uses alongside GAAP to measure its profitability; and

•	Other , which captures additional terms used to describe Sonder’s business.

Portfolio Lifecycle

Contracted Date	The date on which a new real estate contract is signed by all parties.

Takeover Date	The date on which Sonder receives the keys and is able to begin onboarding a building (e.g., moving in furniture, staging / photographing units for listing).

Live Date	The date on which building onboarding (e.g., moving in furniture, staging / photographing units for listing) is completed, the building is listed on Sonder.com, the Sonder app and other channels, and is open for guest bookings (often referred to as a building “going live”). This is the date on which Sonder can begin generating revenue from the building.

Lead Time	The length of time between the Contracted Date and the Takeover Date. This is the period during which Sonder does not pay rent and does not generate revenue, but has a contractual commitment from the real estate owner(s) that Sonder will receive the keys for the building once it is ready.

Opening Period	The period of time between the Takeover Date and the Live Date, representing the time it takes Sonder to complete building onboarding (e.g., moving in furniture, staging / photographing units for listing). This is the period in which Sonder is paying rent (or utilizing prenegotiated abatement) but is not yet able to generate revenue from the building.

Live Units	Units which are available for guest bookings on Sonder.com, the Sonder app and other channels. Sonder pays rent (or utilizes prenegotiated abatement) and is able to generate revenue from these units.

Contracted Units	Units which have signed real estate contracts, but are not yet available for guests to book. Sonder is not yet able to generate revenue from these units. Some of the real estate contracts for Contracted Units have contingencies that must be satisfied prior to Sonder’s takeover of the units or are terminable by Sonder or the landlord prior to Sonder’s takeover of the units.

Total Portfolio	Live Units plus Contracted Units. This includes any unit that has a signed real estate contract, regardless of whether or not the unit is available for guests to book. This excludes any units that have been dropped (i.e., the lease was terminated or allowed to expire).

Key Operating Metrics

Bookable Nights	The total number of nights available for stays across all Live Units. This excludes nights lost to full building closures greater than 30 nights.

Occupied Nights	The total number of nights occupied across all Live Units.

Occupancy Rate (OR)	Occupied Nights divided by Bookable Nights, expressed as a percentage. Represents the percentage of occupied nights out of the total available nights.

Room Nights Booked	Bookings made within a period of time, regardless of when the associated stay will occur, expressed in nights. Calculated as gross nights booked net of LOS modifications and cancellations, made only within the period of booking.

Average Daily Rate (ADR)	Revenue divided by Occupied Nights, expressed in U.S. dollars. Represents the average revenue earned per night occupied.

Revenue per Available Room (RevPAR)	Calculated either by dividing revenue by Bookable Nights, or by multiplying Average Daily Rate by Occupancy Rate, expressed in U.S. dollars. Represents the average revenue earned per available night.

Checkouts	The total number of unique stays in a period of time. Each unique stay counts as one Checkout regardless of how many nights the guest(s) stayed in the unit.

Length of Stay (LOS)	Occupied Nights divided by Checkouts which represents the average number of nights for each unique stay.

Non-GAAP Financial Metrics

Landlord Payments
Non-GAAP
payments to real estate owners recognizing abatement at the time it is utilized (often at the commencement of a real estate contract), expressed in U.S. dollars. This recognizes the economic substance of the payment to real estate owners as reflected in the real estate contract (e.g., if a building’s Takeover Date was January 1, 2019 and it had three months of abatement at the beginning of the real estate contract, the Landlord Payments for the building in the first quarter of 2019 would be $0).

GAAP rent to Landlord Payment adjustment	The adjustment to translate GAAP rent to Landlord Payments, expressed in U.S. dollars. GAAP rent straight lines abatement over the duration of the real estate contract. In contrast, Landlord Payments recognizes abatement from real estate owners at the time abatement is utilized (often at the commencement of a real estate contract) in an effort to most accurately reflect the timing of cash outflows for rent.

Adjusted Gross Profit (Loss)	GAAP gross profit (loss) impacted by the GAAP rent to Landlord Payment adjustment, expressed in U.S. dollars.

Property Level Costs (PLC)	Variable costs directly associated with guest-facing functions in each of Sonder’s buildings, expressed in U.S. dollars. These costs include (i) channel fees paid to Online Travel Agencies (OTAs), (ii) customer service costs, (iii) laundry/consumables costs, (iv) maintenance costs, and (v) utilities & insurance costs.

Property Level Profit (Loss) (PLP or PLL)	GAAP gross profit (loss) (i) impacted by the GAAP rent to Landlord Payment adjustment, and (ii) less Property Level Costs, expressed in U.S. dollars.

Adjusted EBITDA	GAAP profit or loss from operations (i) impacted by the GAAP rent to Landlord Payment adjustment and (ii) excluding the impact of depreciation, stock-based compensation,
COVID-19
pandemic related offboardings/other (costs associated with dropping units at the beginning of the
COVID-19
pandemic), and cash payments from real estate owners received for capital expenditure financing, expressed in U.S. dollars.

Other

Fixed Lease	Real estate contract in which Sonder agrees to pay a fixed periodic fee per unit.

Mixed Lease	Real estate contract in which Sonder agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.

Revenue Share	Real estate contract in which Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement.

Traditional Hotels	Represents upper upscale class of hotels in cities where Sonder operates. The upper upscale chain segment designation is determined by STR (a globally recognized resource for market data on the worldwide hospitality industry) based on each hotel brand’s Average Daily Rate for prior years.

SONDER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Sonder’s financial condition and results of operations together with the “Selected Historical Financial Information of Sonder” and Sonder’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Sonder’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus/consent solicitation statement. Sonder’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2020 refer to the year ended December 31, 2020 and references to 2019 refer to the year ended December 31, 2019.
Overview
Sonder’s mission is to revolutionize hospitality through design and technology to make a world of better stays open to all. With its innovative end-to-end model, Sonder aims to provide better choice, comfort, reliability and value across a wide variety of use cases — from one night to extended stays — for its diverse mix of traveler types. Officially launched in 2014 and headquartered in San Francisco, California, Sonder’s unique product portfolio of nearly 15,000 Live and Contracted Units — from rooms to suites to apartments — spans 39 cities in 10 countries and three continents as of June 30, 2021. Sonder works directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations. Sonder operates and manages each of its 250+ live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support.
Management Discussion Regarding Opportunities, Challenges and Risks
Supply Growth
A key driver of Sonder’s expected revenue growth is its anticipated ability to continue signing appealing apartment and hotel properties with compelling commercial terms. Contracted properties ultimately become available for guests to book on their Live Date, generate Bookable Nights and, in turn, generate revenue.
In 2019, Sonder’s strategy focused on rapid supply growth and outpacing its leading venture-backed competitors in Total Portfolio size. Sonder achieved its goal by:

•
Growing total Live and Contracted Units by approximately 200% from approximately 4,300 units at December 31, 2018 to approximately 13,100 units at December 31, 2019, driven by real estate personnel growth and increased unit signing productivity (i.e., units signed per Sonder real estate business development professional (BD) per quarter);

•	Launching its hotel product, with nine hotels live as of December 31, 2019; and

•	Launching 12 new markets with Live Units, as well as signing its first real estate deal in six additional new markets.
Sonder quickly pivoted its supply growth strategy during the first quarter of 2020 when the COVID-19 pandemic began impacting the global hospitality industry. Sonder paused all efforts to contract new units in order to focus on preserving cash and optimizing its existing portfolio’s performance. Additionally, through a combination of negotiating with real estate owners and exercising termination rights, Sonder exited leases for nearly 3,400 units from March 1, 2020 through December 31, 2020. This targeted unit phase-out enabled Sonder to minimize cash losses during the height of lockdowns, and rebalance its portfolio away from less favorable long-term units and certain scattered units where Sonder operated non-contiguous portions of a building.

As a result of portfolio rebalancing and proactively pausing new unit growth from March 2020 until the fourth quarter of 2020, Sonder’s total Live and Contracted Units decreased by approximately 10% throughout 2020, closing the year with approximately 12,000 units. Despite this small decrease in Live and Contracted Units, its Total Portfolio as of December 31, 2020 was rebalanced towards more optimal units from both a brand and economics perspective relative to the Total Portfolio as of December 31, 2019. In comparison, Sonder’s largest venture-backed competitors shrank their footprint materially or ceased operations entirely during 2020.
By September 2020, after extensively analyzing real estate market dynamics and closely tracking early indicators of potential near-term recovery (such as progress in vaccination trials), Sonder resumed its focus on growth. After pausing new signings for the majority of 2020, Sonder’s focus during the fourth quarter of 2020 and first quarter of 2021 was on prospecting new properties and rebuilding a robust pipeline in order to regain the signing pace it had established in 2019. Over that six-month period, Sonder reinforced its market leading position with landlords, investors and financing sources, citing its strong out-performance through the pandemic compared to Traditional Hotels.
As of June 30, 2021, Sonder had a Total Portfolio of nearly 15,000 Live and Contracted Units.
Several recent developments give Sonder increased confidence in its ability to achieve its 2021 unit signings forecast:

•
Following its six-month pause in prospecting and signing new properties during 2020, Sonder began rebuilding its pipeline across several real estate asset classes (hotels, apartments and office to apartment conversions). These opportunities were discovered through public databases and extensive local networking and prospecting efforts;

•	Sonder’s late stage deal pipeline continued to grow rapidly in the first half of 2021, nearly doubling in size between December 31, 2020 and June 30, 2021;

•
Sonder’s real estate team hit an all time productivity high in the first two quarters of 2021, signing approximately 40% and 30% more units per BD per quarter, respectively, than 2019 (pre-COVID-19 pandemic levels); and

•	Sonder’s real estate team has begun scaling headcount rapidly, de-risking Sonder’s unit growth targets even if average BD productivity were to decline.
Additionally, Sonder has high visibility into its 2021 Bookable Nights forecast. Based solely on Live Units as of June 30, 2021, Sonder expects to be able to achieve over 90% of its forecasted 2021 Bookable Nights from this portion of its portfolio alone. Sonder believes in its ability to convert a majority of its Contracted Units into additional Live Units and sign near-term deliveries, providing even greater visibility to its near term Bookable Nights forecast.
Ability to Attract and Retain Guests
Another key driver of Sonder’s expected revenue growth is its ability to continue attracting demand from repeat guests and ability to attract new guests through various channels. Sonder sources demand from a variety of channels, including Online Travel Agencies (“
OTAs
”) such as Airbnb, Booking.com and Expedia, as well as directly through Sonder.com and the Sonder app. Bookings made through OTAs incur channel fees, where Sonder pays a certain percentage of the revenue booked on the OTA in order to compensate the OTA for its listing services. In general, direct bookings are more financially advantageous to Sonder as they do not incur channel fees.

The following chart shows Sonder’s direct bookings over time presented as a percentage of booked revenue:

While OTAs were historically Sonder’s primary source of demand, Sonder saw a steady increase in direct booked revenue as a percentage of total booked revenue from 12% in the first quarter of 2018 to 33% in the first quarter of 2020. Before the COVID-19 pandemic, Sonder’s strong guest experience and differentiated offering drove direct bookings growth despite minimal performance marketing spend, as many repeat guests booked directly through Sonder.com after their first stay.
In the second quarter of 2020, Sonder began experimenting with performance marketing and extended stay discounts only available on Sonder.com as a way to directly generate revenue during the beginning of the COVID-19 pandemic. Sonder saw positive shifts to direct bookings as a result of these initiatives as its Sonder.com bookings nearly doubled from 33% in the first quarter of 2020 to 59% in the second quarter of 2020.
An additional key driver of direct bookings is guest loyalty. Sonder’s repeat bookings doubled from early 2019 to early 2021 as a result of strong guest loyalty, with approximately 70% of repeat bookings made directly through Sonder.com and the Sonder app.
As the broader hospitality industry continues to recover from the COVID-19 pandemic, Sonder expects its direct bookings as a percentage of total revenue to decrease moderately over time. However, Sonder believes there is meaningful upside to its direct bookings projections, as it continues to experiment with performance marketing. If Sonder’s performance marketing experimentation proves it can drive direct bookings at a lower cost than what it incurs as channel fees, Sonder will invest more heavily in performance marketing. While Sonder always expects to generate some revenue through OTAs, this potential performance marketing spend could increase its direct bookings share, and therefore reduce its Property Level Costs. Additionally, Sonder believes its continued focus on guest experience can drive increased guest loyalty over time, in turn driving increased direct bookings and lower Property Level Costs.

Technology
Sonder invests significant resources in its technology architecture and infrastructure. These improvements allow Sonder to deploy the latest tools and technologies to build proprietary external and internal facing technology. Sonder’s technology is essential to its user experience, as its home-grown technology powers the entire guest journey, from booking through check-out.
External Facing Technology:

•
Sonder’s proprietary technology is essential to its user experience—from enabling easy, intuitive browsing of Sonder’s full portfolio to allowing seamless reservations. Upon arrival at a Sonder property, Sonder’s “lobby on your phone” technology guides guests through the in-app check-in and one-touch WiFi, while Sonder’s digital concierge feature offers curated lists of localized food and experience recommendations to help guests get the most out of their stay. Sonder guests can book intra-stay cleaning and self-serve additional customer service requests on the Sonder app while also ensuring a frictionless check-out.

Internal Facing Technology:

•
In addition to Sonder’s guest-facing technology, proprietary technology powers Sonder’s business processes and operations, from supply growth to building openings and day-to-day operations. Sonder has developed:

•	Its own infrastructure to fuel its real estate underwriting efforts;

•	Technology to facilitate its global supply chain for furniture, art and fixtures;

•	A proprietary booking engine;

•	Pricing and calendar revenue management software;

•	Room attribution algorithms; and

•	Task and workflow management software.
Sonder’s emphasis on continued technological improvement is key to continued guest experience improvements and guest retention, as well as continued reduction in operating costs compared to traditional hotels. Over the course of 2020, Sonder rolled out many new features, including Google and Apple Pay integration, in-app guest services, automated ID verification, instant Early Check-in/Late Checkout, automated dispatch for hospitality operations and more, and expects to continue rolling out additional features and technology in the future.
The Business Combination and Public Company Costs
On April 29, 2021, Sonder entered into the Merger Agreement with the Company, First Merger Sub and Second Merger Sub pursuant to which, among other things, Sonder will merge with First Merger Sub, with Sonder surviving and, immediately following the consummation of the First Merger and as part of the same overall transaction, Sonder, as the Surviving Corporation, will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. Sonder will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Sonder’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results is expected to be an estimated increase in cash (as compared to Sonder’s consolidated balance sheet at

June 30, 2021) of between approximately $447.5 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, and $597.5 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated at approximately $56.6 million, of which Sonder expects approximately $16.6 million to be expensed. For additional information please see the section of this proxy statement/prospectus/consent solicitation statement titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Upon the closing of the Business Combination, it is expected that the Post-Combination Company’s Common Stock will be listed on Nasdaq and trade under the ticker symbol “SOND.” As Sonder’s current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Sonder expects the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Sonder’s Business Model
Sonder offers a selection of hotels and apartments in cities around the world that guests can book on a nightly, weekly or monthly basis. Sonder leverages its proprietary technology to select, design and manage its global portfolio of properties. Sonder secures its portfolio of properties by entering into agreements with real estate owners under multi-year contracts that allow Sonder to operate the properties on a nightly basis. Sonder’s typical contract has an initial term of 5-7 years plus up to two 5-year renewals at Sonder’s election. The agreements can take the form of a Fixed Lease, Mixed Lease or Revenue Share agreement.

•
Fixed Lease agreement: The vast majority of Sonder’s historical contracts with real estate owners have been Fixed Lease agreements, whereby Sonder agrees to a fixed periodic fee per unit. Sonder then generates revenue on a nightly basis through guests booking and staying at the Sonder operated property.

•
Mixed Lease agreement: Sonder sometimes employs a hybrid contract structure whereby Sonder agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.

•
Revenue Share agreement: Sonder intends to sign an increasing number of Revenue Share agreements, whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic rent to the property owner.

Sonder has increasingly migrated to a capital light model, whereby real estate owners fund the vast majority of Sonder’s upfront Capital Expenditures. Among Sonder’s post-COVID-19 lease signings, a substantial majority of all pre-opening costs are funded by real estate owners. In most cases, Sonder compensates the real estate owner in the form of slightly higher rents, effectively amortizing the allowance provided to Sonder over the term of the lease.
Sonder generates revenue on a nightly basis when guests book and stay at Sonder properties, which they can do either directly through Sonder.com or the Sonder app, or through one of several OTA partners with whom Sonder lists its properties.
Key Business Metrics and Non-GAAP Financial Measures
Sonder tracks the following key business metrics and non-Generally Accepted Accounting Principles (non-GAAP) financial measures to evaluate its performance, identify trends, formulate financial projections and make strategic decisions. Accordingly, Sonder believes these key business metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating Sonder’s results of operations in the same manner as Sonder’s management team.

These key business metrics and non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
Key Business Metrics
The following table provides the key metrics for the periods presented (rounded):

	Three Months Ended June 30,		Change
	2021	2020	#	%
Live (End of Period)	5,500	4,300	1,200	28%
Bookable Nights	473,000	400,000	73,000	18%
Occupied Nights	321,000	228,000	93,000	41%
RevPAR	$100	$47	$53	113%

	Six Months Ended June 30,		Change
	2021	2020	#	%
Live (End of Period)	5,500	4,300	1,200	28%
Bookable Nights	885,000	828,000	57,000	7%
Occupied Nights	594,000	496,000	98,000	20%
RevPAR	$89	$73	$16	22%

	Years Ended December 31,		Change
	2020	2019	#	%
Live (End of Period)	4,500	4,600	(100)	(2)%
Bookable Nights	1,559,000	1,018,000	541,000	53%
Occupied Nights	1,013,000	786,000	227,000	29%
RevPAR	$74	$140	$(66)	(47)%
Live Units
Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time. Live Units generate Bookable Nights which can ultimately generate revenue. Live Units are a key driver of revenue, and a key measure of the scale of Sonder’s business, which in turn drives its financial performance.
Live Units are driven by the number of units contracted in prior periods, and the Lead Time and Opening Period associated with making those units available to guests. The number of Live Units at the end of a period is also affected by the number of units that were removed from Sonder’s portfolio during that same period, which Sonder refers to as dropped units. Typically, Sonder does not drop many Live Units, other than certain units at the end of their contracts, during atypical times such as during the COVID-19 pandemic, or due to unforeseen regulatory changes within an existing market.
As of June 30, 2021, Sonder had over 5,500 Live Units, compared to approximately 4,300 Live Units as of June 30, 2020 and approximately 5,000 Live Units as of March 31, 2021. There was a 28% increase in Live Units as of June 30, 2021 compared to June 30, 2020, and an approximate 10% increase in Live Units as of June 30, 2021 as compared to March 31, 2021. The 28% Live Unit growth for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 as well as an additional 10% increase in Live Unit growth from March, 31, 2021 to June 30, 2021 was driven by Sonder’s renewed focus on portfolio growth in line with early indicators of COVID-19 recovery.
As of December 31, 2020, Sonder had approximately 4,500 Live Units, compared to approximately 4,600 Live Units as of December 31, 2019 and approximately 1,700 Live Units as of December 31, 2018. This represents approximately a 2% decrease in Live Units at the end of 2020 as compared to the end of 2019, and a 171% increase in Live Units at the end of 2019 as compared to the end of 2018. The slight decline in Live Units at the end of 2020 compared to the end of 2019 was driven by portfolio rebalancing (exiting certain leases through negotiations with real estate owners and exercise of termination rights) and a proactive pause on signing buildings during the height of the COVID-19 pandemic in the second and third quarters of 2020 (as described above in “
Management Discussion Regarding Opportunities, Challenges and Risks”
). The substantial increase in Live Units at the end of 2019 compared to the end of 2018 was driven by strong building signings throughout 2018 and 2019, which led to a substantial number of units going live by the end of 2019.
Bookable Nights / Occupied Nights
Bookable Nights represents the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures greater than 30 nights, but includes nights lost to units being taken offline for periods that are not part of a full building closure of longer than 30 nights. For example, one unit unavailable to guests for five nights due to regular maintenance would still be included as part of Bookable Nights. Occupied Nights represents the total number of nights occupied across all Live Units. Bookable Nights and Occupied Nights are key drivers of revenue, and key measures of the scale of Sonder’s business, which in turn drives financial performance.
For the three months ended June 30, 2021, Sonder had approximately 473,000 Bookable Nights, compared to approximately 400,000 Bookable Nights during the three months ended June 30, 2020 and approximately 411,000 Bookable Nights in the three months ended March 31, 2021. This represents an 18% increase in Bookable Nights for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, and a 15% increase in Bookable nights for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021 driven by Sonder’s renewed focus on live portfolio growth in line with early indicators of COVID recovery.
For the three months ended June 30, 2021, Sonder had approximately 321,000 Occupied Nights, approximately 228,000 Occupied Nights during the three months ended June 30, 2020 and approximately 274,000 Occupied Nights during the three months ended March 31, 2021. This represents a 41% increase in Occupied Nights for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, driven by a recovery in travel demand as COVID-19 vaccination rates continue to climb and cities begin to open and return to normal operations. The 17% increase in Occupied Nights for the three months ended June 30, 2021 compared to the three months ended March 31, 2021 was driven by a continued recovery in travel demand as well as Sonder initiatives to drive bookings across various demand segments.
For the six months ended June 30, 2021, Sonder had approximately 885,000 Bookable Nights, compared to approximately 828,000 Bookable Nights during the six months ended June 30, 2020. The 7% increase in Bookable Nights for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by Sonder’s renewed focus on live portfolio growth in line with early indicators of COVID recovery.
For the six months ended June 30, 2021, Sonder had approximately 594,000 Occupied Nights, compared to approximately 496,000 Occupied Nights during the six months ended June 30, 2020. This represents a 20% increase in Occupied Nights for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, driven by a recovery in travel demand as COVID-19 vaccination rates continue to climb and cities begin to open and return to normal operations.
For the year ended December 31, 2020, Sonder had approximately 1,559,000 Bookable Nights, compared to approximately 1,018,000 Bookable Nights for the year ended December 31, 2019 and approximately 448,000 Bookable Nights for the year ended December 31, 2018. This represents a 53% increase in Bookable Nights in 2020 as compared to 2019, and a 127% increase in Bookable Nights in 2019 as compared to 2018. The increase in Bookable Nights for 2020 relative to 2019 was driven by a larger base of Live Units that were live since 2019 thereby contributing a full year of Bookable Nights. The substantial increase in Bookable Nights for 2019 relative to 2018 was driven by accelerating Live Unit growth from approximately 1,700 Live Units on December 31, 2018 to approximately 4,600 Live Units on December 31, 2019.
For the year ended December 31, 2020, Sonder had approximately 1,013,000 Occupied Nights, compared to approximately 786,000 Occupied Nights for the year ended December 31, 2019 and approximately 346,000 Occupied Nights for the year ended December 31, 2018. This represents a 29% increase in Occupied Nights in 2020 as compared to 2019, and a 127% increase in Occupied Nights in 2019 as compared to 2018. The increase in Occupied Nights for 2020 relative to 2019 was driven by a larger base of Live Units that were live since 2019 thereby contributing a full year of Bookable Nights as well as higher occupancy across Live Units. The substantial increase in Occupied Nights for 2019 relative to 2018 was driven by accelerating Live Unit growth from approximately 1,700 Live Units on December 31, 2018 to approximately 4,600 Live Units on December 31, 2019.
Revenue Per Available Room and Average Daily Rate
Revenue per Available Room (“
RevPAR”
) represents the average revenue earned per available night, and can be calculated either by dividing revenue by Bookable Nights, or by multiplying Average Daily Rate (“
ADR”
) by Occupancy Rate (“
OR”
). ADR represents the average revenue earned per night occupied, and is calculated as Revenue divided by Occupied Nights. RevPAR and ADR are key drivers of revenue, and key measures of Sonder’s ability to attract and retain guests, which in turn drives financial performance.
RevPAR is driven by ADR and OR. Several factors may explain period-to-period RevPAR variances:

•
Units in ramp
represent units that became live in recent months and have not yet reached mature economics. Typically, new units take several months to achieve mature ADR and OR as buildings stabilize and drive organic bookings, so if a period has a significant increase in Live Units, this may reduce the portfolio’s RevPAR.

•
Market Mix
represents the composition of Sonder’s portfolio based on geographic presence. Certain markets such as New York or London typically earn higher RevPARs, while certain other markets such as Minneapolis or Houston typically earn lower RevPARs. Therefore, if the market mix shifts toward lower RevPAR markets, it may adversely impact the portfolio’s RevPAR.

•
Product Mix
represents the composition of Sonder’s portfolio between apartments and hotels. In general, apartments are typically higher RevPAR bookings because they typically offer more amenities (e.g., kitchen, in-unit washer/dryer) and have higher square footage compared to Sonder’s hotel units.

•
Seasonality
represents typical period-to-period variances in a particular property’s RevPARs depending upon seasonal factors (e.g., weather patterns, local attractions and events, holidays) as well as property location and type. Based on historical results (i.e., prior to the COVID-19 pandemic), Sonder generally expects its RevPARs to be lower on a constant portfolio basis in the first quarter and fourth quarters of each year due to seasonal factors such as weather and holidays and the current geographic mix of its portfolio. The effect of seasonality will vary as Sonder’s market mix and product mix continues to evolve.

For the three months ended June 30, 2021, Sonder achieved a RevPAR of $100 compared to a RevPAR of $47 for the three months ended June 30, 2020, representing a 113% increase in RevPAR primarily driven by a 77% ADR increase from $83 to $147 because of a significant increase in travel resulting from COVID-19 vaccinations becoming more widely available and cities beginning to open and return to normal operations.
For the six months ended June 30, 2021, Sonder achieved a RevPAR of $89 compared to a RevPAR of $73 for the six months ended June 30, 2020, representing a 22% increase in RevPAR primarily driven by a 9% ADR increase from $122 to $133 because of a significant increase in travel resulting from COVID-19 vaccinations becoming more widely available and cities beginning to open and return to normal operations.

For the year ended December 31, 2020, Sonder achieved a RevPAR of $74, compared to a RevPAR of $140 for the year ended December 31, 2019, representing a 47% decrease in RevPAR primarily driven by a 37% ADR decrease from $182 to $114 over the same period as a result of significant declines in travel resulting from the COVID-19 pandemic. ADR also compressed over this period due to proactive extended stay discounting of room rates to maintain steady Occupancy Rates relative to pre-COVID-19 levels. Extended stay discounting allowed Sonder to generate additional revenue when Live Units may have otherwise been unoccupied.
Non-GAAP Financial Measures
The following table presents a reconciliation of GAAP gross profit (loss), which is defined as revenue less cost of revenue (excluding depreciation and amortization) to Adjusted Gross Profit (Loss) and Property Level Profit (Loss) for the periods shown (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019
GAAP Gross profit (loss)	$3,524	$(9,546)	$(4,123)	$(14,591)	$(21,317)	$18,044
GAAP rent to Landlord Payments adjustment:
GAAP rent	38,268	26,416	74,114	68,355	124,419	109,253
Landlord Payments	(35,080)	(22,651)	(67,115)	(63,323)	(119,503)	(90,076)

GAAP rent to Landlord Payments adjustment	3,188	3,765	6,999	5,032	4,916	19,177

Adjusted Gross Profit (Loss)	6,712	(5,781)	2,876	(9,559)	(16,401)	37,221
Gross margin	7.5%	(50.7)%	(5.2)%	(24.0)%	(18.4)%	12.6%
GAAP rent to Landlord Payments Margin	6.7%	20.0%	8.9%	8.3%	4.2%	13.4%
Adjusted Gross Margin	14.2%	(30.7)%	3.6%	(15.7)%	(14.2)%	26.0%
Property Level Costs	16,360	7,389	27,873	21,812	41,249	33,666

Property Level Profit (Loss)	$(9,648)	$(13,170)	$(24,997)	$(31,371)	$(57,650)	$3,555

Property Level Profit (Loss) Margin	(20.4)%	(69.9)%	(31.7)%	(51.7)%	(49.8)%	2.5%
Adjusted Gross Profit (Loss) and Adjusted Gross Margin
Adjusted Gross Profit (Loss) represents GAAP gross profit (loss) impacted by the GAAP rent to Landlord Payment adjustment. This adjusts payments to real estate owners to reflect the timing of abatement (periods of free rent). Sonder’s non-GAAP view of Landlord Payments recognizes abatement from real estate owners at the time it is utilized in an effort to most accurately reflect the economic substance of the real estate contract. Sonder’s real estate contracts typically have several months of abatement at the commencement of the contract. In contrast, GAAP rent straight lines abatement over the duration of the contract.
Adjusted Gross Margin represents Adjusted Gross Profit (Loss) divided by GAAP revenue. Adjusted Gross Margin is a key measure of Sonder’s performance and ability to operate units with compelling unit economics. Sonder uses Adjusted Gross Margin to evaluate profit after Landlord Payments are paid, and utilizes this as a key metric to effectively manage growth of the business taking into consideration the impact of beneficial abatement terms typically built into Sonder’s leases.

Adjusted Gross Margin variances may be explained by the RevPAR factors described above, as well as the following additional factors:

•
Abatement
terms are negotiated for the vast majority of Sonder’s real estate contracts and represent free months of Landlord Payments. As Sonder attempts to rapidly increase its unit portfolio, abatement is expected to play a large role in driving down Landlord Payments during periods with a significant number of new Live Units, in turn driving up Adjusted Gross Margin during those fast growth periods.

•	Transaction Structures represent the varying types of lease agreements Sonder enters into with real estate owners, including (i) Fixed Lease, (ii) Mixed Lease and (iii) Revenue Share agreements.

•	The vast majority of Sonder’s historical contracts with real estate owners have been Fixed Lease agreements, whereby Sonder agrees to a fixed periodic fee per unit during the term of the lease.

•
Sonder sometimes employs a hybrid Mixed Lease deal structure whereby it agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.

•
In the future, Sonder intends to sign an increasing number of Revenue Share agreements, whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic rent to the property owner.

•
The transition to more liability light (Mixed Lease and Revenue Share) transaction structures is expected to increase Sonder’s Adjusted Gross Margin during the unit ramp process and partially offset the impact of seasonality, as real estate owner payments will be closer tied to revenue generated.

•
Product Mix
represents the composition of Sonder’s Total Portfolio between apartment and hotel units. In general, apartments require higher Landlord Payments because they typically have larger square footage compared to Sonder’s hotel units. The impact of higher Landlord Payments combined with higher RevPARs for apartments typically leads to relatively similar Adjusted Gross Margin for apartments and hotels.

•
Market Mix
represents the composition of Sonder’s portfolio based on geographic presence. Certain markets such as New York or London typically require higher Landlord Payments on a per unit basis, while certain markets such as Minneapolis or Nashville typically require lower Landlord Payments on a per unit basis. Therefore, if the market mix shifts toward lower Landlord Payment markets, it may compress aggregate portfolio Landlord Payments. Typically, markets with higher RevPARs have higher Landlord Payments, which often leads to relatively similar Adjusted Gross Margin for high and low RevPAR markets.

For the three and six months ended June 30, 2021, Sonder had GAAP gross profit of $3.5 million and a GAAP gross loss of $4.1 million with GAAP gross margins of 7.5% and (5.2)%, respectively compared to a GAAP gross loss of approximately $9.5 million and $14.6 million, respectively, with GAAP gross margin of (50.7)% and (24.0)%, respectively for the three and six months ended June 30, 2020. The movement from GAAP gross loss to GAAP gross profit for the three months ended June 30, 2021, was primarily driven by an increase in revenue for the period as compared to the three months ended June 30, 2020. The decrease in GAAP gross loss for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily due to higher revenues as a result of increased travel as COVID-19 vaccination rates continue to climb and cities begin to open and return to normal operations.
For the year ended December 31, 2020, Sonder had GAAP gross loss of $21.3 million and GAAP gross margin of (18.4)% compared to GAAP gross profit of $18.0 million and GAAP gross margin of 12.6% for the year ended December 31, 2019. The shift from GAAP gross profit to GAAP gross loss was primarily driven by a decline in RevPAR as a result of the COVID-19 pandemic.

For the three and six months ended June 30, 2021, Sonder had an Adjusted Gross Profit of approximately $6.7 million and $2.9 million, respectively, with Adjusted Gross Margin of 14.2% and 3.6%, respectively, compared to an Adjusted Gross Loss of approximately $5.8 million and $9.6 million, with Adjusted Gross Margin of (30.7)% and (15.7)%, respectively, for the three and six months ended June 30, 2020. For the three and six months ended June 30, 2021, the increase in Adjusted Gross Margin was driven by higher revenue as a result of increased travel as well as Sonder driven initiatives to drive bookings across various demand segments.
For the year ended December 31, 2020, Sonder had an Adjusted Gross Loss of approximately $16.4 million and Adjusted Gross Margin of (14.2)%, compared to an Adjusted Gross Profit of approximately $37.2 million and Adjusted Gross Margin of 26.0% for the year ended December 31, 2019. The decline in Adjusted Gross Profit and Adjusted Gross Margin was driven by a decline in RevPAR as discussed above, partially mitigated by negotiated Landlord Payment savings during the COVID-19 pandemic.
Property Level Profit (Loss) and Property Level Profit (Loss) Margin
Property Level Profit (Loss) (“
PLL”
or “
PLP”
) represents GAAP revenue less GAAP cost of revenue (excluding depreciation and amortization) less Property Level Costs (“
PLC”
) not captured in GAAP Gross profit (loss), and after adjusting GAAP rent to Landlord Payments. PLC is defined as personnel-related expenses and variable costs accumulated and directly associated with each of Sonder’s properties, including channel fees, customer service, laundry/consumables, maintenance, and utilities and insurance. These personnel-related expenses and variable costs are not included in the calculation of GAAP gross profit. Sonder’s cost of revenue is the contractually fixed cost to acquire usage of the unit, whereas operations and support expenses are (1) costs related to guest facing functions, and (2) variable expenses associated with guest units that are not payments to acquire usage of the room. This presentation provides the most direct comparison to other hospitality companies who provide property level metrics.
PLP or PLL is a key measure of Sonder’s PLC efficiency as well as financial performance and ability to operate units with compelling unit economics. Property Level Profit (Loss) Margin (“
PLL Margin”
or
“PLP Margin”
) represents PLL or PLP divided by GAAP revenue. Sonder uses PLL or PLP margin internally as a measure of unit economics, as it allows for greater comparability of the operating performance between each of its markets, buildings, and transactions that Sonder underwrites, as well as assessing trends in performance over time.
PLL or PLP is driven by RevPAR, Adjusted Gross Profit (Loss) and PLC. PLL or PLP variances may be explained by the RevPAR and Adjusted Gross Profit factors described above, as well as the following additional factors:

•
Length of Stay
represents the average number of nights for each unique stay, and is calculated as Occupied Nights divided by Checkouts. Longer stays drive lower turnover costs (i.e., cleaning, laundry and consumables) and therefore results in higher PLP because these costs are incurred by Sonder less frequently for longer stays. Sonder’s extended stay initiative following the onset of the COVID-19 pandemic drove average Length of Stay (“
LOS”
) up significantly to a peak of 14 nights in April 2020. For the month of June 2021, LOS decreased to six nights. Sonder expects its LOS to revert to historical averages of approximately five nights following full COVID-19 recovery, with a modest portion of long-term revenue still driven by extended stay bookings, and therefore expects turnover costs may increase modestly over time.

•
Channel Fees
represent the percentage of revenue booked on an OTA that Sonder pays out as marketing fees to compensate the respective channel for its listing services. Sonder records these charges as an operating expense in sales and marketing on the GAAP consolidated statement of operations. These fees are captured in Property Level Costs and reduce Property Level Profit. In general, direct bookings drive a higher PLP given they do not incur channel fees.

•	Technological and Operational Improvements represent opportunities to decrease PLC on an Occupied Night basis as Sonder grows and attempts to increase its operational efficiency. As Sonder grows in each of its markets, it expects to increase PLC efficiency through scale and greater building concentration (e.g., shorter transit times between service requests, bulk and scaled buys, vendor standardization, transition from reactive to preventative maintenance) as well as technological improvements to drive further efficiency and project management (e.g., warehouse and inventory management, listing distribution, tech-enabled customer service dispatch, automated replies to basic inquiries and self-service for requests).

For the three and six months ended June 30, 2021, Sonder had a PLL of approximately $9.6 million and $25.0 million, respectively, with PLL Margins of 20.4% and 31.7%, compared to a PLL of approximately $13.2 million and $31.4 million, respectively, with PLL Margins of 69.9% and 51.7% for the three and six months ended June 30, 2020. This represents a 26.7% decrease in PLL for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, and represents a 20.3% decrease in PLL for the six months ended June 30, 2021, driven by more favorable economics related to Sonder’s negotiations with real estate owners during the COVID-19 pandemic and lower channel fees due to increased direct bookings.
For the year ended December 31, 2020, Sonder had a PLL of approximately $57.7 million and a PLL Margin of 49.8%, compared to a PLP of approximately $3.6 million and a PLP Margin of 2.5% for the year ended December 31, 2019. This year-over-year decrease in PLP was driven by a decline in RevPAR as a result of the broad market reduction in travel due to the COVID-19 pandemic. Additionally, PLC per Checkout increased for the year ended December 31, 2020, driven by heightened COVID-19 safety precautions required to prepare units for guest stays.
The following table provides a reconciliation of GAAP net loss to Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019
Net loss	$(73,949)	$(60,799)	$(152,490)	$(122,542)	$(250,316)	$(178,249)
Interest expense, net	12,522	1,669	16,349	3,176	6,402	1,133
Provision for income taxes	70	3	93	3	323	—
Depreciation and amortization	4,213	4,206	8,332	8,358	16,969	11,167

EBITDA	(57,144)	(54,921)	(127,716)	(111,005)	(226,622)	(165,949)
GAAP rent to Landlord Payments adjustment	3,188	3,765	6,999	5,032	4,916	19,177
Stock-based compensation	2,448	1,742	16,601	4,809	7,223	3,380
Other expense (income), net	(3,577)	4,862	65	(6,131)	(231)	6,013
COVID-19 related offboardings	—	3,507	—	3,507	9,875	—
FF&E allowance realized (1)	475	—	1,006	—	—	—

Adjusted EBITDA	$(54,610)	$(41,045)	$(103,045)	$(103,788)	$(204,839)	$(137,379)

(1)	Represents cash payments from real estate owners received for capital expenditure financing
Adjusted EBITDA
Adjusted EBITDA is defined as GAAP profit (loss) from operations (i) impacted by the GAAP rent to Landlord Payments adjustment, and (ii) excluding the impact of interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income) net, COVID-19 related offboardings (costs associated with dropping units, such as lease termination fees and gain or loss on disposal of assets, at the beginning of the COVID-19 pandemic), and cash payments from real estate owners received for capital expenditure financing. Adjusted EBITDA is a key measure of Sonder’s financial performance and measures Sonder’s efficiency in managing its other operating expenses. Sonder utilizes Adjusted EBITDA together with GAAP Gross profit (loss) from operations because certain items, such as depreciation and amortization, are non-cash in nature or the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful.
Adjusted EBITDA is driven by RevPAR, Adjusted Gross Profit (Loss), and PLP / PLL. Adjusted EBITDA variances may be explained by the RevPAR, Adjusted Gross Profit (Loss) and PLP / PLL factors described above, as well as the following additional factor:

•
Technological and Operational Improvements
will also drive decreased other operational expenses through portfolio scale and concentration (e.g., real estate business development agents covering multiple markets, cost efficiencies related to taking over full buildings), technological improvements in city / headquarter general and administrative costs, and research and development (e.g. underwriting, pricing, and supply chain automation) functions.

For the three and six months ended June 30, 2021, Sonder had a net loss of $73.9 million and $152.5 million, respectively, compared to a net loss of $60.8 million and $122.5 million, respectively, for the three and six months ended June 30, 2020.
For the year ended December 31, 2020, Sonder had a net loss of $250.3 million compared to a net loss of $178.2 million for the year ended December 31, 2019.
For the three and six months ended June 30, 2021, Sonder’s Adjusted EBITDA was a loss of approximately $54.6 million and $103.0 million, respectively, compared to an Adjusted EBITDA loss of approximately $41.0 million and $103.8 million for the three and six months ended June 30, 2020. For the three months ended June 30, 2021, this represents an 33.0% increase in loss to Adjusted EBITDA which was driven by an increase in general operating expenses in the period. For the six months ended June 30, 2021, this represented a 0.7% decrease in loss to Adjusted EBITDA which was primarily driven by an increase in the GAAP to Landlord Payments adjustment as well as FF&E allowance realized related to abatement received in the current periods, both of which are deducted from EBITDA, offset by an increase in general operating expenses in the period.
For the year ended December 31, 2020, Sonder’s Adjusted EBITDA was a loss of approximately $204.8 million, compared to an Adjusted EBITDA that was a loss of approximately $137.4 million for the year ended December 31, 2019, representing a 49.1% increase in loss to Adjusted EBITDA. The increase in Adjusted EBITDA loss was driven by a decline in RevPAR as a result of the broad market decline in travel due to the COVID-19 pandemic. Additionally, PLC per booking increased for the year ended December 31, 2020, driven by heightened COVID-19 safety precautions required to prepare units for guest stays. Other operational expenses remained relatively stable during this time period.
COVID-19’s Business Impact on Sonder
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2020 were materially adversely affected by the COVID-19 pandemic, and COVID-19 may continue to materially adversely impact business operations, results of operations and liquidity in the near term. While monthly RevPAR and Occupancy Rates have been gradually improving since May 2020, the extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment, infection rates, and governmental responses in the cities and countries in which Sonder operates. The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating incredible challenges, particularly for the hospitality industry and Sonder. In early March 2020, Sonder began to experience the early effects of the COVID-19 pandemic. As the world locked down, severely impacting Occupancy Rate and RevPAR, Sonder acted quickly to reduce costs and bolster revenues to mitigate the impacts of the COVID-19 pandemic. As part of its COVID-19 response strategy, Sonder renegotiated a significant portion of its Live and Contracted Unit property portfolio, significantly reduced overhead costs, and pivoted to new sources of demand.

In particular, to reduce costs during the COVID-19 pandemic, Sonder:

•
Utilized the recession relief clauses contained in many of its leases and further negotiated additional rent concessions and deferrals with real estate owners. These efforts provided Sonder with meaningful rent savings compared to its initial 2020 budget;

•
Rebalanced its portfolio through negotiations with real estate owners and exercise of termination rights, which allowed it to exit contracts for nearly 3,400 Live and Contracted Units from March 1, 2020 through December 31, 2020, enabling Sonder to minimize cash losses during the height of COVID-19 lockdowns;

•	Temporarily reduced its payroll costs through layoffs, furloughs, reduced hours, and temporary salary reductions, including more significant salary reductions for senior executives; and

•	Paused all new deal signings from March through October 2020, focusing instead on existing properties and markets.
Sonder also focused its efforts on increasing existing sources of demand and generating new sources of demand during the COVID-19 pandemic. Sonder kept its doors open to serve its guests, while complying with local regulatory restrictions and ensuring its guests clean and safe stays. In March 2020, to counter steep drops in both its Occupancy Rate and RevPAR, Sonder launched its “Travel Well” marketing campaign, focusing on pandemic-related use cases, including extended stays of 14 nights or longer. Sonder also launched inbound and outbound sales teams, focusing on driving extended stay demand and bolstering occupancy, and invested in performance marketing. Despite travel restrictions, guests continued to utilize Sonder. At the height of COVID-19 lockdowns, many consumers turned to Sonder, including guests working from home or social distancing from roommates and family members, guests who were stranded away from home, and guests taking “staycations” for a change of scenery. Sonder also hosted nurses and other healthcare professionals, as well as guests who just needed a little alone time.
As a result of Sonder’s efforts to drive alternative sources of demand through the pandemic, Sonder has substantially outperformed Traditional Hotels on both an Occupancy Rate and RevPAR basis since March 2020. However, the extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the introduction and spread of new variants of the virus (including, for example, the Delta variant which has emerged in the last few months), that may be resistant to currently approved vaccines. Most recently, for the three months ended June 30, 2021, Sonder continued to outperform Traditional Hotels’ Occupancy Rate and RevPAR by 1.5x and 1.4x, respectively, and for the six months ended June 30, 2021, Sonder continued to outperform Traditional Hotels’ Occupancy Rate and RevPAR by 1.9x and 1.6x, respectively, even with strong indications of macro recovery and travel rebound.
The following diagram shows how Sonder’s Occupancy Rate and RevPAR outperformed traditional urban upper upscale hotels in Sonder’s existing markets beginning at the onset of the COVID-19 pandemic and continuing through the end of the second quarter of 2021:

Components of Results of Operations
Revenue
Sonder’s revenue consists of amounts received from guests for its accommodations, net of discounts and refunds provided to guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue. Discounts include member discounts, Length of Stay discounts, and hospitality discounts.
There is a difference in timing between when a booking is made and when Sonder recognizes revenue, which begins upon check-in and is recognized over the length of the stay. Sonder records the amounts that it collects from guests prior to check-in on its balance sheet as deferred revenue. If a guest cancels a reservation within the cancellation period, a refund is provided to the guest. If the cancellation occurs outside Sonder’s window, Sonder will recognize such cancellation as revenue in the period in which the cancellation occurs.
Cost of Revenue
Cost of revenue consists of those costs that are contractually fixed or variable, including, rental payments payable to real estate owners to acquire usage of the unit, cleaning costs, and payment processing charges. Sonder expects its cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future to the extent that Sonder continues to see growth in bookings and expands its portfolio of properties. Cost of revenue may vary as a percentage of revenue from period-to-period based on the timing and seasonality of bookings.
Operations and Support
Operations and support costs are related to guest-facing functions and variable expenses associated with guest units that are not payments to acquire usage of the room, such as customer service agents and hospitality agents, depreciation of property and equipment, and costs to operate rental spaces including utilities, opening new spaces, lease termination fees, and purchases of low value items for units such as small kitchen appliances. Sonder expects operations and support expense to increase on an absolute dollar basis for the foreseeable future to the extent that Sonder continues to expand its portfolio of properties.
General and Administrative
General and administrative costs primarily consist of personnel-related expenses for back-office administrative functions, such as legal, finance and accounting, public policy, and human resources. It also includes certain professional services fees, corporate offices, technology expenses, bad debt expense, general corporate and director and officer insurance, and other corporate-level expenses Sonder incurs to manage and support its operations. Sonder expects to incur additional general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as higher expenses for corporate insurance, director and officer insurance, investor relations, and professional services. Overall, Sonder expects its general and administrative costs will vary from period to period as a percentage of revenue for the foreseeable future.
Research and Development
Research and development expenses primarily consist of personnel-related expenses and an allocation of Sonder’s facility expenses incurred in connection with the development of its existing and new services. Sonder continues to focus its research and development efforts on adding new features and services, and increasing the functionality and enhancing the ease of use of existing services. Sonder capitalizes the portion of its software development costs that meets the criteria for capitalization. Sonder expects that its research and development expenses will increase on an absolute dollar basis and will vary from period to period as a percentage of revenue for the foreseeable future as Sonder continues to invest in research and development activities relating to ongoing improvements to and maintenance of its technology and other services, including the hiring of personnel to support these efforts.
Sales and Marketing
Sales and marketing expenses primarily consist of advertising costs, personnel-related expenses for Sonder’s sales, marketing, branding, as well as service charges for bookings made through OTAs. Sonder expects its sales and marketing expense will vary from period to period as a percentage of revenue for the foreseeable future.
Interest Expense, Net and Other Expense, Net
Interest expense, net and other expense, net consists primarily of realized and unrealized gains and losses on foreign currency transactions and balances, interest expense related to the term loans and convertible debt, and the change in fair value of warrants or other instruments carried at fair value.
Provision for Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of June 30, 2021, December 31, 2020, and December 31, 2019, Sonder has recorded a full valuation allowance against its deferred tax assets.
Sonder recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Sonder recognizes interest and penalties related to income tax matters as a component of income tax expense.
Sonder is subject to income taxes in the United States and foreign jurisdictions in which Sonder does business. Foreign jurisdictions have different statutory tax rates than those in the United States. Additionally, certain of Sonder’s foreign earnings may also be taxable in the United States. Accordingly, Sonder’s effective tax rate is subject to significant variation due to several factors, including variability in its pre-tax and taxable income and loss and the mix of jurisdictions to which they relate, intercompany transactions, changes in how Sonder does business, acquisitions, investments, tax audit developments, changes in its deferred tax assets and liabilities and their valuation, foreign currency gains and losses, changes in statutes, regulations, case law, and administrative practices, principles, and interpretations related to tax, including changes to the global tax framework, competition, and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized. Additionally, Sonder’s effective tax rate can vary based on the amount of pre-tax income or loss. For example, the impact of discrete items and non-deductible expenses on its effective tax rate is greater when its pre-tax income is lower.
Results of Operations
Three and Six Months Ended June 30, 2021 and 2020
The following table sets forth Sonder’s results of operations for the periods presented and as a percentage of revenue (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
Revenue	$47,269	100.0%	$18,841	100.0%	$78,827	100.0%	$60,722	100.0%
Cost of revenue (excluding depreciation and amortization)	43,745	92.5	28,387	150.7	82,950	105.2	75,313	124.0
Operations and support	34,889	73.8	22,641	120.2	60,312	76.5	57,704	95.0
General and administrative	24,615	52.1	15,156	80.4	56,764	72.0	36,424	60.0
Research and development	4,066	8.6	3,999	21.2	7,385	9.4	9,478	15.6
Sales and marketing	4,888	10.3	2,923	15.5	7,399	9.4	7,297	12.0

Total costs and expenses	$112,203	237.4%	$73,106	388.0%	$214,810	272.5%	$186,216	306.7%

Loss from operations	$(64,934)	(137.4)%	$(54,265)	(288.0)%	$(135,983)	(172.5)%	$(125,494)	(206.7)%
Interest expense, net and other expense (income), net	8,945	18.9	6,531	34.7	16,414	20.8	(2,955)	(4.9)

Loss before income taxes	(73,879)	(156.3)	(60,796)	(322.7)	(152,397)	(193.3)	(122,539)	(201.8)
Provision for income taxes	70	0.1	3	—	93	0.1	3	—

Net loss	$(73,949)	(156.4)%	$(60,799)	(322.7)%	$(152,490)	(193.4)%	$(122,542)	(201.8)%

Other comprehensive loss:
Change in foreign currency translation adjustment	$1,689	3.6%	$4,990	26.5%	$2,834	3.6%	$(6,876)	(11.3)%

Comprehensive loss	$(72,260)	(152.9)%	$(55,809)	(296.2)%	$(149,656)	(189.9)%	$(129,418)	(213.1)%

Revenue
The following table sets forth Sonder’s revenue for the periods shown (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2021	2020	$	%
Revenue	$47,269	$18,841	$28,428	150.9%

	Six Months Ended June 30,		Change
	2021	2020	$	%
Revenue	$78,827	$60,722	$18,105	29.8%

Revenue increased $28.4 million, or 150.9%, and increased $18.1 million, or 29.8%, for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020, due to a 113% and 22%, respectively, increase in RevPAR resulting from a revival of travel demand as COVID-19 vaccination rates begin to increase throughout the globe and guests begin to look for vacation opportunities.
Costs and Expenses
The following table sets forth Sonder’s total costs and expenses for the periods shown (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2021	2020	$	%
Cost of revenue (excluding depreciation and amortization)	$43,745	$28,387	$15,358	54.1%
Operations and support	34,889	22,641	12,248	54.1
General and administrative	24,615	15,156	9,459	62.4
Research and development	4,066	3,999	67	1.7
Sales and marketing	4,888	2,923	1,965	67.2

Total costs and expenses	$112,203	$73,106	$39,097	53.5%

	Six Months Ended June 30,		Change
	2021	2020	$	%
Cost of revenue (excluding depreciation and amortization)	$82,950	$75,313	$7,637	10.1%
Operations and support	60,312	57,704	2,608	4.5
General and administrative	56,764	36,424	20,340	55.8
Research and development	7,385	9,478	(2,093)	(22.1)
Sales and marketing	7,399	7,297	102	1.4

Total costs and expenses	$214,810	$186,216	$28,594	15.4%

Cost of Revenue (excluding depreciation and amortization)
Cost of revenue increased $15.4 million, or 54.1%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020, primarily due to a $11.9 million increase in rental payments to real estate owners as a result of an increase in live units in the three months ended June 30, 2021 compared to the three months ended June 30, 2020, a $2.7 million increase in cleaning expenses as a result of an increase in the number of Checkouts as well as an increase in requests for cleaning services from Sonder’s guests, and an increase of $1.0 million in payment processing fees.
Cost of revenue increased $7.6 million, or 10.1%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to a $5.7 million increase in rental payments to real estate owners as a result of an increase in live units in the six months ended June 30, 2021, a $1.4 million increase in cleaning expenses as a result of an increase in the number of Checkouts as well as an increase in requests for cleaning services from Sonder’s guests, and an increase of $1.0 million in payment processing fees.
Operations and Support
Operations and support expense increased $12.2 million, or 54.1%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. This increase was primarily due to a $4.8 million increase in employee compensation expense due to an increase in headcount related to expected growth as pent-up travel demand and anticipated improvements in COVID-19 related conditions take hold and general and business travel begins, a $3.2 million increase in unit-related expenses, a $2.2 million increase in facility expense related to office and warehouse buildings, a $1.5 million increase in building opening expenses as Sonder onboarded 28% more Live Units in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, and a $0.4 million increase in professional fees primarily related to an increase in customer service representatives.
Operations and support expense increased $2.6 million, or 4.5%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily due to a $2.4 million increase in facility expenses related to the opening of key corporate office in Montreal, Canada, and a $1.8 million increase in employee compensation expense due to an increase in headcount related to expected growth as pent-up travel demand and anticipated improvements in COVID-19 related conditions take hold and general and business travel begins. These increases were offset by a decrease in building opening costs of $1.6 million as a result of a longer Opening Periods for units signed as of June 30, 2021 as compared to those signed as of June 30, 2020.
General and Administrative
General and administrative expense increased $9.5 million, or 62.4%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily due to a $4.6 million increase in employee compensation expense related to an increase in headcount to account for incoming demand and growth, and a $3.7 million increase in legal and professional fees due to additional costs incurred in connection with Sonder’s efforts to become a public company.
General and administrative expense increased $20.3 million, or 55.8%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to a $12.4 million increase in stock compensation expense related to Sonder meeting certain vesting conditions for the CEO’s performance-based stock options, a $6.0 million increase in legal and professional fees due to additional costs incurred in connection with Sonder’s efforts to become a public company, and a $3.3 million increase in employee compensation expense related to an increase in headcount to prepare for travel rebound. These increases were offset by a $1.7 million decrease in facility expense due to a renegotiation of certain corporate lease agreements and a reduction in corporate offices.
Research and Development
Research and development expense increased $0.1 million, or 1.7%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily due to an increase of $0.3 million related to depreciation of certain assets, offset by a $0.2 million decrease in employee compensation expense due to the turnover of certain key research and development employees.
Research and development expense decreased $2.1 million, or 22.1%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to a $2.1 million decrease in employee compensation expense related to the turnover of certain key research and development employees.

Sales and Marketing
Sales and marketing expense increased $2.0 million, or 67.2%, for the six months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily due to a $1.8 million increase in channel transaction fees resulting from an uptick in bookings through Sonder’s various OTAs. In addition, there was a $0.3 million increase in salaries as Sonder continues to build out its sales function.
Sales and marketing expense increased $0.1 million, or 1.4%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to an increase in online marketing expense of $0.6 million related to increased efforts promoting Sonder.com and the Sonder app, and an increase in employee related expenses of $0.1 million, offset by a $0.6 million decrease in channel transaction fees resulting from an increase in direct bookings in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.
Interest Expense, Net and Other Expense (Income), Net
The following table sets forth Sonder’s total interest expense, net and other expense (income), net for the periods shown (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2021	2020	$	%
Interest expense, net	$12,522	$1,669	$10,853	650.3%
Other expense (income), net	(3,577)	4,862	(8,439)	(173.6)

Total interest expense, net and other expense (income), net	$8,945	$6,531	$2,414	37.0%

	Six Months Ended June 30,		Change
	2021	2020	$	%
Interest expense, net	$16,349	$3,176	$13,173	414.8%
Other expense (income), net	65	(6,131)	6,196	(101.1)

Total interest expense, net and other expense (income), net	$16,414	$(2,955)	$19,369	(655.5)%

Interest expense, net increased $10.9 million, or 650.3%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, due to Sonder entering into the Convertible Notes in March 2021.
Interest expense, net increased $13.2 million, or 414.8% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, due to Sonder entering into the Convertible Notes in March 2021.
Other expense (income), net decreased $8.4 million, or 173.6% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily due to a $4.9 million increase in other income related to a decrease in the fair value of the derivative related to the Convertible Notes and a $3.5 million decrease in unrealized foreign exchange losses due to a favorable change in exchange rates which impacted Sonder’s outstanding intercompany loans denominated in foreign currency.
Other expense (income), net increased $6.2 million, or 101.1% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to a $9.4 million increase in unrealized foreign exchange losses due to an unfavorable change in exchange rates which impacted Sonder’s outstanding intercompany loans denominated in foreign currency, offset by a $3.2 million increase in other income related to a decrease in the fair value of the derivative related to the Convertible Notes.

Provision for Income Taxes
The provision for income taxes increased $67.0 thousand and $90.0 thousand for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020, due to a change in prior year estimates.
Years Ended December 31, 2020 and 2019
The following table sets forth Sonder’s results of operations for the periods presented and as a percentage of revenue (in thousands, except percentages):

	Years Ended December 31,
	2020		2019
Revenue	$115,678	100.0%	$142,910	100.0%
Cost of revenue (excluding depreciation and amortization)	136,995	118.4	124,866	87.4
Operations and support	115,072	99.5	105,401	73.8
General and administrative	77,033	66.6	60,894	42.6
Research and development	17,552	15.2	15,737	11.0
Sales and marketing	12,848	11.1	7,115	5.0

Total costs and expenses	359,500	310.8	314,013	219.7

Loss from operations	(243,822)	(210.8)	(171,103)	(119.7)
Interest expense, net and other expense, net	6,171	5.3	7,146	5.0

Loss before income taxes	(249,993)	(216.1)	(178,249)	(124.7)
Provision for income taxes	323	0.3	—	—

Net loss	$(250,316)	(216.4)%	$(178,249)	(124.7)%

Other comprehensive loss:
Change in foreign currency translation adjustment	(740)	(0.6)	6,284	4.4

Comprehensive loss	$(251,056)	(217.0)%	$(171,965)	(120.3)%

Revenue
The following table sets forth Sonder’s revenue for the periods presented (in thousands, except percentages):

	Years Ended December 31,		Change
	2020	2019	$	%
Revenue	$115,678	$142,910	$(27,232)	(19.1)%
Revenue decreased $27.2 million, or 19.1%, for the year ended December 31, 2020 compared to 2019, due to a $28.7 million increase in promotional discounts which reduced revenue and a $6.5 million decrease in cleaning revenue due to an increase in the average Length of Stay and a lower number of requests for cleaning services from Sonder’s guests, partially offset by a $9.2 million increase in revenue generated from increased Occupied Nights.

Costs and Expenses
The following table sets forth Sonder’s total costs and expenses for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2020	2019	$	%
Cost of revenue (excluding depreciation and amortization)	$136,995	$124,866	$12,129	9.7%
Operations and support	115,072	105,401	9,671	9.2
General and administrative	77,033	60,894	16,139	26.5
Research and development	17,552	15,737	1,815	11.5
Sales and marketing	12,848	7,115	5,733	80.6

Total costs and expenses	$359,500	$314,013	$45,487	14.5%

Cost of Revenue (excluding depreciation and amortization)
Cost of revenue increased $12.1 million, or 9.7%, for the year ended December 31, 2020 compared to 2019, primarily due to a $15.8 million increase in rental payments to real estate owners. This was the result of a larger base of Live Units for the year December 31, 2020 compared to 2019, thereby contributing a full year of rent in the year ended December 31, 2020, which was partially offset by a $3.7 million decrease in cleaning expenses as a result of an increase in the average Length of Stay and a lower number of requests for cleaning services from Sonder’s guests during the COVID-19 pandemic.
Operations and Support
Operations and support expense increased $9.7 million, or 9.2%, for the year ended December 31, 2020 compared to 2019, primarily due to a $5.1 million increase in employee compensation expense due to an increase in average headcount to support the larger base of Live Units that were live since December 31, 2019, a $5.2 million increase in lease termination fees due to the early termination of lease contracts as part of the renegotiation and portfolio rebalancing Sonder conducted in response to the COVID-19 pandemic, a $3.4 million increase in utilities expense primarily from electricity and water usage resulting from increased rates across Sonder properties, offset by a $4.0 million decrease in unit expenses due to Sonder proactively pausing the signing of buildings during the height of the COVID-19 pandemic in the second and third quarters of 2020.
General and Administrative
General and administrative expense increased $16.1 million, or 26.5%, for the year ended December 31, 2020 compared to 2019, primarily due to a $5.9 million transaction tax expense arising predominantly as a result of the settlement of historic under collection of sales and occupancy taxes, a $1.4 million increase in facility related expenses related to Sonder’s offices, a $1.4 million increase in bad debt expense for items deemed uncollectible from Sonder’s OTAs, and a $1.0 million increase in property insurance to support the larger base of Live Units that were live since December 31, 2019. Additionally, the increase was due to an increase in headcount, consisting of a $2.7 million increase in employee compensation expense, a $1.9 million increase in stock-based compensation expense, and a $1.0 million increase in software expense.
Research and Development
Research and development expense increased $1.8 million, or 11.5%, for the year ended December 31, 2020 compared to 2019, primarily due to additional investments in technology to support Sonder’s expected growth.
Sales and Marketing
Sales and marketing expense increased $5.7 million, or 80.6%, for the year ended December 31, 2020 compared to 2019, primarily due to a $4.0 million increase in online marketing expenses and a $1.9 million increase in channel transaction fees paid to Sonder’s various OTAs, partially offset by a decrease of $0.5 million in professional fees.
Interest Expense, Net and Other (Income) Expense, Net
The following table sets forth Sonder’s total interest expense, net and other (income) expense, net for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2020	2019	$	%
Interest expense, net	$6,402	$1,133	$5,269	465.0%
Other (income) expense, net	(231)	6,013	(6,244)	(103.8)

Total other (income) expense, net	$6,171	$7,146	$(975)	(13.6)%

Other (income) expense, net decreased by $6.2 million or 103.8%, in the year ended December 31, 2020 compared to 2019, primarily due to an increase in unrealized foreign exchange gains due to a favorable change in exchange rates which impacted Sonder’s outstanding intercompany loans denominated in foreign currency. Interest expense, net increased by $5.3 million or 465.0%, for the year ended December 31, 2020 compared to 2019 due to Sonder entering into the 2020 promissory notes for an aggregate amount of $25.0 million.
Provision for Income Taxes
The following table sets forth Sonder’s total provision for income taxes for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2020	2019	$	%
Provision for income taxes	$323	$—	$323	100%
Sonder’s effective tax rate for the year ended December 31, 2020 was lower than the 21% federal statutory income tax rate due to valuation allowances and nondeductible expenses measured against a pre-tax loss. Sonder’s effective tax rate for the year ended December 31, 2019 was lower than the 21% federal statutory income tax rate due to valuation allowances and intercompany restructuring measured against a pre-tax loss.
Sonder is subject to taxation in the United States and foreign jurisdictions. Its income tax filings are regularly examined by federal, state, and foreign tax authorities.
As of December 31, 2020 and 2019, Sonder had net operating loss carryforwards for federal income tax purposes of $262.7 million and $97.2 million, respectively. Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $251.7 million will carry forward indefinitely. As of December 31, 2020 and 2019, Sonder had net operating loss carryforwards for state income tax purposes of $239.9 million and $102.5 million, respectively. Sonder had previously undertaken a study of its loss carryforwards within the meaning of Section 382 of the U.S. Tax Code and although a prior year change was identified it is not believed to have a material impact on the availability to use net operating losses in the future.
Liquidity and Capital Resources
As of June 30, 2021, Sonder’s principal source of liquidity was cash of $178.4 million, which was held for working capital purposes. Going forward, Sonder expects that cash from operations will provide a principal source of liquidity to Sonder. Sonder generates revenue from digital transactions directly with guests which are settled immediately through a payment processor, as well as generating revenue indirectly through OTAs, which is settled based on contractual terms. In March 2021, Sonder closed a securities offering consisting of convertible notes and received an aggregate principal amount of $165.0 million. These notes mature upon the occurrence of a public offering transaction. Cash consists of checking and interest-bearing accounts. On a pro forma basis, assuming stockholder approval and consummation of the Business Combination, as of June 30, 2021, depending on the extent of redemptions by the Company’s stockholders, including $200.0 million in proceeds from the PIPE Investment, Sonder’s cash would have amounted to between $625.9 million and $775.9 million.
As of June 30, 2021, since inception, Sonder has incurred cumulative losses of $672.9 million from its operations, and it expects to continue to incur additional losses in the future. Sonder’s operations have been financed primarily by private equity investments in its common and redeemable convertible preferred stock.
Sonder believes that its existing sources of liquidity will be sufficient to fund its operations and debt obligations for at least the next 12 months. Sonder’s future capital requirements will depend on many factors, including its rate of revenue growth, its investment in research and development activities, the rate at which it expands its property portfolio and any future business acquisitions. To the extent that existing cash from operations is insufficient to fund Sonder’s future activities, it may need to raise additional funds through public or private equity or debt financing. If adequate funds are not available on acceptable terms, or at all, Sonder may be unable to adequately fund its business plans and it could have a negative effect on its business, operating cash flows, and financial condition.
Most of Sonder’s cash is held in the United States. As of June 30, 2021, Sonder’s foreign subsidiaries held $6.0 million of cash in foreign jurisdictions. Sonder currently does not intend or foresee a need to repatriate these foreign funds. As a result of the Tax Cuts and Jobs Act, however, Sonder anticipates the U.S. federal impact to be minimal if these foreign funds are repatriated and would not repatriate funds where there was a material tax cost. In addition, based on Sonder’s current and future needs, it believes its current funding and capital resources for its international operations are adequate.
Credit Facilities
Refer to Note 7. Debt of the Notes to Consolidated Financial Statements for discussion of Sonder’s credit facilities.
Cash Flows
The following table sets forth Sonder’s cash flows for the periods indicated (in thousands):

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(96,253)	$(99,027)	$(202,502)	$(135,860)
Net cash used in investing activities	(6,900)	(9,238)	(14,850)	(24,257)
Net cash provided by financing activities	158,729	194,027	226,561	218,715
Effects of foreign exchange on cash	(258)	(1,056)	(347)	2,279
Net change in cash and restricted cash	55,318	84,706	8,862	60,877
Cash Used in Operating Activities
Net cash used in operating activities for the six months ended June 30, 2021 was $96.3 million. Sonder’s net loss for the six months ended June 30, 2021 was $152.5 million, adjusted for non-cash charges, primarily consisting of $8.3 million of depreciation and amortization, $16.6 million of share-based compensation expense, $1.3 million related to the fair value of warrants, $12.0 million related to the amortization of debt discount, $6.2 million due to the straight lining of rent over the period, $2.9 million of unrealized loss on foreign currency transactions, and $11.3 million in working capital adjustments, offset by $4.1 million of change in fair value of the share-settled redemption feature derivative related to Sonder’s convertible notes issued in March 2021.
Net cash used in operating activities for the six months ended June 30, 2020 was $99.0 million. Sonder’s net loss for the six months ended June 30, 2020 was $122.5 million, adjusted for non-cash charges, primarily consisting of $8.4 million of depreciation and amortization, $4.8 million of share-based compensation expense, $4.1 million due to the straight lining of rent over the period, and $8.6 million in working capital adjustments, which were offset by $6.0 million of unrealized gain on foreign currency transactions.
Net cash used in operating activities for the year ended December 31, 2020 was $202.5 million. Sonder’s net loss for the year ended December 31, 2020 was $250.3 million, adjusted for non-cash charges, primarily consisting of $17.0 million of depreciation and amortization, $7.2 million of share-based compensation expense, $3.8 million of capital assets which were written off, $2.6 million related to bad debt expense, and $1.8 million due to the straight lining of rent. Additional sources of cash flows resulted from changes in working capital of $15.0 million
Net cash used in operating activities for the year ended December 31, 2019 was $135.9 million. Sonder’s net loss for the year ended December 31, 2019 was $178.2 million, adjusted for non-cash charges, primarily consisting of $11.2 million of depreciation and amortization, $21.9 million related to the straight lining of rent, $3.4 million of share-based compensation expense, and $1.2 million of bad debt expense. Additional sources of cash flows resulted from changes in working capital.
Cash Used in Investing Activities
Net cash used in investing activities for the six months ended June 30, 2021 was $6.9 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests, in addition to costs related to internally developed software, and for corporate purchases for Sonder’s general operating activities.
Net cash used in investing activities for the six months ended June 30, 2020 was $9.2 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests, in addition to costs related to internally developed software, and for corporate purchases for Sonder’s general operating activities.
Net cash used in investing activities for the year ended December 31, 2020 was $14.9 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests as well as for corporate purchases for Sonder’s general operating activities.
Net cash used in investing activities for the year ended December 31, 2019 was $24.3 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests as well as for corporate purchases for Sonder’s general operating activities.
Cash Provided by Financing Activities
Net cash provided by financing activities for six months ended June 30, 2021 was $159.0 million, primarily related to $162.4 million from debt financing through the issuance of convertible notes, net of issuance costs.
Net cash provided by financing activities for the six months ended June 30, 2020 was $194.0 million, primarily related to $168.7 million in proceeds received from the issuance of convertible preferred and common stock and $24.5 million from the draw down on the 2018 Term Loan.

Net cash provided by financing activities for the year ended December 31, 2020 was $226.6 million, primarily related to $207.3 million in proceeds received from the issuance of convertible preferred and common stock, and $24.4 million in proceeds from debt financing, which was offset by $6.7 million in repayment of debt.
Net cash provided by financing activities for the year ended December 31, 2019 was $218.7 million, primarily related to $224.7 million in proceeds received from the issuance of convertible preferred and common stock, $7.1 million in proceeds from debt financing, offset by $13.8 million in repayment of debt.
Effect of Exchange Rates
Sonder’s changes in cash can be impacted by the effect of fluctuating exchange rates. For the six months ended June 30, 2021 and 2020, Sonder recorded a $0.3 million decrease and a $1.0 million decrease in cash, respectively, primarily due to the strengthening of the U.S. dollar. For the year ended December 31, 2020, Sonder recorded a $0.3 million decrease in cash and restricted cash primarily due to the strengthening of the U.S. dollar, and for the year ended December 31, 2019, Sonder recorded a $2.3 million increase in cash and restricted cash, primarily due to the weakening of the U.S. dollar.
Off-Balance Sheet Arrangements
As of December 31, 2020, Sonder had the following off-balance sheet arrangements:
Letters of Credit
As of December 31, 2020, Sonder had $28.0 million of irrevocable standby letters of credit outstanding, of which $20.0 million were under its revolving credit facilities. Letters of credit are primarily used as a form of security deposits for the buildings and partial buildings Sonder leases.
Surety Bonds
A portion of Sonder’s leases is supported by surety bonds provided by affiliates of certain insurance companies. As of December 31, 2020, Sonder had assembled commitments from five surety providers in the amount of $46.2 million, of which $23.9 million was outstanding. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity, and Sonder’s corporate credit rating.
Indemnification Agreements
In the ordinary course of business, Sonder includes limited indemnification provisions under certain agreements with parties with whom Sonder has commercial relations of varying scope and terms. Under these contracts, Sonder may indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements, or intellectual property infringement claims made by a third party, including claims by a third party with respect to Sonder’s domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
In addition, Sonder has entered into indemnification agreements with Sonder’s directors, executive officers and certain other employees that require Sonder, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Contractual Obligations and Commitments
The following table summarizes Sonder’s contractual obligations and commitments as of December 31, 2020 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
2018 Term Loan	$43,261	$17,038	$26,223	$—	$—
Operating Lease Obligations (1)	2,527,872	200,157	913,617	540,925	873,173

Total	$2,571,133	$217,195	$939,840	$540,925	$873,173

(1)
Operating lease obligations primarily represent the initial contracted term for leases of Sonder’s revenue generating buildings and partial buildings, not including any future optional renewal periods.

On March 12, 2021, pursuant to a note purchase agreement, Sonder issued the Convertible Notes to certain investors for an aggregate principal amount of $165.0 million. The Convertible Notes will mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date.
Quantitative and Qualitative Disclosures About Market Risk
Sonder’s substantial global operations exposes it to various market risks, primarily including foreign currency risk and interest rate risk.
Foreign Currency Exchange Risk
Sonder transacts business in multiple currencies worldwide, of which the most significant currency for the years ended December 31, 2020 and 2019 was the U.S. dollar supporting its operations. Sonder’s international revenue, as well as costs and expenses denominated in foreign currencies, exposes it to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. Accordingly, Sonder is subject to foreign currency risk, which may adversely impact its financial results.
Sonder has foreign currency exchange risks related primarily to:

•	revenue, rent, and cleaning fees, which are included in cost of revenue, associated with bookings through its direct and indirect channels denominated in currencies other than the U.S. dollar;

•	balances held as funds receivable and amounts held on behalf of guests as well as funds payable and amounts payable to guests; and

•	intercompany balances primarily related to its payment entities that process guest payments.
For revenue and cost of revenue associated with bookings through its direct and indirect channels outside of the United States, Sonder generally receives net foreign currency amounts and therefore benefits from a weakening of the U.S. dollar, and adversely is affected by a strengthening of the U.S. dollar. Movements in foreign exchange rates are recorded in other expense, net in Sonder’s consolidated statements of operations and comprehensive loss.
Sonder has experienced and will continue to experience fluctuations in foreign exchange gains and losses related to variable exchange rates. If Sonder’s foreign-currency denominated assets, liabilities, revenue, or expenses increase, its results of operations may be more significantly impacted by fluctuations in the exchange rates of the currencies in which Sonder does business.

Interest Rate Risk
Sonder is exposed to interest rate risk related primarily to its outstanding debt. Changes in interest rates affect the interest earned on its total cash as well as interest paid on its debt.
Sonder has not been exposed to, nor anticipates exposure to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on its consolidated financial statements as of December 31, 2020.
Critical Accounting Policies and Estimates
Sonder’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Sonder to make estimates and assumptions that affect the reported amounts and related disclosures. Sonder considers an accounting policy and estimates to be critical if: (1) Sonder must make assumptions that were uncertain when the estimate was made; and (2) changes in the estimate, or selection of a different estimate methodology could have a material effect on Sonder’s consolidated results of operations or financial condition.
While Sonder believes that its estimates, assumptions, and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on Sonder’s financial position or results of operations.
The critical accounting estimates, assumptions, and judgments Sonder believes to have the most significant impact on the audited annual consolidated financial statements are described below. See Note 2 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for additional information related to critical accounting estimates and significant accounting policies.
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Revenues are recognized on a straight-line basis over the guest stay commencing upon guest check-in and ending at guest check-out, net of discounts and refunds. For short-term accommodations, Sonder’s guests agree to its Terms of Service (“
ToS
”) and make payments for their accommodations at the time of reservation. For month-to-month accommodations, Sonder’s guests agree to its ToS and make payments for their accommodations in accordance with the lease contracts. Guests generally have the right to cancel prior to check-in, and are entitled to refunds in accordance with the agreed ToS. Payments received from guests prior to check-in are recognized as deferred revenue on the consolidated balance sheet. Sonder is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. Sonder recognizes revenues net of taxes and fees collected.
For revenue generated from management contracts with third-party property owners, Sonder generally receives base fees, which are fixed fees, and incentives fees, which are a percentage of the revenues or profits of accommodations. Sonder recognizes base fees on a monthly basis over the term of the agreement as those amounts become payable and incentive fees on a monthly basis over the term of the agreement based on each property’s financial results.
Leases
Sonder’s cost of revenue primarily consist of rental expenses from buildings or portions of buildings that serve as accommodations for its guests. Cost of revenue also includes cleaning costs and payment processing charges. Sonder does not recognize depreciation expense in cost of revenue as the accommodations provided to its guests are considered to be operating leases. Sonder also leases other properties such as warehouses to store furniture and corporate offices. Under ASC 840, leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. As of December 31, 2020 and 2019, there were no capital leases. The lease term is also determined at lease inception and generally begins on the date Sonder takes possession of the full or partial portions of leased premises.
Sonder’s rent payment schedules vary by lease term per executed lease agreements and can be monthly, quarterly or bi-annually. A large majority of Sonder’s leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off. A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss. Certain leases require the payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within operations and support on Sonder’s consolidated statement of operations for the properties for its guests and within general and administrative on Sonder’s consolidated statement of operations for its warehouses and corporate offices in the accompanying consolidated statements of operations and comprehensive loss.
As a result of COVID-19, Sonder sought rent concessions from its real estate owners, which led to a series of lease amendments during 2020.
Sonder has concluded that the total cash flows resulting from the modified leases were substantially the same or less than the cash flows in the original lease contracts, and pursuant to the relief provided by the FASB, has elected to not evaluate whether the concessions provided by the real estate owners due to COVID-19 are lease modifications under ASC 840. Sonder has accounted for the COVID-related concessions using variable lease expense approach.
Income Taxes
Sonder is subject to income taxes in the United States and foreign jurisdictions in which it operates. Sonder accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. A valuation allowance is recorded for deferred tax assets if it is more likely than not that the deferred tax assets will not be realized. Sonder is subject to the continuous examination of its income tax returns by tax authorities that may assert assessments against Sonder. Sonder regularly assesses the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of Sonder’s provision for income taxes.
Stock-Based Compensation
Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. Sonder estimates the fair value of stock option awards granted using the Black-Scholes-Merton option pricing model. This model requires various significant judgmental assumptions in order to derive a fair value determination for each type of award, including the fair value of Sonder’s common stock, the expected term, expected volatility, expected dividend yield, and risk-free interest rate. These assumptions used in the Black-Scholes-Merton option-pricing model are estimated as follows:

•	Expected term . Sonder estimates the expected term based on the simplified method, which defines the expected term as the average of the contractual term and the vesting period.

•
Risk-free interest rate
. The risk-free interest rate is based on the yield curve of a zero coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award.

•
Expected volatility
. Sonder estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable publicly-traded companies due to the lack of sufficient historical data for Sonder’s common stock price.

•	Expected dividend yield . Expected dividend yield is zero, as Sonder has not paid and does not anticipate paying dividends on its common stock.
All grants of stock options have an exercise price equal to or greater than the fair value of Sonder’s common stock on the date of grant. Sonder accounts for forfeitures as they occur.
Common Stock Valuation
As there has historically been no public market for Sonder’s stock, it uses the assistance of a third-party valuation specialist in estimating the fair value of Sonder’s stock in accordance with the guidance set forth in Valuation of Privately-Held-Company Equity Securities Issued as Compensation, as published by the American Institute of Certified Public Accountants. Sonder’s board of directors exercises its reasonable judgement and considers subjective factors it believes are material to its valuation process which was prepared by third party valuation experts, and includes but is not limited to:

•	the price at which recent equity was issued by Sonder or transacted between third parties;

•	the rights, preferences, privileges of Sonder’s preferred stock relative to those of its common stock;

•	actual and projected financial results;

•	risks, prospects, economic and market conditions;

•	the time frame for a potential public offering;

•	estimates of weighted average cost of capital; and

•	the lack of marketability of Sonder’s common stock.
Sonder believes the combination of these factors provides a best appropriate estimate of the fair value of its common stock at each grant date.
Prospective financial information, which considers Sonder’s past and expected future performance, have been used in the computation of each valuation. There is inherent uncertainty in the prospective financial information as assumptions and estimates used are highly subjective and subject to changes as a result of factors that may impact Sonder’s business, such as changes in its operations or industry, regulatory or economic conditions.
Internal Control over Financial Reporting
Sonder identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or a combination of deficiencies, in a company’s internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. For a description of the identified material weaknesses see the section titled “
Risk Factors—Sonder has identified material weaknesses in its internal control over financial reporting, including some of its general information technology controls, and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements.”

Recent Accounting Pronouncements
See Note 2. Summary of Significant Accounting Policies to Sonder’s consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
Sonder is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

MANAGEMENT OF THE POST-COMBINATION COMPANY
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of the Post-Combination Company will be managed by or under the direction of the board of directors of the Post-Combination Company. The following table sets forth certain information regarding the persons who are expected to serve as executive officers and directors of the Post-Combination Company upon the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Francis Davidson	28	Chief Executive Officer
Sanjay Banker	46	President and Chief Financial Officer
Nicole LaFlamme	41	Vice President of Human Resources
Satyen Pandya	47	Chief Technology Officer
Ritesh Patel	40	Vice President, Corporate Controller
Martin Picard	35	Global Head of Real Estate
Philip Rothenberg	51	General Counsel and Secretary
Non-Employee Directors
Manon Brouillette	53	Director
Nabeel Hyatt	44	Director
Frits Dirk van Paasschen	60	Director
Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination Executive Officers
Executive Officers
All of our executive officers, other than Martin Picard, are located in the United States.
Francis Davidson
.
Francis Davidson is one of Sonder’s founders and has served as its Chief Executive Officer and as one of its directors since January 2014. Mr. Davidson attended McGill University where he studied Philosophy and Economics. In the summer of 2012, after his first year at McGill University, Mr. Davidson sublet his college apartment to vacationers in Montreal. Over the next two years, he went on to manage the empty apartments of other students in many different cities, ultimately leaving McGill to pursue Sonder full-time with a vision to redefine hospitality by bringing exceptional stays everywhere.
We believe Mr. Davidson is qualified to serve on the Post-Combination Company Board because of the perspective and experience he brings as our Chief Executive Officer and as a co-founder.
Sanjay Banker
.
Sanjay Banker has served as Sonder’s Chief Financial Officer since January 2019 and also its President since September 2020. Prior to joining Sonder, Mr. Banker was with TPG Growth, an investment firm, from March 2013 to January 2019, where he served most recently as a Partner. From September 2004 to March 2013, he was with Bain Capital, an investment firm, where he served most recently as a Principal. Prior to that, Mr. Banker was with McKinsey & Company, a management consulting firm, from September 1996 to August 2004, where he served most recently as an Engagement Manager. Mr. Banker holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.
Nicole LaFlamme
.
Nicole LaFlamme has served as Sonder’s Vice President of Human Resources since August 2020. Prior to joining Sonder, Ms. LaFlamme was with Juul Labs, an electronic cigarette company, where she served as the Vice President of Human Resources, Americas from July 2018 to June 2020. From July 2011 to August 2017, Ms. LaFlamme served in a variety of leadership positions at MGM Resorts International, a global hospitality and entertainment company, where she served most recently as the Director of Organizational Effectiveness. Ms. LaFlamme holds a B.A. in Women’s Studies and Exercise and Sports Science from the University of San Francisco and an M.B.A. from California State University – Stanislaus.
Satyen Pandya
.
Satyen Pandya has served as Sonder’s Chief Technology Officer since December 2020. Prior to joining Sonder, Mr. Pandya served as the Vice President of Engineering at Flexport, a cloud software and data analytics platform for freight forwarding, from February 2020 to December 2020. From March 2018 to February 2020, he served as the Vice President of Engineering at WeWork, an office space and workplace solutions company. From December 2012 to March 2018, Mr. Pandya served in a variety of leadership positions at Amazon.com, Inc., an
e-commerce
and technology company, including most recently as the Head of Technology for Amazon Pickup Stores. Mr. Pandya holds a Bachelor’s Degree in Engineering from Gujarat University.
Ritesh Patel
.
Ritesh Patel has served as Sonder’s Vice President, Corporate Controller since June 2020. From April 2019 to June 2020, Mr. Patel served as the Senior Director, Corporate Controller of Forescout Technologies Inc., a cloud and network security company. Prior to that, he was with Chegg Inc., an education technology company, from June 2014 to March 2019, where he served most recently as their Assistant Controller. Mr. Patel holds a B.A. in Business Economics with an emphasis in Accounting from the University of California, Santa Barbara and is a licensed Certified Public Accountant in California.
Martin Picard
.
Martin Picard is one of Sonder’s founders and has served as its Global Head of Real Estate since February 2019. He previously served as Sonder’s Vice President of Finance from May 2015 to February 2019. From September 2013 to March 2015, Mr. Picard was the Chief Executive Officer of Adzura Inc., an online advertising marketplace that he co-founded.
Mr. Picard holds a Bachelor of Commerce in Accounting from Concordia University.
Philip Rothenberg
.
Philip Rothenberg has served as Sonder’s General Counsel and Secretary since November 2018. Prior to joining Sonder, from May 2011 to November 2018, Mr. Rothenberg served in a variety of legal positions at Tesla, Inc., an electric vehicle and clean energy company, including most recently as Vice President, Legal. From August 2007 to April 2011, Mr. Rothenberg served as an Attorney Advisor for the U.S. Securities and Exchange Commission in the Division of Corporation Finance. Mr. Rothenberg holds a B.A. in Economics and Foreign Affairs from the University of Virginia, a Masters in International Business Studies from the University of South Carolina and a J.D. from Georgetown University Law Center.
Non-Employee Directors
Manon Brouillette
. Manon Brouillette has served as one of Sonder’s directors since June 2020. In June 2021, Ms. Brouillette was appointed Chief Operating Officer and Deputy CEO for Verizon Consumer Group. From July 2004 to January 2019, Ms. Brouillette was with Vidéotron, a Canadian telecommunications company, where she served most recently as President and Chief Executive Officer. Ms. Brouillette serves on the board of directors of the National Bank of Canada, a commercial bank. Ms. Brouillette also serves on the board of directors of several private companies and non-profit
organizations and has served as an advisor to venture capital and private equity firms. She previously served as a director of Quebecor Inc., a Canadian media and telecommunications company, Altice USA, Inc., a communications and media company, and Lightspeed HQ, a point-of-sale
software provider. Ms. Brouillette holds a bachelor’s degree in Communications and Marketing from the Université Laval and completed the Ivey Executive Program at Ivey Business School at Western University.
We believe Ms. Brouillette is qualified to serve on the Post-Combination Company Board because of her substantial experience in the areas of corporate strategy and operations.
Nabeel Hyatt
. Nabeel Hyatt has served as one of Sonder’s directors since February 2016. Mr. Hyatt joined Spark Capital, a venture capital firm, in February 2012 and currently serves as a General Partner. He has served on the boards of several privately-held companies. From August 2010 to February 2012, Mr. Hyatt served as the General Manager of Zynga Inc., a social game developer. Prior to this, from March 2007 to August 2010, Mr. Hyatt served as the Chief Executive Officer of Conduit Labs, an early social gaming company he co-founded
that was acquired by Zynga. Mr. Hyatt studied Computer Science at Purdue University and holds a B.A. in Design from the Maryland Institute College of Art.
We believe Mr. Hyatt is qualified to serve on the Post-Combination Company Board because of his operational experience in the technology industry and extensive knowledge of high-growth companies.
Frits Dirk van Paasschen
. Frits Dirk van Paasschen has served as one of Sonder’s directors since February 2020. From September 2007 to February 2015, Mr. van Paasschen served as the President and Chief Executive Officer of Starwood Hotels and Resorts Worldwide, LLC, a hotel company acquired by Marriott International, Inc. Prior to joining Starwood, he was the President and Chief Executive Officer of Coors Brewing Company from February 2005 to September 2007. He serves on the board of directors at Royal DSM, a Netherlands-based science company specializing in nutrition and health, Williams-Sonoma, Inc., a consumer retail company specializing in kitchen-wares and home furnishings, and Crown PropTech Acquisitions, a special purpose acquisition company. Mr. van Paasschen also serves on the board of directors of several private companies and as an advisor to a global investment firm. Mr. van Paasschen holds a B.A. in Economics and Biology from Amherst College and an M.B.A. from Harvard Business School.
We believe Mr. van Paasschen is qualified to serve on the Post-Combination Company Board because of his extensive knowledge of the real estate and hospitality industries and his international experience.
Director Independence
Upon the consummation of the Business Combination, the Post-Combination Company Board is expected to determine that each of the directors on the Post-Combination Company Board other than Mr. Davidson will qualify as “independent directors,” as defined under the rules of Nasdaq, and the Post-Combination Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Post-Combination Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Role of the Post-Combination Company Board in Risk Oversight/Risk Committee
Upon the consummation of the Business Combination, one of the key functions of the Post-Combination Company Board will be informed oversight of the Post-Combination Company’s risk management process. The Post-Combination Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Post-Combination Company Board as a whole, as well as through various standing committees of the Post-Combination Company Board that address risks inherent in their respective areas of oversight. In particular, (i) the Post-Combination Company Board will be responsible for monitoring and assessing major risks facing the Post-Combination Company, (ii) the Post-Combination Company Board will oversee risks relating to financial matters, financial reporting and auditing, and (iii) the compensation committee of the Post-Combination Company Board will oversee risks relating to the design and implementation of the Post-Combination Company’s compensation policies and procedures.
Board Committees
Effective upon the consummation of the Business Combination, the Post-Combination Company Board will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the Post-Combination Company’s website.

Audit Committee
The Post-Combination Company’s audit committee will consist of [●]. The Post-Combination Company Board will determine that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule
10A-3
under the Exchange Act and be able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Post-Combination Company Board will examine each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of Nasdaq and the SEC.
[●] will serve as the chair of the audit committee. The Post-Combination Company Board will determine that [●] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the Post-Combination Company Board will consider formal education and previous professional experience in financial roles. Both the Company’s independent registered public accounting firm and management will periodically meet privately with the Post-Combination Company’s audit committee.
The functions of the audit committee are expected to include, among other things:

•
evaluating the performance, independence and qualifications of the Post-Combination Company’s independent auditors and determining whether to retain the Post-Combination Company’s existing independent auditors or engage new independent auditors;

•	reviewing the Post-Combination Company’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of the Post-Combination Company’s independent auditors to perform audit services and any permissible non-audit services;

•
reviewing the quality and adequacy of the Post-Combination Company’s internal control policies and procedures, including the responsibilities, budget and staffing of the Post-Combination Company’s internal audit function;

•	reviewing with the independent auditors, and internal audit department, if applicable, the annual audit plan;

•
obtaining and reviewing at least annually a report by the Post-Combination Company’s independent auditors describing the independent auditors’ internal quality control procedures, issues raised by the most recent internal quality-control review and all relationships between the independent auditor and the Post-Combination Company, if any;

•	monitoring the rotation of the lead partner of the Post-Combination Company’s independent auditor on the Post-Combination Company’s engagement team as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Post-Combination Company’s independent auditor;

•
reviewing the Post-Combination Company’s annual and quarterly financial statements and reports, including the disclosures contained in “
Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” and discussing the statements and reports with the Post-Combination Company’s independent auditors and management;

•	reviewing with Post-Combination Company’s independent auditors and management significant issues in internal audit reports and responses by management;

•	reviewing with management and the Post-Combination Company’s auditors any earnings press releases and other public announcements;

•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Post-Combination Company’s regarding accounting, internal accounting controls or auditing matters;

•	preparing the report that the SEC requires in the Post-Combination Company’s annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with the Post-Combination Company’s related party transaction policy and reviewing and monitoring compliance with legal, regulatory and ethical responsibilities;

•	reviewing the Post-Combination Company’s major financial risk exposures; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.
The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Post-Combination Company will comply with future requirements to the extent they become applicable to the Post-Combination Company.
Compensation Committee
The Post-Combination Company’s compensation committee will consist of [●]. The Post-Combination Company Board will determine that each of the members of the compensation committee will be a non-employee
director, as defined in Rule
16b-3
promulgated under the Exchange Act, and will satisfy the independence requirements of Nasdaq. [●] will serve as the chair of the compensation committee. The functions of the compensation committee are expected to include, among other things:

•	reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of the Post-Combination Company’s executive officers;

•
making recommendations to the Post-Combination Company Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Post-Combination Company Board;

•
reviewing and making recommendations to the Post-Combination Company Board regarding the type and amount of compensation to be paid or awarded to the Post-Combination Company’s non-employee
board members;

•	reviewing and establishing stock ownership guidelines for executive officers and non-employee board members;

•	reviewing and assessing the independence of compensation consultants, independent legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering the Post-Combination Company’s equity incentive plans, to the extent such authority is delegated by the Post-Combination Company Board;

•
reviewing and approving the terms of any employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control
agreements or provisions and any other material arrangements for the Post-Combination Company’s executive officers;

•	approving or recommending for approval the creation or revision of any clawback policy allowing the Post-Combination Company to recoup compensation paid to employees;

•
reviewing with management Post-Combination Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Post-Combination Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in the Post-Combination Company’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Post-Combination Company Board.
The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Post-Combination Company will comply with future requirements to the extent they become applicable to the Post-Combination Company.
Nominating and Corporate Governance Committee
The Post-Combination Company’s nominating and corporate governance committee will consist of [●]. The Post-Combination Company Board will determine that each of the members of Post-Combination Company’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq and the SEC.
[●] will serve as the chair of the Post-Combination Company’s nominating and corporate governance committee. The functions of the nominating and corporate governance committee are expected to include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the Post-Combination Company Board;

•
evaluating the performance of the Post-Combination Company Board, committees of the Post-Combination Company Board and individual directors and determining whether continued service on the Post-Combination Company Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the Post-Combination Company Board;

•	evaluating the current size, composition and governance of the Post-Combination Company Board and its committees and making recommendations to the Post-Combination Company Board for approvals;

•
reviewing the Post-Combination Company Board’s leadership structure, including the separation of the Chairman and Chief Executive Officer roles and/or appointment of a lead independent director of the Board;

•	reviewing corporate governance policies and principles and recommending to the Post-Combination Company Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance;

•	reviewing, approving, and monitoring directors’ compliance with the Post-Combination Company’s Code of Business Conduct and Ethics;

•	assisting the Post-Combination Company in fulfilling its corporate responsibility strategy; and

•
reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Post-Combination Company Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Post-Combination Company will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation
None of the intended members of the Post-Combination Company’s compensation committee has ever been an executive officer or employee of the Post-Combination Company. None of the Post-Combination Company’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Post-Combination Company Board or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Amended and Restated Certificate of Incorporation which will be effective upon the consummation of the Business Combination limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Amended and Restated Bylaws provide that the Post-Combination Company will, in certain situations, indemnify the Post-Combination Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Post-Combination Company will enter into separate indemnification agreements with the Post-Combination Company’s directors and officers. These agreements, among other things, require that the Post-Combination Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Post-Combination Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Post-Combination Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
The Post-Combination Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Combination Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Post-Combination Company Board will adopt a code of business conduct and ethics, or Code of Conduct, applicable to all of the Post-Combination Company’s employees, executive officers and directors, as well as contractors, consultants and agents. The Code of Conduct will be available on the Post-Combination Company’s website. Information contained on or accessible through the Post-Combination Company website is not a part of this proxy statement/prospectus/consent solicitation statement, and the inclusion of the Post-Combination Company’s website address in this proxy statement/prospectus/consent solicitation statement is an inactive textual reference only. The Post-Combination Company Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any waiver or modification of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Post-Combination Company will be disclosed to stockholders if and as required by applicable law or Nasdaq rules.
Non-Employee
Director Compensation
The Post-Combination Company Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Post-Combination Company is able to recruit and retain qualified directors.
EXECUTIVE COMPENSATION
Sonder’s Executive Compensation
As a company operating in a highly competitive market at the intersection of the hospitality and technology industries, Sonder views its people as critical assets and key drivers of its success. Sonder’s compensation program is designed to attract, retain and motivate talented employees, who enable us to succeed in a rapidly evolving competitive environment and achieve Sonder’s mission of transforming the hospitality industry. Sonder expects its executive team to demonstrate strong leadership and management capabilities and to strengthen its culture, all of which are critical to Sonder’s success.
Sonder’s executive compensation program is oriented towards long-term retention and value creation objectives, and structured to ensure that a significant portion of an executive’s compensation opportunity is tied to performance and the delivery of stockholder value.
Sonder’s compensation philosophy strives to achieve the following objectives:

•	Provide market-competitive compensation opportunities to hire, motivate, and retain high performing executives whose experience, skills and impact are critical to our success;

•	Provide fixed cash compensation and long-term incentives that encourage appropriate levels of risk-taking by the executive team and align their interests with those of company stakeholders;

•	Ensure that Sonder’s compensation program is equitable for similarly-situated executives to drive collaboration towards achievement of its long-term business goals; and

•	For executives other than Sonder’s CEO, Sonder’s compensation program has two basic components: base salaries and initial and periodic grants of stock options with four-year vesting.
This section provides an overview of Sonder’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Summary Compensation Table
The following table sets forth information regarding the compensation reportable for Sonder’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	All Other Compensation ($)	Total ($)
Francis Davidson, Chief Executive Officer	2020	$180,493	$0	$0	$0	$0	$180,493
Sanjay Banker, President and Chief Financial Officer	2020	$345,731	$100,000	$0	$2,513,500	$0	$2,959,231
Satyen Pandya, Chief Technology Officer	2020	$4,384	$50,000	$0	$2,354,500	$0	$2,408,884

(1)
The amounts in this column reflect amounts actually paid to the executive officers in 2020, including
COVID-19
related salary reductions in effect for all executive officers (other than Mr. Pandya, who commenced employment in 2020) from March 29, 2020 until September 27, 2020. During the period of the COVID-19 related salary reductions, (i) Mr. Davidson’s annual salary was reduced from $360,000 to $0 and (ii) Mr. Banker’s annual salary was reduced by 15% from $373,680 to $317,628. For Mr. Pandya, amounts in this column reflect amounts actually paid in 2020 based on the executive officer’s start date of December 28, 2020.

(2)
The amounts in this column reflect the bonus amounts paid to the executive officers in 2020. Mr. Banker received a $100,000 bonus as part of his prior annual target bonus agreement. Mr. Pandya received a $50,000 signing bonus when joining Sonder.

(3)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer in 2020, computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 14. Stockholders’ Deficit to the audited consolidated financial statements of Sonder appearing herein for a discussion of the assumptions made by Sonder in determining the grant-date fair value of Sonder’s equity awards.

Outstanding Equity Awards at 2020 Year End
The following table presents information regarding outstanding equity awards held by Sonder’s named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Francis Davidson	—	—		—	—	4,507,642	(4)	$22,132,522
Sanjay Banker	675,803	675,803	(5)	2.14	1/28/2029	—		—
	1,301	0	(6)	4.63	6/18/2030	—		—
	0	1,000,000	(7)	4.52	11/5/2030	—		—
Satyen Pandya	0	850,000	(8)	4.91	12/29/2030	—		—

(1)	All stock options granted prior to 2020 were granted pursuant to the Sonder Canada Inc. Stock Option Plan. All stock options granted in 2020 were granted pursuant to the 2019 Plan.
(2)	This column represents the fair market value of a share of Sonder common stock on the date of the grant, as determined by the Sonder Board.
(3)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with FASB’s ASC Topic 718. See Note 14. Stockholders’ Deficit to the audited consolidated financial statements of Sonder included herein for a discussion of the assumptions made by Sonder in determining the grant-date fair value of Sonder’s equity awards.

(4)
Represents 935,549 shares subject to a service-based vesting condition, and 3,572,093 shares subject to performance-based vesting conditions. These shares were issued upon the exercise of an option to purchase 5,613,290 shares granted on November 15, 2019, which was fully exercised by Mr. Davidson on December 2, 2019 through the issuance of a promissory note to Sonder in the amount of $24.6 million. Upon the closing of the Business Combination, approximately 1.5 million shares will be repurchased by the Company to extinguish the promissory note, with a total principal and accrued interest amount of $25.4 million as of June 30, 2021. The actual number of shares repurchased will be determined before the completion of the Business Combination based on the value of the Sonder Common Stock and amount of principal and accrued interest at that time. 2,041,197 of the shares subject to the award vest in 72 equal monthly installments starting on October 1, 2017, generally subject to Mr. Davidson’s continued employment through each applicable vesting date. 3,572,093 shares of the award vest upon the achievement of performance-based vesting conditions: 1,530,897 shares vest upon a liquidity event, 1,020,598 shares vest upon a financing event, and 1,020,598 shares vest if Sonder achieves a market capitalization target of $5,000,000,000 on or prior to November 15, 2026, subject to Mr. Davidson remaining an employee through such vesting date. The shares subject to the liquidity event vesting condition and financing event vesting condition vested in February 2021. This award is subject to certain acceleration benefits pursuant to the underlying option agreement as described below under “
Potential Payments Upon Termination or Change of Control
”.
(5)
Represents an option to purchase common stock granted on January 28, 2019, which vested 25% on January 28, 2020 and vests in equal monthly installments over a period of 36 months thereafter, generally subject to Mr. Banker’s continued employment through each applicable vesting date. This option is subject to certain acceleration benefits pursuant to Mr. Banker’s offer letter as described below under “
Named Executive Officer Employment Arrangements – Sanjay Banker
”.

(6)	Represents an option to purchase common stock granted on June 18, 2020, which vested 100% on the grant date.
(7)
Represents an option to purchase common stock granted on November 5, 2020, in connection with Mr. Banker’s appointment to President, which vests 25% on November 5, 2021 and thereafter vests in equal monthly installments over a period of 36 months.

(8)
Represents an option to purchase common stock granted on December 29, 2020, which will vest 25% on December 28, 2021 and vests in equal monthly installments over a period of 36 months thereafter. This option is subject to certain acceleration benefits pursuant to the underlying option agreement, as described below under “
Named Executive Officer Employment Arrangements – Satyen Pandya
”.

Named Executive Officer Employment Arrangements
Sonder expects to enter into confirmatory offer letters setting forth the terms and conditions of employment for each of Sonder’s named executive officers, as described below.
Francis Davidson
Sonder expects to enter into a confirmatory offer letter with Mr. Davidson, its Chief Executive Officer, prior to the effective time of the First Merger. It is anticipated that Mr. Davidson’s offer letter will provide for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in Sonder’s employee benefit plans. As of June 30, 2021, Mr. Davidson’s annual base salary is $360,000 and his annual target bonus is $0.
Sanjay Banker
Sonder expects to enter into a confirmatory offer letter with Mr. Banker, its President and Chief Financial Officer, prior to the effective time of the First Merger. It is anticipated that Mr. Banker’s offer letter will provide for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in Sonder’s employee benefit plans. As of June 30, 2021, Mr. Banker’s annual base salary is $475,680 and his annual target bonus is $0.
Satyen Pandya
Sonder expects to enter into a confirmatory offer letter with Mr. Pandya, its Chief Technology Officer, prior to the effective time of the First Merger. It is anticipated that Mr. Pandya’s offer letter will provide for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in Sonder’s employee benefit plans. As of June 30, 2021, Mr. Pandya’s annual base salary is $400,000 and his annual target bonus is up to $100,000.
Potential Payments upon Termination or Change of Control
Francis Davidson
Mr. Davidson’s stock option agreement underlying his option granted in November 2019 to purchase 5,613,290 shares of Sonder common stock (the “
Davidson 2019 Option Agreement
”) provides that, (i) if Mr. Davidson’s employment is terminated outside of the one year period following a “liquidity event” (as defined in the Davidson 2019 Option Agreement) or an “initial public offering” (as defined in the Davidson 2019

Option Agreement) by Sonder or a related entity other than for “cause” (as defined in the Davidson 2019 Option Agreement), death or disability, or by Mr. Davidson for “good reason” (as defined in the Davidson 2019 Option Agreement), one sixth (1/6) of the 2,041,197 shares subject to time-based vesting under the Davidson 2019 Option Agreement (the “
Davidson Time-Based Shares
”), or such lesser number of Davidson Time-Based Shares as then remain outstanding and unvested, will fully vest, and (ii) if Mr. Davidson’s employment is terminated within the one year period following a liquidity event or an initial public offering by Sonder or a related entity other than for cause, death or disability, or by Mr. Davidson for good reason, 100% of then outstanding and unvested Davidson Time-Based Shares will fully vest.
Sanjay Banker
Mr. Banker’s stock option agreement underlying his option granted in January 2019 to purchase 1,351,606 shares of Sonder’s common stock with a four year post-termination exercise period (the “
Banker Option Agreement
”) provides that if, prior to a “change in control” (as defined in the Banker Option Agreement), and after the one-year anniversary of the date of grant of the option, Mr. Banker’s employment is terminated other than for “cause” (as defined in the Banker Option Agreement) or Mr. Banker resigns for “good reason” (as defined in the Banker Option Agreement), and Mr. Banker executes a release of claims in the form prescribed by Sonder on or before the date specified in such release, 25% of all then outstanding unvested shares subject to Mr. Banker’s option will vest and become fully exercisable. Additionally, if, within the 12 month period following consummation of a change in control, Mr. Banker’s employment is terminated other than for cause or Mr. Banker resigns for good reason, and Mr. Banker executes a release of claims in the form prescribed by Sonder on or before the date specified in such release, 100% of all then outstanding unvested shares subject to Mr. Banker’s option will vest and become fully exercisable.
Satyen Pandya
Mr. Pandya’s stock option agreement underlying his option granted in December 29, 2020 to purchase 850,000 shares of Sonder common stock (the “
Pandya 2020 Option Agreement
”) provides that if, prior to a “change in control” (as defined in the Pandya 2020 Option Agreement), Mr. Pandya’s employment is terminated other than for “cause” (as defined in the Pandya 2020 Option Agreement) or Mr. Pandya resigns for “good reason” (as defined in the Pandya 2020 Option Agreement), and Mr. Pandya executes a release of claims in the form prescribed by Sonder on or before the date specified in such release, 100% of all then outstanding unvested shares subject to Mr. Pandya’s option will vest and become fully exercisable.
Employee Benefit and Stock Plans
The Board is expected to adopt the following three equity plans in connection with the Business Combination, which are subject to stockholder approval:
2021 Management Equity Incentive Plan
See “
Proposal No. 5—The Management Equity Incentive Plan Proposal
.”
2021 Equity Incentive Plan
See “
Proposal No. 6—The Incentive Plan Proposal
.”
2021 Employee Stock Purchase Plan
See “
Proposal No. 7—The Employee Stock Purchase Plan Proposal
.”

Sonder 2019 Equity Incentive Plan
The Sonder 2019 Equity Incentive Plan (the “
2019 Plan
”), was adopted by the Sonder Board and approved by Sonder’s stockholders in December 2019. The Sonder Board last amended the 2019 Plan on July 9, 2021.
The 2019 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, to Sonder’s employees and any employees of any parent or subsidiary of Sonder, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units to Sonder’s employees, consultants and directors and the employees, consultants and directors of any parent or subsidiary of Sonder. It is expected that as of immediately prior to the effective time of the First Merger, the 2019 Plan will be terminated and Sonder will not grant any additional awards under the 2019 Plan thereafter. The 2019 Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the 2019 Plan prior to the termination of the 2019 Plan.
Authorized Shares
Subject to the adjustment provisions contained in the 2019 Plan, the maximum aggregate number of shares of Sonder’s common stock which may be subject to awards and sold under the 2019 Plan, is equal to the sum of: (i) any shares that, as of the date of stockholder approval of the 2019 Plan, had been reserved but not issued pursuant to any awards granted under the Sonder Canada Inc. Stock Option Plan (the “
Stock Option Plan
”) and that are not subject to any awards granted thereunder, and (ii) any shares subject to stock options or similar awards granted under the Stock Option Plan that, after the date of stockholder approval of the 2019 Plan, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Stock Option Plan that, after the date of stockholder approval of the 2019 Plan, are forfeited to or repurchased by Sonder, with the maximum number of shares to be added to the 2019 Plan pursuant to the Stock Option Plan equal to 22,800,564 shares.
If an award under the 2019 Plan expires or becomes unexercisable without having been exercised in full, such award is surrendered pursuant to an exchange program or, with respect to restricted stock or restricted stock units, is forfeited to Sonder or repurchased by Sonder due to the failure to vest, the unpurchased shares (or, for awards other than options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2019 Plan (unless the 2019 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2019 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2019 Plan (unless the 2019 Plan has terminated). Shares that have actually been issued under the 2019 Plan under any award will not be returned to the 2019 Plan and will not become available for future distribution under the 2019 Plan; provided, however, that if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by Sonder or are forfeited to Sonder due to the failure to vest, such shares will become available for future grant under the 2019 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2019 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2019 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under U.S. Tax Code Section 422 and the Treasury Regulations promulgated thereunder, any shares that become available for issuance under the 2019 Plan pursuant to an award’s lapse.
As of June 30, 2021 options to purchase 11,049,809 shares of Sonder common stock were outstanding under the 2019 Plan.

Plan Administration
The Sonder Board currently administers the 2019 Plan. Under the 2019 Plan, the administrator has the authority and discretion to select which recipients will receive awards, and to determine the terms and conditions that will apply to the awards granted (including, without limitation, the number of shares of common stock that the recipients may be entitled to receive or purchase, any vesting acceleration or waiver of forfeiture restrictions), which terms may vary from award to award based on such factors as the administrator will determine. The administrator also may authorize, generally or in specific cases, any adjustment in the exercise price, vesting schedule, term, or number of shares subject to any award by cancelling such outstanding award and subsequently regranting the award, by amendment or through an exchange program. The administrator also has the authority to determine the fair market value of a share of Sonder’s common stock for purposes of the 2019 Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the 2019 Plan and individual award agreements and generally to take any other actions that are contemplated by the 2019 Plan or necessary or advisable in the administration of the 2019 Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the 2019 Plan will be final and conclusive on all persons and will be given the maximum deference permitted by applicable laws.
Stock Options
Prior to the effective time of the First Merger, the administrator may grant incentive or nonstatutory stock options under the 2019 Plan, provided that incentive stock options are only granted to Sonder’s employees or the employees of any parent or subsidiary of Sonder. The exercise price of such options must equal at least the fair market value of Sonder’s common stock on the date of grant. The term of an incentive stock option may not exceed 10 years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of Sonder’s stock, or of certain of Sonder’s affiliates, may not have a term in excess of 5 years and must have an exercise price of at least 110% of the fair market value of Sonder’s common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option. Subject to the provisions of the 2019 Plan, the administrator determines the remaining terms of options.
After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the 2019 Plan, or, if longer, his or her award agreement. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights
Prior to the effective time of the First Merger, stock appreciation rights may be granted under the 2019 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the grant date. Subject to the provisions of the 2019 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of Sonder Common Stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the grant date. The specific terms will be set forth in specific award agreements.
After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation for the period of time stated in his or her award agreement, or, if longer, his or her award agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.
Restricted Stock
Prior to the effective time of the First Merger, restricted stock may be granted under the 2019 Plan. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. The specific terms will be set forth in specific award agreements.
Restricted Stock Units
Prior to the effective time of the First Merger, restricted stock units may be granted under the 2019 Plan. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Sonder, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will revert to Sonder. Specific terms will be set forth in specific award agreements.
Non-Transferability
of Awards
Unless the administrator provides otherwise, the 2019 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of certain changes in the capitalization of Sonder, to prevent diminution or enlargement of the benefits or potential benefits available under the 2019 Plan, the administrator will adjust the number and class of shares of stock that may be delivered under the 2019 Plan or the number, class, and price of shares of stock covered by each outstanding award.
Merger or Change in Control
The 2019 Plan generally provides that in the event of a merger of Sonder with or into another corporation or other entity or a “change in control,” as defined under the 2019 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (a) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of your rights as of the date of the occurrence of the transaction, or (b) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
Amendment, Termination
The Sonder Board has the authority to amend, alter, suspend or terminate the 2019 Plan, provided such action does not impair the existing rights of any participant, unless mutually agreed otherwise between the participant and the administrator in writing.

Sonder Stock Option Plan
The Sonder Stock Option Plan (the “
Stock Option Plan
”) was adopted by Sonder Canada’s Board of Directors and approved by its stockholders in February 2015. The Sonder Board last amended the Stock Option Plan in December 2019.
The Stock Option Plan was terminated in December 2019 in connection with the adoption of the 2019 Plan. The Stock Option Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the Stock Option Plan prior to its termination. Prior to its termination, the Stock Option Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, and nonstatutory stock options to eligible employees, directors and consultants of Sonder or certain related entities of Sonder. However, incentive stock options were only issued to eligible employees of Sonder or eligible employees of Sonder’s parent or subsidiaries.
Authorized Shares
Prior to its termination in December 2019, 23,839,580 shares of Common Stock were reserved for issuance under the Stock Option Plan.
As of June 30, 2021, options to purchase 6,049,717 shares of Common Stock were outstanding under the Stock Option Plan.
Plan Administration
The Sonder Board currently administers the Stock Option Plan. Under the Stock Option Plan, the administrator generally has the power to make all determinations and take all actions necessary or advisable for the implementation and administration of the Stock Option Plan. The administrator’s determinations and actions within its authority under the Stock Option Plan are conclusive and binding on Sonder and all other persons.
Stock Options
Prior to its termination, the administrator had the power to grant incentive or nonstatutory stock options under the Stock Option Plan, provided that incentive stock options could only be granted to Sonder’s employees or the employees of any parent or subsidiary of Sonder. The administrator determined the terms of options granted under the Stock Option Plan.
Non-Transferability
of Awards
Unless the administrator provides otherwise, the Stock Option Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of certain changes in the capitalization of Sonder, to prevent diminution or enlargement of the benefits or potential benefits available under the Stock Option Plan, the administrator will adjust the number, type and class of shares reserved for issuance under the Stock Option Plan or the exercise prices, number, type and class of shares subject to outstanding options. Adjustments are subject to any required action by the Sonder Board or the stockholders of Sonder and compliance with applicable securities laws. Notwithstanding the foregoing, with respect to options granted prior to May 5, 2019, the type and class of shares that are subject to such options may not be adjusted to the extent such adjustment would have an adverse effect with respect to such options, unless the applicable option holder provides written consent.

Liquidity Event
The Stock Option Plan generally provides that upon the occurrence of a liquidity event, such as a merger or a sale of substantially all of Sonder’s assets, the administrator may, in connection with such liquidity event, in its discretion, and without the consent of any award holder: (i) take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding awards into or for options, rights or other securities of substantially equivalent value (or greater value), as determined by the administrator, in its discretion, in any entity participating in or resulting from such liquidity event; (ii) accelerate the vesting of any or all outstanding awards to provide that such outstanding awards will be fully vested and exercisable contemporaneously with the completion of the transaction resulting in the liquidity event, provided that the administrator shall not, in any case, authorize the exercise of options beyond the expiration date of the awards, and if any of such awards are not exercised contemporaneously with completion of the transaction resulting in the liquidity event, such unexercised awards will terminate and expire upon the completion of the transaction resulting in the liquidity event; (iii) provide for the continuation of all outstanding awards by Sonder (if Sonder is the surviving or acquiring corporation); (iv) arrange for the assumption of the Stock Option Plan and all outstanding awards by the surviving or acquiring corporation or its parent; (v) arrange for the substitution or replacement by the surviving or acquiring corporation or its parent of options with substantially the same terms for all outstanding awards; (vi) cancel all outstanding unvested awards and all awards that are out of the money (as determined by the administrator) without payment of any consideration; (vi) cancel all outstanding vested awards without payment of any consideration; if any of such awards are not exercised contemporaneously with completion of the transaction resulting in the liquidity event, such unexercised awards will terminate and expire upon the completion of the transaction resulting in the liquidity event; or (vii) provide in any agreement with respect to any such liquidity event that the surviving, new or acquiring corporation shall grant options to the award holders to acquire shares in such corporation or its parent with respect to which the excess of the fair market value of the shares of such corporation immediately after the consummation of such liquidity event over the exercise price therefor shall not be greater than the excess of the value of the shares over the exercise price of the awards immediately prior to the consummation of such liquidity event.
Amendment, Termination
The Stock Option Plan was terminated in December 2019 and no new awards may be issued under the Stock Option Plan.
Subject to any shareholders agreement among the Sonder Stockholders, the Sonder Board may, (i) without notice, at any time or from time to time, amend the Stock Option Plan or any provisions therein in such respects as it, in its sole discretion, determines appropriate; provided that no such amendment shall have any adverse effect with respect to any awards outstanding as at the date of such amendment without the prior consent of the applicable award holders; and (ii) subject to any required regulatory approval, at its discretion from time to time retrospectively amend the Stock Option Plan and, in the event of an amendment that is adverse to the interests of the affected award holder, with the consent of the affected award holder, retrospectively amend the terms and conditions of any awards which have been theretofore granted.
DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of the Post-Combination Company’s capital stock, as expected to be in effect immediately following the consummation of the Business Combination. Assuming the adoption of the Amended and Restated Certificate of Incorporation by our stockholders at the Special Meeting and the adoption and effectiveness of the Amended and Restated Bylaws prior to the First Merger, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “
Description of Securities,
” you should refer to the Amended and

Restated Certificate of Incorporation, Amended and Restated Bylaws, and the Registration Rights Agreement, which are included as
Annexes B
,
C
and
F
to this proxy statement/prospectus/consent solicitation statement, and to the applicable provisions of Delaware law.
Authorized and Outstanding Stock
The authorized capital stock of the Post-Combination Company is 4,500,000,000 shares, $0.000001 par value per share, of which:

•	2,250,000,000 shares will be designated Common Stock;

•	2,000,000,000 shares will be designated Post-Combination Company Special Voting Common Stock; and

•	250,000,000 shares will be designated as Preferred Stock.
Voting Rights
Holders of Common Stock and Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Common Stock and Special Voting Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation (as it may be amended from time to time). Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

•
if we were to seek to amend the Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend the Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors
Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the Post-Combination Company Board will be fixed solely by resolution adopted by a majority of the Post-Combination Company Board.
The Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Post-Combination Company Board in its discretion, determines to issue dividends and then only at the times that the Post-Combination Company Board may determine. Any dividends paid to the holders of shares of Common Stock shall be paid on a pro rata basis. The holders of the Special Voting Common Stock shall not be entitled to receive any dividends out of any assets of the Post-Combination Company.

Preemptive or Similar Rights
The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions except as described below.
Redemption of Special Voting Common Stock
Sonder Canada may from time to time, pursuant to Sonder Canada’s Articles of Amendment (as amended and/or restated from time to time, the “
Sonder Canada Articles
”), issue Sonder Canada Exchangeable Common Shares. Each Sonder Canada Exchangeable Common Share may be exchanged for one share of Sonder Common Stock and following the Business Combination, each Post-Combination Canada Exchangeable Common Share may be exchanged for one share of Common Stock, in each case, in accordance with the terms of the Sonder Canada Articles and that certain Exchange Rights Agreement (as amended and/or restated from time to time, the “
Exchange Rights Agreement
”), dated December 18, 2019, by and among the Sonder, Sonder Canada, Sonder Exchange ULC and the holders of Sonder Canada Exchangeable Shares, to which the Post-Combination Company has intervened, as the case may be. The Post-Combination Company will automatically redeem (an “
Automatic Redemption
”), on the date on which any Post-Combination Canada Exchangeable Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Common Stock held by such holder corresponding to the number of Post-Combination Canada Exchangeable Shares then redeemed, exchanged or otherwise transferred (the “
Redeemed Shares
”) for an amount equal to $0.000001 per share (the “
Automatic Redemption Price
”), and such Redeemed Shares may not be reissued by the Post-Combination Company.
Liquidation, Dissolution and Winding Up
If the Post-Combination Company becomes subject to a liquidation, dissolution, or winding-up,
the assets legally available for distribution to the Post-Combination Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock. The holders of the Special Voting Common Stock shall not be entitled to receive any distribution of assets of the Post-Combination Company in such event.
Preferred Stock
The Post-Combination Company Board is authorized, subject to limitations prescribed by law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Post-Combination Company Board will be empowered to increase, but not above the total number of authorized shares of Preferred Stock, or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The Post-Combination Company Board will be able to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely impact the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Post-Combination Company and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are currently no plans to issue any shares of Preferred Stock.

Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Company IPO or 30 days after the consummation of the Business Combination. Pursuant to the Computershare Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless a registered holder purchases at least five units, they will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise has been registered or qualified under the securities laws of the state of the registered holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.
We have agreed that as soon as reasonably practicable, but in no event later than 15 business days after the closing of the Business Combination, we will file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants for Cash.
Once the Public Warrants become exercisable, we may call the Public Warrants for redemption (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “ 30-day redemption period ”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the shares of Class A Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Class A Stock is available throughout the
30-day
redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
In the event we elect to redeem the outstanding Public Warrants, we will fix a date for the redemption (the “
Redemption Date
”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Redemption Date to the registered holders of the Public Warrants (who will, in turn, notify the beneficial holders thereof).
Redemption of Public Warrants for Class
 A Stock
. Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at a price equal to a number of shares of Class A Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Stock except as otherwise described below;

•
if, and only if, there is an effective registration statement covering the shares of Class A Stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the
30-day
period after written notice of redemption is given;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of our Class A Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date	Fair Market Value of Class A Stock
(period to expiration of warrants)	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A Stock shall mean the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable. For example, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 shares of Class A Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A Stock is below the exercise price of the Public Warrants) and about to expire.
Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the shares of Class A Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Class A Stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—
Redemption of warrants for cash
.” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of January 19, 2021. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A Stock, and therefore have certainty as to (a) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A Stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close the Business Combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Public Warrants when the shares of Class A Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Stock). If we choose to redeem the Public Warrants when the Class A Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Stock if and when such shares of Class A Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise.
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants following the closing of the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.
    If the number of outstanding shares of Class A Stock is increased by a stock dividend payable in shares of Class A Stock, or by a split-up
of shares of Class A Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Stock. A rights offering to holders of Class A Stock entitling holders to purchase shares of Class A Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Stock equal to the product of (a) the number of shares of Class A Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Stock) multiplied by (b) one (1) minus the quotient of (x) the price per share of Class A Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Stock, in determining the price payable for Class A Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Stock on account of such shares of Class A Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Stock in connection with a stockholder vote to amend our Current Company Certificate (i) to modify the substance or timing of our obligation to redeem 100% of our Class A Stock if we do not complete the Business Combination within 24 months from the closing of the Company IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial
business combination activity or (e) in connection with the redemption of our Public Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Stock in respect of such event.
If the number of outstanding shares of our Class A Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of

Class A Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Stock.
Whenever the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Stock (other than those described above or that solely affects the par value of such shares of Class A Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Class A Stock in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants will be issued in registered form under the Warrant Agreement between Computershare Trust Company, N.A., as warrant agent, and us. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus/consent solicitation statement is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Stock and any voting rights until they exercise their warrants and receive shares of Class A Stock. After the issuance of shares of Class A Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Stock to be issued to the warrant holder.

Private Placement Warrants
The Private Placement Warrants (including the Class A Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the consummation of the Business Combination (except, among other limited exceptions as described under the subsection of this proxy statement/prospectus/consent solicitation statement entitled “
The Business Combination—Restrictions on Resales
,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Company IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Company IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public
information. Accordingly, unlike Public Stockholders who could sell the shares of Class A Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Anti-Takeover Provisions
Certain provisions of Delaware law, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Post-Combination Company. They are also designed, in part, to encourage persons seeking to acquire control of the Post-Combination Company to negotiate first with the Post-Combination Company Board. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Post-Combination Company’s best interests, including transactions that provide for payment of a premium over the market price for the Post-Combination Company’s shares.
Delaware Law
The Post-Combination Company will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the Post-Combination Company Board prior to the time that the stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Post-Combination Company Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds
of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years (subject to certain other requirements), did own, 15% or more of the corporation’s outstanding voting stock. We anticipate that Section 203 may also have the effect of delaying, deferring, or preventing changes in control of the Post-Combination Company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions
The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post-Combination Company Board or management team, including the following:

•
Board of Directors Vacancies
. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only a majority of the remaining members of the Post-Combination Company Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting the Post-Combination Company Board will be permitted to be set only by a resolution adopted by a majority of the Post-Combination Company Board. These provisions would prevent a stockholder from increasing the size of the Post-Combination Company Board and then gaining control of the Post-Combination Company Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Post-Combination Company Board and will promote continuity of management.

•
Classified Board.
The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Post-Combination Company Board is divided into three classes of directors. For more information on the classified board, see the section titled “
Management of the Post-Combination Company
.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Post-Combination Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•	Directors Removed Only for Cause. The Amended and Restated Certificate of Incorporation will provide that stockholders may remove directors only for cause.

•
Stockholder Action; Special Meeting of Stockholders.
The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Post-Combination Company’s capital stock would not be able to amend the Amended and Restated Bylaws, amend the Amended and Restated Certificate of Incorporation or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of stockholders may be called only by a majority of the Post-Combination Company Board, the chair of the Post-Combination Company Board, the Chief Executive Officer of the Post-Combination Company or the president of the Post-Combination Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of the Post-Combination Company’s capital stock to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations.
The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at stockholder meetings. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Post-Combination Company.

•
No Cumulative Voting.
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

•
Amendment of Charter and Bylaws Provisions.
Any amendment of the above provisions in the Amended Certificate of Incorporation and Amended and Restated Bylaws will require approval by holders of at least two-thirds
of the voting power of the Post-Combination Company’s then outstanding voting securities.

•
Issuance of Undesignated Preferred Stock.
The Amended and Restated Certificate of Incorporation provides that the Post-Combination Company Board will have the authority, without further action by stockholders, to issue up to 250,000,000 shares of undesignated Preferred Stock with rights, powers and preferences, including voting rights, designated from time to time by the Post-Combination Company Board. The existence of authorized but unissued shares of Preferred Stock would enable the Post-Combination Company Board to render more difficult or to discourage an attempt to obtain control of the Post-Combination Company by means of a tender offer, proxy contest, or other means.

•
Exclusive Forum.
The Amended and Restated Bylaws provide that, unless otherwise consented to by the Post-Combination Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Amended and Restated Bylaws further provide that, unless otherwise consented to by the Post-Combination Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provision will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in the Post-Combination Company’s securities shall be deemed to have notice of and consented to these provisions. These provisions may have the effect of discouraging lawsuits against the Post-Combination Company or its directors and officers.

Rule 144
A person who has beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Post-Combination Company was required to file reports). Persons who have beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months but who are Post-Combination Company’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding; and

•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Combination Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Following the consummation of the Business Combination, the Post-Combination Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights
At the consummation of the Business Combination, the Post-Combination Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/prospectus/consent solicitation statement, with the Registration Rights Holders. The Registration Rights Holders and any person or entity who hereafter becomes a party to the Registration Rights Agreement, a “
Holder
” and collectively the “
Holders,
” will be entitled to registration rights pursuant to the terms of the Registration Rights Agreement.
The Registration Rights Agreement provides that the Post-Combination Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the Holders’ shares and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Post-Combination Company register the shares held by these parties. In addition, the Holders have certain “piggy-back” registration rights. Holders who are Sonder Stockholders and not affiliates (as defined under Rule 144 under the Securities Act) of the Post-Combination Company are not entitled to registration rights with respect to shelf underwritten offerings and demand registrations initiated by the Gores Holders (as defined in the Registration Rights Agreement). The Post-Combination Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.
For a detailed description of the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements—Registration Rights Agreement
” beginning on page [•] of this proxy statement/prospectus/consent solicitation statement.
Limitation of Liability and Indemnification
The Amended and Restated Certificate of Incorporation which will be effective upon consummation of the Business Combination limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Amended and Restated Bylaws provide that the Post-Combination Company will, in certain situations, indemnify the Post-Combination Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Post-Combination Company will enter into separate indemnification agreements with the Post-Combination Company’s directors and officers. These agreements, among other things, require the Post-Combination Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors or officers or any other company or enterprise to which the person provides services at the Post-Combination Company’s request.

The Post-Combination Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Combination Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company and Sonder believe these provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exchange Listing
We intend to apply to continue the listing of our Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and Public Warrants on Nasdaq under the symbols “SOND” and “SONDW,” respectively, upon the closing of the Business Combination.
Transfer Agent and Registrar
The transfer agent and registrar for the Post-Combination Company’s Common Stock will be Computershare Inc.

COMPARISON OF STOCKHOLDER RIGHTS
General
The Company is incorporated under the laws of the State of Delaware and the rights of Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Company Certificate and the Company’s current bylaws. Sonder is incorporated under the laws of the State of Delaware and the rights of Sonder Stockholders are governed by the laws of the State of Delaware, including the DGCL, the current amended and restated certificate of incorporation of Sonder (as amended, the “
Sonder Charter
”) and the current bylaws of Sonder (the “
Sonder Bylaws
”). As a result of the Business Combination, Company stockholders who continue to hold shares of Common Stock and Sonder Stockholders who receive shares of the Post-Combination Company Common Stock will each become Post-Combination Company stockholders. The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Proposal, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of Company stockholders and Sonder Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Company Certificate or the Company’s current bylaws (with respect to Company stockholders) or the Sonder Charter or Sonder Bylaws (with respect to Sonder Stockholders) and instead will be governed by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.
Comparison of Stockholder Rights
Set forth below is a summary comparison of material differences between the rights of Company stockholders under the Current Company Certificate and the Company’s current bylaws (left column), the rights of Sonder Stockholders under the Sonder Charter and the Sonder Bylaws (middle column) and the rights of Post-Combination Company stockholders under forms of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (right column), which are attached to this proxy statement/prospectus/consent solicitation statement as
Annex B
and
Annex C
, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.

	Company	Sonder	Post-Combination Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of Common Stock, including (i) 400,000,000 shares of Class A Stock, and (ii) 40,000,000 shares of Class F Stock, and (b) 1,000,000 shares of Preferred Stock.	The total number of shares of all classes of capital stock, each with a par value of $0.000001 per share, which the Company is authorized to issue is 352,230,628 shares, consisting of (a) 143,234,881 shares of Common Stock, (b) 35,192,637 shares of Special Voting Common Stock, and (c) 173,803,110 shares of Preferred Stock.	The total number of shares of all classes of capital stock, each with a par value of $0.000001 per share, which the Company is authorized to issue is 4,500,000,000 shares, consisting of (a) 2,250,000,000 shares of Common Stock, (b) 2,000,000,000 shares of Special Voting Common Stock, and (c) 250,000,000 shares of Preferred Stock.

	Company	Sonder	Post-Combination Company
Issuance of Preferred Stock	Subject to certain requirements relating to an initial business combination set forth in the Current Company Certificate, the Board is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL	There are protective provisions in place such that the board of directors of Sonder cannot authorize or issue Preferred Stock without certain stockholder approval.	The board of directors will have the authority, without further action by stockholders, to issue up to 250,000,000 shares of undesignated Preferred Stock with rights, powers and preferences, including voting rights, designated from time to time by the board of directors.

Voting Rights	Except as otherwise required by law or the Current Company Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.	Holders of Common Stock and Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law.	Holders of Common Stock and Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law.

	Company	Sonder	Post-Combination Company
Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Current Company Certificate does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Sonder Charter does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Amended and Restated Certificate of Incorporation does not authorize cumulative voting.

Number of Directors	The Company’s current bylaws provide that the number of directors of the Company shall be fixed exclusively by resolution of the Board. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, commencing at the first annual meeting of the stockholders, and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Sonder’s bylaws provide that the number of directors of directors shall be determined from time to time by a resolution of the board of directors of Sonder.	The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors that constitutes the board of directors will be fixed solely by resolution adopted by a majority of the board of directors. The Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Election of Directors	Subject to the special rights of the holders of any series of Preferred Stock to elect directors,	The holders of record of Preferred Stock and Special Voting Investor Series Stock, voting	Subject to the rights of holders of any series of Preferred Stock with respect to the election of

	Company	Sonder	Post-Combination Company
	the Company’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Current Company Certificate, prior to the closing of the initial business combination, the holders of Class F Stock, voting together as a single class, have the exclusive right to elect any director.	together as a single class, are entitled to elect 3 directors and the holders of record of Common Stock and Special Voting Series AA Stock are entitled to elect 4 directors of the Sonder board of directors.	directors, the Amended and Restated Bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Manner of Acting by Board	The Company’s current bylaws provide that a majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s current bylaws.	At all meetings of the Sonder board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Sonder board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Sonder board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or the bylaws.	At all meetings of the board of directors, a majority of the board of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors.

	Company	Sonder	Post-Combination Company
Removal of Directors	The Current Company Certificate provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The Current Company Certificate further provides that, prior to the closing of the initial business combination, the holders of Class F Stock, voting together as a single class, have the exclusive right to remove any director.	Any director elected as provided above may be removed without cause by, and only by, the classes entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.	Any director may be removed from office by the stockholders of the Post-Combination Company only for cause.

Vacancies on Board	The Current Company Certificate provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a	A vacancy or other unfilled seat in any directorship filled by the holders of any classes or series shall be filled only by the vote or written consent in lieu of a meeting of the holders of such classes or series of capital stock or by any remaining director or directors elected by the holders of such class or series.	Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, and as permitted in the specific case by resolution of the board of directors, vacancies occurring on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the directors then in office (which may include one or more

	Company	Sonder	Post-Combination Company
	quorum, or by a sole remaining director (and not by stockholders).		directors who are resigning effective at a future date), although less than a quorum, or by a sole remaining director, and not by stockholders.

Business Proposals by Stockholders	The Company’s current bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (a) who is a stockholder of record entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to the Company with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than	Not applicable.	The Amended and Restated Bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Post-Combination Company’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president, (ii) otherwise properly brought before the annual meeting by or at the direction of the board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company (a) who is a stockholder of record entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to the Post-Combination Company with respect to such business must be received no earlier than 8:00 a.m, local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day before the anniversary date of the

	Company	Sonder	Post-Combination Company
	30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.		immediately preceding annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the preceding year or in the event that the annual meeting is changed more than 25 days from the anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 8:00 a.m., local time, on the 120th day before the meeting and not later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Post-Combination Company.

Special Meetings of the Board	The Company’s current bylaws provide that special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the chairman of the Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	Special meetings of the board of directors of Sonder for any purpose or purposes may be called at any time by the Chairperson of the board of directors of Sonder, the Chief Executive Officer, the President, the Secretary or any two directors.	Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the board of directors.

	Company	Sonder	Post-Combination Company
Notice of Stockholder Meetings	The Company’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the Company’s current bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Company not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Company’s notice of meeting (or any supplement thereto).	Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting in the form of a writing or electronic transmission will be given which will state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or the bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

	Company	Sonder	Post-Combination Company
Special Meetings of Stockholders	The Company’s current bylaws provide that, subject to the rights of the holders of any outstanding series of the Preferred Stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Board, the chief executive officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.	A special meeting of the stockholders may be called at any time by the board of directors of Sonder, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer).	The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that special meetings of stockholders may be called only by a majority of the board of directors, the chair of the board of directors, the Chief Executive Officer or the President of the Post-Combination Company.

Manner of Acting by Stockholders	The Company’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Company Certificate, the Company’s bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The bylaws of Sonder provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	The Amended and Restated Bylaws provide that for all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or applicable stock exchange rules, a different vote is provided for, in which case such provision shall govern and control the decision of such matter.

	Company	Sonder	Post-Combination Company
Stockholder Action Without Meeting	The Current Company Certificate provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Company IPO, any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	Stockholders may act by written consent.	The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders may not take action by written consent and may only take action at a duly called annual or special meetings of the stockholders.

Quorum for Stockholder Meetings	Except as otherwise provided by applicable law, the Current Company Certificate, or the Company’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting	Except as otherwise provided by law, the certificate of incorporation or the bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to	The holders of a majority of the voting power of the capital stock of the Post-Combination Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the

	Company	Sonder	Post-Combination Company
	power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	that vote on that matter, except as otherwise provided by law, the certificate of incorporation or the bylaws.	Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Anti-Takeover Provisions	The Current Company limits the ability of stockholders to transact business outside of stockholder meetings. Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the Board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Company outstanding at the time the transaction commenced but not including shares held by	Not applicable.	The Post-Combination Company limits the ability of stockholders to transact business outside of stockholder meetings. Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the Board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Post-Combination Company outstanding at the time the transaction commenced but not including shares held by

Company	Sonder	Post-Combination Company
persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Board and the holders of at least two-thirds
of the Company’s outstanding voting stock, excluding shares held by the interested stockholder.	persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by board of directors and the holders of at least two-thirds
of the Post-Combination Company’s outstanding voting stock, excluding shares held by the interested stockholder.

Exclusive Forum Provisions	The Current Company Certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the
Court of Chancery
) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s current bylaws, or	Sonder’s bylaws provide that, unless otherwise consented to by Sonder in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (a) any derivative action or proceeding brought on behalf of the Sonder, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of Sonder to Sonder or Sonder’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of	The Amended and Restated Bylaws provide that, unless otherwise consented to by the Post-Combination Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Post-Combination Company to the Post-Combination Company

Company	Sonder	Post-Combination Company
(iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, for which the Court of Chancery does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of the exclusive forum provision in the Current Company Certificate will not apply to suits	incorporation or the bylaws (as either may be amended from time to time), and (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Sonder shall be deemed to have notice of and consented to these provisions. The enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise.	or the Post-Combination Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Amended and Restated Bylaws further provide that, unless otherwise consented to by the Post-Combination Company in writing, the federal district courts of

	Company	Sonder	Post-Combination Company
	brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.		the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Post-Combination Company’s securities shall be deemed to have notice of and consented to this provision.

	This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.		Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Indemnification of Directors and Officers	The Current Company Certificate provides that, to the fullest extent permitted by applicable	Sonder’s bylaws provide that, to the fullest extent permitted by the DGCL, Sonder shall indemnify	The Amended and Restated Bylaws provide that, to the fullest extent permitted by the DGCL,

Company	Sonder	Post-Combination Company
law, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses.	any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Sonder) by reason of the fact that such person is or was a director or officer of Sonder, or is or was a director or officer of Sonder serving at the request of Sonder as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Sonder, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Sonder has entered into separate indemnification agreements with its directors and officers. These agreements,	the Post-Combination Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Post-Combination Company, or is or was a director or officer of the Post-Combination Company serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, against (as applicable) expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Post-Combination Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s

	Company	Sonder	Post-Combination Company
		among other things, require Sonder to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Sonder’s directors or officers or any other company or enterprise to which the person provides services at Sonder’s request.	conduct was unlawful. The Post-Combination Company will enter into separate indemnification agreements with the Post-Combination Company’s directors and officers. These agreements, among other things, require the Post-Combination Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors or officers or any other company or enterprise to which the person provides services at the Post-Combination Company’s request.

Limitation on Liability of Directors	The Current Company Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated	Sonder’s certificate of incorporation limits Sonder’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability in certain circumstances for which the DGCL does not permit such exculpation.	The Amended and Restated Certificate of Incorporation which will be effective upon consummation of the Business Combination limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability in certain circumstances for which the DGCL does not permit such exculpation.

	Company	Sonder	Post-Combination Company
the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

Corporate Opportunity	The Current Company Certificate provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Company unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.	Sonder renounces, to the fullest extent permitted by law, any interest or expectancy of Sonder in, or in being offered an opportunity of (i) any non-employee
		director of Sonder or (ii) any holder of Sonder Preferred Stock or affiliate or agent of any such holder, other than someone who is a Sonder employee, unless such opportunity is offered to such person expressly and solely in such person’s capacity as Sonder director.	Not applicable.

Amendments to Charter	The Current Company Certificate provides that the Company reserves the right at any time and from time to time to	The Sonder Charter may be adopted, amended or repealed by the board of directors and the stockholders entitled to	Amendments to certain provisions in the Amended and Restated Certificate of Incorporation will

Company	Sonder	Post-Combination Company
amend, alter, change or repeal any provision of the Current Company Certificate as authorized by the laws of the State of Delaware. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to the Company’s status as a blank check company.	vote, with certain votes of stockholders required for certain types of charter amendments.	require a resolution adopted by a majority of the Post-Combination Company Board and holders of at least two-thirds
of the voting power of the Post-Combination Company’s then outstanding voting securities. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Amendments to Bylaws	The Company’s current bylaws provide that the Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The Company’s bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Company required by applicable law or the Current Company Certificate, the affirmative vote of the holders of at least a majority of the voting (except as otherwise	The Sonder Charter provides that the Board is authorized to make, alter, amend or repeal Sonder’s bylaws. The bylaws may also be adopted, amended or repealed by the stockholders entitled to vote.	The Amended and Restated Certificate of Incorporation of the Post-Combination Company provides that the board of directors is authorized to adopt, amend or repeal the Amended and Restated Bylaws. The Amended and Restated Certificate of Incorporation of the Post-Combination Company further provides that the Amended and Restated Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Post-Combination Company. Amendment to certain provisions in the Amended and Restated Bylaws will require approval by holders of at least two-thirds
of the

	Company	Sonder	Post-Combination Company
	provided in relevant sections of the Company’s bylaws) power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Company’s bylaws.		voting power of the Post-Combination Company’s then outstanding voting securities.

Liquidation	The Current Company Certificate provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and certain provisions of the Current Company Certificate, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Stock (on an as-converted
basis with respect to the Class F Stock) held by them.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sonder, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of Sonder available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof. The holders of the Special Voting Common Stock shall not be entitled to receive any distribution of assets of in such event.	If the Post-Combination Company becomes subject to a liquidation, dissolution, or winding-up,
the assets legally available for distribution to the Post-Combination Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock. The holders of the Special Voting Common Stock shall not be entitled to receive any distribution of assets of the Post-Combination Company in such event.

Redemption Rights	The Current Company Certificate provides that, prior to the consummation of the	Sonder will automatically redeem, on the date on which any Sonder Canada	The Post-Combination Company will automatically redeem, on the date on which any

Company	Sonder	Post-Combination Company
initial Business Combination, the Company shall provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Current Company Certificate for cash equal to the applicable redemption price per share; provided, however, that the Corporation shall not redeem or repurchase Public Shares to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination.	Exchangeable Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock or Preferred Stock (as applicable) pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Stock held by such holder corresponding to the number of Sonder Canada Exchangeable Shares then redeemed, exchanged or otherwise transferred (the
Redeemed Shares
) for an amount equal to $0.000001 per share, and such Redeemed Shares may not be reissued by Sonder.	Sonder Canada Exchangeable Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Common Stock held by such holder corresponding to the number of Sonder Canada Exchangeable Shares then redeemed, exchanged or otherwise transferred (the
Redeemed Shares
) for an amount equal to $0.000001 per share and such Redeemed Shares may not be reissued by the Post-Combination Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Company Relationships and Related Party Transactions
Founder Shares
On July 23, 2020, our Sponsor purchased an aggregate of 11,500,000 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.002 per share.
The Founder Shares are identical to the Class A Stock included in the Public Units sold in the Company IPO except that the Founder Shares are convertible under the circumstances described below. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, 250,000 Founder Shares were forfeited on March 7, 2021, and the remaining 11,250,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will be reclassified into Common Stock in connection with the effectiveness of the Amended and Restated Certificate of Incorporation. Prior to January 22, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price.
Private Placement Warrants
On January 22, 2021, we completed the private sale of an aggregate of 5,500,000 Private Placement Warrants to our Sponsor at a price of $2.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $11,000,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Company IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees, and are entitled to certain registration rights. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
If we do not complete an initial business combination by January 22, 2023, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of our Class A Stock, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless unless we amend our Current Company Certificate and amend certain other agreements into which we have entered to extend the life of the Company.
Registration Rights
Holders of the Founder Shares, Private Placement Warrants and Public Warrants issued upon conversion of working capital loans, if any, have registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company register under the Securities Act the Public Warrants and the Common Stock (following the reclassification of Class A Stock into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) underlying the Public Warrants and the Founder Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Notes
We may pay, but have not paid, our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals will be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to our Sponsor, officers, directors or any of their respective affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. No loans from our Sponsor, affiliates of our Sponsor or our officers or directors are anticipated as of the date of this proxy statement/prospectus/consent solicitation statement, with respect to the Business Combination with Sonder.
After our initial business combination, members of our management team who remain with us may be paid consulting or management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the Post-Combination Company Board to determine executive and director compensation. No such consulting or management fees or similar arrangements have been agreed in connection with the Business Combination with Sonder or are anticipated by Sonder as of the date of this proxy statement/prospectus/consent solicitation statement.
Administrative Services Agreement
On January 19, 2021, we entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. Services commenced on the date the Company securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by the Company of an initial business combination or the liquidation of the Company.
For the period commencing January 19, 2021 through June 30, 2021 the Company has paid the affiliate $107,742.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Bort, Cramer, and Gatto are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6260 Lookout Road, Boulder, CO 80301 or by telephone at (303)
531-3100.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.
Sonder Relationships and Related Party Transactions
Francis Davidson Promissory Note
On December 2, 2019, Sonder granted Mr. Davidson the ability to exercise an option award for an aggregate exercise price of $24.6 million with a full recourse promissory note (and security agreement) from Sonder, bearing interest at the rate of 2.00% per annum, compounding semiannually. As of June 30, 2021 and December 31, 2020 and 2019, the aggregate borrowings outstanding under the note, including interest, were $25.4 million, $25.2 million and $24.7 million, respectively. The aggregate outstanding principal amount and interest under the loan will be repaid in full prior to the consummation of the Business Combination.
Series C Preferred Stock Financing
From March 2018 to September 2018, Sonder sold an aggregate of 17,870,640 shares of its Series C preferred stock at a purchase price of approximately $5.0362 per share to investors for an aggregate purchase price of approximately $90.0 million. The following table summarizes purchases of shares of Series C preferred stock by purchasers affiliated with Sonder’s directors and holders of more than 5% of Sonder Stock:

Name of Stockholder (1)	No. of Shares (Series C)	Aggregate Purchase Price ($)
Entities affiliated with Greenoaks Capital* (2)	3,971,249	$20,000,004
Entities affiliated with Spark Capital* (3)	1,489,219	$7,500,005
Valor Sonder Holdings, LLC (4)	794,250	$4,000,002

*	Owners of more than 5% of Sonder capital stock.
(1)
Additional details regarding the stockholder included in this table and their equity holdings are provided in this proxy statement/prospectus/consent solicitation statement under the section “Beneficial Ownership of Securities”.

(2)
Entities affiliated with Greenoaks Capital, including Greenoaks Capital Opportunities Fund L.P. and Greenoaks Capital MS LP—Vauxhall Series, collectively, beneficially own more than five percent of Sonder’s outstanding shares.

(3)
Entities affiliated with Spark Capital, including Spark Capital IV, L.P.and Spark Capital Founders’ Fund IV, L.P., collectively, beneficially own more than five percent of Sonder’s outstanding shares. Mr. Hyatt, a member of Sonder’s board of directors, serves as a General Partner at Spark Capital.

(4)
Mr. Pattipati, a member of Sonder’s board of directors, serves as a Partner at Valor Management LLC, an affiliate of Valor Sonder Holdings, LLC. Mr. Pattipati is not expected to be a member of the post-closing board.

Series D Preferred Stock Financing
From May 2019 to March 2020, Sonder sold an aggregate of 21,484,383 shares of its Series D preferred stock at a purchase price of approximately $10.50 per share to investors for an aggregate purchase price of approximately $225.5 million. The following table summarizes purchases of shares of Series D preferred stock by purchasers affiliated with Sonder’s directors and holders of more than 5% of Sonder’s capital stock:

Name of Stockholder (1)	No. of Shares (Series D)	Aggregate Purchase Price ($)
Valor Sonder Holdings, LLC* (2)	4,763,724	$49,999,999
Entities affiliated with WestCap* (3)	6,383,388	$66,999,976
Entities affiliated with Fidelity* (4)	2,858,234	$29,999,996
Entities affiliated with iNovia Capital* (5)	1,429,117	$14,999,998
Greenoaks Capital MS LP – Hovick Tunnel Series*	952,744	$9,999,992
Frits Dirk van Paasschen^	47,637	$499,997

*	Owners of more than 5% of Sonder capital stock.
^	Member of Sonder’s Board.
(1)
Additional details regarding the stockholder included in this table and their equity holdings are provided in this proxy statement/prospectus/consent solicitation statement under the section “
Beneficial Ownership of Securities.
”

(2)
Mr. Pattipati, a member of Sonder’s board of directors, serves as a Partner at Valor Management LLC, an affiliate of Valor Sonder Holdings, LLC. Mr. Pattipati is not expected to be a member of the Post-Combination Company Board.

(3)	Entities affiliated with WestCap, including WestCap SNDR, LLC and SNDR Strategic Investments 2019, LLC, collectively, beneficially own more than five percent of Sonder’s outstanding shares.
(4)
Entities affiliated with Fidelity, including Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool, FIAM Target Date Blue Chip Growth Commingled Pool, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Growth Institutional Trust, Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Variable Insurance Products Fund III: Growth Opportunities Portfolio, Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, and Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, collectively, beneficially own more than five percent of Sonder’s outstanding shares.

(5)	Entities affiliated with iNovia, including iNovia Growth Fund, L.P. and iNovia Growth Fund-A, L.P., collectively, beneficially own more than five percent of Sonder’s outstanding shares.
Series E Preferred Stock Financing
From April 2020 to January 2021, Sonder sold an aggregate of 18,956,184 shares of its Series E preferred stock at a purchase price of approximately $10.77 per share to investors for an aggregate purchase price of approximately $204.1 million.
The following table summarizes issuances of shares of Sonder Series E Preferred Stock to purchasers affiliated with Sonder’s directors and holders of more than 5% of Sonder Stock.

Name of Stockholder (1)	No. of Shares (Series E)	Aggregate Purchase Price ($)
Entities affiliated with iNovia Capital* (2)	4,179,474	$44,999,979
Entities affiliated with Fidelity* (3)	4,643,862	$49,999,999
Entities affiliated with WestCap* (4)	4,179,476	$45,000,000
Valor Sonder Holdings, LLC* (5)	928,772	$9,999,995
Entities affiliated with Spark Capital* (6)	46,438	$499,993
Greenoaks Capital Opportunities Fund, L.P.*	464,386	$4,999,998

*	Together with its affiliated entities own more than 5% of Sonder capital stock.
(1)
Additional details regarding the stockholders included in this table and their equity holdings are provided in this proxy statement/prospectus/consent solicitation statement under the section titled “
Beneficial Ownership of Securities
.
”

(2)
Entities affiliated with iNovia, including iNovia Growth Fund, L.P., iNovia Growth
Fund-A,
L.P. and iNovia Growth SPV—Quebec, L.P., collectively, beneficially own more than five percent of Sonder’s outstanding shares.

(3)
Entities affiliated with Fidelity, including Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund, Variable Insurance Products Fund III: Growth Opportunities Portfolio, Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund and Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, collectively, beneficially own more than five percent of Sonder’s outstanding shares.

(4)	Entities affiliated with WestCap, including WestCap Sonder 2020-A, LLC, beneficially own more than five percent of Sonder’s outstanding shares.
(5)
Mr. Pattipati, a member of Sonder’s board of directors, serves as a Partner at Valor Management LLC, an affiliate of Valor Sonder Holdings, LLC. Mr. Pattipati is not expected to be a member of the Post-Combination Company Board.

(6)
Entities affiliated with Spark Capital, including Spark Capital IV, L.P.and Spark Capital Founders’ Fund IV, L.P., collectively, beneficially own more than five percent of Sonder’s outstanding shares. Mr. Hyatt, a member of Sonder’s board of directors, serves as a General Partner at Spark Capital.

In connection with its sale of Series E Preferred Stock, Sonder entered into a pull-forward exchange agreement (the “
Pull-Forward Agreement”
) with certain purchasers of Sonder Series E Preferred Stock including certain directors, officers and 5% holders of Sonder Stock, whereby Sonder agreed to exchange such stockholders’ shares of Preferred Stock for a corresponding senior series of preferred stock. The Pull-Forward Agreement will terminate upon the closing of the Business Combination.
2021 Convertible Promissory Notes
During March 2021, Sonder issued the Sonder Convertible Notes in an aggregate principal amount of $165 million to certain investors pursuant to the Note Purchase Agreement, dated March 12, 2021, for which Sonder received $165 million in exchange for Sonder’s agreement to issue the investors shares of its capital stock upon the occurrence of certain events described therein. The Sonder Convertible Notes will automatically convert into shares of Sonder Common Stock immediately prior to the consummation of the Business Combination.
The following table summarizes the Sonder Convertible Notes issued by Sonder to holders of more than 5% of its capital stock.

Name of Stockholder (1)	Note Principal Amount ($)
Entities affiliated with Fidelity* (2)	$25,000,000
Westcap Sonder Convert Co-Invest 2021, LLC*	$10,750,000

*	Together with its affiliated entities own more than 5% of Sonder capital stock.
(1)
Additional details regarding the stockholders included in this table and their equity holdings are provided in this proxy statement/prospectus/consent solicitation statement under the section titled “
Beneficial Ownership of Securities
.”

(2)
Entities affiliated with Fidelity, including Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool, Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Growth Institutional Trust and FIAM Target Date Blue Chip Growth Commingled Pool, collectively, beneficially own more than five percent of Sonder’s outstanding shares.

PIPE Investment
Sonder PIPE Investors entered into Subscription Agreements with the Company, pursuant to which the Sonder PIPE Investors have subscribed for shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in connection with the PIPE Investment. Sonder PIPE Investors participating in the PIPE Investment include entities affiliated with Fidelity (3,000,000 shares), which currently holds more than 5% of Sonder’s capital stock.
Frits Dirk van Paasschen
Co-Investment
Right
The director offer letter for Frits Dirk van Paasschen, a member of Sonder’s board of directors, dated November 1, 2019 granted him a right to acquire up to $1,000,000 of Sonder Preferred Stock until November

2021. Mr. van Paasschen acquired approximately $500,000 of Sonder’s Series D preferred stock pursuant to this right. This right will terminate upon the consummation of the Business Combination.
Manon Brouillette
Co-Investment
Right
The director offer letter for Manon Brouillette, a member of Sonder’s board of directors, dated June 2020 granted her a right to acquire up to $1,000,000 of Sonder’s Series E Preferred Stock until June 2021. This right terminated on June 9, 2021.
Employment Agreements
Sonder has entered into employment agreements and offer letter agreements with certain of its executive officers. See the section titled “
Executive Compensation—Named Executive Officer Employment Arrangements
.”
Amended and Restated Investors’ Rights Agreement
Sonder is a party to the Amended and Restated Investors’ Rights Agreement, dated as of April 3, 2020, with certain holders of Sonder’s capital stock, including certain directors, officers and 5% holders of Sonder’s capital stock, which grants to such holders registration rights and information rights, among other things. This agreement will terminate upon the consummation of the Business Combination.
Amended and Restated Right of First Refusal and
Co-Sale
Agreement
Sonder is a party to the Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of April 3, 2020, with certain holders of Sonder’s capital stock including certain directors, officers and 5% holders of Sonder’s capital stock, which grants Sonder and certain stockholders the right to purchase shares of Sonder capital stock which certain stockholders propose to sell to other parties. This agreement will terminate upon the consummation of the Business Combination.
Amended and Restated Voting Agreement
Sonder is a party to the Amended and Restated Voting Agreement, dated as of April 3, 2020, with certain holders of Sonder’s capital stock including certain directors, officers and 5% holders of Sonder’s capital stock, where such stockholders agreed to vote their shares of Sonder capital stock on certain matters, including with respect to the election of directors. This agreement will terminate upon the consummation of the Business Combination
Director and Officer Indemnification
Sonder’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Sonder has entered into indemnification agreements with each of its directors. Following the Business Combination, Sonder expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of the Post-Combination Company. For additional information, see the section titled “
Description of Securities
—
Limitation of Liability and Indemnification.
”
Post-Combination Company Relationships and Related Party Transactions
Registration Rights Agreement
At the closing of the Business Combination, the Merger Agreement contemplates that the Company and the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which the Registration

Rights Holders will be entitled to certain registration rights with respect to (a) any (i) outstanding share of Common Stock or any Private Placement Warrants, (ii) shares of Common Stock issued upon the conversion of the Founder Shares and upon exercise of the Private Placement Warrants, (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Sonder Holders, (iv) Common Stock issued or issuable upon conversion of the Sonder Convertible Notes or upon exercise of the warrants issued pursuant to the Note Purchase Agreement, dated on or about March 12, 2021 between Sonder and the other parties thereto and (v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses “(i)” through “(iv)” by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder, subject to certain limitations set forth in the Registration Rights Agreement. For more information regarding the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements—Registration Rights Agreement
.”
Indemnification Agreements
The Amended and Restated Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Post-Combination Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Post-Combination Company.
The Post-Combination Company intends to enter into indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will, among other things, require the Post-Combination Company to indemnify each of its directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, executive officer or key employee in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors, executive officers or key employees or as a director, executive officer or key employee of any other company or enterprise to which the person provides services at the Post-Combination Company’s request.
Review, Approval or Ratification of Transactions with Related Persons
Effective upon the consummation of the Business Combination, the Post-Combination Company’s Board will adopt a written related person transactions policy that sets forth the Post-Combination Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Post-Combination Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Post-Combination Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to the Post-Combination Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Post-Combination Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Post-Combination Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Post-Combination

Company’s audit committee (or, where review by the Post-Combination Company’s audit committee would be inappropriate, to another independent body of the Post-Combination Company) for review. To identify related person transactions in advance, the Post-Combination Company will rely on information supplied by the Post-Combination Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Post-Combination Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	whether the transaction is fair to the Post-Combination Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the extent of the related person’s interest in the transaction;

•	whether there are business reasons for the Post-Combination Company to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer.
The Post-Combination Company’s audit committee will approve only those transactions that it determines are fair to it and in the Post-Combination Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of Company Securities
The following table sets forth information regarding the expected beneficial ownership of shares of Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming that no Public Shares are redeemed and, alternatively, that the maximum number of our shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding shares of Post-Combination Company Stock;

•	each of our named executive officers and directors;

•	each person who will become a named executive officer or director of the Post-Combination Company; and

•	all executive officers and directors of the Post-Combination Company as a group.
Immediately following the consummation of the Business Combination, the Post-Combination Company Stock will consists of Common Stock and the Post-Combination Company Special Voting Common Stock. Holders of Common Stock and Post-Combination Company Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Common Stock and Post-Combination Company Special Voting Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation (as it may be amended from time to time).
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
To our knowledge, no shares of Post-Combination Company Stock beneficially owned by any executive officer, director or director nominee have been pledged as security.
The beneficial ownership of Common Stock prior to the Business Combination is based on 56,250,000 shares of Common Stock (including 45,000,000 Public Shares and 11,250,000 Founder Shares) issued and outstanding in the aggregate as of June 30, 2021.
The expected beneficial ownership of shares of Post-Combination Company Stock immediately following the consummation of the Business Combination, assuming none of our Public Shares are redeemed, is based on an aggregate of 293,910,300 shares of Post-Combination Company Common Stock (based on an assumed Exchange Rate of 1.69 shares of Post-Combination Company Common Stock for each share of Sonder Common Stock) to be issued and outstanding immediately following the consummation of the Business Combination and has been determined based upon the following assumptions: (a) none of the persons set forth in the table below has purchased or purchases shares of Common Stock prior to or after the consummation of the Business Combination, other than in relation to the PIPE Investment; (b) 20,000,000 shares of Common Stock are issued to the PIPE Investors in the PIPE Investment; (c) the issuance of approximately 28,898,199 shares related to the exercise of Rollover Options issued to former holders of Sonder stock options (based on 17,099,526 outstanding Sonder Stock Options as of June 30, 2021 and assuming an Option Exchange Ratio equal to 1.69 and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination), (d) the issuance of each of the approximately 37,208,921 shares of our Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement (each of which corresponds to a share of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination and based on 22,017,113 outstanding Sonder Canada Exchangeable Common Shares outstanding as of June 30, 2021, (e) that approximately 14,500,000 shares of Common Stock in potential Earn-Out Shares will not be earned within 60 days of June 30, 2021 and are therefore excluded, (f) no exercise of Public Warrants or Private Placement Warrants, and (g) there are no other issuances of equity interests of the Post-Combination Company.
The expected beneficial ownership of shares of Post-Combination Company Stock immediately following consummation of the Business Combination, assuming that 15,001,216 Public Shares have been redeemed, is based on an aggregate of 278,909,084 shares of Post-Combination Company Common Stock (based on an assumed exchange rate of 1.69 shares of Post-Combination Company Common Stock for each share of Sonder Common Stock) to be issued and outstanding immediately following the consummation of the Business Combination and has been determined based on the following assumptions: (a) none of the persons set forth in the table below has purchased or purchases shares of Common Stock prior to or after the consummation of the Business Combination, other than in relation to the PIPE Investment; (b) 20,000,000 shares of Common Stock are issued to the PIPE Investors in the PIPE Investment; (c) the issuance of approximately 28,898,199 shares related to the exercise of Rollover Options issued to former holders of Sonder stock options (based on 17,099,526 outstanding Sonder Stock Options as of June 30, 2021 and assuming an Option Exchange Ratio equal to 1.69 and excluding any additional Discounted Earn Out Option Amount, which will be determined on or prior to the consummation of the Business Combination), (d) the issuance of each of the approximately 37,208,921 shares of our Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement (each of which corresponds to a share of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination and based on 22,017,113 outstanding Sonder Canada Exchangeable Common Shares outstanding as of June 30, 2021), (e) that approximately 14,500,000 shares of Common Stock in potential Earn-Out Shares will not be earned within 60 days of June 30, 2021 and are therefore excluded, (f) no exercise of Public Warrants or Private Placement Warrants, and (g) there are no other issuances of equity interests of the Post-Combination Company.

			After the Business Combination (1)
	Before the Business Combination ** (1)(2)		Assuming No Redemption		Assuming Maximum Redemption Shares of Class A Stock †
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of the Company
Gores Metropoulos Sponsor II, LLC (3)	11,175,000	19.9%	15,175,000	5.2%	15,175,000	5.4%
Dean Metropoulos	—	*	—	*	—	*
Alec Gores (3)	11,175,000	19.9%	15,175,000	5.2%	15,175,000	5.4%
Andrew McBride	—	*	—	*	—	*
Randall Bort	25,000	*	25,000	*	25,000	*
Michael Cramer	25,000	*	25,000	*	25,000	*
Joseph Gatto	25,000	*	25,000	*	25,000	*
All directors and executive officers as a group (6 individuals)	11,250,000	20.0%	15,250,000	5.2%	15,250,000	5.5%
Five Percent Holders
Entities affiliated with Fidelity (4)	—	*	18,553,210	6.3%	18,553,210	6.7%
Entities affiliated with Greenoaks (5)	—	*	18,252,877	6.2%	18,252,877	6.5%
Entities affiliated with Westcap (6)	—	*	16,954,914	5.8%	16,954,914	6.1%
Entities affiliated with Spark Capital (7)	—	*	16,891,444	5.7%	16,891,444	6.1%
Citadel GP LLC (8)	3,253,288	7.2%	3,253,288	1.1%	3,253,288	1.2%

				After the Business Combination (1)
	Before the Business Combination ** (1)(2)			Assuming No Redemption		Assuming Maximum Redemption Shares of Class A Stock †
Name and Address of Beneficial Owners	Number of Shares	%		Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Francis Davidson (9)(10)	—		*	13,292,989	4.5%	13,292,989	4.8%
Sanjay Banker (9)(11)	—		*	1,477,411	*	1,477,411	*
Satyen Pandya (9)(12)	—		*	13,957	*	13,957	*
Manon Brouillette (9)(13)	—		*	70,417	*	70,417	*
Nabeel Hyatt 7)	—		*	16,891,444	5.7%	16,891,444	6.1%
Frits Dirk van Paasschen (9)(14)	—		*	254,048	*	254,048	*

All executive officers and directors of the Post-Combination Company as a group (10 persons) (15)	—		*	33,311,847	11.3%	33,311,847	11.9%

*	Less than 1%.
**	Percentage of total voting power represents voting power with respect to all shares of the Class A Stock and Class F Stock, as a single class.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed has sole voting and investment power with respect to such shares.

(2)	Unless otherwise indicated, the business address of each of the entities, directors and executives listed directly below is 6260 Lookout Road, Boulder, Colorado 80301.
(3)
Represents shares held by Gores Metropoulos Sponsor II, LLC which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 11,175,000 shares of Class F Stock and 4,000,000 shares of Common Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that Gores Metropoulos Sponsor II, LLC may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated) and ultimately exercises voting and dispositive power of the securities held by Gores Metropoulos Sponsor II, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. Gores Metropoulos Sponsor II, LLC and its affiliates’ maximum total potential ownership interest in the Post- Combination Company is [●]%, which assumes (a) the conversion and exercise of all Private Placement Warrants, (b) that no Public Warrants are exercised, (c) the redemption of 15,001,216 Public Shares in accordance with the Maximum Redemption scenario, (d) that the Gores Metropoulos Sponsor II, LLC does not elect to syndicate any of the 4,000,000 shares to be purchased pursuant to the Sponsor Subscription Agreement, and (e) that no Earn Out Shares are issued.

(4)
Consists of [●] shares of Common Stock, which will be held of record by [●] (collectively referred to as “Fidelity”) assuming the consummation of the Business Combination and based on Sonder’s capitalization as of June 30, 2021. Includes 3,000,000 shares of Common Stock to be purchased by [●] in the PIPE Investment. The business address of Fidelity is [●].

(5)
Consists of [●] shares of Common Stock, which will be held of record by [●] (collectively referred to as “Greenoaks”) assuming the consummation of the Business Combination and based on Sonder’s capitalization as of June 30, 2021. The business address of Greenoaks is [●].

(6)
Consists of [●] shares of Common Stock, which will be held of record by [●] (collectively referred to as “Westcap”) assuming the consummation of the Business Combination and based on Sonder’s capitalization as of June 30, 2021. The business address of Westcap is [●].

(7)
Consists of [●] shares of Common Stock, which will be held of record by [●] (collectively referred to as “Spark”) assuming the consummation of the Business Combination and based on Sonder’s capitalization as of June 30, 2021. Nabeel Hyatt is expected to be a member of the Board of Directors of the Post-Combination Company and disclaims beneficial ownership of the shares held by the Spark entities except to the extent of his pecuniary interest therein. The business address of Spark is [●].

(8)
According to the Schedule 13G filed jointly by Citadel Advisors LLC, a Delaware limited liability company (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Kenneth Griffin (“Mr. Griffin”), with the SEC on May 14, 2021. Each of Citadel Advisors, CAH and CGP beneficially owned 3,253,288 Class A Stock. Additionally, each of Citadel Securities, CALC4 and CSGP beneficially owned 33,263 shares of Class A Stock. Citadel Advisors is the portfolio manager for Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin may be deemed to beneficially own 3,286,551 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation), (a) which constitutes 7.3% of the Class A Stock outstanding prior to the consummation of the Business Combination and (b) which would constitute 1.1% or 1.2% of the Post-Combination Company Stock outstanding following the consummation of the Business Combination assuming no redemption of the Company’s Class A Stock and assuming maximum redemption of the Company’s

Class A Stock, respectively. The business address of each of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(9)	The principal business address is c/o Sonder Holdings Inc., 101 15th Street, San Francisco, CA 94103.
(10)
Consists of (a) 4,752,791 shares of Common Stock to be held beneficially by Mr. Davidson, of which 1,729,347 shares are subject to the Company’s repurchase right at the original exercise price per share held the Post-Combination Company within 60 days of June 30, 2021 in the event of the termination of Mr. Davidson’s employment with the Post-Combination Company and (b) 8,540,198 shares of Post-Combination Company Special Voting Common Stock. Includes the effect of (x) Sonder’s repurchase of 1,500,000 shares of Sonder Common Stock, which is the estimated number of shares that Sonder will repurchase prior to the consummation of the Business Combination to extinguish a promissory note issued by Mr. Davidson to Sonder, with a total principal and accrued interest amount of $25.4 million as of June 30, 2021 (the actual number of shares repurchased will be determined before the completion of the Business Combination based on the value of the Sonder Common Stock and amount of principal and accrued interest at that time) and (y) Mr. Davidson’s sale of 1,829,268 shares of Post-Combination Company Common Stock to certain purchasers immediately following the consummation of the Business Combination for $8.20 per share for the purpose of satisfying personal tax liabilities related to his stock ownership and departure tax related to his move from Canada to the United States.

(11)	Consists of 1,477,411 shares of Common Stock subject to outstanding options which are exercisable within 60 days of June 30, 2021.
(12)	Consists of 13,957 shares of Common Stock subject to outstanding options which are exercisable within 60 days of June 30, 2021.
(13)	Consists of 70,417 shares of Common Stock subject to outstanding options which are exercisable within 60 days of June 30, 2021.
(14)
Consists of (a) 80,506 shares of Common Stock to be held directly by Mr. van Paasschen, (b) 95,062 shares of Common Stock subject to outstanding options which are exercisable within 60 days of June 30, 2021, and (c) 78,480 shares which may be acquired upon the exercise of Mr. van Paasschen’s right to acquire additional shares of Sonder Preferred Stock prior to the consummation of the Business Combination.

(15)	Includes 3,046,908 shares subject to outstanding options which are exercisable within 60 days of June 30, 2021 and Mr. van Paasschen’s right to acquire additional shares of Sonder Preferred Stock.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Company
Price Range of Company Securities
On January 20, 2021, the Public Units, each of which consists of one Public Share and one-fifth
of a Public Warrant, and the Public Shares began trading on Nasdaq under the symbols “GMIIU” and “GMII,” respectively. On March 12, 2021, we announced that holders of the Public Units could elect to separately trade the Public Shares and Public Warrants included in the Public Units. On March 15, 2021, the Public Shares and Public Warrants began trading on Nasdaq under the symbol “GMII” and “GMIIW.” Each Public Warrant entitles the holder to purchase one Public Share at a price of $11.50 per Public Share, subject to adjustment as described in Company’s final prospectus dated January 19, 2021 that was filed with the SEC on January 21, 2021. Only whole Public Warrants will be issued on separation of Public Units, and only whole Public Warrants may be traded and be exercised for Public Shares. The Public Warrants will become exercisable 30 days after the consummation of the Business Combination. Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation. Upon the consummation of the Business Combination, the Public Units will automatically separate into Public Shares and Public Warrants and, as a result, will no longer trade as a separate security and will be delisted from Nasdaq.
The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GMIIU) (1)		Public Shares (GMII) (2)		Public Warrants (GMIIW) (2)
	High	Low	High	Low	High	Low
Fiscal Year 2021:
Quarter ended June 30, 2021	$10.95	$10.01	$11.00	$9.80	$2.06	$1.02
Quarter ended March 31, 2021	$10.11	$10.04	$9.90	$9.81	$1.49	$1.06
Fiscal Year 2020:
Quarter ended December 31, 2020	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Began trading on January 20, 2021.
(2)	Began trading on March 15, 2021.
On April 29, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $10.25, $9.94 and $1.43, respectively.
Holders
At [●], 2021, there was [●] holder of record of the Public Units, [●] holder of record of our separately traded Public Shares, and [●] holder of record of the Company’s separately traded Public Warrants.
Dividend Policy
We have not paid any cash dividends on the Public Shares to date and do not intend to pay cash dividends prior to the consummation of the Business Combination.
Sonder
Price Range of Sonder’s Securities
Historical market price information regarding shares of Sonder Stock is not provided because there is no public market for Sonder Stock.
Dividend Policy
Sonder has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Company stockholders should read carefully this proxy statement/prospectus/consent solicitation statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus/consent solicitation statement. Please see the sections titled “
The Business Combination
” and “
The Merger Agreement and Related Agreements
” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Company stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
The Resolution
“RESOLVED
, that the Agreement and Plan of Merger, dated as of April 29, 2021 (as it may be amended from time to time, the “
Merger Agreement
”) (in the form attached to the proxy statement/prospectus/consent solicitation statement in respect of the meeting as
Annex A
) by and among the Company, Sunshine Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Sunshine Merger Sub II, LLC (defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“
Merger Sub II
”), and Sonder Holdings Inc., a Delaware corporation, and the Company’s entry into the same and the transactions contemplated thereby (such transactions, the “
Business Combination
”) be approved in all respects.”
Vote Required for Approval
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, we will not meet our conditions to closing and we may not consummate the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus/consent solicitation statement. Additionally, the Director Election Proposal is not conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or any other proposal set forth in this proxy statement/prospectus/consent solicitation statement.
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “
FOR
” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.
Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the record date, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock. As a result, approximately 38% of our Common Stock held by Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination

Proposal to be approved (assuming all of the outstanding shares of Common Stock are represented in person via the virtual meeting platform or by proxy, are entitled to vote at the Special Meeting and vote on the Business Combination Proposal).
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE NASDAQ PROPOSAL
Overview
Assuming the Business Combination Proposal and the Charter Proposal are approved, our stockholders are also being asked to approve the Nasdaq Proposal. The Company’s Public Units, Public Shares and Public Warrants are listed on Nasdaq and, as such, we are seeking stockholder approval for the issuance of approximately 237,660,300 additional shares of Post-Combination Company Stock which (a) includes 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued to the PIPE Investors pursuant to the Subscription Agreements, (b) assumes the issuance of approximately 28,898,199 shares of Common Stock related to the exercise of Rollover Options based on Sonder’s capitalization as of June 30, 2021 and (c) assumes approximately 37,208,921 shares of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination based on Sonder’s capitalization as of June 30, 2021 (each of which corresponds to a share of Common Stock reserved for issuance by the Company upon the exchange of the Post-Combination Canada Exchangeable Common Shares corresponding to such share of Post-Combination Company Special Voting Common Stock).
As contemplated by the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal and the ESPP Proposal, we intend to reserve [●] shares of Common Stock for grants of awards under the Management Equity Incentive Plan, [●] shares of Common Stock under the Incentive Plan, and [●] shares of Common Stock under the ESPP. For more information on the Management Equity Incentive Plan Proposal, please see the section titled “
Proposal No. 5—The Management Equity Incentive Plan Proposal
.” For more information on the Incentive Plan Proposal, please see the section titled “
Proposal No. 6—The Incentive Plan Proposal.
” For more information on the ESPP Proposal, please see the section titled “
Proposal No. 7—The ESPP Proposal
.”
The terms of the Aggregate Sonder Common Stock Consideration, the Management Equity Incentive Plan, the Incentive Plan and the ESPP are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as
Annex A
hereto and the form of the Registration Rights Agreement, which is attached as
Annex F
hereto. A copy of the Management Equity Incentive Plan is attached as
Annex I
hereto. A copy of the Incentive Plan is attached as
Annex J
hereto. A copy of the form of ESPP is attached as
Annex K
hereto. The discussion herein is qualified in its entirety by reference to such documents.
Why the Company Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, we may issue 20% or more of our outstanding Common Stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of Common Stock and Post-Combination Company Special Voting Common Stock in connection with the Business Combination. In addition, the Company intends to reserve for issuance shares of Common Stock for potential future issuances of Common Stock under the Management Equity Incentive Plan, the Incentive Plan and the ESPP.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, and assuming the Business Combination Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal and the ESPP Proposal are also approved, approximately 237,660,300 shares of Post-Combination Company Stock, which (a) includes 20,000,000 shares of Class A Stock (which will be reclassified into Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) to be issued to the PIPE Investors pursuant to the Subscription Agreements, (b) assumes the issuance of approximately 28,898,199 shares of Common Stock related to the exercise of Rollover Options based on Sonder’s capitalization as of June 30, 2021 and (c) includes approximately 37,208,921 shares of Post-Combination Company Special Voting Common Stock to be issued in the Business Combination based on Sonder’s capitalization as of June 30, 2021 (each of which corresponds to a share of Common Stock reserved for issuance by the Company upon the exchange of the Post-Combination Canada Exchangeable Common Shares corresponding to such share of Post-Combination Company Special Voting Common Stock), will be issued as consideration pursuant to the terms of the Merger Agreement and the PIPE Investment. In addition, [●] shares of Common Stock will be reserved for grants of awards under the Management Equity Incentive Plan, the Incentive Plan and the ESPP. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.
The Resolution
“
RESOLVED
, that for purposes of complying with applicable provisions of NASDAQ Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding voting power to Sonder equityholders in connection with the Business Combination, to grantees of awards under the Management Equity Incentive Plan, the Incentive Plan and the ESPP and to PIPE Investors in connection with the PIPE Investment be approved in all respects.”
Vote Required for Approval
The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, we will not meet our conditions to closing and we may not consummate the Business Combination. If the Business Combination Proposal, the Charter Proposal or the Director Election Proposal is not approved, this Nasdaq Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 — THE CHARTER PROPOSAL
Overview
Our stockholders are being asked to adopt the Amended and Restated Certificate of Incorporation in the form attached hereto as
Annex B,
which will take effect before the Business Combination and, in the judgment of our Board, is necessary to adequately address the needs of the Post-Combination Company. The following is a summary of the key changes effected by the Amended and Restated Certificate of Incorporation as compared to our Current Company Certificate, which is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation:

•	change the Company’s name to “Sonder Holdings Inc.”;

•	change the nature of the business or purpose of the Company to “any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law”;

•
increase the Company’s total number of authorized shares of all classes of stock from 441,000,000 authorized shares to 4,500,000,000 authorized shares, which would consist of (i) increasing the Common Stock from 440,000,000 authorized shares to 2,250,000,000 authorized shares, (ii) authorizing the creation of the Company’s Special Voting Common Stock, which will consist of 2,000,000,000 authorized shares, (iii) eliminating the authorization of the Company’s Class F Stock, (iv) eliminating the authorization of the Company’s Class A Stock, and (v) increasing the Company’s Preferred Stock from 1,000,000 authorized shares to 250,000,000 authorized shares;

•	cause the reclassification and change of our outstanding shares of Class A Stock and Class F Stock into Common Stock and make certain conforming changes;

•	provide that the Company’s board of directors shall be divided into three classes as nearly equal in size as is practicable and that a director of the Company can only be removed for cause;

•
remove the provision in the Current Company Certificate providing that the Company renounces its interest in any corporate opportunity offered to any director or officer of the Company unless such opportunity is expressly offered to such person solely in his or her capacity as the Company’s director or officer and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue; and

•
require the approval by affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Company to make amendments to certain provisions of the Amended and Restated Certificate of Incorporation relating to authorized shares and preferred stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, enforceability and amendments.

Reasons for the Approval of the Charter Proposal
Each of these amendments was negotiated as part of the Business Combination, and was insisted upon by Sonder as a condition to moving forward with the Business Combination. In approving these amendments to the Current Company Certificate as part of the approval of the Business Combination, our Board evaluated precedent provisions contained in the charters of other publicly traded hospitality companies, noting the provisions were generally consistent with other precedent publicly traded technology companies. In addition to the foregoing, our Board’s other reasons for proposing each of these amendments to the Current Company Certificate are set forth below:

•
Amending Article I to change the Company’s name to “Sonder Holdings Inc.” Previously, the Company’s name was Gores Metropoulos II, Inc. Our Board believes the name of the Post-Combination Company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

•
Amending Article II to provide that the nature of the business purpose of the Company is “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”. Our Board believes this change is appropriate to remove language applicable to a blank check company.

•
Amending Article IV to increase the Company’s total number of authorized shares of all classes of Common Stock from 441,000,000 authorized shares to 4,500,000,000 authorized shares, which would consist of (i) increasing the Common Stock from 440,000,000 authorized shares to 2,250,000,000 authorized shares, (ii) authorizing the creation of the Company’s Special Voting Common Stock, which will consist of 2,000,000,000 authorized shares, (iii) eliminating the authorization of the Company’s Class F Stock, (iv) eliminating the authorization of the Company’s Class A Stock and (v) increasing the Company’s Preferred Stock from 1,000,000 authorized shares to 250,000,000 authorized shares. The amendment provides for the automatic reclassification and change of the issued and outstanding Class A Stock and Class F Stock, and the elimination of the authorized Class A Stock and Class F Stock, which will facilitate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Common Stock if determined by our Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•
Removing Article X providing that the Company renounces its interest in any corporate opportunity offered to any director or officer of the Company unless such opportunity is expressly offered to such person solely in his or her capacity as the Company’s director or officer and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue. The Board believes that the removal of the corporate opportunity doctrine provisions ensures that directors, officers and certain stockholders may not to take advantage of opportunities beneficial to the Post-Combination Company for themselves without first disclosing the opportunity to the Post-Combination Company and giving the Post-Combination Company Board the opportunity to pursue or decline the opportunity on behalf of the Post-Combination Company.

•
Amending Article V to provide that the Company’s board of directors shall be divided into three classes as nearly equal in size as is practicable and that a director of the Company may only be removed for cause. The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In addition, our Board believes that a voting requirement that only allows removal for cause encourages any person seeking control of the Post-Combination Company to negotiate with our Board to reach terms that are appropriate for all stockholders.

•
Amending Article XI to require the approval by at least
two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Company to make amendments to certain provisions of the Amended and Restated Certificate of Incorporation relating to authorized shares and preferred stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, enforceability and amendments. The amendment is intended to protect key provisions of the Amended and Restated Certificate of Incorporation from arbitrary amendment, to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.

The Resolution
“
RESOLVED
, that the Amended and Restated Certificate of Incorporation of the Company in the form attached to the proxy statement/prospectus/consent solicitation statement be adopted.”

Vote Required for Approval
The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Business Combination Proposal, the Nasdaq Proposal or the Director Election Proposal is not approved, this Charter Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE CHARTER PROPOSAL.

PROPOSAL NO. 4 — THE GOVERNANCE PROPOSALS
Overview
Our stockholders are being asked to vote on a separate proposal with respect to certain governance provisions in the Amended and Restated Certificate of Incorporation, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding
advisory basis. Each of these amendments was negotiated as part of the Business Combination and, in the judgment of our Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding
advisory vote on these proposals, the Company and Sonder intend that the Amended and Restated Certificate of Incorporation in the form set forth on
Annex B
will take effect in connection with the Business Combination, assuming adoption of Proposal No. 3.
Proposal
Proposal No. 4A: Change in Authorized Shares
Description of Amendment
The amendment would increase the Company’s total number of authorized shares of all classes of capital stock from 441,000,000 shares to 4,500,000,000 shares, by (i) increasing the Common Stock from 440,000,000 authorized shares to 2,250,000,000 authorized shares (after giving effect to the reclassification of each outstanding share of Class A Stock and Class F Stock upon the filing of the Amended and Restated Certificate of Incorporation into one share of Common Stock), (ii) authorizing the creation of the Post-Combination Company Special Voting Common Stock, which will consist of 2,000,000,000 authorized shares, (iii) decreasing the Company’s Class F Stock from 40,000,000 authorized shares to zero shares (after giving effect to the reclassification of each outstanding share of Class F Stock upon the filing of the Amended and Restated Certificate of Incorporation into one share of Common Stock) and (iv) increasing the Company’s Preferred Stock from 1,000,000 authorized shares to 250,000,000 shares.
Reasons for the Amendment
The amendment provides for the reclassification of the issued and outstanding Class A Stock and Class F Stock into Common Stock, and the elimination of the authorized Class F Stock, which is required in order to effectuate the closing of the Business Combination. Additionally, the authorization of the Post-Combination Company Special Voting Common Stock allows the Company to effectuate the Business Combination by providing comparable shares to exchange for Sonder Special Voting Stock.
The increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Common Stock if determined by the Post-Combination Company Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, the Management Equity Incentive Plan, the Incentive Plan, the ESPP or otherwise in the ordinary course of business, the additional authorized shares of Common Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Post-Combination Company’s authorized but unissued shares of the Company’s Common Stock and Preferred Stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.
Since the Post-Combination Company stockholders will have no preemptive rights, the Post-Combination Company board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the Post-Combination Company board.
If approved, the additional shares of the Common Stock and Post-Combination Company Special Voting Common Stock will have rights as described in “
Description of Securities
.” Incidental effects of the increase in the outstanding number of shares of the Post-Combination Company may include dilution of ownership and voting power of existing holders of the Post-Combination Company’s Common Stock. The Post-Combination Company could also use the increased number of shares of the Post-Combination Company Stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of the Post-Combination Company Common Stock.
Proposal No. 4B: Classified Board
Description of Amendment
The amendment would divide the Board into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.
Reasons for the Amendment
The Board has evaluated the merits of a classified board structure in light of the Company’s continuing commitment to accountability and high standards of corporate governance, and determined that the classification of directors is in the best interests of stockholders. This amendment would create three separate classes of directors on the Board effective immediately upon the filing of the Amended and Restated Certificate of Incorporation. As discussed elsewhere in this proxy statement/prospectus/consent solicitation statement, the Post-Combination Company Board is expected to be composed of [●] directors in Class I (expected to be [●] and [●]), [●] directors in Class II (expected to be [●], [●] and [●]) and [●] directors in Class III (expected to be [●], [●] and [●]). The term of the initial Class I Directors will expire at the first annual meeting of Post-Combination Company stockholders, the term of the initial Class II Directors will expire at the second annual meeting of Post-Combination Company stockholders, and the term of the initial Class III Directors will expire at the third annual meeting of Post-Combination Company stockholders. At each annual meeting of Post-Combination Company stockholders, beginning with the first annual meeting of Post-Combination Company stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Proposal No. 4C: Application of the Doctrine of Corporate Opportunity
Description of Amendment
The amendment removes limitations contained in the Current Company Certificate with respect to the application of the doctrine of corporate opportunity under certain circumstances. By doing so, the doctrine of “corporate opportunity” will apply to the Post-Combination Company.
Reasons for the Amendment
The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as the Post-Combination Company, to renounce any interest or expectancy of the corporation in certain business opportunities. The Current Company Certificate currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Amended and Restated Certificate of Incorporation will not contain this provision. Accordingly, the doctrine of “corporate opportunity” will apply to the Post-Combination Company.
Proposal No. 4D: Required Stockholder Vote to Amend the Certificate of Incorporation of the Company
Description of Amendment
The amendment would require the approval by at least
two-thirds
of the voting power of all of the then outstanding shares of Post-Combination Company Stock to amend certain provisions of the Amended and Restated Certificate of Incorporation relating to rights, powers, preferences, privileges, restrictions and other matters relating to the Post-Combination Company Stock, preferred stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, enforceability and amendments.
Reasons for the Amendment
The amendment is intended to protect key provisions of the Amended and Restated Certificate of Incorporation from arbitrary amendment, to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.
The Resolution
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Authorized Shares: change the capitalization of the Company by increasing the Company’s total number of authorized shares of all classes of capital stock from 441,000,000 shares to 4,500,000,000 shares, by (i) increasing the Common Stock from 440,000,000 authorized shares to 2,250,000,000 authorized shares (after giving effect to the reclassification of each outstanding share of Class A Stock and Class F Stock upon the filing of the Amended and Restated Certificate of Incorporation into one share of Common Stock), (ii) authorizing the creation of the Post-Combination Company Special Voting Common Stock, which will consist of 2,000,000,000 authorized shares, (iii) decreasing the Post-Combination Company’s Class F Stock from 40,000,000 authorized shares to zero shares (after giving effect to the reclassification of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Common Stock) and (iv) increasing the Company’s Preferred Stock from 1,000,000 authorized shares to 250,000,000 shares.”
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Classified Board: the board of directors of the Company be classified into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term.”
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Application of the Doctrine of Corporate Opportunity: Provisions in the Current Company Certificate providing that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Company Certificate or in the future and that the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Company unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue be removed from the Amended and Restated Certificate of Incorporation.”
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Required Stockholder Vote to Amend the Certificate of Incorporation of the Company: a resolution adopted by a majority of the Post-Combination Company Board and the approval by at least two-thirds
of the voting power of all of the then outstanding shares of Post-Combination Company Stock be required to amend certain provisions of the Amended and Restated Certificate of Incorporation relating to rights, powers, preferences, privileges, restrictions and other matters relating to the Post-Combination Company Stock, preferred stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, enforceability and amendments.”
Vote Required for Approval
The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.
As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on us, Sonder, our Board or the Sonder Board. Accordingly, regardless of the outcome of the non-binding
advisory vote, we and Sonder intend that the proposed Amended and Restated Certificate of Incorporation, in the form set forth on
Annex B
and containing the provisions noted above, will take effect in connection with the Business Combination, assuming adoption of the Charter Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 5 — THE MANAGEMENT EQUITY INCENTIVE PLAN PROPOSAL
Overview
We are seeking stockholder approval for the 2021 Management Equity Incentive Plan (the “
Management Equity Incentive Plan”
). The Management Equity Incentive Plan is being adopted in connection with the Merger Agreement and will become effective upon the completion of the First Merger.
Approval of the Management Equity Incentive Plan will enable us to grant equity awards based on certain triggering events, as described further below, based on the terms of the Management Equity Incentive Plan. We anticipate that we will use these equity awards as an incentive and retention tool as we shift Sonder to a public operation and compete for talent and drive expansion in the public space. If the Management Equity Incentive Plan is not approved by our stockholders, it will not become effective and no stock awards will be granted thereunder.
Key Plan Provisions

•	The Management Equity Incentive Plan will continue until terminated by our Board or our compensation committee;

•	The Management Equity Incentive Plan provides for the grant of restricted stock units;

•
Up to 14,500,000 shares of Common Stock may become authorized for issuance pursuant to awards under the Management Equity Incentive Plan, depending on the occurrence of Triggering Events, as described below;

•	The Management Equity Incentive Plan will be administered by our Board or, if designated by our Board, our compensation committee.
Summary of the Management Equity Incentive Plan
The following paragraphs provide a summary of the principal features of the Management Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Management Equity Incentive Plan and is qualified in its entirety by the specific language of the Management Equity Incentive Plan. A copy of the Management Equity Incentive Plan is attached to this proxy statement/prospectus/consent solicitation statement as
Annex I
.
Purposes of the Management Equity Incentive Plan
The purposes of the Management Equity Incentive Plan are to attract and retain personnel for positions with the Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with the Company (such entities are referred to herein as, the company group); to provide additional incentive to employees and consultants; and to promote the success of our business. These incentives will be provided through the grant of restricted stock units as the administrator of the Management Equity Incentive Plan may determine.
Eligibility
The Management Equity Incentive Plan provides for the grant of restricted stock units to employees and consultants of the Company and the company group. Following the Closing, we expect the Company to have, collectively, [●] employees (including our employee directors) and [●] consultants.
Authorized Shares
Subject to the adjustment provisions contained in the Management Equity Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Management Equity Incentive Plan is 14,500,000 shares. The shares may be authorized, but unissued, or reacquired Common Stock.
One-sixth
of the

share pool becomes available for issuance based on the occurrence of each of six distinct triggering events, which occur if the Common Share Price (as such term is defined in the Merger Agreement) is equal to or greater than $13.00, $15.50, $18.00, $20.50, $23.00, or $25.50, respectively (each such event, a “
Triggering Event”
), within the five year period after the Lockup Expiration Date (as such term is defined in the Merger Agreement) (the “
Incentive Period”
).
For the avoidance of doubt, (i) each applicable Triggering Event may occur only once, if at all, and in no event may participants be entitled to receive awards in the aggregate covering more than 14,500,000 shares under the Management Equity Incentive Plan, and (ii) shares are not required to be issued in connection with or immediately following a Triggering Event.
Notwithstanding the foregoing, if, during the Incentive Period, there is a Change of Control (as such term is defined in the Merger Agreement) that will result in the holders of Common Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event that has not occurred prior to the date of such Change of Control (each such triggering event a “
CIC Triggering Event”
), then immediately prior to the consummation of such Change of Control (a) each CIC Triggering Event shall be deemed to have occurred and (b) all shares issuable upon the occurrence of any such CIC Triggering Event may be issued under the Management Equity Incentive Plan.
Generally, if an award is forfeited to or reacquired by us due to the failure to vest, the forfeited shares that were subject to such awards will become available for future grant under the Management Equity Incentive Plan (unless it has terminated). Shares that actually have been issued under the Management Equity Incentive Plan under any award will not be returned to the Management Equity Incentive Plan and will not become available for future distribution under the Management Equity Incentive Plan, nor will Shares used to satisfy tax withholding obligations. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Management Equity Incentive Plan, will adjust the number and class of shares that may be delivered under the Management Equity Incentive Plan and/or the number and class of shares covered by each outstanding award, and the numerical share limits contained in the Management Equity Incentive Plan.
Plan Administration
The Board or a committee appointed by the Board will administer the Management Equity Incentive Plan and is referred to as the administrator. Different administrators may administer the Management Equity Incentive Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the Management Equity Incentive Plan and revoke the delegation of some or all authority previously delegated.
Subject to the terms of the Management Equity Incentive Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the Management Equity Incentive Plan. The administrator will have the power to administer the Management Equity Incentive Plan, including but not limited to the power to construe and interpret the Management Equity Incentive Plan and awards granted under the Management Equity Incentive Plan, to determine whether a Triggering Event or CIC Triggering Event have occurred and make any other determinations related to a Triggering Event, and determine the terms of awards, including but not limited to the number of shares of Common Stock subject to each award and the time when awards may vest (including the ability to accelerate the vesting of awards, subject to the terms of the Management Equity Incentive Plan;

provided that a Triggering Event may not be waived by the administrator). The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the Management Equity Incentive Plan. The administrator will also have the authority to amend awards, subject to the provisions of the Management Equity Incentive Plan. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to the Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Restricted Stock Units
Restricted stock units may be granted under the Management Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment, provided that under no circumstance may the number of shares subject to restricted stock units that vest or otherwise become issuable to participants exceed the number of shares that become available for issuance pursuant to the terms of the Management Equity Incentive Plan. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both, subject to the limitations of the preceding sentence.
Non-Transferability
of Awards
Unless the administrator provides otherwise, the Management Equity Incentive Plan generally does not allow for the transfer or disposal of awards. Any unauthorized transfer will be void.
Dissolution or Liquidation.
If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The Management Equity Incentive Plan provides that if there is a merger or a “change in control” (as defined under the Management Equity Incentive Plan) of the Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the Management Equity Incentive Plan.
If the successor corporation does not continue an award (or some portion of such award), all restrictions on such outstanding award (or portion thereof) will lapse, and, regarding such outstanding award of (or portion thereof) with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, provided that under no circumstance may the number of shares subject to restricted stock units that vest or otherwise become issuable to participants exceed the number of shares that become available for issuance pursuant to the terms of the Management Equity Incentive Plan; provided, further that, nothing in the plan will require or permit the acceleration of a Triggering Event other than a CIC Triggering Event. In no event will vesting of an award accelerate as to more than 100% of the award.

Forfeiture and Clawback
All awards granted under the Management Equity Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement on the applicable grant date as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.
Amendment or Termination
The Management Equity Incentive Plan will become effective upon the latest of adoption, stockholder approval and the Closing and will continue in effect until terminated by the administrator. In addition, the Board will have the authority to amend, suspend, or terminate the Management Equity Incentive Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.
Summary of Material U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Management Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of [●], 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant on the settlement date. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Section 409A
Section 409A of the U.S. Tax Code provides certain requirements for non-qualified
deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Management Equity Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Management Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE MANAGEMENT EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Number of Awards Granted to Employees and Consultants
The number of awards that an employee or consultant may receive under the Management Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.
Vote Required for Approval
Approval of the Management Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Management Equity Incentive Plan Proposal will have no effect on the Management Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Management Equity Incentive Plan Proposal.
The Management Equity Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal is not approved, the Management Equity Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Management Equity Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE MANAGEMENT EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL
Overview
We are seeking stockholder approval for the 2021 Equity Incentive Plan (the “
Incentive Plan
”). The Incentive Plan is being adopted in connection with the Merger Agreement and will become effective upon the Closing. The Incentive Plan is intended to replace the Sonder 2019 Equity Incentive Plan, as amended, which will expire as to future grants as of the effective date of the Business Combination. Approval of the Incentive Plan will allow us to provide equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value.
Our Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the Incentive Plan increase our ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps us to recruit, reward, motive, and retain talented personnel. Our Board believes that the approval of the Incentive Plan is essential to our continued success, and in particular, our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we will compete. Such awards are also crucial to our ability to motivate employees to achieve our goals.
Key Plan Provisions

•
The Incentive Plan will continue until terminated by our Board or our compensation committee, but (i) no incentive stock options may be granted after ten years from the earlier of the Board or stockholder approval of the Incentive Plan and (ii) the Incentive Plan’s automatic share reserve increase (as described below) will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Incentive Plan;

•
The Incentive Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards;

•
[●]shares of Common Stock will be authorized for issuance pursuant to awards under the Incentive Plan, plus up to [●] shares of Common Stock that may become available for issuance as a result of recycling of assumed awards outstanding immediately prior to the Closing, as described below;

•
The Incentive Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending with the 2031 fiscal year, in an amount equal to the least of (i) [●]shares, (ii) 5% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the administrator.

•	The Incentive Plan will be administered by our Board or, if designated by our Board, our compensation committee.
Summary of the Incentive Plan
The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Incentive Plan and is qualified in its entirety by the specific language of the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus/consent solicitation statement as
Annex J
.

Purposes of the Incentive Plan
The purposes of the Incentive Plan are to attract and retain personnel for positions with the Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with the Company (such entities are referred to herein as, the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the Incentive Plan may determine.
Eligibility
The Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Company and the company group. Following the Closing, we expect the Company to have, collectively, [●]
non-employee
directors and approximately [●] employees (including our employee director) and [●] consultants.
Authorized Shares
Subject to the adjustment provisions contained in the Incentive Plan and the evergreen provision described below, the maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan is (i) [●] shares of Common Stock, plus (ii) any shares of Common Stock subject to stock options other awards that were assumed in the Merger and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares to be added to the Incentive Plan pursuant to clause (ii) equal to [●] shares of Common Stock. The Incentive Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Common Stock available for issuance under the Incentive Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:

•	[●] shares of Common Stock;

•	5% of the total number of shares of Common Stock outstanding as of the last day of our immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.
The Incentive Plan provides that the evergreen provision will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Incentive Plan.
Generally, if an award expires or becomes unexercisable without having been exercised or settled in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the Incentive Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the Incentive Plan under any award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.
If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,

spin-off,
combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Incentive Plan, will adjust the number and class of shares that may be delivered under the Incentive Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the Incentive Plan.
Plan Administration
The Board or a committee appointed by the Board will administer the Incentive Plan and is referred to as the administrator. Different administrators may administer the Incentive Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the Incentive Plan and revoke the delegation of some or all authority previously delegated. In no event shall any officer of the Company or any of its subsidiaries be delated the authority to grant awards to, or amend awards held by, officers or non-employee
directors.
Subject to the terms of the Incentive Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the Incentive Plan. The administrator will have the power to administer the Incentive Plan, including but not limited to the power to construe and interpret the Incentive Plan and awards granted under the Incentive Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the Incentive Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the Incentive Plan. The administrator may institute and determine the terms and conditions of an exchange program, subject to any required stockholder consent, under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to the Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Stock Options
Options may be granted under the Incentive Plan. Subject to the provisions of the Incentive Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than ten years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, the term of such option must not exceed five years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the Incentive Plan. Subject to the provisions of the Incentive Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of Common Stock between the exercise date and the date of grant. Subject to the provisions of the Incentive Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be no more than ten years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the Incentive Plan.
Restricted Stock
Restricted stock may be granted under the Incentive Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.
Restricted Stock Units
Restricted stock units may be granted under the Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.
Performance Awards
Performance awards may be granted under the Incentive Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.
Non-Employee
Directors
The Incentive Plan provides that any
non-employee
director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the Incentive Plan) with an aggregate value of more than $[●], increased to $[●] in connection with the non-employee
director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the Incentive Plan to a non-employee
director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee
director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee
directors.
Non-Transferability
of Awards
Unless the administrator provides otherwise, the Incentive Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.
Dissolution or Liquidation
If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The Incentive Plan provides that if there is a merger or a “change in control” (as defined under the Incentive Plan) of the Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the Incentive Plan.
If the successor corporation does not continue an award (or some portion of such award), then, solely with respect to any such award (or portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the unvested and outstanding award. If options or stock appreciation rights are not continued when a change in control or a merger of the Company with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a
non-employee
director, in the event of a change in control, the
non-employee
director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.
Forfeiture and Clawback
All awards granted under the Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.
Amendment or Termination
The Incentive Plan will become effective upon the Closing and will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after ten years from the earlier of the Board or stockholder approval of the Incentive Plan and (ii) the Incentive Plan’s automatic share reserve increase (as described below) will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Incentive Plan. In addition, the Board will have the authority to amend, suspend, or terminate the Incentive Plan or an outstanding award, but such action generally may not materially impair the rights of any participant without his or her written consent.
Summary of Material U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations as of [●], 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the U.S. Tax Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option in a qualifying disposition which would be after both the two-year
anniversary of the date the option was granted and the
one-year
anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.
However, if the participant disposes of such shares in a disqualifying disposition e.g. either on or before the two-year
anniversary of the date of grant or on or before the
one-year
anniversary of the date of exercise, any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.
Nonstatutory Stock Options
A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.
Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock Awards
A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance Awards
A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A of the U.S. Tax Code provides certain requirements for non-qualified
deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Number of Awards Granted to Employees, Consultants and Directors
The number of awards that an employee, director, or consultant may receive under the Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.
Vote Required for Approval
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.
The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal. If any of the Business Combination

Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal is not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ESPP PROPOSAL
In this Proposal No. 7, we are asking our stockholders to approve the 2021 Employee Stock Purchase Plan (the “
ESPP
”). On [●], our Board adopted the Employee Stock Purchase Plan, subject to stockholder approval. If the Employee Stock Purchase Plan is approved by our stockholders, the Employee Stock Purchase Plan will become effective on the closing of the Business Combination. If the Employee Stock Purchase Plan is not approved by our stockholders, it will not become effective and no shares will be granted thereunder. The Employee Stock Purchase Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, a copy of which is attached hereto as
Annex K
.
Overview
The ESPP is being adopted in connection with the Merger Agreement and will become effective upon the Closing.
The ESPP will provide eligible employees an opportunity to purchase shares of Common Stock at a discount through accumulated contributions of their earned compensation. The Board has determined that offering an employee stock purchase plan is important to the Company’s ability to compete for talent. The ESPP will become a significant part of the Company’s overall equity compensation strategy (especially with respect to the Company’s nonexecutive employees) if it is approved by our stockholders.
Non-approval
of the ESPP will mean that the Company may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Company from successfully attracting and retaining highly skilled employees.
The ESPP’s initial share reserve is [●] shares of Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Board or the compensation committee.
The Board believes that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to the success of the Company. The ESPP provides a significant incentive by allowing employees to purchase shares of Common Stock at a discount.
Purpose of the ESPP
The purpose of the ESPP is to provide eligible employees of the Company with an opportunity to purchase shares of Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the U.S. Tax Code (the “
Section 423 Component
”). In addition, the ESPP authorizes the grant of purchase rights that do not qualify under U.S. Tax Code Section 423 (the “
Non-Section 423
Component
”) pursuant to rules, procedures or
sub-plans
adopted by the administrator that are designed to achieve desired tax or other objectives.
Summary of the ESPP
The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is attached to this proxy statement/prospectus/consent solicitation statement as
Annex K
.
Shares Available for Issuance
Subject to adjustment upon certain changes in the Company’s capitalization as described in the ESPP, the maximum number of shares of Common Stock that will be available for issuance under the ESPP will be [●]

shares. The shares may be authorized, but unissued, or reacquired Common Stock. The number of shares available for issuance under the ESPP will be automatically increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending with the 2041 fiscal year equal to the least of:

•	[●] shares of Common Stock;

•	1% of the total number of shares of Common Stock outstanding as of the last day of our immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.
We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of the shares of Common Stock.
Administration
The ESPP will be administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws. We expect the Board’s compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the
Non-Section
423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a
non-U.S.
jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.
Eligibility
Generally, all of our employees will be eligible to participate if they are customarily employed by the Company, or any participating subsidiary or affiliate of the Company, for at least 20 hours per week and more than 5 months in any calendar year; provided, that, eligibility for the Non-Section 423 Component is limited to individuals not eligible for the Section 423 Component. Following the Closing, we expect the Company to have, collectively, [●] employees (including our employee directors).
The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least 2 years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares under the ESPP if such employee:

•
immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of any parent or subsidiary of the Company; or

•
holds rights to purchase shares under all employee stock purchase plans of the Company or any parent or subsidiary of the Company that accrue at a rate that exceeds $25,000 worth of shares for each calendar year in which such rights are outstanding at any time.

Offering Periods
The ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the U.S. Tax Code and a component that allows the Company to make offerings not intended to qualify under Section 423 of the U.S. Tax Code to designated companies, as described above and in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected; provided, however, that if no purchase period is designated by the administrator for the applicable offering, the purchase period for each corresponding offering period shall be the same as the applicable offering period. No offering period may last more than 27 months.
Contributions
The ESPP will permit participants to purchase shares of Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.
Exercise of Purchase Right
Amounts contributed and accumulated by the participant will be used to purchase shares of Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be 85% of the fair market value of Common Stock on the first trading day of the offering period or on the exercise date (which is generally the last trading day of a purchase period), whichever is lower. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.
Termination of Participation
Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability
Neither contributions credited to a participant’s account nor rights to purchase shares of Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.
Certain Transactions
In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of shares of Common Stock or our other securities, or other change in the Company’s corporate structure affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of shares that may be delivered under the ESPP, the purchase price per share, the class and the number of shares covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.
In the event of the Company’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
In the event of our merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
Amendment; Termination
The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2041, unless it is terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.
Summary of Material U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Section 423 Component of the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or
non-U.S.
jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The Section 423 Component of the ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of Common Stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of Common Stock.
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired or more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.
In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.
If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.
Number of Awards Granted to Employees
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of Common Stock that may be purchased under the ESPP is determined, in part, by the price of Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the aggregate number of shares of Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; and all other current employees who are not executive officers, as a group, who may participate in the ESPP are not determinable. Nonemployee members of the board of directors are not eligible to participate in the ESPP.
Vote Required for Approval
Approval of this ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.
This ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal is not approved, the ESPP Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of this ESPP is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE ESPP PROPOSAL.

PROPOSAL NO. 8 — THE DIRECTOR ELECTION PROPOSAL
Overview
Under Section 211(b) of the DGCL, we are required to hold an annual meeting of stockholders for the purpose of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. The Special Meeting will be held in lieu of the 2021 annual meeting of stockholders. Pursuant to the Current Company Certificate, each director on the Company Board holds office until his or her respective successor is duly elected and qualified. In this Proposal No. 8, we are asking our holders of Class F Stock to approve a proposal to re-elect
the Company’s four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified.
For more information on the experience of the directors on the current Company’s Board, please see the section titled “Management of the Company.”
Pursuant to the Current Company Certificate, prior to the initial business combination, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election. In connection with the closing of the Business Combination, we anticipate that Messrs. Metropoulos, Bort, Cramer, and Gatto (the
“Resigning Directors
”) will submit their resignations from their positions as member of the Company’s Board and of any committee thereof (conditioned upon and effective as of the consummation of the Business Combination) and will appoint Francis Davidson, Nabeel Hyatt, Frits Dirk van Paasschen, and Manon Brouillette to the Post-Combination Company Board, effective as of immediately after the consummation of the Business Combination. See the section titled “
Management After the Business Combination
.”
The Resolution
“
RESOLVED
, that each of Messrs. Metropoulos, Bort, Cramer and Gatto be elected and shall serve as a director on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified.”
Vote Required for Approval
Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal or the Director Election Proposal, we will not meet our conditions to closing and we may not consummate the Business Combination. This Director Election Proposal is not conditioned upon the approval any other proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE ELECTION OF EACH OF THE FOUR DIRECTOR NOMINEES
TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the chairman of the Special Meeting, at their option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved.
The Resolution
“RESOLVED, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved, at the Special Meeting be confirmed, ratified and approved.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, Management Equity Incentive Plan Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ACCOUNTING TREATMENT
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders will continue to control the Post-Combination Company. Sonder stockholders will have the largest voting interest in the
Post-Combination
Company and the Board of Directors of the post-combination company will be comprised of Sonder members only. Sonder management will hold executive management roles (CEO, CFO, CTO, among others) for the post-combination company and be responsible for the day-to-day
operations, and the
post-combination
company will assume the Sonder name. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Sonder in future reports of the Post-Combination Company.
LEGAL MATTERS
The legality of shares of Common Stock offered by the proxy statement/prospectus/consent solicitation statement will be passed upon for the Company by Weil, Gotshal & Manges LLP.
EXPERTS
The financial statements of Gores Metropoulos II, Inc. as of December 31, 2020, and for the period from July 21, 2020 (inception) through December 31, 2020, have been included herein and in the proxy statement/prospectus/consent solicitation statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Sonder Holdings Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus/consent solicitation statement have been so included in reliance on the report of Deloitte & Touche LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
APPRAISAL RIGHTS
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.
Under Section 262 of the DGCL, if a Sonder stockholder does not wish to accept the merger consideration to be paid in the First Merger (the
“
Merger Consideration
”), as provided in the Merger Agreement, does not consent to the adoption of the Merger Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the First Merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Sonder stock and to receive payment in cash for the fair value of his, her or its shares of Sonder stock exclusive of any element of value arising from the accomplishment or expectation of the First Merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Sonder stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Sonder stock as determined by the Court of Chancery may be more or less than, or the same as, the Merger Consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Sonder stock under the terms of the Merger Agreement. Sonder Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law.
Sonder Stockholders who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.
This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that a Sonder stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as
Annex L
to this proxy statement/prospectus/consent solicitation statement and is incorporated herein by reference.
Annex L
should be reviewed carefully by any Sonder stockholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Sonder stock immediately prior to the effective time of the First Merger as to which appraisal rights are asserted.
A person having a beneficial interest in shares of Sonder stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Section 262 of the DGCL requires that if the First Merger is approved by a written consent of stockholders in lieu of a meeting of stockholders, each of the stockholders entitled to appraisal rights must be given notice of the approval of the First Merger and that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the First Merger is approved and no later than 10 days after the effective time of the First Merger. Only those Sonder stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice will be given by Sonder. If given on or after the effective time of the First Merger, the notice must also specify the effective date of the First Merger; otherwise, a supplementary notice will provide this information.
This proxy statement/prospectus/consent solicitation statement is not intended to constitute either such notice. If you want to demand appraisal of your Sonder stock, do not send in your demand before the date of such notice of approval of the First Merger because a demand for appraisal made prior to the date of giving such notice may not be effective to perfect your rights.
Following Sonder’s receipt of sufficient written consents to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, Sonder will send all non-consenting
Sonder stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Sonder stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Sonder stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.
In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the effective time of the First Merger.
If you elect to demand appraisal of your shares of Sonder stock, you must, within 20 days after the date of giving the notice of approval of the First Merger, make a written demand for the appraisal of your shares of Sonder stock to Sonder, at the specific address which will be included in the notice of approval of the First Merger. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice.
Do not submit a demand before the date of the

notice of approval of the First Merger because a demand that is made before the date of giving such notice may not be effective to perfect your appraisal rights.
A Sonder stockholder wishing to exercise appraisal rights must hold of record the shares of Sonder stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Sonder stock through the effective time of the First Merger. Appraisal rights will be lost if your shares of Sonder stock are transferred prior to the effective time of the First Merger. If you are not the stockholder of record, you will need to follow special procedures as summarized further below.
If you and/or the record holder of your shares of Sonder stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the First Merger is completed, your shares of Sonder stock (assuming that you hold them through the effective time of the First Merger) will be converted into the right to receive your portion of the Merger Consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.
As noted above, a holder of shares of Sonder stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of giving of the notice of approval of the First Merger, make a written demand for the appraisal of his, her or its shares of Sonder stock;
provided
that a demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. The demand must reasonably inform Sonder of the identity of the stockholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Sonder stock issued and outstanding immediately prior to the effective time of the First Merger will be entitled to assert appraisal rights for the shares of Sonder stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Sonder stock, fully and correctly, as the stockholder’s name appears on the Sonder stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Sonder stock in connection with the First Merger. The demand cannot be made by the beneficial owner of shares of Sonder stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Sonder stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Sonder of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Sonder stock are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner execution of the demand for appraisal should be made by the record holder in that capacity. If the shares of Sonder stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Sonder stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Sonder stock as to which appraisal is sought. Where no number of shares of Sonder stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Sonder stock held in the name of the record holder. Stockholders who hold their shares of Sonder stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
At any time within 60 days after the effective time of the First Merger, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the Merger Consideration for his, her or its shares of Sonder stock by delivering to Sonder a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the First Merger will require written approval of Sonder. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time of the First Merger, no appraisal proceeding in the Court of Chancery will be dismissed as to any Sonder stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Sonder does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration for his, her or its shares of Sonder stock.
Within 120 days after the effective date of the First Merger, either Sonder or any stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Sonder stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Sonder. The Company has no present intent to cause Sonder to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Sonder will file a petition. Accordingly, it is the obligation of the holders of Sonder stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Sonder stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective time of the First Merger, any stockholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from Sonder a statement setting forth the aggregate number of shares of Sonder stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by Sonder or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Sonder stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Sonder such statement.
If no petition for appraisal is filed within 120 days after the effective date of the First Merger, then you will lose the right to appraisal and instead will receive the Merger Consideration for your shares, without interest. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the Merger Consideration for your shares.
If a petition for appraisal is duly filed by a stockholder, the stockholder must serve a copy of the petition upon Sonder, and Sonder will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Sonder stock and with whom agreements as to the value of their shares of Sonder stock have not been reached by Sonder. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and Sonder, if such notice is ordered by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine which stockholders have complied with Section 262 of the DGCL and are entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Sonder and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court of Chancery, and the costs thereof will be borne by Sonder. The Court of Chancery may require stockholders who have demanded an appraisal for their shares of Sonder stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Accordingly, dissenting stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.
After the Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Sonder stock, the Court of Chancery will appraise such shares of Sonder stock in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of such shares as of the effective time of the First Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Court of Chancery will direct the payment of such value, together with interest, if any, upon surrender by those stockholders of the Sonder stock certificates, representing their shares of Sonder stock if such shares are represented by certificates. Holders of Sonder stock considering seeking appraisal should be aware that the fair value of their shares of Sonder stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the First Merger if they did not seek appraisal of their shares of Sonder stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the First Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length
mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the First Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the First Merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, Sonder may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. The Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

No representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, neither of the Company nor Sonder anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and the Company and Sonder reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of stock is less than the Merger Consideration eligible to be received for such share.
FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Sonder stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus/consent solicitation statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Company stockholders will be “householding” this proxy statement/prospectus/consent solicitation statement. Company stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•
if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Gores Metropoulos II, Inc., 6260 Lookout Road, Boulder, CO 80301 or by telephone at (303)
531-3100,
to inform us of his or her request; or

•	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Computershare Trust Company, N.A.
FUTURE STOCKHOLDER PROPOSALS
The Special Meeting to be held on [●], 2021 will be held in lieu of the 2021 annual meeting of the Company. The next annual meeting of stockholders will be held in 2022. For any proposal to be considered for inclusion in our proxy statement/prospectus/consent solicitation statement and form of proxy for submission to the stockholders at the Company’s 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule
14a-8
of the Exchange Act and the Post-Combination Company’s bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail our 2021 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2021 annual meeting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.
If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:
Gores Metropoulos II, Inc.
6260 Lookout Road,
Boulder, CO 80301
(303)
531-3100
Email: jchou@gores.com

You may also obtain additional copies of this proxy statement/prospectus/consent solicitation statement by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800)
662-5200
Banks and brokerage, please call: (203)
658-9400
Email: GMII.info@investor.morrowsodali.com
You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a Company stockholder and would like to request documents, please do so by [●], 2021, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus/consent solicitation statement is part of a registration statement and constitutes a prospectus of the Company in addition to being a proxy statement of the Company for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus/consent solicitation statement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus/consent solicitation statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus/consent solicitation statement.
All information contained in this proxy statement/prospectus/consent solicitation statement relating to the Company has been supplied by the Company, and all such information relating to Sonder has been supplied by Sonder. Information provided by either Company or Sonder does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of the Company for the Special Meeting. The Company has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including the Company, which is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder and Board of Directors
Gores Metropoulos II, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Gores Metropoulos II, Inc. (the Company) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity, and cash flows for the period from July 21, 2020 (inception) through December 31, 2020 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 21, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/    KPMG LLP
We have served as the Company’s auditor since 2020.
Denver, Colorado
January 13, 2021

GORES METROPOULOS II, INC.
BALANCE SHEET
December 31, 2020

CURRENT ASSETS:
Cash	$160,314
Deferred offering costs associated with proposed public offering	285,941

Total assets	$446,255

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
State franchise tax	2,918
Accrued expenses, formation and offering costs	158,255
Notes payable—related party	300,000

Total liabilities	$461,173

COMMITMENTS AND CONTINGENCIES
Stockholder’s equity:
Class A common stock, subject to redemption	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock
Class A common stock, $0.0001 par value; 400,000,000 shares authorized, no shares issued and outstanding	—
Class F common stock, $0.0001 par value; 40,000,000 shares authorized, 11,500,000 shares issued and outstanding	1,150
Additional paid-in-capital	23,850
Accumulated Deficit	(39,918)

Total stockholder’s equity	(14,918)

Total liabilities and stockholder’s equity	$446,255

See accompanying notes to financial statements.

GORES METROPOULOS II, INC.
STATEMENT OF OPERATIONS
For the Period from July 21, 2020 (inception) through December 31, 2020

Revenues	$—
Organizational expenses	(4,000)
Professional fees	(33,000)
State franchise tax	(2,918)

Net loss	$(39,918)

Weighted average common shares outstanding	11,500,000
Basic and diluted
Net loss per common share:	$(0.00)
See accompanying notes to financial statements.

GORES METROPOULOS II, INC.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the period from July 21, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class F
	Shares	Amount	Shares	Amount

Balance at July 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Sale of Class F common stock, par value $0.0001 per share, to Sponsor on July 23, 2020 (1)	—	—	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	—	—	(39,918)	(39,918)

Balance at December 31, 2020	—	$—	11,500,000	$1,150	$23,850	(39,918)	$(14,918)

(1)	This number includes up to 1,500,000 shares of Class F common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
See accompanying notes to financial statements.

GORES METROPOULOS II, INC.
STATEMENT OF CASH FLOWS
For the Period from July 21, 2020 (inception) through December 31, 2020

Cash flows from operating activities:
Net loss	$(39,918)
Changes in accrued expenses, formation and offering costs	4,000
Changes in state franchise tax accrual	2,918

Net cash used by operating activities	(33,000)

Cash flows from financing activities:
Proceeds from note payable—related party	$300,000
Proceeds from sale of Class F common stock to Sponsor	25,000
Payments of deferred offering cost	(131,686)

Net cash provided by financing activities	193,314

Increase in cash	160,314
Cash at beginning of period	—

Cash at end of period	160,314

Supplemental disclosure of non-cash financing activities:
Deferred offering costs	$154,255
See accompanying notes to financial statements.

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
Organization and General:
Gores Metropoulos II, Inc. (the “
Company
”) was incorporated in Delaware on July 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “
Business Combination
”).
At December 31, 2020, the Company had not commenced any operations or generated significant revenue to date. All activity for the period from July 21, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (the “
Proposed Offering
”) described below. The Company has selected December 31st as its fiscal year end.
Sponsor:
The Company’s sponsor is Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company (the “
Sponsor
”).
The Trust Account:
Substantially all the proceeds from the Proposed Offering and the sale of the Private Placement Warrants (as defined in Note 4) will be placed in a U.S. based trust account (the “
Trust Account
”). The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of up to $900,000 per year of interest to fund the Company’s compliance requirements and other costs related thereto, plus additional amounts released to us to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; (ii) the redemption of any shares of the Company’s class A common stock, par value $0.0001 per share (the “
Class
 A common stock
”) included in the Units (as defined in Note 3) being sold in the Proposed Offering that have been properly tendered in connection with a stockholder vote to amend the amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of such shares of Class A common stock if it does not complete a Business Combination within 24 months from the closing of the Proposed Offering or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial
business combination activity and (iii) the redemption of 100% of the shares of Class A common stock included in the Units being sold in the Proposed Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (subject to the requirements of law).
Business Combination:
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Class A common stock and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Financial Accounting Standards Board (“
FASB
”) Accounting Standards Codification (“
ASC
”) 480, “
Distinguishing Liabilities from Equity
.”
The Company will have 24 months from the closing date of the Proposed Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders and the Company’s officers and directors will enter into letter agreements with the Company, pursuant to which they will waive their rights to participate in any redemption with respect to their founder shares; however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Proposed Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering.

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 2—Summary of Significant Accounting Policies
Basis of Presentation:
The financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“
GAAP
”).
Emerging Growth Company:
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Loss Per Common Share:
The Company has two classes of shares, which are referred to as Class A common stock and Class F common stock. Net loss per common share is computed utilizing the two-class
method. The
two-class
method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to be issued in connection with the conversion of shares of the Company’s Class F common stock, par value $0.0001 per share (the “
Class
 F common stock
”) or to settle warrants, as calculated using the treasury stock method. At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.
Concentration of Credit Risk:
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments:
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “
Fair Value Measurements and Disclosures
,” approximates the carrying amounts represented in the balance sheet.
Use of Estimates:
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period
. Actual results could differ from those estimates.
Deferred Offering Costs:
The Company complies with the requirements of the ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A—”
Expenses of Offering
.” Deferred offering costs of approximately $285,941 consist principally of professional fees incurred. These costs, together with the underwriting discount, will be charged to capital upon completion of the Proposed Offering or charged to operations if the Proposed Offering is not completed.
Organizational Expenses:
Organizational expenses include certain professional fees. These costs are expensed as incurred. For the period from July 21, 2020 (inception) through December 31, 2020, the Company has incurred organizational expenses of $4,000 related to the formation of the entity.
Income Taxes:
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2020, the Company has a deferred tax asset of $10,231 related to net operating loss carry forwards and startup costs. The Company’s net operating losses will expire beginning 2040. Management has provided a full valuation allowance of the deferred tax asset.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents:
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests.
Note 3—Proposed Offering
Pursuant to the Proposed Offering, the Company intends to offer for sale units (the “
Units
”), each consisting of one share of Class A common stock and one-fifth
of one redeemable common stock purchase warrant (the

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

“
Warrants
”). Each whole Warrant entitles the holder to purchase one share of Class A common stock. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12

months from the closing of the Proposed Offering provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the
24-month
period allotted to complete the Business Combination, the Warrants will expire at the end of such period. Under the terms of a proposed warrant agreement, the Company will agree to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Class A common stock issuable upon exercise of the Warrants. The Company expects to grant the underwriters a
45-day
option to purchase additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions.
The Company expects to pay an underwriting discount of 2.00% of the per Unit offering price to the underwriters at the closing of the Proposed Offering, with an additional fee (the “
Deferred Discount
”) of 3.50% of the gross offering proceeds payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.
Note 4—Related Party Transactions
Founder Shares:
On July 23, 2020, the Sponsor purchased 11,500,000 shares of Class F common stock (the “
Founder Shares
”) for $25,000, or approximately $0.002 per share. The Founder Shares are identical to the Class A common stock included in the Units to be sold in the Proposed Offering except that the Founder Shares are convertible under the circumstances described below. The Sponsor has agreed to forfeit up to 1,500,000 Founder Shares depending on the extent to which the over-allotment option is exercised. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.
Private Placement Warrants:
The Sponsor expects to purchase from the Company warrants in a private placement (the “
Private Placement
”) that will close simultaneously with the closing of the Proposed Offering (the “
Private Placement Warrants
”). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock. The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Proposed Offering, except that the Private Placement Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees, except as described in the warrant agreement.
Registration Rights:
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan:
The Sponsor has agreed to loan the Company an aggregate of up to $300,000 by the issuance of an unsecured promissory note (the “
Note
”) issued by the Company in favor of the Sponsor to cover organizational expenses and expenses related to the Proposed Offering. As of December 31, 2020, the Company had borrowed $300,000 under the Note. The Note is non-interest
bearing and payable on the earlier of July 31, 2021 or the completion of the Proposed Offering. Due to the short-term nature of the Note, the fair value approximates the carrying amount.
Administrative Services Agreement:
The Company expects to enter into an administrative services agreement pursuant to which it will agree to pay to an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial support. Services will commence on the date the securities are first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
Note 5—Stockholder’s Equity
Common Stock:
The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock and 40,000,000 shares of Class F common stock.
Upon completion of the Proposed Offering, the Company may (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock. At December 31, 2020, there were no shares of Class A common stock and 11,500,000 shares of Class F common stock issued and outstanding.
Preferred Stock:
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2020 there were no shares of preferred stock issued and outstanding.
Note 6—Contingencies
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 7—Subsequent Events
Management has performed an evaluation of subsequent events through January 13, 2021, the date of issuance of the financial statements, noting no items which require adjustment or disclosure.

GORES METROPOULOS II, INC.
BALANCE SHEETS

	June 30, 2021 (unaudited)	December 31, 2020 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$53,080	$160,314
Deferred offering costs	—	285,941
Prepaid assets	1,542,572	—

Total current assets	1,595,652	446,255
Investments and cash held in Trust Account	450,018,248	—

Total assets	$451,613,900	$446,255

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$3,407,367	$158,255
State franchise tax accrual	100,000	2,918
Public warrants derivative liability	12,600,000	—
Private warrants derivative liability	7,700,000	—
Notes and advances payable – related party	1,000,000	300,000

Total current liabilities	24,807,367	461,173
Deferred underwriting compensation	15,750,000	—

Total liabilities	$40,557,367	$461,173

Commitments and c ontingencies
Class A subject to possible redemption, 45,000,000 and -0- shares at June 3 0 , 2021 and December 31, 2020, respectively (at redemption value of $10 per share)	450,000,000	—
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 11,250,000 and 11,500,000 shares issued and outstanding at J une 3 0 , 2021 and December 31, 2020, respectively	1,125	1,150
Additional paid-in-capital	—	23,850
Accumulated deficit	(38,944,592)	(39,918)

Total stockholders’ equity (deficit)	(38,943,467)	(14,918)

Total liabilities and stockholders’ equity (deficit)	$451,613,900	$446,255

See accompanying notes to the unaudited, interim financial statements.

GORES METROPOULOS II, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Revenues	—	—
Professional fees and other expenses	(2,320,234)	(4,183,777)
State franchise taxes, other than income tax	(50,000)	(100,000)
Gain from change in fair value of warrant liability	145,000	5,945,000
Allocated expense for warrant issuance cost	—	(918,141)

Net income/(loss) from operations	(2,225,234)	743,082
Other income—interest income	11,220	18,248

Net income/(loss) before income taxes	$(2,214,014)	$761,330

Provision for income tax	—	—

Net income/(loss) attributable to common shares	$(2,214,014)	$761,330

Net loss per ordinary share:
Class A Common Stock—basic and diluted	$(0.04)	$(0.78)

Class F Common Stock—basic and diluted	$(0.04)	$(0.78)
See accompanying notes to the unaudited, interim financial statements.

GORES METROPOULOS II, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

	Three Months Ended June 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at April 1, 2021	—	$—	11,250,000	$1,125	$—	$(36,730,578)	$(36,729,453)
Net loss	—	—	—	—	—	(2,214,014)	(2,214,014)

Balance at June 30, 2021	—	$—	11,250,000	$1,125	$—	$(38,944,592)	$(38,943,467)

	Six Months Ended June 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount

Beginning Balance at January 1, 2021	—	$—	11,500,000	$1,150	$23,850	$(39,918)	$(14,918)
Forfeited Class F Common stock by Sponsor	—	—	(250,000)	(25)	25	—	—
Excess of fair value paid by founders for warrants	—	—	—	—	1,045,000	—	1,045,000
Subsequent measurement under ASC 480-10-S99 against additional paid-in capital	—	—	—	—	(1,068,875)	—	(1,068,875)
Subsequent measurement under ASC 480-10-S99 against accumulated deficit	—	—	—	—	—	(39,666,004)	(39,666,004)
Net income	—	—	—	—	—	761,330	761,330

Balance at June 30 , 2021	—	$—	11,250,000	$1,125	$—	$(38,944,592)	$(38,943,467)

See accompanying notes to the unaudited, interim financial statements

GORES METROPOULOS II, INC.
STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2021
(Unaudited)

Cash flows from operating activities:

Net income	$761,330
Changes in state franchise tax accrual	97,082
Changes in prepaid assets	(1,542,572)
Changes in accrued expenses, formation and offering costs	3,535,053
Issuance costs related to warrant liability	918,141
Changes in fair value warrants derivative liability	(5,945,000)

Net cash used by operating activities	(2,175,966)

Cash flows from investing activities:
Cash deposited in Trust Account	(450,000,000)
Interest and dividends reinvested in the Trust Account	(18,248)

Net cash used in investing activities	(450,018,248)

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	450,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	11,000,000
Proceeds from notes and advances payable – related party	1,000,000
Repayment of notes and advances payable – related party	(300,000)
Payment of underwriters’ discounts and commissions	(9,000,000)
Payment of accrued offering costs	(613,020)

Net cash provided by financing activities	452,086,980

De crease in cash	(107,234)
Cash at beginning of period	160,314

Cash at end of period	$53,080

Supplemental disclosure of income and franchise taxes paid:
Deferred underwriting compensation	$15,750,000
Cash paid for income and state franchise taxes	$2,918
See accompanying notes to the unaudited, interim financial statements.

GORES METROPOULOS II, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS
1. Organization and Business Operations
Organization and General
Gores Metropoulos II, Inc. (the “Company”) was incorporated in Delaware on July 21, 2020.
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not engaged in any operations, other than to identify and consummate a Business Combination, and has not generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s sponsor is Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.
The Company completed the Public Offering on January 22, 2021 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Proposed Business Combination
On April 29, 2021, Gores Metropoulos II, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sunshine Merger Sub I, Inc. (“First Merger Sub”), Sunshine Merger Sub II, LLC (“Second Merger Sub”), and Sonder Holdings Inc. (“Sonder”), which provides for, among other things: (a) the merger of First Merger Sub with and into Sonder, with Sonder continuing as the surviving corporation (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Sonder with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.
The Merger Agreement and the transactions contemplated thereby (the “Business Combination”) were unanimously approved by the Board of Directors of the Company on April 29, 2021 and the Board of Directors of Sonder (the “Sonder Board”) on April 29, 2021.
The Merger Agreement
Merger Consideration
Pursuant to the terms of the Merger Agreement, at the Effective Time, (a) each share of Sonder’s Common Stock, par value $0.000001 per share (the “Sonder Common Stock”), will be converted into the right to receive a number of newly-issued shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), equal to the Per Share Company Common Stock Consideration (as defined in the Merger Agreement) and (b) each share of Sonder’s Special Voting Series AA Common Stock, par value $0.000001 per share (“Sonder Special Voting Common Stock”), will be converted into the right to receive a number of newly-issued shares of the Company’s Special Voting Common Stock, par value $0.000001 per share (the “Company Special Voting Common Stock”), equal to the Per Share Company Special Voting Stock Consideration (as defined in the Merger Agreement).

Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to all of the stockholders of Sonder will be an aggregate number of shares of Company Common Stock (deemed to have a value of $10.00 per share) equal to $2,176,603,000, divided by $10.00. Furthermore, the Company will reserve for issuance to each holder of Series AA Common Exchangeable Preferred Shares of Sonder Canada Inc., an affiliate of Sonder (“Sonder Canada” and, such shares, the “Sonder Canada Exchangeable Common Shares”), upon the exchange thereof following the closing of the Business Combination, an aggregate number of shares of Company Common Stock equal to the number of shares of Company Special Voting Common Stock issuable pursuant to the Merger Agreement.
In addition to the consideration to be paid at the closing of the Business Combination, holders of Sonder Common Stock, Sonder Canada Exchangeable Common Shares and warrants of Sonder as of immediately prior to the Effective Time will be entitled to receive their pro rata share of an additional number of earn-out
shares from the Company, issuable in Company Common Stock and subject to the terms provided in the Merger Agreement, up to an aggregate of 14,500,000 shares collectively issuable to all such holders of Sonder Common Stock, Sonder Canada Exchangeable Common Shares and warrants of Sonder.
Treatment of Sonder’s Equity Awards
Pursuant to the Merger Agreement, at the closing of the Business Combination, each of Sonder’s stock options, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire a certain number of shares of Company Common Stock (pursuant to a ratio based on the Per Share Company Common Stock Consideration), at an adjusted exercise price per share. Each such converted option will be subject to the same terms and conditions as were applicable immediately prior to such conversion, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
Representations, Warranties and Covenants
The parties to the Merger Agreement have made representations, warranties and covenants that are customary for transactions of this nature. The representations and warranties of the respective parties to the Merger Agreement will not survive the closing of the Business Combination. The covenants of the respective parties to the Merger Agreement will also not survive the closing of the Business Combination, except for those covenants that by their terms expressly apply in whole or in part after the closing of the Business Combination.
Covenants
The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Merger Agreement also contains additional covenants of the parties, including, among others, (a) covenants providing for the Company and Sonder to use commercially reasonable efforts to obtain all necessary regulatory approvals and (b) covenants providing for the Company and Sonder to cooperate in the preparation of the Registration Statement, Proxy Statement and Consent Solicitation Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Business Combination. The covenants of the parties to the Merger Agreement will not survive the closing of the Business Combination, except for those covenants that by their terms expressly apply in whole or in part after the closing of the Business Combination.
Conditions to Consummation of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (a) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, (c) the Company having at least $5,000,001 of net tangible assets

(as determined in accordance with Rule
3a51-1(g)(1)
of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) remaining after the completion of the redemption offer in relation to Company Common Stock in accordance with the terms of the Merger Agreement, (d) receipt of the required Company stockholder approval, (e) the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement by certain majorities of holders of various classes of Sonder’s capital stock comprising the Company Requisite Approval (as defined in the Merger Agreement, and referred to hereinafter as the “Sonder Requisite Approval”), (f) the delivery of the Canadian Approvals (as defined in the Merger Agreement) to the Company, (g) the effectiveness of the Registration Statement (as defined below) under the Securities Act, and (h) the receipt of the approval for listing by Nasdaq of the Company Common Stock to be issued in connection with the closing of the Business Combination, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.
Private Placement Subscription Agreements
On April 29, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors and Gores Metropoulos Sponsor II, LLC (the “Sponsor”), pursuant to which the investors have agreed to purchase an aggregate of 20,000,000 shares of Company Common Stock in a private placement for $10.00 per share (the “Private Placement”).
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) if the closing of the Business Combination shall not have occurred by October 28, 2021. As of the date hereof, the shares of Company Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company will, within 30 days after the closing of the Business Combination, file with the Securities and Exchange Commission (“SEC”) a registration statement (the “Post-Closing Registration Statement”) registering the resale of such shares of Common Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
Financing
Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $450,000,000 was placed in a Trust Account with Computershare acting as trustee (the “Trust Account”).
The Company intends to finance a Business Combination with the net proceeds from its $450,000,000 Public Offering
 and
 its sale of $11,000,000 of Private Placement
Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of
 June

3
0
, 2021, the Trust Account consisted of money market funds.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund our working capital requirements plus additional amounts released to us to fund our regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months (each, a “Regulatory Withdrawal”) plus additional amounts to pay our franchise and income tax obligations, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the

Business Combination; (ii) the redemption of any shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), included in the Units (as defined in Note 3) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the amended and restated certificate of incorporation to (a) modify the substance or timing of the Company’s obligation to redeem 100% of such shares of Class A Common Stock if it does not complete a Business Combination within 24 months from the closing of the Public Offering or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial
Bu
siness
C
ombination activity and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable and any Regulatory Withdrawals, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to consummation of the Business Combination, including interest but less taxes payable and any Regulatory Withdrawals. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. Currently, the Company will not redeem its public shares of Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Class A Common Stock and the related Business Combination, and instead may search for an alternate Business Combination.
As a result of the foregoing redemption provisions, the public shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “
Distinguishing Liabilities from Equity
” (“ASC 480”).
The Company has 24 months from the closing date of the Public Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A Common Stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and any Regulatory Withdrawals (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders and the Company’s officers and directors have entered into a letter agreement with the Company pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers or directors acquire public shares of Class A Common Stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
2. Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of results that may be expected for the full year or any other period. While the Company was formed on July 21, 2020, there were no transactions between inception and June 30, 2020. Therefore, these financial statements do not include comparative statements to prior 2020 periods.

Net Income/(Loss) Per Common Share
The Company has two classes of shares, which are referred to as Class A Common Stock and Class F common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 14,500,000 shares of Common Stock at $11.50

per share were issued on January 22, 2021. At
June
3
0
, 2021, no

warrants have been exercised. The 14,500,000

potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the six months ended June 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Class A	Class F	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:

Allocation of net income/(loss) including accretion of temporary equity	$(1,771,211)	$(442,803)	$(31,106,139)	$(8,867,410)

Denominator:
Weighted-average shares outstanding	45,000,000	11,250,000	39,779,006	11,339,779
Basic and diluted net income/(loss) per share	$(0.04)	$(0.04)	$(0.78)	$(0.78)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “
Fair Value Measurements and Disclosures
,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of FASB ASC Topic
340-10-S99-1,
“
Other Assets and Deferred Costs – SEC Materials
” (“ASC
340-10-S99”)
and SEC Staff Accounting Bulletin Topic 5A, “
Expenses of Offering
”. Offering costs were $25,363,020

(including $24,750,000

in underwriters’ fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and were charged to stockholders’ equity upon the completion of the Public Offering. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling
$918,141

are reflected as an expense in the statement
s
of operations.
Redeemable Common Stock
As discussed in Note 3, all of the 45,000,000

shares of Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of common stock under the redemption and repurchase provisions of the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common
stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at
J
une
3
0
, 2021.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account
At
June
3
0
, 2021, the Company had $450,018,248

in the Trust Account which may be utilized for Business Combinations. At
June 30
, 2021, the Trust Account consisted of money market funds.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering
, subject to the requirements of law and stock exchange rules.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations.
Recently Issued Accounting Pronouncements Not Yet Adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if a Business Combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by January 22, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by January 22, 2023, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.

In addition, at
June
3
0
, 2021 and December 31, 2020, the Company had current liabilities of $24,807,367 and $461,173, respectively, and working capital of ($23,211,715) and ($14,918), respectively, the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after June 30, 2021 and amounts are continuing to accrue. Additionally, the warrant liability will not impact the Company’s liquidity until a Business Combination has been consummated, as they do not require cash settlement until such event has occurred.
3. Public Offering
Public Units
On January 22, 2021, the Company sold 45,000,000 units at a price of $10.00 per unit (the “Units”), including 5,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $450,000,000. Each Unit consists of one share of the Company’s Class A Common Stock (the “public shares”), and one-fifth
of one redeemable common stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the
24-month
period allotted to complete the Business Combination, the Warrants will expire at the end of such period. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company has granted the underwriters a
45-day
option to purchase additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. The Company paid an upfront underwriting discount of 2.00% ($9,000,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($15,750,000) of the gross offering proceeds payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.
The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in FASB ASC Topic
815-40
“
Derivatives and Hedging – Contracts in Entity’s Own Equity
.” The fair value of the public warrants at January 22, 2021 was a liability of $16,290,000. At
June
 3
0
, 2021, the fair value has decreased to $12,600,000. The change in fair value of $3,690,000 is reflected as a gain in the statement
s
of operations.
All of the 45,000,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in
ASC 480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic
470-20,
“
Debt – Debt with Conversion and Other Options
.”
Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99.
If it is probable that the equity instrument will become redeemable,

the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in
capital).
As of June 30, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. The accretion of carrying value to redemption value was recognized on March 31, 2021, and there has been no additional accretion for the three months ended June 30, 2021:

As of June 30, 2021

Gross proceeds	$450,000,000
Less:
Proceeds allocated to public warrants	$(16,290,000)
Class A shares issuance costs	$(24,444,879)

Plus:
Accretion of carrying value to redemption value	$(40,734,879)

Contingently redeemable Class A Common Stock	$450,000,000

4. Related Party Transactions
Founder Shares
On July 23, 2020, the Sponsor purchased 11,500,000 Founder Shares for $25,000, or approximately $0.002 per share. On January 12, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price. On March 7, 2021, the Sponsor forfeited 250,000 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.
The sale of the Founders Shares is in the scope of FASB ASC Topic 718, “
Compensation-Stock Compensation
” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of June 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Private Placement Warrants
The Sponsor has purchased from the Company an aggregate of 5,500,000 whole warrants at a price of $2.00 per warrant (a purchase price of approximately $11,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Public Offering, except the Private Placement Warrants are not redeemable so long as they are held by our Sponsor or its permitted transferees
, are exercisable on a cashless exercise basis, and are entitled to certain registration rights.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and Warrants issued upon the conversion of working capital loans, if any, hold registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Public Offering. The Note was non-interest
bearing and payable on the earlier of July 31, 2021 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.
On February 17, 2021, the Sponsor made available to the Company a loan of up to $1,500,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going
operational expenses and certain other expenses in connection with the Proposed Business Combination. The note is unsecured, non-interest
bearing and matures on the earlier of: (i) February 28, 2022 or (ii) the date on which the Company consummates the Proposed Business Combination. As of
June
3
0
, 2021, the amount advanced by Sponsor to the Company was $1,000,000.
Administrative Services Agreement
The Company entered into an administrative services agreement pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial support. Services commenced on January 19, 2021 (the date the securities were first listed on the Nasdaq Capital Market) and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
For the period commencing January 19, 2021 through
June
3
0
, 2021 the Company has paid the affiliate $107,742.
5. Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $15,750,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

6. Income Taxes
Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date
income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for 2021.
The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.
The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended
June
 3
0
, 2021. As of
J
une

3
0
, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.
7. Investments and Cash Held in Trust
As of
June
 3
0
, 2021, investment securities in the Company’s Trust Account consist of $450,018,248 in money market funds.
8. Fair Value Measurement
The Company complies with ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Warrants
The Company has determined that warrants issued in connection with its initial public offering in January 2021 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statement
s

of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At
June
3
0
, 2021, there were observable transactions in the Company’s public warrants and correspondingly an implied volatility. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. At June 30, 2021, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $1.40 at June 30, 2021. The fair value of the Private Placement Warrants was deemed to be equal to the fair value of the Public Warrants because the Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the Public Warrants.
The Warrants were classified as Level 2 at the respective measurement dates.
The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	January 20, 2021	June 30, 2021*
Implied volatility/Volatility	20.0%	—
Risk-free interest rate	0.53%	—
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.3

*	Volatility and risk-free rate were not utilized in computation.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of June 30, 2021, is classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.
As of
 J
une

3
0
,
2021
, the aggregate values of the Private Placement Warrants and Public Warrants were $
7.7
 million and $
12.6
 million, respectively, based on the closing price of GMIIW on that date of $
1.40
.
As of January 20, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $10.0 million and $16.3 million, respectively, based on the closing price of GMIIU on that date of $11.16.
The following table presents the changes in the fair value of warrant liabilities:

	Private placement warrants	Public warrants	Total warrant liabilities
Fair value at January 20, 2021	$9,955,000	$16,290,000	$26,245,000
Change in fair value	(2,255,000)	(3,690,000)	(5,945,000)
Fair value at June 3 0 , 2021	7,700,000	12,600,000	$20,300,000

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$450,018,248	$450,018,248	$—	$—
Public warrants	12,600,000	—	12,600,000	—
Private placement warrants	7,700,000	—	7,700,000	—

Total	$470,318,248	$450,018,248	$20,300,000	$—

9. Stockholders’ Equity
Common Stock
The Company is authorized to issue 400,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At
June

3
0
, 2021, there were 45,000,000 shares of Class A Common Stock and 11,250,000 shares of Class F Common Stock issued and outstanding, respectively.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At
J
une
 3
0
, 2021, there were no shares of preferred stock issued and outstanding.
10. Risk and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
11. Subsequent Events
On July 1, 2021, the Sponsor advanced to the Company an additional amount of $500,000. As of August 6, 2021, the total amount advanced by the Sponsor to the Company was $1,500,000. Management has performed an evaluation of subsequent events through August 6, 2021, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and par value information)
(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash	$178,351	$121,467
Restricted cash	75	1,641
Accounts receivable, net of allowance of $2,658 and $2,570 at June 30, 2021 and December 31, 2020, respectively	1,815	1,774
Prepaid rent	10,786	9,907
Prepaid expenses	4,063	3,112
Other current assets	9,399	8,375

Total current assets	204,489	146,276
Property and equipment, net	22,469	24,204
Other non-current assets	14,179	7,041

Total assets	$241,137	$177,521

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$10,131	$10,915
Accrued liabilities	15,281	8,248
Sales tax payable	8,873	6,880
Deferred revenue	22,005	10,203
Current portion of long-term debt	20,847	17,038
Convertible notes	170,964	—
Other current liabilities	869	917

Total current liabilities	248,970	54,201
Deferred rent	35,985	28,760
Long-term debt	14,839	25,022
Other non-current liabilities	4,532	2,935

Total liabilities	304,326	110,918

Commitments and contingencies (Note 8)
Mezzanine equity:
Redeemable convertible preferred stock	518,750	517,730
Exchangeable preferred stock	49,733	49,733

Total mezzanine equity	568,483	567,463
Stockholders’ deficit:
Common stock	1	1
Exchangeable AA stock	—	—
Additional paid-in capital	32,742	13,898
Cumulative translation adjustment	8,500	5,666
Accumulated deficit	(672,915)	(520,425)

Total stockholders’ deficit	(631,672)	(500,860)

Total liabilities, mezzanine equity and stockholders’ deficit	$241,137	$177,521

See Notes to Condensed Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except number of shares information)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$47,269	$18,841	$78,827	$60,722
Cost of revenue (excluding depreciation and amortization)	43,745	28,387	82,950	75,313
Operations and support	34,889	22,641	60,312	57,704
General and administrative	24,615	15,156	56,764	36,424
Research and development	4,066	3,999	7,385	9,478
Sales and marketing	4,888	2,923	7,399	7,297

Total costs and expenses	112,203	73,106	214,810	186,216
Loss from operations	(64,934)	(54,265)	(135,983)	(125,494)
Interest expense, net and other expense (income), net
Interest expense, net	12,522	1,669	16,349	3,176
Other expense (income), net	(3,577)	4,862	65	(6,131)

Total interest expense, net and other expense (income), net	8,945	6,531	16,414	(2,955)

Loss before income taxes	(73,879)	(60,796)	(152,397)	(122,539)

Provision for income taxes	70	3	93	3

Net loss	$(73,949)	$(60,799)	$(152,490)	$(122,542)

Net loss per share, basic and diluted	$(9.41)	$(9.86)	$(20.18)	$(20.35)

Weighted average shares outstanding of common stock, basic and diluted	7,857,000	6,167,073	7,558,055	6,022,003

Other comprehensive loss:
Net loss	$(73,949)	$(60,799)	$(152,490)	$(122,542)
Change in foreign currency translation adjustment	1,689	4,990	2,834	(6,876)

Comprehensive loss	$(72,260)	$(55,809)	$(149,656)	$(129,418)

See Notes to Condensed Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)
(unaudited)

	Three Months Ended June 30, 2021
	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of March 31, 2021	75,757,555	$518,750	12,579,755	$49,733	7,427,992	$1	9,437,358	—	$28,797	$6,811	$(598,966)	$(563,357)
Issuance of common stock upon exercise of stock options	—	—	—	—	638,941	—	—	—	1,377	—	—	1,377
Issuance of common stock upon exercise of common stock warrants	—	—	—	—	56,075	—	—	—	120	—	—	120
Stock-based compensation	—	—	—	—	—	—	—	—	2,448	—	—	2,448
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—		—	(73,949)	(73,949)
Other comprehensive income	—	—	—	—	—	—	—	—		1,689	—	1,689

Balances as of June 30, 2021	75,757,555	$518,750	12,579,755	$49,733	8,123,008	$1	9,437,358	—	$32,742	$8,500	$(672,915)	$(631,672)

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)
(unaudited)

	Three Months Ended June 30, 2020
	Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of March 31, 2020	56,801,371	$315,381	12,159,185	$45,203	6,059,870	$1	9,842,579	—	$8,540	$(5,460)	$(331,852)	$(328,771)
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	15,267,648	163,775	—	—	—	—	—	—	—	—	—	—
Issuance of Exchangeable Series E Preferred Stock, net of issuance costs	—	—	420,570	4,530	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	223,219	—	—	—	416	—	—	416
Stock-based compensation	—	—	—	—	—	—	—	—	1,742	—	—	1,742
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(60,799)	(60,799)
Other comprehensive income	—	—	—	—	—	—	—	—	—	4,990	—	4,990

Balances as of June 30, 2020	72,069,019	$479,156	12,579,755	$49,733	6,283,089	$1	9,842,579	—	$10,698	$(470)	$(392,651)	$(382,422)

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)
(unaudited)

	Six Months Ended June 30, 2021
	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of December 31, 2020	75,664,679	$517,730	12,579,755	$49,733	7,169,758	$1	9,437,358	—	$13,898	$5,666	$(520,425)	$(500,860)
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	92,876	1,020	—	—	—	—	—	—		—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	897,175	—	—	—	2,123	—	—	2,123
Issuance of common stock upon exercise of common stock warrants	—	—	—	—	56,075	—	—	—	120	—	—	120
Stock-based compensation	—	—	—	—	—	—	—	—	16,601	—	—	16,601
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—		—	(152,490)	(152,490)
Other comprehensive income	—	—	—	—	—	—	—	—		2,834	—	2,834

Balances as of June 30, 2021	75,757,555	$518,750	12,579,755	$49,733	8,123,008	$1	9,437,358	—	$32,742	$8,500	$(672,915)	$(631,672)

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)
(unaudited)

	Six Months Ended June 30, 2020
	Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of December 31, 2019	56,753,734	$314,967	12,159,185	$45,203	5,705,570	$1	9,842,579	—	$5,032	$6,406	$(270,109)	$(258,670)
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	47,637	414
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	15,267,648	163,775	—	—	—	—	—	—	—	—	—	—
Issuance of Exchangeable Series E Preferred Stock, net of issuance costs	—	—	420,570	4,530	—		—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	577,519	—	—	—	857	—	—	857
Stock-based compensation	—	—	—	—	—	—	—	—	4,809	—	—	4,809
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(122,542)	(122,542)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(6,876)	—	(6,876)

Balances as of June 30, 2020	72,069,019	$479,156	12,579,755	$49,733	6,283,089	$1	9,842,579	—	$10,698	$(470)	$(392,651)	$(382,422)

See Notes to Condensed Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(152,490)	$(122,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,332	8,358
Share-based compensation	16,601	4,809
Bad debt expense	88	1,848
Write-off of capital assets	658	1,540
Straight-line rent	6,199	4,105
Unrealized (gain) loss on foreign currency transactions	2,921	(6,046)
Amortization of debt issuance costs	1,012	287
Amortization of debt discounts	11,977	—
Change in fair value of derivative instruments	(4,100)	—
Change in fair value of warrants, net	1,286	11
Changes in operating assets and liabilities:
Accounts receivable	(164)	1,240
Prepaid rent	(852)	2,142
Prepaid expenses	(945)	1,792
Other current assets	(701)	(831)
Other non-current assets	(6,988)	2,375
Accounts payable	(856)	2,229
Accrued liabilities	6,801	(4,004)
Sales tax payable	1,982	(1,778)
Deferred revenue	12,722	3,632
Other current liabilities	13	—
Other non-current liabilities	251	1,806

Net cash used in operating activities	(96,253)	(99,027)
Cash flows from investing activities
Purchases of property and equipment	(4,476)	(8,068)
Development of internal-use software	(2,424)	(1,170)

Net cash used in investing activities	(6,900)	(9,238)
Cash flows from financing activities
Repayment of debt	(6,900)	—
Proceeds from debt financing, net	162,366	24,451
Proceeds from exercise of stock options	2,123	857
Exercise of common stock warrants	120	—
Issuance of redeemable convertible preferred stock, net	1,020	168,719

Net cash provided by financing activities	158,729	194,027
Effects of foreign exchange on cash	(258)	(1,056)
Net change in cash and restricted cash	55,318	84,706
Cash and restricted cash at the beginning of period	123,108	114,246

Cash and restricted cash at end of period	$178,426	$198,952

See Notes to Condensed Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for income taxes	163	—
Cash paid for interest	1,761	1,934
Non-cash disclosure of investing and financing activities:
Accrued purchases of property and equipment	227	—

Reconciliation of cash and restricted cash:
Cash	$178,351	$196,242
Restricted cash	75	2,710

Total cash and restricted cash	$178,426	$198,952

See Notes to Condensed Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Description of Business and Summary of Significant Accounting Policies
Company and Background
Sonder Holdings Inc. is headquartered in San Francisco, California, and together with its wholly owned subsidiaries (collectively Sonder) provides short and long-term accommodations to travelers in various cities across North America, Europe and the Middle East. The Sonder units in each multi-family building and each hotel property are selected, designed and managed directly by Sonder.
On December 20, 2019, Sonder completed the execution of a corporate inversion. Sonder Holdings Inc., which was a newly created entity incorporated under the laws of Delaware, became the successor of Sonder Canada Inc. As a part of the corporate inversion, Sonder also centralized its non-North
American operations under Sonder International Holdings Ltd, a newly-created entity incorporated under the laws of the United Kingdom and a wholly-owned subsidiary of Sonder Holdings Inc.
Basis of Presentation and Principles of Consolidation
The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP, U.S. GAAP, or generally accepted accounting principles). The condensed consolidated financial statements include the accounts of Sonder Holdings Inc., its wholly owned subsidiaries, and one variable interest entity (VIE) for which it is the primary beneficiary in accordance with consolidation accounting guidance. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of Sonder, the accompanying unaudited condensed consolidated financial statements contain all adjustments, including normal recurring adjustments, necessary to present fairly its financial position as of June 30, 2021, its results of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for the six months ended June 30, 2021 and 2020. Sonder’s results of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year.
Sonder consolidates its VIE in which it holds a variable interest and is the primary beneficiary. Sonder is the primary beneficiary when it (1) has the power to direct the activities that most significantly impact the economic performance of this VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to this VIE. As a result, Sonder consolidates the assets and liabilities of this VIE. If Sonder is not deemed to be the primary beneficiary in a VIE, it accounts for the investment or other variable interest in a VIE in accordance with applicable U.S. GAAP. As of June 30, 2021 and December 31, 2020, Sonder’s consolidated VIE was not material to the consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. Such management estimates include revenue recognition, bad debt allowance, the fair value of share-based awards, valuation of common stock, estimated useful life of software development costs, valuation of intellectual property and intangible assets, contingent liabilities, and valuation allowance for deferred tax assets, among others. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

Deferred Transaction Costs
Deferred transaction costs consist of expenses incurred in connection with Sonder’s plan to become publicly traded, including legal, accounting, printing, and other related costs. After Sonder becomes publicly traded, these deferred costs will be reclassified to stockholders’ deficit and recorded against the proceeds from the transaction. As of June 30, 2021, Sonder recorded $3.7 million of deferred transaction costs in other current assets on the consolidated balance sheet.
If Sonder terminates its plan to become publicly traded or if there is a significant delay, all of the deferred transaction costs will be immediately written off to expenses in the consolidated statements of operations and comprehensive loss. As of June 30, 2021, Sonder had not incurred such write-offs.
COVID-19
Pandemic
The ongoing impact of the
COVID-19
pandemic on the global economy as well as whether and to what extent additional variants or resurgences of the virus occur and the extent to which
COVID-19
will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2020 were materially adversely affected by the
COVID-19
pandemic, and may continue to materially adversely impact business operations, results of operations and liquidity in the near term. The extent of the recovery is uncertain and will be largely dependent on the effectiveness of
COVID-19
prevention (vaccination and continued social distancing) and treatment in the cities and countries in which Sonder operates, all of which are outside of Sonder’s control.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“
FASB
”) issued Accounting Standards Update (“
ASU
”)
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. For public companies, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. Sonder has early adopted ASU
2020-06
beginning January 1, 2021, and the adoption did not have a significant impact on its consolidated financial statements.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842)
, which has subsequently been amended by ASUs
2018-01,
2018-10,
2018-11,
2018-20,
2019-01,
2019-10
and
2020-05.
The guidance requires the recognition of right of use (ROU) assets and lease liabilities for substantially all leases under U.S. GAAP. The guidance retains a distinction between finance leases and operating leases, and the classification criteria for distinguishing between finance leases and operating leases are substantially similar to that under previous U.S. GAAP. The expense recognition and cash flow treatment arising from either a finance lease or operating lease by a lessee have not changed significantly from previous U.S. GAAP. For operating leases, a lessee is required to do the following: (i) recognize a ROU asset and a lease liability, initially measured at the present value of the lease payments, on the consolidated balance sheets; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis; and (iii) classify all cash payments within operating activities in the statement of cash flows. ASU
2016-02
is effective for public entities and employee benefit plans that file or furnish financial statements with or to the SEC for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and all other entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, except for employee benefit plans that file or furnish financial statements with or to the SEC or not-for-profit

entities. Early application is allowed. In November 2019, the FASB issued amended guidance which defers the effective date for EGCs for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this standard is expected to have a material impact on Sonder’s consolidated financial statements, with the most significant effects related to the recognition of new ROU assets and lease liabilities on Sonder’s consolidated balance sheets for its real estate operating leases and providing significant new disclosures about Sonder’s leasing activities.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,
which has subsequently been amended by ASUs
2018-19,
2019-04,
2019-05,
2019-10
and
2019-11.
The guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. This generally will result in the earlier recognition of allowances for losses and requires increased disclosures. ASU
2016-13
is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. Sonder is currently evaluating the impact ASU
2016-13
will have on its consolidated financial position, results of operations, and cash flows.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848)
, which was subsequently amended by ASU
2021-04.
The guidance provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. Sonder does not have any hedging relationships and currently does not have material contracts impacted by reference rate reform; however, Sonder will continue to assess contracts through December 31, 2022.
In October 2020, the FASB issued ASU
2020-08,
Codification Improvements to Subtopic
310-20,
Receivables — Nonrefundable Fees and Other Costs
, which clarifies when an entity should assess whether a callable debt security is within the scope of accounting guidance, which impacts the amortization period for nonrefundable fees and other costs. For public companies, the guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early application is not permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application is permitted for all other entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Upon adoption, the amendments are to be applied on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. Early adoption is not permitted. Sonder is currently evaluating the impact of this guidance on its consolidated financial statements.
There are other new accounting pronouncements issued by the FASB that Sonder has adopted or will adopt, as applicable, and Sonder does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.
Note 2. Revenue
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month
accommodations to its guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue.

The following table sets forth Sonder’s total revenues for the periods shown disaggregated between direct and indirect channels:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Direct revenue	$23,924	$11,131	$44,005	$22,441
Indirect revenue	23,345	7,710	34,822	38,281

Total revenue	$47,269	$18,841	$78,827	$60,722

Note. 3 Net Loss Per Common Share
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 143,234,881 shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share.
The following table sets forth the computation of historical basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator
Net loss	$(73,949)	$(60,799)	$(152,490)	$(122,542)

Denominator
Weighted-average common shares used in computing basic and diluted net loss per share	7,857,000	6,167,073	7,558,055	6,022,003

Net loss per share, basic and diluted	$(9.41)	$(9.86)	$(20.18)	$(20.35)

The following potential common shares outstanding were excluded from the computation of diluted net loss because including them would have been anti-dilutive:

	As of June 30,
	2021	2020
Options to purchase common stock	17,100	10,261
Common stock subject to repurchase or forfeiture	1,834	4,678
Redeemable convertible preferred stock (1)	75,758	72,069
Exchangeable shares	22,017	22,422

Total common stock equivalents	116,709	109,430

(1)	Includes the warrants reclassified to equity as of December 31, 2019 and those issued in connection with the 2018 Security and Loan Agreement and related amendment as of June 30, 2021 and 2020.
Note 4. Fair value measurement and financial instruments
Sonder has established a fair value hierarchy used to determine the fair value of our financial instruments as follows:
Level 1
—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2
—Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.
Level 3
—Unobservable inputs for which there is little or no market data that is significant to the fair value of the assets or liabilities. Consideration is given to the risk inherent in the valuation technique and the inputs to the model.
A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Liabilities Measured at Fair Value on a Recurring Basis
Sonder did not have any Level 1 or Level 2 fair value measurements as of June 30, 2021 and December 31, 2020. The following table summarizes Sonder’s Level 3 financial liabilities measured at fair value on a recurring basis (in thousands):

	Level 3
	June 30, 2021	December 31, 2020
Financial liabilities:
Other non-current liabilities:
Preferred stock warrant liabilities	$2,426	$1,140
Share-settled redemption feature	41,055	—

Total financial liabilities measured and recorded at fair value	$43,481	$1,140

The Share-settled redemption feature is included in Convertible notes in the condensed consolidated balance sheet.
The following table presents changes in Level 3 liabilities measured at fair value for the six months ended June 30, 2021 and the year ended December 31, 2020 (in thousands):

	Level 3
	June 30, 2021	December 31, 2020
Beginning balance	$1,140	$822
Additions for new instruments issued	45,155	292
Increase in fair value of preferred stock warrants	1,286	26
Decrease in fair value of share-settled redemption feature	(4,100)	—

Total financial liabilities measured and recorded at fair value	$43,481	$1,140

There were no transfers of financial instruments between valuation levels during the three and six months ended June 30, 2021 and the year ended December 31, 2020.
As of June 30, 2021 and December 31, 2020, Sonder did not have observable inputs for the valuation of its preferred stock warrant liabilities or share-settled redemption feature related to the Convertible Notes. The fair value of the preferred stock warrant liabilities is based in part on aggregate equity value indications, consistent with the analysis for Sonder’s common stock valuation using the option pricing method. The significant unobservable input used in the fair value measurement of the redeemable convertible preferred stock warrant liability is the fair value of the underlying preferred stock at the valuation measurement date. Generally, increases (decreases) in the fair value of the underlying preferred stock would result in a directionally similar impact to the fair value measurement.
The determination of the fair value of the share-settled redemption feature is discussed in Note 5. Debt
.
The share-settled redemption feature was classified as Level 3 within the fair value hierarchy because the fair value was based on unobservable inputs in an inactive market.
Sonder estimates that the fair value of its restricted cash, accounts receivable, prepaid rent, prepaid expenses, other current assets, accounts payable, accrued liabilities, sales tax payable, deferred revenue, current portion of long-term debt, convertible notes and other current liabilities approximates carrying value due to the relatively short maturity of the instruments. The carrying value of Sonder’s long-term debt approximates fair value because it bears interest at market rate and all other terms are also reflective of current market terms.
These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the statements of operations and comprehensive loss.
Note 5. Debt
Convertible Notes
On March 12, 2021, pursuant to a note purchase agreement, Sonder issued the Convertible Notes to certain investors for an aggregate principal amount of $165.0 million. The net proceeds from the sale of the Convertible Notes were approximately $162.4 million, after deducting issuance costs of $2.6 million.
The Convertible Notes are subordinated obligations of Sonder, and interest is payable annually at a rate of 1.00% per annum. The Convertible Notes will mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date. The Convertible Notes are convertible either automatically, at the option of holders, or at the option of Sonder upon the occurrence of certain specified events.
Automatic Conversion
The Convertible Notes will convert automatically upon the occurrence of the following events:

•
Qualified Financing Conversion: If Sonder receives aggregate gross proceeds of at least $50.0 million in the next round of preferred stock financing on or prior to the maturity date (Qualified Financing), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted at the closing of such financing into shares of the preferred stock issued in such financing.

•
Qualified IPO Conversion: If Sonder closes an initial public offering with gross proceeds not less than $50.0 million on or prior to the maturity date (Qualified IPO), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted into Sonder’s common shares.

•
Qualified Public Transaction Conversion – Qualified SPAC: If the closing of an acquisition transaction with a publicly listed special purpose acquisition company or its subsidiary with not less than $200 million in available cash in its escrow or trust account occurs on or prior to the maturity date (Qualified SPAC), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted into Sonder’s common stock.

The conversion rate for each of the above scenarios is the following:

•
Qualified Financing Conversion: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis immediately prior to the closing of the next round preferred stock financing, and (ii) 87.5% of the lowest price per share paid by the investors purchasing the preferred stock issued in such financing in cash (Financing Conversion Price).

•
Qualified IPO Conversion: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the price to the public in the Qualified IPO.

•
Qualified Public Transaction Conversion – Qualified SPAC: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the amount obtained by dividing the enterprise value of Sonder by the number of outstanding shares of Sonder’s common stock on a fully diluted basis.

Conversion at the Option of the Holder
If, on or prior to the maturity date, Sonder’s next round of preferred stock financing is not a Qualified Financing, at the investors’ election, all or any portion of the outstanding principal and accrued and unpaid interest of the Convertible Notes may be converted into the preferred shares issued in such financing at the Financing Conversion Price.
Conversion at the Option of Sonder
At Sonder’s election, the outstanding principal and accrued and unpaid interest of the Convertible Notes may be converted on the maturity date into shares of Sonder’s then most senior series of preferred stock at a conversion price equal to $12.3819.
Events of Default and Change in Control
The Convertible Notes will become due in the occurrence of an event of default. In addition, upon the occurrence of a change in control, the holder will have the option to demand payment of the Convertible Notes or convert the outstanding principal amount of the Convertible Notes and accrued and unpaid interest into shares of Sonder’s most senior series of preferred stock at a price per share equal to the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the amount obtained by dividing the enterprise value by the number of outstanding shares of Sonder’s common stock on a fully diluted basis.
Recognition
As the Convertible Notes contain a share-settled redemption feature in the case of a Qualified Financing Conversion, Qualified IPO Conversion, Qualified SPAC Conversion,
Non-Qualified
Financing Conversion, or in the occurrence of a change in control, Sonder identified this feature as an embedded derivative that requires bifurcation from the host instrument (Share-settled Redemption Feature).
The Convertible Notes were separated into debt and the Share-settled Redemption Feature components and assigned a fair value. The value assigned to the debt component was the estimated fair value as of the issuance date of similar debt without the Share-settled Redemption Feature. The difference between the cash proceeds and this estimated fair value represents the value which has been assigned to the Share-settled Redemption Feature and recorded as a debt discount. The debt discount is being amortized using the effective interest method over the period from the date of issuance through the maturity date.
The initial debt component of the Convertible Notes was valued at $119.8 million, based on the contractual cash flows discounted at an appropriate market rate for non-convertible
debt at the date of issuance, net of issuance costs. The fair value of the Share-settled Redemption Feature was initially valued at $45.2 million and was recorded as a debt discount in the balance sheets and is amortized over the term of the debt. As of June 30,

2021, the fair value of the Share-settled Redemption Feature was $41.1 million. The change in fair value of the Share-settled Redemption Feature is recognized as a component of other income (expense), net, on the statements of operations and comprehensive loss.
The following table outlines the effective interest rate, contractually stated interest expense, and costs related to the amortization of the discount for the Convertible Notes (in millions except for effective interest rate):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Effective Interest Rate	35.83%	35.83%
Contractually Stated Interest Expense	$0.4	$0.5
Amortization of discount	$10.6	$12.7
Term Loans
2018 Loan and Security Agreement
In December 2018, Sonder entered into a loan and security agreement (the
2018 Loan and Security Agreement)
with certain venture lenders that provided aggregate borrowing capacity of $50.0 million, which was divided into three different parts, each subject to certain terms and conditions. Multiple promissory notes can be issued under each part and under various advance options up to the aggregate commitment amount. Outstanding balances may be repaid prior to maturity subject to an applicable prepayment premium.
The 2018 Loan and Security Agreement provides for a lien on substantially all of the assets of Sonder and certain of its subsidiaries. The 2018 Loan and Security Agreement is subordinated in right of payment and with respect to lien priority to Sonder’s 2020 Credit Facility (described below). The 2018 Loan and Security Agreement contains customary affirmative and negative covenants, such as those governing financial statement reporting requirements and maintenance of insurance, incurring additional indebtedness, granting of liens, merging or consolidating with other companies or selling its assets, paying dividends, making redemptions and repurchases of stock, making investments, loans and acquisitions, changing the nature of its business or engaging in transactions with affiliates.
In December 2018, Sonder executed a $25.0 million promissory note (the
2018 Promissory Note
) under part 1 of the 2018 Loan and Security Agreement. The interest rate on the 2018 Promissory Note is the prime rate (as defined in the 2018 Loan and Security Agreement) plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to a floor of 4.75%. The term loan under the 2018 Promissory Note includes an end of term payment for an amount equal to 5.25% of the principal amount. Final repayment is due on June 30, 2022. A facility fee of $0.3 million was due on the closing date of the 2018 Promissory Note. The $25.0 million was fully drawn as of December 31, 2019. In December 2019, Sonder amended the 2018 Loan and Security Agreement to increase the aggregate borrowing capacity to $65.0 million (with an additional $10.0 million of loan commitments available at the discretion of the lenders), which is divided into five parts each subject to certain terms and conditions.
In March 2020, Sonder executed multiple promissory notes (the
2020 Promissory Notes
) under part 2 and part 3 of the 2018 Loan and Security Agreement for an aggregate amount of $25.0 million. The interest rate on the 2020 Promissory Notes is the prime rate plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to floor of 4.50%. The term loans under the 2020 Promissory Notes include an end of term payment for an amount equal to 4.75% of the principal amount. Final repayment is due on March 31, 2024. The $25.0 million was fully drawn under the term loan as of December 31, 2020.
The 2018 Loan and Security Agreement includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults, change of control defaults and a material adverse change default. Upon the occurrence of an event of default under the 2018 Loan and Security Agreement, the lenders have the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 5%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
As of June 30, 2021, the total long-term debt on the consolidated balance sheet was $14.8 million, consisting of unpaid principal balances of $15.5 million in term loans, net of $0.7 million in deferred issuance costs. As of December 31, 2020, the total long-term debt on the consolidated balance sheet was $25.0 million, consisting of $26.2 million of unpaid principal balance, net of the $1.2 million of deferred loan issuance costs. Unused commitments under the 2018 Loan and Security Agreement as of both June 30, 2021 and December 31, 2020 were $15.0 million. Interest expense for the Term Loans totaled $1.3 million and $1.6 million for the three months ended June 30, 2021 and 2020, respectively, and was recorded in other expense (income), net on the consolidated statements of operations and comprehensive loss. Interest expense for the Term Loans totaled $2.7 million and $2.9 million for the six months ended June 30, 2021 and 2020, respectively, and was recorded in other expense (income), net on the consolidated statements of operations and comprehensive loss.
Future minimum principal repayments on the Term Loans are $10.1 million, $14.9 million, $9.0 million, and $2.4 million for 2021, 2022, 2023 and 2024, respectively.
Credit Facility
2020 Credit Facility
In February 2020, Sonder entered into a revolving credit agreement (the
2020 Credit Facility
) that provides an aggregate revolving capacity of $50.0 million, which may be borrowed as revolving loans or used for the issuance of letters of credit. Loans under the 2020 Credit Facility may be Base Rate Loans or Eurodollar Rate Loans, plus a margin of 2.00% per annum. The 2020 Credit Facility includes (i) a letter of credit fee for each letter of credit equal to 1.50% per annum times amount available to be drawn under such letter of credit and (ii) a non-use
fee equal to 0.25% times the actual daily amount by which the aggregate commitments provided by facility exceed the sum of the outstanding amount of loans and letters of credit. All outstanding loan balances are due on February 21, 2023, the maturity date for the credit facility. Outstanding balances may be repaid prior to maturity without penalty.
The extensions of credit under the 2020 Credit Facility are guaranteed by certain of its subsidiaries and secured on a senior basis by a lien on substantially all of Sonder’s and certain of its subsidiaries’ assets. The 2020 Credit Facility contains customary affirmative covenants, such as financial statement reporting requirements and maintenance of insurance, as well as customary negative covenants, such as restrictions on Sonder’s ability to incur debt and liens, make investments, dispose of assets, pay dividends and repurchase stock, enter into transactions with affiliates and undergo fundamental changes such as dissolution or disposal of assets except so long as no default exists. The 2020 Credit Facility, as amended, provides for a minimum EBITDA covenant and a covenant to maintain liquidity at least equal to the amount outstanding under the 2020 Credit Facility; provided that if liquidity is less than the amount outstanding plus $25.0 million, Sonder must provide cash collateral equal to 105% of the amount outstanding.
The 2020 Credit Facility also includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults and change of control defaults. Upon the occurrence of an event of default under the 2020 Credit Facility, the lender has the right to terminate its commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 2%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.

As of June 30, 2021, Sonder was in compliance with all financial covenants and there were no borrowings outstanding on the 2020 Credit Facility, and outstanding letters of credit totaled $28.4 million.
2020 Québec Credit Facility
In December 2020, a Canadian subsidiary of Sonder entered into an agreement (the
2020 Québec Credit Facility
) with Investissement Québec, a Quebecois public investment entity, that provides a loan facility of CAD $25.0 million and an additional loan of CAD $5.0 million referred to as a conditional-refund financial contribution (the
CRFC
), which Sonder is not obligated to repay if it satisfies certain milestones relating to the Project (as defined below). The 2020 Québec Credit Facility provides an incentive for expanding Sonder’s operations in Canada (the “
Project”
), including establishing Sonder’s Canadian head office and increasing Sonder’s payroll there starting January 1, 2021. The disbursements of the loan and CRFC are based on a percentage of the increase in the accrued and paid gross payroll. The loan and the CRFC will bear interest at a fixed rate of 6% per year for a period of 10 years starting from the first date of the loan disbursement. The amount of principal and accrued and capitalized interest on the CRFC that Sonder must repay can be reduced up to $5.0 million if Sonder achieves certain milestones, including job creation and preservation and cumulative gross payroll milestones. In the event that Sonder does not complete the Project, the outstanding loan and CRFC and related interest become immediately due. An assessment fee of CAD $0.3 million was paid upon acceptance of the credit facility.
The 2020 Québec Credit Facility is secured by a lien on substantially all of the subsidiary’s assets and is guaranteed by Sonder. The 2020 Québec Credit Facility contains customary affirmative covenants, such as maintenance requirement of the subsidiary’s operations in Québec, maintenance and creation of jobs in Québec, and financial statement reporting requirements, as well as customary negative covenants, such as declare dividends, voluntary dissolution or liquidation and relocating substantial portion of its assets out side of Québec without prior written approval. As of June 30, 2021, Sonder was in compliance with all financial covenants, and there were no borrowings or CRFC outstanding on the 2020 Québec Credit Facility.
Restricted Cash
Throughout 2021 and 2020, Sonder entered into multiple cash collateral agreements in connection with the issuance of letters of credit and corporate credit cards programs. As of June 30, 2021 and December 31, 2020, Sonder had $0.1 million and $1.6 million, respectively, of cash collateral which was considered to be restricted cash.
Note 6. Preferred Stock Warrants
Sonder had the following preferred stock warrants outstanding as of June 30, 2021:

Type of Warrant	Number Outstanding	Issuance Date	Exercise Price	Expiration Date
Series A	59,440	10/20/2016	$1.36	10/20/2026
Series B	57,696	1/30/2018	$2.40	1/30/2028
Series C	218,417	12/28/2018	$5.04	12/28/2025
Series D	71,456	2/21/2020	$10.50	2/21/2027
The shares of preferred stock issuable upon exercise of these warrants are convertible into common stock at the ratios described in Note 10. Exchangeable shares and redeemable convertible preferred stock. The warrants are recorded as a discount to long-term debt in the consolidated balance sheets are amortized over the term of the related debt.

Series A Warrants
In connection with the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 59,440 shares of Series A preferred shares with an exercise price of $1.36 per share (Series A warrants). The warrants expire on October 20, 2026, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The change in fair value of the Series A warrant liability was not material for the three months ended June 30, 2021 and 2020. The fair value of the Series A warrant liability increased $0.3 million in the six months ended June 30, 2021. The change in the fair value of the Series A warrant liability was not material for the six months ended June 30, 2020.
Series B Warrants
In connection with the January 2018 amendment to the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 57,696 shares of Series B preferred shares with an exercise price of $2.40 per share (Series B warrants). The warrants expire on January 30, 2028, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations. The fair value of the Series B warrant liability decreased $0.1 million in the three months ended June 30, 2021. The change in the fair value of the Series B warrant liability was not material for the three months ended June 30, 2020. The fair value of the Series B warrant liability increased $0.2 million in the six months ended June 30, 2021. The change in the fair value of the Series B warrant liability was not material for the six months ended June 30, 2020.
Series C Warrants
In connection with the 2018 Loan and Security Agreement as discussed in Note 5. Debt Sonder issued warrants to purchase 238,274 shares of Series C preferred stock with an exercise price of the lower of (i) $5.04 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (the “Series C warrants”). The number of shares is subject to adjustment based on Sonder meeting certain borrowing thresholds. The warrants are available for the greater of (i) 7 years from December 28, 2018 or (ii) 5 years from the effective date of an IPO or any reverse takeover transaction under a prospectus, filing statement, registration statement, or other similar document filed under applicable securities laws whereby Sonder’s shares are sold to the public on a securities exchange. The exercise price can be settled in cash or in net shares at the holder’s option.
In December 2019, Sonder amended its Series C warrant agreements as a result of Sonder reaching the borrowing thresholds in the original warrant agreements. The warrant agreements were amended to purchase 218,417 shares of Series C preferred stock. All other terms under the original warrant agreements remained the same. Sonder determined that the warrant amendments did not qualify as an extinguishment.
The fair value of the Series C warrants at issuance was $0.2 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the Series C warrant liability decreased $0.1 million in the three months ended June 30, 2021. The change in the fair value of the Series C warrant liability was not material for the three months ended June 30, 2020. The fair value of the Series C warrant liability increased $0.7 million in the six months ended June 30, 2021. The change in the fair value of the Series C warrant liability was not material for the six months ended June 30, 2020.
Series D Warrants
In connection with the the December 2019 amendment to the 2018 Loan and Security Agreement as discussed in Note 5. Debt, Sonder also issued additional warrants to purchase 71,456 shares of Series D preferred stock with an exercise price of the lower of (i) $10.50 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (Series D warrants). The number of shares is subject to adjustment based on warrant coverage amounts. The warrants are available for the greater of (i) 7 years from February 21, 2020 or (ii) 5 years from the effective date of an IPO or otherwise specified exit event. The exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations. The fair value of the Series D warrant liability decreased $0.1 million in the three months ended June 30, 2021. The change in the fair value of the Series D warrant liability was not material for the three months ended June 30, 2020. The fair value of the Series D warrant liability increased $0.1 million in the six months ended June 30, 2021. The change in fair value of the Series D warrant liability was not material for the six months ended June 30, 2020.
Note 7. Leases
Sonder leases buildings or portions of buildings for guest usage, warehouses to store furniture, and corporate offices under noncancellable operating lease agreements, which expire through 2039. Sonder is required to pay property taxes, insurance and maintenance costs for certain of these facilities.
Future minimum lease payments under
non-cancelable
operating leases as of June 30, 2021, are as follows (in thousands):

Year Ended December 31,	Amount
remaining six months of 2021	$102,219
2022	282,964
2023	349,486
2024	372,182
2025	366,558
Thereafter	1,631,087

Total minimum future lease payments	$3,104,496

Sonder does not have material lease receivables from noncancellable lease contracts that would reduce the total minimum future lease payments.
Rental expense for operating leases for the three months ended June 30, 2021 and 2020 was $40.7 million and $28.6 million, respectively, of which $38.3 million and $26.5 million, respectively, is recognized in cost of revenues, $1.8 million and $0, respectively, in operations and support, and $0.6 million and $2.1 million, respectively, in general and administrative.
Rental expense for operating leases for the six months ended June 30, 2021 and 2020 was $78.6 million and $72.7 million, respectively, of which $74.2 million and $68.6 million, respectively, is recognized in cost of revenues, $2.7 million and $0.7 million, respectively, in operations and support, and $1.7 million and $3.4 million, respectively, in general and administrative.
Note 8. Commitments and Contingencies
Surety Bonds
A portion of Sonder’s leases are supported by surety bonds provided by affiliates of certain insurance companies. As of June 30, 2021, Sonder had commitments from six surety providers in the amount of $56.4 million, of which $27.8 million was outstanding. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and Sonder’s corporate credit rating.
Legal and Regulatory Matters
Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. Except as described below, Sonder is not currently a party to any litigation or legal proceedings that, in the opinion of Sonder’s management, are likely to have a material adverse effect on Sonder’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Sonder because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.
In late February 2020, Sonder was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at 20 Broad Street, New York, NY (the “
Broad Street Property
”). Due to the failure of the owner of the Broad Street Property (the “
Broad Street Landlord
”) to address the Legionella bacteria contamination and the associated health risks posed to Sonder’s guests, Sonder withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc. and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. Sonder filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. As of the date of the consolidated financial statements, the court has not set a hearing date for oral argument. Sonder intends to vigorously defend itself and believes that the claims of the 20 Broad Street Landlord are without merit.
Sonder establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent Sonder’s best estimate of probable losses. Sonder has recorded an estimated accrual of $1.0 million and $0.6 million in the condensed consolidated balance sheet as of June 30, 2021 and the consolidated balance sheet December 31, 2020, respectively. Sonder’s views and estimates related to these matters may change in the future, as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on current knowledge, the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on Sonder’s business, results of operations, financial condition, or cash flows. Legal fees are expensed as incurred.
Note 9. Guarantees and Indemnification
Indemnifications
Sonder has entered into indemnification agreements with all of its directors. The indemnification agreements and its Amended and Restated Bylaws (the
Bylaws
) require Sonder to indemnify these individuals to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the indemnification agreements and Bylaws also require Sonder to advance expenses incurred by its directors. No demands have been made upon Sonder to provide indemnification under the indemnification agreements or the Bylaws, and thus, there are no claims that Sonder is aware of that could have a material adverse effect on its business, results of operations, financial condition, or cash flows.
In the ordinary course of business, Sonder has included limited indemnification provisions under certain agreements with parties with whom it has commercial relations of varying scope and terms with respect to certain matters, including losses arising out of its breach of such agreements or out of intellectual property infringement claims made by third parties. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
Note 10. Exchangeable shares and redeemable convertible preferred stock
Exchangeable Shares
In connection with the corporate inversion in 2019 as discussed in Note 1. Description of Business and Summary of Significant Accounting Policies, shareholders of Sonder Canada Inc. became either (a) holders of shares of Sonder Holdings Inc. by exchanging their Sonder Canada Inc. shares for corresponding stock of Sonder Holdings Inc., or (b) holders of Exchangeable Shares of Sonder Canada Inc. and holders of Special Voting Stock of Sonder Holdings Inc. by converting their Sonder Canada Inc. shares into Exchangeable Shares and subscribing for an equal number of shares of Special Voting Stock of Sonder Holdings Inc. The Exchangeable Shares are
non-voting
participating shares of Sonder Canada Inc. with economic rights that are substantially equivalent to those of the corresponding stock of Sonder Holdings Inc. The Exchangeable Shares can be exchanged into corresponding stock of Sonder Holdings Inc. at the request of the holder and upon certain other circumstances. As the Exchangeable Shares are non-voting
shares of Sonder Canada Inc., the holders of Exchangeable Shares are not entitled to receive notice or attend any meeting of the shareholders of Sonder Canada Inc. or to vote at any such meeting, except as required by applicable law or in respect of certain matters relating to the Exchangeable Shares as set out in the articles of Sonder Canada Inc.
In the context of the corporate inversion, Sonder Canada Inc. subscribed for Special Voting Stock on behalf of the shareholders of Sonder Canada Inc. who received Exchangeable Shares. The Special Voting Stock enables the holders of Exchangeable Shares to exercise voting rights alongside the Delaware stockholders. The Special Voting Stock is not entitled to receive dividends and does not participate in any distribution of Sonder’s assets pursuant to Sonder Holdings Inc.’s certificate of incorporation, and must be redeemed upon the occurrence of an exchange of Exchangeable Shares for corresponding stock of Sonder Holdings Inc.

The following tables present Sonder’s authorized and outstanding exchangeable shares (in thousands except per share amounts):

	June 30, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,517,608	9,437,358	$—	$—	$—
Series Seed 1	2,588,866	2,588,866	0.53	1,359	1,372
Series Seed 2	1,209,160	1,209,160	0.50	606	605
Series Seed 3	704,380	704,380	1.09	787	768
Series A	183,420	183,420	1.36	250	250
Series B	2,335,500	2,335,500	2.40	5,610	5,605
Series C	3,175,207	3,175,207	5.04	15,991	16,003
Series D	2,057,926	1,962,652	10.50	20,600	20,608
Series E	420,570	420,570	10.77	4,530	4,530

Total exchangeable shares	35,192,637	22,017,113	—	$49,733	$49,741

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,517,608	9,437,358	$—	$—	$—
Series Seed 1	2,588,866	2,588,866	0.53	1,359	1,372
Series Seed 2	1,209,160	1,209,160	0.50	606	605
Series Seed 3	704,380	704,380	1.09	787	768
Series A	183,420	183,420	1.36	250	250
Series B	2,335,500	2,335,500	2.40	5,610	5,605
Series C	3,175,207	3,175,207	5.04	15,991	16,003
Series D	2,057,926	1,962,652	10.50	20,600	20,608
Series E	420,570	420,570	10.77	4,530	4,530

Total exchangeable shares	35,192,637	22,017,113	—	$49,733	$49,741

Redeemable Convertible Preferred Stock
The following tables present Sonder’s authorized and outstanding redeemable convertible preferred stock (in thousands except per share amounts)

	June 30, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,702,526	785,420	$0.53	$269	$416
Series Seed 1-A	3,702,526	328,240	0.53	174	174
Series Seed 2	1,719,560	470,994	0.50	222	235
Series Seed 2-A	1,719,560	39,406	0.50	20	20
Series Seed 3	704,380	—	1.09	—	—
Series Seed 3-A	704,380	—	1.09	—	—
Series A	7,023,193	6,780,333	1.36	9,241	9,221
Series A-1	7,023,193	—	1.36	—	—
Series B	15,611,276	13,218,080	2.40	27,105	31,723
Series B-1	15,611,276	—	2.40	—	—
Series C	19,070,648	12,143,631	5.04	56,496	61,204
Series C-1	19,070,648	3,513,536	5.04	17,708	17,708
Series D	21,603,476	3,472,366	10.50	35,808	36,460
Series D-1	21,603,476	16,049,365	10.50	168,518	168,518
Series E	34,932,992	18,956,184	10.77	203,189	204,159

Total redeemable convertible preferred stock	173,803,110	75,757,555	—	$518,750	$529,838

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,702,526	1,113,660	$0.53	$443	$590
Series Seed 1-A	3,702,526	—	$0.53	—	—
Series Seed 2	1,719,560	510,400	0.50	242	255
Series Seed 2-A	1,719,560	—	0.50	—	—
Series Seed 3	704,380	—	1.09	—	—
Series Seed 3-A	704,380	—	1.09	—	—
Series A	7,023,193	6,780,333	1.36	9,241	9,221
Series A-1	7,023,193	—	1.36	—	—
Series B	15,611,276	13,218,080	2.40	27,105	31,723
Series B-1	15,611,276	—	2.40	—	—
Series C	19,070,648	15,657,167	5.04	74,204	78,912
Series C-1	19,070,648	—	5.04	—	—
Series D	21,603,476	16,663,497	10.50	174,315	174,967
Series D-1	21,603,476	2,858,234	10.50	30,011	30,011
Series E	20,432,992	18,863,308	10.77	202,169	203,158

Total redeemable convertible preferred stock	159,303,110	75,664,679	—	$517,730	$528,837

The preferred stock are classified by (i) Senior Preferred Stock, consisting of Series
Seed-1A
Preferred Stock, Series
Seed-2A
Preferred Stock, Series
Seed-3A
Preferred Stock, Series
A-1
Preferred Stock, Series
B-1
Preferred Stock, Series
C-1
Preferred Stock, Series
D-1
Preferred Stock, and Series E Preferred Stock, and

(ii) Junior Preferred Stock, consisting of Series
Seed-1
Preferred Stock, Series
Seed-2
Preferred Stock, Series
Seed-3
Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. The following summarizes the rights, preferences, and privileges of Sonder’s redeemable convertible preferred stock:
Dividends
Holders of redeemable convertible preferred stock are entitled to receive noncumulative dividends, when, as, and if declared by Sonder’s Board of Directors, and prior and in preference to any declaration or payment of dividends on any other series or class of capital stock on a pari passu basis.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sonder or “Deemed Liquidation Event” (as defined below) (collectively, a “
Liquidation Event
”):

•
The Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of Sonder available for distribution to Sonder’s stockholders before any payment shall be made to the holders of the Junior Preferred Stock or Common Stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Senior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Senior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.

•
After the payment of all preferential amounts required to be paid to the holders of the Senior Preferred Stock, the holders of shares of Junior Preferred Stock then outstanding are entitled to be paid out of the assets of Sonder available for distribution to its stockholders before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Junior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.

•
After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Junior Preferred Stock, the remaining assets of Sonder available for distribution to its stockholders shall be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.

A Deemed Liquidation Event is defined to include (i) the merger or consolidation resulting in a disproportionate share of the shareholding before and after the consolidation or merger, (ii) the sale, lease, abandonment, transfer, exclusive license or other disposition of all or substantially all of the assets of Sonder and its subsidiaries, (iii) the sale, exchange or transfer by Sonder’s stockholders, in a single transaction or series of transactions, of 50% or more of the voting shares of Sonder or (iv) sale or exchange of shares of Sonder, or the merger, reorganization, consolidation, or other business combination, pursuant to which the holders of voting securities of Sonder immediately prior to the transaction hold, immediately after such transaction, less than 50% of the voting power of the outstanding capital stock, unless the holders of at least a majority of the outstanding shares of Preferred and Special Voting Investor Series Stock elect otherwise.
Classification
Sonder classifies its redeemable convertible preferred stock as mezzanine equity, or outside of stockholders’ deficit, because the shares contain liquidation features that are not solely within its control.

Conversion Rights
Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time and without payment of additional consideration by the holder, into such number of shares of common stock as is determined by dividing the original issue price for such series of preference stock by the conversion price for such series of preferred stock that is in effect at the time of the conversion as applicable to each series of preferred stock.
Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to a prospectus under applicable Canadian securities laws as amended from time to time at a price per share at least equal to one times the original issuance price of the Series E redeemable convertible preferred stock and resulting in at least $100 million, or (ii) (a) with respect to the redeemable convertible preferred stock other than the Series C, the Series
C-1,
the Series D, the Series
D-1,
and the Series E redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the majority of the outstanding redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, which majority must include the holders of a majority of such shares that constitute Senior Preferred Stock, (b) with respect to the Series C and Series
C-1
redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding Series C, Series
C-1
and Special Voting Series C stock, voting together as a single class, which majority must include the holders of a majority of such shares that constitute Senior Preferred Stock, (c) with respect to the Series D and Series
D-1
redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding Series D, Series
D-1
and Special Voting Series D stock, voting together as a single class, which majority must include the holders of a majority of such shares that constitute Senior Preferred Stock, and (d) with respect to the Series E redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Series E and Special Voting Series D stock, voting together as a single class, for each (a), (b), (c) and (d) on an as converted basis.
Voting
Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
Holders of Preferred Stock vote together as a single class, except for meetings at which only holders of a specified class (other than the preferred shares) or specified series of shares are entitled to vote. The holders are also entitled to certain protective provisions, which require a majority of the outstanding shares of Preferred Stock and Special Voting Investor Series Stock (calculated on an as-if-converted
to Common Stock or Special Voting Series AA Stock basis, as applicable, and voting together as a single class), which majority must include the holders of a majority of such shares that constitute Senior Preferred Stock to approve, among other actions, a liquidation event, an amendment, waiver, or repeal of provisions of Sonder’s certificate of incorporation or bylaws, a change to the number of directors of the corporation, and a declaration or payment of any dividend.
Holders of preferred stock and Special Voting Investor Series stock, voting together as a single class, are entitled to elect three members to Sonder’s board of directors.
Holders of Series C redeemable convertible preferred stock and Special Voting Series C stock are entitled to certain protective provisions, which require a majority of the outstanding shares of Series C redeemable convertible preferred stock, Series
C-1
redeemable convertible preferred stock and Special Voting Series C stock,

voting together as a single class, which majority must include the holders of a majority of such shares that constitute Senior Preferred Stock to approve, among other actions, an amendment to our certificate of incorporation or bylaws that adversely affects the special rights of the holders of Series C or Series
C-1
redeemable convertible preferred stock, and a change in the total number of authorized shares of Series C or Series
C-1
redeemable convertible preferred stock.
Holders of Series D redeemable convertible preferred stock and Special Voting Series D stock are entitled to certain protective provisions, which require a majority of the outstanding shares of Series D redeemable convertible preferred stock, Series
D-1
redeemable convertible preferred stock and Special Voting Series D stock, voting together as a single class, which majority must include the holders of a majority of such shares that constitute Senior Preferred Stock to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affect the special rights of the holders of Series D or Series
D-1
redeemable convertible preferred stock and a change in the total number of authorized shares of Series D or Series
D-1
redeemable convertible preferred stock.
Holders of Series E redeemable convertible preferred stock and Special Voting Series E stock are entitled to certain protective provisions, which require a majority of the outstanding shares of Series E redeemable convertible preferred stock and Special Voting Series E stock, voting together as a single class, to approve, among other actions, an amendment to our certificate of incorporation or bylaws that adversely affect the special rights of the holders of Series E redeemable convertible preferred stock and a change in the total number of authorized shares of Series E redeemable convertible preferred stock.
Holders of common stock and Special Voting Series AA stock, voting together as a single class, are entitled to elect four members to the board of directors.
The holders of record of the shares of common stock and Special Voting Series AA stock and of any other class or series of voting stock (including the redeemable convertible preferred stock and Special Voting Stock), exclusively and voting together as a single class on an as-if-converted
to common stock or Special Voting Series AA stock basis, as applicable, shall be entitled to elect the balance of the total number of directors.
Redemption Rights
The holders of the outstanding shares of redeemable convertible preferred stock do not have redemption rights; however, as noted above, Sonder’s certificate of incorporation provides that upon any voluntary or involuntary liquidation, dissolution or winding up of Sonder or Deemed Liquidation Event such shares will be entitled to receive the applicable Liquidation Amount.
Preferred Stock Warrants
As described above in Note 6. Preferred Stock Warrants, in connection with Sonder’s loan and security agreements, Sonder issued warrants to purchase Series A, Series B, Series C, and Series D preferred shares.

Note 11. Common Stock
As of June 30, 2021, Sonder is authorized to issue 143,234,881 shares of its common stock, with a par value per share of $0.00001. Sonder is also authorized to issue 173,803,110 shares of redeemable convertible preferred stock and 35,192,637 shares of exchangeable shares, which are not included in the number of common shares authorized. As of June 30, 2021 and December 31, 2020 , it has reserved the following shares of common stock for future issuance:

	June 30, 2021	December 31, 2020
Conversion of preferred stock and exchangeable shares (1)	208,995,747	194,495,747
Outstanding stock options	17,099,526	12,802,899
Options available for grant under the 2019 Equity Incentive Plan	1,225,272	3,413,074

Total common stock reserved for future issuance	227,320,545	210,711,720

(1)
Includes the warrants reclassified to equity as of December 31, 2019 and those issued in connection with the 2018 Loan and Security Agreement and related amendment as of June 30, 2021 and December 31, 2020.

Note 12. Stockholders’ Deficit
Stock-based Compensation Expense
Total stock-based compensation expense is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operations and support	$534	$522	$940	$1,259
General and administrative	1,628	918	15,119	2,692
Research and development	286	302	541	857
Sales and marketing	—	—	1	1

Total stock-based compensation expense	$2,448	$1,742	$16,601	$4,809

Sonder recognizes only the portion of the option award granted that is ultimately expected to vest as compensation expense and elects to recognize gross share-based compensation expense with actual forfeitures recognized as they occur.
Fair Value of Stock Options
Sonder estimates the fair value of each stock option award using the Black-Scholes-Merton option-pricing model, which utilizes the estimated fair value of Sonder’s common stock and requires the input of the following subjective assumptions:
Expected Term
— The expected term for options granted to employees, officers, and directors is calculated as the midpoint between the vesting date and the end of the contractual term of the options. The expected term for options granted to consultants is determined using the remaining contractual life.
Expected Volatility
— The expected volatility is based on the average volatility of similar public entities within Sonder’s peer group as Sonder’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.
Expected Dividends
— The dividend assumption is based on Sonder’s historical experience. To date Sonder has not paid any dividends on its common stock.

Risk-Free Interest Rate
— The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon
issues, with a remaining term equal to the expected life term of Sonder’s options.
The following table summarizes the key assumptions used to determine the fair value of Sonder’s stock options granted to employees, non-employees,
officers, and directors:

	Three Months Ended June 30,	Six Months Ended June 30,
	2020	2021	2020
Expected term (in years)	5.79	3.99	5.79
Expected volatility	67%	64%	63% - 67%
Dividend yield	— %	— %	— %
Risk-free interest Rate	0.44%	0.41%	0.44% - 1.46%
Weighted-average grant-date fair value per share	$2.69	$4.54	$2.56 - $2.69
There were no options granted in the three months ended June 30, 2021.
Performance and Market-based Equity Awards
On November 15, 2019, the Sonder Board of Directors granted an award to Francis Davidson, Sonder’s CEO, for a total of 5,613,290 options, all of which Mr. Davidson fully exercised in December 2019 with a promissory note payable to Sonder in the amount of $24.6 million (the “Promissory Note”). Of the 5,613,290 total options, 2,041,197 options vest in 72 equal monthly installments starting as of October 1, 2017 (the “Service-based Options”), subject to Mr. Davidson’s continuous employment and 3,572,093 options are performance-based (“CEO Performance Awards”), that vest as follows, subject to Mr. Davidson’s continuous employment at each such event (the “Performance Conditions”):

•	1,530,897 performance awards upon an initial public offering (“IPO”) if Sonder reaches certain share price targets (the “IPO Condition”);

•	1,020,598 performance awards upon a qualified financing at certain valuation milestones (the “Qualified Financing Condition”); and

•	1,020,598 performance awards upon Sonder achieving a certain market capitalization milestone (the “Market Capitalization Condition”).
The fair value of the 2,041,197 Service-based Options was estimated using the Black-Scholes-Merton pricing model. The grant date fair value of the Service-based Options was $3.2 million and is recognized on a straight-line basis over the term of the award. Sonder recognized $11.6 million in expense for the CEO Performance Awards in the six months ended June 30, 2021.
The promissory note for $24.6 million represents the aggregate exercise price for the 5,613,290 options that were exercised by Mr. Davidson. The promissory note bears interest at the rate of 2.00% per annum, compounding semiannually. The principal amounts and accrued interest are due upon the earlier of: (i) four years after the issuance, or on December 1, 2023, (ii) the transfer or sale of the shares by the employee without approval by Sonder, or (iii) an initial public offering or an acquisition of Sonder by a public company. The Promissory Note was secured by the shares issued upon exercise of the award and in exchange for the note. While the Promissory Note is full recourse, it is considered to be non-recourse
for accounting purposes and thus was not recorded in the consolidated balance sheets as a receivable. As of June 30, 2021 and December 31, 2020, the aggregate borrowings outstanding under the Promissory Note, including interest, were $25.4 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the Promissory Note will be repaid in full prior to the consummation of the Business Combination.

In the three months ended March 31, 2021, the CEO Performance Awards were modified to accelerate the vesting of the IPO Condition and the Qualified Financing Condition because the Sonder Board desired to reward Mr. Davidson in leading Sonder to perform above expectations given the dramatically worsened business conditions brought about by the unexpected
COVID-19
pandemic, especially in the hospitality sector, and at the same time, engaging Sonder in potential strategic transactions valuing Sonder at increased valuations. While the vesting of the options under the Market Capitalization Condition were not accelerated by the Sonder Board, the Sonder Board approved a resolution clarifying that the Market Capitalization Condition would be eligible to vest in connection with a business combination with a special purpose acquisition company that otherwise achieves the applicable Market Capitalization Condition using an equivalent share price rather than the market capitalization. In the six months ended June 30, 2021, Sonder recognized $11.6 million in stock-based compensation expense related to the acceleration of this vesting of the IPO Condition and the Qualified Financing Condition.
The modification-date fair value of the CEO Performance Awards was estimated using a Monte Carlo simulation. The Monte Carlo simulation utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include Sonder’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. Sonder recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved. The modification-date fair value of the CEO Performance Awards as determined using the Monte Carlo simulation on the modification date was $3.0 million.
Note 13. Income Taxes
Provision for income taxes for the three and six months ended June 30, 2021 were $70 thousand and $93 thousand, respectively, and the effective tax rate for these periods was 0%. Provision for income taxes for the three and six months ended June 30, 2020 was $3 thousand, and the effective tax rate for these periods was 0%. The difference between Sonder’s effective tax rate and the U.S. statutory rate of 21% was primarily due to a full valuation allowance related to Sonder’s net deferred tax assets.
Note 14. Related party transactions
Francis Davidson Promissory Note
In November 2019, Sonder granted Mr. Davidson, its CEO, the ability to purchase 5,613,290 shares of common stock for an aggregate exercise price of $24.6 million, all of which Mr. Davidson exercised in December 2019 with a full recourse promissory note payable to Sonder. As of June 30, 2021 and December 31, 2020, the aggregate borrowings outstanding under the note, including interest, were $25.4 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the loan shall be repaid in full prior to the consummation of the Business Combination. See Note 12. Stockholders’ Deficit for details.
2021 Convertible Promissory Notes
In March 2021, Sonder issued the Sonder Convertible Notes in an aggregate principal amount of $165 million to certain investors in exchange for Sonder’s agreement to issue the investors shares of its capital stock upon the occurrence of certain events described in the Note Purchase Agreement dated March 12, 2021. Sonder’s investors and their affiliates hold $43.3 million of the Sonder Convertible Notes. The Sonder Convertible Notes will automatically convert into shares of Sonder Common Stock immediately prior to the consummation of the Business Combination. See Note 5. Debt for details of the transaction.
Note 15. Subsequent events
In preparing these condensed consolidated financial statements, Sonder has evaluated events and transactions for potential recognition or disclosure through August 19, 2021, the date that the condensed consolidated financial statements were issued and Sonder did not note any transactions or event subsequent to June 30, 2021 through August 19, 2021, that require adjustments to, or disclosure in, the accompanying condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Sonder Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Sonder Holdings Inc. and subsidiaries (Sonder) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Sonder as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of Sonder’s management. Our responsibility is to express an opinion on Sonder’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Sonder in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Sonder is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of Sonder’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
July 6, 2021
We have served as Sonder’s auditor since 2019.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and par value information)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$121,467	$110,916
Restricted cash	1,641	3,330
Accounts receivable, net of allowance of $2,570 and $2,503 at December 31, 2020 and 2019, respectively	1,774	5,995
Prepaid rent	9,907	13,882
Prepaid expenses	3,112	3,655
Other current assets	8,375	3,190

Total current assets	146,276	140,968
Property and equipment, net	24,204	30,102
Other non-current assets	7,041	8,190

Total assets	$177,521	$179,260

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$10,915	$7,114
Accrued liabilities	8,248	8,909
Sales tax payable	6,880	4,656
Deferred revenue	10,203	6,863
Current portion of long-term debt	17,038	5,753
Other current liabilities	917	197

Total current liabilities	54,201	33,492
Deferred rent	28,760	25,172
Long-term debt	25,022	18,274
Other non-current liabilities	2,935	822

Total liabilities	110,918	77,760
Commitments and contingencies (Note 10)
Mezzanine equity:
Redeemable convertible preferred stock, 159,303,110 and 138,679,570 shares authorized at December 31, 2020 and 2019, respectively; 75,664,679 shares and 56,753,734 shares issued and outstanding at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $528,837 and $325,179 at December 31, 2020 and 2019, respectively	517,730	314,967
Exchangeable preferred stock, 12,675,029 and 12,254,459 shares authorized at December 31, 2020 and 2019, respectively; 12,579,755 shares and 12,159,185 shares issued and outstanding at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $49,741 and $45,211 at December 31, 2020 and 2019, respectively	49,733	45,203

Total mezzanine equity	567,463	360,170
Stockholders’ deficit:
Common stock, $.000001 par value—128,734,881 and 107,168,070 shares authorized at December 31, 2020 and 2019, respectively; 7,169,758 and 5,705,570 shares issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Exchangeable AA stock, 22,517,608 and 22,254,459 shares authorized at December 31, 2020 and 2019, respectively; 9,437,358 and 9,842,579 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	13,898	5,032
Cumulative translation adjustment	5,666	6,406
Accumulated deficit	(520,425)	(270,109)

Total stockholders’ deficit	(500,860)	(258,670)

Total liabilities, mezzanine equity, and stockholders’ deficit	$177,521	$179,260

See Notes to Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except number of shares information)

	Years Ended December 31,
	2020	2019
Revenue	$115,678	$142,910
Cost of revenue (excluding depreciation and amortization)	136,995	124,866
Operations and support	115,072	105,401
General and administrative	77,033	60,894
Research and development	17,552	15,737
Sales and marketing	12,848	7,115

Total costs and expenses	359,500	314,013
Loss from operations	(243,822)	(171,103)
Interest expense, net and other (income) expense, net:
Interest expense, net	6,402	1,133
Other (income) expense, net	(231)	6,013

Total interest expense, net and other (income) expense, net	6,171	7,146

Loss before income taxes	(249,993)	(178,249)

Provision for income taxes	323	—

Net loss	(250,316)	(178,249)

Net loss per share, basic and diluted	$(39.98)	$(18.04)

Weighted average shares outstanding of common stock, basic and diluted	6,261,247	9,878,239

Other comprehensive loss:
Net loss	(250,316)	(178,249)
Change in foreign currency translation adjustment	(740)	6,284

Comprehensive loss	$(251,056)	$(171,965)

See Notes to Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)

	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of December 31, 2018	47,476,173	$135,506	—	$—	9,426,463	$—	—	$—	$856	$122	$(91,860)	$(90,882)
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	21,436,746	$224,664	—	—	—	—	—	—	—	—	—	—
Exchangeable Stock conversion in connection with the corporate inversion	(12,159,185)	(45,203)	12,159,185	45,203	(9,842,579)	—	9,842,579	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	6,121,686	1	—	—	737	—	—	738
Stock-based compensation	—	—	—	—	—	—	—	—	3,380	—	—	3,380
Issuance of warrants	—	—	—	—	—	—	—	—	59	—	—	59
Components of comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(178,249)	(178,249)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	6,284	—	6,284

Balances as of December 31, 2019	56,753,734	$314,967	12,159,185	$45,203	5,705,570	1	9,842,579	—	5,032	6,406	(270,109)	(258,670)
Series D Redeemable convertible Preferred Stock extension round	47,637	594	—	—	—	—	—	—	—	—	—	—
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	18,863,308	202,169	—	—	—	—	—	—	—	—	—	—
Issuance of Exchangeable Series E Preferred Stock, net of issuance costs	—	—	420,570	4,530	—	—	—	—	—	—	—	—
Exchange of Series AA Special Voting shares for common stock	—	—	—	—	405,221	—	(405,221)	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	1,058,967	—	—	—	1,643	—	—	1,643
Stock-based compensation	—	—	—	—	—	—	—	—	7,223	—	—	7,223
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(250,316)	(250,316)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(740)	—	(740)

Balances as of December 31, 2020	75,664,679	$517,730	12,579,755	$49,733	7,169,758	$1	9,437,358	$—	$13,898	$5,666	$(520,425)	$(500,860)

See Notes to Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(250,316)	$(178,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,969	11,167
Share-based compensation	7,223	3,380
Bad debt expense	2,567	1,217
Write-off of capital assets	3,782	(2)
Straight-line rent	1,821	21,890
Unrealized (gain) loss on foreign currency transactions	(245)	3,298
Amortization of debt issuance costs	716	244
Fair value of warrants	26	278
Other adjustments to net loss	(14)	58
Changes in operating assets and liabilities:
Accounts receivable	1,681	1,220
Prepaid rent	4,121	(9,361)
Prepaid expenses	552	(1,591)
Other current assets	(5,058)	(2,369)
Other non-current assets	1,193	(3,776)
Accounts payable	3,668	1,924
Accrued liabilities	(590)	7,051
Sales tax payable	2,062	3,596
Deferred revenue	4,841	4,120
Other current liabilities	237	—
Other non-current liabilities	2,262	45

Net cash used in operating activities	(202,502)	(135,860)
Cash flows from investing activities
Purchases of property and equipment	(12,247)	(22,561)
Development of internal-use software	(2,603)	(1,696)

Net cash used in investing activities	(14,850)	(24,257)
Cash flows from financing activities
Repayment of debt	(6,741)	(13,750)
Proceeds from debt financing, net	24,366	7,063
Proceeds from exercise of stock options	1,643	738
Issuance of redeemable convertible preferred stock, net	207,293	224,664

Net cash provided by financing activities	226,561	218,715
Effects of foreign exchange on cash	(347)	2,279
Net change in cash, cash equivalents, and restricted cash	8,862	60,877
Cash, cash equivalents, and restricted cash at the beginning of year	114,246	53,369

Cash, cash equivalents, and restricted cash at end of year	$123,108	$114,246

See Notes to Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$100	$3
Cash paid for interest	$5,428	$3,509
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$121,467	$110,916
Restricted cash	$1,641	$3,330

Total cash, cash equivalents, and restricted cash	$123,108	$114,246

See Notes to Consolidated Financial Statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Description of Business
Company and Background
Sonder Holdings Inc. is headquartered in San Francisco, California, and together with its wholly owned subsidiaries (collectively Sonder) provides short and long-term accommodations to travelers in various cities across North America, Europe and the Middle East. The Sonder units in each multi-family building and each hotel property are selected, designed and managed directly by Sonder.
On December 20, 2019, Sonder completed the execution of a corporate inversion. Sonder Holdings Inc., which was a newly created entity incorporated under the laws of Delaware, became the successor of Sonder Canada Inc. As a part of the corporate inversion, Sonder also centralized its non-North
American operations under Sonder International Holdings Ltd, a newly-created entity incorporated under the laws of the United Kingdom and a wholly-owned subsidiary of Sonder Holdings Inc.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP, U.S. GAAP, or generally accepted accounting principles). The consolidated financial statements include the accounts of Sonder Holdings Inc., its wholly owned subsidiaries, and one variable interest entity (VIE) for which it is the primary beneficiary in accordance with consolidation accounting guidance. All intercompany balances and transactions have been eliminated in consolidation.
The functional currency of the former parent company, Sonder Canada Inc., was the Canadian dollar, and the reporting currency was the U.S. dollar. As Sonder Holdings Inc. became the new parent company on December 20, 2019 as a result of the corporate inversion, both the functional and reporting currency became the U.S. dollar. Sonder shareholders of Sonder Canada Inc. either transferred their shares to the shares of Sonder Holdings Inc. or received special voting shares of Sonder Holdings Inc. and converted their shares of Sonder Canada Inc. to exchangeable shares of Sonder Canada Inc. Refer to Note 12. Exchangeable shares and redeemable convertible preferred stock for details.
Sonder consolidates its VIE in which it holds a variable interest and is the primary beneficiary. Sonder is the primary beneficiary when it (1) has the power to direct the activities that most significantly impact the economic performance of this VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to this VIE. As a result, Sonder consolidates the assets and liabilities of this VIE. If Sonder is not deemed to be the primary beneficiary in a VIE, it accounts for the investment or other variable interest in a VIE in accordance with applicable U.S. GAAP. As of December 31, 2020 and 2019, Sonder’s consolidated VIE was not material to the consolidated financial statements.
COVID-19
Pandemic
The ongoing impact of the
COVID-19
pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2020 were materially adversely affected by the
COVID-19
pandemic, and may continue to materially adversely impact business operations, results of operations and liquidity in the near term. The extent of the recovery is uncertain and will be largely dependent on the effectiveness of
COVID-19
prevention (vaccination and continued social distancing) and treatment in the cities and countries in which Sonder operates, all of which are outside of Sonder’s control.

Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. Significant management estimates include revenue recognition, bad debt allowance, the fair value of share-based awards, valuation of common stock, estimated useful life of software development costs, valuation of intellectual property and intangible assets, contingent liabilities, and valuation allowance for deferred tax assets, among others. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.
Segment Information
An operating segment is defined as a component of an entity that (a) engages in business from which it may earn revenues and incur expenses, (b) is regularly reviewed by the Chief Operating Decision Maker (CODM) for performance assessment and resource allocation decisions, and (c) has discrete financial information available. Sonder’s CODM is its Chief Executive Officer. Sonder has determined it has one operating and reportable segment as the CODM reviews financial information presented on a consolidated basis for purposes of performance assessment and resource allocation.
For the years ended December 31, 2020 and 2019, substantially all of Sonder’s assets were held in the United States.
Revenue Recognition and Deferred Revenue
Sonder generates revenues primarily by providing short-term or month-to-month
accommodations to its guests. Revenues are recognized on a straight-line basis over the guest stay commencing upon guest check-in
and ending at guest
check-out,
net of discounts and refunds. For short-term accommodations, Sonder’s guests agree to its Terms of Service (
“ToS”
) and make payments for their accommodations at the time of reservation. For month-to-month
accommodations, Sonder’s guests agree to its ToS and make payments for their accommodations in accordance with the lease contracts. Guests generally have the right to cancel prior to check-in,
and are entitled to refunds in accordance with the agreed ToS. Payments received from guests prior to check-in
are recognized as deferred revenue on the consolidated balance sheet. Sonder is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. Sonder recognizes revenues net of taxes and fees collected.
For revenue generated from management contracts with third-party property owners, Sonder generally receives base fees, which are fixed fees, and incentives fees, which are a percentage of the revenues or profits of accommodations. Sonder recognizes base fees on a monthly basis over the term of the agreement as those amounts become payable and incentive fees on a monthly basis over the term of the agreement based on each property’s financial results.
Leases
Sonder’s cost of revenue primarily consist of rental expenses from buildings or portions of buildings that serve as accommodations for its guests. Cost of revenue also includes cleaning costs and payment processing charges. Sonder does not recognize depreciation expense in cost of revenue as the accommodations provided to its guests are considered to be operating leases. Sonder also leases other properties such as warehouses to store furniture and corporate offices. Under ASC 840, leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. As of December 31, 2020 and 2019, there were no capital leases. The lease term is also determined at lease inception and generally begins on the date Sonder takes possession of the full or partial portions of leased premises. Sonder’s rent payment schedules vary by lease term per executed lease agreements and can be monthly, quarterly or bi-annually.
A large majority of Sonder’s leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off.
A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss.
Certain leases require the payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within operations and support for the properties for its guests and within general and administrative on Sonder’s consolidated statement of operations for its warehouses and corporate offices in the accompanying consolidated statements of operations and comprehensive loss.
As a result of
COVID-19,
Sonder sought rent concessions from its real estate owners, which led to a series of lease amendments during 2020. Sonder has concluded that the total cash flows resulting from the modified leases were substantially the same or less than the cash flows in the original lease contracts, and pursuant to the relief provided by the Financial Accounting Standards Board (“
FASB”
), has elected to not evaluate whether the concessions provided by the real estate owners due to
COVID-19
are lease modifications under Accounting Standards Codification (
ASC
) 840. Sonder has accounted for the COVID-related concessions using variable lease expense approach, resulting in negative variable lease expenses for certain leases on its consolidated statement of operations and comprehensive loss during the periods in which the concession was received.
Deferred Rent
A large majority of Sonder operating leases contain rent escalation clauses over the term of the lease, tenant improvement reimbursements, and rent abatement periods. For these leases, Sonder recognizes the related rent expense on a straight-line basis over the lease term and records the difference between rent expense and rent payments as deferred rent in the consolidated balance sheets. Sonder recognizes prepaid rent when rent payments are made in advance of the month the payment is related to. As of December 31, 2020 and 2019, deferred rent was $28.8 million and $25.2 million, respectively and prepaid rent was $9.9 million and $13.9 million, respectively.
The current portion of the deferred rent liability which is presented in deferred rent on the consolidated balance sheets represents the net decrease in the deferred rent liability that will occur over the twelve month period subsequent to the date of the consolidated balance sheets.
Certain leases contain contingent rent provisions that require additional rental payments based upon operating performance of the leased property. When achievement of such operating performance is probable, contingent rent is accrued in proportion to the operation performance recognized during the period that is attributable to the expected achievement of the operating performance.
Cash, Cash Equivalents, and Restricted Cash
Sonder considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash and cash equivalents. Cash is held in checking and interest-bearing accounts, and are recorded at cost, which approximates fair value. Restricted cash consists of cash collateral for standby letters of credit with a bank that were issued to Sonder’s real estate owners and for collateral required by the bank to support Sonder’s corporate credit card programs.
Fair Value Measurements
Sonder applies fair value accounting for all financial assets and liabilities and certain non-financial
assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Refer to Note 5. Fair value measurement and financial instruments for additional information.
Accounts Receivable, Net of Allowance
Trade accounts receivable are recorded at the invoiced amount and are non-interest
bearing.
Sonder maintains an allowance which reflects its best estimate of its exposure to balances deemed to be uncollectible. The determination of such allowance is based on an assessment which requires significant judgement. Because of this assessment, Sonder maintains an allowance for estimated losses resulting from the inability of certain customers to make all their required payments. Accounts receivable are written off as a decrease to the allowance when all collection efforts have been exhausted and an account is deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense when received.
Concentration of Credit Risk
Financial instruments that potentially subject Sonder to concentrations of credit risk consist primarily of cash. Sonder places the majority of its cash with financial institutions in the United States that it believes to be of high credit quality and accordingly believes minimal credit risk exists with respect to these instruments. Certain of Sonder’s cash balances held with a financial institution are in excess of Federal Deposit Insurance Corporation limits. Sonder believes no significant concentration risk exists with respect to its cash.
Property and Equipment, net
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets:

Classification	Useful Life
Furniture and fixtures	3 years
Computers, equipment, and software	3 years
Internal-use software	2 years
Leasehold improvements	Shorter of remaining lease term or the estimated useful life of 3 years
Depreciation and amortization expense are generally classified within the corresponding operating expenses categories on Sonder’s consolidated statements of operations and comprehensive loss. The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected on the consolidated statement of operations and comprehensive loss.
Internal-Use
Software
Sonder capitalizes certain costs associated with software developed or obtained for internal use, which includes booking and pricing platform, mobile apps and website development. Sonder capitalizes costs when preliminary software development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over a two year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for software enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the enhancements.
Foreign Currency
Sonder’s reporting currency is the U.S. dollar. Sonder determines the functional currency for each of its foreign subsidiaries by reviewing its operations and currencies used in its primary economic environments. Assets and liabilities for foreign subsidiaries with functional currency other than the U.S. dollar are translated into U.S. dollars at the rate of exchange existing at the balance sheet date. Statements of operations and comprehensive loss amounts are translated at average exchange rates for the period. Translation gains and losses are recorded in cumulative translation adjustment as a component of stockholders’ deficit in the consolidated balance sheets.
Remeasurement gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities are remeasured at the exchange rate on the balance sheet date, and nonmonetary assets and liabilities are measured at historical exchange rates. Total net realized and unrealized gains (losses) on foreign currency transactions and balances totaled a gain of $0.6 million and a loss of $5.7 million for the years ended December 31, 2020 and 2019, respectively.
Operations and Support
Operations and support costs primarily consist of personnel-related expenses, costs to operate guest accommodations, including utilities, lease termination fees, and property security services, depreciation of property and equipment of fixed assets purchased as part of the onboarding of new properties, other costs to onboard new properties, and purchases of non-capitalized
items. Sonder records its operations and support expenses as they are incurred.
General and Administrative
General and administrative costs primarily consist of personnel-related expenses for administrative functions, such as finance and accounting, legal, and human resources, real estate functions, such as market research and deal execution, and other corporate functions, such as expansion and sales management strategy and analytics. It also includes certain professional services fees, indirect taxes, rent expense related to Sonder’s corporate offices and bad debt expense, and other expenses Sonder incurs to manage and support its corporate functions.
Research and Development
Research and development expenses primarily consist of personnel-related expenses, software expenses in connection with the development of its existing and new services, and depreciation of property and equipment such as network servers and computers. Sonder continues to focus its research and development efforts on adding new features and services, and increasing the functionality and enhancing the ease of use of Sonder’s existing services. These costs are expensed as incurred.
Sales and Marketing
Sales and marketing costs primarily consist of service charges for bookings made through online travel agencies and personnel-related expenses.
Advertising expenses
Advertising expenses, which comprise majority of internet and social media marketing, were $4.9 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation Related to Stock Options
Sonder recognizes stock-based compensation expense related to stock options in the consolidated statements of operations and comprehensive loss on a straight line basis over the requisite service period, which is generally four years. The compensation expense related to stock options is based on Sonder’s estimate of the fair value of stock options using the Black-Scholes-Merton option-pricing model on the grant date, which requires the use of highly subjective and complex assumptions, including the value of the underlying stock on the date of grant, the expected term of the option, the price volatility of the underlying stock, expected dividend yield, and risk-free interest rate.
Sonder estimates the expected term of stock options granted based on the simplified method as a result of not having sufficient historical data on stock option exercises. The simplified method calculates the expected term as the mid-point
between the weighted-average time to vesting and the contractual maturity. The contractual term of Sonder’s stock options is ten years. Sonder estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable publicly traded companies. Dividend yields are based on Sonder’s historical and expected future actions. The risk free interest rate is based on the yield curve of a zero-coupon
U.S. Treasury bond on the grant date with a maturity equal to the expected term of the stock option award. Sonder has elected to account for forfeitures of stock-based compensation awards as they occur.
Recognition of any compensation expense relating to stock grants that vest contingent on an initial public offering or acquisition will be deferred until consummation of such initial public offering or acquisition.
Stock-Based Compensation Related to Performance Awards
Sonder recognizes the compensation expense related to performance awards based on its estimate of the fair value of the award using a Monte-Carlo simulation on the grant date. The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include Sonder’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. Sonder recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved.
Due to the absence of an active market for Sonder’s common stock, its board of directors determines the fair value of Sonder’s common stock for purposes of granting stock options. In estimating the fair value of stock, Sonder utilized third-party valuation experts to assist the board of directors in determining the fair value of its common stock, and considers factors that it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by Sonder, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. All grants of stock options have an exercise price equal to or greater than the fair value of Sonder’s common stock on the date of grant.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, Sonder has recorded a full valuation allowance against its deferred tax assets due to its history of losses.
Sonder recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Sonder recognizes interest and penalties, if any, related to income tax matters as a component of income tax expense.
Comprehensive Loss
Comprehensive loss consists of net loss and other comprehensive loss. Other comprehensive loss primarily consists of foreign currency translation adjustments related to consolidation of foreign entities. Comprehensive loss is recorded as a component of stockholders’ deficit and is excluded from net loss.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In April 2014, the FASB issued Accounting Standards Update (“
ASU
”)
2014-09,
Revenue from Contracts with Customers (Topic
 606)
, which was subsequently amended by ASUs
2015-14,
2016-08,
2016-10,2016-12,
2016-20,
2018-18,
2019-08,
2020-05
and
2021-02.
The guidance uses a five-step model to recognize revenue from customer contracts in an effort to increase consistency and comparability throughout global capital markets and across industries. Under the model, a company will identify the contract, identify any separate performance obligations in the contract, determine the transaction price, allocate the transaction price, and recognize revenue when the performance obligation is satisfied. On June 3, 2020, the FASB issued ASU
No. 2020-05,
Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842)
:
Effective Dates for Certain Entities
, which granted a
one-year
effective date delay for certain companies and organizations applying the revenue recognition and leases guidance to give immediate relief as a result of the widespread adverse economic effects and business disruptions caused by
COVID-19
pandemic. Early application continues to be permitted. Sonder adopted the standard on January 1, 2020 using a modified retrospective method. The adoption of the standard did not have a material impact on Sonder’s consolidated financial statements.
In June 2018, the FASB issued ASU
2018-07,
Improvements to
Non-Employee
Share-Based Payment Accounting,
which expands the scope of Topic 718 to include share-based payments granted to non-employees
in exchange for goods or services used or consumed in an entity’s own operations. The new standard supersedes Subtopic
505-50.
The guidance also applies to awards granted by an investor to employees and nonemployees of an equity method investee for goods or services used or consumed in the investee’s operations. This guidance is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other companies, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The amendments require a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Sonder adopted ASU
2018-07
beginning January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement
, which removes, modifies, and adds disclosure requirements for fair value measurements to improve the overall usefulness of such disclosure requirements in Topic 820. The new standard is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Sonder has adopted ASU
2018-13
beginning January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income taxes. The standard removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The ASU
2019-12
is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 with early adoption permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. Sonder early adopted the standard on January 1, 2020 and has applied the standard retrospectively to all periods presented. The adoption of the standard did not have a material impact on the consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. For public companies, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. Sonder has early adopted ASU
2020-06
beginning January 1, 2021, and the adoption did not have a significant impact on its consolidated financial statements.
Recently Issued Accounting Pronouncements
The Jumpstart Our Business Startups Act of 2012 permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. As an emerging growth company (EGC), Sonder has elected to take advantage of this extended transition period for certain new accounting standards.
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842)
, which has subsequently been amended by ASUs
2018-01,
2018-10,
2018-11,
2018-20,
2019-01,
2019-10
and
2020-05.
The guidance requires the recognition of right of use (ROU) assets and lease liabilities for substantially all leases under U.S. GAAP. The guidance retains a distinction between finance leases and operating leases, and the classification criteria for distinguishing between finance leases and operating leases are substantially similar to that under previous U.S. GAAP. The expense recognition and cash flow treatment arising from either a finance lease or operating lease by a lessee have not changed significantly from previous U.S. GAAP. For operating leases, a lessee is required to do the following: (i) recognize a ROU asset and a lease liability, initially measured at the present value of the lease payments, on the consolidated balance sheets; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis; and (iii) classify all cash payments within operating activities in the statement of cash flows. ASU
2016-02
is effective for public entities and employee benefit plans that file or furnish financial statements with or to the SEC for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and all other entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, except for employee benefit plans that file or furnish financial statements with or to the SEC or not-for-profit
entities. Early application is allowed. In November 2019, the FASB issued amended guidance which defers the effective date for EGCs for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this standard is expected to have a material impact on Sonder’s consolidated financial statements, with the most significant effects related to the recognition of new ROU assets and lease liabilities on Sonder’s consolidated balance sheets for its real estate operating leases and providing significant new disclosures about Sonder’s leasing activities.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,
which has subsequently been amended by ASUs
2018-19,
2019-04,
2019-05,
2019-10
and
2019-11.
The guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. This generally will result in the earlier recognition of allowances for losses and requires increased disclosures. ASU
2016-13
is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. Sonder is currently evaluating the impact ASU
2016-13
will have on its consolidated financial position, results of operations, and cash flows.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848)
, which was subsequently amended by ASU
2021-04.
The guidance provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. Sonder does not have any hedging relationships and currently does not have material contracts impacted by reference rate reform; however, Sonder will continue to assess contracts through December 31, 2022.
In October 2020, the FASB issued ASU
2020-08,
Codification Improvements to Subtopic
310-20,
Receivables—Nonrefundable Fees and Other Costs
, which clarifies when an entity should assess whether a callable debt security is within the scope of accounting guidance, which impacts the amortization period for nonrefundable fees and other costs. For public companies, the guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early application is not permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application is permitted for all other entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Upon adoption, the amendments are to be applied on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. Early adoption is not permitted. Sonder is currently evaluating the impact of this guidance on its consolidated financial statements.
There are other new accounting pronouncements issued by the FASB that Sonder has adopted or will adopt, as applicable, and Sonder does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.

Note 3. Revenue
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month
accommodations to its guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue.
Sonder’s minimum future receivables were not material as of December 31, 2020 due to the cancellation rights held by guests prior to check-in.
The following table sets forth Sonder’s total revenue for the periods shown disaggregated by channel (in thousands):

	Year Ended December 31,
	2020	2019
Direct revenue	$59,340	$46,779
Indirect revenue	56,338	96,131

Total revenue	$115,678	$142,910

Revenue by geographic area is attributed based on the location where the guest stays and is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Revenue:
Americas
United States	$85,891	$113,567
Other Americas	5,520	7,661

Total Americas	91,411	121,228
Europe, Middle East, and Africa (EMEA)
Great Britain	8,607	16,139
United Arab Emirates	10,328	1,787
Other EMEA	5,332	3,756

Total EMEA	24,267	21,682

Total revenue	$115,678	$142,910

No guest represented over 10% of revenues for the years ended December 31, 2020 and 2019. Sonder had one online travel agency that represented 31% of Sonder’s revenue for the year ended December 31, 2020, and three online travel agencies that represented 39%, 12% and 11% of Sonder’s revenue for the year ended December 31, 2019.
No online travel agency represented over 10% of net accounts receivable balance for the year ended December 31, 2020 and Sonder had two online travel agencies each representing 34% of Sonder’s net accounts receivable balance for the year ended December 31, 2019

The following table summarizes Sonder’s beginning allowance for doubtful accounts balance for each period, additions, write-offs net of recoveries, and the balance at the end of each period shown (in thousands):

	Year Ended December 31,
	2020	2019
Beginning balance	$2,503	$1,292
Additions	2,577	1,211
Write-offs, net of recoveries	2,510	—

Ending balance	$2,570	$2,503

Note 4. Balance Sheet Details
Accrued Liabilities
Accrued liabilities consists of the following (in thousands):

	December 31,
	2020	2019
Accrued compensation	$3,269	$3,817
Accrued legal expenses	1,606	2,602
Accrued other liabilities	3,373	2,490

Total accrued liabilities	$8,248	$8,909

Note 5. Fair value measurement and financial instruments
Sonder has established a fair value hierarchy used to determine the fair value of its financial instruments as follows:
Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.
Level 3—Unobservable inputs for which there is little or no market data that is significant to the fair value of the assets or liabilities. Consideration is given to the risk inherent in the valuation technique and the inputs to the model.
A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Sonder did not have any assets or liabilities classified under Level 1 or Level 2 fair value measurements as of December 31, 2020 and 2019. The following table summarizes Sonder’s Level 3 financial liabilities measured at fair value on a recurring basis (in thousands):

	Level 3
	December 31,
	2020	2019
Financial liabilities:
Other non-current liabilities:
Preferred stock warrant liabilities	$1,140	$822

Total financial liabilities measured and recorded at fair value	$1,140	$822

The following table presents additional information about Sonder’s financial liabilities that are measured at fair value for which it has utilized Level 3 inputs to determine fair value (in thousands):

	Level 3
	December 31,
	2020	2019
Beginning balance	$822	$—
Additions for new instruments issued	292	544
Increase in fair value of preferred stock warrants	26	278

Total financial liabilities measured and recorded at fair value	$1,140	$822

There were no transfers of financial instruments between valuation levels during the years ended December 31, 2020 and 2019.
As of December 31, 2020 and 2019, Sonder did not have observable inputs for the valuation of its preferred stock warrant liabilities. The fair value of the preferred stock warrant liabilities are based in part on aggregate equity value indications, consistent with the analysis for Sonder’s common stock valuation using the option pricing method. The significant unobservable input used in the fair value measurement of the redeemable convertible preferred stock warrant liability is the fair value of the underlying preferred stock at the valuation measurement date. Generally, increases (decreases) in the fair value of the underlying preferred stock would result in a directionally similar impact to the fair value measurement. These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the consolidated statements of operations and comprehensive loss.
Note 6. Property and equipment, net
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2020	2019
Furniture and fixtures	$41,092	$38,863
Computers, equipment, and software	4,361	4,024
Internal-use software	7,023	7,232
Leasehold improvements	179	222

Property and equipment	52,655	50,341
Less accumulated depreciation	(28,451)	(20,239)

Property and equipment, net	$24,204	$30,102

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $17.0 million and $11.2 million, respectively. For the year ended December 31, 2020, Sonder disposed $12.7 million of property and equipment and likewise removed previously recognized accumulated depreciation of $8.8 million as result of the
COVID-19
pandemic. Sonder recognized $3.8 million in loss on the disposal of which $3.5 million was recorded in operations and support and $0.3 million was recorded general and administrative in Sonder’s consolidated statement of operations and comprehensive loss. Disposals of property and equipment were not material during the year ended December 31, 2019.

Note 7. Debt
Credit Facilities
2016 Loan and Security Agreement
In October 2016, Sonder entered into a $3.0 million loan and security agreement (the
2016 Loan and Security Agreement
). The interest rate on the 2016 Loan and Security Agreement was the prime rate published in the Wall Street Journal, plus 1% per annum, computed monthly on the applicable interest payment date. Final repayment was due on the earlier of the maturity date of September 1, 2021 or March 1, 2022, dependent on Sonder achieving certain milestones. Amounts borrowed were collateralized by Sonder’s assets.
In January 2018, Sonder amended the 2016 Loan and Security Agreement to increase its credit limit to $7.0 million.
The 2016 Loan and Security Agreement has been fully repaid and terminated for the year ended December 31, 2019. Interest expense for the 2016 Term Loan totaled $0.3 million for the year ended December 31, 2019.
2018 Loan and Security Agreement
In December 2018, Sonder entered into a loan and security agreement (the
2018 Loan and Security Agreement)
with certain venture lenders that provided aggregate borrowing capacity of $50.0 million, which was divided into three different parts, each subject to certain terms and conditions. Multiple promissory notes can be issued under each part and under various advance options up to the aggregate commitment amount. Outstanding balances may be repaid prior to maturity subject to an applicable prepayment premium.
The 2018 Loan and Security Agreement provides for a lien on substantially all of the assets of Sonder and certain of its subsidiaries. The 2018 Loan and Security Agreement is subordinated in right of payment and with respect to lien priority to Sonder’s 2020 Credit Facility (described below). The 2018 Loan and Security Agreement contains customary affirmative and negative covenants, such as those governing financial statement reporting requirements and maintenance of insurance, incurring additional indebtedness, granting of liens, merging or consolidating with other companies or selling its assets, paying dividends, making redemptions and repurchases of stock, making investments, loans and acquisitions, changing the nature of its business or engaging in transactions with affiliates.
In December 2018, Sonder executed a $25.0 million promissory note (the
2018 Promissory Note
) under part 1 of the 2018 Loan and Security Agreement. The interest rate on the 2018 Promissory Note is the prime rate (as defined in the 2018 Loan and Security Agreement) plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to a floor of 4.75%. The term loan under the 2018 Promissory Note includes an end of term payment for an amount equal to 5.25% of the principal amount. Final repayment is due on June 30, 2022. A facility fee of $0.3 million was due on the closing date of the 2018 Promissory Note. The $25.0 million was fully drawn as of December 31, 2019.
In December 2019, Sonder amended the 2018 Loan and Security Agreement to increase the aggregate borrowing capacity to $65.0 million (with an additional $10.0 million of loan commitments available at the discretion of the lenders), which is divided into five parts each subject to certain terms and conditions.
In March 2020, Sonder executed multiple promissory notes (the
2020 Promissory Notes
) under part 2 and part 3 of the 2018 Loan and Security Agreement for an aggregate amount of $25.0 million. The interest rate on the 2020 Promissory Notes is the prime rate plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to floor of 4.50%. The term loans under the 2020 Promissory Notes include an end of term payment for an amount equal to 4.75% of the principal amount. Final repayment is due on March 31, 2024. The $25.0 million was fully drawn under the term loan as of December 31, 2020.

The 2018 Loan and Security Agreement includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults, change of control defaults and a material adverse change default. Upon the occurrence of an event of default under the 2018 Loan and Security Agreement, the lenders have the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 5%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
2020 Credit Facility
In February 2020, Sonder entered into a revolving credit agreement (the
2020 Credit Facility
) that provides an aggregate revolving capacity of $50.0 million, which may be borrowed as revolving loans or used for the issuance of letters of credit. Loans under the 2020 Credit Facility may be Base Rate Loans or Eurodollar Rate Loans, plus a margin of 2.00% per annum. The 2020 Credit Facility includes (i) a letter of credit fee for each letter of credit equal to 1.50% per annum times amount available to be drawn under such letter of credit and (ii) a non-use
fee equal to 0.25% times the actual daily amount by which the aggregate commitments provided by facility exceed the sum of the outstanding amount of loans and letters of credit. All outstanding loan balances are due on February 21, 2023, the maturity date for the credit facility. Outstanding balances may be repaid prior to maturity without penalty.
The extensions of credit under the 2020 Credit Facility are guaranteed by certain of its subsidiaries and secured on a senior basis by a lien on substantially all of Sonder’s and certain of its subsidiaries’ assets. The 2020 Credit Facility contains customary affirmative covenants, such as financial statement reporting requirements and maintenance of insurance, as well as customary negative covenants, such as restrictions on Sonder’s ability to incur debt and liens, make investments, dispose of assets, pay dividends and repurchase stock, enter into transactions with affiliates and undergo fundamental changes such as dissolution or disposal of assets except so long as no default exists. The 2020 Credit Facility, as amended, provides for a minimum EBITDA covenant and a covenant to maintain liquidity at least equal to the amount outstanding under the 2020 Credit Facility; provided that if liquidity is less than the amount outstanding plus $25.0 million, Sonder must provide cash collateral equal to 105% of the amount outstanding.
The 2020 Credit Facility also includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults and change of control defaults. Upon the occurrence of an event of default under the 2020 Credit Facility, the lender has the right to terminate its commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 2%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
As of December 31, 2020, Sonder was in compliance with all financial covenants and there were no borrowings of loans outstanding on the 2020 Credit Facility, and outstanding letters of credit under the 2020 Credit Facility totaled $20.0 million.
2020 Québec Credit Facility
In December 2020, a Canadian subsidiary of Sonder entered into an agreement (the
2020 Québec Credit Facility
) with Investissement Québec, a Quebecois public investment entity, that provides a loan facility of CAD $25.0 million and an additional loan of CAD $5.0 million referred to as a conditional-refund financial contribution (the
CRFC
), which Sonder is not obligated to repay if it satisfies certain milestones relating to the Project (as defined below). The 2020 Québec Credit Facility provides an incentive for expanding Sonder’s operations in Canada (the “
Project”
), including establishing Sonder’s Canadian head office and increasing Sonder’s payroll there starting January 1, 2021. The disbursements of the loan and CRFC are based on a percentage of the increase in the accrued and paid gross payroll. The loan and the CRFC will bear interest at a fixed rate of 6% per year for a period of 10 years starting from the first date of the loan disbursement. The amount of principal and accrued and capitalized interest on the CRFC that Sonder must repay can be reduced up to $5.0 million if Sonder achieves certain milestones, including job creation and preservation and cumulative gross payroll milestones. In the event that Sonder does not complete the Project, the outstanding loan and CRFC and related interest become immediately due. An assessment fee of CAD $0.3 million was paid upon acceptance of the credit facility.
The 2020 Québec Credit Facility is secured by a lien on substantially all of the subsidiary’s assets and is guaranteed by Sonder. The 2020 Québec Credit Facility contains customary affirmative covenants, such as maintenance requirement of the subsidiary’s operations in Québec, maintenance and creation of jobs in Québec, and financial statement reporting requirements, as well as customary negative covenants, such as declare dividends, voluntary dissolution or liquidation and relocating substantial portion of its assets out side of Québec without prior written approval. As of December 31, 2020, the Canadian subsidiary of Sonder was in compliance with all covenants, and there were no borrowings or CRFC outstanding on the 2020 Québec Credit Facility.
As of December 31, 2020, the total long-term debt on the consolidated balance sheet was $25.0 million, consisting of $26.2 million of unpaid principal balance, net of the $1.2 million of deferred loan issuance costs. As of December 31, 2019, the total long-term debt on the consolidated balance sheet was $18.3 million, consisting of $19.2 million of unpaid principal balance, net of the $0.9 million of deferred loan issuance costs. Unused commitments under the 2018 Loan and Security Agreement as of December 31, 2020 and 2019 were $15.0 million and $40.0 million, respectively. Interest expense totaled $5.2 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively and was recorded in interest expense, net on the consolidated statements of operations and comprehensive loss. Future minimum principal repayments on the loans under the 2018 Loan and Security Agreement are $17.0 million, $14.9 million, $9.0 million, and $2.4 million for the years ending December 31, 2021, 2022, 2023 and 2024, respectively.
Restricted Cash
Throughout 2020 and 2019, Sonder entered into multiple cash collateral agreements in connection with the issuance of letters of credit and corporate credit cards programs. As of December 31, 2020 and 2019, Sonder had $1.6 million and $3.3 million, respectively, of cash collateral under these programs, which was considered to be restricted cash.
Note 8. Preferred Stock Warrants
Sonder has the following preferred stock warrants outstanding as of December 31, 2020:

Type of Warrant	Number Outstanding	Issuance Date	Exercise Price	Expiration Date
Series A	59,440	10/20/2016	$1.36	10/20/2026
Series B	57,696	1/30/2018	$2.40	1/30/2028
Series C	218,417	12/28/2018	$5.04	12/28/2025
Series D	71,456	2/21/2020	$10.50	2/21/2027
The shares of preferred stock issuable upon exercise of the warrants are convertible into common stock at the ratios described in Note 12. Exchangeable shares and redeemable convertible preferred stock. The warrants are recorded as a discount to long-term debt in the consolidated balance sheets and are amortized over the term of the related debt.

Series A Warrants
In connection with the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 59,440 shares of Series A preferred shares with an exercise price of $1.36 per share (Series A warrants). The warrants expire on October 20, 2026, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The fair value of the Series A warrant liability increased $0.1 million for the year ended December 31, 2019. The change in fair value of the Series A warrant liability was not material for the year ended December 31, 2020.
Series B Warrants
In connection with the January 2018 amendment to the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 57,696 shares of Series B preferred shares with an exercise price of $2.40 per share (Series B warrants). The warrants expire on January 30, 2028, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the Series B warrant liability increased $0.1 million for the year ended December 31, 2019. The change in fair value of the Series B warrant liability was not material for the year ended December 31, 2020.
Series C Warrants
In connection with the 2018 Loan and Security Agreement as discussed in Note 7. Debt, Sonder issued warrants to purchase 238,274 shares of Series C preferred stock with an exercise price of the lower of (i) $5.04 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (the “Series C warrants”). The number of shares is subject to adjustment based on Sonder meeting certain borrowing thresholds. The warrants are available for the greater of (i) 7 years from December 28, 2018 or (ii) 5 years from the effective date of an IPO or any reverse takeover transaction under a prospectus, filing statement, registration statement, or other similar document filed under applicable securities laws whereby Sonder’s shares are sold to the public on a securities exchange. The exercise price can be settled in cash or in net shares at the holder’s option.
In December 2019, Sonder amended its Series C warrant agreements as a result of Sonder reaching the borrowing thresholds in the original warrant agreements. The warrant agreements were amended to purchase 218,417 shares of Series C preferred stock. All other terms under the original warrant agreements remained the same. Sonder determined that the warrant amendments did not qualify as an extinguishment.
The fair value of the Series C warrants at issuance was $0.2 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the Series C warrant liability increased $0.4 million for the year ended December 31, 2019. The change in fair value of the Series C warrant liability was not material for the year ended December 31, 2020.
Series D Warrants
In connection with the December 2019 amendment to the 2018 Loan and Security Agreement as discussed in Note 7. Debt , Sonder also issued additional warrants to purchase 71,456 shares of Series D preferred stock with an exercise price of the lower of (i) $10.50 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (Series D warrants). The number of shares is subject to adjustment based on warrant coverage amounts. The warrants are available for the greater of (i) 7 years from February 21, 2020 or

(ii) 5 years from the effective date of an IPO or otherwise specified exit event. The exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current
liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series D warrant liability was not material during the year ended December 31, 2020.
Note 9. Leases
Sonder leases buildings or portions of buildings for guest usage, warehouses to store furniture, and corporate offices under noncancellable operating lease agreements, which expire through 2035. Sonder is required to pay property taxes, insurance and maintenance costs for certain of these facilities.
Future minimum lease payments under
non-cancelable
operating leases as of December 31, 2020, are as follows (in thousands):

Years Ended December 31,	Amount
2021	$200,157
2022	274,010
2023	317,339
2024	322,268
2025	296,205
Thereafter	1,117,893

Total minimum future lease payments	$2,527,872

Sonder does not have material lease receivables from noncancellable lease contracts that would reduce the total minimum future lease payments.
Rent expense for operating leases for the years ended December 31, 2020 and 2019 was $133.1 million and $116.2 million, respectively, of which $124.8 million and $109.5 million, respectively, is recognized in cost of revenue, $2.8 million and $2.6 million, respectively in operations and support, and $5.5 million and $4.1 million, respectively, in general and administrative in the consolidated statements of operations and comprehensive loss. Exit cost of terminated leases was $5.5 million for the year ended December 31, 2020 and immaterial for the year ended December 31, 2019.
Note 10. Commitments and contingencies
Surety Bonds
A portion of Sonder’s leases are supported by surety bonds. As of December 31, 2020, Sonder had assembled commitments from five surety providers in the amount of $46.2 million, of which $23.9 million was outstanding and was an off-balance
sheet arrangement. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and Sonder’s corporate credit rating.
Legal and Regulatory Matters
Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. Except as described below, Sonder is not currently a party to any litigation or legal proceedings that, in the opinion of Sonder’s management, are likely to have a material adverse effect on Sonder’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Sonder because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.
In late February 2020, Sonder was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at 20 Broad Street, New York, NY (the “
Broad Street Property
”). Due to the failure of the owner of the Broad Street Property (the “
Broad Street Landlord
”) to address the Legionella bacteria contamination and the associated health risks posed to Sonder’s guests, Sonder withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc. and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. Sonder filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. As of the date of the consolidated financial statements, the court has not set a hearing date for oral argument. Sonder intends to vigorously defend itself and believes that the claims of the 20 Broad Street Landlord are without merit.
Sonder establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent Sonder’s best estimate of probable losses. Sonder has recorded an estimated accrual of $0.6 million in the consolidated balance sheet as of December 31, 2020 and did not record an estimated accrual in the consolidated balance sheet as of December 31, 2019, respectively. Sonder’s views and estimates related to these matters may change in the future as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on current knowledge, Sonder believes the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on Sonder’s business, results of operations, financial condition, or cash flows.
Note 11. Guarantees and Indemnifications
Indemnifications
Sonder has entered into indemnification agreements with all of its directors. The indemnification agreements require Sonder to indemnify these individuals to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the indemnification agreements require Sonder to advance expenses incurred by its directors. No demands have been made upon Sonder to provide indemnification under the indemnification agreements or the Bylaws, and thus, there are no claims that Sonder believes could have a material adverse effect on its business, results of operations, financial condition, or cash flows.
In the ordinary course of business, Sonder has included limited indemnification provisions under certain agreements with parties with whom it has commercial relations of varying scope and terms with respect to certain matters, including losses arising out of its breach of such agreements or out of intellectual property infringement claims made by third parties. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
Note 12. Exchangeable shares and redeemable convertible preferred stock
Exchangeable Shares
In connection with the corporate inversion in December 2019, as discussed in Note 1. Description of Business , shareholders of Sonder Canada Inc. became either (a) holders of shares of Sonder Holdings Inc. by exchanging their Sonder Canada Inc. shares, or (b) holders of Exchangeable Shares of Sonder Canada and holders of Special Voting Stock of Sonder Holdings Inc. The holders of Exchangeable Shares do not have any rights as shareholders of Sonder Canada with respect to voting rights and rights to attend shareholder meetings. Further, Sonder Holdings Inc. issued one share of Special Voting Stock for each share of Exchangeable Share. The Special Voting Stock is designed to provide Sonder Canada Inc.’s shareholders who hold Exchangeable Shares with voting rights in Sonder Holdings Inc., consistent with those of the same class of share of Delaware preferred stockholders. The shares of Special Voting Stock are not entitled to receive dividends and do not participate in any distribution of Sonder’s assets pursuant to its certificate of incorporation.
The following tables present Sonder’s authorized and outstanding exchangeable shares as of December 31, 2020 and 2019 (in thousands except share and per share amounts):

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,517,608	9,437,358	$—	$—	$—
Series Seed 1	2,588,866	2,588,866	0.53	1,359	1,372
Series Seed 2	1,209,160	1,209,160	0.50	606	605
Series Seed 3	704,380	704,380	1.09	787	768
Series A	183,420	183,420	1.36	250	250
Series B	2,335,500	2,335,500	2.40	5,610	5,605
Series C	3,175,207	3,175,207	5.04	15,991	16,003
Series D	2,057,926	1,962,652	10.50	20,600	20,608
Series E	420,570	420,570	10.77	4,530	4,530

Total exchangeable shares	35,192,637	22,017,113		$49,733	$49,741

	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,254,459	9,842,579	$—	$—	$—
Series Seed 1	2,588,866	2,588,866	0.53	1,359	1,372
Series Seed 2	1,209,160	1,209,160	0.50	606	605
Series Seed 3	704,380	704,380	1.09	787	768
Series A	183,420	183,420	1.36	250	250
Series B	2,335,500	2,335,500	2.40	5,610	5,605
Series C	3,175,207	3,175,207	5.04	15,991	16,003
Series D	2,057,926	1,962,652	10.50	20,600	20,608

Total exchangeable shares	34,508,918	22,001,764		$45,203	$45,211

Redeemable Convertible Preferred Stock
The following tables present Sonder’s authorized and outstanding redeemable convertible preferred stock as of December 31, 2020 and 2019 (in thousands except share and per share amounts):

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,702,526	1,113,660	$0.53	$443	$590
Series Seed 1-A	3,702,526	—	0.53	—	—
Series Seed 2	1,719,560	510,400	0.50	242	255
Series Seed 2-A	1,719,560	—	0.50	—	—
Series Seed 3	704,380	—	1.09	—	—
Series Seed 3-A	704,380	—	1.09	—	—
Series A	7,023,193	6,780,333	1.36	9,241	9,221
Series A-1	7,023,193	—	1.36	—	—
Series B	15,611,276	13,218,080	2.40	27,105	31,723
Series B-1	15,611,276	—	2.40	—	—
Series C	19,070,648	15,657,167	5.04	74,204	78,912
Series C-1	19,070,648	—	5.04	—	—
Series D	21,603,476	16,663,497	10.50	174,315	174,967
Series D-1	21,603,476	2,858,234	10.50	30,011	30,011
Series E	20,432,992	18,863,308	10.77	202,169	203,158

Total redeemable convertible preferred stock	159,303,110	75,664,679		$517,730	$528,837

	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,702,526	1,113,660	$0.53	$443	$590
Series Seed 1-A	3,702,526	—	0.53	—	—
Series Seed 2	1,719,560	510,400	0.50	242	255
Series Seed 2-A	1,719,560	—	0.50	—	—
Series Seed 3	704,380	—	1.09	—	—
Series Seed 3-A	704,380	—	1.09	—	—
Series A	7,023,193	6,780,333	1.36	9,241	9,221
Series A-1	7,023,193	—	1.36	—	—
Series B	15,611,276	13,218,080	2.40	27,105	31,723
Series B-1	15,611,276	—	2.40	—	—
Series C	19,070,648	15,657,167	5.04	74,204	78,912
Series C-1	19,070,648	—	5.04	—	—
Series D	21,508,202	19,474,094	10.50	203,732	204,478
Series D-1	21,508,202	—	10.50	—	—

Total redeemable convertible preferred stock	138,679,570	56,753,734		$314,967	$325,179

The redeemable preferred stock are classified by (i) Senior Preferred Stock, comprising of Series
Seed-1A
Preferred Stock, Series
Seed-2A
Preferred Stock, Series
Seed-3A
Preferred Stock, Series
A-1
Preferred Stock, Series
B-1
Preferred Stock, Series
C-1
Preferred Stock, Series
D-1
Preferred Stock, and Series E Preferred Stock, and (ii) Junior Preferred Stock, comprising of Series
Seed-1
Preferred Stock, Series
Seed-2
Preferred Stock, Series
Seed-3
Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and

Series D Preferred Stock. The following summarizes the rights, preferences, and privileges of Sonder’s redeemable convertible preferred stock:
Dividends
Holders of redeemable convertible preferred stock are entitled to receive noncumulative dividends, when, as, and if declared by Sonder’s Board of Directors, and prior and in preference to any declaration or payment of dividends on any other series or class of capital stock on a pari passu basis.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sonder or “Deemed Liquidation Event” (as defined below) (collectively, a
Liquidation Event
):

•
The Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of Sonder available for distribution to Sonder’s stockholders before any payment shall be made to the holders of the Junior Preferred Stock or Common Stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Senior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Senior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.

•
After the payment of all preferential amounts required to be paid to the holders of the Senior Preferred Stock, the holders of shares of Junior Preferred Stock then outstanding are entitled to be paid out of the assets of Sonder available for distribution to its stockholders before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Junior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.

•
After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Junior Preferred Stock, the remaining assets of Sonder available for distribution to its stockholders shall be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.

A Deemed Liquidation Event is defined to include (i) the merger or consolidation resulting in a disproportionate share of the shareholding before and after the consolidation or merger, (ii) the sale, lease, abandonment, transfer, exclusive license or other disposition of all or substantially all of the assets of Sonder and its subsidiaries, (iii) the sale, exchange or transfer by Sonder’s stockholders, in a single transaction or series of transactions, of 50% or more of the voting shares of Sonder or (iv) sale or exchange of shares of Sonder, the merger, reorganization, consolidation, or other business combination, pursuant to which the holders of voting securities of Sonder immediately prior to the transaction hold, immediately after such transaction, less than 50% of the voting power of the outstanding capital stock, unless the holders of at least a majority of the outstanding shares of Preferred and Special Voting Investor Series Stock elect otherwise.
Classification
Sonder classifies its redeemable convertible preferred stock and exchangeable preferred shares as mezzanine equity, or outside of stockholders’ deficit, because the shares contain liquidation features that are not solely within its control.

Conversion Rights
Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time and without payment of additional consideration by the holder, into such number of common stock as is determined by dividing the original issue price for such series of preference stock by the conversion price for such series of preferred stock that is in effect at the time of the conversion as applicable to each series of preferred stock.
Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to a prospectus under applicable Canadian securities laws as amended from time to time at a price per share at least equal to one times the original issuance price of the Series D redeemable convertible preferred stock and resulting in at least $100 million, or (ii) (a) with respect to the convertible preferred stock other than the Series C and Series D redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the majority of the redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, (b) with respect to the Series C redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Series C and Special Voting Series C stock, voting together as a single class and (c) with respect to the Series D redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Series D and Special Voting Series D stock, voting together as a single class, for each (a), (b) and (c) on an as converted basis.
Voting
Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
Holders of Series Seed 1, Series Seed 2, Series Seed 3, Series A, Series B, Series C, Series D redeemable convertible preferred stock vote together as a single class, except for meetings at which only holders of a specified class (other than the preferred shares) or specified series of shares are entitled to vote. The holders are also entitled to certain protective provisions, which require a majority of convertible holders of preferred stock to approve, among other actions, a liquidation event, an amendment, waiver, or repeal of provisions of Sonder’s certificate of incorporation or bylaws, a change to the number of directors of the corporation, and a declaration or payment of any dividend.
Holders of Series A redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, are entitled to elect three members to Sonder’s Board of Directors.
Holders of Series C redeemable convertible preferred stock and Special Voting Investor Series C stock, voting together as a single class, are entitled to elect one member to the Board of Directors and are entitled to certain protective provisions, which require a majority of holders of Series C redeemable convertible preferred stock and Special Voting Investor Series C to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affects the holders of Series C redeemable convertible preferred stock, and a change in the total number of authorized shares of Series C redeemable convertible preferred stock.
Holders of Series D redeemable convertible preferred stock and Special Voting Series D stock are entitled to certain protective provisions, which require a majority of holders of Series D redeemable convertible preferred stock and Special Voting Series D stock to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affect the holders of Series D redeemable convertible preferred stock and a change in the total number of authorized shares of Series D redeemable convertible preferred stock.

Holders of common stock and Special Voting Series AA stock, voting together as a single class, are entitled to elect four members to the Board of Directors.
The holders of record of the shares of common stock and Special Voting Series AA stock and of any other class or series of voting stock (including the redeemable convertible preferred stock and Special Voting Stock), exclusively and voting together as a single class on an as-if-converted
to common stock or Special Voting Series AA stock basis, as applicable, shall be entitled to elect the balance of the total number of directors.
Redemption Rights
The holders of the outstanding shares of redeemable convertible preferred stock do not have redemption rights; however, as noted above, Sonder’s certificate of incorporation provides that upon any voluntary or involuntary liquidation, dissolution or winding up of Sonder or Deemed Liquidation Event such shares will be entitled to receive the applicable Liquidation Amount.
Note 13. Common stock
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 128,734,881 shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share. Sonder is also authorized to issue 159,303,110 shares of redeemable convertible preferred stock and 35,192,637 shares of exchangeable shares, which are not included in the number of common shares authorized. As of December 31, 2020 and 2019, Sonder has reserved the following shares of common stock for future issuance:

	December 31,
	2020	2019
Conversion of preferred stock and exchangeable shares (1)	194,495,747	173,188,488
Outstanding stock options	12,802,899	10,633,972
Options available for grant under the 2019 Equity Incentive Plan	3,413,074	6,526,981

Total common stock reserved for future issuance	210,711,720	190,349,441

(1)	Includes the warrants reclassified to equity as of December 31, 2019 and those issued in connection with the 2018 Loan and Security Agreement and related amendment as of December 31, 2020 and 2019.
Equity Incentive Plans
2013 Stock Option and Grant Plan
In February 2015, Sonder adopted the 2013 Stock Option and Grant Plan (the “
2013 Plan”
) pursuant to which the Board of Directors may grant incentive stock options (“ISOs”) to purchase shares of Sonder’s common stock, nonstatutory stock options
(“NSOs”)
to purchase shares of Sonder’s common stock, restricted stock awards, unrestricted stock awards, and restricted stock units (RSUs). As of December 31, 2020, the 2013 Plan was amended and no shares of common stock have been reserved for issuance. Stock options must be granted with an exercise price equal to the stock’s fair value at the date of grant. Stock options generally have a
10-year
contractual term and vest over a four-year period starting from the date specified in each agreement.
2019 Equity Incentive Plan
In December 2019, Sonder adopted the 2019 Equity Incentive Plan (the “
2019 Plan”
) pursuant to which the Board of Directors may grant ISOs to purchase shares of Sonder’s common stock, NSOs to purchase shares of

Sonder’s common stock, restricted stock awards, unrestricted stock awards, RSUs, stock appreciation rights, performance stock units, and performance stock awards. As of December 31, 2020, the 2019 Plan reserved 845,650 shares of common stock for issuance. Stock options must be granted with an exercise price equal to the stock’s fair value at the date of grant. Stock options generally have a
10-year
contractual term and vest over a four-year period starting from the date specified in each agreement.
Note 14. Stockholders’ Deficit
Stock-based Compensation Expense
Total stock-based compensation expense is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Research and development	$1,171	$459
General and administrative	4,336	2,447
Operations and support	1,710	471
Sales and marketing	6	3

Total stock-based compensation expense	$7,223	$3,380

As of December 31, 2020, there was $18.2 million of total unrecognized stock-based compensation expense related to outstanding unvested stock options expected to be recognized over a weighted-average period of 1.58 years.
Sonder recognizes only the portion of the option award granted to employees, non-employees,
officers, and directors that is ultimately expected to vest as compensation expense and elects to recognize gross share-based compensation expense with forfeitures recognized as they occur.
Fair Value of Stock Options
Sonder estimates the fair value of each stock option award using the Black-Scholes-Merton option-pricing model, which utilizes the estimated fair value of Sonder’s common stock and requires the input of the following subjective assumptions:
Expected Term
—The expected term for options granted to employees, officers, and directors is calculated as the midpoint between the vesting date and the end of the contractual term of the options. The expected term for options granted to consultants is determined using the remaining contractual life.
Expected Volatility
—The expected volatility is based on the average volatility of similar public entities within Sonder’s peer group as Sonder’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.
Expected Dividends
—The dividend assumption is based on Sonder’s historical experience. To date Sonder has not paid any dividends on its common stock.
Risk-Free Interest Rate
—The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon
issues, with a remaining term equal to the expected life term of Sonder’s options.

The following table summarizes the key assumptions used to determine the fair value of Sonder’s stock options granted to employees, non-employees,
officers, and directors:

	Years Ended December 31,
	2020	2019
Expected term (in years)	5.79	5.00 - 6.25
Expected volatility	63% - 69%	33% - 35%
Dividend yield	—%	—%
Risk-free interest rate	0.4% - 1.5%	1.6% - 2.6%
Weighted-average grant-date fair value per share	$2.51 - $2.77	$1.47 - $1.62
Stock Option Activity
Option activity under Sonder’s plans was as follows (in thousands, except per share and term in years):

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price per Option	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance as of December 31, 2019	10,633	$2.52	8.28	$20,195
Grants	5,829	$4.58
Exercises	(1,093)	$1.85
Forfeited	(2,122)	$3.21
Canceled	(444)	$2.16

Balance as of December 31, 2020	12,803	$3.02	7.97	$19,219

As of December 31, 2020
Options vested and exercisable	4,827	$2.47	6.54	$11,798
Options vested and expected to vest	12,803	$3.02	7.97	$19,219
The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $2.60 and $1.25, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $3.3 million and $0.9 million, respectively.
Performance and Market-based Equity Awards
On November 15, 2019, the Sonder Board of Directors granted an award to Francis Davidson, Sonder’s CEO, for a total of 5,613,290 options, all of which Mr. Davidson fully exercised in December 2019 with a promissory note payable to Sonder in the amount of $24.6 million (the “Promissory Note”). Of the 5,613,290 total options, 2,041,197 options vest in 72 equal monthly installments starting as of October 1, 2017 (the “Service-based Options”), subject to Mr. Davidson’s continuous employment, and 3,572,093 options are performance-based (“CEO Performance Awards”), that vest as follows, subject to Mr. Davidson’s continuous employment at each such event (the “Performance Conditions”):

•	1,530,897 performance awards upon an initial public offering (“IPO”) if Sonder reaches certain share price targets (the “IPO Condition”);

•	1,020,598 performance awards upon a qualified financing at certain valuation milestones (the “Qualified Financing Condition”); and

•	1,020,598 performance awards upon Sonder achieving a certain market capitalization milestone (the “Market Capitalization Condition”).

The fair value of the 2,041,197 Service-based Options was estimated using the Black-Scholes-Merton pricing model. The grant date fair value of the Service-based Options was $3.2 million and is recognized on a straight-line basis over the term of the award. There was no expense recognized for the CEO Performance Awards in the years ended December 31, 2020 and 2019, as it was not deemed probable that the Performance Conditions would be achieved.
The Promissory Note for $24.6 million represents the aggregate exercise price for the 5,613,290 options that were exercised by Mr. Davidson. The Promissory Note bears interest at the rate of 2.00% per annum, compounding semiannually. The principal amounts and accrued interest are due upon the earlier of: (i) four years after the issuance, or on December 1, 2023, (ii) the transfer or sale of the shares by the employee without approval by Sonder, or (iii) an initial public offering or an acquisition of Sonder by a public company. The Promissory Note was secured by the shares issued upon exercise of the award and in exchange for the note. While the Promissory Note is full recourse, it is considered to be non-recourse
for accounting purposes and thus was not recorded in the consolidated balance sheets as a receivable. As of December 31, 2020, Sonder had not recognized stock-based compensation expense for awards with performance-based and market-based vesting conditions.
As of December 31, 2020 and 2019, the aggregate borrowings outstanding under the Promissory Note, including interest, were $25.2 million and $24.7 million, respectively. The aggregate outstanding principal amount and interest under the Promissory Note shall be repaid in full prior to the consummation of the Business Combination.
Note 15. Income taxes
Sonder recorded an income tax provision of approximately $0.3 million for the year ended December 31, 2020 and had no tax provision recorded for the year ended December 31, 2019. The income tax provision for the year ended December 31, 2020 was primarily due to state and foreign income tax expense and consisted of the following (in thousands):

December 31, 2020
State	$104
Foreign	219

Total provision for income taxes	$323

Loss before provision for income taxes consisted of the following (in thousands)

	Years Ended December 31,
	2020	2019
United States	($148,332)	($84,426)
Foreign	(101,661)	(93,823)

Total loss before provision for income taxes	($249,993)	($178,249)

A reconciliation of amounts computed by applying the U.S. federal statutory income tax rate to loss before income taxes to total income tax expense is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Income tax at U.S. statutory rate of 21%	$(52,499)	$(36,582)
Foreign tax rate differential	(889)	(843)
State income taxes (net of federal benefit)	(8,553)	(4,706)
Tax credits	(1,214)	—
Stock-based compensation	66	694
Non-deductible expenses	221	818
Other, net	(1)	5,545
Change in valuation allowance	63,192	35,074

Total provision for income taxes	$323	$—

The components of Sonder’s net deferred tax assets and liabilities were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Deferred tax assets:
Federal and state net operating losses	$85,972	$29,916
Credit carryforwards	2,239	28
Accrued expenses and reserves	847	498
Deferred revenue	2,520	1,429
Deferred rent	4,747	5,007
Fixed and intangible assets	18,564	18,282
Other	7,131	3,667

Gross deferred tax assets	122,020	58,827
Valuation allowance	(122,020)	(58,827)

Total deferred tax assets	$—	$—

Realization of the deferred tax assets is dependent upon future taxable income, the amount and timing of which is uncertain. Accordingly, the federal, state, and foreign gross deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $63.2 million and $35.1 million during the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, Sonder had tax net operating loss carryforwards for federal, state and foreign purposes of approximately $262.7 million, $239.9 million, and $87.0 million, respectively, and as of December 31, 2019, it had tax net operating loss carryforwards for federal, states and foreign purposes of approximately $97.2 million, $102.5 million, and $26.4 million, respectively.
Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $251.7 million will carry forward indefinitely. The state and foreign net operating loss carryforwards will begin to expire in 2027.
Utilization of the net operating loss carryforwards and credits will be subject to an annual limitation due to the ownership change limitations provided by the U.S. Tax Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
Sonder’s ability to utilize its federal and state net operating loss and tax credit carryforwards may be subject to limitations if it incurs a Section 382 ownership change. A Section 382 ownership change generally occurs when there is a greater than 50% shift in ownership amongst 5% or greater shareholders (or shareholder groups) over a three year period. Although Sonder is not currently utilizing its federal or state tax carryforwards, it believes existing ownership changes and potential future ownership changes may impact its annual utilization of a portion of these attributes. Sonder has undertaken a Section 382 study and has identified that $27.3 million of net operating losses generated in 2018 are subject to limitation.
Uncertain Tax Positions
Sonder has adopted authoritative guidance, which prescribes a recognition threshold and measurement attribute for the consolidated financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in its income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

Year Ended December 31,
2020
Beginning unrecognized tax benefits	$—
Addition to tax positions related to prior years	383
Addition to tax positions related to current year	300

Ending unrecognized tax benefits	$683

Sonder had no uncertain tax positions for the year ended December 31, 2019.
Sonder files income tax returns in U.S. federal, various states and international jurisdictions. All periods since inception are subject to examination by U.S. federal, state and foreign authorities, where applicable. There are currently no pending income tax examinations.
Note 16. Net Loss Per Common Share
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 128,734,881 shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture. Diluted net loss is computed by giving effect to all potential shares of common stock, including stock options, warrants, redeemable convertible preferred stock, and exchangeable shares prior to becoming a public company, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The following table sets forth the computation of historical basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,
	2020	2019
Numerator
Net Loss	$(250,316)	$(178,249)

Net loss	$(250,316)	$(178,249)

Denominator
Weighted-average common shares outstanding	6,261,247	9,878,239

Weighted-average common shares used in computing basic and diluted net loss per share	6,261,247	9,878,239

Net loss per share, basic and diluted	$(39.98)	$(18.04)

The following potential common shares outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive:

	Years Ended December 31,
	2020	2019
Options to purchase common stock	12,802,899	10,633,972
Common stock subject to repurchase or forfeiture	4,562,207	4,847,841
Redeemable convertible preferred stock (1)	75,664,679	56,753,734
Exchangeable shares	22,017,113	22,001,764

Total common stock equivalents	115,046,898	94,237,311

(1)	Includes the warrants reclassified to equity as of December 31, 2019 and those issued in connection with the 2018 Loan and Security Agreement and related amendment as of December 31, 2020 and 2019.
Note 17. Related party transactions
Francis Davidson Promissory Note
In November 2019, Sonder granted Mr. Davidson, its CEO, the ability to purchase 5,613,290 shares of common stock for an aggregate exercise price of $24.6 million with a full recourse promissory note payable to Sonder. Refer to Note 14. Stockholders’ Deficit for details.
Note 18. Subsequent events
Sonder has evaluated subsequent events through July 6, 2021, the date the consolidated financial statements were available for issuance and did not identify any transactions that require adjustment to, or disclosure in, the accompanying consolidated financial statements, except for as noted below.
Gores Metropoulos II, Inc. Merger
On April 29, 2021, Sonder entered into an Agreement and Plan of Merger (the “
Merger Agreement”
) with Gores Metropoulos II, Inc. (NASDAQ: GMII) (“Parent”), a Delaware corporation, Sunshine Merger Sub II, LLC (Merger Sub II), a Delaware limited liability company and a wholly owned subsidiary of Parent, and Sunshine Merger Sub I, Inc. (Merger Sub I), a Delaware corporation and a wholly owned subsidiary of Merger Sub II.

The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Sonder (the “
First Merger”
), with Sonder surviving the First Merger as the surviving corporation (the “
Surviving Corporation”
), and immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the
“Second Merger”
), with Merger Sub II continuing as the surviving entity. The transactions contemplated by the Merger Agreement, including the First Merger and Second Merger, are collectively referred to as the Business Combination.
Consummation of the Business Combination is subject to the satisfaction or waiver of customary closing conditions, including (1) approval of the Merger Agreement by the Parent’s and Sonder’s stockholders, (2) the absence of any law or order restraining, enjoining or otherwise prohibiting the Business Combination, and (3) the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of certain non-United
States jurisdictions. The Business Combination is expected to close in the second half of 2021. Upon consummation of the Business Combination, Sonder’s common stock will be exchanged for newly issued common stock listed on Nasdaq under the symbol “SOND” and the listing of the Parent’s common stock will continue under the symbol “SOND”.
Convertible notes
In March 12, 2021, pursuant to a note purchase agreement, Sonder issued convertible promissory notes (
“Convertible Notes”)
to certain investors for an aggregate principal amount of $165.0 million. The net proceeds from the sale of the Convertible Notes were approximately $162.4 million, after deducting issuance costs.
The Convertible Notes are subordinated obligations of Sonder, and interest is payable annually at a rate of 1.00% per annum. The Convertible Notes will mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date. The Convertible Notes are convertible either automatically, at the option of holders, or at the option of Sonder upon the occurrence of certain specified events.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
April 29, 2021
by and among
GORES METROPOULOS II, INC.,
SUNSHINE MERGER SUB I, INC.,
SUNSHINE MERGER SUB II, LLC,
and
SONDER HOLDINGS INC.

A-i

5.20	Environmental Matters	A-45
5.21	Absence of Changes	A-46
5.22	Significant OTAs and Suppliers	A-46
5.23	Affiliate Agreements	A-46
5.24	Internal Controls	A-46
5.25	Permits	A-47
5.26	Registration Statement	A-47
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II		A-47
6.01	Corporate Organization	A-47
6.02	Due Authorization	A-48
6.03	No Conflict	A-49
6.04	Litigation and Proceedings	A-49
6.05	Compliance with Laws	A-49
6.06	Benefit Plans	A-50
6.07	Governmental Authorities; Consents	A-50
6.08	Trust Account	A-50
6.09	Taxes	A-51
6.10	Brokers’ Fees	A-51
6.11	Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-52
6.12	Business Activities; Absence of Changes	A-53
6.13	Registration Statement	A-54
6.14	Capitalization	A-55
6.15	Parent Listing	A-56
6.16	Contracts; No Defaults	A-56
6.17	Investment Company Act; JOBS Act	A-56
6.18	Affiliate Agreements	A-56
6.19	Parent Stockholders	A-57
6.20	PIPE Investment; Subscription Agreements	A-57
ARTICLE VII COVENANTS OF THE COMPANY		A-57
7.01	Conduct of Business	A-57
7.02	Inspection	A-60
7.03	Exercise or Assumption of Company Warrants	A-61
7.04	Termination of Certain Agreements	A-61
7.05	No Parent Securities Transactions	A-61
7.06	No Claim Against the Trust Account	A-61
7.07	Company Financial Statements; Other Actions	A-61
7.08	Consent Solicitation; Company Stockholder Consent	A-62
7.09	Non-Solicitation	A-62
7.10	Existing Credit Agreements	A-63
ARTICLE VIII COVENANTS OF PARENT		A-63
8.01	Indemnification and Insurance	A-63
8.02	Conduct of Parent During the Interim Period	A-65
8.03	Trust Account	A-66
8.04	Inspection	A-67
8.05	Parent Nasdaq Listing	A-67
8.06	Parent Public Filings	A-67
8.07	Section 16 Matters	A-67
8.08	Director and Officers	A-67
8.09	Exclusivity	A-67
8.10	Bylaws	A-68
8.11	Insider Letters	A-68

A-ii

8.12	Inversion Agreements	A-68
8.13	Waiver Agreements	A-68
8.14	Parent A&R Charter.	A-68
ARTICLE IX JOINT COVENANTS		A-68
9.01	Support of Transaction	A-68
9.02	Preparation of Registration Statement; Special Meeting	A-68
9.03	Other Filings; Press Release	A-70
9.04	Confidentiality; Communications Plan.	A-71
9.05	Regulatory Approvals	A-71
9.06	Management Equity Incentive Plan; Parent Incentive Plans	A-72
9.07	FIRPTA	A-73
9.08	A&R Registration Rights Agreement	A-73
9.09	Transaction Litigation	A-73
9.10	Canadian Exchangeable Shares	A-73
ARTICLE X CONDITIONS TO OBLIGATIONS		A-73
10.01	Conditions to Obligations of All Parties	A-73
10.02	Additional Conditions to Obligations of Parent	A-74
10.03	Additional Conditions to Obligations of the Company	A-75
10.04	Frustration of Conditions	A-75
ARTICLE XI TERMINATION/EFFECTIVENESS		A-75
11.01	Termination	A-75
11.02	Effect of Termination	A-77
ARTICLE XII MISCELLANEOUS		A-77
12.01	Waiver	A-77
12.02	Notices	A-77
12.03	Assignment	A-78
12.04	Rights of Third Parties	A-78
12.05	Expenses	A-78
12.06	Governing Law	A-78
12.07	Captions; Counterparts	A-78
12.08	Schedules and Exhibits	A-78
12.09	Entire Agreement	A-79
12.10	Amendments	A-79
12.11	Severability	A-79
12.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-79
12.13	Enforcement	A-80
12.14	Non-Recourse	A-80
12.15	Nonsurvival of Representations, Warranties and Covenants	A-80
12.16	Acknowledgements	A-80
Exhibits
Exhibit A – Form of A&R Registration Rights Agreement
Exhibit B – Form of Lockup Agreement
Exhibit C – Form of A&R Certificate of Incorporation of Parent
Exhibit D – Form of A&R Bylaws of Parent
Exhibit E – Form of Letter of Transmittal

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “
Agreement
”), dated as of April 29, 2021, is entered into by and among Gores Metropoulos II, Inc., a Delaware corporation (“
Parent
”), Sunshine Merger Sub I, Inc., a Delaware corporation (“
Merger Sub I
”), Sunshine Merger Sub II, LLC, a Delaware limited liability company (“
Merger Sub II
” and together with Merger Sub I, the “
Merger Subs
”), and Sonder Holdings Inc., a Delaware corporation (the “
Company
”). Certain capitalized terms used in this Agreement shall have the meanings set forth in
Article
 I
.
RECITALS
WHEREAS, Parent is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, (a) Merger Sub I is a newly formed, wholly owned, direct subsidiary of Merger Sub II, and (b) Merger Sub II is a newly formed, wholly owned, direct subsidiary of Parent, each of which were formed for the sole purpose of the Mergers;
WHEREAS, pursuant to the terms and subject to the conditions hereof, at the Closing, (a) Merger Sub I is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation, and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation is to merge with and into Merger Sub II pursuant to the Second Merger, with Merger Sub II surviving as the Surviving Entity;
WHEREAS, the board of directors or manager, as applicable, of each of Parent, Merger Sub I, Merger Sub II and the Company has approved and declared advisable the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”) and the Limited Liability Company Act of the State of Delaware (the “
DLLCA
”), as applicable;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Stockholders have entered into Voting and Support Agreements (each, a “
Company Support Agreement
”) pursuant to which, among other things, such stockholders have agreed to vote all of their respective shares of capital stock of the Company in favor of, among other things, adopting this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain holders of Canadian Exchangeable Common Shares and Canadian Exchangeable Preferred Shares have entered into Canadian Holder Voting and Support Agreements (each, a “
Canadian Support Agreement
” and, together with the Company Support Agreements, the “
Support Agreements
”) pursuant to which, among other things, such holders have agreed to vote all of their respective shares of Canadian Exchangeable Common Shares and Canadian Exchangeable Preferred Shares in favor of, among other things, adopting the Canadian Approvals;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and each other holder of Parent Class F Stock has executed and delivered to the Company that certain waiver pursuant to which, in connection with the Transactions, such Sponsor or holder of Parent Class F Stock, as applicable, has agreed to waive certain of the anti-dilution rights in respect of shares of Parent common stock held by such Sponsor or holder of Parent Class F Stock (the “
Waiver Agreement
”);
WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and certain investors (the “
Subscribers
”) have entered into Subscription Agreements, dated as of the date hereof (the “
Subscription Agreements
”), for a private placement of Parent Common Stock to be consummated prior to or substantially concurrently with the consummation of the Transactions;

WHEREAS, in connection with the consummation of the Mergers, Parent, the Sponsor, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Common Stock pursuant to
Article
 III
, will enter into an amended and restated Registration Rights Agreement (the “
A&R Registration Rights Agreement
”), in the form set forth on
Exhibit
 A
;
WHEREAS, in connection with the consummation of the Mergers, Parent, the Company and certain Company Stockholders who will receive Parent Common Stock pursuant to
Article
 III
, will enter into a lockup agreement (each, a “
Lockup Agreement
”), in the form set forth on
Exhibit B
;
WHEREAS, pursuant to the Parent Organizational Documents, Parent will provide an opportunity to its stockholders to have their Parent Class A Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of Parent for the Business Combination (the “
Offer
”);
WHEREAS, in connection with the Mergers, Parent will, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “
Parent A&R Charter
”) in the form set forth on
Exhibit
 C
;
WHEREAS, in connection with the Mergers, Parent will adopt the amended and restated bylaws (the “
Parent A&R Bylaws
”) in the form set forth on
Exhibit
 D
; and
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “
Code
”) and the Treasury Regulations promulgated thereunder and (b) the Mergers shall be treated as an integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation
Section 1.368-2(g).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub I, Merger Sub II and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01
Definitions
. As used herein, the following terms shall have the following meanings:
“
A&R Registration Rights Agreement
” has the meaning specified in the Recitals hereto.
“
A&R Share Terms
” means the amended and restated Share Provisions which shall reorganize Sonder Canada’s share capital by exchanging the then issued and outstanding Canadian Exchangeable Shares into a new series of the same class of virtually identical Canadian Exchangeable Shares whose terms shall provide (a) for a deferral of any mandatory exchange caused by the Transactions for a period of at least
12-months
from the Closing Date, and (b) that such new Canadian Exchangeable Shares shall be exchangeable for Parent Common Stock upon the completion of the First Merger.
“
Acceleration Event
” has the meaning specified in
Section 4.02(a)
.
“
Acquisition Proposal
” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub I, Merger Sub II or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company) that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.
“
Action
” means any Claim that is by or before any Governmental Authority.
“
Additional Parent SEC Reports
” has the meaning specified in
Section
 6.11(a)
.
“
Additional Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“
Aggregate Company Stock Consideration
” means a number of shares of Parent Common Stock (deemed to have a value of $10.00 per share), equal to the result of
(a) $2,176,603,000,
divided by
(b) $10.00.
“
Agreement
” has the meaning specified in the Preamble hereto.
“
Amendment Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Annual Policy Option
” has the meaning specified in
Section
 8.01(b)
.
“
Anti-Corruption Laws
” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including, as applicable, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“
Antitrust Law
” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“
Approval Requirement
” has the meaning specified in
Section
 8.11
.
“
Assumed Warrant
” has the meaning specified in
Section
 3.07(a)
.
“
Business Combination
” has the meaning ascribed to such term in the Certificate of Incorporation.
“
Business Combination Proposal
” has the meaning specified in
Section
 8.09
.
“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“
Canadian Approvals
” has the meaning specified in
Section
 9.10(c)
.

“
Canadian Exchangeable Common Shares
” means Sonder Canada’s Series AA Common Exchangeable Preferred Shares.
“
Canadian Exchangeable Preferred Shares
” means, collectively, Sonder Canada’s (a) Series
Seed-1
Exchangeable Preferred Shares, (b) Series
Seed-2
Exchangeable Preferred Shares, (c) Series
Seed-3
Exchangeable Preferred Shares, (d) Series A Exchangeable Preferred Shares, (e) Series B Exchangeable Preferred Shares, (f) Series C Exchangeable Preferred Shares, (g) Series D Exchangeable Preferred Shares and (h) Series E Exchangeable Preferred Shares.
“
Canadian Exchangeable Shares
” means, collectively, the Canadian Exchangeable Common Shares and the Canadian Exchangeable Preferred Shares.
“
Canadian Split
” means the split of the issued and outstanding Canadian Exchangeable Shares on the basis of the Exchange Rate to occur in the context of the First Merger and prior to the Second Merger.
“
Canadian Support Agreements
” has the meaning specified in the Recitals hereto.
“
CARES Act
” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.
“
Cash and Cash Equivalents
” means the unrestricted cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“
Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on January 19, 2021.
“
Change of Control
” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent (or any successor, assign or acquiring entity thereof, the acquisition of which had not previously constituted a Change of Control); (b) a merger, consolidation, reorganization, business combination or other similar transaction, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination or the stockholders of Parent as of immediately prior to the transaction(s) failing to hold 50% of the voting power of Parent (or, as applicable, the surviving Person) following such transaction; or (c) a sale or transfer of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole.
“
Claim
” means any demand, claim, complaint, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“
Closing
” has the meaning specified in
Section
 2.03
.
“
Closing Date
” has the meaning specified in
Section
 2.03
.
“
Closing Form
8-K
” has the meaning specified in
Section
 9.03(c)
.
“
Closing Parent Cash
” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time;
plus
(b) all other Cash and Cash Equivalents of Parent (excluding, for the avoidance of doubt, any amount in the foregoing clause “(a)”);
plus
(c) the amount delivered to Parent prior to the Closing in connection with the consummation of the PIPE Investment;
minus
(d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer (to the extent not already paid).
“
Closing Press Release
” has the meaning specified in
Section
 9.03(c)
.
“
Code
” has the meaning specified in the Recitals hereto.

“
Common Share Price
” means the share price equal to the VWAP of Parent Common Stock for a period of at least 10 days out of 20 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable determination of the Parent Board), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock).
“
Communications Plan
” has the meaning specified in
Section
 9.04(b)
.
“
Company
” has the meaning specified in the Preamble hereto.
“
Company Affiliate Agreement
” has the meaning specified in
Section
 5.23
.
“
Company Benefit Plan
” has the meaning specified in
Section
 5.14(a)
.
“
Company Board
” has the meaning specified in the Recitals hereto.
“
Company Certificate
” has the meaning specified in
Section
 3.04(a)
.
“
Company Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on April 3, 2020, as amended by the Certificate of Amendment No. 1 to Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 4, 2020, as amended by the Certificate of Amendment No. 2 to Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 11, 2021, and as amended by the Certificate of Amendment No. 3 to Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2021.
“
Company Change in Recommendation
” has the meaning specified in
Section
 7.08
.
“
Company Closing Certificate
” has the meaning specified in
Section
 2.04(b)
.
“
Company Closing Indebtedness
” has the meaning specified in
Section
 2.04(b)
.
“
Company Common Stock
” means the Company’s Common Stock, par value $0.000001 per share. For the avoidance of doubt, the “Company Common Stock” does not include the Company Special Voting Common Stock.
“
Company Convertible Notes
” means, collectively, the Convertible Promissory Notes set forth on
Schedule 1.01(a)
.
“
Company Cure Period
” has the meaning specified in
Section
 11.01(a)
.
“
Company Organizational Documents
” means the Company Certificate of Incorporation and the Company’s Amended and Restated Bylaws, adopted by the Company on April 3, 2020, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“
Company Preferred Stock
” means, collectively, the Company’s (a) Series
Seed-1
Preferred Stock, (b) Series
Seed-1A
Preferred Stock, (c) Series
Seed-2
Preferred Stock, (d) Series
Seed-2A
Preferred Stock, (e) Series
Seed-3
Preferred Stock, (f) Series
Seed-3A
Preferred Stock, (g) Series A Preferred Stock, (h) Series
A-1
Preferred Stock, (i) Series B Preferred Stock, (j) Series
B-1
Preferred Stock, (k) Series C Preferred Stock, (l) Series
C-1
Preferred Stock, (m) Series D Preferred Stock, (n) Series
D-1
Preferred Stock and (o) Series E Preferred Stock, in each case, par value $0.000001 per share. For the avoidance of doubt, the “Company Preferred Stock” does not include the Company Special Voting Preferred Stock.
“
Company Registered Intellectual Property
” means all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case included in the Owned Intellectual Property.

“
Company Representations
” means the representations and warranties of the Company expressly and specifically set forth in
Article
 V
of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“
Company Requisite Approval
” has the meaning specified in
Section
 5.03(a)
.
“
Company Schedules
” means the disclosure schedules of the Company and its Subsidiaries.
“
Company Securityholder
” means the holder, immediately prior to the Effective Time, of any share of Company Common Stock, Company Stock Option (vested or unvested), Company Warrant or Canadian Exchangeable Common Shares.
“
Company Senior Preferred Stock
” means, collectively, the Company’s (a) Series
Seed-1A
Preferred Stock, (b) Series
Seed-2A
Preferred Stock, (c) Series
Seed-3A
Preferred Stock, (d) Series
A-1
Preferred Stock, (e) Series
B-1
Preferred Stock, (f) Series
C-1
Preferred Stock, (g) Series
D-1
Preferred Stock and (h) Series E Preferred Stock, in each case, par value $0.000001 per share.
“
Company Special Voting Common Stock
” means the Company’s Special Voting Series AA Common Stock, par value $0.000001 per share.
“
Company Special Voting Preferred Stock
” means, collectively, the Company’s (a) Special Voting Series
Seed-1
Stock, (b) Special Voting Series
Seed-2
Stock, (c) Special Voting Series
Seed-3
Stock, (d) Special Voting Series A Stock, (e) Special Voting Series B Stock, (f) Special Voting Series C Stock, (g) Special Voting Series D Stock and (h) Special Voting Series E Stock, in each case, par value $0.000001 per share.
“
Company Special Voting Stock
” means, collectively, the Company Special Voting Common Stock and the Company Special Voting Preferred Stock.
“
Company Stock
” means, collectively, the Company Common Stock and the Company Preferred Stock.
“
Company Stock Adjusted Fully Diluted Shares
” means
the sum of
,
without duplication
(a) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (assuming the conversion of all Company Preferred Stock prior to Closing), plus
(b) the aggregate number of shares of Company Common Stock reserved for issuance upon the exchange of all Canadian Exchangeable Common Shares issued and outstanding as of immediately prior to the Effective Time (assuming the conversion of all Canadian Exchangeable Preferred Shares prior to Closing), plus
(c) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Stock Options (vested or unvested) outstanding as of immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Stock Options are fully vested and exercised on a net exercise basis based on the Per Share Company Common Stock Consideration), plus
(d) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Warrants outstanding as of immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Warrants are exercised on a net exercise basis based on the Per Share Company Common Stock Consideration), plus
(e) the aggregate number of shares of Company Common Stock issuable upon conversion of all Company Convertible Notes to the extent issued and outstanding as of immediately prior to the Effective Time.
“
Company Stock Fully Diluted Shares
” means
the sum of
,
without duplication
(a) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (assuming the conversion of all Company Preferred Stock prior to Closing), plus
(b) the aggregate number of shares of Company Common Stock reserved for issuance upon the exchange of all Canadian Exchangeable Common Shares issued and outstanding as of immediately prior to the Effective Time (assuming the conversion of all Canadian Exchangeable Preferred Shares prior to Closing), plus
(c) the total number of Option Shares,
plus
(d) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Warrants outstanding as of immediately prior to the

Effective Time (for the purposes of this definition on a gross basis), plus
(e) the aggregate number of shares of Company Common Stock issuable upon conversion of all Company Convertible Notes to the extent issued and outstanding as of immediately prior to the Effective Time.
“
Company Stock Option
” means any option to purchase Company Common Stock granted pursuant to a Company Stock Plan.
“
Company Stock Plans
” means (a) the Company’s 2019 Equity Incentive Plan, as amended from time to time, and (b) the Company’s Stock Option Plan dated February 25, 2015, as amended and restated on February 24, 2016, March 14, 2017, March 9, 2018, September 26, 2018, May 5, 2019, November 15, 2019 and December 20, 2019.
“
Company Stockholder
” means the holder of a share of Company Common Stock or Company Preferred Stock.
“
Company Support Agreements
” has the meaning specified in the Recitals hereto.
“
Company Warrants
” means any warrant to purchase shares of Company Stock.
“
Computershare
” means Computershare Trust Company, N.A., a Delaware corporation.
“
Confidentiality Agreement
” means that certain Confidentiality Agreement, dated as of February 11, 2021, between Parent and the Company.
“
Consent Solicitation Statement
” means the materials used by the Company as part of its solicitation of the Company Requisite Approval, including the consent solicitation statement included as part of the Registration Statement.
“
Contaminant
” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.
“
Contracts
” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions thereof.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, curfew, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guideline or recommendation by any Governmental Authority in connection with or in response to
COVID-19,
including the CARES Act.
“
D&O Indemnified Party
” has the meaning specified in
Section
 8.01(a)
.
“
D&O Tail
” has the meaning specified in
Section
 8.01(b)
.
“
DGCL
” has the meaning specified in the Recitals hereto.
“
Discounted Earn Out Option Amount
” means the value, as measured at Closing, of the Earn Out Shares that would have been payable in respect of each Option Share, had each such Option Share been entitled to receive its applicable Earn Out Pro Rata Share of the Earn Out Shares, taking into account, among other factors, the likelihood such amounts will be paid and the time value thereof. The Discounted Earn Out Option Amount shall be determined prior to the Closing by the Company’s Board of Directors in its sole discretion with reference to (i) an independent appraisal performed by a nationally recognized professional valuation firm or investment banker mutually agreed upon by Parent and the Company that is outside of the controlled group of corporations that includes the Company, the Parent and any applicable Subsidiaries of the Company or the Parent or (ii) such other value or methodology as Parent and the Company may mutually agree, provided
that the Discounted Earn Out Option Amount shall be determined in a manner intended to comply with Section 409A and Section 424 of the Code.
“
Dissenting Shares
” has the meaning specified in
Section
 3.11
.
“
DLLCA
” has the meaning specified in the Recitals hereto.
“
Earn Out Period
” means the period beginning on the Lockup Expiration Date and ending on the date that is five years after the Lockup Expiration Date.
“
Earn Out Pro Rata Share
” means, for each Company Securityholder, a percentage determined by dividing
(a)
 the sum of, without duplication
(i) the total number of shares of Company Common Stock (including the aggregate Option Shares) held by such Company Securityholder as of immediately prior to the Effective Time, plus
(ii) the total number of shares of Company Common Stock issuable upon exercise or settlement of all Company Warrants held by such Company Securityholder as of immediately prior to the Effective Time (to the extent such Company Warrants are not exercised at the Effective Time and for the purposes of this definition on a gross basis), plus
(iii) the total number of shares of Company Common Stock reserved for issuance upon the exchange of all Canadian Exchangeable Common Shares held by such Company Securityholder as of immediately prior to the Effective Time, plus
(iv) the total number of shares of Company Common Stock issuable upon conversion of all Company Convertible Notes held by such Company Securityholder as of immediately prior to the Effective Time (to the extent such Company Convertible Notes are not converted at the Effective Time)
by
(b)
 the sum of, without duplication
(i) the total number of shares of Company Common Stock (including the aggregate Option Shares) held by all Company Securityholders as of immediately prior to the Effective Time plus
(ii) the total number of shares of Company Common Stock issuable upon exercise or settlement of all Company Warrants held by all Company Securityholders as of immediately prior to the Effective Time (to the extent such Company Warrants are not exercised at the Effective Time and for the purposes of this definition on a gross basis), plus
(iii) the total number of shares of Company Common Stock reserved for issuance upon the exchange of all Canadian Exchangeable Common Shares held by all Company Securityholders as of immediately prior to the Effective Time, plus
(iv) the total number of shares of Company Common Stock issuable upon conversion of all Company Convertible Notes as of immediately prior to the Effective Time (to the extent such Company Convertible Notes are not converted at the Effective Time).
“
Earn Out Shares
” has the meaning specified in
Section
 4.01(a)
.
“
Effective Time
” has the meaning specified in
Section
 2.01(a)
.
“
Election Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Environmental Laws
” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker or public health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.
“
ERISA
” has the meaning specified in
Section
 5.14(a)
.
“
ERISA Affiliate
” has the meaning specified in
Section
 5.14(e)
.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Agent
” has the meaning specified in
Section
 3.04(a)
.
“
Exchange Rate
” means a ratio equal to the number of shares of Parent Common Stock issuable with respect to each share of Company Common Stock in accordance with the Per Share Company Common Stock Consideration.

“
Existing Credit Agreement Consents
” shall mean effective consents, waivers or amendments under and in accordance with the terms of the Existing Credit Agreements, as applicable, which consents, waivers or amendments shall be in form and substance reasonably satisfactory to each of Parent and the Company and shall expressly permit the Transactions.
“
Existing Credit Agreements
” shall mean, collectively, the (a) Credit Agreement, dated as of February 21, 2020, by and among Sonder USA Inc., as a borrower, the Company, as a borrower, the Guarantors (as defined therein) party thereto and HSBC Bank U.S.A., N.A. (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), (b) Plain English Growth Capital Loan and Security Agreement, dated as of December 28, 2018, by and between Sonder USA Inc., as a borrower, Sonder Canada, as a borrower, any other person that becomes a borrower thereunder, TriplePoint Venture Growth BDC Corp., as a lender and as collateral agent, and TriplePoint Capital LLC, as a lender (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), and (c)
 Offre de prêt et contribution financière à reimbursement conditionnel, by Investissement Québec to Sonder Hospitality Canada Inc.
dated as of December 15, 2020 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“
Financial Derivative/Hedging Arrangement
” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“
Financial Statements
” has the meaning specified in
Section
 5.07
.
“
First Certificate of Merger
” has the meaning specified in
Section
 2.01(a)
.
“
First Merger
” has the meaning specified in
Section
 2.01(a)
.
“
Foreign Benefit Plan
” has the meaning specified in
Section
 5.14(a)
.
“
GAAP
” means United States generally accepted accounting principles, consistently applied.
“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“
Governmental Order
” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with any Governmental Authority.
“
Hazardous Material
” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, and including petroleum, petroleum by-products,
asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, Legionella bacteria, radon, urea formaldehyde, per-
and polyfluoroalkyl substances, and lead-containing paints or coatings, mold, fungicides or pesticides.
“
HMRC
” has the meaning specified in
Section
 5.14(c)
.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Import Laws
” means all applicable customs and import Laws and regulations in jurisdictions in which the Company and any its Subsidiaries do business or are otherwise subject to jurisdiction, including Title 19 of the U.S. Code of Federal Regulations and the associated statutes.
“
Indebtedness
” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) deferred compensation; (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses “(a)” through “(h)” above; and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made);
provided
,
however
, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice, (ii) Outstanding Company Expenses or Outstanding Parent Expenses, as applicable, and (iii) deferred revenue accrued on or prior to the Effective Time.
“
Insider Letters
” has the meaning specified in
Section
 8.11
.
“
Insiders
” has the meaning specified in
Section
 8.11
.
“
Intellectual Property
” means all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part,
reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “
Patents
”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “
Trademarks
”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “
Copyrights
”); (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how,
technology, Software, discoveries, improvements, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, in each case, whether or not patentable or copyrightable (collectively “
Trade Secrets
”); and (f) all other intellectual property and intellectual property rights.
“
Intended Tax Treatment
” has the meaning specified in
Section
 2.07
.
“
Interim Period
” has the meaning specified in
Section
 7.01
.
“
Invention Assignment Agreement
” has the meaning specified in
Section
 5.11(d)
.
“
Inversion Agreements
” means, collectively, the (a) Exchange Rights Agreement, effective as of December 20, 2019, as amended by the Amendment No. 1 dated May 4, 2020, by and among the Company, Sonder Canada, Sonder Exchange ULC and the shareholders party thereto (the “
Exchange Rights Agreement
”), and (b) Amended and Restated Support Agreement, dated as of May 4, 2020, by and among the Company, Sonder Canada and Sonder Exchange ULC.
“
Issuance Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
IT Systems
” means all information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases,

websites and equipment owned, licensed, leased or otherwise used by or on behalf of the Company or any of its Subsidiaries.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Law
” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” has the meaning specified in
Section
 5.19(b)
.
“
Letter of Transmittal
” has the meaning specified in
Section
 3.04(a)
.
“
Licensed Intellectual Property
” means all Intellectual Property (other than Owned Intellectual Property) that is used, practiced or held for use or practice by the Company or any of its Subsidiaries.
“
Lien
” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“
Lockup Expiration Date
” means the date that is 180 days after the Closing Date.
“
Management Equity Incentive Plan
” has the meaning specified in
Section
 9.06
.
“
Management Equity Incentive Plan Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Material Adverse Effect
” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;
provided
,
however
, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses “(i),” “(ii),” “(iv)” and “(vi),” in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, in each case, following the date of this Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of this Agreement or the pendency or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made
disaster, pandemic, epidemic or disease outbreak (including
COVID-19),
act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, the Company operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by the Company with the covenants set forth in
Sections 7.01(a)
through
7.01(r)
or the taking of any action with the prior written consent of Parent; or (ix) any matter set forth on
Schedule 5.21
.

“
Material Permits
” has the meaning specified in
Section
 5.25
.
“
Merger Sub I
” has the meaning specified in the Preamble hereto.
“
Merger Sub II
” has the meaning specified in the Preamble hereto.
“
Mergers
” means, collectively, the First Merger and the Second Merger.
“
Most Recent Financial Statements
” has the meaning specified in
Section
 5.07
.
“
Nasdaq
” has the meaning specified in
Section
 6.15
.
“
Non-Redemption
Requirement
” has the meaning specified in
Section
 8.11
.
“
Offer
” has the meaning specified in the Recitals hereto.
“
Open Source Software
” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License.
“
Option Earn Out Cap
” means the quotient of (i) all Earn Out Shares (i.e., 14,500,000 shares of Parent Common Stock)
divided by
(ii) Company Stock Fully Diluted Shares.
“
Option Exchange Ratio
” means the sum of (i) the Per Share Company Common Stock Consideration
plus
(ii) the quotient of (A) the Discounted Earn Out Option Amount divided by
(B) $10.00;
provided
,
however
, that the Option Exchange Ratio shall not exceed the sum of (i) the Per Share Company Common Stock Consideration
plus
(ii) Option Earn Out Cap.
“
Option Shares
” means the number of shares of Company Common Stock issuable upon exercise of all Company Stock Options (for the purposes of this definition on a gross basis) outstanding as of immediately prior to the Effective Time.
“
Outstanding Company Expenses
” means all fees, costs and expenses of the Company and its Subsidiaries, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention and similar payments payable in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing, whether payable before (to the extent unpaid) or as of the Closing Date; (b) all severance payments, retirement payments and similar payments and success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing in connection with the consummation of the Transactions, whether payable before (to the extent unpaid) or as of the Closing Date (excluding, for the avoidance of doubt, any payments to the extent such payments become payable due to a termination of service (such as double-trigger arrangements) following the Closing); (c) all transaction, deal, brokerage, financial advisory and any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail.
“
Outstanding Parent Expenses
” means: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, whether payable before (to the extent unpaid) or as of the Closing Date; (b) any Indebtedness of Parent or its Subsidiaries owed to the Sponsor; (c) any filing fees required under any Antitrust Law; and (d) any filing fees required by Governmental Authorities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, other than the filing fees contemplated by clause “(c)”.

“
Owned Company Software
” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.
“
Owned Intellectual Property
” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“
Parent
” has the meaning specified in the Preamble hereto.
“
Parent A&R Bylaws
” has the meaning specified in the Recitals hereto.
“
Parent A&R Charter
” has the meaning specified in the Recitals hereto.
“
Parent Affiliate Agreement
” has the meaning specified in
Section
 6.18
.
“
Parent and Merger Sub Representations
” means the representations and warranties of each of Parent, Merger Sub I and Merger Sub II expressly and specifically set forth in
Article
 VI
of this Agreement, as qualified by the Parent Schedules. For the avoidance of doubt, the Parent and Merger Sub Representations are solely made by Parent, Merger Sub I and Merger Sub II.
“
Parent Benefit Plans
” has the meaning specified in
Section
 6.06
.
“
Parent Board
” means the board of directors of Parent.
“
Parent Board Recommendation
” has the meaning specified in
Section
 9.02(d)
.
“
Parent Change in Recommendation
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Class
 A Stock
” means Parent’s Class A Common Stock, par value $0.0001 per share.
“
Parent Class
 F Stock
” means Parent’s Class F Common Stock, par value $0.0001 per share.
“
Parent Closing Certificate
” has the meaning specified in
Section
 2.04(a)
.
“
Parent Common Stock
” means, collectively, (a) prior to the effectiveness of the Parent A&R Charter, the Parent Common Stock, par value $0.0001 per share, which shall consist of the Parent Class A Stock and Parent Class F Stock and (b) from and after the effectiveness of the Parent A&R Charter, the Parent Common Stock, following the reclassification of the Parent Class A Stock and Parent Class F Stock in accordance with the Parent A&R Charter.
“
Parent Cure Period
” has the meaning specified in
Section
 11.01(c)
.
“
Parent ESPP
” has the meaning specified in
Section
 9.06
.
“
Parent ESPP Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Parent Incentive Plan
” has the meaning specified in
Section
 9.06
.
“
Parent Incentive Plan Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Parent Intervening Event
” means an event, fact, development, circumstance or occurrence (but specifically excluding (a) any Business Combination Proposal, (b) any changes in capital markets or declines or improvements in financial markets or (c) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers) that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Parent Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Parent Board as of the date hereof), and that becomes known to the Parent Board after the date of this Agreement.
“
Parent Intervening Event Notice
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Intervening Event Notice Period
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Organizational Documents
” means the Certificate of Incorporation and Parent’s Bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“
Parent Preferred Stock
” means Parent’s Preferred Stock, par value $0.0001 per share.
“
Parent Schedules
” means the disclosure schedules of Parent, Merger Sub I and Merger Sub II.
“
Parent SEC Reports
” has the meaning specified in
Section
 6.11(a)
.
“
Parent Special Voting Common Stock
” means Parent’s Special Voting Common Stock, par value $0.000001 per share.
“
Parent Stockholder
” means a holder of Parent Class A Stock or Parent Class F Stock.
“
Parent Stockholder Approval
” has the meaning specified in
Section
 6.02(b)
.
“
Parent Units
” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-fifth
of one Parent Warrant.
“
Parent Warrant
” means a warrant entitling the holder to purchase one share of Parent Class A Stock.
“
PCAOB
” means the Public Company Accounting Oversight Board (United States).
“
Per Share Company Common Stock Consideration
” means, with respect to each share of Company Common Stock, a number of shares of Parent Common Stock equal to the result of
(a) Aggregate Company Stock Consideration
divided
by
(b) the number of Company Stock Adjusted Fully Diluted Shares.
“
Per Share Company Special Voting Stock Consideration
” means, with respect to each share of Company Special Voting Common Stock, a number of shares of Parent Special Voting Common Stock multiplied by
the Exchange Rate.
“
Permits
” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“
Permitted Liens
” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; (ii) that relate to amounts not yet delinquent; or (iii) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet delinquent or (ii) which are being contested in good faith through appropriate Actions and either are not material or where appropriate reserves have been established in accordance with GAAP; (d) Liens, encumbrances and restrictions on the fee interest underlying the Leased Real Property (including easements, covenants, rights of way and similar restrictions of record); (e)
non-exclusive
licenses of Intellectual Property entered into in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Most Recent Financial Statements (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Most Recent Financial Statements) or liability incurred under the Existing Credit Agreements; and (g) Liens described on
Schedule
 1.01(b)
.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“
Personal Information
” means (a) for purposes of any of the Company’s or its Subsidiaries’ applicable privacy policies, or contracts, “personal data”, “personally identifiable information”, “personal information”, or any similar term provided for by the Company or any of its Subsidiaries in any such privacy policies, notices or contracts, or applicable privacy Laws and (b) for purposes of any Privacy Law, all information that constitutes “personal data”, “personally identifiable information”, or “personal information” under such Privacy Law. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“
PIPE Investment
” has the meaning specified in
Section
 6.20
.
“
Privacy Laws
” means (a) any and all applicable Laws (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), EU General Data Protection Regulation (GDPR), Fair Credit Reporting Act (FCRA), any and all applicable Laws relating to breach notification or marketing in connection with any Personal Information, and any and all applicable Laws relating to the use of biometric identifiers, and (b) the Payment Card Industry Data Security Standard
(PCI-DSS),
as applicable.
“
Proposals
” has the meaning specified in
Section
 9.02(c)
.
“
Proxy Statement
” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Parent Stockholders to approve the Proposals (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Class A Stock in conjunction with a stockholder vote on the Business Combination).
“
Real Estate Lease Documents
” has the meaning specified in
Section
 5.19(b)
.
“
Redeeming Stockholder
” means a Parent Stockholder who demands that Parent redeem its Parent Class A Stock for cash in connection with the transactions contemplated hereby and in accordance with the Parent Organizational Documents.
“
Registration Statement
” has the meaning specified in
Section
 9.02(a)
.
“
Representative
” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“
Required Parent Stockholder Approval
” has the meaning specified in
Section
 6.02(b)
.
“
Rollover Option
” has the meaning specified in
Section
 3.06(a)
.
“
Sanctioned Person
” means at any time any Person: (a) listed on any sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, located in, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions Laws from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.
“
Sanctions Laws
” has the meaning specified in
Section
 5.10(c)
.
“
SEC
” means the United States Securities and Exchange Commission.
“
Second Certificate of Merger
” has the meaning specified in
Section
 2.01(b)
.
“
Second Effective Time
” has the meaning specified in
Section
 2.01(b)
.
“
Second Merger
” has the meaning specified in
Section
 2.01(b)
.
“
Securities Act
” means the Securities Act of 1933.
“
Securities Laws
” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“
Share Provisions
” means the Articles of Amalgamation of Sonder Canada, as amended on May 4, 2020.
“
Significant OTAs
” has the meaning specified in
Section
 5.22(a)
.

“
Significant Suppliers
” has the meaning specified in
Section
 5.22(a)
.
“
Social Unrest Measures
” means any Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to any social or civil unrest.
“
Software
” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.
“
Sonder Canada
” means Sonder Canada Inc., a corporation existing under the laws of the province of Québec.
“
Sonder Canada Share Capital Reorganization
” means the share capital reorganization undertaken by Sonder Canada prior to Closing which creates a new series of Canadian Exchangeable Shares in accordance with the A&R Share Terms into which the existing Canadian Exchangeable Shares will be exchanged in a tax deferred manner contemplated by the Income Tax Act (Canada).
“
Special Meeting
” means a meeting of the holders of Parent Class A Stock and Parent Class F Stock to be held for the purpose of approving the Proposals.
“
Sponsor
” means Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company.
“
Stockholder Written Consent
” has the meaning specified in
Section
 7.08
.
“
Subscribers
” has the meaning specified in the Recitals hereto.
“
Subscription Agreement
” has the meaning specified in the Recitals hereto.
“
Subsidiary
” means with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“
Support Agreements
” has the meaning specified in the Recitals hereto.
“
Surviving Corporation
” has the meaning specified in
Section
 2.01
.
“
Surviving Provisions
” has the meaning specified in
Section
 11.02
.
“
Tax
” means (a) any federal, state, provincial, territorial, local, foreign and other tax, assessment, fee, duty, levy, impost or other charge of any kind whatsoever of any Governmental Authority, in each case to the extent the foregoing are in the nature of a tax, including any income, alternative or add-on
minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax and (b) any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, a Contract, or otherwise by operation of Law.
“
Tax Return
” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“
Terminating Company Breach
” has the meaning specified in
Section
 11.01(b)
.
“
Terminating Parent Breach
” has the meaning specified in
Section
 11.01(c)
.
“
Termination Date
” has the meaning specified in
Section
 11.01(a)
.
“
Trading Market
” means, with respect to a security, Nasdaq or such other securities exchange on which such security is traded.
“
Transaction Agreements
” means this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Subscription Agreements, the Lockup Agreements, the Support Agreements, the Waiver Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“
Transaction Litigation
” has the meaning specified in
Section
 9.09
.
“
Transaction Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Transactions
” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.
“
Treasury Regulations
” means the regulations promulgated under the Code.
“
Triggering Event I
” means the date on which the Common Share Price is equal to or greater than $13.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event II
” means the date on which the Common Share Price is equal to or greater than $15.50 after the Closing Date, but within the Earn Out Period.
“
Triggering Event III
” means the date on which the Common Share Price is equal to or greater than $18.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event IV
” means the date on which the Common Share Price is equal to or greater than $20.50 after the Closing Date, but within the Earn Out Period.
“
Triggering Event V
” means the date on which the Common Share Price is equal to or greater than $23.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event VI
” means the date on which the Common Share Price is equal to or greater than $25.50 after the Closing Date, but within the Earn Out Period.
“
Triggering Events
” means, collectively, Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI.
“
Trust Account
” has the meaning specified in
Section
 6.08
.
“
Trust Agreement
” has the meaning specified in
Section
 6.08
.
“
Trustee
” has the meaning specified in
Section
 6.08
.
“
UK Foreign Benefit Plans
” has the meaning specified in
Section
 5.14(d)
.
“
USML
” has the meaning specified in
Section
 5.10(c)
.

“
VWAP
” means, with respect to any security, for each trading day, the daily volume weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
“
Waiver Agreement
” has the meaning specified in the Recitals hereto.
“
WARN
” means the federal Worker Adjustment and Retraining Notification Act and any similar state, provincial or local “mass layoff” or “plant closing” Law.
“
Warrant Agreement
” means that certain Warrant Agreement, dated as of January 22, 2021, between Parent and Computershare, as warrant agent.
“
Willful Breach
” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
1.02
Construction
.
(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
1.03
Knowledge
. As used herein, the phrase “to the knowledge” means the actual knowledge of (a) in the case of the Company, the individuals set forth on
Schedule
 1.03(a)
, and (b) in the case of Parent, the individuals set forth on
Schedule
 1.03(b)
.

ARTICLE II
THE MERGERS; CLOSING
2.01
The Merger
s
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub I shall be merged with and into the Company (the “
First Merger
”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “
Surviving Corporation
”) following the First Merger, and the separate corporate existence of Merger Sub I shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub I and the Company (the “
First Certificate of Merger
”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the First Certificate of Merger (the “
Effective Time
”).
(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “
Second Merger
”), with Merger Sub II being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “
Surviving Entity
”) following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Merger Sub II and the Surviving Corporation (the “
Second Certificate of Merger
”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the Second Certificate of Merger (the “
Second Effective Time
”).
2.02
Effects of the Merger
s
.
(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation.
(b) The Second Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.
2.03
Closing
. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “
Closing
”) shall take place electronically through the exchange of documents via
e-mail
or facsimile on the date which is three Business Days after the date on which all conditions set forth in
Article
 X
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
.” Subject to the satisfaction or waiver of all of the conditions set forth in
Article
 X
of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and Merger Sub I shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, (b) as soon as practicable following the Effective Time, the Company shall effect the Canadian Split; and (c) as soon as practicable following the Effective Time, but in all events within two Business Days after the Closing Date, the Surviving Corporation and Merger Sub II shall cause the Second Certificate of

Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and
Section 18-209
of the DLLCA. Upon the Closing, Parent shall be renamed “Sonder Holdings Inc.” and the shares of Parent Common Stock shall trade publicly on the Nasdaq under a new ticker symbol selected by the Company.
2.04
Closing Certificate
s
. No later than two Business Days prior to the Closing Date:
(a) Parent shall provide to the Company written notice (the “
Parent Closing Certificate
”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer; (ii) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the redemptions pursuant to the Offer; (iii) the amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Parent Expenses; (iv) a list of the Outstanding Parent Expenses; and (v) the outstanding Indebtedness of Parent as of the Closing.
(b) The Company shall provide to Parent written notice (the “
Company Closing Certificate
”) setting forth: (i) the capitalization of the Company; (ii) the number of Company Stock Adjusted Fully Diluted Shares; (iii) the Per Share Company Common Stock Consideration for each Company Stockholder and attributable to each holder of Canadian Exchangeable Common Shares; (iv) the Per Share Company Special Voting Common Stock Consideration for each holder of Company Special Voting Common Stock; (v) the Earn Out Pro Rata Share for each Company Securityholder; (vi) a list of the Outstanding Company Expenses; (vii) the outstanding Indebtedness of the Company as of the Closing (the “
Company Closing Indebtedness
”); and (viii) the amount of all Cash and Cash Equivalents of the Company as of the date of the Company Closing Certificate.
2.05
Certificate of
Formation and Operating Agreement of the Surviving Entity
. Subject to
Section
 8.01
, at the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended and restated in a form mutually agreed by Parent and the Company prior to the Closing Date.
2.06
Directors and Officers of the
Surviving Corporation and the Surviving Entity
.
(a) The Company shall take all necessary action prior to the Effective Time such that the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, shall consist of the individuals to be designated by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement, and, as of immediately following the Effective Time, such individuals shall be the only directors of the Surviving Corporation (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.
(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.
(c) Immediately following the Second Effective Time the (i) directors of the Surviving Corporation shall be designated as the managers of the Surviving Entity and (ii) officers of the Surviving Corporation shall be designated as the officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.
2.07
Tax Free Reorganization Matters
. The parties hereto intend that, for U.S. federal income Tax purposes, (a) the Mergers will be treated as an integrated transaction and together will qualify as a single “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Company are to be parties under Section 368(b) of the Code; and (b) any Earn Out Shares that are issued (including as a result of an

Acceleration Event) will be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that is eligible for non-recognition
treatment under the Code and Treasury Regulations in connection with the reorganization described in clause “(a)” (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses “(a)” and “(b)” together, the “
Intended Tax Treatment
”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations
Section 1.368-2(g).
None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after consummation of the Mergers, would reasonably be expected to prevent or impede the Mergers and the applicable issuance(s) of Earn Out Shares from qualifying for the Intended Tax Treatment, and each party hereto shall report the Mergers and the issuances of any Earn Out Shares, for U.S. federal income Tax purposes, in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (after the relevant party makes good faith efforts to defend the Intended Tax Treatment). The parties hereto shall cooperate with each other and the Company’s counsel to document and support the Intended Tax Treatment, including by providing customary Tax representation letters to support any Tax opinions requested by the SEC or the Company.
ARTICLE III
EFFECTS OF THE MERGERS
3.01
Treatment of Capital Stock in the First Merger
. Subject to the provisions of this Agreement:
(a) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Company Common Stock Consideration pursuant to this
Section
 3.01(a)
and a number of Earn Out Shares in accordance with
Article
 IV
, and following the conversion of such share of Company Common Stock into the right to receive the Per Share Company Common Stock Consideration pursuant to this
Section
 3.01(a)
and a number of Earn Out Shares in accordance with
Article
 IV
, such share of Company Common Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Common Stock shall thereafter cease to have any rights with respect to such share, and shall, subject to the terms of the Agreement, receive the Per Share Company Common Stock Consideration pursuant to this
Section
 3.01(a)
and a number of Earn Out Shares in accordance with
Article
 IV
;
(b) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Special Voting Common Stock that is issued and outstanding as of immediately prior to the Effective Time, shall thereupon be converted into the right to receive, and the holder of such share Company Special Voting Common Stock shall be entitled to receive, the Per Share Company Special Voting Stock Consideration pursuant to this
Section
 3.01(b)
, and following the conversion of such share of Company Special Voting Common Stock into the right to receive the Per Share Company Special Voting Stock Consideration pursuant to this
Section
 3.01(b)
, such share of Company Special Voting Common Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Special Voting Common Stock shall thereafter cease to have any rights with respect to such share, and shall, subject to the terms of the Agreement, receive the Per Share Company Special Voting Stock Consideration pursuant to this
Section
 3.01(b)
;
(c) at the Effective Time, (i) Parent shall reserve for issuance to each holder of Canadian Exchangeable Common Shares upon the exchange thereof following the Closing Date in accordance with the Parent A&R Charter, the A&R Share Terms and the Inversion Agreements, an aggregate number of shares of Parent Common Stock equal to the number of shares of Parent Special Voting Common Stock issuable pursuant to
Section
 3.01(b)
, and (ii) each holder of Canadian Exchangeable Common Shares shall be entitled to receive a number of Earn Out Shares in accordance with
Article
 IV
;

(d) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable
share of common stock, par value $0.01 per share, of the Surviving Corporation, and the shares of common stock of the Surviving Corporation resulting from the conversion of shares of common stock of Merger Sub I pursuant to this
Section
 3.01(d)
shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and
(e) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the Company held in the treasury of the Company as of immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
3.02
Treatment of Capital Stock and Equity Interests in the Second Merger
. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto, any Company Stockholder or any holder of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Merger Sub II: (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity.
3.03
Equitable Adjustments
. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (excluding the Canadian Exchangeable Shares), or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock, will be appropriately adjusted to provide to the holders of such shares the same economic effect as contemplated by this Agreement;
provided
,
however
, that this
Section
 3.03
shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.
3.04
Delivery of
Per Share Company Common Stock Consideration and Per Share Company Special Voting Stock Consideration
.
(a) Concurrently with the mailing of the Proxy Statement and Consent Solicitation Statement, Parent shall cause to be mailed to each Company Stockholder and each holder of Company Special Voting Common Stock a letter of transmittal substantially in the form of
Exhibit E
hereto, with such changes as may be required by Computershare, acting in its capacity as the exchange agent (the “
Exchange Agent
”), and reasonably acceptable to the Company (the “
Letter of Transmittal
”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery of the Per Share Company Common Stock Consideration and/or the Per Share Company Special Voting Stock Consideration, as applicable, shall be effected only upon delivery of the shares of Company Common Stock or Company Special Voting Common Stock, as applicable, to the Exchange Agent (including all certificates representing shares of Company Common Stock or Company Special Voting Common Stock (each, a “
Company Certificate
”), if and to the extent such shares are certificated), together with a Letter of Transmittal in accordance with the instructions thereto.
(b) Upon the delivery of a Letter of Transmittal in respect of shares of Company Common Stock or Company Special Voting Common Stock, as applicable (accompanied with all Company Certificates representing such shares of Company Common Stock and/or Company Special Voting Common Stock, if and to

the extent such shares are certificated), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, at the Effective Time the Company Stockholder holding such shares of Company Common Stock or the holder of Company Special Voting Common Stock shall be entitled to receive, in exchange therefor, the aggregate number of shares represented by the Per Share Company Common Stock Consideration and Earn Out Shares or the Per Share Company Special Voting Stock Consideration, as applicable, into which such shares of Company Common Stock or Company Special Voting Common Stock have been converted pursuant to
Section
 3.01
. Until delivery of an applicable Letter of Transmittal as contemplated by this
Section
 3.04(b)
, each share of Company Common Stock and Company Special Voting Common Stock shall be deemed, from and after the Effective Time to represent only the right to receive, upon such delivery, such Per Share Company Common Stock Consideration and Earn Out Shares or Per Share Company Special Voting Stock Consideration, as applicable, into which such shares of Company Common Stock or Company Special Voting Common Stock have been converted pursuant to
Section
 3.01
. The delivery of the Per Share Company Common Stock Consideration, the Per Share Company Special Voting Stock Consideration and the Earn Out Shares shall be made in accordance with the allocation set forth on the Company Closing Certificate provided to Parent pursuant to
Section
 2.04(b)
.
3.05
Lost Certificate
. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the provision by such Person of a customary indemnity against any claim that may be made against Parent with respect to such Company Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Company Common Stock Consideration and/or the Per Share Company Special Voting Stock Consideration, as applicable, and the Earn Out Shares (if any) deliverable in respect thereof as determined in accordance with this
Article
 III
.
3.06
Conversion of Company
Stock Options
. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
(a) Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into (i) an option to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share, in each case, as determined under this
Section
 3.06(a)
(each such converted option, a “
Rollover Option
”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Rollover Option shall be determined by multiplying
(1) the number of shares of Company Common Stock subject to the corresponding Company Stock Option as of immediately prior to the Effective Time by
(2) the Option Exchange Ratio, and then rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) the per share exercise price for the Parent Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing
(1) the per share exercise price of the Company Stock Option as in effect as of immediately prior to the Effective Time, by
(2) the Option Exchange Ratio, and then rounding the resulting exercise price up to the nearest whole cent.
(b) Notwithstanding the foregoing, the conversions described in this
Section
 3.06
will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Company Stock Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
(c) Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions which are necessary and sufficient to (i) ensure that no Rollover Option may be exercised prior to the effective date of an applicable Form
S-8
(or other applicable form, including Form
S-1
or
S-3)
of Parent, and (ii) cause the Company Stock Plans to terminate as of the Effective Time.
3.07
Treatment of Company Warrants
.
(a) Immediately prior to the Effective Time, it is anticipated that all outstanding Company Warrants shall either have been (i) net exercised in exchange for shares of Company Stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Stock into which Company Warrants are exchanged, or (ii) assumed by Parent, to the extent permissible pursuant to the terms of such Company Warrant.
(b) Effective as of the Effective Time, each outstanding Company Warrant that is not exercised and exchanged prior to the Effective Time as described in
Section
 3.07(a)(i)
, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share, in each case, as determined under this
Section
 3.07(b)
(each such resulting warrant, an “
Assumed Warrant
”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Assumed Warrant shall be exercisable solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Stock subject to the Company Warrant by the Per Share Company Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Company Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Company Common Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (iv) such holder of each Assumed Warrant shall be entitled to Earn Out Shares pursuant to
Article IV
.
3.08
Withholding
. Each of Parent, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Parent, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.
3.09
Cash in Lieu of Fractional Shares
.
(a) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. In lieu of the issuance of any such fractional shares, Parent shall pay to each former Company Securityholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such Company Securityholder otherwise would have been entitled but for this
Section
 3.09(a)
, multiplied by (b) $10.00.
(b) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Special Voting Common Stock shall be issued upon the conversion of Company

Special Voting Common Stock and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Special Voting Common Stock.
(c) In the event that, as a result of the Canadian Split, any fractional shares of Canadian Exchangeable Shares result, Parent shall pay, on behalf of Sonder Canada, to each holder of Canadian Exchangeable Shares who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Canadian Exchangeable Shares to which such holder otherwise would have been entitled but for the Canadian Split, multiplied by (b) $10.00.
3.10
Payment of Expenses
. On or as soon as practicable following the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all Outstanding Parent Expenses and Outstanding Company Expenses as set forth on the Parent Closing Certificate and the Company Closing Certificate, respectively.
3.11
Dissenting Shares
. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Special Voting Common Stock outstanding as of immediately prior to the Effective Time and owned by a Company Stockholder or a holder of Company Special Voting Common Stock who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “
Dissenting Shares
”), shall not be converted into the right to receive the Per Share Company Common Stock Consideration and the Earn Out Shares or the Per Share Company Special Voting Stock Consideration, as applicable, and shall instead entitle such Company Stockholder or holder only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder or holder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s or holder’s right to appraisal under Section 262 of the DGCL (or other applicable Law), then such Company Stockholder’s or holder’s Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall represent solely the right to receive the Per Share Company Common Stock Consideration and the Earn Out Shares or the Per Share Company Special Voting Stock Consideration, as applicable, into which such shares of Company Common Stock or Company Special Voting Common Stock have been deemed to have converted pursuant to
Section
 3.01
, in accordance with this
Article III
and
Article
 IV
. The Company shall give Parent prompt written notice (and in any event within one Business Day) of any demand received by the Company for appraisal of shares of Company Common Stock and Company Special Voting Common Stock, any attempted withdrawal of any such demand and any other instrument served pursuant to the DGCL, and received by the Company, relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
ARTICLE IV
EARN OUT
4.01
Issuance of Earn Out Shares
.
(a) Following the Closing, and as additional consideration to the Company Securityholders (other than any holder of Company Stock Options, with respect to such Company Stock Options), within ten Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to the Company Securityholders as of immediately prior to the Effective Time (other than any holder of Company Stock Options, with respect to such Company Stock Options), in accordance with their respective Earn Out Pro Rata Shares, the following shares of Parent Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares (excluding the Canadian Exchangeable Shares) or any other like change or transaction with respect to Parent Common Stock occurring at or after the Closing) (as so adjusted, the “
Earn Out Shares
”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:
(i) upon the occurrence of Triggering Event I, a
one-time
aggregate issuance of 2,416,667 Earn Out Shares;
(ii) upon the occurrence of Triggering Event II, a
one-time
aggregate issuance of 2,416,667 Earn Out Shares;
(iii) upon the occurrence of Triggering Event III, a
one-time
aggregate issuance of 2,416,667 Earn Out Shares;
(iv) upon the occurrence of Triggering Event IV, a
one-time
aggregate issuance of 2,416,667 Earn Out Shares;
(v) upon the occurrence of Triggering Event V, a
one-time
aggregate issuance of 2,416,666 Earn Out Shares; and
(vi) upon the occurrence of Triggering Event VI, a
one-time
aggregate issuance of 2,416,666 Earn Out Shares.
(b) For the avoidance of doubt, the Company Securityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event;
provided
,
however
, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Securityholders be entitled to receive more than 14,500,000 Earn Out Shares.
(c) The Parent Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI, and in
clauses “(i)
,” “
(ii)
,” “
(iii)
,” “
(iv)
,” “
(v)
” and “
(vi)
” of
Section 4.01(a)
, shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares (excluding the Canadian Exchangeable Shares) or other like changes or transactions with respect to shares of Parent Common Stock occurring at or after the Closing (other than the conversion of shares of Parent Class F Stock into shares of Parent Common Stock at the Closing). The rights of the Company Securityholders to receive the Earn Out Shares pursuant to this Section 4.01 are personal in nature and, except with the prior written consent of the Parent are non-transferable
and
non-assignable,
except that each Company Securityholder shall be entitled to assign such rights by will or by the laws of intestacy. The right to receive the Earn Out Shares pursuant to this Section 4.01 does not entitle any Company Securityholders voting or dividend rights prior to the issuance of such Earn Out Shares.
(d) In the event a
one-time
aggregate issuance of Earn Out Shares with respect to a Company Securityholder is subject to the notification and waiting period requirements of the HSR Act (an “
HSR Issuance
”) (for the avoidance of doubt, solely with respect to such particular Company Securityholder), the Company’s obligation to make such issuance shall be delayed until, and contingent upon the occurrence of the time that, such shareholder has filed notification under the HSR Act and the applicable waiting period under the HSR Act (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.
4.02
Acceleration Event
.
(a) If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such Parent Common Stock), directly or indirectly, equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “
Acceleration Event
”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) Parent shall issue the applicable Earn Out

Shares to the Company Securityholders (in accordance with their respective Earn Out Pro Rata Share), and the Company Securityholders shall be eligible to participate in such Change of Control with respect to such Earn Out Shares.
(b) To the extent any consideration received in connection with a Change of Control is payable other than in immediately payable cash or securities (including any amounts paid in securities or other assets or any rights to future or contingent payments), then the Parent Board shall determine in good faith the value of such consideration for the purposes of this
Section
 4.02
.
4.03
Earn Out and Company Stock Options
. The parties agree and acknowledge that holders of Company Stock Options, in their capacities as such, shall not be entitled to receive any Earn Out Shares pursuant to this
Article
 IV
, and any Earn Out Shares attributable to such Company Securityholders in such capacity shall be retained and not issued by Parent (and therefore, correspondingly the Earn Out Shares attributable to holders of Company Stock Options will reduce the total number of Earn Out Shares to be issued, such that a number of Earn Out Shares less than 14,500,000 will be issued if all of the Triggering Events occurred). For the avoidance of doubt, all Company Stock Options instead will be converted into Rollover Options pursuant to the Option Exchange Ratio in accordance with
Section
 3.06(a)
and such conversion will provide credit for the Earn Out Shares attributable to the Company Stock Options by incorporating into the Option Exchange Ratio the “Discounted Earn Out Option Amount,” which is the value of the right to receive the Earn Out Shares, as measured at Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:
5.01
Corporate Organization of the Company
.
(a) The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Organizational Documents previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.
(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.02
Subsidiaries
.
(a) The Subsidiaries of the Company as of the date hereof are set forth on
Schedule
 5.02
, including a description, in each case as of the date hereof, of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and bylaws (or analogous organizational documents) of each of the Company’s Subsidiaries previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.
(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
5.03
Due Authorization
.
(a) The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in
Section
 5.05
and the adoption of this Agreement and the approval of the Transactions by the (i) holders of a majority of the outstanding shares of Company Stock and Company Special Voting Stock, voting together as a single class on an as-converted
basis, (ii) holders of a majority of the outstanding shares of Company Preferred Stock and the Company Special Voting Preferred Stock, including a majority of the outstanding shares of the Company Senior Preferred Stock, voting together as a single class on an as-converted
basis, (iii) holders of a majority of the Company Special Voting Stock, (iv) holders of a majority of the outstanding shares of Series C Preferred Stock, Series
C-1
Preferred Stock and the Special Voting Series C Stock, including a majority of the outstanding shares of the Series
C-1
Preferred, (v) holders of a majority of the outstanding shares of Series D Preferred Stock, Series
D-1
Preferred Stock and the Special Voting Series D Stock, including a majority of the outstanding shares of the Series
D-1
Preferred and (vi) holders of a majority of the outstanding shares of Series E Preferred Stock and the Special Voting Series E Stock (such majorities, the “
Company Requisite Approval
”)), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize or adopt this Agreement or such other Transaction Agreements or to authorize the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.
(b) At a meeting duly called and held or by way of written consent, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders; (ii) approved the transactions contemplated by this Agreement; and (iii) recommended to the stockholders of the Company that they adopt this Agreement and approve each of the matters requiring Company Requisite Approval (the “
Company Board Recommendation
”).
5.04
No Conflict
. Except as set forth on
Schedule
 5.04
, the Company’s execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, any of the Company Organizational Documents or any certificate of formation, bylaws or other organizational document of any of the Company’s Subsidiaries; (b) result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; (c) violate or result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on
Schedule
 5.13(a)
(or required to be set forth on
Schedule
 5.13(a)
), which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except, in the case of clauses “(b),” “(c)” or “(d)” above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.05
Governmental Authorities; Consents
. No consent, approval or authorization of, notice to or designation, declaration or filing with any Governmental Authority, or approval, consent waiver or authorization from any Governmental Authority, is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, except for: (a) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions; (c) applicable requirements of the Securities Laws; (d) the filing of the First Certificate of Merger in accordance with the DGCL; and (e) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.
5.06
Capitalization
.
(a) As of the date hereof, the authorized capital stock of the Company pursuant to the Company Certificate of Incorporation consists of: (i) 143,234,881 shares of Company Common Stock, 7,711,952 of which are issued and outstanding as of the date of this Agreement; (ii) 22,517,608 shares of Special Voting Series AA Common Stock, 9,437,358 of which are issued and outstanding as of the date of this Agreement; (iii) 2,588,866 shares of Special Voting Series
Seed-1
Common Stock, all of which are issued and outstanding as of the date of this Agreement; (iv) 1,209,160 shares of Special Voting Series
Seed-2
Common Stock, all of which are issued and outstanding as of the date of this Agreement; (v) 704,380 shares of Special Voting Series
Seed-3
Common Stock, all of which are issued and outstanding as of the date of this Agreement; (vi) 183,420 shares of Special Voting Series A Common Stock, all of which are issued and outstanding as of the date of this Agreement; (vii) 2,335,500 shares of Special Voting Series B Common Stock, all of which are issued and outstanding as of the date of this Agreement; (viii) 3,175,207 shares of Special Voting Series C Common Stock, all of which are issued and outstanding as of the date of this Agreement; (ix) 2,057,926 shares of Special Voting Series D Common Stock, 1,962,652 of which are issued and outstanding as of the date of this Agreement; (x) 420,570 shares of Special Voting Series E Common Stock, all of which are issued and outstanding as of the date of this Agreement; (xi) 3,702,526 shares of Series
Seed-1
Preferred Stock, 785,420 of which are issued and outstanding as of the date of this Agreement; (xii) 3,702,526 shares of Series
Seed-1A
Preferred Stock, 328,240 of which are issued and outstanding as of the date of this Agreement; (xiii) 1,719,560 shares of Series
Seed-2
Preferred Stock, 470,994 of which are issued and outstanding as of the date of this Agreement; (xiv) 1,719,560 shares of Series
Seed-2A
Preferred Stock, 39,406 of which are issued and outstanding as of the date of this Agreement; (xv) 704,380 shares of
Series-3
Preferred Stock, none of which are issued and outstanding as of the date of this Agreement; (xvi) 704,380 shares of
Series-3A
Preferred Stock, none of which are issued and outstanding as of the date of this Agreement; (xvii) 7,023,193 shares of Series A Preferred Stock, 6,780,333 of which are issued and outstanding as of the date of this Agreement; (xviii) 7,023,193 shares of Series
A-1
Preferred Stock, none of which are issued and outstanding as of the date of this Agreement; (xix) 15,611,276 shares of Series B Preferred Stock, 13,218,080 of which are issued and outstanding as of the date of this Agreement; (xx) 15,611,276 shares of Series
B-1
Preferred Stock, none of which are issued and outstanding as of the date of this Agreement; (xxi) 19,070,648 shares of Series C Preferred Stock, 12,143,631 of which are issued and outstanding as of the date of this Agreement; (xxii) 19,070,648 shares of Series
C-1
Preferred Stock, 3,513,536 of which are issued and outstanding as of the date of this Agreement; (xxiii) 21,603,476 shares of Series D Preferred Stock, 3,472,366 of which are issued and outstanding as of the date of this Agreement; (xxiv) 21,603,476 shares of Series
D-1
Preferred Stock, 16,049,365 of which are issued and outstanding as of the date of this Agreement; (xxv) 34,932,992 shares of Series E Preferred Stock, 18,956,184 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock, Company Preferred Stock and Company Special Voting Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Securities Laws, (C) were not issued in breach or violation of any preemptive rights or Contract, and (D) are fully vested and not subject to any restrictions. Set forth on
Schedule
 5.06(a)
is a true, correct and complete list of each (1) Company Stockholder or holder of other equity interests of the Company (other than Company Stock Options) and the number of shares of Company Common Stock, Company Preferred Stock, Company Special Voting Stock or other equity interests held by each such holder as of the date hereof, and (2) holder of Canadian Exchangeable Shares, the number and class of Canadian Exchangeable Shares held by such Person as well as the number and class of shares of corresponding Company Stock for which such Canadian Exchangeable Shares may be exchanged as of the date hereof. Except as set forth on
Schedule
 5.06(a)
or pursuant to the Company Stock Plans, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock, Company Special Voting Stock or other equity interests of the Company authorized, reserved, issued or outstanding.
(b) Except for (i) Company Stock Options granted pursuant to the Company Stock Plans and set forth on
Schedule
5.06(b)-3
, (ii) the Company Preferred Stock, (iii) the Canadian Exchangeable Shares, (iv) the Inversion Agreements, (v) the Company Warrants and (vi) as set forth on
Schedule
 5.06(b)
, there are, as of the date hereof: (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company; and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. Other than with respect to the Company Special Voting Stock, as of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on
Schedule
 5.06(b)-1
, as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on
Schedule
 5.06(b)-2
, as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each outstanding Company Stock Option,
Schedule
 5.06(b)-3
sets forth, as of the date hereof, the name of the holder of such Company Stock Option, the type of award (including whether such Company Stock Option is intended to qualify as an incentive stock option or a nonqualified stock option (if applicable)), the date of grant, the vesting schedule (including acceleration events), the number of vested and unvested shares of Company Common Stock covered by such Company Stock Option, the cash exercise price per share of such Company Stock Option, any early-exercise features, and the applicable expiration date. Each Company Stock Option (i) was granted in accordance with the terms of the applicable Company Stock Plan and in compliance with all applicable Laws, including valid exemptions from registration under any applicable securities laws, and (ii) is evidenced by written award agreements, in each case, in the forms that have been made available to Parent prior to the date hereof. With respect to all Company Stock Options, (i) each grant was duly authorized no later than the date on which such grant of Company Stock Options was by its terms to be effective (the “
Grant Date
”) by all necessary corporate action, (ii) each such Company Stock Option has an exercise price equal to no less than the fair market value of the underlying Company Common Stock on the Grant Date, as determined in accordance with Section 409A of the Code or Section 422 of the Code (as applicable), and is otherwise exempt from Section 409A of the Code, and (iii) each such Company Stock Option intended to qualify as an “incentive stock option” as of the date hereof under Section 422 of the Code so qualifies as of the date hereof.
(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Canadian Exchangeable Shares, the Inversion Agreements and the Share Provisions, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. Other than with respect to the Inversion Agreements and the Share Provisions, as of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. The Company’s Subsidiaries are not party to any stockholders’ agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.
(d) With respect to each Company Warrant,
Schedule 5.06(d)
sets forth, as of the date hereof, (i) the name of the holder of such Company Warrant, (ii) the class, series and total number of shares of Company Stock that are subject to such Company Warrant, (iii) the date on which such Company Warrant was issued and the term of such Company Warrant and (iv) the exercise price per share of Company Stock purchasable under such Company Warrant.
(e) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all of the issued and outstanding shares of capital stock or other equity interests, as applicable, of its Subsidiaries free and clear of any Liens other than (i) Permitted Liens and (ii) any restrictions on sales of securities under applicable Securities Laws. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.
(f) Immediately prior to the Effective Time and the Sonder Canada Share Capital Reorganization, each issued and outstanding share of Company Preferred Stock, Company Special Voting Preferred Stock and Canadian Exchangeable Preferred Shares will convert into shares of the Company Common Stock, Company Special Voting Common Stock and Canadian Exchangeable Common Shares, respectively, pursuant to the Company Certificate of Incorporation and the Share Provisions, as applicable.
(g) Immediately prior to the Effective Time, all of the outstanding Company Convertible Notes shall convert into shares of Company Common Stock in accordance with their terms.
5.07
Financial Statements
. Attached as
Schedule
 5.07
are: (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the unaudited statement of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the
12-month
period ended December 31, 2019; (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the unaudited statement of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the
12-month
period ended December 31, 2020; and (c) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2021 and the unaudited statement of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the two-month
period then ended (the items described in this clause “(c),” the “
Most Recent
Financial Statements
”, and the items described in clauses “(a)”, “(b)” and “(c)” collectively, the “
Financial

Statements
”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in the Financial Statements in conformity with GAAP (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end
adjustments, none of which will be material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.
5.08
Undisclosed Liabilities
. There is no material liability, debt or obligation against the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto), prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since December 31, 2020 in the ordinary course of the operation of business of the Company and its Subsidiaries, consistent with past practice; or (c) arising under this Agreement or the performance by the Company of its obligations hereunder.
5.09
Litigation and Proceedings
. Except as set forth on
Schedule
 5.09
, there are no Actions pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their assets, including any condemnation or similar proceedings, in each case that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on
Schedule
 5.09
, neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to consummate the Transactions.
5.10
Compliance with Laws
.
(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws with respect to the conduct, ownership and operation of their respective businesses. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company or any of its Subsidiaries at any time in the past three years, which violation, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) In the last five years: (i) there has been no action taken by the Company or any of its Subsidiaries or any officer, director, manager, employee or, to the knowledge of the Company, any agent, representative, sales intermediary or other Person acting for or on behalf of the Company or any of its Subsidiaries in violation of any applicable Anti-Corruption Law; (ii) neither the Company nor any of its Subsidiaries have been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subjected to any investigation by any Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither the Company nor any of its Subsidiaries have conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither the Company nor any of its Subsidiaries have received any written notice or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Corruption Law; and (v) neither the Company nor any of its Subsidiaries have created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries.
(c) None of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any of their respective investors, equityholders, owners, officers, directors, managers, employees, agents, representatives, sales intermediaries or any other Person acting for or on behalf of Company or any of its Subsidiaries, is a Person with whom transactions are prohibited under any applicable economic sanctions Laws administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control or the Department of Commerce), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“
Sanctions Laws
”).
Schedule
5.10(c)-1
sets forth all of the products, technologies, technical data and other items that the Company produces, exports, imports or otherwise handles that are listed on the Commerce Control List (Supplement No. 1 to Part 774 of Title 15 of the Code of Federal Regulations) or the U.S. Munitions List (Part 121 of Title 22 of the Code of Federal Regulations, “
USML
”), and their correct associated Export Control Classification Numbers and USML Category numbers. Except as set forth on
Schedule
5.10(c)-2
, the Company and its Subsidiaries are, and for the last five years have been in material compliance with all U.S. export controls laws and regulations and in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under applicable economic sanctions, Import Laws and export control Laws, including the Export Administration Regulations. Except as set forth on
Schedule
5.10(c)-3
, within the last five years neither the Company nor any of its Subsidiaries (i) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions in the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan, Syria or Venezuela to the extent these dealings or transactions would be prohibited under Sanctions Laws, (ii) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions with a Sanctioned Person with whom the transactions at issue are prohibited under any Sanctions Laws, (iii) otherwise violated any Sanctions Laws, or (iv) or has made any voluntary disclosure to any Governmental Authority relating to sanctions, Import Laws or export control Laws, been the subject of any action, investigation or inquiry regarding compliance with such Laws, received a written request from any Governmental Authority relating to such Laws, been a party to any proceeding relating to such Laws, or been assessed any fine or penalty under such Laws.
(d) The Company and its Subsidiaries, as the case may be, (i) have accurately classified in accordance with applicable Import Laws all items and products imported by the Company or each of its Subsidiaries into any jurisdiction where the Company or any of its Subsidiaries acts as the importer of record and (ii) have timely paid all duties, tariffs and fees owed to a Governmental Authority pursuant to the Import Laws.
5.11
Intellectual Property
.
(a)
Schedule
 5.11(a)
sets forth, as of the date hereof a true, correct and complete list of all Company Registered Intellectual Property (specifying for each item (i) the record owner and, if different from the record owner, the beneficial owner, (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date and (iv) the issuance, registration or application number). All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Company Registered Intellectual Property in full force and effect have been timely submitted or paid in full, except where the failure to timely submit such filings or fees would not be material to the business of the Company or any of its Subsidiaries. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.
(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed Intellectual Property material to the business of the Company or any of its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens);
provided
,
however
, that this representation is made to the knowledge of the Company with respect to Patents and Trademarks. The Owned Intellectual Property and such Licensed Intellectual Property collectively constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the business of the Company and its Subsidiaries, as presently conducted;
provided
,
however
, that this representation is made to the knowledge of the Company with respect to Patents and Trademarks. Nothing in the immediately preceding sentence shall be deemed, construed, or interpreted to constitute a representation of non-infringement
of any Intellectual Property of any other Person.
(c) None of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries or any Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of) or otherwise violating, (i) to the knowledge of the Company, any Patents or Trademarks of any Person or (ii) any other Intellectual Property of any Person. Except as set forth on
Schedule 5.11(c)
, none of the Company or any of its Subsidiaries has received from any Person in the past six years any written (or, to the knowledge of the Company, unwritten) notice, charge, complaint, claim or other assertion: (A) of any infringement, misappropriation or other violation of any Intellectual Property of any Person; (B) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person in a manner that could reasonably be construed as a notice of potential infringement; or (C) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property. To the knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any material Owned Intellectual Property or any material Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries in the past three years. None of the Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries is subject to any pending or outstanding order, settlement, consent order or other disposition of any dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, such Intellectual Property.
(d) No past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Except as set forth on
Schedule 5.11(d)
, each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who has been or are engaged in creating or developing for or on behalf of the Company or any of its Subsidiaries any Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has (i) agreed to hold all confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one or more of its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby (each, an “
Invention Assignment Agreement
”). To the knowledge of the Company, there is no material uncured breach by any such Person with respect to material Intellectual Property under any such Invention Assignment Agreement.
(e) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property or, to the knowledge of the Company, any material Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.
(f) The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized by the Company or any of its Subsidiaries to be disclosed (or, to the knowledge of the Company, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.
(g) None of the source code or related materials for any Owned Company Software has been licensed or provided to, or used or accessed by, any Person (other than employees or contractors of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related materials). None of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Owned Company Software. To the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code or related materials for any Owned Company Software.
(h) The Company and each of its Subsidiaries have complied and do comply with all material license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Owned Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software; (ii) license any Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.
(i) To the knowledge of the Company, the Owned Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Owned Company Software. To the knowledge of the Company, none of the Owned Company Software: (i) contains any Contaminants; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries implement and maintain in all material respects, and have during the past three years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.
(j) The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems in the manner in which they are currently accessed or used in the conduct of the business. The IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) to the knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. To the knowledge of the Company, during the past three years there has been no unauthorized access to or breach or violation of any IT Systems. In the past three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such IT Systems or the conduct and operation of the business of the Company or any of its Subsidiaries.
(k) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property or material Licensed Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property; or (v) the breach of, or creation on behalf of any Person of the right to terminate or materially modify any Contract relating to any Owned Intellectual Property or material Licensed Intellectual Property.
5.12
Data Privacy
.
(a) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or any of its Subsidiaries, have during the two years prior to the date of this Agreement complied with: (A) all applicable Privacy Laws; (B) all the Company’s and its Subsidiaries’ policies and notices regarding privacy, data protection, or information security with respect to Personal Information; and (C) all of the Company’s and its Subsidiaries’ contractual obligations with respect to privacy, data protection, or information security with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information; (ii) the Company and its Subsidiaries have implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information as provided for under Privacy Laws or the Company’s and its Subsidiaries’ applicable policies, notices and contractual obligations; and (iii) neither the Company nor any of its Subsidiaries has received any written notice of any claims (including notice from third parties acting on their behalf) of, or of any investigations or regulatory inquiries into, or of any charges by any Governmental Authority with respect to, the Company’s or any of its Subsidiaries’ violation of any Privacy Laws, applicable privacy policies or contractual commitments with respect to privacy, data protection or information security regarding any Personal Information.
(b) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have (A) implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, designed to protect all Personal Information in their respective possession or under their respective control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (B) to the extent required by applicable Privacy Laws, taken reasonable steps to ensure that all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws and take reasonable steps to maintain the privacy and confidentiality of such Personal Information and to protect and secure such Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure; and (ii) to the knowledge of the Company, no third party has provided any Personal Information to the Company or any of its Subsidiaries in violation of any applicable Privacy Laws.
(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) to the knowledge of the Company, there have been no breaches or security incidents resulting in any misuse of or unauthorized access to, or unauthorized disclosure of, any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with any such breach or incident; (ii) the Company and its Subsidiaries have implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, designed to safeguard the data and Personal Information in their respective possession or control; and (iii) the Company and its Subsidiaries have conducted commercially reasonable data security testing or audits and have taken commercially reasonable steps to resolve or remediate any data security vulnerabilities of medium severity or greater identified in any such audits and testing conducted to date. None of the Company, any of its Subsidiaries or any third party acting at the direction or authorization of the Company or any of its Subsidiaries has paid (A) any perpetrator of any data breach incident or cyber attack or (B) any third party with actual or alleged information about a data breach incident or cyber attack, in each case (A) and (B), where such payment related to any data breach incident or attack directed to the Company, any of its Subsidiaries or any service providers of the Company or any of its Subsidiaries processing any Personal Information on behalf of the Company or any of its Subsidiaries.

(d) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will, in any material respect, cause the Company or any of its Subsidiaries to violate: (i) any applicable Privacy Laws; (ii) any of the Company’s or its Subsidiaries’ privacy policies as they currently exist; or (iii) any applicable contractual obligations of the Company or its Subsidiaries relating to privacy, data protection, or information security.
5.13
Contracts; No Defaults
.
(a)
Schedule
 5.13(a)
contains a listing of all Contracts (other than purchase orders and Company Benefit Plans) described in clauses “(i)” through “(xv)” below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on
Schedule
 5.13(a)
have been delivered to or made available to Parent or its agents or representatives.
(i) each employee collective bargaining Contract or other Contract with any union representing, purporting to represent, or seeking to represent, any group of employees of the Company or any of its Subsidiaries;
(ii) any Contract pursuant to which (A) any third party grants the Company or any of its Subsidiaries a license, right, permission, consent, non-assertion
or release with respect to any Intellectual Property, other than
(1) non-exclusive
click-wrap, shrink-wrap and
off-the-shelf
Software licenses, and any other
non-exclusive
Software licenses, in each case, that are commercially available on standard and reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000, (2)
non-disclosure
agreements entered into in the ordinary course of business, and (3) licenses to Open Source Software, or (B) the Company or any of its Subsidiaries grants a license, right, permission, consent, non-assertion
or release with respect to any Owned Intellectual Property or Owned Company Software, other than
(1) non-exclusive
object-code Software licenses granted to its customers in the ordinary course of business,
(2) non-exclusive
licenses granted to its suppliers or service providers in the ordinary course of business solely for the performance of services for the Company or such Subsidiary, and
(3) non-disclosure
agreements entered into in the ordinary course of business;
(iii) any Contract that (A) provides for any invention, creation, conception or other development of any material Intellectual Property (1) by the Company or any of its Subsidiaries for any other Person, (2) by the Company or any of its Subsidiaries jointly with any other Person or (3) for the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any material Intellectual Property (1) to the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (2) by the Company or any of its Subsidiaries to any other Person;
(iv) any Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Authority or subcontract thereto or customary non-disclosure
agreements, which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic territory;
(v) any Contract under which the Company or any of its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $5,000,000 and excluding guarantees of performance under Contracts with Governmental Authorities entered into in the ordinary course of business; (B) granted a Lien (excluding Permitted Liens) on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $5,000,000; or (C) extended credit to any Person in excess of $200,000 (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);
(vi) any (A) principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries in the past three years of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, and (B) to the extent not contemplated by clause “(A),” Contract pursuant to which the Company or any of its Subsidiaries has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out,
backend payment or similar obligation, in connection with any completed acquisition or disposition by the Company or any of its Subsidiaries;
(vii) any Contract (excluding real property leases) with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 or, together with all related Contracts, in excess of $2,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practice and sales of obsolete equipment;
(viii) any Contract (excluding real property leases) expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;
(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Stockholder, on the other hand;
(x) any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;
(xi) any Contract with a Significant OTA or a Significant Supplier;
(xii) any Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $500,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary
relief;
(xiii) any Contract with an executive officer of the Company or its Subsidiaries, or any Contract with any other employee of the Company or its Subsidiaries, which (A) provides for change in control payments or (B) provides for retention, termination payments, acceleration of the time of payment or vesting of any compensation or benefits or severance payments (excluding statutory notice, termination and severance payments that are required by applicable Law) to any such individual with an annual base salary in excess of $250,000;
(xiv) any Contract that is a Real Estate Lease Document; and
(xv) any Contract with a Governmental Authority.
(b) With respect to each Invention Assignment Agreement and each Contract of the type described in
Section
 5.13(a)
, whether or not set forth on
Schedule 5.13(a)
: (i) except for Contracts (other than Invention Assignment Agreements) that will expire in accordance with their terms prior to the Closing, such Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or its Subsidiaries that are party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, is enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) in the past three years, neither the Company nor any of its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract which, individually or the aggregate, would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; (iv) to the knowledge of the Company, except for breaches or defaults which have been previously waived, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) in the past three years, neither the Company nor any of its Subsidiaries have received written notice from any other party to such Contract that such party intends to terminate or not to renew such Contract.
5.14
Company Benefit Plans
.
(a)
Schedule 5.14(a)
sets forth a complete list of each material Company Benefit Plan (other than (i) offer letters or other employment agreements with employees below the level of vice president that do not deviate from a form and are terminable at-will
by the Company or any ERISA Affiliate without severance or change of control pay or benefits, in which case only the forms of such offer letters or other employment agreements that have been made available to Parent will be listed, (ii) Company Stock Option agreements that do not deviate from the Company’s standard forms (other than with respect to the vesting terms), in which case only such standard forms of Company Stock Option agreements that have been made available to Parent will be listed, or (iii) consulting agreements with individual consultants that are terminable without penalty on less than thirty (30) days’ notice, in which case only forms of such contracts that have been made available to Parent will be listed, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Laws), and separately identifies each material Company Benefit Plan that is subject to Laws of a country other than the United States (a “
Foreign Benefit Plan
”) and the
non-U.S.
jurisdiction applicable (including national and
sub-national
jurisdictions(s)) to each Foreign Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), and any employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, employee loan, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plan, policy, program, practice, arrangement or agreement, whether informal or formal, which, in each case, is maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has or could have any obligation or liability.
(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent or its representatives true, correct and complete copies (or to the extent no written copy exists, an accurate summary) of, as applicable: (i) the current plan document (and all amendments thereto) and any insurance contract, trust or funding agreement relating to such plan; (ii) the most recent summary plan description; (iii) the two most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to Foreign Benefit Plans, any comparable annual or periodic report) and attached schedules; (iv) the two most recent actuarial or other valuation report; (v) any material non-routine
communications with any Governmental Authority during the last three years; and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service (or comparable proof of good standing or qualification of a Foreign Benefit Plan from the applicable Governmental Authority). No announcement has been made of an intention to establish any new arrangement for providing or contributing towards any UK pension and life assurance benefits.
(c) Each Company Benefit Plan has been administered in all material respects in compliance with its terms and all applicable Laws, including ERISA, the Code, the Finance Act 2004 (as amended and regulations made under that Act) and the requirements and guidance of the UK Pensions Regulator and HM Revenue and Customs (“
HMRC
”), and all contributions (including all employer contributions and employee salary reduction contributions) required to be made under the terms of, or with respect to, any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Financial Statements to the extent required under GAAP or other applicable generally accepted accounting practices. Each Foreign Benefit Plan has been maintained in good standing with applicable regulatory authorities (if required) and, if required to be registered, has been properly registered with applicable regulatory authorities. No notices, fines, or other sanctions have been issued by the UK Pensions Regulator and no instances of non-compliance
with the automatic enrolment obligations have been notified to the UK Pension Regulator in respect of the Company and its Subsidiaries.

Neither the Company nor its Subsidiaries have at any time in the 12 months prior to this Agreement been, an associate of or connected with (within the meaning of section 51 Pensions Act 2004) any employer in relation to any occupational pension scheme, other than any scheme to which Sections 38 to 56 Pensions Act 2004 do not apply. No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company and/or its Subsidiaries, and there is no fact or circumstance likely to give rise to such contribution notice or financial support direction.
(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each Foreign Benefit Plan that is intended to qualify for special tax treatment meets all the requirements for such treatment. No event has occurred or condition exists that would reasonably be expected to adversely impact any such plan or result in the loss of the tax-qualified
status of such plan. No amount is or could become due from the Company and any of its Subsidiaries by virtue of Section 75 or Section 75A of the Pensions Act 1995 (as amended). The Foreign Benefit Plans governed by the laws of the United Kingdom (the “
UK Foreign Benefit Plans
”) are registered pension schemes as defined in Section 150(2) of the Finance Act 2004. There is no reason why such classification as a registered pension scheme could be withdrawn and HMRC might de-register
the scheme.
(e) Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsors, maintains, contributes to or is or, within the past six years was, required to contribute to, or has or, within the past six years had, any actual or contingent liability in respect of (including by reason of sponsoring, maintaining or contributing to or having an obligation to contribute to, at any point during the six-year
period prior to the date hereof), (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (iii) any defined benefit pension plan, regardless of whether it is subject to Title IV of ERISA, (iv) any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (vi) a “registered pension plan” (within the meaning of subsection 248(1) of the Income Tax Act (Canada)), (vii) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Income Tax Act (Canada)), or (viii) an arrangement that is intended to be, or that has ever been determined or alleged by a Governmental Authority to be, a “salary deferral arrangement” (within the meaning of subsection 248(1) of the Income Tax Act (Canada)). No circumstance or condition exists that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to any plan set forth in subclauses “(i)” through “(viii)” of the preceding sentence. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of service to any current or former director, employee or individual independent contractor of the Company or any Subsidiary (or any dependent or beneficiary thereof). The benefits payable under the UK Foreign Benefit Plans consist exclusively of money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).
(f) With respect to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or administrator, (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened and (ii) there are no actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened and to the knowledge of the Company, there are no facts or circumstances that could form the basis for any such actions or claims, in each case, that could result in material liability. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and regulatory guidance issued thereunder, and neither the Company nor any current or former employee has engaged in any breach of fiduciary duty (as determined under ERISA) nor, to the Company’s knowledge, has any other fiduciary breached its fiduciary duty (as determined under ERISA), with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability.
(g) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will: (i) result in any payment or benefit becoming due to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries; (iii) except as set forth on
Schedule 5.14(g)(iii)
, result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries to payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates; or (iv) limit the right to merge, amend or terminate any Company Benefit Plan (except any limitations imposed by applicable Law, if any).
(h) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transaction contemplated hereby or thereby shall, either alone or in combination with any other event, give rise to any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is nondeductible to the payor under Section 280G of the Code.
(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No Company Benefit Plan provides for the gross-up
of any Taxes imposed by applicable Law, including Section 4999 or 409A of the Code or otherwise. No loans or advances from the Company or any of its Subsidiaries are outstanding to any officer or director.
(j) No current or former employee or officer of the Company and Subsidiaries whose employment transferred to or has transferred to the Company and/or its Subsidiaries under legislation or regulations on the transfer of undertakings or otherwise was a member of or entitled to be or become a member of any defined benefit occupational pension scheme and therefore no current or former employee or officer of the Company has any rights to early retirement or to other enhanced rights, including pension rights on redundancy.
5.15
Labor Matters
.
(a) The Company has made available to Parent a true and complete list of all employees with annual salaries in excess of $250,000 of the Company and its Subsidiaries, as of the date hereof, and includes, as applicable, each individual’s name (unless prohibited by applicable Law), title, employing entity, work location, status
(full-or
part-time or temporary), unionized or
non-unionized,
overtime classification (exempt or
non-exempt),
date of hire, rate of base salary or hourly wage, target annual bonus or other cash incentive opportunity, if applicable, amount of accrued but unused paid time off, and leave status.
Schedule 5.15(a)
sets forth a true and complete list of all employees with annual salaries in excess of $250,000.
(b) Except as set forth on
Schedule 5.15(b)
, neither the Company nor any of its Subsidiaries are party to or bound by any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. No labor union or organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending written demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding or common or related employer applications pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor or employee relations authority.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all applicable Laws respecting terms and conditions of employment, employee classification (including the classification of employees and independent contractors and the classification of exempt and non-exempt
employees),
non-discrimination,
harassment, workplace violence, French language, wages and hours, immigration, disability rights or benefits, equal opportunity, WARN, affirmative action, labor relations, pay equity, overtime pay, unemployment insurance, meal and rest periods/breaks, collective bargaining, civil rights, human right, background checks and screenings, privacy laws, paid sick days and leave of absence entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act and any applicable state, provincial or local laws concerning
COVID-19-related
health and safety issues) and workers’ compensation; and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or any other applicable labor or employee relations authority, or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board or any other applicable labor or employee relations authority that remains unresolved. The Company and its Subsidiaries have not implemented and have no plans to implement any reductions in hours, furloughs, layoffs or salary reductions that would: (A) cause any employee currently classified as “exempt” under applicable federal, provincial and state overtime pay Laws to lose such “exempt” status, (B) cause any employee’s compensation to fall below the applicable federal, provincial state or local minimum wage, or (C) give rise to a claim for constructive dismissal.
(d) In the past three years, neither the Company nor any of its Subsidiaries have experienced any labor disputes, strikes, lockouts, picketing, hand-billing or work stoppages against or affecting the Company or its Subsidiaries and, to the knowledge of the Company, none is currently threatened, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e) Except as set forth on
Schedule 5.15(e)
, neither the Company nor any of its Subsidiaries has taken any action relating to any employee or worksite thereof that would require the service of a notice under WARN, taking into account any temporary or permanent modification of WARN as a result of
COVID-19
within the three years prior to the date of this Agreement, and no such events are reasonably expected to occur prior to the Closing. Except as set forth on
Schedule 5.15(e)
, neither the Company nor any of its Subsidiaries has engaged in any temporary layoffs, furloughs or hours reductions that would trigger notice requirements under WARN were any such temporary layoff, furlough or hours reduction to last for at least six months and no such events are reasonably expected to occur prior to the Closing.
(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid as compensation for services (including salaries, wages, vacation pay, overtime pay, commissions, fees or bonuses), and all such amounts if accrued, are properly accrued and accurately reflected in the books and records of the Company and its Subsidiaries.
(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no individual employees or independent contractors who perform services for the Company or any of its Subsidiaries have been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries have received written notice of any pending or threatened inquiry or audit from any Person concerning any such improper inclusion or exclusion.
(h) Except as set forth on
Schedule 5.15(h)
, there are currently no, and during the past three years there have been no material Claims or Actions pending, settled or threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator, or any other pending or threatened Claims concerning alleged employment discrimination or any other matters relating to the employment of labor, including but not limited to any Claims or Actions relating to the termination of employment, engagement or service of any individual, unfair labor practices, harassment, retaliation, payment of overtime, equal pay, or any other employment related matter arising under applicable Laws relating to the employment of labor. There are no, and during the past three years, there have been no, Claims or Actions relating to allegations of employment discrimination or employment harassment by an appointed officer, director, executive or manager of the Company or any of its Subsidiaries currently pending or, to the knowledge of Company or any of its Subsidiaries, threatened.
(i) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is, in any material respect, in violation of any term of any employment agreement, nondisclosure agreement, non-competition
agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries.
(j) All current and, to the knowledge of the Company, former employees of the Company and its Subsidiaries have and had all work permits, visas and authorizations required to perform work or provide services in their respective jurisdictions of employment.
(k) There are no outstanding or unaccrued assessments, penalties, fines, liens, charges, or surcharges due or owing pursuant to any workers’ compensation Law in respect of the Company or any of its Subsidiaries and there are no claims or to the knowledge of the Company, potential claims, which could reasonably be expected to have a Material Adverse Effect on the Company’s accident cost experience.
(l) The Company and its Subsidiaries are in compliance in all material respects with all
COVID-19
Measures that are binding on the Company and its Subsidiaries and applicable to any location in which the Company or any of its Subsidiaries operates.
5.16
Taxes
.
(a) Except as set forth on
Schedule
 5.16(a)
, all material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and payable by the Company or any of its Subsidiaries have been timely paid.
(c) Each of the Company and its Subsidiaries has (i) collected and withheld all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.
(d) Except as set forth on
Schedule
 5.16(d)
, neither the Company nor any of its Subsidiaries are currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes due from such entities. Neither the Company nor any of its Subsidiaries have received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes due from such entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction, which claim has not been resolved. Neither the Company nor any of its Subsidiaries engages (or has engaged in the five years immediately prior to the date of this Agreement) in a trade or business or has (or has had in the five years immediately prior to the date of this Agreement) a permanent establishment in a country other than the country in which such entity is incorporated or otherwise organized.
(f) Neither the Company nor any of its Subsidiaries have been a party to any “listed transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b)(2).
(g) There are no Liens for material amounts of Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries have any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (except, in each case, under any agreements that are commercial contracts entered into in the ordinary course of business not primarily related to Taxes).
(i) Neither the Company nor any of its Subsidiaries are a party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company or any of its Subsidiaries could be liable after the Closing Date for any Tax liability imposed on any Person other than the Company or any of its Subsidiaries (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(j) The Company has not been at any time since its formation, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(k) Each of the Company and its Subsidiaries is in material compliance with Section 482 of the Code and any other applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.
(l) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
(m) Neither the Company nor any of its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.
(n) No Subsidiary of the Company has made an election under Section 965(h) of the Code.
5.17
Brokers
’
Fees
. Except as set forth on
Schedule
 5.17
, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.
5.18
Insurance
.
Schedule
 5.18
contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on
Schedule
 5.18
, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened; and (d) no written notice of cancellation, termination,
non-renewal,
disallowance or reduction in coverage has been received other than in connection with ordinary renewals.
5.19
Real Property;
Tangible Property
.
(a) The Company and its Subsidiaries do not own and have never owned any real property.
(b)
Schedule
 5.19(b)
contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is required to make aggregate annual base rent payments in excess of $2,000,000 in the calendar year in which the Closing occurs (the “
Leased Real Property
”). The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all material modifications, amendments, supplements, guaranties, extensions, renewals, waivers and side letters, and other than any such document that does not exist or is not in the Company’s possession or subject to its control) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “
Real Estate Lease Documents
”). To the knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy by the Company or any of its Subsidiaries of the Leased Real Property and any improvements made by the Company or any of its Subsidiaries thereon (A) are prohibited by any Lien or Law other than Permitted Liens or (B) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
(c) The Company or one of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under any Real Estate Lease Documents. The material tangible assets or personal property of the Company and its Subsidiaries (A) constitute all of the assets and properties that are necessary in all material respects for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Company and its Subsidiaries as currently conducted and (B) have been maintained in all material respects in accordance with generally accepted industry practice and are in good working order and condition, except for ordinary wear and tear or loss by casualty and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.20
Environmental Matters
.
(a) The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required to be held by the Company under Environmental Laws.
(b) Except as set forth on
Schedule
 5.20(b)
, to the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or any of its Subsidiaries’ operations off-site
of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or any of its Subsidiaries owned or leased such property, except as would not reasonably be expected to require investigation or material remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law.
(c) There has been no past Action, and no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Law.
(d) Other than in the Real Estate Lease Documents, neither the Company nor any of its Subsidiaries have assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials.
(e) The Company has made available to Parent all material environmental reports (including any Phase I or II environmental site assessments), audits, correspondence or other documents in its possession, custody or control relating to any known material liabilities of the Company, including the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any of its Subsidiaries may be materially liable.
5.21
Absence of Changes
.
(a) Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or any of its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b) From December 31, 2020 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (ii) have not taken any action that (A) would require the consent of Parent pursuant to
Section
 7.01
if such action had been taken after the date hereof and (B) would reasonably be considered to be material to the Company and its Subsidiaries, taken as a whole, other than such actions taken in the ordinary course of business consistent with past practice.
5.22
Significant OTAs and Suppliers
.
(a)
Schedule 5.22(a)
sets forth, in each case for the 12 months ended December 31, 2020, (i) each of the 5 largest online travel agencies with which the Company and its Subsidiaries have a contractual arrangement, based upon the amount of revenue generated by the Company and its Subsidiaries from such arrangements (collectively, the “
Significant OTAs
”), and (ii) each of the 10 largest suppliers of the Company and its Subsidiaries, based upon the amount of expenditures paid by the Company and its Subsidiaries to such suppliers (collectively, the “
Significant Suppliers
”). As of the date hereof, there are no outstanding, and in the past three years, there have not been any, material disputes between the Company or any of its Subsidiaries, on the one hand, and any of the Significant OTAs or the Significant Suppliers, on the other hand.
(b) In the past three years, neither the Company nor any of its Subsidiaries have received any written notice that (i) any of the Significant OTAs or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Company and its Subsidiaries after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant OTA or Significant Supplier, as applicable, or that any such Significant OTA or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant OTA’s or Significant Supplier’s dealings with the Company and its Subsidiaries or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant OTA or Significant Supplier has otherwise given the Company or any of its Subsidiaries any indication or threatened the Company or any of its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the Transactions.
5.23
Affiliate Agreements
. Except as set forth on
Schedule
 5.23
and except for the Company Benefit Plans, Contracts by or among the Company and any of its Subsidiaries or, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former executive officer or director of any of the Company or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Exchange Act) of any of the foregoing (each of the foregoing, a “
Company Affiliate Agreement
”).
5.24
Internal Controls
. The Company maintains a system of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in conformity with GAAP. To the knowledge of the Company, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.
5.25
Permits
. Each of the Company and its Subsidiaries has all material Permits (the “
Material Permits
”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; (c) to the knowledge of the Company, none of the Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits.
5.26
Registration Statement
. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided
,
however
, that, notwithstanding the foregoing provisions of this
Section
 5.26
, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not specifically supplied by or on behalf of the Company for use therein.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PARENT, MERGER SUB I AND MERGER SUB II
Except as set forth in the Parent Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or in the Parent SEC Reports filed or furnished by Parent on or after January 19, 2021 (excluding (i) any disclosures in such Parent SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Parent, Merger Sub I and Merger Sub II represents and warrants to the Company as follows:
6.01
Corporate Organization
.
(a) Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Parent previously delivered by Parent to the Company are true, correct and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder and Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub I and Merger Sub II, Parent has no other Subsidiaries and does not own, directly or indirectly, any equity or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. Merger Sub I and Merger Sub II are, and at all times have been, in compliance with all restrictions, covenants, terms and provisions set forth in their respective organizational documents.
6.02
Due Authorization
.
(a) Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in
Section
 6.07
), in the case of Parent, upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements by each of Parent, Merger Sub I and Merger Sub II and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and, in the case of Parent, except for the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, no other corporate or equivalent proceeding on the part of Parent, Merger Sub I or Merger Sub II is necessary to authorize this Agreement or such other Transaction Agreements or Parent’s, Merger Sub I’s or Merger Sub II’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The affirmative vote of: (i) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast shall be required to approve the Transaction Proposal; (ii) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Issuance Proposal; (iii) (A) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Parent Class F Stock, voting separately as a single class, shall be required to approve the Amendment Proposal; (iv) the holders of a plurality of the votes cast by the holders of Parent Class F Stock at the Special Meeting shall be required to approve the Election Proposal (the approval by Parent Stockholders of the foregoing clauses “(i)” through “(iv),” collectively, the “
Required Parent Stockholder Approval
”); and (v) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting and entitled to vote thereon shall be required to approve (A) the Management Equity Incentive Plan Proposal, (B) the Parent Incentive Plan Proposal and (C) the Parent ESPP Proposal (together with the Required Parent Stockholder Approval, the “
Parent Stockholder Approval
”), in each case, assuming a quorum is present to approve the Proposals, with the Parent Stockholder Approval representing the only votes of any of Parent’s capital stock necessary in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Parent Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.
(d) All anti-dilution rights with respect to shares of Parent Class F Stock held by the Sponsor and any holder of Parent Class F Stock have, as of the Effective Time, been waived in all respects as related to the Transactions.
6.03
No Conflict
. The execution, delivery and performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II and (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Parent Organizational Documents or any of the organizational documents of Merger Sub I or Merger Sub II; (b) result in any violation of any provision of any Law or Governmental Order applicable to each of Parent, Merger Sub I or Merger Sub II or any of their respective properties or assets; (c) violate, result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which either of Parent, Merger Sub I or Merger Sub II or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub I or Merger Sub II, except (in the case of clauses “(b),” “(c)” or “(d)” above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions.
6.04
Litigation and Proceedings
. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to enter into or perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions.
6.05
Compliance with Laws
.
(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to enter into or perform its obligations under this Agreement and consummate the Transactions, Parent and its Subsidiaries are, and since January 19, 2021 have been, in compliance in all material respects with all applicable Laws and, to the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent, Merger Sub I or Merger Sub II is pending or threatened. Neither of Parent nor its Subsidiaries have received any written, or to the knowledge of Parent, oral notice from any Governmental Authority of non-compliance
or violation of any applicable Law by Parent or its Subsidiaries at any time since January 19, 2021, which violation would reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b) Since January 19, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I and Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions: (i) there has been no action taken by Parent, its Subsidiaries, or, to the knowledge of Parent, any officer, director, manager, employee agent or representative of Parent or its Subsidiaries, in each case, acting on behalf of Parent or its Subsidiaries, in violation of any applicable Anti-Corruption Law; (ii) neither Parent nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither Parent nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither Parent nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law; and (v) neither Parent nor its Subsidiaries have created or caused the creation of any false or inaccurate books and records of Parent or its Subsidiaries.
6.06
Benefit Plans
. Except as may be contemplated by the Management Equity Incentive Plan Proposal, the Parent Incentive Plan Proposal or the Parent ESPP Proposal, none of Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any material employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (“
Parent Benefit Plans
”), nor does Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries have any obligation or commitment to create or adopt any such Parent Benefit Plan.
6.07
Governmental Authorities; Consents
. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, Merger Sub I or Merger Sub II with respect to Parent’s, Merger Sub I’s or Merger Sub II’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, other than applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, Securities Laws and Nasdaq rules and regulations and the filing and effectiveness of the First Certificate of Merger in accordance with the DGCL and the Parent A&R Charter in accordance with the DGCL and the Second Certificate of Merger in accordance with the DGCL and the DLLCA.
6.08
Trust Account
. As of the date hereof, there is at least $450,000,000 invested in a trust account (the “
Trust Account
”) for the benefit of the Parent’s public stockholders, maintained by Computershare, acting as trustee (the “
Trustee
”), pursuant to the Investment Management Trust Agreement, dated January 22, 2021, between Parent and the Trustee (the “
Trust Agreement
”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or

(b) entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Parent Organizational Documents and Parent’s final prospectus dated January 19, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act of 1940. Parent has performed all material obligations required to be performed by it to-date
under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder by Parent or, to the knowledge of Parent, the Trustee. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Since January 19, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to the Parent Organizational Documents shall terminate, and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to the Parent Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is a Redeeming Stockholder.
6.09
Taxes
.
(a) All material Tax Returns required by Law to be filed by Parent and its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and payable by Parent and its Subsidiaries have been timely paid.
(c) Each of Parent and its Subsidiaries has (i) withheld or collected all material amounts of Taxes, and has complied in all respects with applicable Law relating the such withholding or collection, required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other party, and (ii) remitted such amounts required by Law to have been remitted to the appropriate Governmental Authority.
(d) Neither the Parent nor any of its Subsidiaries are currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes due from such entities. Neither the Parent nor any of its Subsidiaries have received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes due from such entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Parent or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) There are no Liens for material amounts of Taxes on any of the assets of the Parent or any of its Subsidiaries, other than Permitted Liens.
(f) There are no Tax indemnification agreements or Tax sharing agreements under which Parent or any of its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent, Merger Sub I or Merger Sub II, except for customary agreements or arrangements with customers, vendors, lessors, lenders, and the like or other agreements, in each case, that do not relate primarily to Taxes.
(g) To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
6.10
Brokers
’
Fees
. Except as set forth on
Schedule 6.10
, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, Merger Sub I or Merger Sub II or any of their respective Affiliates, including the Sponsor.
6.11
Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act
.
(a) Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 19, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “
Parent SEC Reports
”), and will have filed all such registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “
Additional Parent SEC Reports
”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by (i) Rule
13a-14
or
15d-14
under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the
Sarbanes-Oxley
Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic
Data-Gathering,
Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports, and that will be included in the Additional Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form
10-Q
of the SEC), and fairly present, and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end
adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation
S-X
or Regulation
S-K,
as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance
sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(b) Parent has established and maintains disclosure controls and procedures as required under Rule
13a-15
under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e) Neither Parent (including any employee thereof) nor Parent’s independent auditors have identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent; (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent; or (iii) any claim or allegation regarding any of the foregoing.
(f) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(g) Except as set forth on
Schedule 6.11(g)
, as of the date hereof, to the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(h) As used in this
Section
 6.11
, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.
6.12
Business Activities
; Absence of Changes
.
(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Organizational Documents, there is no Contract, agreement, commitment or Governmental Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted (including, in each case, following the Closing) other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent, Merger Sub I and Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c) There is no liability, debt or obligation against Parent or its Subsidiaries, except for liabilities and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) reflected or reserved for on Parent’s balance sheet as of January 22, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent); (iii) that have arisen since January 22, 2021 in the ordinary course of the operation of business of Parent (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole); or (iv) disclosed in
Schedule
 6.12(c)
.
(d) Since their organization, neither Merger Sub I nor Merger Sub II have conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of Merger Sub I and Merger Sub II, there are no Contracts or Governmental Orders binding upon either Merger Sub I or Merger Sub II or to which Merger Sub I or Merger Sub II is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of

Merger Sub I or Merger Sub II or any acquisition of property by Merger Sub I or Merger Sub II or the conduct of business by Merger Sub I or Merger Sub II as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Merger Sub I or Merger Sub II to enter into and perform their respective obligations under this Agreement and consummate the Transactions.
(e) Merger Sub I and Merger Sub II were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and have no, and at all times prior to the Effective Time and Second Effective Time, as applicable, except as contemplated by this Agreement or the other Transaction Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation. Merger Sub II has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes, and no election has been made or will be made to treat Merger Sub II as a corporation for income Tax purposes.
(f) Since the date of Parent’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, would reasonably be expected to be material to Parent, Merger Sub I and Merger Sub II, taken as a whole, or have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. From January 19, 2021 through the date of this Agreement, Parent has not taken any action that would require the consent of the Company pursuant to
Section
 8.02
if such action had been taken after the date hereof.
(g) Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on
Schedule 6.16(a)
and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $25,000 monthly or $250,000 in the aggregate.
Schedule 6.12(g)
sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.
(h) Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (ii) any split, combination or reclassification of any of Parent’s capital stock; (iii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (iv) any change in the auditors of Parent; (v) any issuance of capital stock of Parent; or (vi) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the ordinary course of business.
(i) Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).
6.13
Registration Statement
. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
,
however
, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement.

6.14
Capitalization
.
(a) The authorized capital stock of Parent consists of: (i) 1,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement; (ii) 440,000,000 shares of common stock, consisting of 400,000,000 shares of Parent Class A Stock and 40,000,000 shares of Parent Class F Stock, of which (A) 45,000,000 shares of Parent Class A Stock are issued and outstanding as of the date of this Agreement and 11,250,000 shares of Parent Class F Stock are issued and outstanding as of the date of this Agreement, and (B) 14,500,000 Parent Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Stock, Parent Class F Stock and Parent Warrants: (1) have been duly authorized and validly issued and are fully paid and nonassessable; (2) were issued in compliance in all material respects with applicable Law; (3) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or is otherwise bound; and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the Parent SEC Reports with respect to certain shares of Parent Class F Stock and Parent Warrants held by the Sponsor and the Insiders.
(b) Except for this Agreement, the Subscription Agreements and the Parent Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Class A Stock or the equity interests of Parent, Merger Sub I or Merger Sub II or other interest or participation in Parent, Merger Sub I or Merger Sub II, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, Parent, Merger Sub I or Merger Sub II, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent, Merger Sub I or Merger Sub II. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent Stockholders may vote. Except as disclosed in the Parent SEC Reports, Parent is not a party to any stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound relating to Parent Class A Stock or any other equity interests of Parent. Parent does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(c) As of the date hereof, the authorized share capital of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Merger Sub II, free and clear of all Liens (other than Permitted Liens). All outstanding shares of Merger Sub I common stock have been duly authorized, validly issued and fully paid and are non-assessable
and are not subject to preemptive rights.
(d) As of the date hereof, all outstanding membership interests of Merger Sub II have been duly authorized and validly issued and are not subject to preemptive rights and are held by Parent.
(e) Subject to approval of the Proposals, the shares of Parent Common Stock and Parent Special Voting Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(f) The holders of the Parent Class F Stock have waived any adjustment to the Initial Conversion Ratio (as defined in the Certificate of Incorporation).
(g) Each holder of Parent Class F Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all shares of Parent capital stock held by such holder in favor of approving the Transactions; and (ii) to refrain from electing to redeem any shares of such Parent capital stock pursuant to the Parent Organizational Documents.
6.15
Parent Listing
. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“
Nasdaq
”) under the symbol “GMIIU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GMII”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GMIIW”. Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.
6.16
Contracts; No Defaults
.
(a)
Schedule
 6.16(a)
contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K
of the SEC) (other than confidentiality and
non-disclosure
agreements and this Agreement) to which, as of the date of this Agreement, Parent is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on
Schedule
 6.16(a)
have been delivered to or made available to the Company or its agents or representatives.
(b) Each Contract of a type required to be listed on
Schedule
 6.16(a)
, whether or not set forth on
Schedule
 6.16(a)
, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in
Section
 6.16(a)
, whether or not set forth on
Schedule
 6.16(a)
: (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Parent and, to the knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Parent, are enforceable by Parent in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither Parent nor, to the knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since January 19, 2021, Parent has not received any written or, to the knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Parent or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since January 19, 2021 through the date hereof, Parent has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
6.17
Investment Company Act
; JOBS Act
. None of Parent or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
6.18
Affiliate Agreements
. Except as set forth on
Schedule 6.18
, none of Parent or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of Parent or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d)

of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Exchange Act) of any of the foregoing (each of the foregoing, an “
Parent Affiliate Agreement
”).
6.19
Parent Stockholders
. To the knowledge of Parent, no holder of the capital stock of Parent is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the Transactions such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.
6.20
PIPE Investment; Subscription Agreement
s
1.02 . Parent has delivered to the Company true, correct and complete copies of the fully executed Subscription Agreements pursuant to which the Subscribers in the aggregate have agreed, pursuant to the terms and subject to the conditions thereof, to purchase 20,000,000 shares of Parent Common Stock for an aggregate purchase price equal to $200,000,000 (such transactions contemplated by the Subscription Agreements, collectively, the “PIPE Investment”). Each Subscription Agreement is in full force and effect with respect to, and is valid and binding upon, Parent and, to the knowledge of Parent, each Subscriber party thereto, and enforceable against Parent and, to the knowledge of Parent, each Subscriber party thereto in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of Parent, as of the date of this Agreement none of the commitments contained in any Subscription Agreement has been withdrawn, terminated or rescinded by any Subscriber in any respect, in each case, except for such assignment or transfers contemplated by or permitted by the Subscription Agreements. As of the date hereof, there are no side letters or Contracts between any Subscriber, on the one hand, and Parent, Merger Sub I or Merger Sub II, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other Transaction Agreement and except as set forth in the Parent SEC Reports. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in or referenced in the Subscription Agreements and other than the conditions precedent contained in this Agreement. To the knowledge of Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Parent under the Subscription Agreements, (b) assuming the conditions set forth in Article X will be satisfied and the Transactions will be consummated, constitute a failure to satisfy a condition on the part of Parent under the Subscription Agreements or (c) assuming the conditions set forth in Article X will be satisfied and the Transactions will be consummated, result in any portion of the purchase price to be paid by any Subscriber in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Article X will be satisfied and the Transactions will be consummated, Parent has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
ARTICLE VII
COVENANTS OF THE COMPANY
7.01
Conduct of Business
. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as set forth on
Schedule
 7.01
, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless Parent shall have objected within five Business Days after a written request therefor by the Company to the individuals set forth on Schedule 1.03(b)), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, use commercially reasonable efforts to: (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) subject to any modifications to vendor relationships undertaken in the ordinary course of business consistent with past practice, preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with developers, landlords, customers, suppliers, OTAs, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) keep available the services of their present officers and other key employees and consultants; and (iv) maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. To the extent that the Company has taken any
COVID-19
Measures, the Company shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of
COVID-19
exposure to employees, business partners, customers and other invitees onto Company-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on
Schedule 7.01
, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless Parent shall have objected within five Business Days after a written request therefor by the Company), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;
(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders; (ii) other than pursuant to the Company Certificate of Incorporation (as may be amended in accordance with this Agreement)
,
effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except for (A) the issuance of Company Stock Options to any Person in the ordinary course of business and consistent with past practice, (B) in connection with an exchange of Canadian Exchangeable Shares, (C) in connection with the conversion of Company Preferred Stock or Company Special Voting Preferred Stock or (D) in connection with the exercise of any Company Warrant or Company Stock Option, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) except in connection with an exchange of Canadian Exchangeable Shares or a redemption of Company Special Voting Stock that is required by the terms of the Company Certificate of Incorporation, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such equity interests; (B) transactions between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company; and (C) purchases or redemptions pursuant to exercises of Company Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards as of the date hereof;
(c) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits (or agree to do any of the foregoing) under any Contract of a type required to be listed on
Schedule
 5.13(a)
(or any Contract, that if existing on the date hereof, would have been required to be listed on
Schedule
 5.13(a)
), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, (i) such Contracts in the ordinary course of business consistent with past practice, (ii) any Contract for the lease, sublease, license or otherwise occupation by the Company or any of its Subsidiaries for which the

Company or any of its Subsidiaries is required to make aggregate annual payments less than $2,500,000, or (iii) the Existing Credit Agreements, including any Existing Credit Agreement Consents;
(d) sell, transfer, license, sublicense, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Owned Intellectual Property, Licensed Intellectual Property or Owned Company Software) except for (i) dispositions of obsolete or worthless assets, (ii) such actions taken with respect to leases of real property (including with respect to the leases themselves and immaterial personal and tangible property with respect to leased property) and (iii) such actions taken in the ordinary course of business consistent with past practice;
(e) other than as required pursuant to material Company Benefit Plans in effect on the date of this Agreement (or adopted or entered into after the date hereof in accordance with
Schedule 7.01(e)
) or applicable Law: (i) increase or grant any increase in the compensation or benefits (including termination benefits or severance) of, or grant or provide any change in control, retention, severance, termination payment, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annual base salary, wages or fees in excess of $250,000 (collectively, the “
Key Employees
”) (other than promotion based base compensation increases in the ordinary course of business consistent with past practice); (ii) adopt, enter into, amend or terminate (A) any Company Benefit Plan or agreement, arrangement, policy or plan which would be a Company Benefit Plan if in effect on the date of this Agreement (other than adoptions or amendments that do not materially increase the cost to the Company), or (B) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which any of them is bound; (iii) hire or terminate (other than for cause in accordance with applicable Laws) any Key Employee, (iv) accelerate the vesting, payment or funding of any compensation or benefit to any Key Employee under any of the Company Benefit Plans; (vi) grant any equity or equity-based compensation awards to any Key Employee; or (vii) grant any bonuses or cash incentive compensation to any Key Employee;
(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions), except for intercompany transactions that do not result in material liabilities to the Company and its Subsidiaries as a whole;
(g) make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent;
(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, employees, directors, agents or consultants, but excluding any of the Company’s Subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;
(i) (A) make, rescind or change any material Tax election; (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any material Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;

(j) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business, in each case other than pursuant to any intercompany agreement;
(k) acquire any fee simple ownership interest in real property;
(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;
(m) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $1,000,000 in the aggregate;
(n) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $1,000,000 in the aggregate other than with respect utilization of commitments under the Existing Credit Agreements;
(o) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(p) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(q) implement any employee layoffs, plant closings or similar events that, individually or in the aggregate, would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six months; or
(r) enter into any agreement to do any action prohibited under this
Section
 7.01
.
Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
7.02
Inspection
. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and (ii) furnish Parent and its Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or any of its Subsidiaries as Parent or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Any access to any real property shall be subject to the Company’s reasonable security measures and the applicable requirements of the applicable lease documents

(including, to the extent applicable, consent of the applicable landlord), shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase II environmental assessments, shall be subject to the rights of any users or occupants of such properties and shall be prohibited in properties while used or occupied by customers.
7.03
Exercise or Assumption of Company Warrants
. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) comply with all notice and other provisions of the Company Warrants and (b) take such actions as are necessary or advisable, including obtaining any elections, consents, and waivers from the holders of Company Warrants, in order to cause the Company Warrants to be cancelled, extinguished and exercised for shares of Company Stock prior to the Closing, or assumed by Parent upon the Closing.
7.04
Termination of Certain Agreements
. At and as of the Closing, the Company shall use reasonable best efforts to cause the Contracts listed on
Schedule
 7.04
to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
7.05
No Parent Securities Transactions
. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to require each of its controlled Affiliates not to, engage in any transactions involving the securities of Parent without the prior consent of Parent.
7.06
No Claim Against the Trust Account
. The Company acknowledges that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company understands that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in Parent’s final prospectus, dated January 19, 2021, and other Parent SEC Reports, the Parent Organizational Documents and the Trust Agreement. The Company further acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by January 20, 2023 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement;
provided
,
however
, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the redemptions pursuant to the Offer and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account, including any amounts that were in the Trust Account but subsequently released therefrom. This
Section
 7.06
shall survive the termination of this Agreement for any reason.
7.07
Company Financial Statements; Other Actions
.
(a) The Company shall use reasonable best efforts to provide Parent, as promptly as practicable after the date hereof, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2020, in each case prepared in accordance with GAAP and Regulation
S-X,
and audited in accordance with the standards of the PCAOB, and unaudited interim financial statements prepared in accordance with GAAP and Regulation
S-X
covering the applicable periods required to be included in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice of not less than 24 hours, Parent and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company and Parent shall reasonably cooperate with each other in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation
S-X
under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form
S-4.
(b) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company shall give Parent prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
,
however
, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
provided
further
,
however
, that no information received by Parent pursuant to this
Section
 7.07
shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or the Parent Schedules.
7.08
Consent Solicitation; Company Stockholder Consent
. The Company shall solicit the Company Requisite Approval via a written consent of the Company Stockholders in accordance with applicable law (including the DGCL) (the “
Stockholder Written Consent
”) on the date the Registration Statement is declared effective under the Securities Act and shall deliver the Stockholder Written Consent reflecting the Company Requisite Approval no later than two Business Days of the Consent Solicitation Statement being disseminated by the Company to its stockholders. In connection therewith, the Company shall as promptly as practicable (a) establish the record date for determining the Company Stockholders entitled to provide such Stockholder Written Consent, (b) cause the Consent Solicitation Statement and Stockholder Written Consent to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL, and (c) solicit execution of the Stockholder Written Consent from the Company Stockholders. The Company shall through the Company Board, make the Company Board Recommendation to the Company Stockholders and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (a “
Company Change in Recommendation
”). The Company shall provide Parent with all executed copies of the Stockholder Written Consent it receives within one Business Day of receipt. Promptly following the receipt of such executed Stockholder Written Consent reflecting the Company Requisite Approval, the Company shall prepare and deliver to the Company Stockholders who have not executed the Stockholder Written Consent the notice required by Section 228(e) of the DGCL.
7.09
Non-Solicitation
. From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with
Section
 11.01
, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (c) furnish any non-public
information regarding the Company or any of its Subsidiaries or access to any of the properties, assets or employees of the Company or any of its Subsidiaries to any Person with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (e) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; (f) submit any Acquisition Proposal to the stockholders of the Company; or (g) resolve or agree to do any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (ii) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries and within three Business Days of the execution of this Agreement, instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof.
7.10
Existing Credit Agreements
. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, on or prior to the Closing Date, the obtaining of the Existing Credit Agreement Consent (it being understood and agreed that the obtaining of the Existing Credit Agreement Consents shall solely be the responsibility of the Company) with respect to each Existing Credit Agreement which the Company has determined will remain outstanding after the Closing. Parent shall and shall cause its Representatives to reasonably cooperate with the Company’s efforts under this
Section
 7.10
, including by providing any documentation and other information as may be required under applicable “know your customer” and anti-money laundering rules and regulations.
ARTICLE VIII
COVENANTS OF PARENT
8.01
Indemnification and Insurance
.
(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director, manager or officer, as the case may be, of the Company, Parent and their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “
D&O Indemnified Party
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with the Company, Parent or their respective Subsidiaries set forth on
Schedule 8.01(a)
shall survive the Closing and shall continue in full force and effect. For a period of six years after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Parent, the Company and their respective Subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Parent, the Company and their respective Subsidiaries, to the extent applicable, as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, the Company and their respective Subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the Closing Date, and Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by Law;
provided
,
however
, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in this
Section
 8.01
without limit as to time.
(b) Prior to the Closing, the Company may purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or one or more of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or one or more of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year
period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this
Section
 8.01(b)
. Alternatively, the Company may purchase and provide for the annual renewal of a directors’ and officers’ liability insurance policy providing the aforementioned coverage (the “
Annual Policy Option
”), which policy may also provide coverage for the directors and officers of Parent and its Subsidiaries following the Closing. In the event the Company selects the Annual Policy Option and at any time between the Closing Date and the six-year
anniversary of the Closing Date, Parent for any reason, does not renew the annually renewing directors’ and officers’ liability insurance policies, then Parent shall purchase a tail policy for this lapsing directors’ and officers’ liability insurance program, the duration of which shall be no less than the number of years equal to the remaining time period between the six-year
anniversary of the Closing Date and the number of years that had elapsed between Closing Date and the lapsing of the annually renewing directors’ and officers’ liability insurance policies.
(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Parent, the Company or their respective Subsidiaries, as applicable, any other indemnification agreement or arrangement, any Law or otherwise. The obligations of Parent, the Surviving Entity, the Company and their respective Subsidiaries under this
Section
 8.01
shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this
Section
 8.01
shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this
Section
 8.01
.
(d) If Parent or, after the Closing, the Surviving Entity or its Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or its Subsidiaries, as applicable, assume the obligations set forth in this
Section
 8.01
.

8.02
Conduct of Parent During the Interim Period
.
(a) During the Interim Period, Parent shall, and shall cause its Subsidiaries to, except as set forth on
Schedule
 8.02
, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Company shall have objected within five Business Days after a written request therefor by Parent to the individuals set forth on
Schedule
 1.03(a)
), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on
Schedule
 8.02
, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Company shall have objected within five Business Days after a written request therefor by Parent to the individuals set forth on
Schedule
 1.03(a)
), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, Parent shall not and shall not permit any of its Subsidiaries to:
(i) change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account), the Parent Organizational Documents or the organizational documents of Merger Sub I or Merger Sub II, or form or establish any other Subsidiary;
(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (C) other than the redemption of any shares of Parent Class A Stock required by the Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent; or (D) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization.
(iii) enter into, renew, amend or waive or release any material rights, claims or benefits under any Parent Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute a Parent Affiliate Agreement), including the Insider Letters;
(iv) enter into, or amend or modify any term of (in a manner adverse to Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Entity and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, (A) any Contract of a type required to be listed on
Schedule
 6.16(a)
(or any Contract, that if existing on the date hereof, would have been required to be listed on
Schedule
 6.16(a)
), (B) any Parent Benefit Plan (or plan that would be a Parent Benefit Plan if in effect on the date hereof) or (C) collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or its Subsidiaries is a party or by which it is bound;
(v) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;
(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Parent Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries (other than the transactions contemplated by this Agreement);
(ix) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(xi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent and its Subsidiaries and their assets and properties;
(xii) (A) make, rescind or change any material Tax election; (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any material Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;
(xiii) create any material Liens (other than Permitted Liens) on any material property or assets of Parent, Merger Sub I or Merger Sub II;
(xiv) engage in any new line of business; or
(xv) enter into any agreement to do any action prohibited under this
Section
 8.02
.
(b) During the Interim Period, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.
Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or its Subsidiaries at any time. Prior to the Closing, each of the Parent and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
8.03
Trust Account
. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in
Article
 X
and provision of notice thereof to Computershare (which notice Parent shall provide to Computershare in accordance with the terms of the Trust Agreement)), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Computershare pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Parent Class A Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Parent Expenses pursuant to
Section
 3.10
and the payment of cash in lieu of the issuance of any fractional shares pursuant to
Section
 3.09
; (c) the repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses “(a),” “(b)” and “(c),” to be disbursed to Parent.

8.04
Inspection
. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Parent would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound, Parent shall (a) afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Parent, and (b) furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of Parent that are in the possession of Parent as the Company or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
8.05
Parent Nasdaq Listing
. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, Nasdaq.
8.06
Parent Public Filings
. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
8.07
Section
 16
Matters
. Prior to the Closing, the Parent Board, or an appropriate committee of
“non-employee
directors” (as defined in Rule
16b-3
of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule
16a-1(f)
under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule
16b-3
thereunder.
8.08
Director and Officers
. Prior to the Closing, Parent shall cause the Parent Board to be a classified board initially comprised of up to eight members. Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall cause the Parent Board, the committees of the Parent Board and the officers of Parent at the Effective Time to be comprised of the individuals set forth on
Schedule 8.08
in accordance with the procedures contemplated thereon, in each case to hold office from and after the Effective Time until the earliest to occur of the appointment or election of his or her respective successor, resignation or proper removal in accordance with applicable requirements of Law.
8.09
Exclusivity
. During the Interim Period, Parent shall not, and shall not permit any of its Affiliates or Representatives to, take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Business Combination (a “
Business Combination Proposal
”) other than with the Company, its stockholders and their respective Affiliates and Representatives (in their capacities as such). Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this
Section
 8.09
by any of Parent’s Affiliates or Representatives, as though such parties were signatories hereto, shall be deemed to be a breach of this
Section
 8.09
by Parent.

8.10
Bylaws
. In connection with the consummation of the Transactions, after the effectiveness of the Parent A&R Charter, Parent shall adopt the Parent A&R Bylaws.
8.11
Insider Letters
. Pursuant to those certain letter agreements, dated as of December 15, 2020 (collectively, the “
Insider Letters
”), entered into by and between Parent and each of Alec Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto, Andrew McBride (collectively, the “
Insiders
”) and the Sponsor, the Insiders and the Sponsor agreed to, among other things, vote all of the shares of the capital stock of Parent they hold to approve the Transaction Proposal at the Special Meeting (the “
Approval Requirement
”) and not to redeem such shares in connection with the Offer (the “
Non-Redemption
Requirement
”). Parent hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the
Non-Redemption
Requirement, in connection with the consummation of the Transactions.
8.12
Inversion Agreements
. In connection with the Transactions and effective upon the Effective Time, Parent shall take all actions necessary or appropriate to (a) assume or otherwise undertake to fulfill the rights and obligations of the Company under the Inversion Agreements, including executing customary joinder agreements and providing other evidence as reasonably required of such assumption in accordance with the terms and conditions of the Inversion Agreements and (b) substantially preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Canadian Exchangeable Shares.
8.13
Waiver Agreements
. In connection with the Transactions, Parent shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacement of, any Waiver Agreement. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Waiver Agreements.
8.14
Parent A&R Charter
. Assuming the Company Requisite Approval and the Parent Stockholder Approval have been obtained, Parent shall file the Parent A&R Charter with the Secretary of State of the State of Delaware, effective prior to the Effective Time, in accordance with the applicable provisions of the DGCL.
ARTICLE IX
JOINT COVENANTS
9.01
Support of Transaction
. Without limiting any covenant contained in
Article
 VII
or
Article
 VIII
, or the obligations of the Company and Parent with respect to the notifications, filings, reaffirmations and applications described in
Section
 9.05
, which obligations shall control to the extent of any conflict with the provisions of this
Section
 9.01
, each of Parent and the Company shall, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any material, required consents and approvals of parties to Contracts with the Company or any of its Subsidiaries; (c) terminate or cause to be terminated those agreements listed on
Schedule 7.04
; and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of
Article
 X
or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.
9.02
Preparation of Registration Statement; Special Meeting
.
(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form

S-4
(as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “
Registration Statement
”) in connection with the registration under the Securities Act of all the Parent Common Stock and Parent Special Voting Common Stock to be issued under this Agreement, which Registration Statement will constitute a prospectus under the Securities Act and will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.
(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Class A Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of Parent and the Company shall provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that Parent or the Company, as applicable, receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to the: (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “
Transaction Proposal
”); (ii) approval of the Parent A&R Charter (the “
Amendment Proposal
”) and each change to the Parent A&R Charter that is required to be separately approved; (iii) approval of the issuance of shares of Parent Common Stock and Parent Special Voting Common Stock pursuant to
Section
 3.01
under applicable Nasdaq rules (the “
Issuance Proposal
”); (iv) approval and adoption of the Management Equity Incentive Plan as described in
Section
 9.06
(the “
Management Equity Incentive Plan Proposal
”); (v) approval and adoption of the Parent Incentive Plan (the “
Parent Incentive Plan Proposal
”) and the Parent ESPP (the “
Parent ESPP Proposal
”); (vi) election of the members of the Parent Board until the earlier of the consummation of the Transaction and the 2023 annual meeting of stockholders of Parent, and until their respective successors are duly elected and qualified to serve (the “
Election Proposal
”); and (vii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the “
Additional Proposal
” and, collectively with the Transaction Proposal, the Amendment Proposal, the Issuance Proposal, the Election Proposal, the Parent Incentive Plan Proposal and the Parent ESPP Proposal, the “
Proposals
”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.
(d) Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL; (ii) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law, including the

DGCL; and (iii) solicit proxies from the holders of Parent Class A Stock and Parent Class F Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “
Parent Board Recommendation
”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with
Section
 9.02(e)
.
(e) The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “
Parent Change in Recommendation
”). Notwithstanding anything in this
Section
 9.02
to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside legal counsel, that in response to a Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation;
provided
,
however
, that Parent shall not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “
Parent Intervening Event Notice
”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “
Parent Intervening Event Notice Period
”)), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Parent will, and will use its reasonable best efforts to cause its Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.
(f) Notwithstanding the foregoing provisions of this
Section
 9.02
, if on a date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Class A Stock and Parent Class F Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting; (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than three Business Days prior to the Termination Date);
provided
,
however
, that Parent shall not postpone or adjourn the Special Meeting more than three times.
(g) If any tax opinion (including an “Exhibit 8.1” tax opinion) is required to be filed with the SEC to support the discussion in the Registration Statement of the anticipated U.S. federal income tax consequences of the Mergers to the Company Stockholders, each of Parent and the Company shall cooperate and use commercially reasonable efforts to enable the Company’s tax counsel to render any such tax opinion, including by delivering to the Company’s tax counsel customary tax representation certificates.
9.03
Other Filings; Press Release
.
(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form
8-K
pursuant to the Exchange Act to report the execution of this Agreement and the Transactions, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.
(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.
(c) Parent shall prepare a draft Current Report on Form
8-K
announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“
Closing Form 8
-K
”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. Prior to the Closing, Parent and the Company shall prepare and mutually agree upon a joint press release announcing the consummation of the Transactions (“
Closing Press Release
”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the mutually agreed Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form
8-K
with the SEC.
(d) Parent and the Company shall cause to be filed with the
Autorite des marches financieres
and the Ontario Securities Commission an application for exemptive relief from the Canadian prospectus requirements for the first trade of Parent Common Stock issued upon the exchange of the Canadian Exchangeable Common Shares.
9.04
Confidentiality; Communications Plan
.
(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement;
provided
,
however
, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “
Communications Plan
”) promptly following the date hereof. Notwithstanding the foregoing, none of Parent, Merger Sub I, Merger Sub II or the Company will make any public announcement or issue any public communication regarding this Agreement, any other agreements contemplated hereby or any of the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or the prior written consent of Parent, in the case of a public announcement by the Company (such consent, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; (ii) internal announcements to employees of the Company and its Subsidiaries, to the extent provided for in the Communications Plan; (iii) subject to any other requirements or obligations of the parties set forth in this Agreement, announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; and (iv) communications by the Company and its Subsidiaries to customers and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the Transactions.
9.05
Regulatory Approvals
. As promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act within ten Business Days after the date hereof in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Authority in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Parent and the Company will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding any of the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to any of the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this
Section
 9.05
as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers or directors of the receiving party without the advance written consent of the party supplying such materials or information. Parent and the Company shall each pay 50% of any filing fees required by Governmental Authorities, including filing fees in connection with filings under the HSR Act. Parent, Merger Sub I and Merger Sub II (and their respective Affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any Governmental Authority, or the expiration or termination of any waiting period under the HSR Act or other Antitrust Laws, including by acquiring or offering to acquire any other person, or the assets of, or equity in, any other Person. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent, Merger Sub I and Merger Sub II shall: (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and (2) any other restrictions on the activities of the Company;
provided
,
however
, that Company (and their respective Affiliates, if applicable) shall not be required to take (and the Parent and Merger Subs shall not take, without the prior written consent of Company) any action under this
Section
 9.05
(and for the avoidance of doubt, none of the foregoing actions contemplated by this
Section
 9.05(A)
shall be taken by Parent or its Affiliates without the prior written consent of the Company); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.
9.06
Management Equity Incentive Plan; Parent Incentive Plan
s
. Prior to the Closing, the Parent Board shall approve and adopt (a) the management equity incentive plan (the “
Management Equity Incentive Plan
”), the general terms and conditions of which are set forth on
Schedule 9.06(a)
, and (b) an equity incentive plan (the “
Parent Incentive Plan
”) and an employee stock purchase plan (the “
Parent ESPP
”), the general terms and conditions of which are set forth on
Schedule 9.06(b)
, each of which will permit the issuance of shares of Parent Common Stock. At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of each of the Management Equity Incentive Plan, the Parent Incentive Plan and the Parent ESPP. Subject to approval of the Management Equity Incentive Plan, the Parent Incentive Plan and the Parent ESPP by Parent’s stockholders, following the Effective Time Parent shall file an effective Form
S-8
Registration Statement with the SEC with respect to the shares of Parent Common Stock issuable under the Management Equity Incentive Plan, the Parent Incentive Plan and the Parent ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form
S-8
Registration Statement for so long as awards granted pursuant to the Management Equity Incentive Plan, the Parent Incentive Plan and/or Parent ESPP remain outstanding.

9.07
FIRPTA
. On or prior to the Closing Date, the Company shall deliver to Parent a valid certification from the Company pursuant to Treasury Regulations
Section 1.1445-2(c)
dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company.
9.08
A&R Registration Rights Agreement
. At the Closing, (a) Parent shall deliver to the Company a copy of the A&R Registration Rights Agreement duly executed by Parent, and (b) the Company shall deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause each applicable Company Stockholder to deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by such Company Stockholder.
9.09
Transaction Litigation
. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to this Agreement, any Transaction Agreement or any matters relating thereto (collectively, the “
Transaction Litigation
”) commenced against, in the case of Parent, Parent or any of its respective Representatives (in their capacity as a Representative of Parent) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Parent and the Company shall each (a) keep the other reasonably informed regarding any Transaction Litigation, (b) reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (c) consider in good faith the other’s advice with respect to any such Transaction Litigation;
provided
,
however
, that, except as provided in
Schedule 9.09
, in no event shall (i) Parent or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (ii) the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
9.10
Canadian Exchangeable Shares
.
(a) As promptly as practicable following the execution and delivery of this Agreement, the Company shall convene a meeting of the holders of Canadian Exchangeable Shares to approve the (i) Sonder Canada Capital Reorganization, (ii) the A&R Share Terms and (iii) the Canadian Split.
(b) The Company shall obtain (i) an amendment to the Exchange Rights Agreement to permit the majority of the holders of Canadian Exchangeable Shares to consent to a transaction despite Section 4.1 thereof (the “
Exchange Rights Agreement Amendment
”) and (ii) a written consent with respect to the Transactions as it relates to Section 4.1 of the Exchange Rights Agreement (as amended) executed by the requisite number of holders of Canadian Exchangeable Common Shares and Canadian Exchangeable Preferred Shares (the “
Exchange Right Agreement Consent
”).
(c) On or prior to the Closing Date, the Company shall deliver to Parent copies of each of (i) the A&R Share Terms, (ii) the Exchange Rights Agreement Amendment, (iii) the Exchange Rights Agreement Consent and (iv) a written consent executed by the requisite number of holders of Canadian Exchangeable Common Shares and Canadian Exchangeable Preferred Shares approving the Transactions (collectively, the foregoing (i) through (iv), the “
Canadian Approvals
”), each of which shall be in a form reasonably acceptable to Parent.
ARTICLE X
CONDITIONS TO OBLIGATIONS
10.01
Conditions to Obligations of All Parties
. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)
Antitrust Law Approval
. The applicable waiting period(s) under the HSR Act (and any extensions thereof, including any agreement with a Governmental Authority to delay consummation of the Transactions contemplated by this Agreement) in respect of the Transactions shall have expired or been terminated.

(b)
No Prohibition
. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(c)
Net Tangible Assets
. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after completion of the Offer and prior to the Closing.
(d)
Required Parent Stockholder Approval
. The Required Parent Stockholder Approval shall have been obtained.
(e)
Company Stockholder Approval
. The Company Requisite Approval shall have been obtained.
(f)
Canadian Approvals
. The Canadian Approvals shall have been delivered.
(g)
Nasdaq Listing
. The shares of Parent Common Stock to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.
(h)
Registration Statement
. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
10.02
Additional Conditions to Obligations of Parent
. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:
(a)
Representations and Warranties
.
(i) Each of the Company Representations contained in (A) the first sentence of
Section
 5.01(a)
(
Due Incorporation
), (B)
Section
 5.03
(
Due Authorization
), (C)
Section
 5.06
(
Capitalization
), and (D)
 Section
 5.17
(
Brokers
’
Fees
) and (E)
 Section
 5.23
(
Affiliate Arrangements
) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii) The Company Representations contained in
Section
 5.21(a)
(
No Material Adverse Effect
) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made.
(iii) Each of the Company Representations (other than the Company Representations described in
Sections 10.02(a)(i)
and
(ii)
) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)
Agreements and Covenants
. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)
Officer
’
s Certificate
. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in
Section
 10.02(a)
and
Section
 10.02(b)
have been fulfilled.

10.03
Additional Conditions to Obligations of the Company
. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)
Representations and Warranties
.
(i) Each of the Parent and Merger Sub Representations (other than the Parent and Merger Sub Representations contained in
Section
 6.01(a)
(
Corporate Organization
),
Section
 6.02
(
Due Authorization
),
Section
 6.08
(
Trust Account
),
Section
 6.10
(
Brokers
’
Fees
) and
Section
 6.14
(
Capitalization
)) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Parent, Merger Sub I and Merger Sub II, taken as a whole, or a material adverse effect on Parent’s Merger Sub I’s and Merger Sub II’s ability to consummate the Transactions, including the Mergers.
(ii) The Parent and Merger Sub Representations contained in
Section
 6.01(a)
(
Corporate Organization
),
Section
 6.02
(
Due Authorization
),
Section
 6.08
(
Trust Account
),
Section
 6.10
(
Brokers
’
Fees
) and
Section
 6.14
(
Capitalization
) shall be true and correct (without giving any effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(b)
Agreements and Covenants
. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)
Officer
’
s Certificate
. Parent shall have delivered to the Company a certificate signed by the chief executive officer of Parent, dated as of the Closing Date, certifying that, to the knowledge of such person, the conditions specified in
Section
 10.03(a)
and
Section
 10.03(b)
have been fulfilled.
(d)
Parent A&R Charter
. The Parent A&R Charter shall be filed by Parent with the Secretary of State of the State of Delaware, effective prior to the Effective Time, in accordance with the applicable provisions of the DGCL.
(e)
Minimum Cash
. The Closing Parent Cash shall equal or exceed $500,000,000.
10.04
Frustration of Conditions
. Neither Parent nor Merger Sub I nor Merger Sub II may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by Parent’s or the applicable Merger Sub’s material breach of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s material breach of its obligations under this Agreement.
ARTICLE XI
TERMINATION/EFFECTIVENESS
11.01
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written consent of the Company and Parent;

(b) prior to the Closing, by written notice to the Company from Parent if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section
 10.02(a)
or
Section
 10.02(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before October 28, 2021 (the “
Termination Date
”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
Governmental Order or a statute, rule or regulation;
provided
,
however
, that the right to terminate this Agreement under
Section
 11.01(b)(ii)
shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;
(c) prior to the Closing, by written notice to Parent from the Company if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in
Section
 10.03(a)
or
Section
 10.03(b)
would not be satisfied at the Closing (a “
Terminating Parent Breach
”), except that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to exercise its commercially reasonable efforts to cure such Terminating Parent Breach (the “
Parent Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; (ii) the Closing has not occurred on or before the Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
Governmental Order or a statute, rule or regulation;
provided
,
however
, that the right to terminate this Agreement under
Section
 11.01(c)(ii)
shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;
(d) by written notice from either the Company or Parent to the other party, if the Required Parent Stockholder Approval is not obtained at the Special Meeting (including any adjournment or recess of the meeting);
(e) by written notice from the Company to Parent prior to obtaining the Required Parent Stockholder Approval if the Parent Board shall (i) have made a Parent Change in Recommendation or (ii) have failed to include the Parent Board Recommendation in the Proxy Statement distributed to Parent’s stockholders;
(f) by Parent if the Company Board (i) shall have made a Company Change in Recommendation or (ii) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to the Company’s stockholders;
provided
,
however
, that the termination rights under this
Section
 11.01(f)
shall expire and Parent shall not be entitled to terminate this Agreement pursuant to this
Section
 11.01(f)
if (i) the Company Requisite Approval has been obtained and delivered to Parent and (ii) prior to the delivery of the Company Requisite Approval, Parent has not delivered to the Company a notice of termination of this Agreement pursuant to this
Section
 11.01(f)
;
or
(g) by Parent, if the Stockholder Written Consent containing the Company Requisite Approval shall not have been duly executed and delivered to the Company and to Parent within two Business Days of the Consent Solicitation Statement being disseminated by the Company to its stockholders;
provided
,
however
, that the termination rights under this
Section
 11.01(g)
shall expire and Parent shall not be entitled to terminate this Agreement pursuant to this
Section
 11.01(g)
if (i) the Company Requisite Approval has been obtained and

delivered to Parent and (ii) prior to the delivery of the Company Requisite Approval, Parent has not delivered to the Company a notice of termination of this Agreement pursuant to this
Section
 11.01(g)
.
11.02
Effect of Termination
. Except as otherwise set forth in this
Section
 11.02
, in the event of the termination of this Agreement pursuant to
Section
 11.01
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, officers, directors, employees or stockholders, other than liability of (a) the Company in the event of termination pursuant to
Section
 11.01(f)
or (b) any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of
Section
 7.06
,
Section
 9.04
, this
Section
 11.02
and
Article XII
(collectively, the “
Surviving Provisions
”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
12.01
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by
Section
 12.10
and by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.
12.02
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when
e-mailed
during normal business hours (and if emailed outside of normal business hours as of the immediately following Business Day), addressed as follows;
provided
that any communications delivered to the Company shall be delivered solely by
e-mail:
(i) If to Parent, Merger Sub I or Merger Sub II, to:
Gores Metropoulos II, Inc.
6260 Lookout Road
Boulder, CO 80301
Attn: Andrew McBride
E-mail:
amcbride@gores.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn: Kyle C. Krpata
James R. Griffin
E-mail:
kyle.krpata@weil.com
             james.griffin@weil.com
(ii) If to the Company to:
Sonder Holdings Inc.
101 15th Street
San Francisco, CA 94103
Attn: Phil Rothenberg
E-mail:
phil.rothenberg@sonder.com

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Mark Baudler
E-mail:
mbaudler@wsgr.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Ethan Lutske
E-mail:    elutske@wsgr.com
or to such other address or addresses as the parties may from time to time designate in writing.
12.03
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 12.03
shall be null and void,
ab initio
.
12.04
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
,
however
, that (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce,
Section
 8.01
and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Sections
 12.14
and
12.16
.
12.05
Expenses
. Except as otherwise provided herein (including
Section
 3.10
), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants;
provided
,
however
, that if the Closing occurs, Parent shall pay or cause to be paid, in accordance with
Section
 3.10
, (a) the Outstanding Company Expenses to the extent not paid by the Company prior to the Closing and (b) the Outstanding Parent Expenses to the extent not paid by Parent prior to the Closing. For the avoidance of doubt, any payments to be made (or to be caused to be made) by Parent pursuant to this
Section
 12.05
shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.
12.06
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
12.07
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.08
Schedules and Exhibits
. The Company Schedules, the Parent Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules,

Parent Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Schedules and the Parent Schedules is included solely for informational purposes and the convenience of Parent, Merger Sub I and Merger Sub II or the Company, as applicable. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Schedules or the Parent Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Schedules or the Parent Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Company Schedules or the Parent Schedules shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party or (c) to establish a standard of materiality. In addition, under no circumstances shall the disclosure of any matter in the Company Schedules or the Parent Schedules, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect, as applicable.
12.09
Entire Agreement
. This Agreement (together with the Company Schedules, the Parent Schedules and the Exhibits to this Agreement), the Confidentiality Agreement and the other Transaction Agreements collectively constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. All parties hereto agree that no representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by the parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement and the other Transaction Agreements.
12.10
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with
Section
 11.01
or to cause such party to enter into an amendment to this Agreement pursuant to this
Section
 12.10
.
12.11
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
12.12
Jurisdiction; WAIVER OF TRIAL BY JURY
. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 12.12
. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.13
Enforcement
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with
Section
 11.01
, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 12.13
shall not be required to provide any bond or other security in connection with any such injunction.
12.14
Non-Recourse
. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, Merger Sub I or Merger Sub II under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.
12.15
Nonsurvival of Representations, Warranties and Covenants
. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article
 XII
.
12.16
Acknowledgements
. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Parent and

Merger Sub Representations constitute the sole and exclusive representations and warranties of Parent, Merger Sub I and Merger Sub II; (d) except for the Company Representations made by the Company and the Parent and Merger Sub Representations made by Parent, Merger Sub I and Merger Sub II, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature express or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or any of its Subsidiaries); and (e) none of the parties hereto or any of their respective Affiliates are relying on any representations or warranties in connection with the transactions contemplated hereby, except that the parties may rely on the Company Representations made by the Company, the Parent and Merger Sub Representations made by Parent, Merger Sub I and Merger Sub II and the other representations expressly made by a Person in the A&R Registration Rights Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GORES METROPOULOS II, INC.

By:	/s/ Alec Gores
Name: Alec Gores
Title: Chief Executive Officer

SUNSHINE MERGER SUB I, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

SUNSHINE MERGER SUB II, LLC

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Manager
[
Signature Page to Agreement and Plan of Merger
]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SONDER HOLDINGS INC.

By:	/s/ Francis Davidson
Name: Francis Davidson
Title: Chief Executive Officer
[
Signature Page to Agreement and Plan of Merger
]

EXHIBIT A
Form A&R Registration Rights Agreement
[Intentionally Omitted]

EXHIBIT B
Form of Lockup Agreement
[Intentionally Omitted]

EXHIBIT C
Form of A&R Certificate of Incorporation of Parent
[Intentionally Omitted]

EXHIBIT D
Form of A&R Bylaws of Parent
[Intentionally Omitted]

EXHIBIT E
Form of Letter of Transmittal
[Intentionally Omitted]

Annex B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GORES METROPOULOS II, INC.
Gores Metropoulos II, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “
Delaware General Corporation Law
”),
DOES HEREBY CERTIFY:
FIRST:
That the name of this corporation is Gores Metropoulos II, Inc. and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on July 21, 2020.
SECOND:
That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the amended and restated certificate of incorporation of this corporation and, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED,
that the amended and restated certificate of incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I
The name of the corporation is Sonder Holdings Inc. (the “
Corporation
”).
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE IV
The Corporation is authorized to issue three classes of stock to be designated, respectively, Common Stock, Special Voting Common Stock, and Preferred Stock. The total number of shares of Common Stock that the Corporation shall have authority to issue is 2,250,000,000 shares, par value $0.000001 per share (the “
Common Stock
”). The total number of shares of Special Voting Common Stock that the Corporation shall have authority to issue is 2,000,000,000 shares, par value $0.000001 per share (the “
Special Voting Common Stock
”). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 250,000,000 shares, par value $0.000001 per share (the “
Preferred Stock
”).

Immediately upon the effectiveness (the “
Effective Time
”) of this Amended and Restated Certificate of Incorporation (this “
Amended and Restated Certificate
”), each share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “
Class
 A Common Stock
”), and each share of the Corporation’s Class F Common Stock, par value $0.0001 per share (the “
Class
 F Common Stock
”), issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder or other person, including the Corporation, be reclassified and changed into one share of Common Stock. It is intended that the reclassification and change of the Class A Common Stock and the Class F Common Stock into Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Any stock certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class F Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Common Stock, without the need for surrender or exchange thereof.
ARTICLE V
The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock and the Special Voting Common Stock are as follows:
1.
Voting Rights
. Each holder of shares of Common Stock and each holder of shares of Special Voting Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on matters properly submitted to the stockholders on which the holders of Common Stock or Special Voting Common Stock are entitled to vote. Except as otherwise expressly provided herein or as required by law, the holders of Common Stock and Special Voting Common Stock will vote together and not as separate series or classes. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any time when there are no holders of the Class F Common Stock, the holders of Common Stock and Special Voting Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.
Notwithstanding any other provision in this Amended and Restated Certificate, prior to the closing of the initial Business Combination, the holders of Class F Common Stock, voting together as a single class, shall have the exclusive right to elect and remove any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. The provisions described in the foregoing sentence may only be amended by approval of a majority of at least ninety percent (90%) of our Class F common stock voting in an annual meeting. For purposes of this Amended and Restated Certificate, “
Business Combination
” or any reference in this Amended and Restated Certificate to the “initial Business Combination” shall mean the earlier of (i) a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses, or (ii) the First Merger as defined in that certain Agreement and Plan of Merger, by and among the Corporation, Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and Sonder Holdings Inc., and the “
Offering
” shall mean the Corporation’s initial public offering of securities.
2.
Dividends
. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “
Board
”), out of any assets of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid on a pro rata basis. The holders of the Special Voting Common Stock shall not be entitled to receive any dividends out of any assets of the Corporation.
3.
Liquidation Rights
. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, a merger, consolidation, reclassification, reorganization or similar event involving the

Corporation or a sale, lease, abandonment, transfer, license or other disposition of assets by the Corporation, in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on a pro rata basis to the holders of Common Stock. The holders of the Special Voting Common Stock shall not be entitled to receive any distribution of assets of the Corporation in such event.
4.
Redemption
.
4.1 Sonder Canada Inc., a corporation amalgamated under the laws of the province of Québec (“
Sonder Canada
”), may from time to time, pursuant to Sonder Canada’s Articles of Arrangement (as amended and/or restated from time to time, the “
Sonder Canada Articles
”), issue shares designated as Common Exchangeable Preferred Shares (the “
Sonder Canada Exchangeable Shares
”). Each Sonder Canada Exchangeable Share may be exchanged for one (1) share of Common Stock, pursuant to the terms of the Sonder Canada Articles and that certain Exchange Rights Agreement (as amended and/or restated from time to time, the “
Exchange Rights Agreement
”), dated December 18, 2019, by and among the Corporation, Sonder Canada, Sonder Exchange ULC and the holders of Sonder Canada Exchangeable Shares, as the case may be.
4.2 The Corporation shall automatically redeem (an “
Automatic Redemption
”), on the date on which any Sonder Canada Exchangeable Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Common Stock held by such holder corresponding to the number of Sonder Canada Exchangeable Shares then redeemed, exchanged or otherwise transferred (the “
Redeemed Shares
”) for an amount equal to $0.000001 per share (the “
Automatic
Redemption Price
”) as set forth below, and such Redeemed Shares may not be reissued by the Corporation.
4.3 In any case of an Automatic Redemption, the Corporation shall give notice in writing of the Automatic Redemption to the holder(s) of such Redeemed Shares. The notice shall set out the total number of Redeemed Shares and the total Automatic Redemption Price for the Redeemed Shares. Notwithstanding the foregoing, the Redeemed Shares shall be redeemed automatically and without further action by any stockholder or other person, including the Corporation, whether or not such notice is given to the holder(s) of such Redeemed Shares.
4.4 On or after an Automatic Redemption, each holder of Redeemed Shares shall surrender the certificate(s), if any, representing such Redeemed Shares, in the manner and at the place designated by the Corporation, and the Automatic Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. Notwithstanding the foregoing, the Redeemed Shares shall be redeemed automatically without any further action by the holders of such shares or other person, including the Corporation, and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.
4.5 From and after an Automatic Redemption, any person who previously held Redeemed Shares shall cease to be entitled to exercise any of the rights of a stockholder in respect thereof.
5.
Vote to Increase or Decrease Authorized Shares
. The number of authorized shares of Common Stock or Special Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of the Common Stock or Special Voting Common Stock, or of any series thereof, voting separately as a class shall be required therefor.

ARTICLE VI
1.
Rights of Preferred Stock
. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the Delaware General Corporation Law (such certificate being hereinafter referred to as a “
Preferred Stock Designation
”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The Board is further authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any series of Preferred Stock, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate or the resolution of the Board originally fixing the number of shares of such series of Preferred Stock.
2.
Vote to Amend Terms of Preferred Stock
. Except as otherwise required by law or provided in this Amended and Restated Certificate, holders of Common Stock and Special Voting Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Preferred Stock Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation filed with respect to any series of Preferred Stock).
3.
Vote to Increase or Decrease Authorized Shares
. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
ARTICLE VII
1.
Board Size
. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the total number of authorized directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships (the “
Whole Board
”), shall be fixed solely by resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.
2.
Board Structure
. From and after the Effective Time, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three (3) classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board.
Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
3.
Removal; Vacancies
. Any director may be removed from office by the stockholders of the Corporation only for cause. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, and as permitted in the specific case by resolution of the Board, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the directors then in office (which may include one or more directors who are resigning effective at a future date), although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.
ARTICLE VIII
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
1.
Board Power
. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2.
Written Ballot
. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
3.
Amendment of Bylaws
. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the foregoing or any other provision of this Amended and Restated Certificate, the Bylaws may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws; provided, for the avoidance of doubt, that no provision of the Bylaws requiring a specified vote of the Corporation’s stockholders to adopt, amend or repeal the Bylaws shall be deemed to limit, modify or restrict the foregoing authority of the Board to adopt, amend or repeal the Bylaws.
4.
Special Meetings
. Subject to the terms of any series of Preferred Stock, special meetings of the stockholders may be called only by (a) the Board acting pursuant to a resolution adopted by a majority of the Whole Board; (b) the chairperson of the Board; (c) the chief executive officer of the Corporation; or (d) the president of the Corporation, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.
5.
Availability of Stockholder Action by Written Consent
. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by action by consent of such stockholders.

6.
No Cumulative Voting
. No stockholder will be permitted to cumulate votes at any election of directors.
7.
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation
.
ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
Section 9.1.
General
.
(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.
(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form
S-1,
as initially filed with the Securities and Exchange Commission on December 23, 2020, as amended (the “
Registration Statement
”), shall be deposited in a trust account (the “
Trust Account
”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except with respect to up to $900,000 per year of interest earned on the funds held in the Trust Account that may be released to fund regulatory compliance requirements and other costs related thereto (a “
Regulatory Withdrawal
”), plus additional amounts necessary to pay the Corporation’s franchise and income tax obligations, if any, the proceeds from the Offering and the sale of the private placement warrants will not be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial
Business Combination activity (as described in
Section
 9.7
). Holders of shares of Common Stock included as part of the units sold in the Offering (the “
Offering Shares
”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Gores Metropoulos Sponsor II, LLC (the “
Sponsor
”) or officers or directors of the Corporation) are referred to herein as “
Public Stockholders.
”
Section 9.2.
Redemption Rights
.
(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of,
Section
 9.2(b)
and
9.2(c)
(such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “
Redemption Rights
”) hereof for cash equal to the applicable redemption price per share determined in accordance with
Section
 9.2(b)
hereof (the “
Redemption Price
”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “
Redemption Limitation
”), and provided further that any beneficial owner of

Offering Shares on whose behalf a redemption right is being exercised must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Offering Shares. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “
SEC
”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of
Section
 9.2(a)
hereof pursuant to a tender offer in accordance with Rule
13e-4
and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “
Tender Offer Rules
”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “
Proxy Solicitation Rules
”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of
Section
 9.2(a)
hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this
Section
 9.2(b)
. In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (b) the total number of then outstanding Offering Shares.
(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “
group
” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 20% of the Offering Shares.
(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share
price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund Regulatory Withdrawals, and/or to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.
(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.
Section 9.3.
Distributions from the Trust Account
.
(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in
Sections 9.2(a)
,
9.2(b)
,
9.2(d)
or
9.7
hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.
(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.
(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.
Section 9.4.
Share Issuances
. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination.
Section 9.5.
Transactions with Affiliates
. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.
Section 9.6.
No Transactions with Other Blank Check Companies
. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.
Section 9.7.
Additional Redemption Rights
. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the Closing or (ii) with respect to any other provisions of this Article IX relating to stockholders’ rights or pre-initial
Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share
price,

payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.
Section 9.8.
Minimum Value of Target
. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.
ARTICLE X
To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
No amendment, repeal, or elimination of this Article X, or adoption of any provision of this Amended and Restated Certificate inconsistent with this Article X, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, or elimination or adoption of such an inconsistent provision.
ARTICLE XI
If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.
Except as provided in Article X above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation;
provided
,
however
, that notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, the Board acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of ARTICLE V, Section 1 of ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE X or this ARTICLE XI of this Amended and Restated Certificate.
***
THIRD:
That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of this corporation on this [    ] day of [            ], 2021.

Andrew McBride
Chief Financial Officer and Secretary

Annex C
CONFIDENTIAL
AMENDED AND RESTATED BYLAWS OF
SONDER HOLDINGS INC.
(adopted on [●])
(effective as of [●])

C-i

C-ii

AMENDED AND RESTATED BYLAWS
OF
SONDER HOLDINGS INC.

ARTICLE I - CORPORATE OFFICES
1.1 REGISTERED OFFICE
The registered office of Sonder Holdings Inc. (the “
Company
”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.
1.2 OTHER OFFICES
The Company may at any time establish other offices at any place or places.
ARTICLE II - MEETINGS OF STOCKHOLDERS
2.1 PLACE OF MEETINGS
Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “
Board of Directors
”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “
DGCL
”) or any successor legislation. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.
2.2 ANNUAL MEETING
The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors, acting pursuant to a resolution adopted by a majority of the Whole Board, or the chairperson of the meeting may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “
Whole Board
” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.
2.3 SPECIAL MEETING
(a) A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors, acting pursuant to a resolution adopted by a majority of the Whole Board, or the chairperson of the meeting may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
2.4 ADVANCE NOTICE PROCEDURES
(a)
Annual Meetings of Stockholders
.
(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).
(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “
Public announcement
” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “
SEC
”) pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “
1934
 Act
”).
(iii) A stockholder’s notice to the secretary must set forth:
(1) as to each person whom the stockholder proposes to nominate for election as a director:
(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;
(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;
(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “
Third-Party Compensation Arrangement
”); and
(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;
(2) as to any other business that the stockholder proposes to bring before the annual meeting:
(A) a brief description of the business desired to be brought before the annual meeting;
(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);
(C) the reasons for conducting such business at the annual meeting;
(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;
(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;
(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps,

options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “
Derivative Instrument
”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;
(E) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;
(F) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);
(J) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;
(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
(M) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.
(b)
Special Meetings of Stockholders
. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).
(c)
Other Requirements
.
(i) To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):
(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;
(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;
(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and
(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.
(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.
(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with
Rule 14a-8
under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to
Rule 14a-8
and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS
Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
2.6 QUORUM
(a) The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.
(b) If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.
2.7 ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8 CONDUCT OF BUSINESS
The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING
(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
(b) Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively shall be the act of the stockholders and broker non-votes
and abstentions will be considered for purposes of establishing a quorum, but will not be considered as votes cast for or against a proposal. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series cast affirmatively or negatively at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series (and broker non-votes
and abstentions will not be considered as votes cast for or against such proposal), except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.
2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
2.11 RECORD DATES
(a) In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
(b) If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided, however
, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.
(d) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.12 PROXIES
Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by written consent without a meeting, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL;
provided
that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE
The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting;
provided, however,
if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided
that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.14 INSPECTORS OF ELECTION
(a) Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Such inspectors shall take all actions as contemplated under Section 231 of the DGCL or any successor provision thereto.
(b) The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie
evidence of the facts stated therein.

ARTICLE III - DIRECTORS
3.1 POWERS
The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.
3.2 NUMBER OF DIRECTORS
The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
(a) Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
(b) Unless otherwise provided by the certificate of incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the directors of the Company shall be divided into classes as nearly equal in size as is practicable in accordance with Section 141(d) of the DGCL, designated as Class I, Class II and Class III.
3.4 RESIGNATION AND VACANCIES
(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
(b) Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE
(a) The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

(b) Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6 REGULAR MEETINGS
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7 SPECIAL MEETINGS; NOTICE
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board;
provided
that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.
Notice of the time and place of special meetings shall be:
(a) delivered personally by hand, by courier or by telephone;
(b) sent by United States first-class mail, postage prepaid;
(c) sent by facsimile;
(d) sent by electronic mail; or
(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.
3.8 QUORUM; VOTING
(a) At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
(b) The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.
3.10 FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11	REMOVAL OF DIRECTORS
Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE IV - COMMITTEES
4.1 COMMITTEES OF DIRECTORS
The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.
4.2 COMMITTEE MINUTES
Each committee and subcommittee shall keep regular minutes of its meetings.
4.3 MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:
(a) Section 3.5 (place of meetings; meetings by telephone);

(b) Section 3.6 (regular meetings);
(c) Section 3.7 (special meetings; notice);
(d) Section 3.8 (quorum; voting);
(e) Section 3.9 (board action by written consent without a meeting); and
(f) Section 7.4 (waiver of notice);
with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members;
provided, however
, that (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.
4.4 SUBCOMMITTEES
Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V - OFFICERS
5.1 OFFICERS
The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
5.2 APPOINTMENT OF OFFICERS
The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
5.3 SUBORDINATE OFFICERS
The Board of Directors may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS
(a) Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.
(b) Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
5.5 VACANCIES IN OFFICES
Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.
5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES
The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7 AUTHORITY AND DUTIES OF OFFICERS
Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation, and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.
ARTICLE VI - STOCK
6.1 STOCK CERTIFICATES; PARTLY PAID SHARES
(a) The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

(b) The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2 SPECIAL DESIGNATION ON CERTIFICATES
If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock;
provided, however
, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3 LOST CERTIFICATES
Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4 DIVIDENDS
The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5 TRANSFER OF STOCK
Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS
The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.7 REGISTERED STOCKHOLDERS
The Company:
(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and
(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.8
LOCK-UP
(a) Subject to the exceptions set forth in this Section 6.8, the holders (the “
Securityholders
”) of Common Stock, par value $0.000001 per share, of the Company (“
Common Stock
”), issued or issuable (i) as consideration pursuant to that certain Agreement and Plan of Merger (the “
Merger Agreement
”), dated as of April [●], 2021, entered into by and among the Company, Sunshine Merger Sub I, Inc., a Delaware corporation, Sunshine Merger Sub II, LLC, a Delaware limited liability company, and Sonder Holdings Inc., a Delaware corporation (“
Old
Sonder
”), (ii) upon the exercise of warrants or other convertible securities outstanding as of immediately following the Effective Time (as defined in the Merger Agreement) in respect of warrants or convertible securities of Old Sonder outstanding immediately prior to the Effective Time, (iii) to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the Effective Time in respect of awards of Old Sonder outstanding immediately prior to the Effective Time or (iv) upon the exchange of any shares of Canadian Exchangeable Common Shares held by the Securityholder immediately after the Effective Time shall not, without the prior written consent of the Board of Directors, (A) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by the Securityholder immediately after the Effective Time, other than (1) shares of Common Stock acquired pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended (the “
Securities Act
”), pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the Effective Time or (2) shares of Common Stock issued in connection with the Mergers for equity securities of Old Sonder that had been issued upon the conversion of convertible note securities of Old Sonder (such shares, excluding those in clause (1) and (2) the “
Lock-Up
Shares
”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such
Lock-Up
Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B) (the actions specified in clauses (A)-(C), collectively, “
Transfer
”) during the
Lock-Up
Period. Capitalized terms used but not otherwise defined in this Section 6.8 will have the meaning ascribed to such term in the Merger Agreement.
For purposes of this Section 6.8, “
Lock-Up
Period
” shall mean the period commencing upon the Effective Time and ending on the earliest of (i) the date that is 180 days from the Effective Time or (ii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

(b) The restrictions set forth in Section 6.8(a) shall not apply to: (i) transactions relating to shares of Common Stock acquired in open market transactions or from the Company pursuant to the Company’s employee stock purchase plan; (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift to a member of the Securityholder’s immediate family; (iii) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the Securityholder’s immediate family; (iv) Transfers by will or intestate succession upon the death of the Securityholder; (v) the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) if the Securityholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Securityholder, (B) Transfers from a person who is (1) any investment company registered under the Investment Company Act of 1940 advised or sub-advised
by Fidelity Management & Research Company LLC (“
Fidelity
”) or any affiliated investment advisor of Fidelity or (2) any mutual fund, pension fund, pooled investment vehicle or institutional client advised or sub-advised
by Fidelity or any affiliated investment advisor of Fidelity (each such person, a “
Fidelity Entity
”) to another Fidelity Entity, or (C) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Securityholder; (vii) Transfers to the Company’s officers, directors or their affiliates; (viii) transactions in the event of the completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) the establishment of a trading plan pursuant to Rule
10b5-1
promulgated under the 1934 Act;
provided, however
, that such plan does not provide for the Transfer of
Lock-up
Shares during the
Lock-Up
Period; (x) Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards;
provided
, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xi) Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock;
provided
, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xii) Transfers to the Company pursuant to any contractual arrangement in effect at the Effective Time that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or options to purchase shares of Common Stock in connection with the termination of the Securityholder’s service to the Company; (xiii) (A) transfers of shares of Common Stock (or any securities convertible into or exercisable or exchangeable for the Company’s Common Stock) pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all holders of the Company’s securities, merger, consolidation or other similar transaction approved by the Board of Directors the result of which is that any person (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules
13d-3
and
13d-5
of the 1934 Act) of more than 50% of the total voting power of the voting stock of the Company and (B) entry into any lock-up,
voting or similar agreement pursuant to which the Securityholder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing (A) above);
provided
that in the event that such change of control transaction is not completed, the Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) owned by the Securityholder shall remain subject to the restrictions contained in this agreement;
provided, however
, that in the case of clauses (ii) through (vii), the permitted transferees must enter into a written agreement, in substantially the form of this Section 6.8 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 6.8(b), “
immediate family
” shall mean a spouse, domestic partner, parent, sibling, child or grandchild of the Securityholder or any other person with whom the Securityholder has a relationship by blood, marriage or adoption not more remote than first cousin; and “
affiliate
” shall have the meaning set forth in Rule 405 under the Securities Act.
Notwithstanding anything to the contrary contained in this Section 6.8, if during the
Lock-Up
Period, the VWAP of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share (each subject to adjustment for stock splits, stock dividends, reorganizations and similar transactions) (each, a “
Threshold
”), then commencing immediately on the next trading day following achievement of each such Threshold, 1/3 rd
of the
Lock-Up
Shares (rounded up to the nearest whole share) owned by the Securityholder at such time will no longer be subject to the transfer restrictions set forth herein. Any release provided herein may not occur earlier than 90 days following the Effective Time.
(c) Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal any of the obligations set forth herein.
ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER
7.1 NOTICE OF STOCKHOLDERS’ MEETINGS
Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.
7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS
Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL
Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4 WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION
8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
Proceeding
”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere
or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY
Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3 SUCCESSFUL DEFENSE
To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.
8.5 ADVANCED PAYMENT OF EXPENSES
(a) Expenses (including attorneys’ fees) reasonably incurred by an officer or director, or former directors and officers, of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.
(b) Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (i) by a vote of a majority of the directors who are not parties to such Proceeding, even though less than a quorum, (ii) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.
8.6 LIMITATION ON INDEMNIFICATION
Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “
Sarbanes-Oxley

Act
”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e) if prohibited by applicable law.
8.7 DETERMINATION; CLAIM
If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8
NON-EXCLUSIVITY
OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9 INSURANCE
The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.
8.10 SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.11 EFFECT OF REPEAL OR MODIFICATION
A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
8.12 CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “
Company
” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “
other enterprises
” shall include employee benefit plans; references to “
fines
” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “
serving at the request of the Company
” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “
not opposed to the best interests of the Company
” as referred to in this Article VIII.
ARTICLE IX - GENERAL MATTERS
9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
9.2 FISCAL YEAR
The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
9.3 SEAL
The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile or copy thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “
person
” includes a corporation, partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.
9.5 FORUM SELECTION
(a) Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
(b) Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.
(c) Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.
ARTICLE X - AMENDMENTS
These bylaws may be adopted, amended or repealed by the stockholders entitled to vote;
provided
,
however
, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws;
provided
,
however
, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Annex D
WARRANT AGREEMENT
between
GORES METROPOULOS II, INC.
and
Computershare Inc.
Computershare Trust Company, N.A.
THIS WARRANT AGREEMENT (this “
Agreement
”)
,
dated as of January 22, 2021, is by and between Gores Metropoulos II, Inc., a Delaware corporation (the “
Company
”),
Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (the “
Warrant Agent
”
,
also referred to herein as the “
Transfer Agent
”).
WHEREAS, on January 19, 2021, the Company entered into that certain Sponsor Warrants Purchase Agreement with Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company (the “
Sponsor
”),
pursuant to which the Sponsor will purchase an aggregate of 5,000,000 warrants (or up to 5,600,000 warrants if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in
Exhibit B
hereto (the “
Private Placement Warrants
”)
at a purchase price of $2.00 per Private Placement Warrant; and
WHEREAS, the Company is engaged in an initial public offering (the “
Offering
”)
of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth
of one Public Warrant (as defined below) (the “
Units
”)
and, in connection therewith, has determined to issue and deliver up to 9,200,000 warrants (including up to 1,200,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “
Public Warrants
”
and, together with the Private Placement Warrants, the “
Warrants
”).
Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“
Common Stock
”),
for $11.50 per share, subject to adjustment as described herein; and
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “
Commission
”)
the registration statement on Form
S-1,
No. 333-261663
(the “
Registration Statement
’’)
and prospectus (the “
Prospectus
”),
for the registration, under the Securities Act of 1933, as amended (the “
Securities Act
”),
of the Units, the Public Warrants and the Common Stock included in the Units; and
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.
Appointment of Warrant Agent
. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions).
2.
Warrants
.
2.1
Form of Warrant
. Each Warrant shall be issued in registered form only.
2.2
Effect of Countersignature
. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3
Registration
.
2.3.1
Warrant Register
. The Warrant Agent shall maintain books (the “
Warrant Register
”),
for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with the written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository Trust Company (the “
Depositary
”)
(such institution, with respect to a Warrant in its account, a “
Participant
”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as
Exhibit A.
Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2
Registered Holder
. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “
Registered Holder
”)
as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4
Detachability of Warrants
. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “
Business Day
”),
then on the immediately succeeding Business Day following such date, or earlier (the “
Detachment Date
”)
with the consent of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc.,

on behalf of the underwriters, but in no event shall the Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form
8-K
with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “
Over-allotment Option
”),
if the Over-allotment Option is exercised prior to the filing of the Form
8-K,
and (B) the Company issues a press release and files with the Commission a current report on Form
8-K
announcing when such separate trading shall begin.
2.5
No Fractional Warrants Other Than as Part of Units
. The Company shall not issue fractional Warrants other than as part of Units, each of which is comprised of one share of Common Stock and one-fifth
of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.
2.6
Private Placement Warrants
. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c)
hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof;
provided, however,
that in the case of (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;
(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;
(d) in the case of an individual, pursuant to a qualified domestic relations order;
(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Warrants were originally purchased;
(f) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; or
(g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or
(h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;
provided
,
however
, that in the case of clauses (a) through (e), these permitted transferees (the “
Permitted Transferees
”)
must enter into a written agreement agreeing to be bound by these transfer restrictions.
3.
Terms and Exercise of Warrants
.
3.1
Warrant Price
. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in
Section
 4
hereof and in the last sentence of this
Section
 3.1
. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.
3.2
Duration of Warrants
. A Warrant may be exercised only during the period (the “
Exercise Period
”)
commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a
“
Business Combination
”),
or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its Business Combination, (y) the liquidation of the Company if the Company fails to complete a Business Combination, or (z) other than with respect to the Private Placement Warrants then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof, the Redemption Date (as defined below) as provided in
Section
 6.3
hereof (the “
Expiration Date
”);
provided
,
however
, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2
below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof) in the event of a redemption (as set forth in
Section
 6
hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date;
provided
, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants. The Company shall promptly notify the Warrant Agent in writing of such extension.
3.3
Exercise of Warrants
.
3.3.1
Payment
. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent designated for such purposes, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;
(b) in the event of a redemption pursuant to
Section
 6
hereof in which the Company’s board of directors (the “
Board
”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b)
by (y) the Fair Market Value. Solely for purposes of this
subsection 3.3.1(b)
,
Section
 6.2
and
Section
 6.4
, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to
Section
 6
hereof;
(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c)
, by (y) the Fair Market Value. Solely for purposes of this
subsection 3.3.1(c)
, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or
(d) as provided in
Section
 7.4
hereof.
3.3.2
Issuance of Shares of Common Stock on Exercise
. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)
), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under
Section
 7.4
. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to
Section
 7.4
. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3
Valid Issuance
. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4
Date of Issuance
. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5
Maximum Percentage
. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however,
no holder of a Warrant shall be subject to this
subsection 3.3.5
unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge (without further investigation or inquiry), would beneficially own in excess of 9.8% (the “
Maximum Percentage
”)
of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”).
For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form
10-K,
quarterly report on Form
10-Q,
current report on Form
8-K
or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice;
provided
,
however
, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments
.
4.1
Stock Dividends
.
4.1.1
Split-Ups
. If after the date hereof, and subject to the provisions of
Section
 4.6
below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up
of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1
, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2
Extraordinary Dividends
. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4. 1.1
above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete the Business Combination within 24 months from the closing of the Offering, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded
event being referred to herein as
an
“
Extraordinary Dividend
’)
,
then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2
,
“
Ordinary Cash Dividends
”
means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the
365-day
period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this
Section
 4
and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).
4.2
Aggregation of Shares
. If after the date hereof, and subject to the provisions of
Section
 4.6
hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3
Adjustments in Exercise Price
. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4. 1.1
or
Section
 4.2
above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4
Replacement of Securities upon Reorganization, etc.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4. 1.1
or
4.1.2
or
Section
 4.2
hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “
Alternative Issuance
”);
provided
,
however
, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this
Section
 4
;
provided
,
further
, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form
8-K
filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “
Black-Scholes Warrant Value
”
means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“
Bloomberg
”). For purposes of calculating such amount, (1)
 Section
 6
of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “
Per Share Consideration
”
means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1
, then such adjustment shall be made pursuant to
subsection 4.1.1
or
Sections 4.2
,
4.3
and this
Section
 4.4
. The provisions of this
Section
 4.4
shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5
Notices of Changes in Warrant
. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in
Sections 4.1
,
4.2
,
4.3
or
4.4
, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6
No Fractional Shares
. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this
Section
 4,
the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7
Form of Warrant
. The form of Warrant need not be changed because of any adjustment pursuant to this
Section
 4
, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement;
provided
,
however
, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, obligations or immunities of the Warrant Agent, without the Warrant Agent’s prior written consent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8
Other Events
. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this
Section
 4
are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this
Section
 4
, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this
Section
 4
and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.
Transfer and Exchange of Warrants
.
5.1
Registration of Transfer
. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signature guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2
Procedure for Surrender of Warrants
. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants;
provided
,
however
, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3
Fractional Warrants
. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.
5.4
Service Charges
. No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5
Warrant Execution and Countersignature
. The Warrant Agent is hereby authorized to countersign (in manual or facsimile form) and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this
Section
 5
, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
5.6
Transfer of Warrants
. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this
Section
 5.6
shall have no effect on any transfer of Warrants on and after the Detachment Date.
6.
Redemption
.
6.1
Redemption of Warrants for Cash
. Subject to
Sections 6.5 and 6.6
hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in
Section
 6.3
below, at the price of $0.01 per Warrant (the “
Redemption Price
”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with
Section
 4
hereof), on each of twenty (20) trading days within the thirty
(30) trading-day
period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in
Section
 6.3
below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1
.
6.2
Redemption of Warrants for Common Stock
. Subject to
Sections 6.5 and 6.6
hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in
Section
 6.3
below, at a price equal to a number of shares of Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)
) (the “
Alternative Redemption Price
”),
provided (i) that the last sales price of the Common Stock reported has been at least $10.00 per share (subject to adjustment in compliance with
Section
 4
hereof), on the trading day prior to the date on which notice of the redemption is given, (ii) the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Common Stock) as the outstanding Public Warrants and (iii) there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day

Redemption Period (as defined in
Section
 6.3
below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00

57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable.
The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to
Section
 4
. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
6.3
Date Fixed for, and Notice of, Redemption
. In the event that the Company elects to redeem all of the Warrants pursuant to
Section
 6.1
or
Section
 6.2
, the Company shall fix a date for the redemption (the “
Redemption Date
”). In the event that the Company elects to redeem all of the Warrants pursuant to
Section
 6.2
, the Company shall fix a date for redemption (the “
Alternative Redemption Date
”).
Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “
30-day
Redemption Period
”)
to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4
Exercise After Notice of Redemption
. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b)
of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to
Section
 6.3
hereof and prior to the Redemption Date or the Alternative Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1
, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)
hereof) in such case. On and after the Redemption Date or the Alterative Redemption Price, as applicable, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price or the Alterative Redemption Price, as applicable.
6.5
Exclusion of Private Placement Warrants
. The Company agrees that the redemption rights provided in
Section
 6.1
shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees.
However
, once such Private Placement Warrants are transferred (other than to Permitted Transferees under
Section
 2.5)
, the Company may redeem the Private Placement Warrants pursuant to
Section
 6.1
hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to
Section
 6.4
. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.
6.6
Public Warrants held by the Company’s officers or directors
. The Company agrees that if Public Warrants are held by any of the Company’s officers or directors, the Public Warrants held by such officers and directors will be subject to the redemption rights provided in
Section
 6.2
, except that such officers and directors shall only receive “
Fair Market Value
” (“Fair Market Value” in this
Section
 6.6
shall mean the last sale price of the Public Warrants on the Alternative Redemption Date) for such Public Warrants so redeemed.
7.
Other Provisions Relating to Rights of Holders of Warrants
.
7.1
No Rights as Stockholder
. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2
Lost, Stolen, Mutilated, or Destroyed Warrants
. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity satisfactory to each of them or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
7.3
Reservation of Common Stock
. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4
Registration of Common Stock; Cashless Exercise at Company’s Option
.
7.4.1
Registration of the Common Stock
. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1
, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm satisfactory to the Warrant Agent with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1
is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2,
for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1
.
7.4.2
Cashless Exercise at Company’s Option
. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1
and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.
8.
Concerning the Warrant Agent and Other Matters
.
8.1
Payment of Taxes
. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.
8.2
Resignation, Consolidation, or Merger of Warrant Agent
.
8.2.1
Appointment of Successor Warrant Agent
. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the

Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under the laws of the United States to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2
Notice of Successor Warrant Agent
. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.
8.2.3
Merger or Consolidation of Warrant Agent
. Any corporation or other entity into which the Warrant Agent may be merged or with which it may be consolidated or any corporation or other entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3
Fees and Expenses of Warrant Agent
.
8.3.1
Remuneration
. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.
8.3.2
Further Assurances
. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4
Liability of Warrant Agent
.
8.4.1
Reliance on Company Statement
. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement and shall not be liable for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Agreement.

8.4.2
Indemnity
. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable
judgment of a court of competent jurisdiction).
The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, including costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution, administration and performance of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final non-appealable
judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
8.4.3
Exclusions
. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of
Section
 4
hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5
Acceptance of Agency
. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.
8.6.
Other Rights and Duties of the Warrant Agent
.
8.6.1
Legal Counsel
. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company or an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it and in accordance with such advice or opinion.
8.6.2
No Risk of Own Funds
. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
8.6.3.
No Interest
. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.
8.6.4.
No Notice
. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent,

unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in
Section
 9.2
hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.
8.6.5.
Opinion of Counsel
. The Company shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Agreement to set up a reserve of Warrants and related shares of Common Stock. The opinion shall state that all Warrants, as applicable, are: (1) registered under the Securities Act or are exempt from such registration; and (2) validly issued, fully paid and non-assessable.
8.6.6.
Survival
. The obligations of the Company and the rights and immunities of the Warrant Agent contained in this Section 8 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.
8.7
Waiver
. The Warrant Agent has no right of
set-off
or any other right, title, interest or claim of any kind (“
Claim
”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.
Miscellaneous Provisions
.
9.1
Successors
. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2
Notices
. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Gores Metropoulos II, Inc.
6260 Lookout Road
Boulder, CO 80301
Attention: Alec Gores
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when in writing and so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Client Services

9.3
Applicable Law and Exclusive Forum
. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
9.4
Persons Having Rights under this
Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5
Examination of the Warrant Agreement
. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purposes, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.
9.6
Counterparts
. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7
Effect of Headings
. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8
Amendments
. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to
Sections 3.1
and
3.2
, respectively, without the consent of the Registered Holders. As a condition precedent to the Warrant Agent’s execution of any amendment, an appropriate officer of the shall deliver a certificate which states that the proposed amendment is in compliance with the terms of this Section 9.8. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.
9.9
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if such excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.
Exhibit A Form of Warrant Certificate
Exhibit B Legend — Private Placement Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GORES METROPOULOS II, INC.

By:	/s/ Alec Gores
Name: Alec Gores
Title: Chief Executive Officer

Computershare Inc.
Computershare Trust Company, N.A., as Warrant Agent

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
GORES METROPOULOS II, INC.
Incorporated Under the Laws of the State of Delaware
CUSIP [●]
Warrant Certificate
This Warrant Certificate certifies that
, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “
Warrants
” and each, a “
Warrant
”) to purchase shares of Class A common stock, $0.0001 par value (“
Common Stock
”), of Gores Metropoulos II, Inc., a Delaware corporation (the “
Company
”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable
shares of Common Stock as set forth below, at the exercise price (the “
Exercise Price
”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “
cashless exercise
” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each Warrant is initially exercisable for one fully paid and non-assessable
share of Common Stock. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GORES METROPOULOS II, INC.

By:
Name:
Title:

Computershare Inc. Computershare Trust Company, N.A., as Warrant Agent

By:
Name:
Title:

Form of Warrant Certificate
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2021 (the “
Warrant Agreement
”), duly executed and delivered by the Company to Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “
Warrant Agent
”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “
holders
” or “
holder
” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the office of the Warrant Agent designated for such purposes. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purpose by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Gores Metropoulos II, Inc. (the “Company”) in the amount of $
in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of , whose address is and that such shares of Common Stock be delivered to whose address is . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is and that such Warrant Certificate be delivered to , whose address is .
In the event that the Warrant has been called for redemption by the Company pursuant to
Section
 6
of the Warrant Agreement and the Company has required cashless exercise pursuant to
Section
 6.4
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b)
and
Section
 6.4
of the Warrant Agreement.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c)
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c)
of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to
Section
 7.4
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with
Section
 7.4
of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is and that such Warrant Certificate be delivered to
, whose address is .
[Signature Page Follows]

Date: , 21
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE
17Ad-15
(OR ANY SUCCESSOR RULE)).

EXHIBIT B
LEGEND
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG GORES METROPOULOS II, INC. (THE “COMPANY”), GORES METROPOULOS SPONSOR II, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”
No. Warrants

Annex E
GORES METROPOULOS II SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT is entered into this 29th day of April, 2021 (this “
Subscription Agreement
”), by and between Gores Metropoulos II, Inc., a Delaware corporation (the “
Company
”), and the undersigned (“
Subscriber
”).
WHEREAS, the Company concurrently herewith is entering into that certain Agreement and Plan of Merger, dated as of the date hereof, substantially in the form provided to Subscriber (the “
Merger Agreement
”), pursuant to which the Company will acquire Sonder Holdings Inc. (“
Target
”), on the terms and subject to the conditions set forth therein (the “
Transactions
”);
WHEREAS, in connection with the Transactions, on the terms set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Company that number of shares of the Company’s Class A common stock, par value $0.0001 per share (“
Class
 A Shares
”, which in connection with the Closing of the Transactions, pursuant to the Amended and Restated Certificate of Incorporation of the Company, shall be referred to as “
Common Stock
”), set forth on the signature page hereto (the “
Acquired Shares
”), for a purchase price of $10.00 per share (“
Per Share Purchase Price
”), or the aggregate purchase price set forth on the signature page hereto (the “
Purchase Price
”), and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company on or prior to the Closing (as defined below); and
WHEREAS, in connection with the Transactions, certain other “accredited investors” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “
Securities Act
”)), or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (each an “
Other Subscriber
”), have entered into subscription agreements (the “
Other Subscription Agreements
”) with the Company substantially similar to this Subscription Agreement pursuant to which such Other Subscribers, together with Subscriber, have agreed severally and not jointly, to purchase, and the Company has agreed to issue and sell to such Subscriber and Other Subscribers, on the Closing Date 20,000,000 shares of Common Stock, in the aggregate, at a purchase price of $10.00 per share.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.
Subscription
. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “
Subscription
”).
2.
Closing
.
a. The closing of the Subscription contemplated hereby (the “
Closing
”) is contingent upon the substantially concurrent consummation of the Transactions and shall occur immediately prior thereto. Not less than five (5) business days prior to the anticipated closing date of the Transactions (the “
Closing Date
”), the Company shall provide written notice to Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transactions to be satisfied prior to or on the anticipated Closing Date set forth in the Closing Notice, and (iii) instructions for wiring the Purchase Price for the Acquired Shares. Subscriber shall deliver to the Company at least two (2) business days prior to the anticipated Closing Date set forth in the Closing Notice, to be held in escrow by the Company until the Closing, the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Closing Date, the

Company shall deliver to Subscriber (x) the Acquired Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber and (y) not later than one (1) business day after the Closing Date, written notice from the transfer agent of the Company evidencing the issuance to Subscriber of the Acquired Shares on and as of the Closing Date, and the Purchase Price shall be released from escrow automatically and without further action by the Company or Subscriber. In the event the Closing does not occur on the anticipated Closing Date set forth in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber (without any deduction for or on account of any tax, withholding, charges or set-off),
and any book entries or share certificates representing the Acquired Shares shall be deemed cancelled and any such share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Company;
provided
that, unless this Subscription Agreement has been terminated pursuant to
Section
 6
hereof, such return of funds shall not terminate this Subscription Agreement or relieve Subscriber of its obligation to purchase the Acquired Shares at the Closing upon delivery by the Company of a subsequent Closing Notice in accordance with this
Section
 2
. For the purposes of this Subscription Agreement, “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
b. The Closing shall be subject to the conditions that:
(i) no suspension of the qualification of the Class A Shares for offering or sale or trading in any jurisdiction, or initiation or threatening in writing of any proceedings for any of such purposes, shall have occurred;
(ii) (x) all representations and warranties of the Company and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with consummation of the Closing constituting a reaffirmation by each of the Company and Subscriber of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Closing Date or such earlier date, as applicable and (y) as of the Closing Date, each party shall have performed, satisfied and complied in all material respects with all agreements, covenants and conditions hereunder required to be performed, satisfied or complied with by it at or prior to Closing;
(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restricting, prohibiting or enjoining consummation of the transactions contemplated hereby;
(iv) there shall have been no modifications, amendments or waivers to (or consents in respect of) the Merger Agreement that would reasonably be expected to be materially adverse to the economic benefits that Subscriber would reasonably expect to receive under the Subscription Agreement, unless Subscriber has consented in writing to such modification, amendment or waiver; and
(v) all conditions precedent set forth in this Subscription Agreement and to the closing of the Transactions set forth in the Merger Agreement, including the approval of the Company’s stockholders, and regulatory approvals, if any, shall have been satisfied or (to the extent permitted by applicable law) waived by the parties to the applicable agreement who are the beneficiaries to such conditions precedent and the Transactions shall have been or will be consummated substantially concurrently with the Closing.

c. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement; provided, that in no event shall Subscriber be required hereunder to execute any lock-up
or similar market standoff agreement or any other agreement restricting the transfer of the Acquired Shares issued pursuant to this Subscription Agreement.
3.
Company Representations and Warranties
. The Company represents and warrants to Subscriber and the Placement Agents that:
a. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s amended and restated certificate of incorporation or under the Delaware General Corporation Law.
c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing on or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution and delivery of this Subscription Agreement and the performance by the Company of its obligations hereunder (including, without limitation, the issuance of the Acquired Shares), other than (i) filings with the U.S. Securities and Exchange Commission (the “
SEC
”) (ii) filings required by applicable state securities laws, (iii) filings required by the Nasdaq Capital Market (“
Nasdaq
”) or such other applicable stock exchange on which the Company’s common stock is then listed and (iv) failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below).
d. As of their respective dates, all reports (“
SEC Reports
”) filed by the Company with the SEC complied in all material respects with the requirements of the Securities Act and the Securities and Exchange Act of 1934 (the “
Exchange Act
”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the entities subject thereto as of and for the dates thereof and the results of operations and cash flows of such entities for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. As of the date hereof, the Company has timely filed each report, statement, schedule, prospectus, and registration statement, as applicable, that the Company was required to file with the SEC since its initial registration of the Class A Shares under the Exchange Act. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC with respect to any of the SEC Reports.
e. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Company to

Subscriber hereunder. The Acquired Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
f. Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below), there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.
g. The Company is in compliance with all applicable laws, except where such non-compliance
would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance,
default or violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below).
h. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or to deregister the Class A Shares under the Exchange Act. The Company has taken no action that is designed to terminate the listing of the Class A Shares on Nasdaq or the registration of the Class A Shares under the Exchange Act. The Acquired Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.
i. The execution and delivery of this Subscription Agreement, the issuance and sale of the Acquired Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “
Material Adverse Effect
”), or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.
j. The Company is not, and immediately after receipt of payment for the Acquired Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
k. As of the date of this Subscription Agreement and as of immediately prior to Closing, the authorized capital stock of the Company consists of (i) 400,000,000 Class A Shares, of which 45,000,000 shares are issued and outstanding, (ii) 40,000,000 shares of the Company’s Class F common stock, par value $0.0001 per share (the “
Class
 F Shares
”), of which 11,250,000 shares are issued and outstanding, and (iii) 1,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (the “
Preferred Shares
”), none of which are issued and

outstanding. As of the date of this Subscription Agreement and as of immediately prior to Closing, the Company has warrants to purchase 14,500,000 Class A Shares at a price of $11.50 per share outstanding (the “
Warrants
”). No Warrants are or will be exercisable at or prior to the Closing. All issued and outstanding Class A Shares and Class F Shares have been duly authorized and validly issued, are fully paid and non-assessable
and are not subject to preemptive rights. All outstanding Warrants have been duly authorized and validly issued. As of the date hereof, except as set forth above in this Section 3(k) and pursuant to (i) this Subscription Agreement and the Other Subscription Agreements or (ii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Shares, Class F Shares, Preferred Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Sunshine Merger Sub I, Inc. and Sunshine Merger Sub II, LLC, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Sub), whether incorporated or unincorporated.
l. Other than as set forth in the Merger Agreement, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions; provided, that any such holders will waive any such anti-dilution or similar provisions in connection with the Transactions.
m. The Other Subscription Agreements entered into or to be entered into by the Company in connection with the Transactions (or any agreements or understandings (including side letters) entered into or to be entered into in connection therewith or in connection with the purchase of Class A Shares by the Other Subscribers) reflect the same Per Share Purchase Price as set forth in this Subscription Agreement and do not contain any provisions that are more favorable from an economic perspective to such Other Subscribers or any affiliate or any party related thereto than the provisions of this Subscription Agreement (it being acknowledged and agreed that the right to syndicate Class A Shares pursuant to the Other Subscription Agreement with Gores Metropoulos Sponsor II, LLC will not be a right provided to any Other Subscriber).
n. Notwithstanding anything to the contrary contained in Section 3 of this Agreement, no representation or warranty is made by the Company as to the accounting treatment of its issued and outstanding warrants or other changes in accounting arising in connection with any required restatement of the Company’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or other required changes in the Company’s historical financial statements and SEC Reports.
4.
Subscriber Representations and Warranties
. Subscriber represents and warrants to the Company and the Placement Agents that:
a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.
b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming this Subscription Agreement constitutes the valid and binding agreement of the Company, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “
Subscriber Material Adverse Effect
”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.
d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “institutional accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) satisfying the applicable requirements set forth on
Schedule A
, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “institutional accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on
Schedule A
following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.
e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to offers and sales that qualify as “offshore transactions” within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions under the Securities Act and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged in connection with a bona fide margin agreement; provided, that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber shall not be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgement that the Shares are not subject to any contractual prohibition on pledging or lock-up,
the form of such acknowledgement to be subject to the reasonable review and comment by the Company in all respects.
f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by (i) Deutsche Bank Securities, Inc., Citi Global Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC acting as placement agents (the “
Placement Agents
”) for the Company or their respective affiliates or any of their respective control persons, officers, directors or employees or (ii) the Company or its affiliates or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement. Subscriber further acknowledges that Goldman Sachs & Co. LLC is acting as financial advisor to Target in connection with the Transactions. Subscriber acknowledges that Deutsche Bank Securities, Inc. and Citi Global Markets, Inc. will separately receive deferred underwriting commissions, as disclosed in the Company’s final prospectus relating to its initial public offering dated January 19, 2021, upon the closing of the Transactions.
g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute a non-exempt
prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), or any applicable similar law.
h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and has not relied on any statements or other information provided by the Placement Agents, any of their respective affiliates or any of their respective control persons, officers, directors or employees concerning the Company, Target, the Transactions or the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received and had the opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including but not limited to the Company’s SEC Reports and the investor presentation provided by the Company, and that no statement or printed material which is contrary to the information provided in such materials has been made or given to Subscriber by or on behalf of the Company. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has made available to Subscriber any disclosure or offering document in connection with the offer and sale of the Acquired Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company, Target or the quality or value of the Acquired Shares and the Placement Agents and any of their respective affiliates may have acquired non-public
information with respect to the Company or Target which Subscriber agrees need not be provided to it. In connection with the issuance of the Acquired Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as (i) an underwriter, initial purchaser, dealer or in any other such capacity to Subscriber nor (ii) as a financial advisor or fiduciary to Subscriber. Subscriber acknowledges and agrees that none of the Placement Agents will have responsibility with respect to (i) any representations, warranties, or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the financial condition, business, or any other matter concerning the Company or the transactions contemplated hereby. Subscriber agrees that none of the Placement Agents or their affiliates respective control persons, officers, directors or employees shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Acquired Shares, except to the extent (and only to the extent) that any such liability is finally judicially determined to have resulted primarily from the gross negligence, willful misconduct or bad faith of any of the Placement Agents in performing its services in connection with the Transaction.
i. Subscriber became aware of this offering of the Acquired Shares solely by means of contact from the Placement Agents and the Acquired Shares were offered to Subscriber solely by contact between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means, and The Gores Group LLC or its affiliates did not act as investment adviser, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an “institutional account” as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Acquired Shares. Subscriber understands and acknowledges that the purchase and sale of the Acquired Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
l. Subscriber understands that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.
m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “
BSA
”), as amended by the USA PATRIOT Act of 2001 (the “
PATRIOT Act
”), and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that to the extent required Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including, without limitation, the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
n. At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to
Section
 2(a)
.

o. Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), other than a group consisting solely of Subscriber and its affiliates, acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act).
p. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that it has not relied on the Company or any of its affiliates as the Plan’s fiduciary, or for investment advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Company or any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.
q. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company.
5.
Registration Rights
.
a. The Company agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “
Filing Deadline
”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of all Registrable Securities (as defined below) on Form
S-3
or any similar or successor short form registration statement that may be available at such time (which shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), or if the Company is ineligible to use Form
S-3,
on Form
S-1
or any similar or successor long form registration statement (the “
Registration Statement
”) (it being understood that as of the date of this Subscription Agreement, the Company would not be eligible to use Form
S-3
on the Filing Deadline). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days following the Closing Date (or ninety (90) calendar days if the Registration Statement is reviewed by, and the Company receives comments from, the SEC) and (ii) the tenth business day after the date the Company is notified (in writing or orally, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”); provided, however, that the Company’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Company to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that in connection therewith the Subscriber shall not be required to execute any lockup or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares. The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period and including with respect to the effectiveness thereof or in the event the Registration Statement must be supplemented, amended or suspended;
provided, however,
that the Company may

not delay or suspend a particular Registration Statement for a period of more than sixty (60) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Notwithstanding anything to the contrary set forth herein, the Company shall not, when advising Subscriber of any such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of such events constitutes material, nonpublic information regarding the Company. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Acquired Shares by the applicable stockholders, any other Class A Shares being registered on behalf of selling shareholders thereunder or otherwise, such Registration Statement shall register for resale such number of Class A Shares which is equal to the maximum number of Class A Shares as is permitted to be registered by the SEC. In such event, the number of Class A Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and, as promptly as practicable after being permitted to register additional Class A Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Acquired Shares and cause such amendment or new Registration Statement to become effective as promptly as practicable. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, or another registration statement that includes the Registrable Securities to be sold pursuant to this Agreement, until all such securities cease to be Registrable Securities (as defined below) or such shorter period upon which all Subscribers with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement, qualify the Registrable Securities for listing on the applicable stock exchange, update or amend the Registration Statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities. For so long as the Subscriber holds Acquired Shares, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the Purchaser to resell the Acquired Shares pursuant to Rule 144 of the Securities Act. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. In the event that the Company files a Registration Statement on Form
S-1,
the Company shall use its commercially reasonable efforts to convert the Form
S-1
to a Form
S-3
as soon as practicable after the Company is eligible to use Form
S-3.
“
Registrable Securities
” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Company issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities (i) when they are sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement under the Securities Act, (ii) the earliest of (A) two (2) years following the Closing, (B) such time that such holder has disposed of such securities pursuant to Rule 144 or (C) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when they shall have ceased to be outstanding and (iv) when such securities have been sold in a private transaction. The Company will provide a draft of the Registration Statement to Subscriber for review at least (2) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the SEC requires that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company, in which case the Company’s obligation to register the Acquired Shares will be deemed satisfied or (ii) be included as such in the Registration Statement.
b. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable out-of-pocket
costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “
Losses
”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this
Section
 5
, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber or on behalf of Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section
 5
of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Shares by Subscriber.
c. Subscriber shall, severally and not jointly with any Other Subscriber or any selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.
d. The Company shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to, as promptly as practicable and within five (5) business days of request (provided that the Subscriber has provided such documentation as requested pursuant to this Section 5(d), (i) issue to the transfer agent a legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (
i.e.
, securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective Registration Statement by the holder thereof named in such Registration Statement, upon receipt of an appropriate broker representation letter and other such documentation as the Company’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (ii) if the Acquired Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Acquired Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Subscriber;
provided
 that, (A) the Company and its counsel may request and rely upon customary representations from Subscriber in connection with delivery of such opinion and (B) notwithstanding the foregoing, the Company and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
6.
Termination
. Except as expressly set forth herein, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in
Section
 2
are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not or will not be consummated at the Closing Date, and (d) if the consummation of the Transactions shall not have occurred by October 28, 2021;
provided
, that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt Subscriber’s willful breach of
Section
 2(b)(ii)
with respect to its representations and warranties as of the Closing Date) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than one (1) business day after the date of such termination) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.
7.
Trust Account Waiver
. Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated January 19, 2021 (the “
Prospectus
”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “
Trust Account
”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 7 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of shares of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.
8.
Miscellaneous
.
a. Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if any of Subscriber’s acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Company acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Company contained in this Subscription Agreement. Subscriber acknowledges and agrees that each purchase by Subscriber of the Acquired Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase.

b. Each of the Company, the Placement Agents and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
c. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned; provided that Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement to a person or entity that (i) is, and at all times following such assignment remains, a controlled affiliate of Subscriber, or (ii) is a fund or account managed by the investment manager or investment advisor that manages the Subscriber, provided that no such assignment shall relieve Subscriber of any of its obligations under this Agreement, and such person or entity executes a counterpart to this Subscription Agreement or a joinder agreement in form and substance satisfactory to the Company.
d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
e. The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.
f. This Subscription Agreement may not be terminated other than pursuant to Section 6 above. The provisions of this Subscription Agreement may not be modified, waived or amended except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or amendment is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
g. This Subscription Agreement (including, without limitation, the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
j. This Subscription Agreement may be executed in one or more counterparts via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000,
e.g.
, www.docusign.com or www.echosign.com) or other transmission method and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
l. Unless otherwise provided herein, any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to the number specified on the signature pages hereto or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address set forth on the signature pages hereto or to such other address or addresses as such person may hereafter designate by notice given hereunder to the address or addresses set forth on the signature pages hereto.
m.
THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
n. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber under the Other Subscription Agreements. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto shall be deemed to constitute Subscriber and any Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscriber are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
9.
Disclosure
. The Company shall, by 9:00 a.m., New York City time, on the first (1 st
) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public
information received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not, without the prior written consent of Subscriber, publicly disclose the name of Subscriber or any of its affiliates or advisers or include the name of Subscriber or any of its affiliates or advisers (i) in any press release or marketing materials or (ii) in any filings with the SEC or any other regulatory agency or trading market except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, in which case the Company will provide Subscriber with prior written notice (including by
e-mail)
of such disclosure under this clause (ii) and shall reasonably consult with Subscriber regarding such disclosure.
10.
No Short Sales
. Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing (or such earlier termination of this Subscription Agreement), none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers.
11.
Massachusetts Business Trust
. If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

IN WITNESS WHEREOF
, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

GORES METROPOULOS II, INC.

By:
Name:
Title:
Date:

, 2021
[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

SUBSCRIBER:
Date:                         , 2021.

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of	(Please print. Please indicate name and
person signing above)	capacity of person signing above)

Name in which shares are to be registered
(if different):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN: ______________________

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
***OR***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “institutional accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all of the equity holders are institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “institutional accredited investor.”

2.	☐ We are not a natural person.
***AND***

C.	AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

Annex F
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of [●], 2021, is made and entered into by and among (i) Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.), a Delaware corporation (the “
Company
”), (ii) Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company (the “
Sponsor
”), (iii) Randall Bort, (iv) Michael Cramer, (v) Joseph Gatto (together with Randall Bort, Michael Cramer, the Sponsor and their respective Permitted Transferees (as defined herein), the “
Gores Holders
”) and (vi) the stockholders of Sonder Holdings Inc., a Delaware corporation (“
Sonder
”), party hereto (such stockholders, and their respective Permitted Transferees, the “
Sonder Holders
”). The Gores Holders, the Sonder Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
of this Agreement, a “
Holder
” and collectively the “
Holders
.”
RECITALS
WHEREAS
, the Company and the Sponsor have entered into that certain Securities Subscription Agreement (the “
Founder Shares Purchase Agreement
”), dated as of July 23, 2020, pursuant to which the Sponsor purchased an aggregate of 11,500,000 shares (the “
Founder Shares
”) of the Company’s Class F common stock, par value $0.0001 per share (the “
Class
 F Common Stock
”). On January 12, 2021, the Sponsor transferred an aggregate of 75,000 shares of Class F Common Stock to the other Gores Holders. On March 8, 2021, the Sponsor forfeited 250,000 Founder Shares following the expiration of the underwriters’ overallotment option, resulting in 11,250,000 Founder Shares outstanding;
WHEREAS
, upon the closing of the transactions (the “
Transactions
”) contemplated by that certain Agreement and Plan of Merger, dated April [•], 2021 (the “
Merger Agreement
”), by and among the Company, Sunshine Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Merger Sub II, Sunshine Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“
Merger Sub II
”), and Sonder, 11,250,000 Founder Shares were converted into shares of the Company’s common stock, par value $0.0001 per share (the “
Common Stock
”), on a
one-to-one
basis;
WHEREAS
, on January 19, 2021, the Company and the Sponsor entered into that certain Sponsor Warrants Purchase Agreement, pursuant to which the Sponsor purchased 5,500,000 warrants (the “
Private Placement Warrants
”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on January 22, 2021;
WHEREAS
, on January 22, 2021, the Company and the Gores Holders entered into that certain Registration Rights Agreement (the “
Existing Registration Rights Agreement
”), pursuant to which the Company granted the Gores Holders certain registration rights with respect to certain securities of the Company;
WHEREAS
, immediately after giving effect to the Transactions, in accordance with the Merger Agreement, the Sonder Holders shall receive shares of Common Stock;
WHEREAS
, the Sonder Holders may receive additional shares of Common Stock (the “
Earn Out Shares
”) pursuant to the earn out provisions of the Merger Agreement;
WHEREAS
, pursuant to
Section
 5.5
of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company

F-1

and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest
of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS
, the Company and the Gores Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to
Section
 5.5
thereof in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.
NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide
business purpose for not making such information public.
“
Affiliate
” means, (a) with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and (b) with respect to Fidelity and each Fidelity Holder, any investment company registered under the Investment Company Act of 1940 advised or sub-advised
by Fidelity or any affiliated investment advisor of Fidelity, one or more mutual fund, pension fund, pooled investment vehicle or institutional client advised or sub-advised
by Fidelity or any affiliated investment advisor of Fidelity;
provided
,
however
, that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for share of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement);
provided
,
however
, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).
“
Aggregate Blocking Period
” shall have the meaning given in
Section
 2.4
.
“
Agreement
” shall have the meaning given in the Preamble.
“
Block Trade
” means a registered offering and/or sale of Registrable Securities yielding aggregate gross proceeds in excess of $25,000,000 by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“
Board
” shall mean the Board of Directors of the Company.
“
Claims
” shall have the meaning given in
subsection 4.1.1
.

F-2

“
Class
 F Common Stock
” shall have the meaning given in the Recitals hereto.
“
Closing Date
” shall mean the date of this Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Commission Guidance
” means (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Company
” shall have the meaning given in the Preamble.
“
Company Shelf Takedown Notice
” shall have the meaning given in
subsection 2.1.3.
“
Demand Registration
” shall have the meaning given in
subsection 2.2.1
.
“
Demanding Holder
” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1
, collectively, or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3
, collectively.
“
Earn Out Shares
” shall have the meaning given in the Merger Agreement.
“
Effectiveness Deadline
” shall have the meaning given in
subsection 2.1.1.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Existing Registration Rights Agreement
” shall have the meaning given in the Recitals hereto.
“
Fidelity
” shall mean Fidelity Management & Research Company LLC, and any successor or affiliated registered investment advisor to the Fidelity Holders.
“
Fidelity Holder
” shall mean any Holder that is advised or
sub-advised
by Fidelity.
“
FINRA
” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.
“
Form
S-1
Shelf
” shall have the meaning given in
subsection 2.1.2
.
“
Form
S-3
Shelf
” shall have the meaning given in
subsection 2.1.2
.
“
Founder Shares
” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.
“
Founder Shares
Lock-up
Period
” shall mean, with respect to the Founder Shares, the period ending 180 days following the Closing Date, provided, however
, if the VWAP of Common Stock for any ten (10) trading days within any twenty (20) consecutive trading day period is at least $12.50 per share or $15.00 per share (each subject to adjustment for stock splits, stock dividends, reorganizations and similar transactions)(each a “
Threshold
”), then commencing immediately on the next trading day following achievement of each such Threshold, 1/3 rd
of the Founder Shares (rounded up to the nearest whole share) owned by the Founder at such time will no longer be subject to the lock-up
restrictions set forth herein,
provided, further
, that any release provided herein does not occur earlier than 90 days following the Closing Date.

F-3

“
Founder Shares Purchase Agreement
” shall have the meaning given in the Recitals hereto.
“
Gores Holders
” shall have the meaning given in the Preamble.
“
Gores-Sonder Holders
” shall mean the Gores Holders together with the Sonder Holders.
“
Insider Letters
” shall mean those certain letter agreements, dated as of January 22, 2021, by and between the Company and each of the Company’s officers, directors, director nominees and the Sponsor.
“
Maximum Number of Securities
” shall have the meaning given in
subsection 2.2.4
.
“
Merger Agreement
” shall have the meaning given in the Recitals hereto.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus or any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.
“
NPA
” means that certain Note Purchase Agreement, dated on or about March 12, 2021, between Sonder Holdings Inc. and the other parties thereto, as may be amended from time to time.
“
Permitted Transferees
” shall mean a person or entity to whom a Gores Holder or a Sonder Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Founder Shares
Lock-up
Period or Private Placement
Lock-up
Period, as the case may be, under the Insider Letters, the bylaws of the Company as in effect from time to time or any other applicable agreement between such Gores Holder or such Sonder Holder, as applicable, and the Company.
“
Person
” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“
Piggyback Registration
” shall have the meaning given in
subsection 2.3.1
.
“
Private Placement
Lock-up
Period
” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing Date.
“
Private Placement Warrants
” shall have the meaning given in the Recitals hereto.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) any outstanding share of Common Stock and the Private Placement Warrants held by a Holder (i) as of the date of this Agreement or (ii) hereafter acquired by a Holder to the extent such shares of Common Stock or Private Placement Warrants are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any share of Common Stock issued upon the conversion of the Founder Shares and upon the exercise of any Private Placement Warrants held by a Holder; (c) any share of Common Stock issued or issuable as Earn Out Shares to the Sonder Holders; (d) Common Stock issued or issuable upon conversion of the secured convertible promissory notes or upon exercise of the warrants issued pursuant to the NPA and (e) any other equity security of the Company issued or

F-4

issuable with respect to any such share of Common Stock referred to in the foregoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged by the applicable Holder in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including a Shelf Underwritten Offering, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(a) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;
(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriter discounts and commissions and transfer taxes, if any;
(d) printing, messenger, telephone and delivery and road show or other marketing expenses;
(e) reasonable fees and disbursements of counsel for the Company;
(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(g) reasonable fees and expenses of one (1) legal counsel (and any local or foreign counsel) selected by (i) in the case of a Demand Registration pursuant to
Section
 2.2
or a Shelf Underwritten Offering pursuant to
Section
 2.1
, a
majority-in-interest
of the Demanding Holders initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), as applicable, or (ii) in the case of a Registration under
Section
 2.3
initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, a majority-in-interest
of participating Holders.
“
Registration Statement
” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Removed Shares
” shall have the meaning given in
Section
 2.6
.
“
Requesting Holder
” shall have the meaning given in
subsection 2.2.1
.

F-5

“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf Takedown Notice
” shall have the meaning given in
subsection 2.1.3.
“
Shelf Underwritten Offering
” shall have the meaning given in
subsection 2.1.3.
“
Sonder
”
shall have the meaning given in the Preamble.
“
Sonder Holders
” shall have the meaning given in the Preamble.
“
Sonder
Non-Affiliate
Holder
” shall mean a Sonder Holder who is not an “affiliate” as defined in Rule 144 of the Securities Act.
“
Sponsor
” shall have the meaning given in the Preamble.
“
Subscription Agreements
” shall mean those certain subscription agreements dated April [•], 2021 by and between the Company and certain subscribers to shares of Common Stock.
“
Transactions
” shall have the meaning given in the Recitals hereto.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Registration
” or “
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
VWAP
” shall mean, with respect to any security, for each trading day, the daily volume weighted average price (based on such trading day) of such security on the Nasdaq Stock Market or such other securities exchange on which such security is traded as reported by Bloomberg Financial L.P. using the AQR function.
ARTICLE II
REGISTRATIONS
2.1
Shelf Registration
.
2.1.1 The Company shall, as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1
and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “
Effectiveness Deadline
”);
provided
, that the Effectiveness Deadline shall be

F-6

extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1
shall be on Form
S-3
or, if Form
S-3
is not then available to the Company, on Form
S-1
or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1
shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1
to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1
, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1
(including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
2.1.2 If the Company files a shelf registration statement on Form
S-3
(a “
Form
S-3
Shelf
”) and thereafter the Company becomes ineligible to use Form
S-3
for secondary sales, the Company shall use its best efforts to file a shelf registration on Form
S-1
(a “
Form
S-1
Shelf
”) as promptly as practicable to replace the Form
S-3
Shelf and to have the Form
S-1
Shelf declared effective as promptly as practicable and to cause such Form
S-1
Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form
S-3
for secondary sales or, in the case of a Form
S-1
Shelf filed to register the resale of Removed Shares pursuant to
Section
 2.6
hereof, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form
S-3
Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Gores-Sonder Holders be named as an “underwriter” therein, the Company shall use its best efforts to file a Form
S-3
Shelf as promptly as practicable to replace the applicable Form
S-1
Shelf and to have the Form
S-3
Shelf declared effective as promptly as practicable and to cause such Form
S-3
Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1
, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “
Shelf Underwritten Offering
”), provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable securities pursuant to clause (a) or (b), as applicable, the “
Minimum Amount
”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “
Shelf Takedown Notice
”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to any

F-7

Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable, within three (3) days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “
Company Shelf Takedown Notice
”) and, subject to the provisions of
subsection 2.2.4
, shall include in such Shelf Underwritten Offering all Registrable Securities (except, in connection with a Shelf Registration Notice by the Gores Holders, any Registrable Securities held by Sonder
Non-Affiliate
Holders) with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in
Section
 2.5
. In no event will the Sonder
Non-Affiliate
Holders be entitled to participate in a Shelf Underwritten Offering requested by the Gores Demanding Holders. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders requesting such Shelf Underwritten Offering after consultation with the Company (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3
, subject to
Section
 3.3
and
Article IV
, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company.
2.2
Demand Registration
.
2.2.1
Request for Registration
. Subject to the provisions of
subsection 2.2.5
and
Sections
2.4
and
3.4
hereof, at any time and from time to time after the date the Closing Date, each of (a) the Gores Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Gores Holders (the “
Gores Demanding Holders
”), and (b) the Sonder Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Sonder Holders (the “
Sonder
Demanding Holders
,” together with the Gores Demanding Holders, the “
Demanding Holders
”), may make a written demand for Registration of all or part of their Registrable Securities, on (i) Form
S-1
or (ii) if available, Form
S-3,
which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “
Demand Registration
”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing, all other Holders of Registrable Securities (other than (i) a Demand Registration with respect to any Registrable Securities to be distributed by the Sponsor to its members following the expiration of the Founder Shares
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable and (ii) Sonder
Non-Affiliate
Holders in connection with a Demand Registration by the Gores Demanding Holders) of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “
Requesting Holder
”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. In no event will the Sonder
Non-Affiliate
Holders be entitled to participate in a Demand Registration requested by the Gores Demanding Holders. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this
Section
 2.2
, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4
below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty-five (45) days following the Company’s receipt of the Demand Registration, for Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration.

F-8

The Company shall not be obligated to effect more than (A) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the Gores Holders and (B) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the Sonder Holders, in each case under this subsection
2.2
with respect to any or all Registrable Securities;
provided
,
however
, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with
Section
 3.1
of this Agreement;
provided
further
, that if after a Demanding Holder executes the maximum number of Demand Registrations permitted hereunder and the related offerings are completed, such Demanding Holder continues to hold Registrable Securities that would reasonably exceed the Minimum Amount if sold in a single public offering, such Demanding Holder shall have the right to execute at least one (1) additional Demand Registration.
2.2.2
Effective Registration
. Notwithstanding the provisions of
subsection
2.2
.1
above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto;
provided
further
, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest
of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election;
provided
further
, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.
2.2.3
Underwritten Offering
. Subject to the provisions of
subsection
2.2.4
and
Sections
2.4
and
3.4
hereof, if a
majority-in-interest
of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection
2.2.3
, subject to
Section
 3.3
and
Article IV
, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest
of the Demanding Holders initiating the Demand Registration, which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld.
2.2.4
Reduction of Underwritten Offering
. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing, in its or their opinion, that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account and the shares of Common Stock, if any, that have been requested to be sold in such Demand Registration pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of

F-9

such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the shares of Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to include in such Demand Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5
Demand Registration Withdrawal
. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1
or a Shelf Underwritten Offering pursuant to
subsection 2.1.3
for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering or Shelf Underwritten Offering;
provided
,
however
, that upon withdrawal by a
majority-in-interest
of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5
.
2.3
Piggyback Registration
.
2.3.1
Piggyback Rights
. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to
Section
 2
hereof), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to subsection 2.2.1
, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities (excluding (i) the Sponsor with respect to the Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares
Lock-Up
Period or the Private Placement
Lock-Up
Period, as applicable and (ii) Sonder
Non-Affiliate
Holders in connection with a Demand Registration requested by the Gores Demanding Holders) as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (ii) such Holders’ rights under this
Section
 2.3
and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or in the case of a Block Trade, within two (2) business days) (such Registration a “
Piggyback Registration
”). In no event will the Sonder
Non-Affiliate
Holders be entitled to participate in a Demand

F-10

Registration or Block Trade requested by the Gores Demanding Holders. The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account of Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1
, subject to
Section
 3.3
and
Article IV
, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this
Section
 2.3
, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this
Section
 2.3
).
2.3.2
Reduction of Piggyback Registration
. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing, in its or their opinion, that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant
Section
 2.3
3
hereof, and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection
2.3.1
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
2.3.2.2 if the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection
2.3.1
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual

F-11

arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used to market such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.2.5
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3
.
2.3.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to
Section
 2.3
3
hereof shall not be counted as a Registration pursuant to a Demand Registration effected under
Section
 2.1
2
hereof or a Shelf Underwritten Offering effected under
subsection 2.1.3
.
2.4
Restrictions on Registration Rights
. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1
and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days;
provided
,
however
, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “
Aggregate Blocking Period
”).
2.5
Block Trades
. Notwithstanding any other provision of this
Article II
, but subject to
Sections 2.4
and
3.4
, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this
Article II
, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade, provided that the Holders engaging in such Block Trade use their reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering.

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2.6
Rule 415; Removal
. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form
S-3
filed pursuant to this
Section
 2
is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (
provided
,
however
, that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Gores-Sonder Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Gores-Sonder Holder to be named as an “underwriter,” the Gores-Sonder Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Gores-Sonder Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this
Section
 2.6
, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this
Section
 2.6
, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “
Removed Shares
”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415;
provided
,
however
, that the Company shall not agree to name any Gores-Sonder Holder as an “underwriter” in such Registration Statement without the prior written consent of such Gores-Sonder Holder. In the event of a share removal pursuant to this
Section
 2.6
, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this
Section
 2.6
shall first be applied to Holders other than the Gores-Sonder Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Gores-Sonder Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Gores-Sonder Holders. In the event of a share removal of the Holders pursuant to this
Section
 2.6
, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2
hereof and in no event shall the filing of such Registration Statement on Form
S-1
or subsequent Registration Statement on Form
S-3
filed pursuant to the terms of
subsection 2.1.2
be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to
Section
 2.4
hereof.
ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions

F-13

applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;
3.1.8 notify each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;
3.1.9 notify each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

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3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;
3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in
Section
 3.4
hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;
3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration;
provided
,
however
, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders and the managing Underwriter;
3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and the managing Underwriter;
3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings

F-15

statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary
“lock-up
agreements,” in connection with such Registration.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3
Participation in Underwritten Offerings
.
3.3.1 No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.3.2 Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such Holders;
provided
,
however
, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.
3.3.3 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.
3.4
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such

F-16

supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with applicable law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Chief Executive Officer of the Company or the Board to be necessary for such purpose;
provided
, that each day of any such suspension pursuant to this
Section
 3.4
shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to
Section
 2.4
hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section
 3.4
.
3.5
Covenants of the Company
. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:
3.5.1 the Company will not file any Registration Statement or Prospectus included therein or any other filing or document (other than this Agreement) with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;
3.5.2 the Company will not effect or permit to occur any combination or subdivision of securities which would adversely affect the ability of the Holders to effect registration of Registrable Securities in the manner contemplated by this Agreement;
3.5.3 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to
Sections 13(a)
or
15(d)
of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and
3.5.4 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1
(and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Common Stock or Private Placement Warrants held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders or members, employees, agents, investment advisors and

F-17

each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “
Claims
”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against Claims, to which any of the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2
, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).
4.1.3 Any Person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a Claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such Claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does

F-18

not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling Person of such indemnified party and shall survive the Transfer of Registrable Securities.
4.1.5 If the indemnification provided under
Section
 4.1
hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations;
provided
,
however
, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling Person thereof under this subsection 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5
. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5
from any person who was not guilty of such fraudulent misrepresentation.
4.1.6 The indemnification required by this
Section
 4.1
shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.
ARTICLE V
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Sonder Holdings Inc., 101 15th St., San Francisco, CA 94103, and, if to any Holder, at such Holder’s address,
e-mail
address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.

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5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the Founder Shares
Lock-up
Period or the Private Placement
Lock-up
Period, as the case may be, no Holder who is subject to either or both the Founders Shares
Lock-Up
Period or the Private Placement
Lock-Up
Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, to an Affiliate or as otherwise permitted pursuant to the terms of the Founders Shares
Lock-Up
Period or the Private Placement
Lock-Up
Period, as applicable.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
hereof.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in
Section
 5.1
hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
5.5
Jurisdiction; Waiver of Jury Trial
. Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this
Section
 5.5
.
5.6
Amendments and Modifications
. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, (a) any

F-20

amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected, and (b) any amendment hereto or waiver hereof that adversely affects the Gores Holders or Sonder Holders, as applicable, solely in their respective capacity as Gores Holders or Sonder Holders, as applicable, in a manner that is adverse and different from the other Holders, shall require the consent of the Gores Holders or Sonder Holders, as applicable, of a majority-in-interest
of the then-outstanding number of Registrable Securities held by the Gores Holders or Sonder Holders, as applicable. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7
Other Registration Rights
. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company and each of the Holders agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8
Term
. This Agreement shall terminate (a) as to all Holders and the Company, upon the earlier of the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) as to any Holder individually, the date on which such Holder no longer holds any Registrable Securities or is permitted to sell all of such Holder’s Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and because the reporting requirements of Rule 144(i)(2) are not applicable. The provisions of
Section
 3.5
and
Article IV
shall survive any termination.
[SIGNATURE PAGES FOLLOW]

F-21

IN WITNESS WHEREOF
, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SONDER HOLDINGS INC., a Delaware corporation

By:
Name:
Title:

GORES HOLDERS:

GORES METROPOULOS SPONSOR II, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:

By:
Name:

By:
Name:

SONDER HOLDERS:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

F-22

Annex G
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “
Agreement
”), dated as of April [●], 2021, is entered into by and among Gores Metropoulos II, Inc., a Delaware corporation (“
Parent
”), Sunshine Merger Sub I, Inc., a Delaware corporation (“
Merger Sub I
”), Sunshine Merger Sub II, LLC, a Delaware limited liability company (“
Merger Sub II
”), and the stockholder party hereto (the “
Stockholder
”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, on April [•], 2021 Parent, Merger Sub I, Merger Sub II and Sonder Holdings Inc., a Delaware corporation (the “
Company
”), entered into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “
Merger Agreement
”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), Merger Sub I will merge with and into the Company, with the Company surviving as the Surviving Corporation (the “
First Merger
”) and, immediately following the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the Surviving Entity (the “
Second Merger
”, and together with the First Merger, the “
Mergers
”); and
WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule
13d-3
under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “
Exchange Act
”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock, Company Preferred Stock and/or Company Special Voting Stock (collectively, “
Company Stock
”) as set forth opposite the Stockholder’s name on
Schedule A
hereto (the “
Owned Shares
” and, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “
Covered Shares
”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub I, Merger Sub II and the Stockholder hereby agrees as follows:
1.
Agreement to Vote
. Subject to the earlier termination of this Agreement in accordance with
Section
 3
, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall validly execute and deliver to the Company, on (or effective as of) the second (2nd) Business Day following the date that the Registration Statement is declared effective by the SEC, the written consent in substantially the form attached hereto as
Exhibit A
approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement in respect of all of the Covered Shares. In addition, prior to the Termination Date (as defined below), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall:
(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Mergers and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and
(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.
The obligations of the Stockholder specified in this
Section
 1
shall apply whether or not the Mergers or any action described above are recommended by the Company Board.
2.
No Inconsistent Agreements
. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.
Termination
.
(a) This Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the time this Agreement is terminated upon the mutual written agreement of Parent, Merger Sub I, Merger Sub II and the Stockholder; and (iv) the election of the Stockholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement without the prior written consent of such Stockholder that reduces the consideration payable to such Stockholder pursuant to the Merger Agreement, changes the form of consideration payable to such Stockholder pursuant to the Merger Agreement or extends the time following the Effective Time in which payment of the consideration to such Stockholder is payable pursuant to the Merger Agreement (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “
Termination Date
”).
(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement;
provided
, that the provisions set forth in
Sections
 12
to
22
shall survive the termination of this Agreement;
provided
,
further
, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.
(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.
Representations and Warranties of the Stockholder
. The Stockholder hereby represents and warrants to Parent as to itself as follows:
(a) The Stockholder is the only record and beneficial owner (within the meaning of Rule
13d-3
under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by (i) this Agreement; (ii) applicable securities Laws; (iii) the Company Organizational Documents; and (iv) the Stockholder Agreements (as defined below). As of the date hereof, other than the Owned Shares and other than as set forth in Schedule 5.06(b) of the Company Schedules (as defined in the Merger Agreement), the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.
(b) The Stockholder, except as provided in this Agreement or in the Stockholder Agreements, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c) If an entity, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority, and has taken all corporate or other action necessary in order, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.
(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) a breach or violation of, or a default under, the governing documents of the Stockholder, to the extent applicable; (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Transaction Agreement) on any of the Owned Shares, any Contract to which the Stockholder is a party or by which the Stockholder is bound or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in
Section
 4(d)
, under any applicable Law to which the Stockholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
(g) The Stockholder understands and acknowledges that Parent (i) entered into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein and (ii) will continue to fulfill its obligations under the Merger Agreement, subject to the terms and conditions provided therein, in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.
(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.
5.
Certain Covenants of the Stockholder
. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:
(a)
No Solicitation
. Subject to
Section
 6
, prior to the Termination Date, the Stockholder shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing. The Stockholder agrees that immediately following the execution of this Agreement it shall, and shall use its commercially reasonable efforts to cause each of its Affiliates and Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.
(b) Notwithstanding anything in this Agreement to the contrary: (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “
Company Related Parties
”), including with respect to any of the matters contemplated by
Section
 5(a)
; (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 7.09 of the Merger Agreement shall not be considered a breach of
Section
 5(a)
(it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of
Section
 5(a)
).
(c) Other than as contemplated by the Merger Agreement or the other Transaction Agreements, the Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “
Transfer
”), or enter into any Contract or option with respect to the Transfer of any of the Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing the Stockholder from performing its obligations under this Agreement;
provided
,
however
, that nothing herein shall prohibit a Transfer (i) to an Affiliate of the Stockholder or, if the Stockholder is an individual, to any member of the Stockholder’s immediate family or to a trust, partnership, limited liability company, or other similar estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, (ii) by will, by the laws of intestacy or by other similar operation of law, (iii) to any other Company stockholder and (iv) to a charity or not-for-profit
organization (a “
Permitted Transfer
”);
provided
,
further
, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this
Section
 5(c)
with respect to the Covered Shares shall be null and void.
(d) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
6.
Termination of Certain Agreements
. The Company and the Stockholder hereby acknowledge and agree that each of the (a) the Amended and Restated Voting Agreement, dated as of April 3, 2020, as amended, by and among the Company and other parties thereto, (b) Amended and Restated Investors’ Rights Agreement, dated as of April 3, 2020, as amended, by and among the Company and the other parties thereto, (c) the Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of April 3, 2020, as amended, by and among the Company and other parties thereto, and (d) the Amended and Restated Pull-Forward Exchange Agreement, dated as of May 4, 2020, as amended, by and among the Company and other parties thereto, (collectively, the “
Stockholder Agreements
”), shall, contingent upon the approval of the requisite stockholders of the Company and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each Stockholder hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.
7.
Further Assurances
. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Company Common Stock Consideration and Per Share Company Special Voting Stock Consideration) or the consummation of the transactions contemplated hereby and thereby.
8.
Disclosure
. Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement;
provided
, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

9.
Changes in Capital Stock
. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all the Stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.
Amendment and Modification
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.
11.
Waiver
. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
12.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to a Stockholder, to the address or addresses listed on
Schedule A
hereto,
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention:    Mark Baudler
E-mail:        mbaudler@wsgr.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Attention:    Ethan Lutske
E-mail:
elutske@wsgr.com
if to Parent, Merger Sub I or Merger Sub II, to:
Gores Metropoulos II, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
Attn:        Andrew McBride
E-mail:
    amcbride@gores.com

with a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn:         Kyle C. Krpata
 James R. Griffin
E-mail:
    kyle.krpata@weil.com
 james.griffin@weil.com
13.
No Ownership Interest
. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain fully vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.
14.
Entire Agreement
. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by, the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.
15.
No Third-Party Beneficiaries
. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent, Merger Sub I and Merger Sub II in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto;
provided
, that the Company shall be an express third party beneficiary with respect to
Sections 5 to 8
.
16.
Governing Law and Venue; Jurisdiction; Waiver of Jury Trial
.
(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 16
.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.
Assignment; Successors
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 17
shall be null and void,
ab initio
.
18.
Enforcement
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages and prior to the valid termination of this Agreement in accordance with
Section
 3
, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 18
shall not be required to provide any bond or other security in connection with any such injunction.
19.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
20.
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.
Interpretation and Construction
. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
22.
Capacity as a Stockholder
. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Stockholder (or any affiliate, employee or designee of the Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK
.
]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GORES METROPOULOS II, INC.

By:
Name: Andrew McBride
Title: Chief Financial Officer

SUNSHINE MERGER SUB I, INC.

By:
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

SUNSHINE MERGER SUB II, LLC

By:
Name: Andrew McBride
Title: Manager
[
Signature Page to Support Agreement
]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[STOCKHOLDER]

[
Signature Page to Support Agreement
]

Schedule A
Stockholder Information

Stockholder Name	Physical Address for Notice	Email Address for Notice	Class/Series of Company Stock	Number of Shares

Exhibit A
ACTION BY WRITTEN CONSENT
OF THE
STOCKHOLDERS OF
SONDER HOLDINGS INC.
The undersigned stockholders of Sonder Holdings Inc., a Delaware corporation (the “
Company
”), constituting the holders of the Company’s outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all the shares entitled to vote thereon were present and voted, by written consent in lieu of a meeting, hereby, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“
DGCL
”) and the bylaws of the Company, consent to and approve the following resolutions and each and every action effected thereby. Pursuant to Section 228(c) of the DGCL, each of the undersigned hereby instructs that the consent of such stockholder shall be effective upon the later to occur of: (i) the time that is immediately following the execution of the Merger Agreement (as defined below) by the parties thereto; and (ii) the delivery of this consent by the undersigned.
Approval of the Merger Agreement and Transaction Agreements
WHEREAS
, the Board of Directors of the Company (the “
Board
”) has determined that it is advisable, fair to, and in the best interests of, the Company and its stockholders for the Company to enter into that certain Agreement and Plan of Merger attached hereto as
Exhibit A
(together with all the schedules, exhibits and attachments thereto, the “
Merger Agreement
”),
by and among Gores Metropoulos II, Inc., a Delaware corporation (“
Parent
”), Sunshine Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“
Merger Sub II
”), Sunshine Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Merger Sub II (“
Merger Sub I
”), and the Company, pursuant to which Merger Sub I will merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation, and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation is to merge with and into Merger Sub II pursuant to the Second Merger, with Merger Sub II surviving as the Surviving Entity (the entire transaction, the “
Merger
”) and, immediately prior to the effectiveness of this consent, officers of the constituent entities party to the Merger have executed and delivered the Merger Agreement;
WHEREAS
, capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Merger Agreement;
WHEREAS
,
the Board has approved and declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to be advisable, fair to, and in the best interests of the Company and the stockholders of the Company and has recommended that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger;
WHEREAS
, pursuant to the Merger Agreement, at the Effective Time each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Company Common Stock Consideration pursuant to Section 3.01(a) of the Merger Agreement and a number of Earn Out Shares in accordance with Article IV of the Merger Agreement;
WHEREAS
, pursuant to the Merger Agreement, at the Effective Time, each share of Company Special Voting Common Stock that is issued and outstanding as of immediately prior to the Effective Time, shall thereupon be converted into the right to receive, and the holder of such share Company Special Voting Common Stock shall be entitled to receive, the Per Share Company Special Voting Stock Consideration pursuant to Section 3.01(b) of the Merger Agreement;

WHEREAS
, pursuant to the Merger Agreement, at the Effective Time, each share of capital stock of the Company held in the treasury of the Company as of immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;
WHEREAS
, pursuant to the Merger Agreement, at the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, pursuant to Section 3.06(a) of the Merger Agreement. Each such Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Stock; (ii) the number of shares of Parent Class A Stock subject to each Rollover Option shall be determined by multiplying
(a) the number of shares of Company Common Stock subject to the corresponding Company Stock Option as of immediately prior to the Effective Time by
(b) the Option Exchange Ratio, and then rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (iii) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing
(a) the per share exercise price of the Company Stock Option as in effect as of immediately prior to the Effective Time, by
(b) the Option Exchange Ratio, and then rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described above will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such Company Stock Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code;
WHEREAS
, pursuant to the Merger Agreement, immediately prior to the Closing, it is anticipated that all outstanding Company Warrants shall either have been (i) net exercised in exchange for shares of Company Stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Stock into which Company Warrants are exchanged, or (ii) assumed by Parent, to the extent permissible pursuant to the terms of such Company Warrant. Effective as of the Effective Time, each outstanding Company Warrant that is not exercised and exchanged prior to the Effective Time as described above, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under Section 3.07(b) of the Merger Agreement. Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each such Assumed Warrant shall be exercisable solely for shares of Parent Class A Stock; (b) the number of shares of Parent Class A Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Stock subject to the Company Warrant by the Per Share Company Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (c) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Company Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Company Common Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent;

WHEREAS
, pursuant to the Merger Agreement, immediately prior to the Closing, it is anticipated that all outstanding Company Convertible Notes will have been converted into shares of Company Common Stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Stock into which Company Convertible Notes are exchanged;
WHEREAS
, at the Closing, subject to the Parent Stockholder Approval, Parent will adopt the amended and restated certificate of incorporation of Parent, attached hereto as
Exhibit B
, pursuant to which, among other things, Parent will authorize Parent Special Voting Common Stock to be issued in connection with the Transactions;
WHEREAS
, the undersigned stockholders are aware of the material facts related to the Merger Agreement and the transactions contemplated thereby, including the Merger and the financial and other interests of certain members of the Board in the Merger, and involvement with the transactions described herein, and such stockholders have had adequate opportunity to ask questions regarding the Merger;
WHEREAS
, Article FOURTH, Part B, Section 7 of the amended and restated certificate of incorporation of the Company in effect as of the date hereof (the “
Current Certificate
”) provides that, at any time when at least 1,000,000 shares of Special Voting Stock (as defined in the Current Certificate) are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Special Voting Stock), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Current Certificate) the written consent or approval of the holders of a majority of the voting power of the Special Voting Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a class: amend, alter, repeal or waive any provision of the Current Certificate or bylaws of the Company in a manner that adversely affects the special rights, powers or preferences of the Special Voting Stock;
WHEREAS
, Article FOURTH, Part C, Section 3.3 of the Current Certificate provides that, at any time when at least 17,507,201 shares of Preferred Stock and Special Voting Investor Series Stock (as defined in the Current Certificate) taken together are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock and/or Special Voting Investor Series Stock), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Current Certificate) the written consent or approval of the Requisite Holders (as defined in the Current Certificate), given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a single class: (i) liquidate, dissolve or wind-up
the business and affairs of the Company, effect any merger, consolidation, reincorporation, continuance under another jurisdiction, or any other Deemed Liquidation Event (as defined in the Current Certificate), or consent to any of the foregoing or (ii) amend, alter or repeal any provision of the Current Certificate or bylaws of the Company;
WHEREAS
,
Article FOURTH, Part C, Section 3.4 of the Current Certificate provides that, at any time when at least 4,708,094 shares of Series C, Series
C-1
and Special Voting Series C Stock (as defined in the Current Certificate) are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock (as defined in the Current Certificate) and/or the Special Voting Series C Stock), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the written consent or approval of the Requisite Series C Holders (as defined in the Current Certificate), given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a class, amend, alter, repeal or waive any provision of the Current Certificate or bylaws of the Company in a manner that adversely affects the special rights, powers or preferences of the Series C Preferred Stock or Series
C-1
Preferred Stock;

WHEREAS
,
Article FOURTH, Part C, Section 3.5 of the Current Certificate provides that, at any time when at least 5,359,187 shares of Series D, Series
D-1
and Special Voting Series D Stock (as defined in the Current Certificate) are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock (as defined in the Current Certificate) and/or the Special Voting Series D Stock), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the written consent or approval of the Requisite Series D Holders (as defined in the Current Certificate), given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a class, amend, alter, repeal or waive any provision of the Current Certificate or bylaws of the Company in a manner that adversely affects the special rights, powers or preferences of the Series D Preferred Stock or Series
D-1
Preferred Stock;
WHEREAS
,
Article FOURTH, Part C, Section 3.6 of the Current Certificate provides that, at any time when at least 4,643,862 shares of Series E Preferred Stock (as defined in the Current Certificate) are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the written consent or approval of the Requisite Series E Holders (as defined in the Current Certificate), given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a class, amend, alter, repeal or waive any provision of the Current Certificate or bylaws of the Company in a manner that adversely affects the special rights, powers or preferences of the Series B Preferred Stock; and
WHEREAS
, the undersigned stockholders represent the holders of a majority of the outstanding capital stock of the Company, the holders of a majority of the voting power of the Special Voting Stock, the Requisite Holders, the Requisite Series C Holders, the Requisite Series D Holders and the Requisite Series E Holders.
NOW, THEREFORE, BE IT RESOLVED
: That, the undersigned stockholders do hereby adopt the Merger Agreement and hereby approve the principal terms of the Merger and the other transactions contemplated by the Merger Agreement and any and all other actions necessary or appropriate in furtherance of any of the foregoing;
RESOLVED FURTHER
: That the undersigned stockholders have determined that the consideration payable in accordance with the terms of the Merger Agreement is fair and reasonable to the Company and the stockholders;
RESOLVED FURTHER
:
That an automatic conversion to Common Stock of all shares of Preferred Stock, including the Series C Preferred Stock, the Series
C-1
Preferred Stock, the Series D Preferred Stock, the Series
D-1
Preferred Stock, and the Series E Preferred Stock, is hereby approved in accordance with Article FOURTH, Part C, Section 5.1(b) of the Current Certificate, and that the Mandatory Conversion Time (as defined in the Current Certificate) with respect to such automatic conversion shall be the time that is immediately prior to the Effective Time; and
RESOLVED FURTHER
: That each of the officers of the Company, be, and each hereby is, authorized, empowered, and directed for, on behalf of and in the name of the Company to (i) negotiate, execute, deliver and file any agreements, certificates, other instruments or documents, (ii) pay expenses and taxes and (iii) do or cause to be done any and all such other acts and things as he may deem necessary, appropriate or advisable to effect or implement the Merger and the other transactions contemplated by the Merger Agreement, any such action taken by any such officer to be conclusive evidence of such determination.
Termination of Stockholder Agreements
RESOLVED
: That each of the undersigned stockholders hereby agrees to terminate that certain (i) Amended and Restated Investors’ Rights Agreement, dated as of April 3, 2020, by and among the Company, Sonder Canada Inc, and the Investors (as defined therein), (ii) Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of April 3, 2020, by and among the Company, Sonder

Canada Inc., the Investors and Key Holders (as defined therein), (iii) Amended and Restated Voting Agreement, dated as of April 3, 2020 by and among the Company, Sonder Canada Inc., the Investors and Key Holders (as defined therein); and (iv) the Amended and Restated Pull-Forward Exchange Agreement, dated as of May 4, 2020 (collectively, the “
Stockholder Agreements
”), with such authorization to be contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time.
Waiver of Notice Requirements
RESOLVED
: That each undersigned stockholder hereby waives any and all notice requirements applicable to, or triggered by, the Merger, the Merger Agreement and the transactions contemplated thereby that are required under the Current Certificate or Bylaws of the Company, any applicable law or any Contract between the undersigned stockholder and the Company.
Waiver of Appraisal Rights
WHEREAS
, a stockholder of the Company who does not vote in favor of the Merger and is in compliance with all the provisions of the DGCL concerning the right of such dissenting stockholder to demand appraisal of such shares in connection with the Merger (a “
Dissenting Stockholder
”)
may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, attached hereto as
Exhibit C
, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such Company Stock as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger); and
WHEREAS
, a Dissenting Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such appraisal rights.
NOW, THEREFORE, BE IT RESOLVED
: That each undersigned stockholder, with respect only to himself, herself or itself, hereby waives and agrees not to assert any appraisal rights or any rights similar that the undersigned stockholders may have in connection with the Merger, whether under the DGCL or other applicable Law.
Additional Agreements and Acknowledgements
Each undersigned stockholder understands, agrees to and acknowledges the following:
A.    Such undersigned stockholder has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents and other provisions in this Action by Written Consent and that all such questions have been answered fully and to the satisfaction of such undersigned stockholder.
B.    Such undersigned stockholder has had a reasonable time and opportunity to consult with such undersigned stockholder’s financial, legal, tax and other advisors, if desired, before signing this Action by Written Consent.
C.    Such undersigned stockholder has received and reviewed and understands, accepts, consents to, adopts, approves and ratifies the terms of the Merger Agreement and the Transaction Agreements and all schedules and exhibits thereto, the transactions contemplated by the Merger Agreement, the Transaction Agreements and any other agreement entered into by the Company in connection with the transactions contemplated by the Merger Agreement and the Transaction Agreements.
D.    Such undersigned stockholder agrees to be bound by the terms of the Merger Agreement and the Transaction Agreements to which he, she or it shall be party and confirms that he, she or it has no objections to the terms of the Merger Agreement, such Transaction Agreements or the transactions contemplated by the Merger Agreement.

E.    Parent, Merger Sub I and Merger Sub II will be relying on such undersigned stockholder’s execution and delivery to the Company of this Action by Written Consent, and such undersigned stockholder’s agreement to be bound by the terms hereof, in determining whether to proceed to consummate the Merger.
F.    To the fullest extent permitted by applicable law, this Action by Written Consent shall become null and void, and shall have no effect whatsoever and the undersigned stockholder shall have no liability whatsoever hereunder, without any action on the part of any person, upon termination of the Merger Agreement in accordance with its terms.
General Resolutions
RESOLVED
: That all actions previously taken by the Company that are approved by the resolutions set forth in this Action by Written Consent are hereby ratified, confirmed, approved and adopted; and
RESOLVED FURTHER
: That the Company is hereby authorized to do or cause to be done any and all such further acts and to do all things necessary or desirable, in its sole discretion, to otherwise carry out the purposes and intent of the resolutions in this Action by Written Consent.

CONFIDENTIAL
This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This Action by Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

Dated:	[STOCKHOLDER]

By:
Name:
Title:

EXHIBIT A
Merger Agreement
[Intentionally Omitted]

EXHIBIT B
Form of A&R Certificate of Incorporation of Parent
[Intentionally Omitted]

EXHIBIT C
Section 262 of the Delaware General Corporation Law
[Intentionally Omitted]

Annex H
MOELIS & COMPANY
April 29, 2021
Board of Directors
Gores Metropoulos II, Inc.
6260 Lookout Road
Boulder, CO 80301
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Gores Metropoulos II, Inc. (the “
Company
”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger (the “
Agreement
”) to be entered into by and among the Company, Sunshine Merger Sub I, Inc., a Delaware corporation (“
Merger Sub I
”), Sunshine Merger Sub II, LLC, a Delaware limited liability company (“
Merger Sub II
” and together with Merger Sub I, the “
Merger Subs
”), and Sonder Holdings Inc., a Delaware corporation (the “
Target
”). As more fully described in the Agreement, at the Closing, the Company will issue a number of shares of the Company’s Common Stock (the “
Common Stock
”) (deemed under the Agreement to have a value of $10.00 per share) with an aggregate value of $2,176,603,000 and a number of shares of the Company’s Special Voting Common Stock (the “
Special Voting Stock
” and, together with the Common Stock, the “
Company Stock
”) with a deemed aggregate value of $0 (the “
Consideration
”), to the current holders of the Target’s capital stock and other equity interests to acquire the Target (the “
Transaction
”). Under the terms of the Agreement, the Company is required to issue additional shares of Common Stock to the holders of the Target’s capital stock and other equity interests if shares of Common Stock trade at certain levels as more fully specified in, and subject to the terms and conditions of, the Agreement (the “
Earn Out
”). We express no opinion as to the Earn Out.
In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Company, including financial and other forecasts provided to, or discussed with, us by the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction; (iii) conducted discussions with members of management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Target and the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed a draft, dated April 22, 2021, of the Agreement; (vi) reviewed the Company’s and Target’s capital structure both pre-Transaction
and post-Transaction; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We also reviewed, but did not rely on for purposes of this opinion, the financial terms of certain other transactions that we deemed relevant.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to the Target and the Company, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Target and the Company. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, we have assumed that, following a $200 million capital raising transaction by the Company and consummation of the Transaction, the Company will have pro forma net cash of $739 million on its balance sheet. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of the Target. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet,
or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Company Stock actually will be when issued or the prices at which such Company Stock or any other securities of the Company may trade at any time. With your consent, we are not expressing any opinion on the Earn Out or any other potential future consideration, including equity interests of the Company, that may be received by sellers of the Target contingent on certain market prices for shares of Company Stock. We are not expressing any opinion as to fair value or the solvency of the Target or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We will receive a fee for our services, all of which is contingent upon the consummation of the Transaction. We will also receive a fee if we deliver this opinion, the Transaction is not consummated, and the Company consummates an alternate transaction for which we are not engaged to deliver an opinion. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. We have provided investment banking and other services to affiliates of the Company, and in the future may, provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date hereof, we have acted as a financial advisor to affiliates of the Company on six engagements.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in connection with the Transaction is fair from a financial point of view to the Company.
Very truly yours,
MOELIS & COMPANY LLC

Annex I
SONDER HOLDINGS INC.
MANAGEMENT EQUITY INCENTIVE PLAN
1.
Purposes of the Plan; Award Types
.
1.1
Purposes of the Plan
. The purposes of this Plan are
to attract and retain personnel for positions with the Company Group
,
to provide additional incentive to Employees and Consultants (collectively, “
Service Providers
”), and to promote the success of the Company’s business.
1.2
Award Types
. The Plan permits the grant of Restricted Stock Units to any Service Provider.
2.
Definitions
. The following definitions are used in this Plan:
2.1 “
Administrator
” means Administrator as defined in Section 4.1.
2.2 “
Applicable Laws
” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.3 “
Award
” means, individually or collectively, a grant under the Plan of Restricted Stock Units.
2.4 “
Award Agreement
” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.
2.5 “
Board
” means the Board of Directors of the Company.
2.6 “
Change of Control
” has the meaning set forth in the Merger Agreement as in effect on April 29, 2021.
2.7 “
Closing Date
” has the meaning set forth in the Merger Agreement.
2.8 “
Code
” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.
2.9 “
Committee
” means a committee of Directors appointed by the Board.
2.10 “
Common Share Price
” has the meaning set forth in the Merger Agreement.
2.11 “
Common Stock
” means the common stock of the Company.
2.12 “
Company
” means Sonder Holdings Inc., a Delaware corporation, or any of its successors.

2.13 “
Company Group
” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.
2.14 “
Consultant
” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form
S-8
under the Securities Act is permitted.
2.15 “
Director
” means a member of the Board.
2.16 “
Employee
” means any person, including Officers and Directors, providing services as an employee to the Company or any member of the Company Group. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.
2.17 “
Exchange Act
” means the U.S. Securities Exchange Act of 1934.
2.18
2.19 “
Fair Market Value
” means, as of any date, the value of a Share, determined as follows:
(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable. If the determination date for the Fair Market Value occurs on a non-Trading
Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;
(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;
(c) Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under Sections 2.20(a) or 2.20(b) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
2.20 “
Grant Date
” means Grant Date as defined in Section 4.3.
2.21 “
Incentive Period
” means the time period between the date that is 180 days after the Closing Date (the “
MEIP Start Date
”) and the fifth anniversary of the MEIP Start Date.

2.22 “
Merger Agreement
” means the Agreement and Plan of Merger dated April 29, 2021 by and between the Company, Gores Metropoulos II, Inc., and certain other parties.
2.23 “
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
2.24 “
Parent
” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.25 “
Participant
” means the holder of an outstanding Award.
2.26 “
Plan
” means this Management Equity Incentive Plan, as may be amended from time to time.
2.27 “
Restricted Stock Unit
” means a bookkeeping entry representing an amount equal to the Fair Market Value of a Share, granted under Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.28 “
Securities Act
” means U.S. Securities Act of 1933.
2.29 “
Service Provider
” means an Employee or Consultant.
2.30 “
Share
” means a share of the Common Stock as adjusted in accordance with Section 9 of the Plan.
2.31 “
Subsidiary
” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.
2.32 “
Tax Withholdings
” means tax, social insurance and social security liability or premium obligations in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (ii) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant or vesting of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award, the Shares subject to, or other amounts or property payable under, an Award, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the applicable member of the Company Group has either agreed to withhold or has an obligation to withhold.
2.33 “
Trading Day
” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.
2.34 “
Transaction
” means Transaction as defined in Section 10.1.
2.35 “
Triggering Event I
” means the date on which the Common Share Price is equal to or greater than $13.00 after the Closing Date, but within the Incentive Period.
2.36 “
Triggering Event II
” means the date on which the Common Share Price is equal to or greater than $15.50 after the Closing Date, but within the Incentive Period.
2.37 “
Triggering Event III
” means the date on which the Common Share Price is equal to or greater than $18.00 after the Closing Date, but within the Incentive Period.

2.38 “
Triggering Event IV
” means the date on which the Common Share Price is equal to or greater than $20.50 after the Closing Date, but within the Incentive Period.
2.39 “
Triggering Event V
” means the date on which the Common Share Price is equal to or greater than $23.00 after the Closing Date, but within the Incentive Period.
2.40 “
Triggering Event VI
” means the date on which the Common Share Price is equal to or greater than $25.50 after the Closing Date, but within the Incentive Period.
2.41 “
Triggering Event
” means Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V or Triggering Event VI.
2.42 “
Triggering Events
” means, collectively, Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI.
3.
Shares Subject to the Plan
.
3.1
Allocation of Shares to Plan
. 14,500,000 Shares will be reserved for issuance under the Plan, provided that the maximum aggregate number of Shares that may actually be issued under the Plan is:
(a) upon the occurrence of Triggering Event I, a
one-time
aggregate issuance of 2,416,667 Shares; plus
(b) upon the occurrence of Triggering Event II, a
one-time
aggregate issuance of 2,416,667 Shares; plus
(c) upon the occurrence of Triggering Event III, a
one-time
aggregate issuance of 2,416,667 Shares; plus
(d) upon the occurrence of Triggering Event IV, a
one-time
aggregate issuance of 2,416,667 Shares; plus
(e) upon the occurrence of Triggering Event V, a
one-time
aggregate issuance of 2,416,666 Shares; plus
(f) upon the occurrence of Triggering Event VI, a
one-time
aggregate issuance of 2,416,666 Shares; plus
The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.
For the avoidance of doubt, (i) each applicable Triggering Event may occur only once, if at all, and in no event may Participants be entitled to receive Awards in the aggregate covering more than 14,500,000 Shares under the Plan, and (ii) Shares are not required to be issued in connection with or immediately following a Triggering Event.
Notwithstanding the foregoing, if, during the Incentive Period, there is a Change of Control that will result in the holders of Shares receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with a Triggering Event that has not occurred prior to the date of such Change of Control (each such Triggering Event a “
CIC Triggering Event
”), then immediately prior to the consummation of such Change of Control (1) each CIC Triggering Event shall be deemed to have occurred and (2) all Shares issuable upon the occurrence of any such CIC Triggering Event may be issued under the Plan.

3.2
Share Reserve Return
.
(a)
Forfeited Awards
. Shares issued pursuant to Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.
3.3
Adjustment
. The numbers provided in Section 3.1 will be adjusted by the Administrator as a result of changes in capitalization and any other adjustments under Section 9.
3.4
Share Reserve
. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.
Administration of the Plan
.
4.1
Procedure
.
(a) The Plan will be administered by the Board or a Committee (the “
Administrator
”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.
(b) To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more subcommittees of the Board or a Committee or officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries, provided that the delegation must comply with any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such officer(s). This delegation may be revoked at any time by the Board or Committee.
4.2
Powers of the Administrator
. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:
(a) to determine the Fair Market Value;
(b) to approve forms of Award Agreements for use under the Plan;
(c) to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;
(d) to determine the number of Shares to be covered by each Award granted;
(e) to determine the terms and conditions, consistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award; provided that under no circumstance may the number of Shares subject to Awards that vest or otherwise become issuable to Participants exceed the number of Shares that become available for issuance under Section 3.1 of the Plan; provided, further, that a Triggering Event may not be waived by the Administrator;
(f) to construe and interpret the Plan and make any decisions necessary to administer the Plan, including but not limited to determining whether and when a Change of Control has occurred;
(g) to establish, amend and rescind rules and regulations and adopt sub-plans
relating to the Plan, including rules, regulations and
sub-plans
for the purposes of facilitating compliance with applicable
non-U.S.
laws, easing the administration of the Plan and/or obtaining tax-favorable
treatment for Awards granted to Service Providers located outside the U.S., in each case as the Administrator may deem necessary or advisable;

(h) to interpret, modify or amend each Award (subject to Section 14);
(i) to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 11;
(j) to delegate ministerial duties to any of the Company’s employees;
(k) to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;
(l) to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award;
(m) to determine whether a Triggering Event (including a CIC Triggering Event) has occurred and to make any other determinations related to a Triggering Event;
(n) to make any determinations necessary or appropriate under Section 9.
4.3
Grant Date
. The grant date of an Award (“
Grant Date
”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
4.4
Waiver
. The Administrator may waive any terms, conditions or restrictions not related to a Triggering Event.
4.5
Fractional Shares
. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
4.6
Electronic Delivery
. The Company may deliver by
e-mail
or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
4.7
Choice of Law; Choice of Forum
. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
4.8
Effect of Administrator’s Decision
. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
5.
Eligibility
. Awards may be granted to Service Providers.
6.
Restricted Stock Units
.
6.1
Restricted Stock Unit Award Agreement
. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.

6.2
Vesting Criteria and Other Terms
. The Administrator will set vesting criteria, if any, that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant; provided that under no circumstance may the number of Shares subject to Restricted Stock Units that vest or otherwise become issuable to Participants exceed the number of Shares that become available for issuance under Section 3.1 of the Plan. Subject to the preceding sentence, the Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.
6.3
Earning Restricted Stock Units
. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 6.4. The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units; provided that under no circumstance may the number of Shares subject to Restricted Stock Units that vest or otherwise become issuable to Participants exceed the number of Shares that become available for issuance under Section 3.1 of the Plan.
6.4
Form and Timing of Payment
. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement and determined by the Administrator. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
7.
Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations/Change of Status
.
7.1
Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations
. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be adjusted or suspended during any unpaid leave of absence in accordance with the Company’s leave of absence policy in effect at the time of such leave. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or within the Company Group. In addition, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, if, after the date of grant of a Participant’s Award, the Participant commences working on a part-time or reduced work schedule basis, the vesting of such Award will be adjusted in accordance with the Company’s reduced work schedule/ part-time policy then in effect. Adjustments or suspensions of vesting pursuant to this Section shall be accomplished in a manner that is exempt from or complies with the requirements of Code Section 409A and the regulations and guidance thereunder.
7.2
Employment Status
. A Participant will not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.
8.
Transferability of Awards
. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
9.
Adjustments; Dissolution or Liquidation
.
9.1
Adjustments
. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs

(including a Change of Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3.1. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.
9.2
Dissolution or Liquidation
. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. An Award will terminate immediately prior to the consummation of such proposed action.
10.
Change of Control or Merger
.
10.1
Administrator Discretion
. If a Change of Control or a merger of the Company with or into another corporation or other entity occurs (each, a “
Transaction
”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section), without a Participant’s consent, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof) or that the vesting of any such Awards may accelerate automatically upon consummation of a Transaction.
10.2
Identical Treatment Not Required
. The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the Transaction.
10.3
Continuation
. An Award will be considered continued if, following the Change of Control or merger:
(a) the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria, subject to Section 10.3(c) below and Section 9.1); provided that if the consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction; or
(b) the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights as of the date of the occurrence of the Transaction. Any such cash or property may be subjected to any escrow applicable to holders of Common Stock in the Change of Control. If as of the date of the occurrence of the Transaction the Administrator determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.
(c) Notwithstanding anything in this Section 10.3 to the contrary, an Award that vests, is earned or paid-out
upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to, or elimination of, such performance goals only to reflect the successor corporation’s post-Transaction corporate structure or business will not invalidate an otherwise valid Award assumption.
10.4
Non-Continuation
. If the successor corporation does not continue an Award (or some portion of such Award), all restrictions on 100% of the Participant’s outstanding Restricted Stock Units will lapse, and, regarding 100% of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided that under no circumstance may the number of Shares subject to Restricted Stock Units that vest or become issuable to Participants pursuant to this Section 10.4 exceed the number of Shares that become available for issuance under Section 3.1 of the Plan; provided, further that, nothing in this Plan will require or permit the acceleration of a Triggering Event other than a CIC Triggering Event pursuant to Section 3.1. In no event will vesting of an Award accelerate as to more than 100% of the Award.
11.
Tax Matters
.
11.1
Withholding Requirements
. Prior to the delivery of any Shares or cash under an Award or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award.
11.2
Withholding Arrangements
. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (i) requiring the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (vi) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.
11.3
Compliance
With
Code Section
 409A
.
(a) Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 11.3 is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.
(b) Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month
period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month
period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” (or following death) will be paid at the time or times the payments are otherwise scheduled to be made.
(c) Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
12.
Other Terms
.
12.1
No Effect on Employment or Service
. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship at any time free from any liability or claim under the Plan.
12.2
Interpretation and Rules of Construction
. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
12.3
Plan Governs
. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Grant Agreement, the terms and conditions of the Plan will prevail.
12.4
Forfeiture Events
.
(a) All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, on the Grant Date of an Award, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 12.4(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.
(b) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant that would constitute cause for termination of such Participant’s status as a Service Provider.
13.
Term of Plan
. Subject to Section 16, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the Closing Date. The Plan will continue in effect until terminated under Section 14.
14.
Amendment and Termination of the Plan
.
14.1
Amendment and Termination
. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason.
14.2
Stockholder Approval
. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.
14.3
Consent of Participants Generally Required
. Subject to Section 14.4 below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement authorized by the Administrator between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
14.4
Exceptions to Consent Requirement
.
(a) A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and
(b) Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
(c) in a manner specified by the Plan,
(d) to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or
(e) to comply with other Applicable Laws.
15.
Conditions Upon Issuance of Shares
.
15.1
Legal Compliance
. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon vesting thereof, unless the issuance and delivery of such Shares and vesting of the Award will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
15.2
Investment Representations
. As a condition to the vesting of an Award, the Company may require the person holding such Award to represent and warrant during any such vesting that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
15.3
Failure to Accept Award
. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting or settlement of the Award prior to the first date the Shares subject to such Award are scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and such Shares subject to the Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.
16.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Annex J
SONDER HOLDINGS INC.
2021 EQUITY INCENTIVE PLAN
1.
Purposes of the Plan; Award Types
.
1.1
Purposes of the Plan
. The purposes of this Plan are
to attract and retain personnel for positions with the Company Group
,
to provide additional incentive to Employees, Directors, and Consultants (collectively, “
Service Providers
”), and to promote the success of the Company’s business.
1.2
Award Types
. The Plan permits the grant of Incentive Stock Options to any ISO Employee and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards to any Service Provider.
2.
Definitions
. The following definitions are used in this Plan:
2.1 “
Administrator
” means Administrator as defined in Section 4.1.
2.2 “
Applicable Laws
” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.3 “
Award
” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.
2.4 “
Award Agreement
” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.
2.5 “
Board
” means the Board of Directors of the Company.
2.6 “
Change in Control
” means the occurrence of any of the following events:
(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“
Person
”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this

Section 2.6(a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b) A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any
12-month
period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 2.6(b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2.6(c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:
(1) a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or
(2) a transfer of assets by the Company to:
(A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,
(B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,
(C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or
(D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 2.6(c)(2)(A) to Section 2.6(c)(2)(C).
For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2.6.
For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2.6.
(d) A transaction will not be a Change in Control:
(1) unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(2) if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.7 “
Code
” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.
2.8 “
Committee
” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.
2.9 “
Common Stock
” means the common stock of the Company.
2.10 “
Company
” means Sonder Holdings Inc., a Delaware corporation, or any of its successors.
2.11 “
Company Group
” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.
2.12 “
Consultant
” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form
S-8
under the Securities Act is permitted.
2.13 “
Director
” means a member of the Board.
2.14 “
Disability
” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory
standards adopted by the Administrator from time to time.
2.15 “
Effective Date
” means the date of the consummation of the merger by and between the Company, Gores Metropoulos II, Inc., and certain other parties, pursuant to that certain Agreement and Plan of Merger dated April 29, 2021 (such merger, the “
Merger
”).
2.16 “
Employee
” means any person, including Officers and Directors, providing services as an employee to the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company (such an Employee, an “
ISO Employee
”). Notwithstanding, Options awarded to individuals not providing services to the Company or a Subsidiary of the Company should be carefully structured to comply with the payment timing rule of Code Section 409A. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.
2.17 “
Exchange Act
” means the U.S. Securities Exchange Act of 1934.
2.18 “
Exchange Program
” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.19 “
Exercise Price
” means the price payable per share to exercise an Award.
2.20 “
Expiration Date
” means the last possible day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed before midnight U.S. Pacific Time between the Expiration Date and the following date; provided, however, that any broker-assisted cashless exercise of an Option granted hereunder must be completed by the close of market trading on the Expiration Date.
2.21 “
Fair Market Value
” means, as of any date, the value of a Share, determined as follows:
(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, unless otherwise determined by the Administrator, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable. If the determination date for the Fair Market Value occurs on a non-Trading
Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;
(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;
(c) Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under 2.21(a) or 2.21(b) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
2.22 “
Fiscal Year
” means a fiscal year of the Company.
2.23 “
Grant Date
” means Grant Date as defined in Section 4.3.
2.24 “
Incentive Stock Option
” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Code Section 422.
2.25 “
Nonstatutory Stock Option
” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
2.26 “
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
2.27 “
Option
” means a stock option to acquire Shares granted under Section 6.
2.28 “
Outside Director
” means a Director who is not an Employee.

2.29 “
Parent
” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.30 “
Participant
” means the holder of an outstanding Award.
2.31 “
Performance Awards
” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.
2.32 “
Performance Period
” means Performance Period as defined in Section 10.1.
2.33 “
Period of Restriction
” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
2.34 “
Plan
” means this 2021 Equity Incentive Plan, as may be amended from time to time.
2.35 “
Restricted Stock
” means Shares issued under an Award granted under Section 8 or issued as a result of the early exercise of an Option.
2.36 “
Restricted Stock Unit
” means a bookkeeping entry representing an amount equal to the Fair Market Value of a Share, granted under Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.37 “
Securities Act
” means U.S. Securities Act of 1933.
2.38 “
Service Provider
” means an Employee, Director or Consultant.
2.39 “
Share
” means a share of the Common Stock as adjusted in accordance with Section 13 of the Plan.
2.40 “
Stock Appreciation Right
” means an Award granted under Section 7.
2.41 “
Subsidiary
” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.
2.42 “
Tax Withholdings
” means tax, social insurance and social security liability or premium obligations in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (ii) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award, the Shares subject to, or other amounts or property payable under, an Award, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the applicable member of the Company Group has either agreed to withhold or has an obligation to withhold.
2.43 “
Ten Percent Owner
” means Ten Percent Owner as defined in Section 6.2(a)(1).

2.44 “
Trading Day
” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.
2.45 “
Transaction
” means Transaction as defined in Section 14.1.
3.
Shares Subject to the Plan
.
3.1
Allocation of Shares to Plan
. The maximum aggregate number of Shares that may be issued under the Plan is:
(a) [____________] Shares, plus
(b) any Shares subject to stock options or other awards that are assumed in the Merger (“
Assumed Awards
”) and that, on or after the Effective Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan under this clause (ii) equal to [____________] Shares, plus
(c) any additional Shares that become available for issuance under the Plan under Section 3.2 and 3.3.
The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.
3.2
Automatic Share Reserve Increase
. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending with the 2031 Fiscal Year, in an amount equal to the least
of:
(a) [____________] Shares,
(b) 5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and
(c) a lesser number of Shares determined by the Administrator.
3.3
Share Reserve Return
.
(a)
Options and
Stock Appreciation Rights
. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised or settled in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.
(b)
Stock Appreciation Rights
. Only Shares actually issued pursuant to a Stock Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan; all remaining Shares originally subject to the Stock Appreciation Right will remain available for future issuance under the Plan.
(c)
Full-Value Awards
. Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, or stock-settled Performance Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.
(d)
Withheld Shares
. Shares used to pay the Exercise Price of an Award or to satisfy Tax Withholdings related to an Award will become available for future issuance under the Plan.

(e)
Cash-Settled Awards
. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.
3.4
Incentive Stock Options
. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section
 3.1
.
3.5
Adjustment
. The numbers provided in Sections 3.1, 3.2, and 3.3 will be adjusted as a result of changes in capitalization and any other adjustments in accordance with Section 13.
3.6
Substitute Awards
. If the Administrator grants Awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or becomes a part of any member of the Company group, the grant of those substitute Awards will not decrease the number of Shares available for issuance under the Plan.
3.7
Share Reserve
. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.
Administration of the Plan
.
4.1
Procedure
.
(a) The Plan will be administered by the Board or a Committee (the “
Administrator
”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.
(b) To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more subcommittees of the Board or a Committee or officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries, provided that the delegation must comply with any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such officer(s). This delegation may be revoked at any time by the Board or Committee. In no event shall any officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, Officers or Outside Directors.
4.2
Powers of the Administrator
. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:
(a) to determine the Fair Market Value;
(b) to approve forms of Award Agreements for use under the Plan;
(c) to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;
(d) to determine the number of Shares to be covered by each Award granted;
(e) to determine the terms and conditions, consistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, the Exercise Price, the time(s) when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;

(f) to institute and determine the terms and conditions of an Exchange Program, subject to any required shareholder consent;
(g) to construe and interpret the Plan and make any decisions necessary to administer the Plan, including but not limited to determining whether and when a Change in Control has occurred;
(h) to establish, amend and rescind rules and regulations and adopt sub-plans
relating to the Plan, including rules, regulations and
sub-plans
for the purposes of facilitating compliance with applicable
non-U.S.
laws, easing the administration of the Plan and/or obtaining tax-favorable
treatment for Awards granted to Service Providers located outside the U.S., in each case as the Administrator may deem necessary or advisable;
(i) to interpret, modify or amend each Award (subject to Section 19), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;
(j) to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 16;
(k) to delegate ministerial duties to any of the Company’s employees;
(l) to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;
(m) to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by Applicable Laws, such suspension shall be lifted in all cases not less than 10 Trading Days before the last date that the Award may be exercised;
(n) to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award; and
(o) to make any determinations necessary or appropriate under Section 13.
4.3
Grant Date
. The grant date of an Award (“
Grant Date
”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
4.4
Waiver
. The Administrator may waive any terms, conditions or restrictions.
4.5
Fractional Shares
. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
4.6
Electronic Delivery
. The Company may deliver by
e-mail
or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
4.7
Choice of Law; Choice of Forum
. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
4.8
Effect of Administrator’s Decision
. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
5.
Eligibility
. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.
Stock Options
.
6.1
Stock Option Award Agreement
. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.
6.2
Exercise Price
. The Exercise Price for the Shares to be issued upon exercise of an Option will be determined by the Administrator and stated in the Award Agreement, subject to the following:
(a) In the case of an Incentive Stock Option:
(1) granted to an ISO Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary (a “
Ten Percent Owner
”), the Exercise Price for the Shares to be issued will be no less than 110% of the Fair Market Value per Share on the date of grant; and
(2) granted to any ISO Employee other than a Ten Percent Owner, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.
(b) In the case of a Nonstatutory Stock Option, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.
(c) Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to a Service Provider that is not a U.S. taxpayer.
6.3
Form of Consideration
. The Administrator will determine the acceptable form(s) of consideration for exercising an Option. Unless the Administrator determines otherwise, the consideration may consist of any one or more or combination of the following, to the extent permitted by Applicable Laws:
(a) cash;
(b) check or wire transfer;
(c) promissory note, if and to the extent approved by the Company;
(d) other Shares that have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;

(e) consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award;
(f) consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award; and
(g) any other consideration or method of payment to issue Shares (provided that other forms of considerations may be approved only by the Administrator).
The Administrator has the power to remove or limit any of the above forms of consideration for exercising an Option except for the payment of cash at any time in its sole discretion.
6.4
Term of Option
. The term of each Option will be determined by the Administrator and stated in the Award Agreement, provided that, in the case of an Incentive Stock Option: (a) granted to a Ten Percent Owner, the Option may not be exercisable after the expiration of 5 years from the date such Option is granted, or such shorter term as may be provided in the Award Agreement; and (b) granted to an ISO Employee other than a Ten Percent Owner, the Option may not be exercisable after the expiration of 10 years from the date such Option is granted term, or such shorter term as may be provided in the Award Agreement.
6.5
Incentive Stock Option Limitations
.
(a) To the extent that the aggregate fair market value of the shares with respect to which incentive stock options under Code Section 422(b) are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company Group) exceeds $100,000, the incentive stock options whose value exceeds $100,000 will be treated as nonstatutory stock options. Incentive stock options will be considered in the order in which they were granted. For this purpose, the fair market value of the shares subject to an option will be determined as of the grant date of each option.
(b) If an Option is designated in the Administrator action that granted it as an Incentive Stock Option but the terms of the Option do not comply with Sections 6.2 and 6.4, then the Option will not qualify as an Incentive Stock Option.
6.6
Exercise of Option
. An Option is exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings).
Shares issued upon exercise of an Option will be issued in the name of the Participant
.
Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, despite the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan (except as provided in Section 3.3) and for purchase under the Option, by the number of Shares as to which the Option is exercised.
(a)
Termination of Relationship as a Service Provider
. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within thirty (30) days of such cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent that the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(b)
Disability of Participant
. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(c)
Death of Participant
. If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of the beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is exercised pursuant to this Section 6.6(c), Participant’s designated beneficiary or personal representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.7
Expiration of Options
. Subject to Section 6.4, an Option’s Expiration Date will be set forth in the Award Agreement. An Option may expire before its expiration date under the Plan (including pursuant to Sections 6.6, 13, 14, or 17.4) or under the Award Agreement.
6.8
Tolling of Expiration
. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Option is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Option would be subject to additional taxation or interest under Section 409A. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Option will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20.1 and (y) its Expiration Date.

7.
Stock Appreciation Rights
.
7.1
Stock Appreciation Right Award Agreement
. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines.
7.2
Exercise Price
. The Exercise Price of a Stock Appreciation Right will be determined by the Administrator, provided that in the case of a Stock Appreciation Right granted to a U.S. taxpayer, the Exercise Price will be no less than 100% of the Fair Market Value of a Share on the date of grant.
7.3
Payment of Stock Appreciation Right Amount
. Payment upon Stock Appreciation Right exercise may be made in cash, in Shares (which, on the date of exercise, have an aggregate Fair Market Value equal to the amount of payment to be made under the Award), or any combination of cash and Shares, with the determination of form of payment made by the Administrator. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:
(a) the excess, if any, between the fair market value on the date of exercise over the Exercise Price multiplied by
(b) the number of Shares with respect to which the Stock Appreciation Right is exercised.
7.4
Exercise of Stock Appreciation Right
. A Stock Appreciation Right is exercised when the Company receives a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Appreciation Right. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, despite the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease (x) the number of Shares thereafter available under the Stock Appreciation Right by the number of Shares as to which the Stock Appreciation Right is exercised and (y) the number of Shares thereafter available under the Plan by the number of Shares issued upon such exercise.
7.5
Expiration of Stock Appreciation Rights
. A Stock Appreciation Right’s Expiration Date will be set forth in the Award Agreement. A Stock Appreciation Right may expire before its expiration date under the Plan (including pursuant to Sections 13, 14, or 17.4)) or under the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.2 relating to exercise price also will apply to Stock Appreciation Rights.
7.6
Tolling of Expiration
. If exercising a Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Stock Appreciation Right is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Stock Appreciation Right would be subject to additional taxation or interest under Section 409A. If this would result in the Stock Appreciation Right remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Stock Appreciation Right will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20.1 and (y) its Expiration Date.

8.
Restricted Stock
.
8.1
Restricted Stock Award Agreement
. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any Period of Restriction (e.g., vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.
8.2
Restrictions
.
(a) Except as provided in this Section 8.2 or the Award Agreement, while unvested, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated.
(b) While unvested, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(c) Service Providers holding a Share covered by an Award of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares while such Shares are unvested, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the Shares with respect to which they were paid and if such dividend or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such dividends until the restrictions on the Shares with respect to which they were paid have lapsed.
(d) Except as otherwise provided in this Section 8.2 or an Award Agreement, a Share covered by each Award of Restricted Stock made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.
(e) The Administrator may impose, prior to grant, or remove any restrictions on Shares covered by an Award of Restricted Stock.
9.
Restricted Stock Units
.
9.1
Restricted Stock Unit Award Agreement
. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.
9.2
Vesting Criteria and Other Terms
. The Administrator will set vesting criteria, if any, that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.
9.3
Earning Restricted Stock Units
. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 9.4. The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.
9.4
Form and Timing of Payment
. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement and determined by the Administrator. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

10.
Performance Awards
.
10.1
Award Agreement
. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions, if any, will be measured (“
Performance Period
”), and such other terms and conditions as the Administrator determines.
10.2
Objectives or Vesting Provisions and Other Terms
. The Administrator will set objectives or vesting provisions that, depending on the extent to which the objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.
10.3
Form and Timing of Payment
. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value, or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of payment or, in the discretion of the Administrator, at the time of grant.
10.4
Value of Performance Awards
. Each Performance Award’s threshold, target, and maximum payout values will be established by the Administrator on or before the Grant Date.
10.5
Earning Performance Awards
. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such Performance Award.
11.
Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations/Change of Status
.
11.1
Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations
. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be adjusted or suspended during any unpaid leave of absence in accordance with the Company’s leave of absence policy in effect at the time of such leave. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or within the Company Group. In addition, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, if, after the date of grant of a Participant’s Award, the Participant commences working on a part-time or reduced work schedule basis, the vesting of such Award will be adjusted in accordance with the Company’s reduced work schedule/ part-time policy then in effect. Adjustments or suspensions of vesting pursuant to this Section shall be accomplished in a manner that is exempt from or complies with the requirements of Code Section 409A and the regulations and guidance thereunder.
11.2
Employment Status
. A Participant will not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.
11.3
Incentive Stock Options
. With respect to Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1 st
) day of such leave any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
12.
Transferability of Awards
. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
13.
Adjustments; Dissolution or Liquidation
.
13.1
Adjustments
. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs (including a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.
13.2
Dissolution or Liquidation
. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
14.
Change in Control or Merger
.
14.1
Administrator Discretion
. If a Change in Control or a merger of the Company with or into another corporation or other entity occurs (each, a “
Transaction
”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section), without a Participant’s consent, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof) or that the vesting of any such Awards may accelerate automatically upon consummation of a Transaction.
14.2
Identical Treatment Not Required
. The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the Transaction.
14.3
Continuation
. An Award will be considered continued if, following the Change in Control or merger:
(a) the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria, subject to Section 14.3(c) below and Section 13.1); provided that if the consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction; or

(b) the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Transaction. Any such cash or property may be subjected to any escrow applicable to holders of Common Stock in the Change in Control. If as of the date of the occurrence of the Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.
(c) Notwithstanding anything in this Section 14.3 to the contrary, an Award that vests, is earned or paid-out
upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to, or the elimination of, such performance goals only to reflect the successor corporation’s post-Transaction corporate structure or business will not invalidate an otherwise valid Award assumption.
14.4
Modification
. The Administrator will have authority to modify Awards in connection with a Change in Control or merger:
(a) in a manner that causes the Awards to lose their
tax-preferred
status,
(b) to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the Transaction the Option may only be exercised only to the extent it is vested;
(c) to reduce the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the Transaction is equivalent and the adjustment complies with U.S. Treasury Regulation
Section 1.409A-1(b)(v)(D);
and
(d) to suspend a Participant’s right to exercise an Option during a limited period of time preceding and or following the closing of the Transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the Transaction.
14.5
Non-Continuation
. If the successor corporation does not continue an Award (or some portion of such Award), then, solely with respect to any such Award (or portion of such Award), the Participant will fully vest in (and have the right to exercise) 100% of the then-unvested Shares subject to his or her outstanding Options and Stock Appreciation Rights, all restrictions on 100% of the Participant’s outstanding Restricted Stock and Restricted Stock Units will lapse, and, regarding 100% of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In no event will vesting of an Award accelerate as to more than 100% of the unvested and outstanding Award. Unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Options or Stock Appreciation Rights are not continued when a Change in Control or a merger of the Company with or into another corporation or other entity occurs, the Administrator will notify the Participant in writing or electronically that the Participant’s vested Options or Stock Appreciation Rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the Administrator in its sole discretion and all of the

Participant’s Options or Stock Appreciation Rights will terminate upon the expiration of such period (whether vested or unvested).
14.6
Outside Director Grants
. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Outside Director will fully vest in and have the right to exercise outstanding Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement, a Company policy related to Director compensation, or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, that specifically references this default rule.
15.
Outside Director Limits
. No Outside Director may be paid, issued or granted, in any Fiscal Year, cash retainer fees and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $750,000, increased to $1,000,000 in connection with his or her initial service (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 15.
16.
Tax Matters
.
16.1
Withholding Requirements
. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award (including upon exercise of an Award).
16.2
Withholding Arrangements
. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (i) requiring the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (vii) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.

16.3
Compliance
With
Code Section
 409A
.
(a) Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 16.3 is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company, its affiliates or their employees, directors, service providers or shareholders have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.
(b) Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month
period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month
period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” (or following death) will be paid at the time or times the payments are otherwise scheduled to be made.
(c) Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
17.
Other Terms
.
17.1
No Effect on Employment or Service
. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship at any time free from any liability or claim under the Plan.
17.2
Interpretation and Rules of Construction
. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
17.3
Plan Governs
. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Grant Agreement, the terms and conditions of the Plan will prevail.
17.4
Forfeiture Events
.
(a) All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 17.4(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.

(b) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant that would constitute cause for termination of such Participant’s status as a Service Provider.
18.
Term of Plan
. Subject to Section 21, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the Effective Date. The Plan will continue in effect until terminated under Section 19, but (i) no Incentive Stock Options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3.2 relating to automatic share reserve increase will operate only until the tenth (10 th
) anniversary of the earlier of the Board or stockholder approval of the Plan.
19.
Amendment and Termination of the Plan
.
19.1
Amendment and Termination
. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason.
19.2
Stockholder Approval
. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.
19.3
Consent of Participants Generally Required
. Subject to Section 19.4 below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement authorized by the Administrator between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
19.4
Exceptions to Consent Requirement
.
(a) A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and
(b) Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
(c) in a manner specified by the Plan,
(d) to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422,
(e) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422,
(f) to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or
(g) to comply with other Applicable Laws.
20.
Conditions Upon Issuance of Shares
.

20.1
Legal Compliance
. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
20.2
Investment Representations
. As a condition to the exercise or vesting of an Award, the Company may require the person exercising such Award to represent and warrant during any such exercise or vesting that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
20.3
Failure to Accept Award
. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the first date the Shares subject to such Award are scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and such Shares subject to the Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.
21.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Annex K
SONDER HOLDINGS INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
1.
Purpose
. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “
423
 Component
”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “
Non-423
Component
”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Common Stock under the
Non-423
Component will be granted pursuant to rules, procedures, or
sub-plans
adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
2.
Definitions
.
2.1 “
Administrator
” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
2.2 “
Affiliate
” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
2.3 “
Applicable Laws
” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of the U.S. and any
non-U.S.
country or jurisdiction where options are, or will be, granted under the Plan.
2.4 “
Board
” means the Board of Directors of the Company.
2.5 “
Change in Control
” means the occurrence of any of the following events, unless specifically provided otherwise by the Administrator with respect to a particular Offering:
(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“
Person
”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month
period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2.5.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any applicable Treasury Regulations and formal, effective Internal Revenue Service guidance of either general applicability or direct applicability that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.6 “
Code
” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.7 “
Committee
” means a committee of the Board appointed in accordance with Section 14 hereof.
2.8 “
Common Stock
” means the common stock of the Company.
2.9 “
Company
” means Sonder Holdings Inc., a Delaware corporation, or any of its successors.
2.10 “
Compensation
” includes an Eligible Employee’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. For the avoidance of doubt, “Compensation” excludes any payments that an Eligible Employee receives from external sources, including government agencies or insurance carriers, such as disability insurance payments or paid family leave payments, during any leave of absence taken by an Eligible Employee. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
2.11 “
Contributions
” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
2.12 “
Designated Company
” means any Subsidiary or Affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the
Non-423
Component.
2.13 “
Director
” means a member of the Board.
2.14 “
Effective Date
” means the date of the consummation of the merger by and between the Company, Gores Metropoulos II, Inc., and certain other parties, pursuant to that certain Agreement and Plan of Merger dated April 29, 2021 (such merger, the “
Merger
”).
2.15 “
Eligible Employee
” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or the
Non-423
Component; provided, that, eligibility for the
Non-423
Component is limited to individuals not eligible for the 423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation
Section 1.423-2)
that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering under the 423 Component. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulation
Section 1.423-2(e)(2)(ii).
Such exclusions may be applied with respect to an Offering under the
Non-423
Component without regard to the limitations of Treasury Regulation
Section 1.423-2.
2.16 “
Employer
” means the employer of the applicable Eligible Employee(s).
2.17 “
Enrollment Date
” means the first Trading Day of an Offering Period.

2.18 “
Exchange Act
” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.19 “
Exercise Date
” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
2.20 “
Fair Market Value
” means, as of any date, the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in
The Wall Street Journal
or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-Trading
Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.
The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
2.21 “
Fiscal Year
” means a fiscal year of the Company.
2.22 “
New Exercise Date
” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
2.23 “
Offering
” means an offer under the Plan to Eligible Employees of a right to purchase shares of Common Stock that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation
Section 1.423-2(a)(1),
the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation
Section 1.423-2(a)(2)
and (a)(3).
2.24 “
Offering Periods
” means a period beginning on such date as may be determined by the Administrator in its discretion and ending on such Exercise Date as may be determined by the Administrator in its discretion, in each case on a uniform and nondiscriminatory basis. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.
2.25 “
Parent
” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
2.26 “
Participant
” means an Eligible Employee that participates in the Plan.
2.27 “
Plan
” means this Sonder Holdings Inc. 2021 Employee Stock Purchase Plan.
2.28 “
Purchase Period
” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, during an Offering Period that commences on the Offering Period’s Enrollment Date and ends on the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the Offering Period;
provided, however
, that, if no Purchase Period is designated by the Administrator for the applicable Offering, the Purchase Period for each corresponding Offering Period shall be the same as the applicable Offering Period.
2.29 “
Purchase Price
” means an amount not less than eighty-five percent (85%) of the Fair Market Value on the Enrollment Date or on the Exercise Date, whichever is lower;
provided however
, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20;
provided further,
that, if no purchase price is designated by the Administrator for the applicable Offering, the purchase price for the corresponding Offering Period shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Exercise Date, whichever is lower.
2.30 “
Section
 409A
” or “
Code Section
 409A
” means Code Section 409A and the applicable U.S. Treasury Regulations and formal, effective guidance of either general applicability or direct applicability thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.31 “
Subsidiary
” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
2.32 “
Trading Day
” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
2.33 “
U.S. Treasury Regulations
” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the Section of the Code under which such regulation was promulgated, any valid regulation or other official applicable guidance promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3.
Eligibility
.
3.1
Offering Periods
. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
3.2
Non-U.S.
Employees
. Eligible Employees who are citizens or residents of a
non-U.S.
jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the
Non-423
Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.
3.3
Limitations
. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in

Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.
Offering Periods
. Offering Periods will expire on the earliest to occur of (i) the completion of the purchase of shares of Common Stock on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase shares of Common Stock was granted, or (ii) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.
5.
Participation
. An Eligible Employee may participate in the Plan pursuant to Section 3.1 for an Offering Period by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.
6.
Contributions
.
6.1 At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date (provided that, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the next Purchase Period or Offering Period to occur following such Exercise Date). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof (or Participant’s participation is terminated as provided in Section 11 hereof).
6.2 In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof (or Participant’s participation is terminated as provided in Section 11 hereof).
6.3 All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
6.4 A Participant may discontinue his or her participation in the Plan as provided under Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.
6.5 Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6.4, a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 6.4 hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11).

6.6 Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code for Participants participating in the 423 Component; and/or (iii) the Participants are participating in the
Non-423
Component.
6.7 At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation
Section 1.423-2(f).
7.
Grant of Option
. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of whole shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a fixed number shares of Common Stock (subject to any adjustment pursuant to Section 19) in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date, and provided further that such purchase will be subject to the limitations set forth in Sections 3.3 and 13 and in the subscription agreement. The Eligible Employee may accept the grant of such option, with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period and/or Offering Period, as applicable. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 (or Participant’s participation is terminated as provided in Section 11). The option will expire on the last day of the Offering Period.
8.
Exercise of Option
.
8.1 Unless a Participant withdraws from the Plan as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11), his or her option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 10 (or the earlier termination of Participant’s participation as provided in Section 11). Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

8.2 If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9.
Delivery
. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or to a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.
10.
Withdrawal
.
10.1 A Participant may withdraw all, but not less than all, the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as
Exhibit B
), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls
in the Plan in accordance with the provisions of Section 5.
10.2 A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.
Termination of Employment
. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the

Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the
Non-423
Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code; further, no Participant shall be deemed to switch from an Offering under the
Non-423
Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.
12.
Interest
. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation
Section 1.423-2(f).
13.
Stock
.
13.1 Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be [___________] shares of Common Stock. The number of shares of Common Stock available for issuance under the Plan will automatically be increased on the first day of each Fiscal Year, beginning with the 2022 Fiscal Year and ending with the 2041 Fiscal Year equal to the least of (i) [___________] shares of Common Stock, (ii) one percent (1%) of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator.
13.2 Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
13.3 Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.
14.
Administration
. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates of the Company as participating in the 423 Component or
Non-423
Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans,
and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans
and appendices may take precedence over other provisions of this Plan, with the exception of Section 13.1 hereof, but unless otherwise superseded by the terms of such sub-plan
or appendix, the provisions of this Plan will govern the operation of such sub-plan
or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan
will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the
Non-423
Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section
 1.423-2(f),
the terms of an option granted under the Plan or an Offering to citizens or residents of a
non-U.S.
jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.
Designation of Beneficiary
.
15.1 If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
15.2 Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15.3 All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15.1 and 15.2 above, the Company and/or the Administrator may decide not to permit such designations by Participants in
non-U.S.
jurisdictions to the extent permitted by U.S. Treasury Regulation
Section 1.423-2(f).
16.
Transferability
. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.
Use of Funds
. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the
Non-423
Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
18.
Reports
. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.
Adjustments, Dissolution, Liquidation, Merger, or Change in Control
.
19.1
Adjustments
. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
19.2
Dissolution or Liquidation
. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 11 hereof).
19.3
Merger or Change in Control
. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 11 hereof).
20.
Amendment or Termination
.
20.1 The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
20.2 Without stockholder consent and without limiting Section 20.1, the Administrator will be entitled to change the Offering Periods and/or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed

Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
20.3 In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(b) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(c) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.
21.
Notices
. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.
Conditions Upon Issuance of Shares of Commons Stock
. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.
Code Section
 409A
. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent, Subsidiaries or Affiliates shall have no obligation or liability to reimburse, indemnify, or hold harmless a Participant or any other party for any taxes or costs that may be imposed on or incurred by a Participant or any other person as a result of Section 409A, including but not limited to if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with or exempt from Section 409A.
24.
Term of Plan
. The Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the Effective Date. It will continue in effect for a term of twenty (20) years from the Effective Date, unless sooner terminated under Section 20.
25.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.
Governing Law
. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law
provisions).
27.
No Right to Employment
. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
28.
Severability
. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
29.
Compliance with Applicable Laws
. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
30.
Automatic Transfer to Low Price Offering Period
. To the extent permitted by Applicable Laws, if the Fair Market Value on any Exercise Date in an Offering Period is lower than the Fair Market Value on the Enrollment Date of such Offering Period, then all Participants in such Offering Period automatically will be withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled
in the immediately following Offering Period as of the first day thereof.

EXHIBIT A
SONDER HOLDINGS INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date:
_____ Change in Payroll Deduction Rate
1. ____________________ (“
Employee
”) hereby elects to participate in the Sonder Holdings Inc. 2021 Employee Stock Purchase Plan (the “
Plan
”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.
2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation (from zero (0%) to fifteen percent (15%)); a decrease in rate may be to zero percent (0%)) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)
3. I understand that, subject to the terms and conditions of the Plan, I may not change the rate of my Contributions during an Offering Period.
4. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.
5. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
6. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of the Eligible Employee.
7. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares.
I hereby agree to notify the Company in writing within thirty (30)
 days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock
. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
8. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related
items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“
Tax-Related
Items
”), the ultimate liability for all
Tax-Related
Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any
Tax-Related
Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for
Tax-Related
Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for
Tax-Related
Items in more than one jurisdiction.
Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all
Tax-Related
Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all
Tax-Related
Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for
Tax-Related
Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
Finally, I agree to pay to the Company or the applicable Designated Company any amount of
Tax-Related
Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the
Tax-Related
Items.
9. By electing to participate in the Plan, I acknowledge, understand and agree that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;
(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;
(c) the grant of options under the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and shall not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);
(d) I am voluntarily participating in the Plan;
(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service
payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(i) no claim or entitlement to compensation or damages shall arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (
e.g.
, active employment would not include a period of “
garden leave
” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).
10. I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“
Data
”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated

Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.
11. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.
12. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan shall also be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).
14. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B
SONDER HOLDINGS INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
Any capitalized terms not specifically defined in this Notice of Withdrawal will have the meaning ascribed to them under the 2021 Employee Stock Purchase Plan (the “Plan”).
The undersigned Participant in the Offering Period of the Sonder Holdings Inc. 2021 Employee Stock Purchase Plan that began on ____________, ______ (the “
Offering Date
”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

Annex L
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II INFORMATION OF REGISTRATION STATEMENT
Item 20. Indemnification of Officers and Directors
Section 145 of the Delaware General Corporation Law (the “
DGCL
”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Current Company Certificate. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits.
See the accompanying Exhibit Index for the list of Exhibits beginning on page
II-4
of this registration statement, which list of Exhibits is incorporated herein by reference.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchasers:

(i)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated as of April 29, 2021, by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and Sonder Holdings Inc. (included as Annex A to the proxy statement/prospectus/consent solicitation statement and was previously included as Exhibit 2.1 to the Company’s current report on Form
8-K,
filed April 30, 2021)

3.1**	Form of proposed Amended and Restated Certificate of Incorporation of Gores Metropoulos II, Inc. (included as Annex B to the proxy statement/prospectus/consent solicitation statement)

3.2**	Form of proposed Amended and Restated Bylaws of Sonder Holdings Inc. (included as Annex C to the proxy statement/prospectus/consent solicitation statement)

5.1*	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities being registered

8.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, PC regarding certain U.S. tax matters

10.1**	Warrant Agreement, dated as of January 22, 2021, by and among Gores Metropoulos II, Inc., Computershare Inc., and Computershare Trust Company, N.A., as warrant agent (included as
Annex D
to the proxy statement/prospectus/consent solicitation statement and was previously included as Exhibit 4.1 to the Company’s current report on Form
8-K,
filed January 25, 2021)

10.2**	Form of Subscription Agreement (included as
Annex E
to the proxy statement/prospectus/consent solicitation statement and was previously included as Exhibit 10.1 to the Company’s current report on Form
8-K,
filed April 30, 2021)

10.3**	Form of Amended and Restated Registration Rights Agreement, by and among Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.), Gores Metropoulos Sponsor II, LLC, the Gores Holders and the Sonder Holders (included as
Annex F
to the proxy statement/prospectus/consent solicitation statement)

10.4**#	2021 Management Equity Incentive Plan (included as Annex I to the proxy statement/prospectus/consent solicitation statement)

10.5**#	2021 Equity Incentive Plan (included as Annex J to the proxy statement/prospectus/consent solicitation statement)

10.6**#	2021 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus/consent solicitation statement)

10.7†#	Key Executive Change in Control and Severance Plan and related forms of agreement

10.8**	Industrial Gross Lease for 101 15th Street (Sonder San Francisco HQ), dated as of March 22, 2018, by and between Thomas F. Murphy and Martina Murphy as settlors and trustees of the Murphy Trust UDT dated October 3, 2003, and Sonder USA Inc.

10.9**	First Amendment to Lease for 101 15th Street (Sonder San Francisco HQ), dated as of December 3, 2019, by and between Thomas F. Murphy and Martina Murphy as settlors and trustees of the Murphy Trust UDT dated October 3, 2003, and Sonder USA Inc.

10.10†#	Offer Letter from Sonder Holdings Inc. to Sanjay Banker, dated [ ], 2021.

10.11†#	Offer Letter from Sonder Holdings Inc. to Francis Davidson, dated [ ], 2021.

10.12†#	Offer Letter from Sonder Holdings Inc. to Satyen Pandya, dated [ ], 2021.

10.13**	Form of Voting and Support Agreement, dated April 29, 2021, by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and the stockholder party thereto (included as
Annex G
to the proxy statement/prospectus/consent solicitation statement and was previously included as Exhibit 10.2 to the Company’s current report on Form
8-K,
filed April 30, 2021)

Exhibit No.	Description

23.1*	Consent of KPMG LLP, independent registered accounting firm for Gores Metropoulos II, Inc.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Sonder Holdings Inc.

23.3*	Consent of Moelis & Company LLC, financial advisor for Gores Metropoulos II, Inc.

23.4**	Consent of Francis Davidson to be named as director

23.5**	Consent of Manon Brouillette to be named as director

23.6**	Consent of Nabeel Hyatt to be named as director

23.7**	Consent of Frits van Paasschen to be named as director

99.1*	Form of Proxy Card for Special Meeting

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith
**	Previously filed
†	To be filed upon amendment
#	Indicates management contract or compensatory plan or arrangement.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on August 19, 2021.

Gores Metropoulos II, Inc.

By:	*
Name:	Dean Metropoulos
Title:	Chairman of the Board of Directors
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

* Dean Metropoulos	Chairman	August 19, 2021

* Alec Gores	CEO (Principal Executive Officer)	August 19, 2021

* Andrew McBride	CFO and Secretary (Principal Financial and Accounting Officer)	August 19, 2021

* Randall Bort	Director	August 19, 2021

* Michael Cramer	Director	August 19, 2021

* Joseph Gatto	Director	August 19, 2021

*By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Attorney-in-Fact